As filed with the Securities and Exchange Commission on June 26, 2023.

No. 333-270504

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

AMENDMENT NO. 2

FORM F-4

_____________________________________

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

Next.e.GO B.V.

(Exact Name of Registrant as Specified in Its Charter)

_____________________________________

The Netherlands	3711	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Next.e.GO Mobile SE
Lilienthalstraße 1
52068 Aachen, Germany
Tel: +49 (241) 510 30 100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738 6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

Clemens Rechberger Sullivan & Cromwell LLP Neue Mainzer Straße 52 60311 Frankfurt, Germany +49 (69) 4272 5200	Joel L. Rubinstein Morgan Hollins White & Case LLP 1221 Avenue of the Americas New York NY 10020 (212) 819 8200	Daniel Nussen White & Case LLP 555 South Flower Street, Suite 2700 Los Angeles, CA 90071 (213) 620-7700

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Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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*         Upon the closing of the transaction referred to in the accompanying proxy statement/prospectus within this registration statement, the name of the Registrant is expected to change to Next.e.GO N.V.

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The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED            , 2023

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF

ATHENA CONSUMER ACQUISITION CORP.

and

PROSPECTUS FOR UP TO            ORDINARY SHARES,            WARRANTS
AND
ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS
OF

Next.e.GO B.V.

_____________________________________

On July 26, 2022, the board of directors of Athena Consumer Acquisition Corp., a Delaware corporation (“Athena” or the “Company”), unanimously approved the business combination agreement, dated as of July 28, 2022 (as amended by the first amendment to the business combination agreement, dated as of September 29, 2022, and as may be further, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Athena, Next.e.GO Mobile SE, a European company incorporated in Germany (“e.GO”), Next.e.GO B.V., a Dutch private limited liability company and a wholly-owned subsidiary of e.GO (“TopCo”), and Time is Now Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of TopCo (“Merger Sub”), pursuant to which, among other things and upon the terms and subject to the conditions thereof: (i) TopCo will issue to the holders of e.GO’s equity securities (the “e.GO Shareholders”) and convertible loan lenders of e.GO (the “Lenders”) an aggregate of up to 79,019,608 newly issued ordinary shares, nominal value €0.12 per share, of TopCo (the “TopCo Ordinary Shares”), inclusive of 30,000,000 shares which will be unvested and subject to an earn-out as described below (the “Earn-Out Shares”), in exchange for the contribution by the e.GO Shareholders of all of the paid up no-par value shares (Stückaktien) shares of e.GO to TopCo and the convertible loans held by the Lenders, assuming that all e.GO Shareholders and Lenders participate in the exchange; (ii) TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); (iii) Merger Sub will merge with and into Athena, with Athena as the surviving company in the merger (the “Surviving Company”) and, after giving effect to the merger, becoming a direct, wholly-owned subsidiary of TopCo; (iv) each share of Class A common stock par value $0.0001 of Athena (the “Athena Class A Common Stock”) will be converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (the “Surviving Company Common Stock” and such consideration the “Athena Class A Common Stock Merger Consideration”); (v) each issued and outstanding share of Class B common stock, par value $0.0001 per share, of Athena (the “Athena Class B Common Stock”, together with the Athena Class A Common Stock, the “Athena Common Stock”) will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock, calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing (as defined below) divided by $15,000,000 and multiplied by one-fifth and (b) one-fifth (such consideration the “Athena Class B Common Stock Merger Consideration”); (vi) immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be automatically exchanged for one TopCo Ordinary Share; and (vii) each outstanding warrant to purchase a share of Athena Class A Common Stock will be assumed by TopCo and will become a warrant to purchase a TopCo Ordinary Share on the same contractual terms and conditions as were in effect with respect to each warrant prior to closing of the transactions contemplated by the Business Combination Agreement (the “Business Combination”).

Prior to the closing of the Business Combination (the “Closing”), TopCo, Athena and the e.GO Shareholders will enter into an earn-out agreement pursuant to which, among other things, TopCo will issue or cause to be issued to the e.GO Shareholders the Earn-Out Shares at the Closing. The Earn-Out Shares will be divided into six equal 5,000,000 share tranches, with each tranche subject to immediate vesting and release of trading and voting restrictions if the trading price per TopCo Ordinary Share at any point during the trading hours of a trading day is greater than or equal to $12.50, $15.00, $20.00, $25.00, $30.00 and $35.00, respectively, for any 20 trading days within any period of 30 consecutive trading days during the five-year period following the Closing.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at a special meeting of Athena Stockholders (the “Special Meeting”) scheduled to be held virtually at            a.m., Eastern time, on            , 2023.

In connection with Athena’s initial public offering (the “IPO”), Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company (the “Athena Sponsor”), entered into a letter agreement pursuant to which it agreed to vote its shares of Athena Class B Common Stock purchased prior to the IPO (the “Sponsor Shares”) as well as any Athena Class A Common Stock purchased by the Athena Sponsor during or after the IPO, in favor of Athena’s initial business combination. Further, pursuant to the Sponsor Letter Agreement (as defined herein), the Athena Sponsor agreed to vote all voting equity securities owned by it in favor of the Business Combination Agreement, the Business Combination, and all other proposals being presented at the Special Meeting. As of the date hereof and as a result of redemptions in connection with the Extension Meeting (as defined herein), the Athena Sponsor owns approximately 81.6% of the total outstanding shares of Athena Common Stock. The approval of the proposals being presented at the Special Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Accordingly, the Athena Sponsor will be able to approve all of the proposals to be presented at the Special Meeting, including approval of the Business Combination Agreement and the Business Combination, even if no Athena Public Stockholders vote in favor of approving the Business Combination or any of the proposals to be presented at the Special Meeting.

Although TopCo is not currently a public reporting company in any jurisdiction, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, TopCo will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). TopCo intends to apply to list the TopCo Ordinary Shares and Public Warrants on the New York Stock Exchange (“NYSE”), under the proposed symbols “EGOX” and “EGOX WS”, respectively, in connection with the Business Combination.

TopCo will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

TopCo will be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, TopCo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, TopCo will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, NYSE rules allow foreign private issuers to follow home country practices in lieu of certain of NYSE’s corporate governance rules. As a result, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

This proxy statement/prospectus provides Athena Stockholders with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We encourage you to read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 49 of this proxy statement/prospectus.

The board of directors of Athena has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that the Athena Stockholders vote “FOR” all of the proposals presented to its stockholders.    When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of Athena’s directors and officers have interests in the Business Combination that may conflict with or be different from your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Athena’s Directors, Officers and Sponsor in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

None of the U.S. Securities and Exchange Commission, any state securities commission or the securities commission of any state or other jurisdiction has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus dated            , 2023 is first being mailed to Athena Stockholders on or about            , 2023.

Athena Consumer Acquisition Corp.
442 5th Avenue
New York, NY 10018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF ATHENA CONSUMER ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of Athena Consumer Acquisition Corp., a Delaware corporation (“Athena,” “we,” “us” or “our”), will be held at            a.m., Eastern time, on            , 2023, in virtual format. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

1.      Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the business combination agreement dated as of July 28, 2022 (as amended by the first amendment to the business combination agreement, dated as of September 29, 2022, and as may be further amended or restated from time to time, the “Business Combination Agreement”), by and among Athena, Next.e.GO Mobile SE, a European company incorporated in Germany (“e.GO”), Next.e.GO B.V., a Dutch private limited liability company and a wholly-owned subsidiary of e.GO (“TopCo”), and Time is Now Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of TopCo (“Merger Sub”) and the transactions contemplated thereby (the “Business Combination”), pursuant to which, among other things, (i) Merger Sub will merge with and into Athena, with Athena surviving and continuing as a direct, wholly-owned subsidiary of TopCo (the “Merger”), (ii) after giving effect to the Merger, each issued and outstanding share of Athena Common Stock (as defined herein) will be converted into a number of shares of Surviving Company Common Stock (as defined herein), and (iii) immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be automatically exchanged for one TopCo Share (as defined herein). We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

2.      Proposal No. 2 — The Class B Common Stock Conversion Proposal — to consider and vote upon a proposal to amend Athena’s amended and restated certificate of incorporation, dated October 19, 2021 (the “Existing Athena Charter”), such that each issued and outstanding share of Athena Class B Common Stock will, pursuant to the terms of the Business Combination Agreement, be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock, calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing (as defined herein) divided by $15,000,000 and multiplied by one-fifth and (b) one-fifth (such consideration the “Athena Class B Common Stock Merger Consideration”), and will not automatically convert on a one-for-one basis as contemplated by the second amended and restated certificate of incorporation of Athena (the “Existing Athena Charter”), as a result of which, and taking into account the total amount funded under the Bridge Financing, there will be 5% more shares of Surviving Company Common Stock issued to the holders of Athena Class B Common Stock in connection with the Business Combination (the “Final Conversion Ratio”) and that the Class B Common Stock Conversion Proposal is approved and adopted;

3.      Proposal No. 3 — The Advisory Charter Proposals — to consider and vote upon three sub-proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the proposed TopCo Articles of Association, which are being presented separately in accordance with the SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions (the “Advisory Charter Proposals”):

A.     Proposal No.3A:    A proposal to increase the total number of authorized shares to            shares, with each share of a nominal value of            ;

B.      Proposal No.3B:    A proposal to provide flexibility with respect to future share issuances and provide that the TopCo General Meeting may authorize a designated corporate body of TopCo to issue ordinary shares for up to five years;

C.     Proposal No.3C:    A proposal to require supermajority voting for director removal and board nomination;

4.      Proposal No. 4 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedents set forth in the Business Combination Agreement or we determine that one or more of the conditions to Closing under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal”).

These items of business are more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Athena Class A Common Stock and Athena Class B Common Stock at the close of business on            , 2023, the record date, are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. Pursuant to the Existing Athena Charter, the holders of Athena Class A Common Stock and the holders of Athena Class B Common Stock will vote together as a single class with respect to these items of business.

In connection with the Business Combination, certain related agreements have been or will be entered into prior to the Closing, including the Shareholder Undertaking, the Lender Undertaking, the Shareholder Lock-Up Agreement, the Sponsor Letter Agreement, Amended and Restated Registration Rights Agreement, and the Warrant Assumption Agreements (each as defined in the accompanying proxy statement/prospectus). See “Related Agreements” in the accompanying proxy statement/prospectus for more information.

After careful consideration, the Athena Board has unanimously determined that the Business Combination Proposal, the Class B Common Stock Conversion Proposal, the Advisory Charter Proposals and the Adjournment Proposal are advisable and fair to and in the best interest of Athena and its stockholders and recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Class B Common Stock Conversion Proposal, “FOR” each of the Advisory Charter Proposals and, if presented, “FOR” the Adjournment Proposal.

When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of Athena’s directors and officers have interests in the Business Combination that may conflict with or be different from your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Athena’s Directors, Officers and Sponsor in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The Business Combination is conditioned on the approval of the Business Combination Proposal and the Class B Common Stock Conversion Proposal at the Special Meeting. If the Business Combination Proposal or the Class B Common Stock Conversion Proposal are not approved by Athena Stockholders in accordance with Athena’s governing documents, the Business Combination will not be consummated. The Business Combination is not conditioned upon the approval of the Advisory Charter Proposals or the Adjournment Proposal and none of the Advisory Charter Proposals or the Adjournment Proposal is conditioned on the approval of the other proposals.

In connection with Athena’s initial public offering (the “IPO”), Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company (the “Athena Sponsor”), entered into a letter agreement pursuant to which it agreed to vote its shares of Class B common stock, par value $0.0001 per share, of Athena (the “Athena Class B Common Stock”) purchased prior to the IPO (the “Sponsor Shares”) as well as any shares of Class A common stock, par value $0.0001 per share, of Athena (the “Athena Class A Common Stock”) purchased by the Athena Sponsor during or after the IPO, in favor of Athena’s initial business combination. Further, pursuant to the Sponsor Letter Agreement (as defined herein), the Athena Sponsor agreed to vote all voting equity securities owned by it in favor of the Business Combination Agreement, the Business Combination, and all other proposals being presented at the Special Meeting. As of the date hereof and as a result of redemptions in connection with the Extension Meeting

(as defined herein), the Athena Sponsor owns approximately 81.6% of the total outstanding shares of Athena Common Stock. The approval of the proposals being presented at the Special Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Accordingly, the Athena Sponsor will be able to approve all of the proposals to be presented at the Special Meeting, including approval of the Business Combination Agreement and the Business Combination, even if no Athena Public Stockholders vote in favor of approving the Business Combination or any of the proposals to be presented at the Special Meeting.

Pursuant to the Existing Athena Charter, a holder of Public Shares (an “Athena Public Stockholder”) may request that Athena redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. There will be no redemption rights upon the completion of the Business Combination, with respect to Athena Warrants or the Sponsor Shares. Assuming the Business Combination is consummated, Athena Public Stockholders will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) hold Public Shares through Athena Units and you elect to separate your Athena Units into the underlying Public Shares and the public warrants, which enable holders to acquire Public Shares at an initial exercise price of $11.50 per share (the “Public Warrants”), prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to 5.00 p.m., Eastern time, on            , 2023 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, Athena’s transfer agent (the “Transfer Agent”), that Athena redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of Athena Units must elect to separate the underlying Public Shares and Athena Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Athena Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Athena Units into the underlying Public Shares and Athena Public Warrants, or if a holder holds Athena Units registered in its own name, the holder must contact the Transfer Agent, directly and instruct it to do so. Athena Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal, do not vote at all, or are not holders on the record date. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If the Business Combination is consummated and an Athena Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its shares to the Transfer Agent, we will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding Public Shares. For illustrative purposes, as of             , 2023, the record date, this would have amounted to approximately $            per Public Share. Prior to exercising redemption rights, Athena Public Stockholders should verify the market price of the Athena Class A Common Stock as they may receive higher proceeds from the sale of their Athena Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Athena cannot assure our stockholders that they will be able to sell their Athena Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares. If an Athena Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is 5.00 p.m., Eastern time, on            , 2023 (two business days prior to the scheduled date of the Special Meeting), and, thereafter, with our consent, until the Closing. If a holder of Public Shares delivers its Public Shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Athena instruct the Transfer Agent to return the shares (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. See “Special Meeting of Athena Stockholders — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Athena Public Stockholder or any other person with whom such Athena Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO without Athena’s prior consent. Accordingly, if an Athena Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in Athena’s IPO, then any such shares in excess of that 15% limit would not be redeemed for cash without Athena’s prior consent.

All Athena Stockholders are cordially invited to attend the Special Meeting virtually. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Athena Class A Common Stock or Athena Class B Common Stock, you may also cast your vote virtually at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, you must obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on the Business Combination Proposal, the Class B Common Stock Conversion Proposal, the Advisory Charter Proposals or the Adjournment Proposal. Abstentions will be counted as present for purposes of establishing a quorum for the Special Meeting; Broker Non-Votes (as defined in the accompanying proxy statement/prospectus) will not.

A complete list of the Athena Stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of Athena for inspection by Athena Stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination is conditioned on the approval of the Business Combination Proposal and Class B Common Stock Conversion Proposal at the Special Meeting. Each of the proposals is more fully described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.

If you have any questions or need assistance voting your common stock, please contact Morrow Sodali, Athena’s proxy solicitor, by calling toll free 800-662-5200 (or banks and brokers can call 203-658-9400), or by emailing ACAQ.info@investor.morrowsodali.com. The proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/athenaconsumerspac/2023.

Thank you for your participation. We look forward to your continued support.

The accompanying proxy statement/prospectus is dated            , 2023, and is first being mailed to Athena stockholders on or about            , 2023.

By Order of the Board of Directors

Isabelle Freidheim, Chairperson , 2023

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES OF ATHENA COMMON STOCK WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. ATHENA PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR AT ALL OR TO BE A HOLDER OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST (1) IF THEY HOLD ATHENA CLASS A COMMON STOCK THROUGH ATHENA UNITS, ELECT TO SEPARATE THEIR ATHENA UNITS INTO THE UNDERLYING SHARES OF CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING REDEMPTION RIGHTS, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY,

ATHENA’S TRANSFER AGENT, THAT THEIR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, ATHENA’S TRANSFER AGENT, NO LATER THAN 5.00 P.M., EASTERN TIME, ON            , 2023 (TWO (2) BUSINESS DAYS PRIOR TO THE SCHEDULED DATE OF THE SPECIAL MEETING). YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF ATHENA STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on            , 2023: Athena’s proxy statement/prospectus is available at https://            .

i

ANNEXES

____________

*        To be filed by amendment.

ii

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning Athena, without charge, by written request to 442 5th Avenue, New York, NY 10018.

In order for Athena Stockholders to receive timely delivery of the documents in advance of the Special Meeting to be held on            , 2023, you must request the information no later than            , 2023, five business days prior to the date of the Special Meeting.

ABOUT THIS PROXY STATEMENT

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by TopCo (File No. 333-            ), constitutes a prospectus of TopCo under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the TopCo securities to be issued to Athena Stockholders and e.GO equity holders, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Special Meeting at which Athena Stockholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination by the approval and adoption of the Business Combination Proposal, among other matters.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•        “$” and “U.S. dollar” each refer to the United States dollar;

•        “€” and “Euro” each refer to the Euro.

The exchange rate used for conversion between U.S. dollars and Euros is based on the Euro foreign exchange reference rate published by the European Central Bank.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

e.GO’s audited financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and referred to in this proxy statement/prospectus as “IFRS.” IFRS differs in certain material respects from U.S. generally accepted accounting principles (“U.S. GAAP”) and, as such, e.GO’s financial statements are not comparable to the financial statements of U.S. companies prepared in accordance with U.S. GAAP.

This proxy statement/prospectus contains non-IFRS measures that are not required by, or presented in accordance with, IFRS. e.GO presents non-IFRS measures because they are used by e.GO’s management in monitoring e.GO’s business and because e.GO believes that they and similar measures are frequently used by securities analysts, investors and other interested parties in evaluating companies in its industry.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

The e.GO logo and other trademarks or service marks of e.GO appearing in this prospectus are the property of e.GO. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend to use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The Athena logo and other trademarks or service marks of Athena appearing in this prospectus are the property of Athena. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that Athena will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to Athena’s knowledge, the property of their respective owners. Athena does not intend to use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus contains:

•        the audited consolidated financial statements of e.GO as of and for the fiscal years ended December 31, 2022 and December 31, 2021, each prepared in accordance with IFRS as issued by the IASB;

•        the audited financial statements of Athena for the fiscal years ended December 31, 2022 and December 31, 2021, each prepared in accordance with U.S. GAAP;

•        the unaudited interim condensed consolidated financial statements of Athena as of and for the three months ended March 31, 2023;

•        the unaudited pro forma condensed combined statement of operations of TopCo for the fiscal year ended December 31, 2022, and the unaudited pro forma condensed combined balance sheet as of December 31, 2022 prepared in accordance with Article 11 of Regulation S-X.

Unless indicated otherwise, financial data presented in this document has been taken from the audited consolidated financial statements of Athena included in this document, and the audited consolidated financial statements of e.GO included in this document. Where information is identified as “unaudited,” it has not been subject to an audit.

Cautionary Note Regarding Forward-looking Statements

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide Athena’s, e.GO’s and TopCo’s current expectations or forecasts of future events. Forward-looking statements include statements about Athena’s, e.GO’s and TopCo’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding TopCo’s disclosure concerning e.GO’s operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections entitled “e.GO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Athena’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business of Athena and Certain Information About Athena” and “Business of e.GO and Certain Information About e.GO.” The risks and uncertainties include, but are not limited to:

•        changes in domestic and foreign business, market, financial, political and legal conditions;

•        the inability of the parties to successfully or timely consummate the proposed Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed Business Combination or that the approval of the stockholders of Athena or e.GO is not obtained;

•        failure to realize the anticipated benefits of the proposed Business Combination;

•        risks relating to the uncertainty of the projected financial information with respect to e.GO;

•        the outcome of any legal proceedings that may be instituted against Athena and/or e.GO following the announcement of the Business Combination;

•        future global, regional or local economic and market conditions;

•        the development, effects and enforcement of laws and regulations;

•        e.GO’s ability to grow and achieve its business objectives;

•        the effects of competition on e.GO’s future business;

•        the amount of redemption requests made by Athena Public Stockholders;

•        the ability of Athena or the combined company to issue equity or equity-linked securities in the future;

•        the ability of e.GO and Athena to raise interim financing in connection with the Business Combination, including to secure an e.GO IP Note;

•        the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries;

•        the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation;

•        costs related to the Business Combination;

•        the impact of the global COVID-19 pandemic; and

•        those factors discussed below under the heading “Risk Factors” and in the documents filed, or to be filed, by Athena and TopCo with the SEC.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. None of Athena, e.GO nor TopCo undertake any obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks TopCo describes in the reports it will file from time to time with the SEC after the date of this proxy statement/prospectus.

In addition, statements that “Athena believes,” “e.GO believes” or “TopCo believes” (as applicable) and similar statements reflect Athena’s, e.GO’s or TopCo’s (as applicable) beliefs and opinions on the relevant subject. These statements are based on information available to Athena, e.GO and TopCo (as applicable) as of the date of this proxy statement/prospectus. While Athena, e.GO and TopCo (as applicable) each believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. None of Athena’s, e.GO’s nor TopCo’s (as applicable) statements should be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although Athena, e.GO and TopCo (as applicable) each believe the expectations reflected in the forward-looking statements were reasonable at the time made, none of Athena, e.GO nor TopCo (as applicable) can guarantee future results, level of activity, performance or achievements. Moreover, none of Athena, e.GO, TopCo nor any other person or entity assumes responsibility for the accuracy or completeness of any of these forward-looking statements, nor does any of Athena, e.GO or TopCo assume any obligation to update forward-looking statements set forth in this proxy statement/prospectus. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by Athena, e.GO or TopCo (in each case, as applicable) or persons acting on its behalf.

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

Unless otherwise stated or unless the context otherwise requires, the term “Company” refers to Next e.GO Mobile SE, a company organized under the laws of Germany; the term “Athena” refers to Athena Consumer Acquisition Corp., a Delaware corporation; the term “TopCo” refers to Next.e.GO B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and a wholly-owned subsidiary of e.GO.

In addition, in this proxy statement/prospectus:

“80% Test” means a requirement under the Existing Athena Charter that Athena’s initial business combination must be comprised of one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time Athena signs a definitive agreement in connection with its initial business combination.

“Adjournment Proposal” means the proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent set forth in the Business Combination Agreement or if one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived.

“Advisory Charter Proposals” mean the proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the proposed TopCo Articles of Association.

“Amended and Restated Registration Rights Agreement” means that certain amended and restated registration rights agreement to be entered into by and among TopCo, Athena, the Athena Sponsor, certain former shareholders of e.GO and certain lenders under the Convertible Loan Agreements, which shall be effective as of the Closing of the Business Combination and which shall be substantially in the form attached hereto as Annex H.

“Ancillary Documents” means, collectively, the Sponsor Letter Agreement, the Amended and Restated Registration Rights Agreement, the Shareholders’ Undertakings, the Lenders’ Undertakings, the Earn-out Agreement, the Warrant Assumption Agreements, and the Shareholder Lock-Up Agreements.

“Athena” means Athena Consumer Acquisition Corp., a Delaware corporation.

“Athena Board” means the board of directors of Athena.

“Athena Breach Termination Event” means if Athena fails to comply in all material respects with any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to Closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods.

“Athena Class A Common Stock” means the Class A common stock par value $0.0001 per share, of Athena.

“Athena Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Athena.

“Athena Common Stock” means collectively the shares of Athena Class A Common Stock and Athena Class B Common Stock.

“Athena Public Stockholders” means the holders of Public Shares, including the Athena Sponsor and the directors and officers of Athena to the extent they hold Public Shares, provided, that the Athena Sponsor or any of the directors and officers of Athena will be considered a “Public Stockholder” only with respect to any Public Shares held by them.

“Athena Public Warrants” means warrants to acquire Athena Class A Common Stock, issued as part of the Athena Units, at an initial exercise price of $11.50 per share.

“Athena Sponsor” or “Sponsor” means Athena Consumer Acquisition Sponsor, LLC, a Delaware limited liability company.

“Athena Stockholder” means a holder of Athena Common Stock.

“Athena’s Transaction Expenses” means the fees and expenses incurred by or on behalf of Athena in connection with the preparation, negotiation and execution of the Business Combination Agreement and the other Transaction Agreements and the consummation of the Business Combination (i) the fees and disbursements of outside counsel to Athena (including its direct and indirect equity holders), (ii) the fees and expenses of accountants to Athena, (iii) the fees and expenses of the consultants and other advisors to Athena, (iv) the fees and disbursements of bona fide third-party investment bankers and financial and capital markets advisors to Athena, (v) the Deferred Discount (as defined in the Trust Agreement), (vi) loans from the Athena Sponsor or affiliates of the Athena Sponsor or certain of Company’s officers and directors and (vii) any premiums, fees, disbursements, costs or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of Athena.

“Athena Units” means the equity securities of Athena issued in the IPO, each consisting of one (1) share of Athena Class A Common Stock and one-half of one (0.5) Public Warrant.

“Athena Warrant” means a warrant to purchase one share of Athena Class A Common Stock at the price of $11.50 per share, in accordance with the terms of the Warrant Agreements, and includes Public Warrants and Private Placement Warrants.

“Bridge Financing” means the credit agreement dated September 29, 2022 and as amended on October 17, 2022, between e.GO, Brucke Funding LLC and certain lenders thereto, and Brucke Agent LLC as administrative and collateral agent and the financing provided thereunder.

“Broker Non-Vote” means the failure of an Athena Stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means all of the transactions contemplated by the Business Combination Agreement and the other transaction documents, including (i) the Merger; (ii) the Exchange and (iii) the Conversion. For accounting and financial reporting purposes, the Exchange will be accounted for as a recapitalization under IFRS, while the other transactions will be accounted for based on IFRS 2 (Share-based Payment).

“Business Combination Agreement” means that certain business combination agreement, dated as of July 28, 2022, by and among Athena, e.GO, TopCo, and Merger Sub, which is attached hereto as Annex A-1, as such agreement may be amended or otherwise modified from time to time in accordance with its terms, including as amended by the First Amendment to Business Combination Agreement dated September 29, 2022 which is attached hereto as Annex A-2.

“Business Combination Proposal” means the proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination.

“Change in Legal Form of TopCo” means the transactions whereby TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public company (naamloze vennootschap).

“Class B Common Stock Conversion Proposal” means the proposal to consider and vote to amend the Existing Athena Charter, such that each issued and outstanding share of Athena Class B Common Stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock, calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing divided by $15,000,000 and multiplied by one-fifth and (b) one-fifth, and will not automatically convert on a one-for-one basis as contemplated by the Existing Athena Charter.

“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

“Closing Date” means the date on which the Closing shall occur.

“Company” means e.GO, unless the context requires otherwise.

“Conversion” means the conversion of the entire loan amount granted to e.GO under the Convertible Loan Agreements plus accrued interest thereunder into (a) e.GO Common Stock or (b) TopCo Shares by way of an issuance of TopCo Shares, including the relevant Earn-Out Shares, through the execution of a Dutch notarial deed of issuance against contribution in kind of all the claims arising from the Convertible Loan Agreements as contemplated by the Lender Undertaking. Fractional interests may be settled in cash.

“Convertible Loan Agreements” means the convertible loan agreements in the total nominal amount of €40,935,000 between the Company and certain lenders.

“COVID-19” means a strain of the coronavirus and the infectious disease caused by it.

“DCGC” means the Dutch Corporate Governance Code, as amended from time to time.

“DGCL” means the Delaware General Corporation Law, as amended.

“DTC” means The Depository Trust Company.

“Earn-out Agreement” means that certain Earn-out Agreement, to be agreed amongst the parties to the Business Combination Agreement prior to the Closing, form of which is attached hereto as Annex K.

“e.GO” means Next.e.GO Mobile SE, a European company organized under German and European law.

“e.GO Common Stock” means 144,879 paid up registered share with restricted transferability (vinkulierte Namensaktien) of e.GO in the nominal amount of €1.00 per share as of July 28, 2022; provided that, if the Conversion is effected through conversion into shares of e.GO, the term e.GO Common Stock shall also include such shares of e.GO that will be issued as a result of the Conversion.

“e.GO Group” means e.GO together with its consolidated subsidiaries.

“e.GO Shareholder” means any holder of e.GO Shares.

“e.GO Shares” means ordinary shares of e.GO.

“Effective Time” means the effective time of the Business Combination pursuant to the Business Combination Agreement and the DGCL.

“Exchange” means the exchange for the contribution by the Participating Shareholders, pursuant to the Shareholders’ Undertakings and the Lenders’ Undertakings, as the case may be, of all of the paid up shares in e.GO to TopCo and the claims under the Convertible Loan Agreements, as the case may be, deemed to have an aggregate value of $500 million under the Business Combination Agreement, in exchange for TopCo Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company (or another entity selected by Athena and reasonably satisfactory to Merger Sub to act as exchange agent in connection with the Business Combination).

“Existing Athena Charter” means Athena’s second amended and restated certificate of incorporation, dated December 21, 2022.

“Gross Closing Proceeds” means the funds contained in the Trust Account maintained by Athena, together with the cash on Athena’s balance sheet and the aggregate amount of gross proceeds from any subscription or investment agreement entered into by Merger Sub, TopCo or Athena between the date of the Business Combination Agreement and Closing, after giving effect to the Redemptions, but before giving effect to the payment of Athena’s Transaction Expenses.

“Interim Financing” means up to $50 million in proceeds that may be obtained by e.GO in a private financing prior to the Closing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP Note” means the promissory note that may be issued by e.GO to a third-party lender to be secured by certain liens on certain of the intellectual property of e.GO and the terms of which e.GO is currently negotiating and for which e.GO has already entered into corresponding term sheets with an envisaged funding in June 2023.

“IPO” means Athena’s initial public offering, consummated on October 22, 2021 of 23,000,000 Athena Units (including 3,000,000 Athena Units sold pursuant to the underwriters’ exercise in full of their over-allotment option) at $10.00 per Athena Unit, with each Athena Unit consisting of one share of Athena Class A Common Stock and one-half of one Athena Public Warrant.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Lenders’ Undertakings” means, collectively, the irrevocable lenders’ undertakings certain lenders of e.GO entered into concurrently with, or following, the execution of the Business Combination Agreement.

“Liquidation Date” means the date by which Athena will have to complete its initial business combination. The Existing Athena Charter provides that Athena originally has 15 months from the closing of IPO, or January 22, 2023, to complete its initial business combination and that Athena has the right, without a stockholder vote, to extend the Liquidation Date up to six times for an additional one month each time from January 22, 2023 to up to July 22, 2023 (the date which is 21 months from the closing date of the IPO). As of the date of this prospectus/proxy statement, the Athena Board has determined to extend the Liquidation six times, each for one additional month, and thus Athena currently has until July 22, 2023, which is 21 months from the closing of IPO to complete its initial business combination.

“Merger” means the merger of Merger Sub with and into Athena, with Athena being the surviving company.

“Merger Sub” means Time is Now Merger Sub, Inc., a Delaware corporation.

“Minimum Cash Condition” is a closing condition set forth in the Business Combination Agreement that provides that Merger Sub will not be required to consummate the Business Combination if the Gross Closing Proceeds do not equal or exceed the sum of Athena’s and e.GO’s transaction expenses with respect to the Transactions (as further described and defined in the Business Combination Agreement). The Minimum Cash Condition may be waived by e.GO in its sole discretion.

“Morrow Sodali” means Morrow Sodali LLC, proxy solicitor to Athena in connection with the Special Meeting.

“No Redemptions Scenario” means the hypothetical scenario in which no Athena Public Stockholder elects to have its Public Shares redeemed in connection with the Business Combination.

“NYSE” means the New York Stock Exchange.

“NYSE American” means the NYSE American LLC.

“Participating Shareholders” means each of the shareholders of e.GO that duly executed and delivered a Shareholders’ Undertaking agreeing to participate in the transaction prior to the Closing, and, provided that the Conversion is effected through conversion into shares of e.GO, after the Conversion, any lender who duly executed and delivered a Lenders’ Undertaking.

“Pre-Closing e.GO Shareholders” means all of the shareholders of e.GO prior to the Closing and the persons who will become shareholders of e.GO following the roll-up and the Conversion, provided that the Conversion is effected through conversion into shares of e.GO (each of which will receive TopCo Shares in the Exchange at Closing).

“Private Placement Shares” means the shares of Athena Class A Common Stock in the Private Placement Units.

“Private Placement Units” means the equity securities of Athena issued in a private sale to the Athena Sponsor simultaneously with the consummation of the IPO, each consisting of one (1) share of Athena Class A Common Stock and one-half of one (0.5) Private Placement Warrant.

“Private Placement Warrants” means the Sponsor Warrants.

“Private Warrant Agreement” means the amended and restated private warrant agreement, dated as of March 24, 2022, between Athena and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”).

“Private Warrant Assumption Agreement” means the private warrant assignment, assumption and amendment agreement relating to the Private Warrant Agreement, to be entered into between Athena, TopCo, and the Warrant Agent, which shall be effective as of the closing of the Business Combination and which shall be substantively in the form attached hereto as Annex J.

“Public Shares” means the shares of Athena Class A Common Stock in the Athena Units issued in the IPO.

“Public Warrant Agreement” means the amended and restated public warrant agreement, dated as of March 24, 2022, between Athena and the Warrant Agent.

“Public Warrant Assumption Agreement” means the public warrant assignment, assumption and amendment agreement relating to the Warrant Agreement, to be entered into between Athena, TopCo, and the Warrant Agent, which shall be effective as of the Closing of the Business Combination and which shall be substantially in the form attached hereto as Annex I.

“Required Company Shareholders’ Consent” means the approval of the termination of the Series C Shareholders’ Agreement dated August 12, 2021 by and between, among others, the Company and certain investors.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders’ Undertakings” means, collectively, the irrevocable shareholders’ undertakings the Pre-Closing e.GO Shareholders entered into concurrently with, or following, the execution of the Business Combination Agreement.

“Special Meeting” means the special meeting of Athena Stockholders that is the subject of this proxy statement/prospectus, to be held virtually on            , 2023, at            a.m., Eastern time, accessible at            , or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

“Sponsor Letter Agreement” means the letter agreement, dated as of July 28, 2022, by and between the Athena Sponsor, TopCo, Athena, the Company and certain of Athena’s executive officers and directors (the “Athena Insiders”) attached hereto as Annex F-1, as amended by the First Amendment to Sponsor Letter Agreement dated September 29, 2022, which is attached hereto as Annex F-2.

“Sponsor Shares” means the shares of Athena Class B Common Stock sold by Athena to the Athena Sponsor in a private placement on October 19, 2021, in consideration for the Athena Sponsor paying certain offering and formation costs on behalf of Athena with a value of $25,000 (including, for the avoidance of doubt, after giving effect to the stock split of such shares of Athena Class B Common Stock effected on September 23, 2021).

“Sponsor Warrants” means Athena Warrants sold to the Athena Sponsor in a private placement simultaneously with the consummation of the IPO, at a price of $1.00 per Sponsor Warrant.

“TopCo” means Next.e.GO B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will, in connection with the consummation of the Business Combination, be converted into a Dutch public company (naamloze vennootschap) and will change its name to Next.e.GO N.V., and, unless the context otherwise requires, includes its consolidated subsidiaries for periods following the Business Combination.

“TopCo Articles of Association” means the articles of association of TopCo, to be effective at the time of consummation of the Business Combination, an English translation of which is attached hereto as Annex C.

“TopCo Board” means the board of directors of TopCo.

“TopCo Director” means a TopCo Executive Director or a TopCo Non-Executive Director.

“TopCo Executive Director” means an executive member of the TopCo Board.

“TopCo General Meeting” means an ordinary or extraordinary meeting of TopCo’s shareholders.

“TopCo Non-Executive Director” means a non-executive member of the TopCo Board.

“TopCo Shares” means the ordinary shares, nominal value of €0.12 per share, of TopCo.

“TopCo Warrants” means warrants to acquire TopCo Shares on substantially equivalent terms and conditions as the Athena Warrants.

“Transaction Agreements” means the Business Combination Agreement, the Shareholder Lock-Up Agreements, the Sponsor Letter Agreement, the warrant assignment, assumption and amendment agreements, the Amended and Restated Registration Rights Agreement, the Intellectual Property Security Agreement, the TopCo Amended and Restated Articles of Association, the Dutch Deeds of Issue, the German Transfer Deed and all the agreements, documents, and certificates entered into in connection with the Business Combination Agreement and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by the Business Combination Agreement and other transaction documents, including the Business Combination and transactions as conditions precedent to the Business Combination.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of Athena that holds the proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Units.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 19, 2021, by and between the Company, and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” means Continental Stock Transfer & Trust Company.

“Unaudited Pro Forma Condensed Combined Financial Information” means the pro forma condensed combined financial information, consisting of unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2022, an unaudited pro forma condensed combined balance sheet as of December 31, 2022 and pro forma notes, each of which was prepared for purposes of this proxy statement/prospectus.

“U.S.” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S. Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Warrant Agreements” mean the Public Warrant Agreement and the Private Warrant Agreement.

“Warrant Assumption Agreements” mean the Private Warrant Assumption Agreement and the Public Warrant Assumption Agreement.

“Wolff Option” means the option of Andrew E. Wolff, an investor of e.GO, to further invest and subscribe to new securities issued by e.GO pursuant to a shareholder agreement with e.GO, as set forth in the Business Combination Agreement.

“we”, “us”, “our” or “ourselves” means e.GO, together with its subsidiaries prior to the consummation of the Business Combination, unless the context requires otherwise.

Unless otherwise specified, all share calculations assume: (i) no exercise of redemption rights by Athena Public Stockholders; (ii) prior to the consummation of the Business Combination, no inclusion of the 11,500,000 shares of Athena Class A Common Stock issuable upon the exercise of 11,500,000 Athena Public Warrants, or the 530,000 shares of Athena Class A Common Stock issuable upon the exercise of 530,000 Private Placement Warrants of Athena; (iii) after the consummation of the Business Combination, no inclusion of the 12,030,000 TopCo Shares issuable upon the exercise of 12,030,000 TopCo Warrants; (iv) Participating Shareholders represent 100% of the issued and outstanding shares of e.GO; and (v) the Wolff Option as set forth in the Business Combination Agreement has been waived.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE SPECIAL MEETING

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Athena Stockholders. Athena Stockholders should read this proxy statement/prospectus, including the annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Special Meeting.

Q.     Why am I receiving this proxy statement/prospectus?

A.     Athena has agreed to complete the Business Combination with e.GO, TopCo and Merger Sub under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. Athena is asking its stockholders to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for the Business Combination and the other transactions contemplated by the Business Combination Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Additionally, Athena must provide all Athena Public Stockholders with the opportunity to have their Public Shares redeemed in connection with its initial business combination. Holders who wish to exercise their redemption rights must, prior to 5.00 p.m., Eastern Time, on            , 2023 (two business days prior to the scheduled date of the Special Meeting): (i) elect to separate their Athena Units into the underlying Public Shares and Athena Public Warrants, (ii) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that Athena redeem their Public Shares for cash, and (iii) deliver their Public Shares to the Transfer Agent physically or electronically using the DTC’s Deposit and Withdrawal at Custodian (DWAC) system.

This proxy statement/prospectus and its annexes (including the copies of the Business Combination Agreement and its amendments attached to this proxy statement/prospectus as Annex A-1 and Annex A-2) contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. The vote of Athena Stockholders is important. Athena Stockholders are urged to submit their proxies as soon as possible after reading this proxy statement/prospectus and its annexes carefully and in their entirety.

Q.     What is being voted on at the Special Meeting?

A.     Athena is asking its stockholders to consider and vote upon a proposal to approve the Business Combination Agreement and the transactions contemplated thereby, including, without limitation, the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Athena is asking its stockholders to consider and vote upon a proposal to amend the Existing Athena Charter such that each issued and outstanding share of Athena Class B Common Stock will, pursuant to the terms of the Business Combination Agreement, be automatically cancelled and extinguished and converted into the Athena Class B Common Stock Merger Consideration, and will not automatically convert on a one-for-one basis as contemplated by the Existing Athena Charter, as a result of which there will be 5% more shares of Surviving Company Common Stock issued to the holders of Athena Class B Common Stock in connection with the Business Combination, based on the Final Conversion Ratio and that the Class B Common Stock Conversion Proposal is approved and adopted. See the section entitled “Proposal No. 2 — The Class B Common Stock Conversion Proposal.”

Athena is asking its stockholders to consider and vote upon a proposal to approve and adopt, on a non-binding advisory basis, certain governance provisions in the TopCo Proposed Articles, which are being presented separately in accordance with the SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as three sub-proposals. Please see the section entitled “Proposal No. 3 — The Advisory Charter Proposals.”

Athena Stockholders may also be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date, if determined necessary by Athena to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the Business Combination Proposal or to provide additional time for Athena to continue to attempt to satisfy the conditions to consummation of the Business Combination. See the section entitled “Proposal No. 4 — The Adjournment Proposal.”

Athena will hold the Special Meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. Athena Stockholders should read them carefully and in their entirety.

The vote of Athena Stockholders is important. Athena Stockholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.     Why is Athena providing Athena Stockholders with the opportunity to vote on the Business Combination?

A.      Under the Existing Athena Charter, Athena must provide all Athena Stockholders with the opportunity to have their Public Shares redeemed upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction of a stockholder vote. For business and other reasons, Athena has elected to provide Athena Stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Athena is seeking to obtain the approval of Athena Stockholders of the Business Combination Proposal in order to allow Athena Stockholders to effectuate redemptions of their public shares in connection with the Closing. The adoption of the Business Combination Agreement is required under Delaware law and the approval of the Business Combination is required under the Existing Athena Charter. In addition, such approval is also a condition to the Closing under the Business Combination Agreement.

Q.     What will happen to Athena’s securities upon consummation of the Business Combination?

A.     The Athena Units, the Athena Class A Common Stock and the Public Warrants are currently listed on the NYSE American under the symbols “ACAQ.U,” “ACAQ” and “ACAQ WS,” respectively. Athena’s securities will cease trading following the consummation of the Business Combination. TopCo intends to apply for listing of the TopCo Ordinary Shares and Public Warrants on NYSE under the proposed symbols “EGOX” and “EGOX WS”, respectively, to be effective upon consummation of the Business Combination. While trading of the TopCo Ordinary Shares and the TopCo Public Warrants on NYSE is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that TopCo’s securities will be listed on NYSE or that a viable and active trading market will develop. See “Risk Factors — Risks Related to Athena and the Business Combination” for more information.

Further, upon completion of the Business Combination, Athena Stockholders will no longer be stockholders of a Delaware corporation, but will be shareholders of a corporation incorporated under the laws of the Netherlands. There will be material differences between the current rights of Athena Stockholders and the rights you can expect to have as a holder of TopCo securities, some of which may adversely affect you.

For a more detailed discussion of the differences in the rights of Athena Stockholders and TopCo shareholders, see the section of this proxy statement/prospectus titled “Comparison of Stockholder Rights.”

Q.     What will happen in the Business Combination?

A.     As part of the Business Combination (i) the e.GO Shareholders will contribute their respective e.GO Shares to the newly incorporated TopCo; (ii) the Lenders will participate in the Conversion; assuming that all e.GO Shareholders and Lenders participate in the Exchange and the Conversion, respectively; (iii) TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); (iv) Merger Sub will merge with and into Athena, with Athena as the Surviving Company and, after giving effect to the Merger, continuing as a direct, wholly-owned subsidiary of TopCo; (v) each issued and outstanding Athena Class A Common Stock will be automatically cancelled and extinguished and converted into one Surviving Company Common Stock, (vi) each issued and outstanding Athena Class B Common Stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth; and, immediately thereafter, (vii) each of the resulting shares of Surviving Company Common Stock will be automatically exchanged for one TopCo Ordinary Share; and (viii) each outstanding warrant to purchase a share of Athena Class A Common Stock will be converted into a warrant to purchase a TopCo Ordinary Share on the same contractual terms and conditions as were in effect with respect to each warrant prior to the Business Combination.

Q.     Did the Athena Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Yes. The Athena Board did obtain a fairness opinion from Northland Securities, Inc. (“Northland”) in connection its determination to approve the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Fairness Opinion of Northland” for more information.

Q.     What will be the relative equity stakes of the Athena Sponsor and the Athena Public Stockholders in TopCo upon completion of the Business Combination?

A.     Upon consummation of the Business Combination, TopCo will become a new public company and each of Athena (as the Surviving Company of the Merger) and Merger Sub shall be a wholly-owned subsidiary of TopCo. The former equity holders of Athena and Merger Sub will all become equity holders of TopCo.

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying redemption scenarios: (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the 100% Redemptions Scenario. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all 11,500,000 Athena Public Warrants and 530,000 Athena Private Placement Warrants, (ii) the conversion of all 8,050,000 Class B Common Stock into Class A Common Stock and into TopCo Ordinary Shares on the Final Conversion Ratio basis, equaling to 8,452,500 TopCo Ordinary Shares, and (iii) the issuance of 79,019,608 TopCo Ordinary Shares to e.GO Shareholders and e.GO Lenders, including the 30,000,000 Earn-Out Shares, but does not assume the issuance of any equity awards under any incentive plans to be adopted by TopCo.

	No Redemption		25% Redemption(3)		50% Redemption(4)		75% Redemption(5)		100% Redemption(6)
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Public Shares	2,048,936	2.0%	1,536,702	1.5%	1,024,468	1.0%	512,234	0.5%	0	0%
Shares held by the Athena Sponsor(1)	9,512,500	9.3%	9,512,500	9.3%	9,512,500	9.4%	9,512,500	9.4%	9,512,500	9.5%
Shares underlying TopCo Private Warrants held by the Athena Sponsor	530,000	0.5%	530,000	0.5%	530,000	0.5%	530,000	0.5%	530,000	0.5%
Shares issued to e.GO Shareholders and Lenders(2)	79,019,608	77.0%	79,019,608	77.4%	79,019,608	77.8%	79,019,608	78.2%	79,019,608	78.6%
Shares underlying TopCo Public Warrants	11,500,000	11.2%	11,500,000	11.3%	11,500,000	11.3%	11,500,000	11.4%	11,500,000	11.4%
Shares Outstanding at Closing	102,611,044	100%	102,098,810	100%	101,586,576	100%	101,074,342	100%	100,562,108	100%

____________

(1)      Includes 1,060,000 shares of Class A Common Stock underlying the 1,060,000 Private Placement Units and 8,050,000 shares of Class B Common Stock, held by the Athena Sponsor, to be converted to 9,512,500 TopCo Ordinary Shares upon the consummation of the Business Combination, based on the Final Conversion Ratio.

(2)      Includes the 30,000,000 Earn-Out Shares.

(3)     This scenario assumes that 512,234 Public Shares, or 25% of the Public Shares, are redeemed for an aggregate payment of approximately $5.44 million from the Trust Account as of December 31, 2022, which is a redemptions scenario that could occur.

(4)      This scenario assumes that all 1,024,468 Public Shares, or 50% of the Public Shares, are redeemed for an aggregate payment of approximately $10.88 million from the Trust Account as of December 31, 2022, which is a redemptions scenario that could occur.

(5)      This scenario assumes that all 1,536,702 Public Shares, or 75% of the Public Shares, are redeemed for an aggregate payment of approximately $16.31 million from the Trust Account as of December 31, 2022, which is a redemptions scenario that could occur.

(6)      This scenario assumes that all 2,048,936 Public Shares, or 100% of the Public Shares, are redeemed for an aggregate payment of approximately $21.75 million from the Trust Account as of December 31, 2022, which is a redemptions scenario that could occur.

Share ownership and voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Athena cannot predict how many Athena Public Stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Athena Stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

See “Risk Factors — Risks Related to Redemptions of Athena Public Shares — The ability of the Athena Public Stockholders to exercise redemption rights with respect to a large number of the Public Shares may not allow Athena to complete the Business Combination, have sufficient cash available to fund TopCo’s business or optimize the capital structure of TopCo.”

Q.     How has the announcement of the Business Combination affected the trading price of Athena securities?

A.     On July 27, 2022, the trading date preceding the announcement of the Business Combination, the closing prices of the Athena Units, Athena Class A Common Stock, and Athena Warrants reported by NYSE were $10.11, $10.05, and $0.12, respectively. The closing prices of the Athena Units, Athena Class A Common Stock, and Athena Warrants reported by the NYSE American on             , 2023, the record date, were $            , $            , and $            , respectively. Holders of Athena’s securities should obtain current market quotations for the securities. The market price of Athena’s securities could vary at any time prior to Closing.

Q.     What are the U.S. federal income tax consequences of the Business Combination to U.S. investors of Athena Class A Common Stock and/or Athena Public Warrants?

A.     As described more fully under the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of the Merger,” the parties to the Business Combination Agreement intend that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code and/or as part of a transaction described under Section 351(a) of the U.S. Tax Code. However, these treatments are not free from doubt (and in particular the potential for the Merger to qualify as a reorganization under Section 368(a) of the U.S. Tax Code is subject to significant factual and legal uncertainties as there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the U.S. Tax Code apply in the case of an acquisition of a corporation with investment-type assets, such as Athena) and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Subject to the qualifications, assumptions and limitations set forth under the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations,” including the discussion therein regarding the potential application of Section 367(a) of the U.S. Tax Code to the Merger, and in the U.S. federal income tax opinion filed as Exhibit 8.1, and based on customary tax representations obtained from Athena, TopCo and e.GO, it is the opinion of White & Case LLP, counsel to Athena, that the Merger should qualify as part of a Section 351 Transaction. However, due to the uncertainties described above and in further detail in the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of the Merger,” White & Case LLP is unable to opine on the qualification of the Merger as a Section 368(a) Reorganization.

Section 367(a) of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders (as defined in the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders”) to qualify for tax-deferred treatment (i) with respect to the exchange of Athena Class A Common Stock for TopCo Shares in the Merger under Section 368(a) of the U.S. Tax Code or Section 351(a) of the U.S. Tax Code or (ii) with respect to the exchange of Athena Public Warrants for TopCo Public Warrants in the Merger under Section 368(a) of the U.S. Tax Code.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Business Combination for U.S. Holders of Athena Class A Common Stock and/or Athena Public Warrants, including the application of Section 367(a) of the U.S. Tax Code, see the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of the Merger.” If you are a U.S. Holder whose Athena Class A Common Stock and/or Athena Public Warrants are exchanged in the Merger, you are urged to consult your tax advisor to determine the tax consequences thereof.

The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations.”

Q.     How many votes do I have at the Special Meeting?

A.     Athena Stockholders are entitled to one vote at the Special Meeting for each share of Athena Common Stock held of record as of             , 2023, the record date for the Special Meeting. As of the close of business on the record date, there were 11,158,936 shares of Athena Common Stock outstanding. This includes 3,108,936 shares of Athena Class A Common Stock and 8,050,000 shares of Athena Class B Common Stock.

Q.     What constitutes a quorum at the Special Meeting?

A.     A quorum for the Special Meeting will consist of the holders present in person (including virtually) or by proxy of shares representing a majority of the outstanding shares of Athena Common Stock. The shares held by the Athena Sponsor will count towards this quorum. Abstentions will count as present for purposes of achieving a quorum; Broker Non-Votes will not. As of the record date, in addition to the shares of Athena Common Stock held by the Athena Sponsor, 5,579,469 shares of Athena Common Stock would be required to achieve a quorum. In the absence of a quorum, the chairperson of the meeting has power to adjourn the Special Meeting.

Q.     What vote is required to approve the proposals presented at the Special Meeting?

A.     The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.

The approval of the Class B Common Stock Conversion Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “AGAINST” the Class B Common Stock Conversion Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.

The approval of the Advisory Charter Proposal requires the affirmative vote of the holders of a majority of the shares of Athena Common Stock that are voted at the Special Meeting, voting together as a single class. Abstentions and Broker Non-Votes will have no effect on the outcome of the vote of such proposal because abstentions and Broker Non-Votes are not votes cast.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Athena Common Stock that are voted at the Special Meeting, voting together as a single class. Abstentions and Broker Non-Votes will have no effect on the outcome of the vote of such proposal because abstentions and Broker Non-Votes are not votes cast.

The Athena Sponsor will participate in the vote on the proposals and, pursuant to the Sponsor Letter Agreement, has agreed to vote any shares of Athena Class A Common Stock and Athena Class B Common Stock held by it in favor of the Business Combination. As of the date hereof and as a result of redemptions in connection with the Extension Meeting, the percentage of outstanding shares of Athena Common Stock held by the Athena Sponsor that are obligated to vote in favor of the Business Combination, represents approximately 81.6% of the total voting power of Athena. Accordingly, the Athena Sponsor will be able to approve all of the proposals to be presented at the Special Meeting, including approval of the Business Combination Agreement and the Business Combination, even if no Athena Public Stockholders vote in favor of approving the Business Combination or any of the proposals to be presented at the Special Meeting.

Q.     How does the Athena Board recommend that I vote on the proposals?

A.     The Athena Board recommends that Athena Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the Class B Common Stock Conversion, “FOR” the approval of each of the Advisory Charter Proposals and, if presented at the Special Meeting, “FOR” approval of the Adjournment Proposal.

For more information regarding why the Athena Board approved the Business Combination and recommends that Athena Stockholders vote in favor of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Athena Board’s Reasons for the Approval of the Business Combination.”

Q      How do the insiders of Athena intend to vote on the proposals?

A.     The Athena Sponsor, which is an affiliate of certain members of the Athena Board and management team, beneficially owns and is entitled to vote an aggregate of approximately 81.6% of the outstanding shares of Athena Common Stock as of the date hereof and as a result of redemptions in connection with the Extension Meeting. The Athena Sponsor is required by certain agreements to vote all voting equity securities owned by it in favor of each of the proposals presented herein.

Accordingly, the Athena Sponsor will be able to approve all of the proposals to be presented at the Special Meeting, including approval of the Business Combination Agreement and the Business Combination, even if no Athena Public Stockholders vote in favor of approving the Business Combination or any of the proposals to be presented at the Special Meeting.

Q.     Do the Athena Sponsor and Athena’s officers and directors have interests in the Business Combination that differ from or are in addition to the interests of Athena Stockholders generally?

A.     Yes. The Athena Sponsor and Athena’s officers and directors (including members of the Athena Sponsor and their respective affiliates, collectively, the “Athena Insiders”) have interests in the Business Combination that are different from, or in addition to, the interests of Athena’s other stockholders and warrant holders. The existence of financial and personal interests of Athena’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Athena and its stockholders and what they may believe is best for herself or themselves in determining to recommend that stockholders vote for the proposals. Our directors were aware of and considered these interests and potential conflict of interest, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. These interests include, among other things, the interests listed below:

•        The Athena Insiders will lose their entire investments in Athena if Athena does not complete a business combination by the Liquidation Date.

The Athena Sponsor owns an aggregate of 8,050,000 Sponsor Shares, which it purchased prior to the IPO for an aggregate purchase price of $25,000. Upon the Closing, such Sponsor Shares will be converted into 8,452,500 TopCo Ordinary Shares, based on the Final Conversion Ratio. Athena’s officers and directors and their affiliates are among the members of the Athena Sponsor, and they may be entitled to receive a portion of the securities held by the Athena Sponsor following the consummation of the Business Combination, including the Sponsor Shares. Based on the closing price of Athena Class A Common Stock on the NYSE American of $            on             , 2023, the record date for the Special Meeting, the Sponsor Shares would be worth approximately $            . This represents a            % gain on the Athena Sponsor’s investment. If Athena does not consummate an initial business combination by the Liquidation Date, then the Sponsor Shares will be worthless.

Additionally, simultaneously with the consummation of the IPO, Athena consummated the sale of 1,060,000 Private Placement Units at a price of $10.00 per unit, for an aggregate investment of $10,600,000, in a private placement to the Athena Sponsor. Each Private Placement Unit consists of one share of Athena Class A Common Stock and one-half of one Private Placement Warrant. Each share of Athena Class A Common Stock will be converted into a TopCo Ordinary Share upon the Closing, and each whole Private Placement Warrant is exercisable commencing 30 days following the Closing for one TopCo Ordinary Share at an exercise price of $11.50 per share. If Athena does not consummate an initial business combination by the Liquidation Date, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distributions to the Athena Public Stockholders, and the securities underlying the Private Placement Units held by the Athena Sponsor will be worthless. The securities underlying the Private Placement Units held by the Athena Sponsor had an aggregate market value of approximately $            based upon the closing price of $            per share of Athena Class A Common Stock and $            per Public Warrant, respectively, on the NYSE American on             , 2023, the record date for the Special Meeting.

In connection with the Business Combination, the Athena Sponsor and certain of Athena’s officers and directors entered into the Sponsor Letter Agreement with Athena, e.GO and TopCo, pursuant to which they agreed to waive their redemption rights with respect to the Sponsor Shares and any other shares of Athena Common Stock held by them in connection with the completion of the Business Combination. Additionally, the Athena Sponsor has also agreed to waive its rights to liquidating distributions from the Trust Account with respect to its Sponsor Shares and Private Placement Units if Athena fails to complete a business combination by the Liquidation Date. The Athena Sponsor and Athena’s officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the Athena Insiders’ investments in Athena is dependent on the consummation of an initial business combination. In the event that Athena does not complete an initial business combination by the Liquidation Date, the 8,050,000 Sponsor Shares and the 1,060,000 Private Placement Units held by the Athena Sponsor, for which the Athena Insiders have invested $10,085,000, and which have an approximate aggregate market value of $            as of            , will expire worthless. As a result, the Athena Insiders have an aggregate of up to $            at risk that depends on the completion of an initial business combination by the Liquidation Date. In contrast, Athena Public Stockholders would receive approximately              per share if the Trust Account is liquidated, calculated as of             , 2023, the record date for the Special Meeting.

On December 21, 2022, Athena held a special meeting of stockholders (the “Extension Meeting”), at which the Athena stockholders voted and approved to amend the Amended and Restated Certificate of Incorporation of Athena, which becomes the Existing Athena Charter, to provide Athena with the right to extend the date by which Athena must consummate a business combination (the “Extension”) up to six times for an additional one month each time, from January 22, 2023 to up to July 22, 2023 (the “Extension Amendment”). A total of 20,951,064 shares of the Athena Class A common stock were presented for redemption in connection with this Extension Meeting. As a result, as of December 31, 2022 there is approximately $21.75 million remaining in the Trust Account following the redemptions in connection with the Extension Meeting.

In connection with the Extension Amendment, on December 16, 2022, Athena issued a press release announcing that, if the Extension is implemented, the Athena Sponsor or its designees will deposit into the Trust Account as a loan, the lesser of (x) $121,000 or (y) $0.055 per Public Share multiplied by the number of Public Shares outstanding (the “Contribution”), on each of the following dates: (i) January 23, 2023; and (ii) one business day following the public announcement by Athena disclosing that the Athena Board has determined to extend the date by which Athena must consummate its initial business combination for an additional month in accordance with the Extension. As there were 2,048,936 Public Shares outstanding following redemptions in connection with the Extension Meeting, the Contribution amount for each month of the Extension is equal to $112,691.48, which is the product of $0.055 per public share multiplied by the 2,048,936 Public Shares outstanding, or up to an aggregate of $676,148.88 in the event the Extension is effectuated for the full six months. In connection with the Athena Sponsor’s Contribution for the Extension, on January 17, 2023, Athena issued an unsecured promissory note to the Athena Sponsor with a principal amount equal to $676,148.88 (the “Extension Note”). On the same date, in connection with advances the Athena Sponsor may make in the future to Athena for working capital expenses in connection with Athena’s initial business combination, Athena issued a separate unsecured promissory note to the Athena Sponsor, which was amended on May 19, 2023, in the principal amount of up to $600,000.00 (the “Working Capital Note”, together with the Extension Note, the “Notes”). As of the date of this prospectus/proxy statement, Athena has implemented six Extensions to extend the Liquidation Date from January 22, 2023 to July 22, 2023, and in connection therewith, the Athena Sponsor has deposited an aggregate of $676,148.88 to the Trust Account. If the Business Combination is not consummated, any loans or advances under such Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

•        The Athena Sponsor can earn a positive rate of return on its investment, even if other Athena Stockholders experience a negative rate of return in TopCo following the Closing.

•        Even if the trading price of the TopCo Ordinary Shares following the Closing is as low as $1.12 per share, the aggregate market value of the 9,512,500 TopCo Ordinary Shares to be held by the Athena Sponsor (converted from the Athena Common Stock held by the Athena Sponsor, including the 8,050,000 Sponsor Shares, based on the Final Conversion Ratio, and the 1,060,000 Private Placement Shares, and excluding the TopCo Ordinary Shares issuable upon the exercise of any warrants) would be approximately equal to the initial investment in Athena by the Athena Sponsor, including the $25,000 purchase price for the Sponsor Shares and the $10,600,000 purchase price for the Private Placement Units. As a result, if the Business Combination is completed, the Athena Sponsor is likely to be able to make a substantial profit on its investment in Athena even at a time when the TopCo Ordinary Shares may lose significant value. On the other hand, if the Business Combination is not approved and Athena liquidates without completing its Business Combination before the Liquidation Date, the Athena Sponsor will lose its investment in Athena of $10,625,000 plus any advances that the Athena Sponsor may make to Athena pursuant to the Notes. This may incentivize the Athena Insiders to complete an initial business combination on terms or conditions that are not in the best interest of the Athena Public Stockholders.

•        The Existing Athena Charter provides that Athena renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Athena and such opportunity is one that Athena is legally and contractually permitted to undertake and would otherwise be reasonable for Athena to pursue, and to the extent the director or officer is permitted to refer that opportunity to Athena without violating another legal obligation. Notwithstanding such provision, Athena believes that such provision did not impact Athena’s search for a business combination target because Athena’s officers and directors have confirmed to Athena that there were no such corporate opportunities that were not presented to Athena pursuant to such provision.

•        It is currently contemplated that Isabelle Freidheim, chairperson of the board of directors of Athena, will continue to serve as director of TopCo after the Closing. As such, in the future Ms. Freidheim may receive any cash fees, stock options or stock awards that the TopCo Board determines to pay to its directors and/or officers.

•        Pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, TopCo is required to (i) maintain provisions in the TopCo Articles of Association providing for the indemnification of Athena’s existing directors and officers and (ii) maintain a directors’ and officers’ liability insurance policy that covers Athena’s existing directors and officers. Pursuant to the Sponsor Letter Agreement, TopCo will indemnify the Athena Sponsor from and against certain liabilities relating to the Business Combination for a period of six years after the Closing and subject to an aggregate maximum indemnity of $4,000,000.

•        Upon the completion of the Business Combination, Cohen & Company Capital Markets, a division of J.V.B. Financial Group LLC (“Cohen”), acting as Athena’s financial advisor and capital markets advisor for the Business Combination and Athena’s lead placement agent in connection with any private placement relating to the Business Combination, will receive customary advisory fees for a transaction of this nature. An affiliate of Cohen is one of the members of the Athena Sponsor. As of May 30, 2023, the total aggregate amount of transaction expenses expected to be paid or repaid by Athena to Cohen upon consummation of the Business Combination is approximately $6 million. If the Business Combination is not consummated, Cohen will not receive such fees due at the Closing.

•        At the Closing, TopCo, Athena and the Athena Sponsor, certain former e.GO Shareholders, certain of Athena’s officers and directors, certain members of the Athena Sponsor and/or their respective affiliates will enter into the Amended and Restated Registration Rights Agreement, under which TopCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain TopCo Ordinary Shares and other equity securities of TopCo that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

•        Athena’s officers and directors have not been required to, and have not, committed their full time to Athena’s affairs, which may have resulted in a conflict of interest in allocating their time between Athena’s operations and its search for a business combination and their other businesses. In addition, the Athena Sponsor and Athena’s officers and directors may sponsor, invest in, form or otherwise become involved with any other special purpose acquisition companies similar to Athena (including, for example, Athena Technology Acquisition Corp. II (“Athena Tech II”)), including in connection with their initial business combinations, or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or ventures may present additional conflicts of interest in pursuing an initial business combination.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Athena Sponsor, Athena’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. However, if Athena fails to consummate an initial business combination, such persons will not have any claim against the Trust Account for reimbursement and Athena may not be able to reimburse these expenses. As of the date of this proxy statement/prospectus, there were no reimbursable out-of-pocket expenses that are expected to be reimbursed using funds from the Trust Account at Closing.

•        In connection with the Closing, the Athena Sponsor and Athena’s officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to Athena and remain outstanding. As of the date of this proxy statement/prospectus, there are $454,307 loans outstanding under the Working Capital Note and $676,148.88 loans outstanding under the Extension Note.

As a result of the foregoing interests, the Athena Sponsor and Athena’s directors and officers will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Athena’s other stockholders and warrant holders.

The Athena Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that Athena Stockholders vote in favor of the Business Combination Agreement and the Business Combination.

Q.     Do I have redemption rights?

A.     If you are a holder of Public Shares, you have the right to request that Athena redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Athena Public Stockholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal or any other proposal set forth herein and even if they are not a holder of Public Shares on the record date. If you wish to exercise your redemption rights, see the answer to the next question: “How do I exercise my redemption rights?”

An Athena Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares of Athena Class A Common Stock without the prior consent of Athena.

At the time of the IPO, the Athena Sponsor entered into an agreement with Athena pursuant to which the Athena Sponsor agreed to not to exercise redemption rights with respect to all of the shares of Athena Class A Common Stock that it may hold prior to the consummation of the Business Combination. The Athena Sponsor did not receive separate consideration for the waiver of redemption rights.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     The U.S. federal income tax consequences of exercising your redemption rights with respect to your Athena Class A Common Stock depends on your particular circumstances. Please see the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of Exercising Redemption Rights” or “Tax Considerations — Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders of Exercising Redemption Rights” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q.     How do I exercise my redemption rights?

A.     In order to exercise your redemption rights, you must, prior to 5.00 p.m., Eastern time, on            , 2023 (two business days prior to the scheduled date of the Special Meeting), (i) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, Athena’s Transfer Agent, that Athena redeem your Public Shares for cash, and (ii) deliver your stock to the Transfer Agent physically or electronically through DTC’s DWAC (Deposit/Withdrawal At Custodian) System. The address of Continental Stock Transfer & Trust Company, Athena’s Transfer Agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the date of the Special Meeting. After the date of the Special Meeting, a demand for redemption may only be withdrawn with Athena’s consent. If you deliver your shares for redemption to Athena’s Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that Athena’s Transfer Agent return the shares to you (physically or electronically). You may make such request by contacting Athena’s Transfer Agent at the address listed under the question “Who can help answer my questions?” below.

See the section entitled “Special Meeting of Athena Stockholders — Redemption Rights” for further detail regarding the procedures to be followed if you wish to redeem your shares for cash.

If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Athena Warrants that you may hold.

Q.     If I am an Athena Unit holder, can I exercise redemption rights with respect to my Athena Units?

A.     Not without first separating the Athena Units. The holders of outstanding Athena Units must separate the underlying shares of Athena Class A Common Stock and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Athena Units registered in your own name, you must deliver the certificate for such Athena Units, or deliver such Athena Units electronically, to Continental Stock Transfer & Trust Company, Athena’s Transfer Agent, with written instructions to separate such Athena Units into Public Shares and Athena Public Warrants. This must be completed far enough in advance to permit the mailing of Public Share certificates or the electronic delivery of Public Shares back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Athena Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company, Athena’s Transfer Agent, is listed under the question “Who can help answer my questions?” below.

If a broker, bank, or other nominee holds your Athena Units, you must instruct such broker, bank or nominee to separate your Athena Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, Athena’s Transfer Agent. Such written instructions must include the number of Athena Units to be split and the nominee holding such Athena Units. Your nominee must also initiate electronically, using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, a withdrawal of the relevant Athena Units and a deposit of one Public Share and one-half of one Public Warrant for each Athena Unit withdrawn. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public

Shares from the Athena Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q.     If I am an Athena Warrant holder, can I exercise redemption rights with respect to my Athena Warrants?

A.     No. The holders of Athena Warrants have no redemption rights with respect to such securities.

Assuming that no more than 1,024,468 Public Shares, representing 50% of the Public Shares currently outstanding, are redeemed for an aggregate payment of approximately $            million from the Trust Account as of            , 2023, which is a potential amount of redemptions, and assuming that each redeeming Athena Public Stockholder holds one-half of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each Athena Unit) and using the closing warrant price on the NYSE American of $            as of            , 2023, the aggregate fair value of Athena Warrants that can be retained by redeeming stockholders is approximately $            . The actual market price of the Athena Warrants may be higher or lower on the date that warrant holders seek to sell such Athena Warrants. Additionally, Athena cannot assure the holders of warrants that they will be able to sell their Athena Warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their Athena Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, the holder of TopCo Public Warrants following the Closing who exercises such TopCo Public Warrants will ultimately own a greater interest in TopCo because there would be fewer shares outstanding overall. See “Risk Factors — Risk Related to the Ordinary Shares and TopCo Public Warrants — A significant portion of our total outstanding TopCo Ordinary Shares and TopCo Public Warrants will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of TopCo Ordinary Shares and TopCo Public Warrants to drop significantly, even if our business is doing well.”

Q.     I am an Athena Warrant holder. Why am I receiving this proxy statement/prospectus?

A.     As a holder of Athena Warrants, which will become TopCo Public Warrants in connection with the Business Combination, following consummation of the Business Combination you will be entitled to purchase one TopCo Ordinary Share in lieu of one share of Athena Class A Common Stock, at a purchase price of $11.50 per share, subject to adjustment, with the exercise period beginning 30 days following the Closing. This proxy statement/prospectus includes important information about TopCo and Merger Sub, and the business of TopCo and its subsidiaries (including Merger Sub) following consummation of the Business Combination. Since Athena Warrants will become exercisable for TopCo Ordinary Shares following consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully and in its entirety.

Q.     How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any Public Warrant holders after the Business Combination?

A.      The Public Warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants will not be redeemable by TopCo for cash so long as they are held by the Athena Sponsor or any of its permitted transferees. If the Private Placement Warrants are held by holders other than the Athena Sponsor or any of its permitted transferees, they will be redeemable by TopCo and exercisable by the holders on the same basis as the Public Warrants. The Athena Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the TopCo Ordinary Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the Closing of the initial business combination.

Q.     What happens if a substantial number of Athena Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?

A.     The Athena Public Stockholders may vote in favor of the Business Combination and exercise their Redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Athena Public Stockholders are substantially reduced as a result of the Athena Public Stockholders’ exercise of their redemption rights, so long as the Minimum Cash Condition is satisfied, provided that the Minimum Cash Condition may be waived by e.GO in its sole discretion.

In the event of significant Redemptions, with fewer Public Shares and Athena Public Stockholders, the trading market for TopCo Ordinary Shares may be less liquid than the market for shares of Athena Class A Common Stock was prior to the Business Combination, and TopCo may not be able to meet the listing standards for NYSE or another national securities exchange.

In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into e.GO’s business will be reduced. As a result, the proceeds will be greater in the event that no Athena Public Stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account as opposed to the scenario in which Athena Public Stockholders exercise the maximum allowed redemption rights.

For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal — Ownership of TopCo” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     No. Athena Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of Athena Class A Common Stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of Athena Class A Common Stock, which will become an equal number of shares of TopCo Ordinary Shares after giving effect to the Business Combination). Holders of Athena Class A Common Stock may vote against the Business Combination Proposal or redeem their Athena Class A Common Stock if they are not in favor of the adoption of the Business Combination Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of Athena Class B Common Stock because they have agreed to vote in favor of the Business Combination.

Q.     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.      Of the net proceeds of the IPO and the simultaneous private placement of the Private Placement Units, a total of $234,600,000 was placed in the Trust Account immediately following the IPO. On December 21, 2022, Athena held an Extension Meeting, at which the Athena stockholders voted and approved the Extension Amendment. A total of 20,951,064 shares of the Athena Class A Common Stock were presented for redemption in connection with this Extension Meeting. As a result, as of December 31, 2022 there is approximately $21.75 million remaining in the Trust Account following the redemptions in connection with the Extension Meeting. In connection with the Extension Amendment, on December 16, 2022, Athena issued a press release announcing that, if the Extension is implemented, the Athena Sponsor or its designees will deposit into the Trust Account as a loan, the lesser of (x) $121,000 or (y) $0.055 per Public Share multiplied by the number of Public Shares outstanding, on each of the following dates: (i) January 23, 2023; and (ii) one business day following the public announcement by Athena disclosing that the Athena Board has determined to extend the date by which Athena must consummate its initial business combination for an additional month in accordance with the Extension. In connection with the Athena Sponsor’s Contribution for the Extension, on January 17, 2023, Athena issued an Extension Note to the Athena Sponsor with a principal amount equal to $676,148.88. On the same date, in connection with advances the Athena Sponsor may make in the future to Athena for working capital expenses in connection with Athena’s initial business combination, Athena issued a separate Working Capital Note to the Athena Sponsor, which was amended on May 19, 2023, in the principal amount of up to $600,000.00. If the Business Combination is not consummated, any such Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Prior to the Effective Time, the funds in the Trust Account will be released to Athena and used by Athena to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination, and for other expenses and unpaid liabilities incurred by Athena following the IPO, including repayment of loans and reimbursement of expenses to the Athena Sponsor and Athena’s officers and directors. As of the date of this proxy statement/prospectus, the Athena Sponsor has made              advances to Athena for working capital expenses. Thereafter, the Trust Account will terminate and any remaining funds will be released to TopCo.

Q.     What happens if the Business Combination is not consummated?

A.     If Athena fails to complete the Business Combination (or another initial business combination) by the Liquidation Date, then Athena will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of Athena’s outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Athena Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Athena’s remaining stockholders and the Athena Board, dissolve and liquidate, subject in each case to Athena’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In addition, if Athena fails to complete a business combination by the Liquidation Date, there will be no redemption rights or liquidating distributions with respect to Athena Warrants, which will expire worthless.

Q.     When do you expect the Business Combination to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting which is scheduled for            , 2023; however, such meeting could be adjourned, as described above.

Q.     When and where will the Special Meeting take place?

A.     The Special Meeting will be held virtually on            , 2023, at            a.m., Eastern time. The Athena Board determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. You may attend the Special Meeting webcast by accessing the web portal located at https://www.cstproxy.com/athenaconsumerspac/2023 and following the instructions set forth below. Stockholders participating in the Special Meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the Special Meeting, virtual attendees will be able to:

•        vote via the web portal during the Special Meeting webcast; and

•        submit questions or comments to Athena’s directors and officers during the Special Meeting via the Special Meeting webcast.

Because the Special Meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Q.     What do I need to do now?

A.     Athena urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of Athena. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.     How do I vote?

A.      If you are a holder of record of Athena Common Stock on the record date, you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote virtually, obtain a proxy from your broker, bank or nominee.

Q:     How do I attend the Special Meeting?

A.     The Special Meeting will be held virtually. Any stockholder wishing to virtually attend the Special Meeting must register in advance. To register for and attend the Special Meeting, please follow these instructions as applicable to the nature of your ownership of Athena Class A Common Stock:

•        Shares Held of Record.    If you are a record holder, and you wish to attend the virtual Special Meeting, go to https://www.cstproxy.com/athenaconsumerspac/2023, enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the Special Meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

•        Shares Held in Street Name.    If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, you will need to contact the stockholder of record and obtain a legal proxy in order to attend the virtual Special Meeting. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental Stock Transfer & Trust Company contact information is as follows: by phone at 917-262-2373, or by email at proxy@continentalstock.com. Please allow up to 72 hours prior to the Special Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Special Meeting by dialing 1 800-450-7155 (toll-free) within the U.S. and Canada, or +1 857-999-9155 (standard rates apply) outside of the U.S. and Canada. When prompted, enter the pin number 5138265#. This is listen-only mode, and you will not be able to vote or enter questions during the Special Meeting if you attend by phone.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on any of the proposals presented to the stockholders at this Special Meeting unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee because all of proposals are considered non-discretionary. Failure to instruct your broker, bank or nominee on how to vote, which we refer to as a Broker Non-Vote, will have the same effect as a vote “against” the Business Combination Proposal or the Class B Common Stock Conversion Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and Broker Non-Votes are not an affirmative vote. Broker Non-Votes will have no effect on the Advisory Charter Proposals or the Adjournment Proposal because such proposal requires approval by a majority of the votes cast by Athena Stockholders and Broker Non-Votes are not “votes cast.” Broker Non-Votes will not be counted as present for purposes of establishing a quorum for the Special Meeting.

Q.     What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.     If your shares of Athena Common Stock are registered directly in your name with Continental Stock Transfer & Trust Company you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record).    For Athena Common Stock held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Athena Common Stock are voted.

Shares in “street name.”    For Athena Common Stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. If you are a stockholder of record as of the record date you may send a later dated, signed proxy card to Athena at the address set forth below so that it is received by Athena’s proxy solicitor prior to the vote at the Special Meeting or attend the Special Meeting virtually and vote. Only your latest dated proxy card will be counted. Stockholders also may revoke their proxy by sending a notice of revocation to Athena’s proxy solicitor, which must be received by Athena’s proxy solicitor prior to the vote at the Special Meeting.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q.     What happens if I fail to take any action with respect to the Special Meeting?

A.     If you fail to take any action with respect to the Special Meeting, such failure to vote will have the same effect as a vote “against” the Business Combination Proposal or the Class B Common Stock Conversion Proposal. If the Business Combination and the Class B Common Stock Conversion Proposal are approved by stockholders and consummated, you will become a shareholder and/or warrant holder of TopCo. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Athena.

Q.     What should I do if I receive more than one set of voting materials?

A.     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Athena Class A Common Stock.

Q.     What happens if I sell my Athena Common Stock before the Special Meeting?

A.     The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your shares after the record date, but before the Special Meeting date, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     Athena has engaged a professional proxy firm, Morrow Sodali, to assist in soliciting proxies for the Special Meeting. Athena has agreed to pay Morrow Sodali a fee of $22,500 plus reimbursements of reasonable expenses. Athena will also reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages, and expenses.

Athena will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of Athena Common Stock and in obtaining voting instructions from those owners. Athena’s management team may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Angelina Smith, Chief Financial Officer
Athena Consumer Acquisition Corp.
442 5th Avenue, New York, NY 10018
(970) 925-1572

You may also contact the proxy solicitor, Morrow Sodali, at:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200 or
(banks and brokers can call collect at (203) 658-9400)
Email: ACAQ.info@investor.morrowsodali.com

You may also obtain additional information about Athena from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your stock (either physically or electronically) to Athena’s Transfer Agent at the address below no later than 5.00 p.m. Eastern time, on            , 2023 (two business days prior to the scheduled date of the Special Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: SPACredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination Proposal, you should read this entire proxy statement/prospectus, including the annexes and accompanying financial statements of TopCo, Athena and e.GO, carefully and in its entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.”

The Parties to the Business Combination

Athena

Athena is a special purpose acquisition company incorporated in Delaware on June 4, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Athena Units, the Athena Class A Common Stock and the Public Warrants are listed on the NYSE American under the symbols “ACAQ.U,” “ACAQ” and “ACAQ WS,” respectively.

The mailing address for Athena’s principal executive office is 442 5 Avenue, New York, NY 10018, and its telephone number is (970) 925-1572. After the consummation of the Business Combination, Athena will become a direct, wholly-owned subsidiary of TopCo and the address and telephone number for Athena’s principal executive office will be the same as those for TopCo.

e.GO

e.GO is a Germany-based manufacturer of battery electric vehicles (“BEVs”). Evolving from an academic research and development-oriented startup, and based on a track record of experience in vehicle building, our business operations encompass the production and sale of BEVs together with digital solutions such as diverse mobile-app functionalities and over the air communication. By the end of 2022, e.GO had delivered over 1,200 BEVs to customers in Germany, who use e.GO’s vehicles predominantly in urban environments. Driven by sustainability and usability, e.GO’s distinctive vehicle design combines innovative technology with a unique materials mix that delivers durability, reusability and value for money. e.GO’s innovative battery solution allows for flexible and smart recharging, swapping of the entire battery, easier repairs and potential future technology upgrades. e.GO currently produces its BEVs in-house in its fully digital and disruptive MicroFactory at its headquarters in Aachen, Germany. In parallel, e.GO is preparing the launch of an additional MicroFactory in North Macedonia that is expected to start production in the second half of 2024 and the launch of a further MicroFactory in Bulgaria that is expected to start production in the last quarter of 2024. To offer its customers a full spectrum of aftersales services, e.GO has entered into a partnership with Bosch, which covers a network of almost 80 service workshops throughout Germany.

The mailing address for e.GO’s principal executive office is Lilienthalstraße 1, 52068 Aachen, Germany, and its telephone number is +49 241 510 30 100. After the consummation of the Business Combination, e.GO will become a direct, wholly-owned subsidiary of TopCo and the address and telephone number for e.GO’s principal executive office will be the same as those for TopCo.

TopCo

TopCo is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that was incorporated on July 25, 2022. To date, TopCo has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents. Accordingly, no financial statements of TopCo have been included in this proxy statement/prospectus. Substantially concurrently with the consummation of the Business Combination, TopCo’s corporate form will be converted to a Dutch public company (naamloze vennootschap) and its name will be changed to Next.e.GO N.V. TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants under the Exchange Act and on NYSE under the symbols “EGOX” and “EGOX WS,” respectively, upon the Closing of the Business Combination.

The mailing address of TopCo’s principal executive office prior to the Closing of the Business Combination is Lilienthalstraße 1, 52068 Aachen, Germany, and its telephone number is +49 241 510 30 100. The mailing address will remain the same after the Closing of the Business Combination.

Merger Sub

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of TopCo. It was incorporated on July 25, 2022 to facilitate the consummation of the Business Combination. In the Business Combination, Merger Sub will merge with and into Athena, with Athena continuing as the surviving entity.

The mailing address of Merger Sub’s registered office is c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of Newcastle, Delaware 19808.

The Business Combination Proposal

Athena Stockholders are being asked to consider and vote on a proposal to adopt the Business Combination Agreement and thereby approve the Business Combination. The Business Combination cannot be completed unless the Business Combination Proposal is approved by Athena Stockholders.

General

On July 28, 2022, Athena, e.GO, TopCo and Merger Sub entered into the Business Combination Agreement, which was amended on September 29, 2022, pursuant to which, among other things, (i) TopCo will issue 49,019,608 TopCo Ordinary Shares to the e.GO Shareholders and the Lenders, valued at $10.20 per share, plus 30,000,000 Earn-Out Shares, in exchange for the contribution by the e.GO Shareholders of all of the paid up no-par value shares (Stückaktien) of e.GO to TopCo and the convertible loans held by the Lenders, assuming that all e.GO Shareholders and Lender participate in the exchange; (ii) TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); (iii) Merger Sub will merge with and into Athena, with Athena as the Surviving Company and, after giving effect to the Merger, continuing as a direct, wholly-owned subsidiary of TopCo; (iv) each issued and outstanding Athena Class A Common Stock will be automatically cancelled and extinguished and converted into one Surviving Company Common Stock, (v) each issued and outstanding Athena Class B Common Stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth; and, immediately thereafter, (vi) each of the resulting shares of Surviving Company Common Stock will be automatically exchanged, through an exchange agent, for one TopCo Ordinary Share; and (vii) each outstanding warrant to purchase a share of Athena Class A Common Stock will be converted into a warrant to purchase a TopCo Ordinary Share on the same contractual terms and conditions as were in effect with respect to each warrant prior to the Business Combination. See “Proposal No. 1 — The Business Combination Proposal” for more information.

Structure of Athena before the Business Combination

The following diagram illustrates the pre-Business Combination organizational structure of Athena:

Structure of e.GO before the Business Combination

The following diagram illustrates the pre-Business Combination organizational structure of e.GO:

Structure of TopCo after the Business Combination

The following diagram illustrates the structure of TopCo immediately following the Business Combination. This diagram also assumes that (a) no Athena Stockholders exercise their redemption rights, and (b) Participating Shareholders represent 100% of the issued and outstanding shares of e.GO, and (c) the Wolff Option as set forth in the Business Combination Agreement has been waived. The diagram does not reflect certain envisaged post-Closing integration transactions, including (i) the transfer of a minority stake of approx. 2% in the Surviving Company from TopCo to e.GO, and (ii) a repurchase of the Surviving Company of approx. 90% in Surviving Company Common Stock from TopCo:

Effect of the Business Combination on Existing Athena Equity

Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:

•        each share of Athena Class A Common Stock will be converted into the Athena Class A Common Stock Merger Consideration;

•        each share of Athena Class B Common Stock will be converted into the Athena Class B Common Stock Merger Consideration; and

•        each Athena Warrant will be converted into a TopCo Public Warrant.

Consideration to e.GO Equity Holders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration to be received by the shareholders of e.GO in connection with the Business Combination will be an aggregate of 49,019,608 TopCo Shares.

Additionally, TopCo will issue up to 30,000,000 TopCo Shares to holders of e.GO Common Stock, on the terms and subject to the conditions set forth in the Earn-out Agreement, that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing.

Ownership of TopCo

It is anticipated that, upon completion of the Business Combination: (i) Athena’s Public Stockholders will own approximately 3.4% of TopCo; (ii) the Athena Sponsor will own approximately 15.7% of TopCo; and (iii) the e.GO Shareholder prior to the completion of the Business Combination will own approximately 80.9% of TopCo. These levels of ownership interests assume that (A) no Athena Class A Common Stock are elected to be redeemed by Athena Public Stockholders, (B) Participating Shareholders represent 100% of the issued and outstanding shares of e.GO, (C) all 8,050,000 Class B Common Stock are converted into Class A Common Stock and into TopCo Ordinary Shares on the Final Conversion Ratio basis, equaling to 8,452,500 TopCo Ordinary Shares, (D) the Wolff Option as set forth in the Business Combination Agreement has been waived, (E) no

TopCo Ordinary Shares issuable to existing e.GO Shareholders upon the satisfaction of certain earn-out conditions set forth in the Earn-out Agreement are issued, and (F) TopCo Warrants are not exercised for TopCo Ordinary Shares.

Assuming the TopCo Warrants will be exercised following the Business Combination, (x) Athena’s Public Stockholders would own approximately 18.7% of TopCo; (y) the Athena Sponsor would own approximately 13.8% of TopCo; and (z) the e.GO Shareholder prior to the completion of the Business Combination would own approximately 67.5% of TopCo.

If the actual facts are different than these assumptions (which they are likely to be), the relative ownership percentages in TopCo will be different.

Treatment of Athena Class B Common Stock

Following the Merger between Merger Sub and Athena as contemplated by the Business Combination Agreement, with Athena as the Surviving Company, each share of Athena Class B Common Stock will be automatically cancelled and extinguished and converted into a number of shares of common stock, par value $0.0001 per share, of Athena as the Surviving Company after the Merger, calculated as the sum of (x) one plus (y) the lower of (a) the total amount actually funded under the Bridge Financing by the time of the Merger divided by $15,000,000 and multiplied by one-fifth and (b) one-fifth. As a result, there will be 5% more shares of the common stock of Surviving Company issued to the holders of Athena Class B Common Stock in connection with the Business Combination, based on the Final Conversion Ratio and that the Class B Common Stock Conversion Proposal is approved and adopted.

Board of Directors

The board of directors of TopCo following the Closing of the Business Combination will comprise seven directors serving staggered multi-year terms.

Conditions to Closing

The Closing is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, the approval of the Business Combination by Athena Stockholders, Required Company Shareholders’ Consent and the effectiveness of the registration statement in connection with the Business Combination, of which this proxy statement/prospectus forms a part.

The other condition to e.GO’s, TopCo’s and Merger Sub’s obligations to consummate the Business Combination include the Minimum Cash Condition. As of            , 2023, the Trust Account held assets of approximately $            million.

The other conditions to Athena’s obligation to consummate the Business Combination include that (i) since the date of the Business Combination Agreement, no Company Material Adverse Effect (as defined in the Business Combination Agreement) has occurred, (ii) the TopCo Ordinary Shares issuable in connection with the Business Combination are duly authorized by TopCo, (iii) the entire loan amount granted to e.GO under existing Convertible Loan Agreements plus accrued interest thereunder converts into either e.GO’s equity securities or TopCo ordinary shares, and (iv) the Wolff Option has been exercised or waived.

Termination

The Business Combination Agreement may be terminated under certain limited circumstances prior to the Closing, including, among others, (i) by mutual written consent of e.GO, TopCo and Athena, (ii) by Athena if certain of the representations and warranties of e.GO, TopCo and Merger Sub are not true and correct (subject to certain qualifications) or if e.GO, TopCo and Merger Sub fail to comply in all material respects with any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to Closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods (an “e.GO Breach Termination Event”), (iii) by e.GO if the representations and warranties of Athena are not true and correct (subject to certain qualifications) or if Athena fails to comply in all material respects with any covenant or agreement set forth in the Business Combination Agreement such that certain conditions to Closing cannot be satisfied and the breach or breaches of such representations or warranties or the failure to perform such covenant or agreement, as applicable, are not cured or cannot be cured within certain specified time periods (an “Athena Breach Termination Event”), (iv) subject to certain limited exceptions, by either Athena or e.GO if the Business Combination is not consummated by June 30, 2023 (an “Outside Date Termination Event”), (v) by either Athena or e.GO if any governmental authority has issued a governmental order or taken any other action enjoining, restraining or otherwise prohibiting the Business Combination and such order has become final and non-appealable, (vi) by either Athena or e.GO if certain required approvals are not obtained from Athena Stockholders after the conclusion of a meeting of Athena Stockholders held for such purpose at which such stockholders voted on such approvals, or (vii) by Athena if a written consent of the e.GO shareholders approving the Business Combination and the transactions contemplated thereby is, at any time, no longer valid or is otherwise revoked or rescinded at any time.

In the event that the Business Combination Agreement is terminated by e.GO or Athena pursuant to an Athena Breach Termination Event or e.GO Breach Termination Event, respectively, the breaching party will be required to pay the non-breaching party a $3,000,000 termination fee (the “Termination Fee”) upon termination.

Subject to the right to receive the Termination Fee and any interest and reimbursement fee related to the Termination Fee, if the Business Combination Agreement is validly terminated pursuant to an Athena Breach Termination Event or e.GO Breach Termination Event, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, except in the case of a willful and material breach or actual fraud, to the extent specific performance is ordered, or for customary obligations that survive the termination thereof (such as confidentiality obligations).

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Athena Board to vote in favor of the Business Combination, Athena Stockholders should be aware that aside from their interests as shareholders, Athena Insiders have interests in the Business Combination that are different from, or in addition to, those of other Athena Stockholders generally. These interests include, but are not limited to, the fact that the Athena Insiders will lose their entire investments in Athena if Athena does not complete a business combination by the Liquidation Date and that the Athena Sponsor can earn a positive rate of return on its investment, even if other Athena Stockholders experience a negative rate of return in TopCo following the Closing. For a detailed description of these and other interests, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Athena’s Directors, Officers and Sponsor in the Business Combination” of this proxy statement/prospectus. The Athena Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Athena Stockholders that they approve the Business Combination Proposal and the Merger proposal. Athena Stockholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the Merger proposal.

Related Agreements

In connection with the Business Combination, certain related agreements have been entered into, or will be entered into on or prior to the Closing Date, including the following:

Shareholder Undertaking

Concurrently with the execution of the Business Combination Agreement, substantially all of the shareholders of e.GO (who will receive TopCo Ordinary Shares pursuant to and in accordance with the Business Combination Agreement) entered into a shareholder undertaking (the “Shareholder Undertaking”), by and among Athena, e.GO, and the e.GO shareholders party thereto, pursuant to which, among other things, each such e.GO shareholder (i) agreed to grant one or more powers of attorney authorizing the respective persons identified in such powers of attorney (acting on behalf of such e.GO shareholder), among other things, to execute and deliver the documents relating to the Business Combination to which such e.GO shareholder is or will be a party (including Dutch deeds of issue and German share transfer deeds, among other documents), (ii) undertook to take all necessary or desirable actions in connection with the transactions contemplated by the Business Combination Agreement and the other transaction documents, and (iii) agreed to certain covenants to support the transactions contemplated by the

Business Combination Agreement and the other transaction documents (including by way of restrictions on the sale, disposition or transfer of such e.GO shareholder’s holdings in e.GO), in each case, on the terms and subject to the conditions set forth in the Shareholder Undertaking.

Lender Undertaking

Concurrently with the execution of the Business Combination Agreement, Lenders holding substantially all of the outstanding amount under the existing convertible loans entered into a lender undertaking (the “Lender Undertaking”), by and among Athena, e.GO, and the Lenders thereto, pursuant to which, among other things, each such Lender (i) agreed to grant one or more powers of attorney authorizing the respective persons identified in such powers of attorney (acting on behalf of such Lender), among other things, to execute and deliver the documents relating to the Business Combination to which such Lender is or will be a party, (ii) undertook to take all necessary or desirable actions in connection with the transactions contemplated by the Business Combination Agreement and the other transaction documents, and (iii) agreed to certain covenants to support the transactions contemplated by the Business Combination Agreement and the other transaction documents (including by ways of restriction on sale, transfer, disposition or conversion of the Lender’s respective rights and obligations as convertible loan lender), in each case, on the terms and subject to the conditions set forth in the Lender Undertaking.

Shareholder Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, substantially all of e.GO’s shareholders entered into a lock-up agreement, pursuant to which they agreed not to effect any sale or distribution of any equity securities of TopCo issued to them at the Closing until the date that is six months after the Closing (each, a “Shareholder Lock-Up Agreement”) on the terms and subject to the conditions set forth in the Shareholder Lock-Up Agreement.

Sponsor Letter Agreement

Athena, the Athena Sponsor, e.GO, TopCo and the Athena Insiders entered into a Sponsor Letter Agreement, pursuant to which, among other things, the Athena Sponsor and the Athena Insiders have agreed to (i) vote all of its, his or her shares of Athena Common Stock to approve and adopt the Business Combination Agreement and the Business Combination, (ii) waive its, his or her redemption rights with respect to its, his or her shares of Athena Common Stock in connection with the Business Combination, (iii) not transfer any of its, his or her shares of Athena Common Stock until the Closing or termination of the Business Combination Agreement (except in limited circumstances), (iv) not transfer (a) with respect to the Athena Sponsor, 75% of its TopCo Shares and (b) with respect to all other Athena Insiders any of its, his or her TopCo Ordinary Shares until the date that is 180 days after the Closing (except in limited circumstances), (v) waive any adjustment to the conversion ratio set forth in Athena’s amended and restated certificate of incorporation or any other anti-dilution or similar protection with respect to the shares of Athena Class B Common Stock held by the Athena Sponsor or the Athena Insiders, in each case, subject to the terms and conditions contemplated by the Sponsor Letter Agreement.

Pursuant to the Sponsor Letter Agreement, TopCo will indemnify the Athena Sponsor from and against certain liabilities relating to the Business Combination for a period of six years after the Closing and subject to an aggregate maximum indemnity of $4,000,000.

Amended and Restated Registration Rights Agreement

At the Closing, TopCo, Athena, the Athena Sponsor, certain former e.GO Shareholders, certain of Athena’s officers and directors, certain members of the Athena Sponsor and/or their respective affiliates will enter into the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, TopCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain TopCo Ordinary Shares and other equity securities of TopCo that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

Warrant Assumption Agreements

At the Closing, TopCo will enter into the Private Warrant Assumption Agreement and the Public Warrant Assumption Agreement pursuant to which, among other things, each outstanding warrant to purchase a share of Athena Class A Common Stock will be converted into a warrant to purchase a TopCo Ordinary Share on the same contractual terms and conditions as were in effect prior to the Business Combination with respect to each warrant.

Earn-out Agreement

Prior to the Closing, TopCo, Athena and the e.GO Shareholders will enter into an Earn-out Agreement pursuant to which, among other things, TopCo will issue or cause to be issued to the e.GO Shareholders the Earn-Out Shares at the Closing. The Earn-Out Shares will be divided into six equal 5,000,000 share tranches, with each tranche subject to immediate vesting and release of trading and voting restrictions if the trading price per TopCo Ordinary Share at any point during the trading hours of a trading day is greater than or equal to $12.50, $15.00, $20.00, $25.00, $30.00 and $35.00, respectively, for any 20 trading days within any period of 30 consecutive trading days during the five-year period following the Closing.

Bridge Financing

On September 29, 2022, e.GO entered into a $15,000,000 bridge facility agreement with Brucke Funding LLC as Lender and Brucke Agent LLC as administrative agent, and any person which becomes a lender in accordance with the terms of the bridge facility agreement. The bridge facility agreement was amended on October 17, 2022. e.GO has granted certain security interests to secure the Bridge Financing, including account pledges and security assignments of its current and future rights and receivables under or in connection with its accounts receivables, insurance policies and intercompany receivables. The first tranche of $2.5 million was disbursed on September 29, 2022 and the second tranche of $1.25 million was disbursed on October 18, 2022. Since November 19, 2022, the parties of the credit agreement are negotiating a reservation of rights letter to address a disagreement regarding the delivery of certain documents (such as certain follow-on security documents) under the credit agreement, a related standstill of Brucke Funding LLC and Brucke Agent LLC, and the restructuring of the Bridge Financing Fixed Payment. As agreed in the aforementioned reservation of rights letter, the remaining portion of the Bridge Financing in the amount of $11,250,000 has not been disbursed and e.GO currently does not intend to utilize, or otherwise expects to receive, the remaining portion. The non-disbursement did, however, not have a material impact on e.GO’s liquidity and results of operations since e.GO was able to secure sufficient funding to continue its ongoing operations through the shareholder loans by nd industrial investments B.V. The Bridge Financing matures on the earlier of (a) the date that is nine months after the first disbursement and (b) the date of the closing of the Business Combination as set forth in the Business Combination Agreement. The loan becomes immediately due and payable upon certain events, including to the extent that the gross proceeds of the IP Note exceed $50 million.

Redemption Rights

Pursuant to the Existing Athena Charter, a holder of Public Shares may demand that Athena redeem such shares for cash if the Business Combination is consummated. If you are a holder of Public Shares, you will be entitled to receive cash for your Public Shares regardless of whether you vote for or against the Business Combination Proposal or do not vote at all, and regardless of whether you held your Public Shares on the record date.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        (a) hold Public Shares or (b) hold Public Shares through Athena Units and you elect to separate your Athena Units into the underlying Public Shares and Athena Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

•        prior to 5.00 p.m., Eastern time, on            , 2023 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that Athena redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

If the Business Combination is not completed, these shares will not be redeemed for cash. In such case, Athena will promptly return any shares delivered Athena Public Stockholders for redemption and such holders may only share in the assets of the Trust Account upon the liquidation of Athena. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors. If a holder of Public Shares properly demands redemption, Athena will redeem each Public Share for a full pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Merger. As of           , 2023, the record date, this would amount to approximately            per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of Athena Class A Common Stock for cash and will no longer own the shares. See the section entitled “Special Meeting of Athena Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares of Athena Class A Common Stock into cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Athena Public Stockholder or any other person with whom such Athena Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without Athena’s prior consent. Accordingly, if an Athena Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of Athena.

Holders of Athena Warrants and Athena Units will not have redemption rights with respect to such securities.

Certain Information Relating to TopCo

Listing of TopCo Shares and TopCo Public Warrants on NYSE

TopCo Shares and TopCo Public Warrants currently are not traded on a stock exchange. TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants under the Exchange Act and on NYSE under the symbols “EGOX” and “EGOX WS,” respectively, upon the Closing of the Business Combination. We cannot assure you that the TopCo Shares or TopCo Public Warrants will be approved for listing on NYSE.

Delisting of Athena Common Stock and Deregistration of Athena

Athena and e.GO anticipate that, following consummation of the Business Combination, the Athena Class A Common Stock, Athena Units and Athena Public Warrants will be delisted from the NYSE American, and Athena will be deregistered under the Exchange Act.

Emerging Growth Company; Foreign Private Issuer

TopCo is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. TopCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing of the Business Combination, (b) in which TopCo has total annual gross revenue of at least $1.235 billion or (c) in which TopCo is deemed to be a large accelerated filer, which means the market value of TopCo Shares held by non-affiliates is at least $700 million as of the last business day of TopCo’s prior second fiscal quarter, and (ii) the date on which TopCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. TopCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that TopCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards.

As a “foreign private issuer,” TopCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that TopCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. TopCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,”

TopCo’s officers and directors and holders of more than 10% of the issued and outstanding TopCo Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Comparison of Stockholder Rights

Until consummation of the Merger, Delaware law and the Athena memorandum and articles of association will continue to govern the rights of Athena Stockholders. After consummation of the Merger, Dutch law and the TopCo Articles of Association will govern the rights of TopCo shareholders. There are certain differences in the rights of Athena Stockholders prior to the Business Combination and the rights of TopCo shareholders after the Business Combination. Please see the section entitled “Comparison of Stockholder Rights.”

Tax Considerations

Holders of Athena Class A Common Stock and Athena Public Warrants should read carefully the information included under the section entitled “Tax Considerations” for a detailed discussion of certain U.S. federal tax income considerations of the Business Combination, including the receipt of cash pursuant to the exercise of redemption rights in respect of Athena Class A Common Stock, and certain U.S. federal income, Dutch and German tax considerations of the ownership and disposition of TopCo Shares and TopCo Public Warrants after the Business Combination. Holders of Athena Class A Common Stock and Athena Public Warrants are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any foreign state, local or other income and other tax laws) of the Business Combination, and prospective holders of TopCo Shares and TopCo Public Warrants are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any foreign state, local or other income and other tax laws) of the ownership and disposition of TopCo Shares and TopCo Public Warrants.

Anticipated Accounting Treatment

The Business Combination is made up of the series of transactions within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. For accounting and financial reporting purposes, the Exchange is expected to be accounted for as a recapitalization under IFRS, while the other transactions will be accounted for based on IASB IFRS 2 (Share-based Payment).

No Appraisal Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Athena Stockholders (including the initial stockholders) and holders of other Athena securities do not have appraisal rights in connection with the Business Combination under the DGCL.

The Class B Common Stock Conversion Proposal

Athena Stockholders will be asked to consider and vote on a proposal to amend the Existing Athena Charter such that each issued and outstanding share of Athena Class B Common Stock will not automatically convert into one share of Athena Class A Common Stock upon consummation of the Business Combination. Please see the section entitled “Proposal No. 2 — The Class B Common Stock Conversion Proposal.”

The Advisory Charter Proposals

Athena Stockholders will be asked to approve and adopt, on a non-binding advisory basis, certain governance provisions in the TopCo Articles of Association, which are being presented separately in accordance with the SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as three sub-proposals. Please see the section entitled “Proposal No. 3 — The Advisory Charter Proposals.”

The Adjournment Proposal

Athena Stockholders may be asked to vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent set forth in the Business Combination Agreement or if that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. Please see the section entitled “Proposal No. 4 — The Adjournment Proposal.”

Recommendation to Athena Stockholders

The Athena Board has unanimously determined that each of the Business Combination Proposal, the Class B Common Stock Conversion, the Advisory Charter Proposals and the Adjournment Proposal to be presented at the Special Meeting is fair and in the best interests of Athena and its stockholders, and recommends that Athena Stockholders vote “FOR” each of the proposals.

The existence of financial and personal interests of one or more of Athena’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Athena and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Athena’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Athena’s Directors, Officers and Sponsor in the Business Combination” of this proxy statement/prospectus.

Athena Board’s Reasons for Approval of the Business Combination

In considering the Business Combination, the Athena Board considered the following factors, although not weighted or in any order of significance:

Strong Benefit from e.GO’s Management Team’s Relationships and Experience.    Through e.GO’s existing partnerships, Athena would be able to help e.GO mature its “phygital” approach strategy with these high-profile partners. Athena believes that e.GO’s management team’s experience, proven ability to lead the electric vehicle industry and strong investor relationships across sectors would be valuable in helping smoothly execute transactions and further accelerate the growth.

High-Growth Industry.    Athena shares e.GO’s belief that BEV sales will not only increase relative to total enterprise value (“EV”) sales in the future but will also increase in use in urban areas. Athena believes that e.GO is well positioned to capitalize on this expanding market as it has demonstrated advantages when compared to its competitors.

Disruptive Production Approach.    In its MicroFactory, e.GO has established a disruptive production approach, which focuses on flexibility, sustainability and optimized use of capital during the whole production process, with a much smaller environmental and energy footprint than its competitors. Athena believes that e.GO’s MicroFactory is one of the most modern production facilities and a unique testament to its innovative and sustainable DNA, and can further benefit from innovative operational techniques.

Scalability and Significant Revenue and Earnings Growth Potential.    Athena believes that e.GO’s business is well positioned for growth and global expansion, considering the business model to be largely scalable due to the proven track record of the modular production concept in conjunction with a smart skateboard vehicle platform and low capex requirements for global expansion.

For a full description of the Athena Board’s reasons for the approval of the Business Combination, please read the section entitled “Proposal No.1 — The Business Combination Proposal — The Athena Board’s Reasons for the Approval of the Business Combination.”

This explanation of Athena’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Risk Factors” beginning on page 49 and “General Information — Cautionary Note Regarding Forward-looking Statements” beginning on page 6 of this proxy statement/prospectus.

After careful consideration, the Athena Board unanimously (i) declared the advisability of the Merger, share exchange, and the other transactions contemplated by the Business Combination Agreement, (ii) determined that the Business Combination is in the best interests of the stockholders of Athena, (iii) determined that the Merger constitute a “Business Combination” as such term is defined in the Existing Athena Charter and (iv) resolved to recommend that the Athena Stockholders approve the Business Combination and the other proposals set forth in this proxy statement/prospectus.

Interests of Athena’s Directors, Officers and Sponsor in the Business Combination

When you consider the recommendation of Athena Board that you vote in favor of approval of the business combination, you should be aware that the Athena Insiders have interests in the Business Combination that may be different from, or in addition to, the interests of the Athena’s other stockholders and warrant holders. The existence of financial and personal interests of Athena’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Athena and its stockholders and what they may believe is best for herself or themselves in determining to recommend that stockholders vote for the proposals. Our directors were aware of and considered these interests and potential conflict of interest, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. These interests include, among other things, the interests listed below:

•        The Athena Insiders will lose their entire investments in Athena if Athena does not complete a business combination by the Liquidation Date.

•        The Athena Sponsor owns an aggregate of 8,050,000 Sponsor Shares, which it purchased prior to the IPO for an aggregate purchase price of $25,000. Upon the Closing, such Sponsor Shares will be converted into 8,452,500 TopCo Ordinary Shares, based on the Final Conversion Ratio. Athena’s officers and directors and their affiliates are among the members of the Athena Sponsor, and they may be entitled to receive a portion of the securities held by the Athena Sponsor following the consummation of the Business Combination, including the Sponsor Shares. Based on the closing price of Athena Class A Common Stock on the NYSE American of $            on             , 2023, the record date for the Special Meeting, the Sponsor Shares would be worth approximately $            . This represents a            % gain on the Athena Sponsor’s investment. If Athena does not consummate an initial business combination by the Liquidation Date, then the Sponsor Shares will be worthless.

Additionally, simultaneously with the consummation of the IPO, Athena consummated the sale of 1,060,000 Private Placement Units at a price of $10.00 per unit, for an aggregate investment of $10,600,000, in a private placement to the Athena Sponsor. Each Private Placement Unit consists of one share of Athena Class A Common Stock and one-half of one Private Placement Warrant. Each share of Athena Class A Common Stock will be converted into a TopCo Ordinary Share upon the Closing, and each whole Private Placement Warrant is exercisable commencing 30 days following the Closing for one TopCo Ordinary Share at an exercise price of $11.50 per share. If Athena does not consummate an initial business combination by the Liquidation Date, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distributions to the Athena Public Stockholders, and the securities underlying the Private Placement Units held by the Athena Sponsor will be worthless. The securities underlying the Private Placement Units held by the Athena Sponsor had an aggregate market value of approximately $            based upon the closing price of $            per share of Athena Class A Common Stock and $            per Public Warrant, respectively, on the NYSE American on             , 2023, the record date for the Special Meeting.

In connection with the Business Combination, the Athena Sponsor and certain of Athena’s officers and directors entered into the Sponsor Letter Agreement with Athena, e.GO and TopCo, pursuant to which they agreed to waive their redemption rights with respect to the Sponsor Shares and any other shares of Athena Common Stock held by them in connection with the completion of the Business Combination. Additionally, the Athena Sponsor has also agreed to waive its rights to liquidating distributions from the Trust Account with respect to its Sponsor Shares and Private Placement Units if Athena fails to complete a business combination by the Liquidation Date. The Athena Sponsor and Athena’s officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the Athena Insiders’ investments in Athena is dependent on the consummation of an initial business combination.

In the event that Athena does not complete an initial business combination by the Liquidation Date, the 8,050,000 Sponsor Shares and the 1,060,000 Private Placement Units held by the Athena Sponsor, for which the Athena Insiders have invested $10,085,000, and which have an approximate aggregate market value of $            as of            , will expire worthless. As a result, the Athena Insiders have an aggregate of up to $            at risk that depends on the completion of an initial business combination by the Liquidation Date. In contrast, Athena Public Stockholders would receive approximately            per share if the Trust Account is liquidated, calculated as of             , 2023, the record date for the Special Meeting.

In connection with the Extension Amendment, on December 16, 2022, Athena issued a press release announcing that, if the Extension is implemented, the Athena Sponsor or its designees will deposit into the Trust Account as a loan, the lesser of (x) $121,000 or (y) $0.055 per Public Share multiplied by the number of Public Shares outstanding, on each of the following dates: (i) January 23, 2023; and (ii) one business day following the public announcement by Athena disclosing that the Athena Board has determined to extend the date by which Athena must consummate its initial business combination for an additional month in accordance with the Extension. As there were 2,048,936 Public Shares outstanding following redemptions in connection with the Extension Meeting, the Contribution amount for each month of the Extension is equal to $112,691.48, which is the product of $0.055 per public share multiplied by the 2,048,936 Public Shares outstanding, or up to an aggregate of $676,148.88 in the event the Extension is effectuated for the full six months. In connection with the Athena Sponsor’s Contribution for the Extension, on January 17, 2023, Athena issued an Extension Note to the Athena Sponsor with a principal amount equal to $676,148.88. On the same date, in connection with advances the Athena Sponsor may make in the future to Athena for working capital expenses in connection with Athena’s initial business combination, Athena issued a separate Working Capital Note to the Athena Sponsor, which was amended on May 19, 2023, in the principal amount of up to $600,000.00. As of the date of this prospectus/proxy statement, Athena has implemented six Extensions to extend the Liquidation Date from January 22, 2023 to July 22, 2023, and in connection therewith, the Athena Sponsor has deposited an aggregate of $676,148.88 to the Trust Account. If the Business Combination is not consummated, any loans or advances under such Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

•        The Athena Sponsor can earn a positive rate of return on its investment, even if other Athena Stockholders experience a negative rate of return in TopCo following the Closing.

Even if the trading price of the TopCo Ordinary Shares following the Closing is as low as $1.12 per share, the aggregate market value of the 9,512,500 TopCo Ordinary Shares to be held by the Athena Sponsor (converted from the Athena Common Stock held by the Athena Sponsor, including the 8,050,000 Sponsor Shares, based on the Final Conversion Ratio, and the 1,060,000 Private Placement Shares, and excluding the TopCo Ordinary Shares issuable upon the exercise of any warrants) would be approximately equal to the initial investment in Athena by the Athena Sponsor, including the $25,000 purchase price for the Sponsor Shares and the $10,600,000 purchase price for the Private Placement Units. As a result, if the Business Combination is completed, the Athena Sponsor is likely to be able to make a substantial profit on its investment in Athena even at a time when the TopCo Ordinary Shares may lose significant value. On the other hand, if the Business Combination is not approved and Athena liquidates without completing its Business Combination before the Liquidation Date, the Athena Sponsor will lose its investment in Athena of $10,625,000 plus any advances that the Athena Sponsor may make to Athena pursuant to the Notes. This may incentivize the Athena Insiders to complete an initial business combination on terms or conditions that are not in the best interest of the Athena Public Stockholders.

•        The Existing Athena Charter provides that Athena renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Athena and such opportunity is one that Athena is legally and contractually permitted to undertake and would otherwise be reasonable for Athena to pursue, and to the extent the director or officer is permitted to refer that opportunity to Athena without violating another legal obligation. Notwithstanding such provision, Athena believes that such provision did not impact Athena’s search for a business combination target because Athena’s officers and directors have confirmed to Athena that there were no such corporate opportunities that were not presented to Athena pursuant to such provision.

•        It is currently contemplated that Isabelle Freidheim, chairperson of the board of directors of Athena, will continue to serve as director of TopCo after the Closing. As such, in the future Ms. Freidheim may receive any cash fees, stock options or stock awards that the TopCo Board determines to pay to its directors and/or officers.

•        Pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, TopCo is required to (i) maintain provisions in the TopCo Articles of Association providing for the indemnification of Athena’s existing directors and officers and (ii) maintain a directors’ and officers’ liability insurance policy that covers Athena’s existing directors and officers. Pursuant to the Sponsor Letter Agreement, TopCo will indemnify the Athena Sponsor from and against certain liabilities relating to the Business Combination for a period of six years after the Closing and subject to an aggregate maximum indemnity of $4,000,000.

•        Upon the completion of the Business Combination, Cohen, acting as Athena’s financial advisor and capital markets advisor for the Business Combination and Athena’s lead placement agent in connection with any private placement relating to the Business Combination, will receive customary advisory fees for a transaction of this nature. An affiliate of Cohen is one of the members of the Athena Sponsor. As of May 30, 2023, the total aggregate amount of transaction expenses expected to be paid or repaid by Athena to Cohen upon consummation of the Business Combination is approximately $6 million. If the Business Combination is not consummated, Cohen will not receive such fees due at the Closing.

•        At the Closing, TopCo, Athena and the Athena Sponsor, certain former e.GO Shareholders, certain of Athena’s officers and directors, certain members of the Athena Sponsor and/or their respective affiliates will enter into the Amended and Restated Registration Rights Agreement, under which TopCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain TopCo Ordinary Shares and other equity securities of TopCo that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

•        Athena’s officers and directors have not been required to, and have not, committed their full time to Athena’s affairs, which may have resulted in a conflict of interest in allocating their time between Athena’s operations and its search for a business combination and their other businesses. In addition, the Athena Sponsor and Athena’s officers and directors may sponsor, invest in, form or otherwise become involved with any other special purpose acquisition companies similar to Athena (including, for example, Athena Tech II), including in connection with their initial business combinations, or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or ventures may present additional conflicts of interest in pursuing an initial business combination.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Athena Sponsor, Athena’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. However, if Athena fails to consummate an initial business combination, such persons will not have any claim against the Trust Account for reimbursement and Athena may not be able to reimburse these expenses. As of the date of this proxy statement/prospectus, there were no reimbursable out-of-pocket expenses that are expected to be reimbursed using funds from the Trust Account at Closing.

•        In connection with the Closing, the Athena Sponsor and Athena’s officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to Athena and remain outstanding. As of the date of this proxy statement/prospectus, there are              loans outstanding under the Notes.

As a result of the foregoing interests, the Athena Sponsor and Athena’s directors and officers will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Athena’s other stockholders and warrant holders.

The Athena Board considered all of these interests together with the factors described in the section entitled “Proposal No.1 — The Business Combination Proposal — The Athena Board’s Reasons for the Approval of the Business Combination” as a whole and, on balance, concluded that they supported a favorable determination that the Business Combination Agreement and the Business Combination are fair from a financial point of view to and in the best interests of Athena and its stockholders. In view of the wide variety of factors considered by the Athena Board in connection with its evaluation, negotiation and recommendation of the Business Combination and related transactions and the complexity of these matters, the Athena Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Athena Board based its evaluation, negotiation and recommendation of the Business Combination on the totality of the information presented to and considered by it. The Athena Board evaluated the reasons described above with the assistance of Athena’s outside advisors. In considering the factors described above and any other factors, individual members of the Athena Board may have viewed factors differently or given different weights to other or different factors.

Date, Time and Place of the Special Meeting of Athena Stockholders

The Special Meeting of the Athena Stockholders will be held virtually at            a.m., Eastern time, on            , 2023, and accessible at            or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, to consider and vote upon the Business Combination Proposal, the Class B Common Stock Conversion Proposal, the Advisory Charter Proposals and, if necessary, the Adjournment Proposal.

Voting Power; Record Date

Athena Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of Athena Common Stock at the close of business on           , 2023, which is the record date for the Special Meeting. Athena Stockholders will have one vote for each share of Athena Class A Common Stock and each share of Athena Class B Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Athena Warrants do not have voting rights. On the record date, there were 3,108,936 shares of Athena Class A Common Stock outstanding and 8,050,000 shares of Athena Class B Common Stock outstanding.

Quorum and Required Vote of Athena Stockholders

A quorum of Athena Stockholders is necessary to hold a valid meeting. A quorum for the Special Meeting will consist of the holders present in person (including virtually) or by proxy of shares representing a majority of the outstanding shares of Athena Common Stock entitled to vote. The shares of Athena Common Stock held by the Athena Sponsor will count towards this quorum. Abstentions will count as present for purposes of establishing a quorum; Broker Non-Votes will not. The proposals presented at the Special Meeting will require the following votes:

•        Business Combination Proposal:    Pursuant to the DGCL, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.

•        Class B Common Stock Conversion Proposal:    Pursuant to the Existing Athena Charter, the approval of the Class B Common Stock Conversion Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “AGAINST” the Class B Common Stock Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.

•        Advisory Charter Proposals:    Pursuant to the Existing Athena Charter, the approval of each of the Advisory Charter Proposals, if presented, will require the affirmative vote of the holders of a majority holders of a majority of the shares of Athena Common Stock that are voted at the Special Meeting, voting together as a single class. Abstentions and Broker Non-Votes will have no effect on the outcome of the vote of such proposal because abstentions and Broker Non-Votes are not votes cast. The stockholder votes regarding these proposals are advisory in nature, and are not binding on Athena, Athena Board, TopCo or TopCo Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, TopCo intends that the TopCo Articles of Association will take effect at the Closing.

•        Adjournment Proposal:    Pursuant to the Existing Athena Charter, the approval of the Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority holders of a majority of the shares of Athena Common Stock that are voted at the Special Meeting, voting together as a single class. Abstentions and Broker Non-Votes will have no effect on the outcome of the vote of such proposal because abstentions and Broker Non-Votes are not votes cast.

The Business Combination is conditioned on the approval of the Business Combination Proposal. Neither the Business Combination Proposal, the Class B Common Stock Conversion Proposal, the Advisory Charter Proposals nor the Adjournment Proposal are conditioned upon the approval of any other proposal. The proposals are more fully described in this proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.

Opinion of Northland Securities

Athena engaged Northland to render a fairness opinion to the Athena Board in connection with the Business Combination. The Athena Board decided to obtain such fairness opinion to determine fairness of the consideration to Athena and its unaffiliated stockholders and to analyze the 80% Test. In connection with this engagement, Northland delivered a written opinion, dated July 27, 2022, to the Athena Board that, as of such date, 1) the Business Combination is fair, from a financial point of view, to Athena and its unaffiliated stockholders, and 2) the Company has a fair market value equal to at least 80 percent of the assets held in the Trust Account at the time of Athena’s execution of the Business Combination Agreement (net of accounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust).

The full text of Northland’s written fairness opinion, dated July 27, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is included as Annex L to this proxy statement/prospectus and is incorporated by reference herein in its entirety. The summary of Northland’s opinion included in the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Fairness Opinion of Northland” beginning on page 131 is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Northland’s opinion and that section carefully and in their entirety. Northland’s opinion was delivered to Athena Board for purposes of its evaluation of the Transaction and only addressed the fairness of the Transaction from a financial point of view to the holders of the Athena Common Stock. Neither Northland’s opinion nor the summary of its opinion set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation, as to, or otherwise address, how any holder of shares of Athena Common Stock should act or vote with respect to the Business Combination or any matter relating thereto, including, without limitation, whether holders of Athena Common Stock should redeem their shares. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Fairness Opinion of Northland” for more information.

Certain Voting Arrangements

In connection with Athena’s initial public offering, the Athena Sponsor entered into a letter agreement to vote its shares of Sponsor Shares, and well as any Public Shares purchased by the Athena Sponsor during or after Athena’s IPO, in favor of Athena’s initial business combination. Further, pursuant to the Sponsor Letter Agreement, the Athena Sponsor agreed to vote all voting equity securities owned by it in favor of the Business Combination Agreement, Business Combination, and all other proposals being presented at the Special Meeting. As of the date hereof and as a result of redemptions in connection with the Extension Meeting, the Athena Sponsor owns approximately 81.6% of the total outstanding shares of Athena Common Stock. The approval of the proposals being presented at the Special Meeting require the affirmative vote of the holders of a majority of the outstanding shares of

Athena Common Stock as of the record date, voting together as a single class. Accordingly, the Athena Sponsor will be able to approve all of the proposals to be presented at the Special Meeting, including approval of the Business Combination Agreement and the Business Combination, even if no Athena Public Stockholders vote in favor of approving the Business Combination or any of the proposals to be presented at the Special Meeting.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Athena has engaged Morrow Sodali to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares virtually if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Athena Stockholders — Revoking Your Proxy.”

Comparison of Rights of Stockholders of Athena and Shareholders of TopCo

If the Business Combination is successfully completed, Athena Public Stockholders will become holders of TopCo Ordinary Shares, and their rights as shareholders will be governed by TopCo’s organizational documents, including the TopCo Articles of Association. There are also differences between the laws governing Athena, a Delaware corporation, and TopCo, a Dutch B.V. Please see the section entitled “Comparison of Stockholder Rights.”

Summary of Certain Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to, the factors described below.

•        e.GO has a history of significant losses and expected continuing losses for the foreseeable future, which lead to continued reliance on external financing and raise substantial doubt about e.GO’s ability to continue as a going concern.

•        e.GO operates in a highly competitive industry, and there are areas where its domestic and international competitors have significant advantages over e.GO.

•        e.GO’s business is vulnerable to economic downturns and other forces placing pressure on consumer discretionary spending.

•        e.GO’s reputation, business and results of operations could be materially adversely affected by data breaches, cybersecurity issues and other privacy and data protection concerns.

•        e.GO’s business is subject to an increasingly complex and varied set of regulations and tax law under numerous jurisdictions, and its compliance burden will continue to increase with the shifting expectations of regulators in various jurisdictions and also as it continues to expand its business into additional jurisdictions.

•        Market and industry volatility could have a material adverse effect on e.GO’s results.

•        The automotive industry is cyclical, and prolonged economic declines would have a material adverse effect on e.GO’s business.

•        e.GO’s ability to compete depends on the attraction and retention of qualified key personnel.

•        e.GO’s operations could be materially affected by labor interruptions and difficulties.

•        e.GO’s ability to generate revenue will be dependent on its ability to maintain its customer base and develop new customers.

•        e.GO’s business is dependent on the supply of certain components which may become difficult to source or which may become subject to delays or disruptions in our supply chain, e.g., semiconductor chips and battery cells.

•        Currency fluctuations, including a significant increase in the value of the Euro, could have a materially adverse effect on e.GO’s financial performance and financial position.

•        Athena’s initial stockholders and management team have agreed to vote their shares in favor of the Business Combination, regardless of how the Athena Public Stockholders vote. Accordingly, Athena will receive the requisite stockholder approval for the Business Combination, even if no Athena Public Stockholders vote in favor of approving the Business Combination.

•        The exercise of discretion by Athena’s directors and officers in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of the Athena Stockholders.

•        Athena’s current directors and executive officers have interests in the Business Combination that are different from or in addition to the interests of Athena Public Stockholders. Such interests may have influenced their decision to approve the Business Combination.

•        Subsequent to the completion of the Business Combination, TopCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and TopCo’s ordinary share price, which could cause you to lose some or all of your investment.

•        If the Athena Public Stockholders fail to properly demand redemption of their shares, they will not be entitled to redeem their shares of Athena Class A Common Stock for a pro rata portion of the Trust Account.

•        The TopCo securities to be received by Athena Stockholders as a result of the Business Combination will have different rights from Athena’s securities and Athena Stockholders will experience dilution as a consequence of the Business Combination. Having a minority share position in TopCo may reduce the influence that Athena’s current stockholders have on the management of the combined company.

•        The Athena Warrants are accounted for as liabilities and the changes in value of the Athena Warrants could have a material effect on the financial results of TopCo following the Business Combination.

Recent Developments

Citi Waiver of Deferred Commission

On December 8, 2022, Citigroup Global Markets Inc. (“Citi”) agreed to waive its entitlement to the payment of all of its $8,650,000 deferred compensation for its previously completed role as underwriter of Athena’s IPO that would have become due upon the Closing. Citi has not been involved in the Business Combination and was not involved in the preparation of any disclosure that is included in this proxy statement/prospectus, or any analysis underlying such disclosure. As a result, shareholders and prospective investors do not have the benefit of any such type of involvement and should not place any reliance on the fact that Citi was previously involved in Athena’s IPO. See the risk factor entitled “Citi, the lead underwriter in Athena’s IPO, was to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with Athena’s IPO, yet Citi, without any consideration from Athena or e.GO, gratuitously waived its entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus, but Citi would be entitled to such compensation in connection with an alternative business combination, should the Business Combination be terminated, and remains entitled to customary indemnification and contribution obligations of Athena in connection with the Business Combination.” herein, which includes a description of Athena’s ongoing customary obligations under the underwriting agreement that have not been waived, which are only for indemnification and contribution related to Athena’s IPO.

Citi was provided with the disclosures in this proxy statement/prospectus pertaining to its previously completed role as underwriter of Athena’s IPO and waiver of its deferred compensation; however, Citi stated that it has not reviewed any disclosure in this proxy statement/prospectus, nor does it intend to review or comment on whether it agrees with either the risks or the conclusions stated herein that are associated with Citi’s previously completed role and waiver. Accordingly, Citi does not want to be associated with the disclosure in this proxy statement/prospectus, including any discussion related to reasons for its waiver or the underlying business analysis related to the Business Combination.

Athena Extension Amendment

On December 21, 2022, Athena held the Extension Meeting, at which the Athena Stockholders voted and approved the Extension Amendment. A total of 20,951,064 shares of the Athena Class A Common Stock were presented for redemption in connection with this Extension Meeting. As a result, as of December 31, 2022 there is approximately $21.75 million remaining in the Trust Account following the redemptions in connection with the Extension Meeting. In connection with the Extension Amendment, on December 16, 2022, Athena issued a press release announcing that, if the Extension is implemented, the Athena Sponsor or its designees will deposit into the Trust Account as a loan, the lesser of (x) $121,000 or (y) $0.055 per Public Share multiplied by the number of Public Shares outstanding, on each of the following dates: (i) January 23, 2023; and (ii) one business day following the public announcement by Athena disclosing that the Athena Board has determined to extend the date by which Athena must consummate its initial business combination for an additional month in accordance with the Extension. As there were 2,048,936 Public Shares outstanding following redemptions in connection with the Extension Meeting, the Contribution amount for each month of the Extension is equal to $112,691.48, or up to an aggregate of $676,148.88 in the event the Extension is effectuated for the full six months. Other than the Athena Sponsor’s agreement to deposit funds into the Trust Account for each month of the Extension as described herein, which was an incentive for Athena’s stockholders to not redeem in connection with the Extension Meeting but not an incentive to vote in favor of the Extension, there were no arrangements, understandings, agreements or discussions between Athena, e.GO, or their respective affiliates and Athena Public Stockholders to incentivize such stockholders to vote for the Extension Amendment.

Promissory Notes

In connection with the Athena Sponsor’s Contribution for the Extension, on January 17, 2023, Athena issued an unsecured Extension Note to the Athena Sponsor with a principal amount equal to $676,148.88. On the same date, in connection with advances the Athena Sponsor may make in the future to Athena for working capital expenses in connection with Athena’s initial business combination, Athena issued a separate Working Capital Note to the Athena Sponsor, which was amended on May 19, 2023, in the principal amount of up to $600,000.00. Both Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of Athena’s initial business combination, or (b) the date of Athena’s liquidation. If Athena does not consummate an initial business combination by the Liquidation Date, the Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Notwithstanding the foregoing, under both Notes, following the closing of Athena’s initial business combination, the Athena Sponsor may elect to convert all or any portion of the unpaid principal balance of the Note into units of the post-business combination entity at $10.00 per unit (the “Conversion Units”), with each unit being identical to the private placement units sold to the Athena Sponsor in connection with Athena’s IPO. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the Notes.

In connection with the Athena Board’s determinations to implement six Extensions and to extend the Liquidation Date from January 22, 2023 to July 22, 2023 and pursuant to the Extension Note, the Athena Sponsor funded an aggregate of $676,148.88 to the Trust Account. As of the date of this proxy statement/prospectus, there are $454,307 loans outstanding under the Working Capital Note and $676,148.88 loans outstanding under the Extension Note.

In connection with funding the Contribution under the Extension Note, the Athena Sponsor entered into an agreement with a member of the Sponsor and an agreement with a third party investor to loan to the Athena Sponsor funds sufficient to cover a portion of the Contribution. Pursuant to such agreements, the Sponsor agreed to assign and transfer approximately 150,256 Athena Class B Common Stock to such member of the Sponsor and 250,000 Athena Class A Common Stock to such third party investor upon the closing of the Business Combination in respect of an aggregate of $475,383 loaned to the Athena Sponsor as of the date of this proxy statement/prospectus.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein and the matters addressed in the section entitled “General Information,” in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. For purposes of this section, “e.GO”, “we”, “our”, “us” and “ourselves” refer to Next.e.GO Mobile SE, together with its subsidiaries prior to the consummation of the Business Combination; and “TopCo” refers to Next.e.GO N.V., together with its subsidiaries after completion of the Business Combination, in each case unless the context otherwise requires. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of TopCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by TopCo, Athena and e.GO which later may prove to be incorrect or incomplete. TopCo, Athena and e.GO may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair their business or financial condition.

Risks Related to our Industry

Our success and future growth is dependent upon the market’s willingness to adopt electric vehicles.

e.GO is a manufacturer of battery electric vehicles designed for urban use. The demand for electric vehicles such as the e.wave X, our current vehicle model, will depend upon the acceptance and adoption of electric vehicles. The market for electric vehicles is developing fast, characterized by continuously evolving technologies, price and other competition, government subsidies and industry norms and standards, as well as changing or uncertain consumer demands and behaviors. Factors that may influence the acceptance and adoption of electric vehicles, include:

•        perceptions about electric vehicle quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•        the range over which electric vehicles may be driven on a single battery charge and the speed at which batteries can be recharged;

•        technical innovations concerning battery capacity, quality, performance, sensitivity to temperature and ability to hold its charge;

•        the availability of service for electric vehicles;

•        access to charging stations, standardization of electric vehicle charging systems and perceptions about convenience and cost to charge an electric vehicle;

•        competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•        changes in the relative cost of electricity, oil, gasoline and hydrogen or other alternative fuel solutions;

•        the availability of tax and other economic or governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of non-polluting and fuel efficient vehicles and alternate forms of energy;

•        macroeconomic factors; and

•        geopolitical events that may impact the supply chain, energy landscape as well as consumer confidence.

The electric vehicle market is highly competitive.

The market for electric vehicles is rapidly evolving. Numerous competitors are in the process of developing, or already offer, urban electric vehicles. Our current or future direct and indirect competitors may benefit from greater financial resources, more extensive development, manufacturing, marketing and service capabilities, own manufacturing assets, greater brand recognition, greater access to suppliers, a larger number of managerial and technical personnel as well as more expansive geographic reach. We believe that key factors affecting our chances to compete in the electric vehicle industry include the initial purchase prices of our urban electric vehicles, availability and time to market, energy efficiency of our solutions, product quality and performance, the availability and terms of after sale and other services as well as financing terms and the expected residual value of our vehicles, all of which affect total costs of ownership, a principal factor in the purchase decision of our customers.

Developments in vehicle technology may adversely affect the demand for electric vehicles.

The vehicle industry in general and its e-mobility segment in particular are strongly technology driven and many established or new OEMs or automotive businesses offering innovative e-mobility solutions have entered or plan to enter the market for alternative fuel vehicles, which includes the e-mobility segment. We expect competition in the e-mobility segment to intensify in the future in light of regulatory initiatives and the promotion, advancement of, and increased demand for, alternative fuel technologies. Potential continuing consolidation in the worldwide electric vehicle industry may lead to competitors with large market shares, which may have the ability to significantly negatively affect the chances of smaller vehicle manufacturers, such as us, to successfully market their vehicles. Significant developments in alternative technologies, such as hydrogen fuel cell technology or advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine as well as an advancement of fuels produced from renewable sources, may materially and adversely affect demand for urban electric vehicles and may require us to make additional investments into the development of our urban electric vehicles. Any failure, inability or delay by us to improve and expand our vehicle portfolio, develop new or enhanced technologies, or react to changes in existing technologies or innovations of competitors, could result in the loss of competitiveness, negatively impact revenue and lead to a loss of market share.

Demand in the automobile industry is highly volatile.

The markets in which we plan to compete have been subject to considerable volatility. Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market. Adverse macroeconomic conditions, such as actual or expected decreases in per capita income or the level of disposable income, inflation increased or prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic or the Russo-Ukrainian War, could have a material adverse effect on demand for our vehicles. As a new market player, we have significantly less financial resources than more established automobile manufacturers to withstand changes in the market and disruptions in demand or to maintain operations as we seek to establish our brand and reach significant sales. Demand for electric vehicles may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles such as sales and financing incentives, prices of raw materials, parts and components, cost of energy, fuel and governmental regulations, including tariffs, import regulation and other taxes. The ongoing Russo-Ukrainian War has an increasingly negative effect on a number of these factors. Lower vehicle unit sales may lead to higher inventory level, which may result in downward price pressure and adversely affect our business, prospects, financial condition and results of operation.

Risks Related to our Business and Operations

We are an early stage company with a history of significant losses, expect to incur significant costs and expenses as well as continuing losses for the foreseeable future and depend on the contemplated transaction and other external financing to continue our operations, which raises substantial doubt about our ability to continue as a going concern.

We are still at an early stage with our operations and have incurred significant losses in the amount of €57.7 million in the fiscal year ended 2022. We depend on the success of the contemplated transaction and other external financing such as private or public equity or debt financing or public subsidies, to continue our operations. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin material deliveries of our vehicles and significantly scale our operations. Furthermore, we expect to incur additional substantial costs and expenses in the foreseeable future as we intend to:

•        grow and expand our business and product portfolio and will therefore substantially invest in the design and development of new car models;

•        expand our technology portfolio and improve our technological capabilities;

•        further increase our sales and marketing activities with the goal of building our brand;

•        establish additional MicroFactories outside of Germany; and

•        increase our general and administrative functions to support our growing operations.

We may find that our efforts related to the growth of our operations are more expensive and time consuming than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. Our ability to generate revenue and achieve profitability in the future depends in large part on our ability, alone or with our business partners, to achieve milestones and to successfully commercialize our vehicles and to deploy and establish further MicroFactories in other countries in time and in line with the expected cost and expenses.

Additionally, changes in the CO2 pooling revenues, the availability of such pools and/or the changing demand by the primary pool off takers could have a material adverse effect on our business.

The assessment of going concern of e.GO and its consolidated subsidiaries is directly linked to the assessment of the ability of e.GO to continue as a going concern. To date funding has been primarily made by the shareholders.

The current planning is based on the assumption that e.GO will be able to continue the business for at least twelve months after receiving anticipated funding of €48.25 million from the IP Note (total cash intake, net of fees and financing costs) in June 2023, an increase of the bearer bond purchased by MIMO Capital AG with a volume of an additional $8 million and closing the Business Combination by June 2023 with an expected inflow of up to $21.8 million (c. €19.8 million), assuming no further redemptions by Athena Public Stockholders and before deduction of transaction costs, which are estimated to be equal to $16.5 million. In order to further support the Company, the majority shareholder nd industrial investments B.V. has also prolonged the respective repayments of its granted non-convertible, subordinated shareholder loans with a total volume of €27.37 million until December 31, 2024.

Our ability to continue our business based on such anticipated funding also accounts for adjusting the production ramp-up of our vehicles in order to align the associated cash requirements, especially for working capital, with actual timing and/or realized volume of the aforementioned funding events. Adjustments can take place by either reducing or shifting current operational costs and investments, which are driven by the current path, on a short-term basis, increasing operational efficiency, and increasing sales volumes within 12 months and thereafter. Part of these sales volume projections are based on non-binding reservations and our expectations as to our sales prospects that are tuned to the above mentioned production ramp-up over the course of the next 12 months.

However, e.GO’s planning in the above-mentioned forecast period is subject to corresponding material uncertainties, because the successful realization may depend on a number of factors that are to a large extent beyond management’s direct influence. In the event of a negative deviation from the planning assumptions e.GO will not be able to settle its liabilities in the ordinary course of business or realize all assets as planned. That is especially the case if the planned future cash inflows from the contemplated funding events, as referenced herein, of minimum €48.25 million will not be collected in part or in total, or significantly later than expected, and if the intended Business Combination providing significant funding would not become effective or closes later than intended, and if the revenue and sales volume expectations are not met or will be realized much later than expected, and if cost reductions and efficiency gains cannot be realized as planned. Failure to successfully close the business combination and the IP Note as referenced herein could have a material adverse effect on the Company and its ability to continue as a going concern.

Therefore, there is a material uncertainty that raises substantial doubt on e.GO’s ability to continue as a going concern. In this respect, e.GO’s and consequently its consolidated subsidiaries’ existence may be at substantial risk.

Our limited operating history makes it difficult for us to evaluate our future business prospects.

We have a limited operating history and have not generated material revenue from sales of our vehicles or other products and services to date. We are in the process of transitioning our production to our current model, the e.wave X, and make preparations for scaling our production, which makes it difficult, if not impossible, to forecast our future results. Further, we have limited insight into trends that may emerge and affect our business. The estimated costs and timelines that we have developed to reach full scale commercial production are subject to inherent risks and uncertainties involved in the expected transition from a start-up company with limited production activities to a large-scale manufacturer and seller of vehicles. We may face significant challenges in deploying further MicroFactories and maintaining a reliable, secure, high-performance and scalable technology infrastructure. There can be no assurance that our estimates related to the costs and timing necessary to launching and scaling production of the e.wave X or our planned future vehicle model, will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues.

We have engaged in limited marketing activities to date. There can be no assurance that customers will embrace our products in significant numbers. Market conditions, many of which are outside of our control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, the impact of the Russo-Ukrainian War, supply chain disruptions and constraints, inflation, fuel and energy prices, regulatory requirements and incentives, competition and the pace and extent of vehicle electrification generally, may lead to customers withdrawing their reservations for the e.wave X and may impact demand for the e.wave X and our other planned models, and ultimately our success.

Our ability to develop and manufacture vehicles of sufficient quality and appeal to customers on schedule and on a large scale is unproven.

Our business depends in large part on our ability to develop, manufacture, market and sell our vehicles. The entire production of our first vehicle, the e.GO Life, comprising 1,200 units, was fully sold out and delivered to customers. We unveiled a considerably revised version of the e.GO Life, the e.wave X, in May 2022 and plan to launch further variants and derivatives subsequent to the successful Closing following the completion of relevant vehicle validation and all required testing. We may also need to manufacture our vehicles in increasingly higher volumes than our present production capabilities at our MicroFactory in Aachen, Germany to maintain envisaged business goals. We have no experience as an organization in high-volume manufacturing of electric vehicles. For example, several early units of the e.GO Life had technical issues with their breaks, which lead to a higher electricity demand of the breaking system and thus to a reduction in range. While we were able to detect and resolve the underlying technical malfunction that caused the issue with the breaks, there is no guarantee that similar issues will not occur in the future. The continued development of and the ability to manufacture our vehicles at scale, including the e.wave X, are, and will be, subject to risks, including with respect to:

•        securing necessary funding;

•        negotiating and maintaining arrangements on reasonable terms, with our various suppliers for hardware, software, or services necessary to engineer or manufacture parts or components of our vehicles;

•        rapidly deploying new MicroFactories and successfully executing our production methodologies in such MicroFactories (including our robotic assembly process and thermoforming manufacturing);

•        securing necessary components, services, or licenses on acceptable terms and in a timely manner;

•        delays by us in delivering final component designs to our suppliers;

•        quality controls, including within our manufacturing operations, that prove to be ineffective or inefficient;

•        defects in design and/or manufacture that cause our vehicles not to perform as expected or that require repair, field actions, including product recalls, and design changes;

•        delays, disruptions or increased costs in our supply chain, including raw material supplies;

•        other delays, backlog in manufacturing and research and development of new models, and cost overruns;

•        obtaining any required regulatory approvals and certifications;

•        compliance with environmental, safety, and similar regulations; and

•        our ability to attract, recruit, hire, retain and train skilled employees.

Our ability to develop, manufacture and obtain required regulatory approvals for vehicles of sufficient quality and appeal to customers on schedule and on a large scale is unproven. Our vehicles may not meet customer expectations and may not be commercially viable. Historically, automobile customers have expected car manufacturers to periodically introduce new and improved vehicle models. Any failure to introduce new vehicle models and enhanced versions of existing models may significantly negatively affect our sales. To date, we have limited experience, as a company, designing, testing, manufacturing, marketing, and selling our vehicles at scale and therefore cannot assure you that we will be able to meet customer expectations.

We will initially depend on a limited number of car models.

We intend to derive the majority of our mid-term future revenues from the production and sale of e.GO Life and its successors, the e.wave X and e.wave. Our success and future profitability will substantially depend on the e.wave X and e.wave’s commercial success and market acceptance. To the extent that our product offering does not meet consumer expectations, or cannot be achieved on our projected timelines as well as cost and volume targets, our future profitability may be adversely affected. There is no guarantee that we will be able to market the e.wave X and e.wave at the prices and with the technical capabilities we currently envisage.

Additionally, we may have overestimated the demand for the e.wave X and e.wave and if the production volume of our vehicles is lower than originally planned this may negatively affect the costs per car produced. We may have overly focused or may continue to overly focus on (perceived) key strengths and selling points of the e.wave X and e.wave, such as its expected affordability and environmental friendliness, while neglecting other material product aspects or components, such as our vehicles’ passive or active safety, including driver assistance systems, which may negatively affect our vehicles’ overall performance, safety, reputation and sales volume.

The success of our business depends on attracting and retaining a large number of customers. If we are unable to do so, we will not be able to achieve profitability.

Our success depends on attracting a large number of potential customers to purchase our vehicles within in the planned timeframe. While we have sold the full production of our e.GO Life, which was 1,200 units, and had 11,000 non-binding reservations for the e.wave X by the end of 2022, meeting our sales targets will require attracting substantially higher numbers of customers. Reservations are not commitments to purchase our e.wave X and are subject to cancellation by customers, and are therefore only indicative of future sales volumes. We may incur significantly higher and more sustained advertising and promotional expenditures than we have previously incurred to attract customers. To date, we have limited experience selling our electric vehicles and we may not be successful in attracting and retaining a large number of consumer and commercial customers. If our existing preorder and prospective customers do not perceive our vehicles and services to be of sufficiently high value and quality, cost competitive and appealing in aesthetics or performance, we may not be able to retain our current preorder customers or attract new customers, and our business, prospects, financial condition, results of operations, and cash flows would suffer as a result.

We face significant challenges as a new entrant into the automotive industry.

We have a short operating history in the automobile industry, which is continuously evolving. We have no experience as an organization in high-volume manufacturing of electric vehicles. We may not be able to maintain and expand efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supplies that will enable us to meet the quality, price, engineering, design and production standards that we and/or our customers expect as well as the production volumes, required to successfully mass produce the e.wave X, the e.wave and future vehicles.

Considering our short operational history and limited purchasing scale and ability, it may be more difficult for us to find contractual partners, such as distributors, suppliers and vendors or we may not be able to secure long term contracts with the desired suppliers or to ensure continuity of the relationship where they exist. If any of these risks materialize, this could negatively affect our business, results of operations, financial conditions and future opportunities.

Consumers will be less likely to purchase our vehicles now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed.

We may be unable to adequately control or, where necessary, reduce, the capital expenditures and costs associated with our business and operations.

We have raised and invested significant capital to develop and grow our business, including developing our first vehicle to be manufactured at limited volume, the e.GO Life, and its significantly revised update, the e.wave X, as well as building our brand. We expect to make additional capital expenditures and incur substantial costs as we prepare to grow our business, including product development expenses, raw material procurement costs and sales and distribution expenses build our brand and market our vehicles. As a publicly listed company and as we scale our operations, we expect to increase our general and administrative expenses, we will also need to commit significant resources to investigate new areas of demand.

Our ability to become profitable in the future and to reach our targeted margins will not only depend on our ability to successfully market our existing and future vehicle models but also to control our capital expenditures and costs. If we are unable to cost-efficiently design, manufacture, market, sell and distribute and service our vehicles, our business, prospects, financial condition, results of operations, and cash flows would be materially and adversely affected.

Our ability to reach our targeted production volume and to become profitable in the future would be materially and adversely affected by economic uncertainty, inflation, increase in energy cost, uncertainty in availability of competitive primary energy sources and increase in labor cost.

Fluctuations in production costs and availability due to inflationary pressures and other factors could negatively impact our business and results of operations.

Our production costs are affected, in part, by the costs of component materials. While we do not believe that inflation has had, or currently has, a material effect on its business, it could negatively impact our business and results of operations in the future. A substantial increase in the prices of raw materials or decrease in the availability of raw materials could substantially increase the costs associated with manufacturing the equipment that we purchase from our vendors, which could cause the price of our EVs to increase and could have a negative impact on our sales and profitability. In addition, increases in raw materials and production costs generally could also adversely affect our results of operations. If we increase the prices of our EVs in order to maintain gross margins for our products — what we intend to do if our production costs increase —, such increase may adversely affect demand for, and sales of, our EVs, which could have a material adverse effect on our financial condition and results of operations.

In addition, we are preparing the launch of an additional MicroFactory in North Macedonia that is expected to start production in the second half of 2024 and the launch of a further MicroFactory in Bulgaria that is expected to start production in the last quarter of 2024. Our plans include (i) certain contingencies to cover for potential inflationary pressures and (ii) already incorporate current price levels as the calculation were made experiencing worldwide inflationary pressure. However, if the considerations in our plans are insufficient, our financial condition could be materially adversely affected.

We could experience cost increases or disruptions in supply of raw materials or other components used in our vehicles.

We incur significant costs related to procuring raw materials required to manufacture and assemble our vehicles. The prices for these raw materials fluctuate depending on factors beyond our control including market conditions, ongoing uncertainties created by the COVID-19 pandemic, the uncertainty associated with availability of competitive primary energy sources and restrictions imposed by various countries, the impact of the Russo-Ukrainian War. Any raw material prices exceeding our current expectations could materially adversely affect our business, prospects, financial condition, results of operations, and cash flows. Further, any delays or disruptions in our supply chain could harm our business.

Our business also depends on the continued supply of battery cells for our vehicles. We are exposed to multiple risks relating to availability and pricing of quality battery cells. These risks include:

•        the inability or unwillingness of battery cell manufacturers to build or operate battery cell manufacturing plants to supply the numbers of battery cells (including the applicable chemistries) required to support the growth of the electric vehicle industry as demand for such battery cells increases;

•        an increase in the cost, or decrease in the available supply of raw materials used in battery cells, such as lithium, nickel, cobalt, and manganese; and

•        the supply chain and logistics disruptions that may adversely affect our or our suppliers’ ability to deliver the required quantity of battery cells and or modules in time.

If any of the necessary supplies stall, we may need to suspend production, close our production sites, reduce our headcount or delay projects.

Furthermore, currency fluctuations, tariffs or shortages in containers, decreases in shipping capacity, fluctuations or shortages in petroleum supply and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials or components would increase our operating costs and could reduce our margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us, and would impact our projected manufacturing and delivery timelines. Rising vehicle prices as a result of supply chain disruptions could lead to a decline in consumer demand for EVs, such as our vehicles. These signs may be exacerbated by the Russo-Ukrainian War which has caused upheavals on the global energy and commodity markets, supply chains and exchange rates.

We are contemplating measures such as dual sourcing and decentralized production to be able to respond to the events above. However, we may not be successful with these measures. In such event, our business, prospects, financial condition, results of operations, and cash flows may be materially affected.

We face risks related to the ongoing Russo-Ukrainian War and other conflicts that may arise on a global or regional scale, which may adversely affect our business and results of operations.

On February 24, 2022, the Russian Federation launched an invasion of Ukraine, which has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services. Even though we are less dependent on gas fueled processes and utilize solar power for our productions to a significant extent, long-lasting and significantly higher energy prices could affect the value of our operations and investments.

Generally, the price increases are contributing to higher inflation in the United States, member states of the European Union and other countries across the globe with significant disruption to financial markets and supply and distribution chains for certain raw materials and goods and services on an unprecedented scale. Higher energy prices lead to higher maintenance costs for EVs, which may negatively impact how EVs compare to vehicles with internal combustion engines and may therefore negatively impact the demand for EVs.

The U.S., the European Union and other western countries responded to Russia’s invasion of Ukraine by imposing various economic sanctions on the Russian Federation to which the Russian Federation has responded in kind. The United States, the European Union and such other countries acting together or separately could impose wider sanctions or take further actions against the Russian Federation if the conflict continues to escalate. Multinational corporations and other corporations and businesses with business and financial ties to the Russian Federation have either reduced or eliminated their ties to the Russian Federation in a manner that often exceeds what is required pursuant to sanctions by these countries.

The impact of the invasion in general and the sanctions in particular have also disrupted financial markets, negatively affected the ability to complete financial or banking transactions, restricted travel and negatively affected the ability to provide service to existing or new customers in a timely manner in the affected areas of Europe. The Russian invasion of Ukraine has continued to escalate without any resolution of the invasion foreseeable in the near future, with the short and long-term impact on financial and business conditions in Europe remaining highly uncertain.

We neither source our vehicles’ parts and components from Ukraine nor Russia and do not envisage any sales in neither countries. However, sanctions may lead to supply shortages resulting in higher costs for our raw materials. This may limit us in our ability to offer our vehicles at competitive prices.

Further, the Russian Federation’s cyberattacks and other action may impact businesses across the United States, the European Union and other nations across the globe including those without any direct business ties to the Russian Federation. Any such cybersecurity attacks could either target suppliers of ours and lead to supply chain disruptions or could even target our production or know-how.

We depend upon third parties to manufacture and to supply key semiconductor chip components necessary for our vehicles. We do not have long-term agreements with semiconductor chip manufacturers and suppliers, and if these manufacturers or suppliers become unwilling or unable to provide an adequate supply of semiconductor chips, with respect to which there is a global shortage, we would not be able to find alternative sources in a timely manner and our business would be adversely impacted.

Semiconductor chips are a vital input component to the electrical architecture of our electric vehicles, controlling wide aspects of the vehicles’ operations. Increased demand for semiconductor chips in 2020, due in part to supply chain disruptions, capacity constraints, the COVID-19 pandemic and increased demand for consumer electronics that use these chips, resulted in a severe global shortage of chips since 2021. While, currently we are not observing any material impact of this situation on our business, and semiconductor chip availability seems to be improving and price pressure easing, the general shortage remains. The Russo-Ukrainian War as well as rising geopolitical tensions may further exacerbate this shortage. As a result, our ability to source semiconductor chips used in our vehicles may be adversely affected. While our operations have not been impacted by semiconductor chip shortages due to the comparatively low number of parts and components, which are processed in our vehicles, including chips, any semiconductor chip shortage may result in increased chip delivery lead times, delays in the production of our vehicles, and increased costs to source available semiconductor chips. Many of the key semiconductor chips used in our vehicles come from limited or single sources of supply, and therefore a disruption with any manufacturer or supplier in our supply chain would have an adverse effect on our ability to effectively manufacture and timely deliver our vehicles. Furthermore, such shortage could in future force us or our suppliers to pay exorbitant rates for continued access to semiconductors and would increase our operating costs. Any attempt to increase product prices in response to increased material costs could result in cancellations of orders and reservations and materially and adversely affect our brand, image, business, results of operations, prospects and financial condition.

We are dependent on our existing suppliers, a significant number of which are single- or limited-source suppliers, and are also dependent on our ability to source suppliers, for our critical components, and to complete the building out of our supply chain, while effectively managing the risks due to such relationships.

Our success will be dependent upon our ability to enter into supplier agreements and/or maintain our relationships with existing suppliers who are critical and necessary to the output and production of our vehicles. The supply agreements we have, and may enter into with suppliers in the future, may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. If our suppliers become unable to provide, or experience delays in providing, components, or if the supply agreements we have in place are terminated, or if supplied components become subject to product recalls, it may be difficult to find replacement components. Our products contain thousands of parts that we purchase from hundreds of mostly single- or limited-source suppliers, for which no immediate or readily available alternative supplier exists. Further, any alternative suppliers may not provide compartments at price or quality levels that are acceptable to us or be located a long distance from our currently single MicroFactory in Aachen, Germany, which may lead to increased lead times. The Russo-Ukrainian War increases these risks as our operations may be affected by disruptions to counterparties and third-party suppliers located in the region or by otherwise related supply bottlenecks.

The unavailability of any material, such as battery metals, any component or supplier could result in production delays, idle manufacturing facilities, product design changes and loss of access to important technology and tools for manufacturing and supporting our products and services. If our suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, we would be required to take measures to ensure components and materials remain available. Any disruption could affect our ability to deliver vehicles and could increase our costs and negatively affect our liquidity and financial performance.

Furthermore, if we do not enter into long-term supply agreements with guaranteed pricing for our key material, including batteries, other parts or components, we may be exposed to fluctuations in prices of components, materials and equipment. Agreements for the purchase of battery cells contain or are likely to contain pricing provisions that are subject to adjustments based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment would increase our operating costs and could reduce our margins if we cannot recoup the increased costs.

Breaches in data security, failure of information security systems and privacy concerns could adversely impact our financial condition, subject us to penalties, damage our reputation and brand, and harm our business, prospects, financial condition, results of operations, and cash flows.

We expect to face significant challenges with respect to information security and privacy, including in relation to the collection, storage, transmission and sharing of information. We collect, transmit and store confidential and personal and sensitive information of our employees and customers, including names, accounts, user IDs and passwords, vehicle information, and payment or transaction related information. We are also subject to certain laws and regulations, such as “Right to Repair” laws, that require us to provide third-party access to our network and/or vehicle systems.

Increasingly, companies are subject to a wide variety of attacks on their networks and information technology infrastructure on an ongoing basis. Traditional computer “hackers,” malicious code (such as viruses and worms), phishing attempts, employee theft or misuse, denial of service attacks, ransomware attacks and sophisticated nation-state and nation-state supported actors engage in intrusions and attacks that create risks for our (and our suppliers’) internal networks, vehicles, infrastructure, and cloud deployed products and the information they store and process. Although we have implemented security measures to prevent such attacks, our networks and systems may be breached due to the actions of outside parties, employee error and/or malfeasance, or otherwise, and as a result, an unauthorized party may obtain access to our systems, networks, or data. We cannot guarantee that such measures will prevent all incidents in the future. We may face difficulties or delays in identifying or otherwise responding to any attacks or actual or potential security breaches or threats. A breach in our data security could create system disruptions or slowdowns and provide malicious parties with access to information stored on our networks, resulting in data being publicly disclosed, altered, lost, or stolen, which could subject us to liability and adversely impact our financial condition. Further, any breach in our data security could allow malicious parties to access sensitive systems, such as our product lines and the vehicles themselves. Such access could adversely impact the safety of our employees and customers.

Any actual, alleged or perceived failure to prevent a security breach or to comply with our privacy policies or privacy-related legal obligations, failure in our systems or networks, or any other actual, alleged or perceived data security incident we or our suppliers suffer, could result in damage to our reputation, negative publicity, loss of customers and sales, loss of competitive advantages over our competitors, increased costs to remedy any problems and provide any required notifications, including to regulators and/or individuals, and otherwise respond to any incident, regulatory investigations and enforcement actions, costly litigation, and other liabilities. We would also be exposed to a risk of loss or litigation and potential liability under laws, regulations and contracts that protect the privacy and security of personal information. For example, the California Consumer Privacy Act of 2018 imposes a private right of action for certain security breaches that could lead to regulatory scrutiny, fines, private right of action settlements, and other consequences. Where a security incident involves a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, personal data in respect of which we are a controller or processor under the General Data Protection Regulation (EU) 2016/679 (the “GDPR”) or U.K. GDPR, this could result in fines up to €20 million or 4% of annual global turnover (whichever is higher) under the GDPR or £17.5 million or 4% of total annual global turnover in the case of the U.K. GDPR. We may also be required to notify such breaches to regulators and/or individuals which may result in us incurring additional costs. In addition to the foregoing, a breach of the GDPR or U.K. GDPR could result in regulatory investigations, reputational damage, orders to cease or change our processing of our data and/or enforcement notices. We may also face civil claims including class action type litigation, potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm. In addition, we may incur significant financial and operational costs to investigate, remediate and implement additional tools, devices and systems designed to prevent actual or perceived security breaches and other security incidents, as well as costs to comply with any notification obligations resulting from any security incidents. Any of these negative outcomes could adversely impact the market perception of our products and customer and investor confidence in our company, and would materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Our long-term results depend upon our ability to successfully introduce and market new products and services, which may expose us to new and increased challenges and risks.

Our growth strategy is built, in part, on our ability to successfully introduce and market new products and services. As we introduce new products or refine, improve or upgrade the e.wave X and/or other models, we cannot predict the level of market acceptance or the amount of market share these products or services will achieve, if any. We may experience material delays in the introduction of new products in the future. Consistent with our strategy of offering new products and product refinements, we expect to continue to use a substantial amount of capital for refinement, research and development, and sales and marketing. We will need additional capital for product development and refinement, and this capital may not be available on terms favorable to us, if at all.

We have no sustained experience servicing or repairing our vehicles in the field or providing financing or insurance services for our vehicles. Such lack of sustained experience as well as our lack of significant, relevant user data relating to these new offerings may make it more difficult for us to anticipate user demand and preferences. We may misjudge user demand and the potential profitability of a new product or service.

If we are unable to successfully introduce, integrate, and market new products and services, our business, prospects, financial condition, results of operations, and cash flows may be materially and adversely affected.

If we fail to scale our business operations or otherwise manage our future growth effectively, we may not be able to produce, market, service and sell (or lease) our vehicles successfully.

Any failure to manage our future growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. We currently expect that our future expansion will include:

•        hiring and training new personnel;

•        forecasting production and revenue;

•        controlling expenses and investments in anticipation of expanded operations;

•        deploying and establishing additional MicroFactories and related ecosystems;

•        establishing or expanding design, sales and service functions;

•        implementing, enhancing and advancing administrative, manufacturing, supplier or logistics infrastructure, systems and processes;

•        advancing research and development activities; and

•        developing and testing new vehicle models.

Competition for individuals with experience designing and servicing electric vehicles is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. Any failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our vehicles and components.

Our business and prospects depend heavily on our ability to develop, maintain, and strengthen the e.GO brand. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Our ability to develop, maintain and strengthen the e.GO brand will depend heavily on our ability to provide high quality electric vehicles and engage with our customers as intended, as well as the success of our customer development and marketing efforts. The automobile industry is intensely competitive, and we may not be successful in building, maintaining, and strengthening our brand.

If incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. There is the risk of potential adverse publicity related to our manufacturing or other partners whether or not such publicity related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ vehicles. Additionally, our vehicles may be evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our vehicles.

Our MicroFactory production may lead to increased costs, delayed and/or reduced production of our vehicles and adversely affect our ability to operate our business.

Our business model depends in large part on our ability to manufacture, market, deploy and service our electric vehicles at MicroFactories. To date, we have set up one MicroFactory in Aachen, Germany, and have initiated the construction of additional MicroFactories in North Macedonia and Bulgaria. Our reliance on this production model will be subject to risks, including that we:

•        may not be able to reach our rate of production targets within our MicroFactories for our vehicles, which would reduce our ability to be profitable;

•        may not be able to locate land or existing buildings meeting the requirements for our MicroFactories with respect to size, shape, power supply, and strength of construction, which would increase our costs of setting up further MicroFactories and may significantly delay production of our vehicles;

•        may not be able to build the expected number of MicroFactories, which would reduce our production targets and have a material adverse impact on our results of operations and financial condition;

•        may experience higher local wages and supplier costs than expected in local regions, resulting in higher operating costs and reducing our ability to be profitable,

•        may experience lower or no reception by the central or regional governments in processing our application and or requests,

•        may experience regulatory or approval delays in obtaining required permits, and

•        may experience funding overrun or the unavailability of the expected funding instruments such as equity and debt, to enable us to deploy and establish the envisaged MicroFactories.

If any of the foregoing issues occur, and we are unable to execute on our MicroFactory production model, our business, prospects, financial condition and operating results may be materially and adversely affected.

We rely to a large extent on automated machine-driven manufacturing processes in our operations; our production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security, and costs.

We rely to a large extent on automated machine-driven manufacturing processes in the production and assembly of our electric vehicles, which involves a significant degree of uncertainty and risk in terms of operational performance, safety, security, and costs. Our MicroFactory in Aachen and our future MicroFactories in Bulgaria, North Macedonia and elsewhere will contain machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. In addition, we may encounter technical and/or validation difficulties with our components, which we may not successfully remedy in time or at all. As a result, we may have to source more external components than planned or may not be able to achieve target prices in production components.

Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, pandemics, fire, seismic activity, and natural disasters. Should operational risks materialize, it may result in the personal injury to, or death of, workers, the loss of production equipment, damage to manufacturing facilities, products, supplies, tools and materials, monetary losses, delays and unanticipated fluctuation in production, environmental damage, administrative fines, increased insurance costs, and potentially legal liabilities. Although we generally carry insurance to cover such operational risks, we cannot be certain that our insurance coverage will be sufficient to cover potential costs and liabilities arising therefrom. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts.

Our vehicles rely on software and hardware that is highly complex, and if these systems contain errors, bugs, vulnerabilities, or design defects, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our vehicles rely on software and hardware that is highly technical and complex and may require modification and updates over the life of the vehicles. Our software and hardware as well as those provided by our suppliers and third-party service providers may contain errors, bugs, vulnerabilities or design defects, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs, vulnerabilities, or design defects may be difficult to detect and may only be discovered after the code has been released for external or internal use. Efforts to remedy any issues we observe in our vehicles may not be timely, effective, may hamper production or may not be to the satisfaction of our customers. If we deploy updates to the software (whether to address issues, deliver new features or make desired modifications) and our over-the-air update procedures fail to properly update the software or otherwise have unintended consequences to the software, the software within our customers’ vehicles will be subject to vulnerabilities or unintended consequences resulting from such failure of the over-the-air update until properly addressed.

Our use of open source software in our applications could subject our proprietary software to general release, adversely affect our ability to sell our services and subject us to possible litigation, claims or proceedings.

We use open source software in connection with the development and deployment of our products and services, and we expect to continue to use open source software in the future. Companies that use open source software in connection with their products have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses may require users who distribute proprietary software containing or linked to open source software to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open source code under the same open source license, which could include proprietary source code. In such cases, the open source software license may also restrict us from charging fees to licensees for their use of our software. While we monitor the use of open source software and try to ensure that open source software is not used in a manner that would subject our proprietary source code to these requirements and restrictions, such use could inadvertently occur, in part because open source license terms are often ambiguous and have generally not been interpreted by U.S. or foreign courts.

Further, in addition to risks related to license requirements, use of certain open source software carries greater technical and legal risks than the use of third-party commercial software. For example, open source software is generally provided as-is without any support or warranties or other contractual protections regarding infringement or the quality of the code, including the existence of security vulnerabilities. To the extent that our platform depends upon the successful operation of open source software, any undetected errors or defects in open source software that we use could prevent the deployment or impair the functionality of our systems and harm our reputation. The public availability of such software may make it easier for attackers to target and compromise our platform through cyber-attacks. Any of the foregoing risks could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

If there is inadequate access to charging stations, our business will be materially and adversely affected.

Demand for our vehicles will depend in part upon the availability of a charging infrastructure. While the prevalence of charging stations generally has been increasing, charging station locations are significantly less widespread than gas stations. Some potential customers may choose not to purchase our vehicles because of the lack of a more widespread charging infrastructure. Further, to provide our customers with access to sufficient charging infrastructure, we will rely on the availability of, and successful integration of our vehicles with, third-party charging networks. Any failure of third-party charging networks to meet customer expectations or needs, including quality of experience, could impact the demand for electric vehicles, including ours.

Our vehicles will make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have been observed to catch fire or vent smoke and flame.

The battery packs within our vehicles will make use of lithium-ion cells. If not properly managed or subject to environmental stress, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells.

Negative public perception regarding the suitability of lithium-ion cells for automotive applications, the social and environmental impacts of mineral mining or procurement associated with the constituents of lithium-ion cells, or any future incident involving lithium-ion cells, such as a vehicle or other fire, could materially and adversely affect our reputation.

We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue and profits. If we fail to accurately predict our manufacturing requirements, we could incur significant additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses. We may have limited insight into trends that may emerge and affect our business. We will be required to provide forecasts of our demand to our suppliers several months prior to the scheduled delivery of products to our prospective customers. Currently, there is no historical basis for making judgments on the demand for our vehicles or our ability to develop, manufacture, and deliver vehicles, or our results of operations in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues.

As the scale of our vehicle production increases, we will also need to accurately forecast, purchase, warehouse, and transport components at high-volumes to our MicroFactories. If we are unable to accurately match the timing and quantities of component purchases to our actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain and parts management, we may incur unexpected production disruption, storage, transportation, and write-off costs.

We have minimal experience servicing and repairing our vehicles. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition, results of operations, and cash flows may be materially and adversely affected.

We have minimal experience servicing and repairing our vehicles. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high-voltage training and servicing techniques. Although we are planning to internalize the vehicle service management process over time, we plan to partner with third parties to enable coverage in Germany as well as outside of Germany. There can be no assurance that we will be able to enter into or maintain an acceptable arrangement with any such third-party providers. Although such servicing partners may have experience in servicing other vehicles, they will initially have limited experience in servicing our vehicles. As we continue to grow, additional pressure may be placed on our customer support team or partners. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Customer behavior and usage may result in higher than expected maintenance and repair costs. We also may be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our results of operations. If we are unable to successfully address the service requirements of our customers or establish a market perception that we do not maintain high-quality support, we may be subject to claims from our customers.

Reservations for our vehicles are typically cancellable.

Because reservations for our vehicles such as the e.wave X are typically cancellable, it is possible that a significant number of customers who submitted or will submit reservations during the course of sales campaigns may cancel those reservations at any time so that our revenue expectations relating to those reservations may not materialize. Given the anticipated lead times between customer reservations and the expected delivery of the e.wave X and/or other models, there is a heightened risk that customers that have made reservations may not ultimately take delivery of vehicles due to potential changes in customer preferences, competitive developments, a delay in the delivery of the vehicle by us, an increase of its selling price or other factors. As a result, no assurance can be made that reservations will not be cancelled, or that reservations will ultimately result in the purchase of a vehicle.

Vehicle retail sales depend heavily on affordable interest rates and availability of credit for vehicle financing and a substantial increase in interest rates could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

In certain regions, including but not limited to Europe and North America, financing for new vehicle sales has been available at relatively low interest rates for several years due to, among other things, expansive government monetary policies. Given the increase in inflation rates observed since late 2021 interest rates in the United States, Europe and other regions have increased and it is conceivable that interest rates may continue to increase in the short- to mid-term. If interest rates rise, market rates for new vehicle financing will generally be expected to rise as well, which may make our vehicles less affordable to customers or steer customers to less expensive vehicles adversely affecting our financial condition and results of operations. Additionally, if consumer interest rates increase substantially or if financial service providers tighten lending standards or restrict their lending to certain classes of credit, customers may not desire or be able to obtain financing to purchase or lease our vehicles.

We will be subject to risks associated with exchange rate fluctuations and interest rate changes.

We are in the process of establishing MicroFactories in Bulgaria and North Macedonia in addition to Germany. Both Bulgaria and North Macedonia are not members of the Euro zone. In addition, we source components globally. We also intend to expand the marketing of our vehicles into numerous markets worldwide. Our current and expected geographic footprint exposes us to risks stemming from fluctuations in currency exchange rates. The exposure to currency risk will be mainly linked to differences in the geographic distribution of our sourcing and manufacturing activities on the one hand and commercial activities on the other hand, resulting in cash flows from sales being denominated in currencies different from those of purchases or production activities. We are also exposed to risks related to changes in interest rates. Interest rates are currently expected to increase in most of the countries that are relevant for us. Changes in interest rates can affect our net revenues, finance costs and margins. Although we may manage risks associated with fluctuations in currency and interest rates through financial hedging instruments, fluctuations in currency or interest rates could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

Insufficient warranty reserves to cover future warranty claims could materially adversely affect our business, prospects, financial condition and operating results.

Our electric vehicles are equipped with innovative and complex hardware and software, which may make vulnerable to quality issues and/or warranty claims. We may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected.

Future product recalls could materially adversely affect our business, prospects, operating results and financial condition.

Our vehicles are complex products that include various different hardware and software components whose reliability and durability in the medium- to long-term day-to-day wear and tear of our vehicles remains to a large extent untested. In the future, we may, voluntarily or involuntarily, initiate a recall if any of our vehicles prove to be defective or non-compliant with applicable relevant legal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand’s image in our target markets.

Interruption or failure of information technology and communications systems could disrupt our business and affect our ability to effectively provide our services.

We utilize information technology systems and networks as well as cloud computing services to process, transmit and store electronic information in connection with our business activities. We manage and maintain our applications and data utilizing a combination of on-site systems as well as externally managed data centers and cloud-based data centers. We utilize third-party security and infrastructure service providers to manage our information technology systems and data centers. These applications and data encompass a wide variety of business-critical information, including research and development information, commercial information, and business and financial information as well as personal data of customers or employees. In addition, we also rely on independent third-party service providers, such as Amazon Web Services, which play an important role for our offering, marketing channels and overall presence. Our data of any kind stored on the cloud services and on individual devices could be lost due to improper handling, insufficient commissioning of third parties to create backup copies, or due to damage or accidental or intentional deletion by our employees. Our data could also fall into the hands of third parties, whether through espionage, hacking or due to incorrect operation of the systems.

Despite the implementation of security measures by us or our service partners, our or our service partners’ systems as well as any relevant third-party service provider will be vulnerable to damage or interruption from, among others, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. The relevant data centers could also be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our or our service providers’ systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities.

Any problems with, or insufficiencies, of our or our service providers’ data centers or services could result in lengthy interruptions of our or our service providers’ information technology systems and could also affect our vehicles. Cyber threats are persistent and constantly evolving. Such threats have increased in frequency, scope and potential impact in recent years. Information technology evolves rapidly and we or our service providers may not be able to address or anticipate all types of security threats, and may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations, or hostile foreign governments or agencies. There can be no assurance that we or our service providers, contractors or consultants will be successful in preventing cyberattacks or successfully mitigating their effects. Similarly, there can be no assurance that any third-party service provider will be successful in protecting our confidential and other data that is stored on their systems. In addition, we may suffer reputational harm or face litigation or adverse regulatory action as a result of cyberattacks or other data security breaches and may incur significant additional expense to implement further data protection measures. Any disruption of the networks and services of independent third-party service providers could also negatively affect our operations, accessibility or offering.

We may face risks associated with our growth strategy and international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

Our initial market is Germany, while we also intend to gradually roll out our offering in additional markets in Europe as well as Latin America, Middle East and Asia. Due to our intention to expand our operations internationally, we may face risks associated with our growth strategy, including possible unfavorable regulatory, political, tax and labor conditions, which could substantially harm our business. Our operations will be subject to the local legal, political, regulatory, tax, labor and social requirements and economic conditions in the relevant jurisdictions. We have not yet checked the feasibility of a rollout of the e.wave X or other vehicle models in all the markets we plan to potentially tap in the future and may identify political, regulatory, operational or practical hurdles, which may render an expansion into such market unfeasible. We have no experience to date selling our vehicles internationally and such expansion would require us to make significant expenditures, including the potential hiring of local employees and potential establishment of local offices or facilities, in advance of generating any revenues. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our electric vehicles and require significant management attention and which we may not have adequately addressed or not addressed at all as of today. These risks include:

•        conforming our vehicles to various international regulatory requirements where our vehicles are sold, or homologation;

•        misconceptions and/or false assumptions about foreign local markets;

•        difficulty in staffing and managing foreign operations;

•        difficulty in attracting customers in new foreign markets;

•        foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in Germany, and foreign tax and other laws limiting our ability to repatriate funds to Germany;

•        fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities we undertake;

•        German, European Union (“EU”), United States, Chinese or other foreign government trade restrictions, tariffs and price or exchange controls;

•        foreign labor laws, regulations and restrictions;

•        changes in diplomatic and trade relationships;

•        political instability, natural disasters, war or events of terrorism; and

•        the strength of international economies.

Failure to address any of these risks could limit our ability to successfully distribute our vehicles in international markets. As a result, our business, prospects, financial condition, results of operations, and cash flows would be materially and adversely affected.

Our joint-venture partners may fail to meet their contractual commitments to us on time or at all, which could negatively impact our decentralized growth strategy and harm our business and operations.

In the fiscal year 2021, we entered into a joint-venture agreement with Advance Properties OOD regarding the establishment of local e.GO operations in Bulgaria, and we may enter into similar agreements with joint-venture partners in other countries in the future. As co-operations with local partners, including, but not limited to, in the form of joint ventures, are essential to our decentralized global growth strategy, we depend on our partners meeting their contractual commitments. Thus, any non-compliance with their contractual commitments could negatively impact our decentralized growth strategy and, consequently, harm our business and operations.

If we are unable to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel, our ability to compete could be harmed.

The car industry is rapidly evolving, particularly in the area of e-mobility, and a carmaker’s profitability depends on (technological) innovation and resources. Our success in such an environment depends, to a large extent, on our management and the ability to retain our key personnel. The unexpected loss of, or failure to retain, one or more of our founders, management members or key employees could adversely affect our business. Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop highly qualified personnel. Competition for qualified employees can be intense, and our ability to hire, attract and retain them depends, amongst others, on our profitability and ability to provide competitive compensation. We have a limited operating history and our brand and reputation as employer is not as developed as that of established car manufacturers. We significantly depend on external financing and may not be able to offer potential employees attractive or competitive remuneration. Additionally, unqualified or unreliable personnel may expose us to various risks not directly related to our operations, such as violations against insider trading laws, the misappropriation of trade and business secrets or personal data from our IT infrastructure. The realization of any of these risks could limit our ability to successfully compete in the market, which would materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry for many employees to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We may also directly or indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results.

Our management team has limited experience managing a public company, and publicly traded company reporting and compliance requirements could divert resources from the day-to-day management of our business.

Our management team has limited experience managing a publicly-traded company and complying with the increasingly complex laws pertaining to public companies. Our management team might not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under applicable laws and regulations. These new obligations will require substantial attention from our management team and could divert attention away from the day-to-day management of our business. Compliance will increase costs and may make some activities more difficult and time-consuming. For example, we may be required to hire and train additional employees or engage outside consultants to comply with these requirements and additional Sarbanes-Oxley Act requirements applicable to e.GO in the future, which would increase costs and expenses. Any compliance failure could harm e.GO’s reputation and have a material adverse effect on e.GO’s business, financial condition, results of operations and prospects. Compliance with these rules and regulations will increase our legal and financial compliance costs and may make some activities more time-consuming than they were previously. For example, our accounting, controlling, legal or other corporate administrative functions may not be capable of responding to these additional requirements without difficulties and inefficiencies that may cause us to incur significant additional expenditures and/or expose us to legal, regulatory or civil costs or penalties. Any non- compliance could result in significant fines or other penalties. To secure compliance it may become necessary to hire further employees or purchase outside services which may in turn interfere with our lean organizational set-up, increase our costs and expenses, and may therefore have a material adverse effect on the operation of our business as well as on our financial condition.

Certain of our principal shareholders or their affiliates are engaged or may in the future engage in, and certain of our directors are affiliated with entities that are engaged or may in the future engage in, financing or commercial transactions with us, causing such shareholders or persons to have conflicts of interest.

In the fiscal years 2021 and 2022, we entered into agreements with entities controlled by key management personnel regarding either the purchase of services from, or the provision of services to, such entities, with contractual volumes ranging from €2,000 to €355,000. We may continue to enter into agreements of such kind in the future.

nd industrial investments B.V., our major shareholder, has granted non-revolving subordinated term loans to e.GO in the total outstanding amount of €27.37 million and has further granted convertible loans in the total outstanding amount of €11.65 million.

Further, an employee, Ali Vezvaei, and two beneficial owners, Isabelle Freidheim and Ulrich Hermann, of certain of our principal shareholders and their affiliates serve on our board of directors and retain their positions and interests with and in our principal shareholders or their affiliates. Given such relationships, and despite their fiduciary duties as directors and the rules applied by our board of directors to handle conflicts of interest, these individuals’ positions may create, or create the appearance of, conflicts of interest when they are asked to make decisions that could have different implications for such principal shareholders or their affiliates than the decisions have for us or our other shareholders or customers, including with respect to our commercial and financing transactions, such as the repayment of loans to nd industrial investments B.V.

Key management personnel, or principal shareholders with whom management may be affiliated, may be able to influence company matters regardless of whether or not other shareholders believe that a potential transaction is in our best interest. These relationships also may give rise to conflicts of interest or create the appearance thereof, and such principal shareholders may take action or vote their shares other ways which could adversely impact us or our other shareholders, and may impact other companies’ perception of us as a potential partner, including the willingness of such other companies to order our future planned commercial vehicles.

Such conflicts of interest may also require Ali Vezvaei, Isabelle Freidheim and Ulrich Hermann to recuse themselves from the deliberation and decision-making on certain topics that might arise in meetings of (or other forms of decision-making by) our board of directors where such conflicts of interests in respect of such topics arise. Therefore, conflicts of interest may limit the effectiveness of our board of director’s decision making process. This may lead to decisions not being taken in time or being taken at all, which may have a negative impact on our business and development.

We face risks related to health epidemics, including the recent COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a global decrease in vehicle sales in markets around the world. The spread of COVID-19 has caused us to modify our business practices (including employee travel, work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine to be in the best interests of our employees, customers, suppliers, manufacturing partner and others business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted. The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, the availability of vaccines or medication and how quickly and to what extent normal economic and operating activities can resume.

We rely on third-party vendors for certain product and service offerings, which exposes us to increased risks.

We contract with third parties to provide certain products and services to our customers, including vehicle financing and insurance. Although we carefully select our third-party vendors, we cannot control their actions. If our vendors fail to perform as we expect, our operations and reputation could suffer if the failure harms the vendors’ ability to serve us and our customers. One or more of these third-party vendors may experience financial distress, staffing shortages or liquidity challenges, file for bankruptcy protection, go out of business, or suffer disruptions in their business. The use of third-party vendors represents an inherent risk to us that could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

If our vehicle owners customize our vehicles with aftermarket products, the vehicles may not operate properly, which may create negative publicity and could harm our brand and business.

Automobile enthusiasts may seek to alter our vehicles to modify their performance which could compromise vehicle safety and security systems. Also, customers may customize their vehicles with aftermarket parts that can compromise driver safety. We do not test, nor do we endorse, such changes or products. Such unauthorized modifications could reduce the safety and security of our vehicles and any injuries resulting from such modifications could result in adverse publicity, which would negatively affect our brand and thus harm our business, prospects, financial condition, results of operations, and cash flows.

We may not be able to accurately estimate the ability to generate revenue from CO2 pooling. This could materially affect our revenue projections, results of operations, and cash flows.

Apart from generating revenue from vehicle sales, we also plan to generate revenue from CO2 pooling. Under the relevant EU regulations, a car manufacturer may enter into CO2 pooling arrangements with other car manufacturers to avoid, or reduce, penalty payments, if it pools its emissions with those of manufacturers of zero- or low-emission vehicles. The economic benefit is shared among the pooling participations, potentially providing a manufacturer of zero- or low-emission vehicles with an additional source of revenue. However, it remains uncertain whether such CO2 pooling will be legally feasible in the future after the start of the serial production of our vehicles. The relevant regulatory framework may change and/or other car manufacturers may be less dependent on CO2 pooling than we expected. The unavailability, reduction or elimination of any relevant government and economic incentives could have a material adverse effect on the development of the e-mobility market, our business, prospects, financial condition and operating results. In addition, our potential to benefit from CO2 pooling may be lower than anticipated if traditional car manufacturers develop and produce their own alternative fuel vehicles to reduce their fleet-wide average emissions or if competitors would enter into CO2 pooling arrangements with traditional car manufacturers before us.

Risks Related to Regulatory, Legal and Tax

We are subject to substantial regulation and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

Our electric vehicles and the sale of motor vehicles in general as well as certain of our innovative solutions are subject to substantial regulation under international, federal, state, and local laws. We expect to incur significant costs in complying with these regulations.

Regulations related to the electric vehicle industry and alternative energy are evolving and we face risks associated with changes to these regulations, including but not limited to increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote electric vehicles. Regulators may specifically support selected established automobile manufacturers in their transition from internal combustion engine technologies to alternative technologies, which may distort competition in the e-mobility market. To the extent the laws change, our vehicles may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive.

We may face regulatory challenges attempting to sell our vehicles directly to customers.

Our sales channels include direct sales of the e.wave X to our customers via pre-orders that can be placed on our website. Several jurisdictions require a license to sell vehicles within that jurisdiction, prohibit car manufacturers from directly selling vehicles to customers or require a physical dealership within that jurisdiction to deliver vehicles to customers. As a result, we may not be able to sell and deliver our vehicles in each relevant jurisdictions where we, currently or in the future, plan to market our vehicles, which would adversely affect our business, prospects, financial condition and operating results. In addition, the online-based marketing and sale of our vehicles to our customers may trigger local taxing obligations for our customers or us, depending on the jurisdiction from which a car is ordered, which we may not have yet considered and may make our offer less attractive to customers in key markets or impose additional financial burdens.

We are subject to various environmental laws and regulations that could impose substantial costs upon us.

Our operations are subject to international, federal, state, and/or local environmental laws and regulations, including laws relating to the use, handling, storage, disposal and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we expect that we will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations, which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition, and operating results.

These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

We may be involved in legal proceedings based on the alleged violation of intellectual property rights, such as patent or trademark infringement claims, which may be time-consuming and cause us to incur substantial costs.

Technological innovation will be a crucial aspect of success on the electric vehicle market. In addition to our own intellectual property, we may also in-license patents and other intellectual property from third parties, including suppliers and service providers. We may face claims that our use of this in-licensed technology infringes the intellectual property rights of others.

Competition in our industry is intense and companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our vehicles or components, which could make it more difficult for us to establish and operate our business. Our vehicles make use of complex hardware and software solutions and we may not have the resources to sufficiently assess potential infringements of third-party patents or other intellectual property rights. Our ability to successfully commercialize our vehicles may be significantly impaired should any of their components violate third parties’ intellectual property rights. The publicity created in connection with the contemplated transaction will draw additional attention to us and likely generally increase the risks of claims for violation of intellectual property rights and legal proceedings, no matter whether such claims lack the required merits or not or are of merely fraudulent nature. We are, and may in the future become, subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

In response to a determination that we have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•        cease or delay development, production, sales, or use of the e.GO Life, the e.wave X or any other of our vehicles that incorporate the asserted intellectual property in general or certain jurisdictions;

•        pay substantial damages;

•        obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all; or

•        redesign one or more aspects or systems of our vehicles.

We may not be able to develop, acquire, maintain or prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We rely on a combination of patent, trade secret (including know-how), and other intellectual property laws, as well as employee and third-party non-disclosure agreements, intellectual property licenses, and other contractual rights to establish and protect our rights in our technology and intellectual property. Our patent or trademark applications may not be granted, any patents or trademark registrations that may be issued to us may not sufficiently protect our intellectual property and any of our issued patents, trademark registrations or other intellectual property rights may be challenged by third parties. Any of these scenarios may result in limitations in the scope of our intellectual property or restrictions on our use of our intellectual property or may adversely affect the conduct of our business. Despite our efforts to protect our intellectual property rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the EU and Germany. Therefore, our intellectual property rights may not be as strong or may be more difficult to enforce outside of the EU or Germany. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We may be subject to litigation, including product liability proceedings or other legal proceedings that could, even if ultimately unfounded, cause us to spend substantial resources and disrupt our business.

We are exposed to the risk of product liability claims, regulatory action and litigation if any defect of our vehicles allegedly has caused loss or injury. Product liability claim could arise, for example, from malfunctions, defects, quality issues relating to or abuse of any of our technologies implemented in or offered with our vehicles, or defects, quality issues or malfunctions related to any (supplied) components to be used in our vehicles (such as batteries, airbags or brakes). Any product liability claims or corresponding regulatory actions against us could result in increased costs and could adversely affect our reputation and our perception by our customers.

We may also face litigation and legal proceedings based on advertisements or other public statements should such statements turn out to be unrealistic, unfeasible or false or the overall advertised performance or specifications of our vehicles deviate from such advertisements or public statements and our customers’ expectations ultimately be disappointed.

We intend to retain certain personal information about our customers and may be subject to various privacy laws.

We may use personal information about our customers for marketing purposes. Possession and use of our customers’ information in conducting our business may subject us to legislative and regulatory burdens in the EU and the United States that could require notification of data breaches, restrict our use of such information and hinder our ability to acquire new customers or market to existing customers. Non-compliance or a major breach of our network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for our vehicles, and harm to our reputation and brand.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in its shares.

TopCo’s and e.GO’s tax positions could be adversely affected by the future application and interpretation of applicable tax laws by tax authorities.

The tax treatment of TopCo’s, e.GO’s and their respective affiliates depends in some instances on determinations of fact and interpretations of complex provisions of applicable tax law for which no clear precedent or authority may be available. Relevant tax rules are consistently under review by persons involved in the legislative process and tax authorities, which may result in revised interpretations of established concepts, statutory changes, new reporting obligations, revisions to regulations and other modifications and interpretations. The present tax treatment of TopCo’s, e.GO’s and their respective affiliates may be modified by administrative, legislative or judicial interpretation at any time, and any such action may apply on a retroactive or retrospective basis. TopCo’s, e.GO’s and their respective affiliates’ effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. TopCo, e.GO and their respective affiliates continue to assess the impact of such changes in tax laws and interpretations on their businesses and may determine that changes to their structure, practice, tax positions or the manner in which they conduct their businesses are necessary in light of such changes and developments in the tax laws of the jurisdictions in which TopCo, e.GO and their respective affiliates operate. Such changes may nevertheless be ineffective in avoiding an increase in tax liability, which could adversely affect the financial conditions, results of operations and cash flows.

The original treatment of a tax-relevant matter in a tax return, tax assessment or otherwise could later be found incorrect and as a result, TopCo’s, e.GO’s and their respective affiliates may be subject to additional taxes, interest, penalty payments and/or social security payments. Such reassessment may be due to an interpretation or view of laws and/or facts by tax authorities in a manner that deviates from TopCo’s, e.GO’s and their respective affiliates’ view and may emerge as a result of tax audits or other review actions by the relevant financial or tax authorities. TopCo’s, e.GO’s and their respective affiliates are subject to tax audits by the respective tax authorities on a regular basis. As a result of future tax audits or other reviews by the tax authorities, additional taxes could be imposed that exceed the provisions reflected in previous financial statements. This could lead to an increase in TopCo’s, e.GO’s and/or their respective affiliates tax obligations, either as a result of the relevant tax payment being assessed directly against them or as a result of becoming liable for the relevant tax as a secondary obligor due to the primary obligor’s failure to pay. Consequently, TopCo’s, e.GO’s and/or their respective affiliates may have to engage in tax litigation to defend or achieve results reflected in prior estimates, declarations or assessments which may be time-consuming and expensive.

Further, current tax losses and tax loss carry-forwards existing with e.GO or its German affiliates forfeit if, within a period of five years, more than 50% of the subscribed capital, membership rights, participation rights or voting rights of the respective company are transferred directly or indirectly to an acquirer or to persons closely associated with such an acquirer or a group of several acquirers with aligned interest, or if a comparable situation exists. By exception, tax losses and tax loss carry-forwards do not forfeit upon a harmful transfer of shares or any other comparable instrument as described, if, inter alia, to the extent such losses and loss carry forwards do not exceed the total taxable hidden reserves of the business assets of e.GO or its German affiliates existing in Germany at the time of the harmful event. Various aspects of this loss forfeiture rule are unclear as of today and not yet determined by case law.

As e.GO intends to operate in various countries and tax jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. Generally, if two or more affiliated companies are located in different countries, the tax laws or regulations of each country will typically require that transfer prices be the same as those between unrelated companies dealing at arms’ length and that appropriate documentation is maintained to support the transfer prices. In addition, existing transfer pricing documentation may be considered to be insufficient by the relevant tax authorities which may also result in penalties and additional tax payments. It is not uncommon for tax authorities in different countries to have conflicting views, for instance, with respect to, among other things, the manner in which the arm’s length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. If tax authorities in any of these countries were to successfully challenge e.GO’s transfer prices as not reflecting arm’s length transactions, they could require e.GO to adjust its transfer prices and thereby reallocate its income to reflect these revised transfer prices, which could result in a higher overall tax liability to e.GO. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, potentially resulting in double taxation. If tax authorities were to allocate income to a higher tax jurisdiction, subject e.GO’s income to double taxation or assess interest and penalties, it would increase e.GO’s overall tax liability, which could adversely affect its financial condition, results of operations and cash flows. Further, with a view that TopCo is a Dutch corporation with effective place of management in Germany, Dutch and German tax authorities may have deviating views as to their respective entitlement under tax assets and income.

We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us.

Since our incorporation we have had, on a continuous basis, our place of “effective management” in Germany. We will therefore qualify as a tax resident of Germany on the basis of German domestic law. As an entity incorporated under Dutch law, however, we also qualify as a tax resident of the Netherlands on the basis of the incorporation rule as laid down in Dutch domestic law (the “Incorporation Rule”). This results in TopCo being a tax resident in both Germany (on the basis of its place of effective management) and the Netherlands (on the basis of the Incorporation Rule).

In such event, based on the so-called tie-breaker provision (the “Tie-Breaker Provision”) included in Article 4(3) of the 2012 Convention between the Federal Republic of Germany and the Kingdom of the Netherlands for the avoidance of double taxation with respect to taxes on income (the “double tax treaty between Germany and the Netherlands”), as in effect on the date hereof, we should solely qualify as a tax resident of Germany for purposes of the double tax treaty between Germany and the Netherlands provided that our place of effective management is in Germany. As a result, and as long as our place of effective management is in Germany and the Tie-Breaker Provision, or the current reservation made by Germany with respect to the Tie-Breaker Provision as part of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI Tie-Breaker Reservation”) are not changed, we should solely qualify as a tax resident of Germany for purposes of the double tax treaty between Germany and the Netherlands.

The test of “effective management” is largely a question of fact and degree based on all the circumstances, rather than a question of law. Nevertheless, the relevant case law and OECD guidance suggest that we are likely to be regarded as having become a German tax resident from incorporation and remaining so if, as TopCo intends, (i) most meetings of its management board are prepared and held in Germany (and none will be held in the Netherlands) with a majority of managing directors present in Germany for those preparations and meetings; (ii) at those meetings there are full discussions of, and decisions are made regarding, the key strategic issues affecting TopCo and its subsidiaries; (iii) those meetings are properly minuted; (iv) a majority of TopCo’s managing directors, together with supporting staff, are based in Germany; and (v) TopCo has permanent staffed office premises in Germany. TopCo may, however, become subject to income tax liability in other countries with regard to the income generated in the respective other country, for example, due to the existence of a permanent establishment or a permanent representative or other taxable presence in such other country.

The applicable tax laws and tax treaties or interpretations thereof may change, including the MLI Tie-Breaker Reservation. Furthermore, whether TopCo has its place of effective management in Germany and is as such tax resident in Germany is largely a question of fact and degree based on all the circumstances, rather than a question of law, which facts and degree may also change. Such changes to applicable tax laws and tax treaties or interpretations thereof, including the MLI Tie-Breaker Reservation or changes to applicable facts and circumstances (for example, a change of directors or the place where board meetings take place), may result in TopCo becoming (also) a tax resident of the Netherlands or another jurisdiction. As a consequence, our overall effective income tax rate and income tax expense could materially increase, which could have a material adverse effect on our business, results of operations, financial condition and prospects and as a result could cause our share price and trading volume to decline. In addition, dividends distributed by TopCo, if any, may become subject to dividend withholding tax in more than one jurisdiction. See “If we do pay dividends, we may need to withhold tax on such dividends payable to holders of TopCo Shares in both Germany and the Netherlands.” The double taxation of income and the double withholding tax on dividends may in certain specific circumstances be reduced or avoided entirely under the double tax treaty between Germany and the Netherlands or under a double tax treaty between the Netherlands and the respective other country.

If we do pay dividends, we may need to withhold tax on such dividends payable to holders of TopCo Shares in both Germany and the Netherlands.

We do not anticipate paying any cash dividends in the foreseeable future. See “— Risks Related to the Ordinary Shares and TopCo Public Warrants — TopCo does not anticipate paying dividends on TopCo Shares.” However, if we do pay dividends, we may need to withhold tax on such dividends both in Germany and the Netherlands.

As long as our place of effective management is in Germany, as currently envisaged, we will qualify as a tax resident of Germany on the basis of German domestic law. As a result, dividends distributed by TopCo, if any, will be subject to German withholding tax. See also “Tax Considerations — Material German Tax Considerations — TopCo Shares and TopCo Public Warrants — German Taxation of Holders of TopCo Shares.”

As an entity incorporated under Dutch law, however, any dividends distributed by us are also subject to Dutch dividend withholding tax on the basis of the Incorporation Rule as laid down in Dutch domestic law. However, on the basis of the double tax treaty between Germany and the Netherlands in effect on the date hereof, the Netherlands will be restricted in imposing these taxes provided that our effective management is located in Germany (the “Withholding Tax Restriction”). See also “We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us.” The Withholding Tax Restriction does, however, not apply, and Dutch dividend withholding tax is still required to be withheld from dividends distributed by us, if any, if and when paid to (i) Dutch resident holders of our TopCo Shares and (ii) non-Dutch resident holders of TopCo Shares that have a permanent establishment in the Netherlands if the TopCo Shares are attributable to such permanent establishment. As a result, upon a payment of dividends, we may be required to identify our shareholders in order to assess whether there are Dutch residents or non-Dutch residents with a permanent establishment in the Netherlands to which the TopCo Shares are attributable in respect of which Dutch dividend withholding tax has to be withheld. Such identification may not always be possible in practice. If the identity of our shareholders cannot be determined, withholding of both German and Dutch dividend withholding tax may occur upon a payment of dividends.

Furthermore, the Withholding Tax Restriction referred to above is based on the current MLI Tie-Breaker Reservation. If Germany changes its MLI Tie-Breaker Reservation, we will not be entitled to any benefits of the double tax treaty between Germany and the Netherlands, including the Withholding Tax Restriction, as long as Germany and the Netherlands do not reach an agreement on our tax residency for purposes of the double tax treaty between Germany and the Netherlands, and, as a result, any dividends distributed by us during the period no such agreement has been reached between Germany and the Netherlands, may be subject to dividend withholding tax both in Germany and the Netherlands.

The IRS may not agree that TopCo should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident of the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, TopCo, which is incorporated under the laws of the Netherlands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the U.S. Tax Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. As more fully described in the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of TopCo — Tax Residence of TopCo for U.S. Federal Income Tax Purposes,” TopCo is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes. However, whether the requirements for the treatment of TopCo as a non-U.S. corporation have been satisfied must be finally determined at completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Further, the rules under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court in the event of litigation. If TopCo were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. investors could be subject to U.S. withholding tax. Please see the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of TopCo — Tax Residence of TopCo for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Section 7874 of the U.S. Tax Code to the Business Combination. Investors are urged to consult their advisors regarding the potential application of Section 7874 of the U.S. Tax Code to the Business Combination and to TopCo.

TopCo may be or may become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

If TopCo or any of its non-U.S. subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder (as defined in the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders”), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. TopCo and its non-U.S. subsidiaries are not currently expected to be treated as PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly there can be no assurance that TopCo or any of its non-U.S. subsidiaries will not be treated as a PFIC for any taxable year. Moreover, TopCo does not expect to provide a PFIC annual information statement for 2023 or future taxable years. Please see the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of Ownership and Disposition of TopCo Shares and TopCo

Public Warrants — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to TopCo’s PFIC status. U.S. investors are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the TopCo Shares and TopCo Public Warrants.

A new 1% U.S. federal excise tax is expected to be imposed on Athena in connection with redemptions of Athena Class A Common Stock.

On August 16, the Inflation Reduction Act of 2022 (the IR Act) became law, which, among other things, imposes a new U.S. federal 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations), with certain exceptions. The excise tax applies to repurchases occurring in 2023 and beyond. Athena (whose securities are currently traded on the NYSE American and who will become a subsidiary of TopCo, whose securities are expected to be trading on NYSE after the Business Combination) is a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of Treasury has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change. The extent of the excise tax that may be incurred would depend on a number of factors, including the fair market value of the Athena Class A Common Stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, the nature and amount of the equity issued, if any, by Athena within the same taxable year of the redemption treated as a repurchase of stock (although it is not currently expected that this reduction would be available with respect to redemptions of Athena Class A Common Stock by Athena and the issuance of TopCo Shares by TopCo in connection with the Business Combination), and the content of any forthcoming regulations and other guidance from the U.S. Department of the Treasury. As noted above, the excise tax is imposed on the repurchasing corporation itself, not the shareholders from which shares are repurchased, and only limited guidance on the mechanics of any required reporting and payment of the excise tax on which taxpayers may rely have been issued to date. The imposition of the excise tax could reduce the amount of cash available on hand to complete the Business Combination or for effecting the redemptions of Athena Class A Common Stock, and may affect our ability to complete the Business Combination.

Risks Related to our Financing Position

Our business plans require a significant amount of capital, which may not be available to us on acceptable terms or at all when we need them.

Our capital expenditures and operational expenses will continue to be significant in the foreseeable future as we start and plan to ramp up production of the e.wave X and expand our business. The fact that we have a limited operating history means we have limited historical data. As a result, our future capital requirements are uncertain and actual capital requirements may be different from those we currently anticipate. We expect that in the future we will need to seek equity or debt financing to finance a portion of our capital expenditures and operational expenses. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all. Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions, interest rates, our performance and investor interest in, and acceptance of, our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

We may need to raise further capital in significant amounts in the near future should we have to significantly change the design and development of the e.wave X or the e.wave due to, for example, undiscovered design flaws, lacking certification of car components and the need to re-engineer such components, the replacement of one of our suppliers, or regulatory changes regarding, for example, increased safety standards. We would also have to secure additional financing should we decide to grow and expand our product portfolio and operations. Additional need for financing would arise should our business model include errors or not materialize, for example, if the sales volume of the e.wave X or e.wave were lower than expected or should we not be able to scale operations, or should we be subjected to significant cash outflows based on, for example, embezzlement of funds, legal proceedings or claims or payment obligations in connection with existing financing arrangements.

Our future capital needs and other business reasons may require us to sell additional equity or debt securities. The sale of additional equity or equity-linked securities would dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and covenants that potentially restrict our operations.

The terms of the Bridge Financing require e.GO to meet certain operating covenants and place restrictions on its operating and financial flexibility.

The credit agreement e.GO entered into as part of the Bridge Financing contains customary affirmative and negative covenants and events of default. Affirmative covenants include, among others, covenants requiring e.GO to deliver certain financial reports and provide access to its books and records. Negative covenants include, among others, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, making investments, entering into certain transactions with affiliates and creating other liens on its assets and other financial covenants, in each case subject to customary exceptions. As e.GO is in disagreement with the other parties regarding the delivery of certain documents (such as certain follow-on security documents) under the credit agreement, Brucke Agent LLC as administrative and collateral agent may accelerate all of e.GO’s repayment obligations and take control of its secured assets, including an account pledge and a security assignment agreement relating to all of its current and future rights and receivables under or in connection with its accounts receivables, potentially requiring e.GO to renegotiate its agreement on terms less favorable to it or to immediately cease operations. Further, if e.GO is liquidated, the Lenders’ right to repayment would be senior to the rights of any holder of common stock. Any acceleration of e.GO’s repayment obligations or enforcement in the secured assets could significantly harm its business and prospects. If e.GO raises any additional debt financing, the terms of such additional debt could further restrict its operating and financial flexibility.

e.GO may agree to assignments and transfers for security purposes of its intellectual property and moveable assets in connection with certain financing transactions. If e.GO defaults on its obligations under the terms of such agreements the secured parties can take e.GO’s intellectual property and its moveable assets, which would hurt its ability to produce and sell its products and maintain a competitive advantage and could have a material adverse effect on its business.

e.GO may assign for security purposes all its intellectual property rights and related rights as well as moveable assets, such as machinery, technical and commercial equipment, raw material, semi-finished and finished goods, merchandise and cash assets located in certain business premises as part of certain financing transactions. If e.GO defaults on its obligations under the terms of such financing transaction, the secured parties can take its intellectual property and moveable assets. The loss of its intellectual property or the rights to the exclusive use of certain intellectual property as well as the loss of moveable assets, such as machinery and technical and commercial equipment will hurt e.GO’s ability to produce and sell its products and/or maintain a competitive advantage. The secured assets would also not be available for sale for the benefit of or distribution to e.GO’s creditors or shareholders in the event of a reorganization or insolvency.

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, state aid, loans and other incentives for which we may apply. As a result, our business and prospects may be adversely affected.

We may apply for federal and state grants, state aid, loans and tax incentives under various government programs designed to stimulate the economy and support the production of electric vehicles and related technologies. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the German federal or state government(s), the Bulgarian government, the North Macedonian government, the EU and the United States, as well as other governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.

The unavailability, reduction or elimination of government and economic incentives or imposition of any additional taxes or surcharges could have a material adverse effect on the development of the e-mobility market, our business, prospects, financial condition and operating results.

Many governments have established e-mobility funding programs, government subsidies, tax benefits and other economic purchase incentives in relation to the acquisition of electric vehicles. Any reduction, elimination or discriminatory application of government funding programs or subsidies and other economic or tax incentives or imposition of any additional taxes and surcharges, for example, any prolongation of Germany’s OEM contribution program beyond its initial time frame, may negatively impact the competitiveness of the electric vehicle industry generally or our products in particular.

Risks Related to Athena and the Business Combination

The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to place shares with investors. Going public via a business combination with a SPAC does not involve any underwriters. In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, if part of the transaction structure, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the Closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the business combination.

The pro forma consolidated financial information may not be an indication of TopCo’s financial condition or results of operations following the Business Combination, and accordingly, investors have limited financial information on which to evaluate TopCo and their investment decision.

Athena and e.GO have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The pro forma consolidated financial information contained in this Prospectus has been prepared using the historical financial statements of Athena and e.GO, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of Athena following the Business Combination. e.GO and Athena believe that the assumptions made for the preparation of the pro forma consolidated financial information are reasonable (please see “Unaudited Pro Forma Condensed Combined Financial Information”); however, the information upon which these assumptions have been made is preliminary, and these kinds of assumptions are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Athena’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma consolidated financial information included in this Prospectus does not necessarily reflect e.GO’s results of operations and financial condition and the actual financial condition and results of operations of e.GO following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

During the pre-Closing period, Athena and e.GO are prohibited from entering into certain transactions that might otherwise be beneficial to Athena, e.GO or their respective shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, Athena and e.GO are subject to certain limitations on the operations of their businesses, each as summarized under the section entitled “The Business Combination Agreement — Covenants of the Parties.” The limitations on Athena’s and e.GO’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

Uncertainties about the Business Combination during the pre-Closing period may cause a loss of key management personnel and other key employees.

e.GO is dependent on the experience and industry knowledge of its key management personnel and other key employees to operate its business and execute its business plans. TopCo’s success following the Business Combination will depend in part upon its ability to retain e.GO’s existing key management personnel and other key employees and attract new management personnel and other key employees. During the pre-Closing period, current and prospective employees of e.GO may experience uncertainty about their roles with TopCo or other circumstances relating to their willingness to continue their work for us after the Business Combination, which may adversely affect the ability of TopCo to retain or attract management personnel and their key employees.

Uncertainties about the Business Combination during the pre-Closing period may cause third parties to delay or defer decisions concerning e.GO or seek to change existing arrangements.

There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning e.GO, which could negatively affect e.GO’s business. Third parties may seek to change existing agreements with e.GO as a result of the Business Combination for these or other reasons.

Subsequent to the consummation of the Business Combination, TopCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause investors to lose some or all of their investment.

Although Athena has conducted due diligence on e.GO, we cannot assure investors that this diligence revealed all material issues that may be present in e.GO’s business or that factors outside of e.GO’s business and outside of its control will not later arise. As a result of any such factors, we may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in reporting losses. Even if Athena’s due diligence successfully identified any risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Athena’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions of us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by e.GO’s business or by virtue of us obtaining post-Business Combination debt financing. Accordingly, any public shareholder of TopCo could suffer a reduction in the value of its shares.

Athena may not have sufficient funds to consummate the Business Combination.

As of            , 2023, Athena had a cash balance of approximately $            to fund its working capital requirements. If Athena is required to seek additional capital, it would need to borrow funds from the Athena Sponsor or other third parties to operate or it may be forced to liquidate. On January 17, 2023, Athena issued a Working Capital Note, which was amended on May 19, 2023, in the principal amount of up to $600,000.00 to the Athena Sponsor. Other than the Working Capital Note, no other third parties is under any obligation to advance funds to Athena in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Athena upon completion of the Business Combination. If Athena is unable to consummate the Business Combination because it does not have sufficient funds available, Athena will be forced to cease operations and liquidate the Trust Account. Consequently, Athena Public Stockholders may only receive an estimated $             per share, or possibly less, on Athena’s redemption of the Public Shares, and their Public Warrants may expire worthless.

The Business Combination remains subject to conditions that Athena cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including the Minimum Cash Condition (which may be waived by the Company in its sole discretion, if permitted by applicable Law (as defined in the Business Combination Agreement)), the condition that there is no legal restraint or prohibition against consummation of the Business Combination, the condition that the TopCo Ordinary Shares are approved for listing on the NYSE upon the Closing, subject only to official notice of issuance thereof, receipt of securityholder approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy (in certain cases, in all material respects) of the representations and warranties of Athena, the Company, TopCo and Merger Sub made in the Business Combination Agreement, the performance in all material respects of the covenants and agreements of Athena contained in the Business Combination Agreement to be performed prior to the Closing, the non-termination of the Business Combination Agreement and execution and delivery of certain ancillary agreements, instruments and certificates. There are no assurances that all conditions to the Business Combination will be satisfied or that such conditions will be satisfied in the time frame expected. If the Business Combination is not consummated by June 30, 2023, then either Athena or the Company may terminate the Business Combination Agreement pursuant to the terms and conditions thereof. If Athena does not complete the Business Combination, it could be subject to several risks, including:

•        negative reactions from the financial markets, including declines in the price of the Athena Class A Common Stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed;

•        the attention of its management will have been diverted to the Business Combination rather than its own operations and pursuit of other opportunities that could have been beneficial to Athena; and

•        time and resources will have been expended in negotiating potential initial business combinations that do not reach completion, resulting in a more limited timeframe and remaining resources to complete an initial business combination.

Athena Stockholders may not know prior to the redemption deadline or prior to the Special Meeting whether we will have satisfied the Minimum Cash Condition.

If we receive valid redemption requests from Athena Public Stockholders prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. We may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where we otherwise would not satisfy the Minimum Cash Condition. This process could take a number of days, and there may be a period of time after the Special Meeting and before the Closing when Athena Stockholders do not know whether we have satisfied this closing condition. Accordingly, Athena Public Stockholders may be required to make redemption and voting decisions without knowing whether we will satisfy all of the conditions to Closing the Business Combination.

The Athena Sponsor and Athena’s management team have agreed to vote their shares in favor of the Business Combination, regardless of how the Athena Public Stockholders vote.

The Existing Athena Charter provides that, if Athena seeks stockholder approval of an initial business combination, such initial business combination will be approved if Athena receives the affirmative vote of a majority of the shares voted at such meeting. In connection with Athena’s IPO, the Athena Sponsor entered into a letter agreement pursuant to which it agreed to vote its Sponsor Shares as well as any Athena Class A Common Stock purchased by the Athena Sponsor during or after the IPO, in favor of Athena’s initial business combination. Further, pursuant to the Sponsor Letter Agreement, the Athena Sponsor agreed to vote all voting equity securities owned by it in favor of the Business Combination Agreement, the Business Combination, and all other proposals being presented at the Special Meeting. As of the date hereof and as a result of redemptions in connection with the Extension Meeting, the Athena Sponsor owns approximately 81.6% of the total outstanding shares of Athena Common Stock. Accordingly, the Athena Sponsor will be able to approve all of the proposals to be presented at the Special Meeting, including approval of the Business Combination Agreement and the Business Combination, even if no Athena Public Stockholders vote in favor of approving the Business Combination or any of the proposals to be presented at the Special Meeting.

The Company, Merger Sub, TopCo and Athena have incurred and will incur significant transaction and transition costs in connection with the Business Combination.

The Company, Merger Sub, TopCo and Athena have all incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating TopCo as a public company following the consummation of the Business Combination. TopCo may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid at Closing out of the funds in the Trust Account.

Athena may not be able to complete the Business Combination or any other business combination within the prescribed timeframe, in which case Athena would cease all operations, except for the purpose of winding up, and Athena would redeem the Public Shares and liquidate. In such event, third parties may bring claims against Athena, and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by stockholders could be less than $10.20 per share.

Under the terms of the Existing Athena Charter, Athena must complete an initial business combination by the Liquidation Date. Athena may not be able to consummate the Business Combination or any other business combination by such date. Athena’s ability to complete an initial business combination may be adversely impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If Athena has not completed any initial business combination by such date, it must: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of then-outstanding Public Shares, which redemption will completely extinguish the Athena Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Athena’s remaining stockholders and the Athena Board, dissolve and liquidate, subject in each case to Athena’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no liquidating distributions with respect to the Athena Warrants, which will expire worthless.

In such event, third parties may bring claims against Athena. Although Athena has obtained waiver agreements from certain vendors and service providers (other than its independent auditors) it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims that could take priority over those of the Athena Public Stockholders.

The Athena Sponsor has agreed that it will be liable to Athena if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which Athena has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Athena’s indemnity of the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act. Athena has not asked the Athena Sponsor to reserve for its indemnification obligations, it has not independently verified whether the Athena Sponsor has sufficient funds to satisfy such obligations, and it believes that the Athena Sponsor’s only assets are securities of Athena. Therefore, Athena cannot assure you that the Athena Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Athena’s initial Business Combination and redemptions could be reduced to less than $10.20 per Public Share. In such event, Athena may not be able to complete its initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares.

Athena may be a target of securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into Business Combination Agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Athena’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed or from being completed within the expected timeframe, which may adversely affect Athena’s and Merger Sub’s respective businesses, financial condition and results of operation. Currently, Athena is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

Athena’s current directors and executive officers beneficially own shares of Athena Common Stock and Athena Warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

Athena’s executive officers and directors and/or their affiliates beneficially own or have a pecuniary interest in shares that the Athena Sponsor purchased prior to, or simultaneously with, the IPO. Athena’s executive officers and directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination or another business combination is not approved by the Liquidation Date, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $            million based upon the closing prices of Athena Class A Common Stock and Athena Units on the NYSE American on            , 2023. Furthermore, the Athena Sponsor, Athena’s officers or directors, or their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Athena’s behalf, such as identifying and investigating possible business targets and mergers. If Athena fails to consummate the Business Combination, it will not have any claim against the Trust Account for repayment or reimbursement. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Athena’s Directors, Officers and Sponsor in the Business Combination.”

These financial interests may have influenced the decision of Athena’s directors to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of the Athena Board to vote for the Business Combination Proposal and other proposals, Athena Public Stockholders should consider these interests.

The exercise of discretion by Athena’s directors and officers in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interest of Athena Stockholders.

In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Athena to agree to amend the Business Combination Agreement, to consent to certain actions taken by TopCo or to waive rights that Athena is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of TopCo’s business, a request TopCo to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on TopCo’s business and would entitle Athena to terminate the Business Combination Agreement. In any of those circumstances, it would be at Athena’s discretion, acting through the Athena Board to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for Athena and what they may believe is best for themselves in determining whether or not to take the requested action. While certain changes could be made without further stockholder approval, Athena will circulate a new or amended proxy statement/prospectus and resolicit the vote of Athena Stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Actions taken by the Athena Sponsor and/or its affiliates could influence the vote on the Business Combination Proposal, have a depressive effect on the Athena Common Stock and reduce the public “float” of the TopCo Ordinary Shares.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Athena or its securities, the Athena Sponsor and/or its affiliates may purchase shares from investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Athena Common Stock or vote their shares in favor of the Business Combination Proposal. Any Public Shares purchased by the Athena Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be              per share. Any Public Shares so purchased would not be voted by the Athena Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Athena Sponsor or its affiliates.

The purpose of such share purchases and other transactions would be to decrease the number of Redemptions and increase the likelihood of approval of the Business Combination Proposal.

In the event that the Athena Sponsor or its affiliates purchase shares in privately negotiated transactions from Athena Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their Public Shares.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the payment of cash consideration or the transfer to such investors of Sponsor Shares or Sponsor Warrants owned by the Athena Sponsor for nominal or no value.

Entering into any such arrangements may have a depressive effect on the Athena Class A Common Stock. For example, as a result of these arrangements, an investor may have the ability to effectively purchase shares of Athena Class A Common Stock at a price lower than market and may therefore be more likely to sell the Athena Common Stock he owns, either prior to or immediately after the Special Meeting. In addition, if such purchases are made, the public “float” of the TopCo Ordinary Shares following the Business Combination and the number of beneficial holders of TopCo Ordinary Shares may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of TopCo Ordinary Shares on the NYSE or another national securities exchange or reducing the liquidity of the trading market for the TopCo Ordinary Shares. Reductions in the public “float” may also increase the relative voting power of the Athena Sponsor and/or its affiliates.

As a result, investors receiving any such incentives would therefore receive a benefit in a manner otherwise unavailable to other Athena Public Stockholders, and benefits and incentives provided to any such investors may result in detriments to Athena Public Stockholders. As the Athena Sponsor will lose its entire investment in Athena if Athena does not complete a business combination by the Liquidation Date, but can still earn a positive rate of return on its investment, even if other Athena Stockholders experience a negative rate of return in TopCo following the Closing, and as Athena Sponsor is likely to be able to make a substantial profit on its investment in Athena even at a time when the TopCo Ordinary Shares may lose significant value, the Athena Sponsor may be incentivized to complete an initial business combination on terms or conditions that are not in the best interests of the Athena Public Stockholders, including by providing incentives to investors to vote in favor of the Business Combination Proposal in a manner that may be detrimental to Athena Public Stockholders.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Athena will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Athena or TopCo may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned Closing. However, certain types of changes do not permit either party to refuse to consummate the Merger, even if such change could be said to have a material adverse effect on TopCo or Athena, including the following events (except, in certain cases, where the change has a disproportionate effect on a party):

•        general business or economic conditions in or affecting Germany, the United States, the Netherlands or any other country, or changes therein, or the global economy generally;

•        any national or international political or social conditions in Germany, the United States, the Netherlands or any other country, including the engagement by Germany, the United States, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism (including the Russo-Ukrainian War and any potential exacerbation or spread of the Russo-Ukrainian War (as defined in the Business Combination Agreement));

•        changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Netherlands or any other country, or changes therein, including changes in interest rates in Germany, the United States, the Netherlands or any other country and changes in exchange rates for the currencies of any countries;

•        changes in any applicable Laws (as defined in the Business Combination Agreement) (including COVID-19 measures) or changes in IFRS or any interpretation thereof, in each case, coming into effect after the date of the Business Combination Agreement;

•        the execution or public announcement of the Business Combination Agreement;

•        any failure in and of itself by the Company or any of its Subsidiaries (as defined in the Business Combination Agreement) to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions;

•        any hurricane, tornado, flood, earthquake, tsunami, natural disaster, epidemic, pandemic (including COVID-19) or quarantine, act of God or other comparable event in Germany, the United States, the Netherlands or any other country, or any escalation of the foregoing;

•        changes generally applicable to the industries or markets in which the Company and its Subsidiaries (as defined in the Business Combination Agreement) operate; or

•        any action taken by, or at the written request of, Athena.

Furthermore, Athena or TopCo may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the TopCo Ordinary Shares and TopCo Public Warrants may suffer.

Delays in completing the Business Combination may jeopardize or substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Athena expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Athena expects to achieve from the Business Combination. In addition, the parties will have the right to terminate the Business Combination Agreement if the Business Combination is not consummated on or prior to the Termination Date (as defined in the Business Combination Agreement).

Athena’s directors may decide not to enforce the indemnification obligations of the Athena Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Athena Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, in each case, less taxes payable, and the Athena Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Athena’s independent directors would determine whether to take legal action against the Athena Sponsor to enforce its indemnification obligations.

While Athena currently expects that its independent directors would take legal action on its behalf against the Athena Sponsor to enforce its indemnification obligations to Athena, it is possible that Athena’s independent directors, in exercising their business judgment and subject to their fiduciary duties, may choose not to do so in any particular instance. If Athena’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Athena Public Stockholders may be reduced below $10.20 per share.

If, before distributing the proceeds in the Trust Account to Athena Public Stockholders, Athena files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Athena Stockholders and the per share amount that would otherwise be received by its stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Athena Public Stockholders, Athena files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Athena’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by Athena Stockholders in connection with Athena’s liquidation may be reduced.

Athena Stockholders may be held liable for claims by third parties against Athena to the extent of distributions received by them.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of Athena’s Trust Account distributed to Athena Public Stockholders upon the redemption of Public Shares in the event that Athena is unable to complete the Business Combination or another business combination by the Liquidation Date may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Athena’s intention to redeem its Public Shares as soon as reasonably possible following the Liquidation Date in the event Athena does not complete the Business Combination or another business combination and, therefore, Athena does not intend to comply with the foregoing procedures.

Because Athena will not be complying with Section 280, Section 281(b) of the DGCL requires Athena to adopt a plan, based on facts known to Athena at such time that will provide for Athena’s payment of all existing and pending claims or claims that may be potentially brought against Athena within the 10 years following Athena’s dissolution. However, because Athena is a blank check company, rather than an operating company, and Athena’s operations were limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Athena’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Athena’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Athena cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Athena Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more), and any liability of Athena Stockholders may extend beyond the third anniversary of the date of distribution. Accordingly, Athena cannot assure you that third parties will not seek to recover from Athena Stockholders amounts owed to them by Athena. Furthermore, if the pro rata portion of Athena’s Trust Account distributed to Athena Public Stockholders upon the redemption of Public Shares in the event Athena is unable to complete the Business Combination or another business combination by the Liquidation Date is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If Athena is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Athena Stockholders. Furthermore, the Athena Board may be viewed as having breached their fiduciary duties to Athena’s creditors and/or may have acted in bad faith, and thereby exposing itself and Merger Sub to claims of punitive damages, by paying Athena Public Stockholders from the Trust Account before addressing the claims of creditors. Athena cannot assure you that claims will not be brought against it for these reasons.

Citi, the lead underwriter in Athena’s IPO, was to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with Athena’s IPO, yet Citi, without any consideration from Athena or e.GO, gratuitously waived its entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus, but Citi would be entitled to such compensation in connection with an alternative business combination, should the Business Combination be terminated, and remains entitled to customary indemnification and contribution obligations of Athena in connection with the Business Combination.

Citi was the lead underwriter in Athena’s IPO. Pursuant to the underwriting agreement for the IPO, Citi was entitled to deferred compensation in the aggregate amount of $8,650,000 as consideration for services rendered to Athena in connection with the IPO, which was to become payable upon consummation of a business combination transaction. On April 25, 2022, the members of Athena Tech II’s management team held a meeting with representatives from Citi at which a potential business combination with e.GO was presented to Citi and at which Citi was requested to advise Athena Tech II in connection with such transaction. On April 26, 2022, Citi verbally informed Isabelle Freidheim that it was not willing to serve as an advisor on any business combination with e.GO. See “Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination” for more information regarding Athena Tech II’s initial discussions with e.GO and Athena’s decision to pursue a transaction with e.GO. In September 2022, members of the Athena Sponsor initiated discussions with representatives from Citi to discuss the $8,650,000 of deferred underwriting compensation, given that Citi declined to advise Athena or serve in any capacity in connection with the Business Combination, during which discussions representatives from Citi orally informed Ms. Freidheim that Citi would be willing to waive 50% of such amount. On October 5, 2022, Athena’s Chief Financial Officer, Angelina Smith, requested an e-mail confirmation from Citi that such waiver would result in $4,250,000 of deferred underwriting compensation, which was confirmed by Citi over e-mail on the same day. On December 8, 2022, following further discussions between Ms. Freidheim and representatives from Citi, Citi agreed to formally waive its deferred fee of $8,650,000 in full solely with respect to the Business Combination pursuant to a deferred fee waiver letter agreement between Citi and Athena. The waiver was a result of negotiations between Athena and Citi following the time at which Citi indicated that it would decline to serve in a role on the transaction. Athena argued that Citi should not receive the deferred compensation because it had not conducted any services for Athena following Athena’s IPO and that other similarly-situated underwriters of SPAC initial public offerings had agreed to waive deferred underwriting compensation when declining to perform any services for the business combination transaction. Athena did not seek out the reasons why Citi was waiving its deferred compensation, despite Citi already completing its services under the underwriting agreement for the IPO, as Athena was the party proposing that Citi waive its deferred compensation. Citi received no additional consideration for the waiver of its entitlement to the deferred compensation. Because the waiver of Citi’s payment of the deferred compensation is with respect to only the Business Combination, Citi may be entitled to a payment of the deferred compensation in connection with an alternative business combination, should the Business Combination be terminated. While Citi did not participate in any aspect of the Business Combination and Athena has no other contractual relationship with Citi, investors should be aware that the waiver of a deferred underwriting fee is unusual and some investors may find the Business Combination less attractive as a result. This may make it more difficult for Athena to complete the Business Combination.

In addition, Athena continues to have customary obligations under certain provisions of the underwriting agreement relating to Athena’s IPO. These provisions include the relevant clauses of the underwriters’ standard terms and conditions, including Athena’s obligation to (i) indemnify and hold harmless each of the underwriters, the directors, officers, employees, affiliates and agents of each underwriter, and each person, if any, who controls any of the underwriters or any affiliate within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the securities sold in the IPO as originally filed or in any amendment thereof, or in any Preliminary Prospectus, the IPO Prospectus, any “road show” as defined in Section 433(h) of the Securities Act or any Written Testing-The-Waters Communication, or in any amendment thereof or supplement thereto (each as defined in the underwriting agreement), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Athena will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Athena by or on behalf of any underwriter through Citi specifically for inclusion therein.

Further, the underwriting agreement contains a contribution provision in the event the indemnification obligations described above are unavailable or otherwise prohibited by law. The contribution obligations of the underwriters under the underwriting agreement are limited to the total underwriting discounts and commissions paid, in the aggregate, by Athena to the underwriters upon the consummation of the IPO, and the underwriters otherwise have no further contribution liability under the underwriting agreement because Citi waived its rights to any deferred underwriting discounts. Therefore, in contrast to other transactions where the underwriters did not waive rights to fees or deferred underwriting discounts, as the case may be, the potential financial liability of Athena with respect to an indemnified loss where such indemnification is otherwise unavailable to the indemnified party may be higher under the respective agreements than it would have been had Citi not refused to serve and waived their rights to any fees or deferred underwriting discounts. Other than the foregoing indemnification and contribution obligations or the payment of the deferred compensation in connection with an alternative business combination, Athena has no further obligations to Citi under the underwriting agreement, and no obligations relating to the Business Combination. There is no ongoing relationship between Athena and Citi in respect of the Business Combination.

Citi declined to act for Athena as an advisor in connection with the Business Combination, and Citi has had no role in the preparation of the disclosure that is included in this proxy statement/prospectus, or the underlying business analysis related to the Business Combination.

As described above, Citi declined to serve in any capacity in connection with the Business Combination and agreed to waive its deferred compensation relating to Athena’s IPO in connection with the Business Combination.

Accordingly, Citi has not been involved in the Business Combination, the preparation of any disclosure that is included in this proxy statement/prospectus, or any business analysis underlying such disclosure, and shareholders do not have the benefit of any such involvement. Citi was provided with the disclosures in this proxy statement/prospectus pertaining to its roles and resignation; however, Citi stated that it has not reviewed any disclosure in this proxy statement/prospectus, nor does it intend to review or comment on whether it agrees with either the risks or the conclusions stated herein that are associated with its role and waiver. Accordingly, Citi does not want to be associated with the disclosure in this proxy statement/prospectus, including any discussion related to reasons for its waiver, or the underlying business analysis related to the Business Combination. Shareholders and investors should not place any reliance on the fact that Citi was previously involved in Athena’s IPO.

Directors and officers of Athena have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

When considering the Athena Board’s recommendation that Athena Stockholders vote in favor of the approval of the Business Combination, Athena Stockholders should be aware that Athena Insiders have interests in the Business Combination that may be different from, or in addition to, the interests of Athena Stockholders. The existence of financial and personal interests of Athena’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Athena and its stockholders and what they may believe is best for herself or themselves in determining to recommend that stockholders vote for the proposals. Our directors were aware of and considered these interests and potential conflict of interest, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. These interests include:

•        The Athena Insiders will lose their entire investments in Athena if Athena does not complete a business combination by the Liquidation Date.

•        The Athena Sponsor owns an aggregate of 8,050,000 Sponsor Shares, which it purchased prior to the IPO for an aggregate purchase price of $25,000. Upon the Closing, such Sponsor Shares will be converted into 8,452,500 TopCo Ordinary Shares, based on the Final Conversion Ratio. Athena’s officers and directors and their affiliates are among the members of the Athena Sponsor, and they may be entitled to receive a portion of the securities held by the Athena Sponsor following the consummation of the Business Combination, including the Sponsor Shares. Based on the closing price of Athena Class A Common Stock on the NYSE American of $            on            , 2023, the record date for the Special Meeting, the Sponsor Shares would be worth approximately $            . This represents a            % gain on the Athena Sponsor’s investment. If Athena does not consummate an initial business combination by the Liquidation Date, then the Sponsor Shares will be worthless.

Additionally, simultaneously with the consummation of the IPO, Athena consummated the sale of 1,060,000 Private Placement Units at a price of $10.00 per unit, for an aggregate investment of $10,600,000, in a private placement to the Athena Sponsor. Each Private Placement Unit consists of one share of Athena Class A Common Stock and one-half of one Private Placement Warrant. Each share of Athena Class A Common Stock will be converted into a TopCo Ordinary Share upon the Closing, and each whole Private Placement Warrant is exercisable commencing 30 days following the Closing for one TopCo Ordinary Share at an exercise price of $11.50 per share. If Athena does not consummate an initial business combination by the Liquidation Date, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distributions to the Athena Public Stockholders, and the securities underlying the Private Placement Units held by the Athena Sponsor will be worthless. The securities underlying the Private Placement Units held by the Athena Sponsor had an aggregate market value of approximately $            based upon the closing price of $            per share of Athena Class A Common Stock and $            per Public Warrant, respectively, on the NYSE American on             , 2023, the record date for the Special Meeting.

In connection with the Business Combination, the Athena Sponsor and certain of Athena’s officers and directors entered into the Sponsor Letter Agreement with Athena, e.GO and TopCo, pursuant to which they agreed to waive their redemption rights with respect to the Sponsor Shares and any other shares of Athena Common Stock held by them in connection with the completion of the Business Combination. Additionally, the Athena Sponsor has also agreed to waive its rights to liquidating distributions from the Trust Account with respect to its Sponsor Shares and Private Placement Units if Athena fails to complete a business combination by the Liquidation Date. The Athena Sponsor and Athena’s officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the Athena Insiders’ investments in Athena is dependent on the consummation of an initial business combination. In the event that Athena does not complete an initial business combination by the Liquidation Date, the 8,050,000 Sponsor Shares and the 1,060,000 Private Placement Units held by the Athena Sponsor, for which the Athena Insiders have invested $10,085,000, and which have an approximate aggregate market value of $            as of            , will expire worthless. As a result, the Athena Insiders have an aggregate of

up to $            at risk that depends on the completion of an initial business combination by the Liquidation Date. In contrast, Athena Public Stockholders would receive approximately              per share if the Trust Account is liquidated, calculated as of             , 2023, the record date for the Special Meeting.

In connection with the Extension Amendment, on December 16, 2022, Athena issued a press release announcing that, if the Extension is implemented, the Athena Sponsor or its designees will deposit into the Trust Account as a loan, the lesser of (x) $121,000 or (y) $0.055 per Public Share multiplied by the number of Public Shares outstanding, on each of the following dates: (i) January 23, 2023; and (ii) one business day following the public announcement by Athena disclosing that the Athena Board has determined to extend the date by which Athena must consummate its initial business combination for an additional month in accordance with the Extension. As there were 2,048,936 Public Shares outstanding following redemptions in connection with the Extension Meeting, the Contribution amount for each month of the Extension is equal to $112,691.48, which is the product of $0.055 per public share multiplied by the 2,048,936 Public Shares outstanding, or up to an aggregate of $676,148.88 in the event the Extension is effectuated for the full six months. In connection with the Athena Sponsor’s Contribution for the Extension, on January 17, 2023, Athena issued an Extension Note to the Athena Sponsor with a principal amount equal to $676,148.88. On the same date, in connection with advances the Athena Sponsor may make in the future to Athena for working capital expenses in connection with Athena’s initial business combination, Athena issued a separate Working Capital Note to the Athena Sponsor, which was amended on May 19, 2023, in the principal amount of up to $600,000.00. As of the date of this prospectus/proxy statement, Athena has implemented six Extensions to extend the Liquidation Date from January 22, 2023 to July 22, 2023, and in connection therewith, the Athena Sponsor has deposited an aggregate of $676,148.88 to the Trust Account. If the Business Combination is not consummated, loans or advances under such Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

•        The Athena Sponsor can earn a positive rate of return on its investment, even if other Athena Stockholders experience a negative rate of return in TopCo following the Closing.

•        Even if the trading price of the TopCo Ordinary Shares following the Closing is as low as $1.12 per share, the aggregate market value of the 9,512,500 TopCo Ordinary Shares to be held by the Athena Sponsor (converted from the Athena Common Stock held by the Athena Sponsor, including the 8,050,000 Sponsor Shares, based on the Final Conversion Ratio, and the 1,060,000 Private Placement Shares, and excluding the TopCo Ordinary Shares issuable upon the exercise of any warrants) would be approximately equal to the initial investment in Athena by the Athena Sponsor, including the $25,000 purchase price for the Sponsor Shares and the $10,600,000 purchase price for the Private Placement Units. As a result, if the Business Combination is completed, the Athena Sponsor is likely to be able to make a substantial profit on its investment in Athena even at a time when the TopCo Ordinary Shares may lose significant value. On the other hand, if the Business Combination is not approved and Athena liquidates without completing its Business Combination before the Liquidation Date, the Athena Sponsor will lose its investment in Athena of $10,625,000 plus any advances that the Athena Sponsor may make to Athena pursuant to the Notes. This may incentivize the Athena Insiders to complete an initial business combination on terms or conditions that are not in the best interest of the Athena Public Stockholders.

•        The Existing Athena Charter provides that Athena renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Athena and such opportunity is one that Athena is legally and contractually permitted to undertake and would otherwise be reasonable for Athena to pursue, and to the extent the director or officer is permitted to refer that opportunity to Athena without violating another legal obligation. Notwithstanding such provision, Athena believes that such provision did not impact Athena’s search for a business combination target because Athena’s officers and directors have confirmed to Athena that there were no such corporate opportunities that were not presented to Athena pursuant to such provision.

•        It is currently contemplated that Isabelle Freidheim, chairperson of the board of directors of Athena, will continue to serve as director of TopCo after the Closing. As such, in the future Ms. Freidheim may receive any cash fees, stock options or stock awards that the TopCo Board determines to pay to its directors and/or officers.

•        Pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, TopCo is required to (i) maintain provisions in the TopCo Articles of Association providing for the indemnification of Athena’s existing directors and officers and (ii) maintain a directors’ and officers’ liability insurance policy that covers Athena’s existing directors and officers. Pursuant to the Sponsor Letter Agreement, TopCo will indemnify the Athena Sponsor from and against certain liabilities relating to the Business Combination for a period of six years after the Closing and subject to an aggregate maximum indemnity of $4,000,000.

•        Upon the completion of the Business Combination, Cohen, acting as Athena’s financial advisor and capital markets advisor for the Business Combination and Athena’s lead placement agent in connection with any private placement relating to the Business Combination, will receive customary advisory fees for a transaction of this nature. An affiliate of Cohen is one of the members of the Athena Sponsor. As of May 30, 2023, the total aggregate amount of transaction expenses expected to be paid or repaid by Athena to Cohen upon consummation of the Business Combination is approximately $6 million. If the Business Combination is not consummated, Cohen will not receive such fees due at the Closing.

•        At the Closing, TopCo, Athena and the Athena Sponsor, certain former e.GO Shareholders, certain of Athena’s officers and directors, certain members of the Athena Sponsor and/or their respective affiliates will enter into the Amended and Restated Registration Rights Agreement, under which TopCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain TopCo Ordinary Shares and other equity securities of TopCo that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

•        Athena’s officers and directors have not been required to, and have not, committed their full time to Athena’s affairs, which may have resulted in a conflict of interest in allocating their time between Athena’s operations and its search for a business combination and their other businesses. In addition, the Athena Sponsor and Athena’s officers and directors may sponsor, invest in, form or otherwise become involved with any other special purpose acquisition companies similar to Athena (including, for example, Athena Tech II), including in connection with their initial business combinations, or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or ventures may present additional conflicts of interest in pursuing an initial business combination.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Athena Sponsor, Athena’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. However, if Athena fails to consummate an initial business combination, such persons will not have any claim against the Trust Account for reimbursement and Athena may not be able to reimburse these expenses. As of the date of this proxy statement/prospectus, there were no reimbursable out-of-pocket expenses that are expected to be reimbursed using funds from the Trust Account at Closing.

•        In connection with the Closing, the Athena Sponsor and Athena’s officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to Athena and remain outstanding. As of the date of this proxy statement/prospectus, there are $454,307 loans outstanding under the Working Capital Note and $676,148.88 loans outstanding under the Extension Note.

As a result of the foregoing interests, the Athena Sponsor and Athena’s directors and officers will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Athena’s other stockholders and warrant holders.

These financial interests of the officers and directors, and entities affiliated with them, may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the proposal to vote in favor of the Business Combination Proposal and other proposals included in this proxy statement/prospectus.

Because TopCo will become a public reporting company by means other than a traditional underwritten initial public offering, TopCo’s stockholders may face additional risks and uncertainties.

Because TopCo will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling TopCo Ordinary Shares, and, accordingly, TopCo’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. In an underwritten initial public offering, a due diligence investigation would be conducted by an underwriter that would be subject to strict liability for any material misstatements or omissions in a registration statement. Because there is no independent third-party underwriter selling the TopCo Ordinary Shares, Athena Stockholders must rely on the information included in this proxy statement/prospectus. Although Athena performed a due diligence review and investigation of TopCo in connection with the Business Combination that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in TopCo because this due diligence investigation may not have uncovered facts that would be important to a potential investor.

In addition, because TopCo will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of TopCo. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of TopCo than they might if TopCo became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with TopCo as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for TopCo Ordinary Shares could have an adverse effect on TopCo’s ability to develop a liquid market for TopCo Ordinary Shares. See “— Risks Related to the Ordinary Shares and TopCo Public Warrants — The market price and trading volume of TopCo Shares and TopCo Public Warrants may be volatile and could decline significantly following the Business Combination.”

Subsequent to the completion of the Business Combination, e.GO may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although Athena has conducted extensive due diligence on e.GO, Athena cannot assure you that this diligence revealed all material issues that may be present in e.GO’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of e.GO’s business and outside of their control will not later arise. As a result, e.GO may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Athena’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Athena’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on e.GO’s liquidity, the fact that e.GO reports charges of this nature could contribute to negative market perceptions of e.GO or its securities. In addition, charges of this nature may cause e.GO to violate net worth or other covenants to which e.GO may be subject as a result of e.GO obtaining post-combination debt financing. Accordingly, any Athena Stockholders who choose to remain shareholders of e.GO following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by Athena’s officers or directors of a fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials, relating to the Business Combination contained an actionable material misstatement or material omission.

Athena and TopCo have no history operating as a combined company. The unaudited pro forma condensed combined consolidated financial information may not be an indication of TopCo’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate TopCo and your investment decision.

TopCo and Athena have no prior history as a combined entity and their operations have not been previously managed on a combined basis. Additionally, TopCo has been recently incorporated and has no operating history and no revenues. The unaudited pro forma condensed combined consolidated financial information for TopCo contained in this proxy statement/prospectus has been prepared using the respective consolidated historical financial statements of TopCo and Athena, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations, including, without limitation, future revenue, or financial condition of TopCo following the Business Combination. Certain adjustments and assumptions have been made regarding TopCo and Athena after giving effect to the Business Combination. TopCo and Athena believe these assumptions are reasonable; however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect TopCo’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the pro forma condensed combined consolidated financial information included in this proxy statement/prospectus does not necessarily reflect TopCo’s financial condition and results of operations and the actual financial condition and results of operations of TopCo following the Business Combination may not be consistent with, or evident from, this pro forma financial information. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the Business Combination or TopCo’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by the Company. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure (other than to certain parties involved in the Business Combination) or toward complying with SEC guidelines or IFRS. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of the Company and Athena and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of TopCo’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: our ability to successfully expand into new markets and territories, currency fluctuations, including an increase in the value of the Euro against the U.S. dollar, unexpected technology failures and other business interruptions, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

e.GO provided the prospective financial information (as defined below) to Athena in connection with Athena’s evaluation of e.GO. e.GO believed the forecasts and assumptions incorporated into the prospective financial information were reasonable at the time the prospective financial information were prepared, given the information e.GO had at that time and its business strategy, financing milestones and performance trends at such time.

However, since the signing of the Business Combination Agreement in July 2022, certain factors have arisen with the passage of time that affected e.GO’s actual results in 2022 and which are expected to continue to affect e.GO’s results going forward. Those factors include, among other unanticipated circumstances: (i) significant changes related to envisaged funding, both in terms of amount and timing, primarily due to negatively impacted capital market dynamics, (ii) deteriorating macroeconomic environment further reflected in unprecedented and accelerated increased cost of capital and (iii) persistent inflationary wave with impact on both consumers and the industry. As a result, there are changes in the assumptions underlying the prospective financial information since July 2022. See “Proposal No. 1 — The Business Combination Proposal — Certain Unaudited Prospective Financial Information Regarding e.GO — Changes in the Assumptions Underlying the Prospective Financial Information since the Delivery of the Fairness Opinion.”

If Athena’s due diligence investigation of e.GO was inadequate, then Athena Stockholders following the consummation of the Business Combination could lose some or all of their investment.

Even though Athena conducted a due diligence investigation of e.GO that it believed to be reasonable, it cannot be certain that this due diligence uncovered all material issues that may be present inside e.GO or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of e.GO and its business and outside of its control will not later arise.

Athena has conducted due diligence to assess the management of e.GO’s business but cannot assure you that e.GO’s management has all the skills, qualifications or abilities necessary to manage a public company.

Athena conducted due diligence on e.GO and its management team, but its assessment of the capabilities of e.GO’s management may prove to be incorrect and e.GO management may lack the skills, qualifications or abilities that Athena believed e.GO’s management to have. Should e.GO’s management, to the extent they become management of TopCo, not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of TopCo following the Business Combination may be adversely impacted. Accordingly, any Athena Stockholders or Athena Warrant holders who choose to remain stockholders or warrant holders of TopCo following the Business Combination could suffer a reduction in the value of their securities. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Athena’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

The fairness opinion obtained by the Athena Board from Northland will not be updated to reflect changes in circumstances between signing the Business Combination Agreement and the completion of the Business Combination.

Changes in the operations and prospects of e.GO, general market and economic conditions, and other factors that may be beyond the control of e.GO and Athena and on which the fairness opinion was based, may alter the value of e.GO or the trading price of Athena Class A Common Stock and/or TopCo Class A Ordinary Shares at or prior to the time the Business Combination is consummated. Northland’s fairness opinion does not take into account changes in the assumptions underlying the prospective financial information delivered to Northland in connection with its rendering of its fairness opinion as described in “Proposal No. 1 — The Business Combination Proposal — Certain Unaudited Prospective Financial Information Regarding e.GO — Changes in the Assumptions Underlying the Prospective Financial Information since the Delivery of the Fairness Opinion.” The Athena Board considered such updated assumptions and determined that it would not change its recommendation that the Athena Stockholders vote in favor of the Business Combination and all of the proposals to be presented at the Special Meeting.

The fairness opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. The Athena Board has not requested that Northland provide a new or updated fairness opinion. The Athena Board does not intend to secure a new or updated fairness opinion from Northland or any other third party. As the assumptions underlying the prospective financial information have changed since the delivery of Northland’s fairness opinion, there can be no assurance that Northland would reach the same conclusion if it were requested to issue a new or updated opinion. The fairness opinion of Northland is included as Annex L to this proxy statement. For a description of the fairness opinion that the Athena Board received from Northland and a summary of the material financial analyses it provided to the Athena Board in connection with rendering such opinion, see “Proposal No. 1 — The Business Combination Proposal — Fairness Opinion of Northland”.

Following the completion of the Business Combination, existing e.GO Shareholders will control TopCo, and its interests may conflict with yours in the future.

It is anticipated that, upon completion of the Business Combination: (i) Athena Public Stockholders will own approximately 3.4% of TopCo; (ii) the Athena Sponsor will own approximately 15.7% of TopCo; and (iii) the e.GO Shareholder prior to the completion of the Business Combination will own approximately 80.9% of TopCo. These levels of ownership interests assume that (A) no Athena Class A Common Stock are elected to be redeemed by Athena Public Stockholders, (B) Participating Shareholders represent 100% of the issued and outstanding shares of e.GO, (C) all 8,050,000 Class B Common Stock are converted into Class A Common Stock and into TopCo Ordinary Shares on the Final Conversion Ratio basis, equaling to 8,452,500 TopCo Ordinary Shares, (D) the Wolff Option as set forth in the Business Combination Agreement has been waived, (E) no TopCo Ordinary Shares issuable to existing e.GO Shareholders upon the satisfaction of certain earn-out conditions set forth in the Earn-out Agreement are issued, and (F) TopCo Warrants are not exercised for TopCo Ordinary Shares. Assuming the TopCo Warrants will be exercised following the Business Combination, (x) Athena’s Public Stockholders would own approximately 18.7% of TopCo; (y) the Athena Sponsor would own approximately 13.8% of TopCo; and (z) the e.GO Shareholder prior to the completion of the Business Combination would own approximately 67.5% of TopCo. If the actual facts are different than these assumptions (which they are likely to be), the relative ownership percentages in TopCo will be different.

As a result of its voting control, existing e.GO Shareholders will effectively be able to determine the outcome of all matters requiring shareholder approval, including, but not limited to, the election and removal of directors (subject to any contractual designation rights), as well as other matters of corporate or management policy (such as potential mergers or acquisitions, payment of dividends, asset sales, and amendments to organizational documents). This concentration of ownership may delay or deter possible changes in control and limit the liquidity of the trading market for TopCo Ordinary Shares, which may reduce the value of an investment of such shares. This voting control could also deprive shareholders of an opportunity to receive a premium for their shares as part of a potential sale of TopCo. So long as existing e.GO Shareholders or their affiliates continue to own a significant amount of TopCo’s voting power, they may continue to be able to strongly influence or effectively control its decisions. The interests of existing e.GO Shareholders and their affiliates may not coincide with the interests of other holders of TopCo Ordinary Shares.

Athena (or TopCo) will not have any right to make damage claims against e.GO or the e.GO’s shareholders for the breach of any representation, warranty or covenant made by the Company in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing of the Business Combination, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, Athena (or TopCo) will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by e.GO at the time of the Business Combination.

During the pre-Closing period, Athena, the Company and its subsidiaries are prohibited from entering into certain transactions that might otherwise be beneficial to Athena, the Company and its subsidiaries or their respective shareholders.

Until the earlier of the Closing of the Business Combination or termination of the Business Combination Agreement, Athena, the Company and its subsidiaries are subject to certain limitations on the operations of their businesses, each as summarized under the sections “The Business Combination Agreement — Covenants of the Parties.” The limitations on Athena’s, the Company’s and its subsidiaries’ conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

Uncertainties about the Business Combination during the pre-Closing period may cause third parties to delay or defer decisions concerning the Company and its subsidiaries or seek to change existing arrangements.

There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning the Company and its subsidiaries, which could negatively affect the Company’s and its subsidiaries’ business. Third parties may seek to change existing agreements with the Company and its subsidiaries as a result of the Business Combination or other reasons.

If e.GO’s available liquidity is insufficient, its financial condition could be adversely affected and we may be unable to fund contingent deferred acquisition liabilities.

e.GO’s cash flow from operations may not be sufficient to fund its working capital needs and meet obligations. If credit were unavailable or insufficient, e.GO’s liquidity could be adversely affected and e.GO’s ability to fund its working capital needs and any obligations could be adversely affected. If available liquidity is insufficient, e.GO may be unable to fund payments.

If the Merger does not qualify as a “reorganization” under Section 368(a) of the U.S. Tax Code or as part of a transaction described in Section 351(a) of the U.S. Tax Code, or is taxable under Section 367(a) of the U.S. Tax Code, then the Business Combination generally would be taxable with respect to U.S. investors of Athena Class A Common Stock and/or Athena Public Warrants.

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code (a “Section 368(a) Reorganization”) and/or as part of a transaction described in Section 351(a) of the U.S. Tax Code (a “Section 351 Transaction”). These treatments are not free from doubt, and in particular the potential for the Merger to qualify as a Section 368(a) Reorganization is subject to significant factual and legal uncertainties as there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the U.S. Tax Code apply in the case of an acquisition of a corporation with investment-type assets, such as Athena. For example, under Section 368(a) of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Business Combination, its corporate parent) must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the above rules apply in the case of an acquisition of a corporation with investment-type assets, such as Athena. In addition, Section 368(a) Reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Athena and TopCo. For example, the requirements for Section 368(a) Reorganization treatment could be affected by the magnitude of Athena Class A Common Stock redemptions that occur in connection with the Merger and/or the amount of cash used to pay certain transaction expenses in connection with the Business Combination. Subject to the qualifications, assumptions and limitations set forth under the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations,” including the discussion therein regarding the potential application of Section 367(a) of the U.S. Tax Code to the Merger, and in the U.S. federal income tax opinion filed as Exhibit 8.1, and based on customary tax representations obtained from Athena, TopCo and e.GO, it is the opinion of White & Case LLP, counsel to Athena, that the Merger should qualify as part of a Section 351 Transaction. However, due to the uncertainties described above and in further detail in the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of the Merger,” White & Case LLP is unable to opine on the qualification of the Merger as a Section 368(a) Reorganization. The Closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a Section 368(a) Reorganization or as part of a Section 351 Transaction, and neither Athena nor TopCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. Accordingly, no assurance can be given that the IRS will not assert a different position or that a court will not sustain such a challenge by the IRS.

Moreover, even if the Merger were to qualify as a Section 368(a) Reorganization and/or as part of a Section 351 Transaction, Section 367(a) of the U.S. Tax Code and the applicable Treasury Regulations promulgated thereunder provide that, where a U.S. shareholder exchanges stock or securities in a U.S. corporation for stock or securities in a foreign (i.e., non-U.S.) corporation in a transaction that qualifies as a Section 368(a) Reorganization or a Section 351 Transaction, the U.S. shareholder is required to recognize any gain, but not loss, realized on such exchange unless certain additional requirements are met, as discussed in more detail under the sections entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of the Merger — Additional Requirements for Tax Deferral.” There are significant factual and legal uncertainties concerning the determination of whether these requirements will be satisfied with respect to the Business Combination.

Assuming the Merger qualifies either as a Section 368(a) Reorganization or as part of a Section 351 Transaction, and subject to the limitations, exceptions and qualifications described in “Tax Considerations — Certain U.S. Federal Income Tax Considerations” below, U.S. Holders (as defined in the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders” below) exchanging Athena Class A Common Stock for TopCo Shares generally should not recognize gain or loss for U.S. federal income tax purposes. However, the failure of a U.S. Holder to meet certain requirements could result in the exchange of Athena Class A Common Stock for TopCo Shares being a taxable event. As discussed in more detail in the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations” below, the appropriate U.S. federal income tax treatment of the Athena Public Warrants in connection with the Merger is uncertain, in particular because it is unclear whether the Merger qualifies as a Section 368(a) Reorganization.

A U.S. Holder generally would recognize gain or loss with respect to the exchange of Athena Class A Common Stock for TopCo Shares in the Merger if the Merger does not qualify as a Section 368(a) Reorganization or as part of a Section 351 Transaction. If the Merger does not qualify as a Section 368(a) Reorganization, it is possible that the U.S. Holder could be required to either recognize gain or loss or recognize only gain but not loss with respect to the exchange of Athena Public Warrants for TopCo Public Warrants in the Merger. The amount of any such gain or (if applicable) loss is discussed in further detail under the sections entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of the Merger — U.S. Holders Exchanging Athena Public Warrants for TopCo Public Warrants.”

Furthermore, if a U.S. Holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its Athena Class A Common Stock or, if such U.S. Holder exercises its redemption right with respect to all of its Athena Class A Common Stock but maintains its ownership of Athena Public Warrants, such redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in a Section 368(a) Reorganization or a Section 351 Transaction which, depending on the circumstances applicable to such U.S. Holder, may be treated as capital gain (but not loss) or dividend income. If the IRS were to assert, and a court were to sustain, such a contrary position, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Athena Class A Common Stock was treated as a separate transaction from the exchanges pursuant to the Merger. For further discussion on the tax implications of such possible treatment, please see the discussion under the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of Exercising Redemption Rights.” If you are a U.S. investor exercising your redemption rights with respect to the Athena Class A Common Stock, you are urged to consult your tax advisor to determine the tax consequences to you if the Merger and the redemption of Athena Class A Common Stock are to be treated as an integrated transaction for U.S. federal income tax purposes.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Business Combination for U.S. Holders of Athena Class A Common Stock and/or Athena Public Warrants, including the requirements for tax-deferred treatment and the application of Section 367(a) of the U.S. Tax Code, see the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of the Merger.” If you are a U.S. investor whose Athena Class A Common Stock and/or Athena Public Warrants are exchanged in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

Risks Related to Redemptions of Athena Public Shares

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your Athena Common Stock or Athena Warrants, potentially at a loss.

Athena Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) Athena’s completion of the Business Combination or, if the Business Combination is not completed, an alternative business combination, or in connection with an amendment to the Existing Athena Charter to extend the date by which Athena must complete an initial business combination, and then only in connection with those shares of Athena Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of the Public Shares if Athena is unable to complete an initial business combination by the Liquidation Date, subject to applicable law and as further described herein. In addition, if Athena plans to redeem the Public Shares because Athena is unable for any reason to complete an initial business combination by the Liquidation Date, compliance with Delaware law may require that Athena submit a plan of dissolution to Athena’s then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Athena Public Stockholders may be forced to wait beyond the Liquidation Date before they receive funds from the Trust Account. In no other circumstances will Athena Public Stockholders have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Athena Warrants, potentially at a loss.

If Athena Public Stockholders fail to properly demand redemption of their shares, they will not be entitled to redeem their shares of Athena Class A Common Stock into a pro rata portion of the Trust Account.

Athena Stockholders holding Public Shares may demand that Athena redeem their Public Shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. Athena Stockholders who seek to exercise this redemption right must deliver their Public Shares (either physically or electronically) to Athena’s Transfer Agent no later than 5.00 p.m., Eastern time, on            , 2023 (two business days prior to the scheduled date of the Special Meeting). Athena Public Stockholders are not required to vote for or against the Business Combination Proposal or at all, or to be stockholders of record on the record date in order to exercise redemption rights. Any Athena Public Stockholder who fails to properly demand redemption of such stockholder’s Public Shares will not be entitled to redeem his or her Public Shares for a pro rata portion of the Trust Account. See the section entitled “Special Meeting of Athena Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

If you or a “group” of stockholders of which you are a part are deemed to hold in excess of 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares without the prior consent of Athena.

An Athena Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the issued and outstanding Public Shares, without Athena’s prior consent. Accordingly, if you, together with any affiliate or any other person with whom you are acting in concert or as a group, hold more than 15% of the Public Shares and the Business Combination Proposal is approved, without Athena’s prior consent, you will not be able to seek redemption rights with respect to the full amount of your Public Shares. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss. Athena cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Athena Class A Common Stock will exceed the per-share redemption price.

There is no guarantee that an Athena Public Stockholder’s decision to redeem its Athena Class A Common Stock for a pro rata portion of the cash held in the Trust Account will put the stockholder in a better future economic position.

There is no assurance as to the price at which an Athena Public Stockholder may be able to sell its shares of Athena Class A Common Stock in the future following the completion of the Business Combination or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than an Athena Public Stockholder might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if an Athena Public Stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that an Athena Public Stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Athena Public Stockholders should consult their tax and/or financial advisors for assistance on how this may affect their individual circumstances.

The securities in which Athena invests the proceeds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per share redemption amount received by Athena Public Stockholders may be less than $10.20 per share.

The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that Athena is unable to complete the Business Combination or make certain amendments to the Existing Athena Charter, the Athena Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of taxes paid or payable (less, in the case Athena is unable to complete its initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by Athena Public Stockholders may be less than $10.20 per share.

If we are deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Company. To mitigate the risk of that result, on or prior to the 24-month anniversary of the effective date of the registration statement relating to our IPO, we may instruct Continental Stock Transfer & Trust Company to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in cash. As a result, following such change, we would likely receive minimal, if any, interest, on the funds held in the Trust Account, which would reduce the dollar amount that our public stockholders would otherwise receive upon any redemption or liquidation of the Company if the assets in the Trust Account had remained in U.S. government securities or money market funds.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”), relating, among other things, to circumstances in which special purpose acquisition companies (“SPACs”) such as us could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement for its initial public offering. As indicated above, we completed our IPO on October 22, 2021 and have operated as a blank check company searching for a target business with which to consummate an initial business combination since such time. On July 28, 2022, or approximately nine months after the effective date of the registration statement for our IPO, we entered into the Business Combination Agreement for our initial business combination. However, we may be unable to complete the e.GO Business Combination within 24 months after the effective date of the registration statement for our IPO (assuming that we were to amend our second amended and restated certificate of incorporation to extend the amount of time we have to complete our initial business combination to or beyond 24 months from the closing of our IPO).

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. It is possible that a claim could be made that we have been operating as an unregistered investment company, including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, based on the current views of the SEC. If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Company. If we are required to liquidate the Company, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our shares and warrants or rights following such a transaction, and our warrants or rights would expire worthless.

The funds in the Trust Account have, since our IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. As of March 31, 2023, amounts held in Trust Account included approximately $3,781,686 of accrued interest. To mitigate the risk of us being deemed to have been operating as an unregistered investment company under the Investment Company Act, we may, in our discretion, on or prior to the 24-month anniversary of the effective date of the registration statement relating to our IPO (assuming that we are to amend our second amended and restated certificate of incorporation to extend the amount of time we have to complete our initial business combination to or beyond 24 months from the closing of our IPO), or October 19, 2023, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash (i.e., through a variable interest bearing account) until the earlier of the consummation of a business combination or our liquidation. Following such liquidation of the assets in our Trust Account, we would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount our public stockholders would otherwise receive upon any redemption or liquidation of the Company if the assets in the Trust Account had remained in U.S. government securities or money market funds. This means that the amount available for redemption may not increase in the future.

The ability of the Athena Public Stockholders to exercise redemption rights with respect to a large number of the Public Shares may not allow Athena to complete the Business Combination, have sufficient cash available to fund TopCo’s business or optimize the capital structure of TopCo.

At the time Athena entered into the agreements for the Business Combination, it did not know how many stockholders will exercise their redemption rights, and therefore, it structured the Business Combination based on its expectations as to the number of Public Shares that will be submitted for redemption. If a larger number of Public Shares are submitted for redemption than it initially expected, this could lead to a failure to consummate the Business Combination, a failure to maintain the listing of its securities on the NYSE American or another national securities exchange or a lack of liquidity, which could impair Athena’s ability to fund its operations and adversely affect its business, financial condition and results of operations.

Risks Related to the Ordinary Shares and TopCo Public Warrants

The rights of TopCo’s shareholders and the duties of TopCo’s Directors will be governed by (i) Dutch law, (ii) the TopCo Articles of Association and (iii) internal rules and policies adopted by the TopCo Board, and will differ in some important respects from the rights of shareholders and the duties of members of a board of directors of a company incorporated in Delaware.

Upon completion of the Business Combination, TopCo will be a public company (naamloze vennootschap) under Dutch law. TopCo’s corporate affairs will be governed by the TopCo Articles of Association, the rules of the TopCo Board, TopCo’s other internal rules and policies and by Dutch law. There can be no assurance that Dutch law will not change in the future or that it will serve to protect shareholders in a similar fashion afforded under corporate law principles of Delaware, which could adversely affect the rights of TopCo’s shareholders. The rights of shareholders and the responsibilities of TopCo Directors may be different from the rights and obligations of shareholders and directors in companies governed by the laws of Delaware. In the performance of their duties, TopCo’s Directors are required by Dutch law to consider the interests of TopCo, its shareholders, its employees and other stakeholders, in all cases with due regard to the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder. For more information on relevant provisions of Dutch corporation law and of the TopCo Articles of Association, see “Description of TopCo Securities and Articles of Association” and “Comparison of Stockholder Rights.”

TopCo will be organized and existing under the laws of the Netherlands, and, as such, the rights of TopCo shareholders and the civil liability of TopCo’s Director and Executive Director will be governed in certain respects by the laws of the Netherlands.

TopCo will be organized and existing under the laws of the Netherlands, and, as such, the rights of TopCo’s shareholders will be governed by Dutch private international law and the civil liability of TopCo’s Directors and its executive officers will be governed in certain respects by the laws of the Netherlands. The ability of TopCo’s shareholders in certain countries other than the Netherlands to bring an action against TopCo, its directors and executive officers may be limited under applicable law. In addition, substantially all of TopCo’s assets will be located outside the United States.

As a result, it may not be possible for shareholders to effect service of process within the United States upon TopCo or its directors and executive officers or to enforce judgments against TopCo or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on TopCo or any of its directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this proxy statement/prospectus, there is no treaty in effect between the United States and the Netherlands providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. It is noted that, on today’s date, the Hague Convention on Choice of Court Agreements of June 30, 2005 has entered into force for the Netherlands, but has not entered into force for the United States. The Hague Convention of July 2, 2019 on the Recognition and Enforcement of Foreign Judgments in Civil or Commercial Matters has not entered into force for either the Netherlands or the United States. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a judgment rendered by a court in the United States that is enforceable under the laws of the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such judgment if it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such foreign judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands. However, even if such a U.S. judgment is given binding effect, a claim based on that U.S. judgment may still be rejected if the U.S. judgment is not or no longer formally enforceable.

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against TopCo or its directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under the TopCo Articles of Association, and certain other contractual arrangements between TopCo and its directors, TopCo will indemnify and hold its directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of TopCo’s Directors in the United States under U.S. securities laws.

TopCo does not anticipate paying dividends on TopCo Shares.

TopCo does not anticipate paying any cash dividends in the foreseeable future. TopCo intends to retain all available funds and any future earnings to fund the further development and expansion of its business. Under Dutch law, TopCo may only pay dividends and other distributions from its reserves to the extent its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves TopCo must maintain under Dutch law or the TopCo Articles of Association and (if it concerns a distribution of profits) after adoption of TopCo’s statutory annual accounts by the TopCo General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from its reserves will be at the discretion of the TopCo Board and will depend upon a number of factors, including TopCo’s results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors the TopCo Board deems relevant. See “Price Range of Securities and Dividends — TopCo — Dividend Policy.” Under the TopCo Articles of Association as they will read upon completion of the Business Combination, the TopCo Board may decide that all or part of the profits shown in TopCo’s adopted statutory annual accounts will be added to TopCo’s reserves. After reservation of any such profits, any remaining profits will be at the disposal of the TopCo General Meeting at the proposal of the TopCo Board for distribution on the TopCo Shares, subject to applicable restrictions of Dutch law. The TopCo Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the TopCo General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the TopCo Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to TopCo (verjaring).

Each of Athena’s and e.GO’s current equity holders will own a significant portion of TopCo Shares and will have representation on the TopCo Board. Athena’s and e.GO’s current equity holders may have interests that differ from those of other shareholders.

Upon the completion of the Business Combination, approximately 3.4% of TopCo Shares will be owned by Athena Public Stockholders, approximately 15.7% of TopCo Shares will be owned by the Athena Sponsor and approximately 80.9% of TopCo Shares will be the current e.GO’s equity holders. These levels of ownership interests assume that (A) no shares of Athena Class A Common Stock are elected to be redeemed by Athena Public Stockholders and exclude the exercise of outstanding warrants, (B) Participating Shareholders represent 100% of the issued and outstanding shares of e.GO, (C) the Wolff Option as set forth in the Business Combination has been waived, (D) no Earn-Out Shares have been issued, (E) no TopCO Public Warrants and Private Warrants have been converted into TopCo Shares, and (F) the 8,050,000 Sponsor Shares held by the Athena Sponsor prior to the Closing of the Business Combination will be exchanged for 8,452,500 TopCo Ordinary Shares on the Final Conversion Ratio basis. Assuming the TopCo Warrants will be exercised following the Business Combination, (x) Athena’s Public Stockholders would own approximately 18.7% of TopCo; (y) the Athena Sponsor would own approximately 13.8% of TopCo; and (z) the e.GO Shareholder prior to the completion of the Business Combination would own approximately 67.5% of TopCo.

In addition to the above ownership structure, one of TopCo’s director nominees was designated by the Athena Sponsor. As a result, the Athena Sponsor and e.GO may be able to significantly influence the outcome of matters submitted for director action, subject to obligation of the TopCo Board to act in the interest of all of TopCo’s stakeholders, and for shareholder action, including the designation and appointment of the TopCo Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. The influence of the Athena Sponsor and e.GO over TopCo’s Board of directors could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of TopCo, which could cause the market price of TopCo Shares to decline or prevent TopCo’s shareholders from realizing a premium over the market price for TopCo Shares. Prospective investors in TopCo Shares should consider that the interests of the Athena Sponsor and the current e.GO equity holders may differ from their interests in material respects.

Provisions of the TopCo Articles of Association or Dutch corporate law might deter acquisition bids for TopCo that its shareholders might consider to be favorable and prevent, delay or frustrate any attempt to replace or remove the TopCo Board at the time of such acquisition bid.

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law.

In this respect, certain provisions of the TopCo Articles of Association may make it more difficult for a third-party to acquire control of TopCo or effect a change in the composition of the TopCo Board. These include:

•        provision that TopCo Directors can only be appointed on the basis of a binding nomination prepared by the TopCo Board which can only be overruled by a two-thirds majority of votes cast representing more than half of TopCo’s issued share capital;

•        provision that TopCo Directors may only be dismissed by the TopCo General Meeting by a two-thirds majority of votes cast representing more than half of TopCo’s issued share capital, unless the dismissal is proposed by the TopCo Board in which latter case a simple majority of the votes cast would be sufficient;

•        provision allowing, among other matters, the former chairperson of the TopCo Board or TopCo’s former Chief Executive Officer to manage TopCo’s affairs if all of the TopCo Directors are dismissed and to appoint others to be charged with TopCo’s affairs, including the preparation of a binding nomination for TopCo Directors as discussed above, until new TopCo Directors are appointed by the TopCo General Meeting on the basis of such binding nomination; and

•        requirement that certain matters, including an amendment of the TopCo Articles of Association, may only be resolved upon by the TopCo General Meeting if proposed by the TopCo Board.

Dutch law also allows for staggered multi-year terms of the TopCo Directors, as a result of which only part of the TopCo Directors may be subject to appointment or re-appointment in any given year.

In addition, in accordance with the DCGC, shareholders who have the right to put an item on the agenda for the TopCo General Meeting or to request the convening of a TopCo General Meeting shall not exercise such rights until after they have consulted the TopCo Board. If exercising such rights may result in a change in TopCo’s strategy (for example, through the dismissal of TopCo Directors), the TopCo Board must be given the opportunity to invoke a reasonable period of up to 180 days to respond to the shareholders’ intentions. If invoked, the TopCo Board must use such response period for further deliberation and constructive consultation, in any event with the shareholder(s) concerned and exploring alternatives. At the end of the response time, the TopCo Board shall report on this consultation and the exploration of alternatives to the TopCo General Meeting. The response period may be invoked only once for any given TopCo General Meeting and shall not apply (i) in respect of a matter for which either a response period or a statutory cooling-off period (as discussed below) has been previously invoked or (ii) if a shareholder holds at least 75% of TopCo’s issued share capital as a consequence of a successful public bid.

Moreover, the TopCo Board can invoke a cooling-off period of up to 250 days when shareholders, using their rights to have items added to the agenda for a TopCo General Meeting or their right to request a TopCo General Meeting, propose an agenda item for TopCo’s General Meeting to dismiss, suspend or appoint one or more directors (or to amend any provisions in the TopCo Articles of Association dealing with those matters) or when a public offer for TopCo is made or announced without TopCo’s support, provided, in each case, that the TopCo Board believes that such proposal or offer materially conflicts with the interests of TopCo and its business. During a cooling-off period, TopCo’s General Meeting cannot dismiss, suspend or appoint directors (or amend the provisions in the TopCo Articles of Association dealing with those matters) except at the proposal of the TopCo Board. During a cooling-off period, the TopCo Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of TopCo’s issued share capital at the time the cooling-off period was invoked, as well as with TopCo’s Dutch works council (if TopCo or, under certain circumstances, any of its subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, the TopCo Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on TopCo’s website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at TopCo’s office and must be tabled for discussion at the next general meeting. Shareholders representing at least 3% of TopCo’s issued share capital may request the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•        the TopCo Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of TopCo and its business

•        the TopCo Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or

•        other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

The market price and trading volume of TopCo Shares and TopCo Public Warrants may be volatile and could decline significantly following the Business Combination.

The stock markets, including NYSE on which TopCo intends to apply to list the TopCo Shares and TopCo Public Warrants under the symbols “EGOX” and “EGOX WS,” respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for TopCo Shares and TopCo Public Warrants following the Business Combination, the market price of TopCo Shares and TopCo Public Warrants may be volatile and could decline significantly. In addition, the trading volume in TopCo Shares and TopCo Public Warrants may fluctuate and cause significant price variations to occur. If the market price of TopCo Shares and TopCo Public Warrants declines significantly, you may be unable to resell your securities at or above the market price as of the date of the consummation of the Business Combination. TopCo cannot assure you that the market price of the TopCo Shares and TopCo Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•        the realization of any of the risk factors presented in this proxy statement/prospectus;

•        actual or anticipated differences in TopCo’s estimates, or in the estimates of analysts, for TopCo’s revenues, results of operations, liquidity or financial condition;

•        additions and departures of key personnel;

•        failure to comply with the requirements of NYSE;

•        failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•        future issuances, sales or resales, or anticipated issuances, sales or resales, of TopCo Shares;

•        publication of research reports about TopCo;

•        the performance and market valuations of other similar companies;

•        broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•        material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•        speculation in the press or investment community;

•        actual, potential or perceived control, accounting or reporting problems; and

•        changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert TopCo’s management’s attention and resources, which could have a material adverse effect on TopCo.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about TopCo, its share price and trading volume could decline significantly.

The market for TopCo Shares will depend in part on the research and reports that securities or industry analysts publish about TopCo or its business. Securities and industry analysts do not currently, and may never, publish research on TopCo. If no securities or industry analysts commence coverage of TopCo, the market price and liquidity for TopCo Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover TopCo downgrade their opinions about TopCo Shares, publish inaccurate or unfavorable research about TopCo, or cease publishing about TopCo regularly, demand for TopCo Shares could decrease, which might cause its share price and trading volume to decline significantly.

TopCo shareholders may not be able to exercise pre-emption rights and, as a result, may experience substantial dilution upon future issuances of TopCo Shares or rights to subscribe for TopCo Shares.

In the event of an issue of TopCo Shares or a grant of rights to subscribe for TopCo Shares, subject to certain exceptions, each holder of TopCo Shares will have a pro rata pre-emption right in proportion to the aggregate nominal value of such holder’s TopCo Shares. These pre-emption rights may be restricted or excluded by a resolution of the TopCo General Meeting or by another corporate body designated by the TopCo General Meeting. Prior to the completion of the Business Combination, the TopCo Board will be authorized for a period of five years from the completion of TopCo’s corporate reorganization to issue shares or grant rights to subscribe for shares up to TopCo’s authorized share capital from time to time (which is anticipated to be approximately, but no more than, five times the issued share capital of TopCo immediately following the Closing of the Business Combination) and to limit or exclude preemption rights in connection therewith. Accordingly, holders of TopCo Shares may not have any pre-emptive rights in connection with, and may be diluted by, an issue of new shares and it may be more difficult for a shareholder to obtain control over the TopCo General Meeting. This could cause existing shareholders to experience substantial dilution of their interest in us.

TopCo is not obligated to, and does not, comply with all best practice provisions of the Dutch Corporate Governance Code.

Upon the Closing of the Business Combination, TopCo will be subject to the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the board of directors and the general meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. TopCo will not comply with all best practice provisions of the DCGC.

As of the date of this proxy statement/prospectus, TopCo’s main deviations from the DCGC are summarized below, but TopCo cannot exclude the possibility of deviating from additional provisions of the DCGC after the date hereof, including in order to follow market practice or governance practices in the United States.

The TopCo Articles of Association provide that the TopCo General Meeting can only pass a resolution to render a nomination of a TopCo Director by the TopCo Board non-binding by a two-thirds majority representing more than half of the issued share capital. However, the DCGC recommends that the TopCo General Meeting can pass such a resolution by simple majority, representing no more than one-third of the issued share capital.

Under the TopCo Articles of Association, a resolution of the TopCo General Meeting to suspend or dismiss a TopCo Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the TopCo Board. The DCGC recommends that the TopCo General Meeting can pass a resolution to dismiss a TopCo Director by simple majority, representing no more than one-third of the issued share capital.

The DCGC recommends the TopCo Board to appoint a vice-chairman. TopCo has not appointed a vice-chairman and there is currently no intention to do so.

The DCGC recommends against providing equity awards as part of the compensation of a non-executive director. However, TopCo may deviate from this recommendation and grant equity awards to the TopCo Non-Executive Directors, consistent with U.S. market practice.

The long-term incentive plan (the “Plan”), pursuant to which TopCo may grant options, restricted stock, restricted stock units, share appreciation rights and other equity and equity-based awards, allows TopCo to set the terms and conditions of equity awards granted thereunder. Under the Plan, TopCo may grant shares that are not subject to a lock-up period of at least five years after the date of grant, and TopCo may grant options without restricting the exercisability of those options during the first three years after the date of grant. If TopCo granted such instruments, this would cause additional deviations from the DCGC.

See “Description of TopCo Securities and Articles of Association.”

Any deviations from the DCGC, including the above, may affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

The Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) permits “emerging growth companies” like TopCo to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

TopCo currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, TopCo takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, TopCo shareholders may not have access to certain information they deem important. TopCo expects to remain an emerging growth company until the completion of the Business Combination.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. TopCo has elected to avail itself of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, TopCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of TopCo financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

TopCo cannot predict if investors will find TopCo Shares less attractive because it relies on these exemptions. If some investors find TopCo Shares less attractive as a result, there may be a less active trading market and share price for TopCo Shares may be more volatile. TopCo does not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

As a foreign private issuer and as permitted by the listing requirements of NYSE, TopCo follows certain home country governance practices rather than the corporate governance requirements of NYSE.

TopCo will be a foreign private issuer. As a result, in accordance with the listing requirements of NYSE TopCo will rely on home country governance requirements and certain exemptions thereunder rather than relying on the corporate governance requirements of NYSE. In accordance with Dutch law and generally accepted business practices, the TopCo Articles of Association do not provide quorum requirements generally applicable to general meetings. To this extent, TopCo’s practice varies from the requirement of NYSE Listed Company Manual §310.00, which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum required for any meeting of the holders of common stock should be sufficiently high to insure a representative vote. Although TopCo must provide its shareholders with an agenda and other relevant documents for the TopCo General Meeting, Dutch law does not have a regulatory regime for the solicitation of proxies and the solicitation of proxies is not a generally accepted business practice in the Netherlands, thus TopCo’s practice will vary from the requirement of NYSE Listed Company Manual §402.04(A). As permitted by the listing requirements of NYSE, TopCo has also opted out of the requirements of NYSE Listed Company Manual §303A.05(a), which requires, among other things, an issuer to have a compensation committee that consists entirely of independent directors, NYSE Listed Company Manual §303A.04(a), which requires independent director oversight of director nominations, and NYSE Listed Company Manual §303A.01, which requires an issuer to have a majority of independent directors on its board. TopCo will also rely on the phase-in rules of the SEC and NYSE with respect to the independence of our audit committee. These rules require that a majority of TopCo Directors must be independent and all members of TopCo’s audit committee must meet the independence standard for audit committee members within one year of TopCo’s listing on NYSE. In addition, TopCo has opted out of shareholder approval requirements, as included in the NYSE Listing Rules, for the issuance of securities in connection with certain events such as the acquisition of shares or assets of another company, the establishment of or amendments to equity-based compensation plans for employees, a change of control of our company and certain private placements. To this extent, TopCo’s practice varies from the requirements of NYSE Listed Company Manual § 312.03, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events. For an overview of TopCo’s corporate governance principles, see “Description of TopCo Securities and Articles of Association.” Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to these NYSE requirements.

TopCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, TopCo will be a foreign private issuer and therefore will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and may take advantage of certain exemptions to the NYSE’s corporate governance rules. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to TopCo on June 30, 2023. In the future, TopCo would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If TopCo loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. TopCo would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NYSE. As a U.S. listed public company that is not a foreign private issuer, TopCo would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

An active, liquid trading market for TopCo Ordinary Shares and TopCo Public Warrants may not develop, which may limit your ability to sell TopCo Ordinary Shares and TopCo Public Warrants.

Prior to the completion of the Business Combination, there was no public market for TopCo Ordinary Shares and TopCo Public Warrants. Although we have applied to list the TopCo Ordinary Shares and TopCo Public Warrants on the NYSE upon the Effective Time under the symbols “EGOX” and “EGOX WS,” respectively, an active trading market for TopCo Ordinary Shares and TopCo Public Warrants may never develop or be sustained following the consummation of the Business Combination. The initial valuation of $10.20 per TopCo Ordinary Share may not be indicative of the market price of TopCo Ordinary Shares that will prevail in the open market after the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of TopCo Ordinary Shares and TopCo Public Warrants. The market price of TopCo Ordinary Shares may decline below $10.20 per share, and you may not be able to sell your TopCo Ordinary Shares at or above $10.20 per share, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing TopCo Ordinary Shares or TopCo Public Warrants.

Even if TopCo’s securities are listed on the NYSE at the Closing, there can be no assurance that TopCo will be able to comply with the NYSE’s continued listing standards.

TopCo’s continued eligibility for listing on the NYSE depends on a number of factors. If the NYSE delists the TopCo Ordinary Shares from trading on its exchange for failure to meet the listing standards and TopCo is unable to list its securities on another national securities exchange, TopCo and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for TopCo’s securities;

•        reduced liquidity for TopCo’s securities;

•        a determination that the TopCo Ordinary Shares are “penny stocks,” which will require brokers trading in the TopCo Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the TopCo Ordinary Shares;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

A significant portion of our total outstanding TopCo Ordinary Shares and TopCo Public Warrants will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of TopCo Ordinary Shares and TopCo Public Warrants to drop significantly, even if our business is doing well.

Sales of a substantial number of TopCo Ordinary Shares and TopCo Public Warrants in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of holders intend to sell TopCo Ordinary Shares or TopCo Public Warrants, could reduce the market price of TopCo Ordinary Shares or TopCo Public Warrants. Following the consummation of the Business Combination, the TopCo Ordinary Shares issued to existing e.GO Shareholders will be subject to transfer restrictions. Transfer restrictions will also apply to the

75% of the TopCo Ordinary Shares as well as the TopCo Public Warrants held by the Athena Sponsor. All of these TopCo Ordinary Shares and TopCo Public Warrants will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto. Moreover, certain holders of TopCo Ordinary Shares (including TopCo Ordinary Shares underlying TopCo Public Warrants) will have certain registration rights that could require us to file registration statements in connection with sales of TopCo Ordinary Shares and TopCo Public Warrants by such holders. Such sales by such holders could be significant. As restrictions on resale end, the market price of TopCo Ordinary Shares and TopCo Public Warrants could decline if the holders of currently restricted TopCo Ordinary Shares or TopCo Public Warrants sell them or are perceived by the market as intending to sell them.

The Athena Public Stockholders will experience dilution as a consequence of the issuance of TopCo Ordinary Shares as consideration in the Business Combination, and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the Athena Public Stockholders have on the management of TopCo.

The issuance of additional TopCo Ordinary Shares in the Business Combination, including the issuance of TopCo Ordinary Shares as consideration to existing e.GO Shareholders, will dilute the equity interests of the Athena Public Stockholders and may adversely affect prevailing market prices for the Public Shares and Athena Public Warrants. Athena Public Stockholders who do not redeem their Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, as described in the following table. The table below presents possible sources of dilution and an effort to illustrate the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying redemption scenarios: (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the 100% Redemptions Scenario.

The table below assumes (i) the exercise of all 11,500,000 Athena Public Warrants and 530,000 Athena Private Placement Warrants, (ii) the conversion of all 8,050,000 Class B Common Stock into Class A Common Stock and into TopCo Ordinary Shares on the Final Conversion Ratio basis, equaling to 8,452,500 TopCo Ordinary Shares, and (iii) the issuance of 79,019,608 TopCo Ordinary Shares to e.GO Shareholders and e.GO Lenders, including the 30,000,000 Earn-Out Shares, but does not assume the issuance of any equity awards under any incentive plans to be adopted by TopCo.

	No Redemption		25% Redemption(3)		50% Redemption(4)		75% Redemption(5)		100% Redemption(6)
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Public Shares	2,048,936	2.0%	1,536,702	1.5%	1,024,468	1.0%	512,234	0.5%	0	0%
Shares held by the Athena Sponsor(1)	9,512,500	9.3%	9,512,500	9.3%	9,512,500	9.4%	9,512,500	9.4%	9,512,500	9.5%
Shares underlying TopCo Private Warrants held by the Athena Sponsor	530,000	0.5%	530,000	0.5%	530,000	0.5%	530,000	0.5%	530,000	0.5%
Shares issued to e.GO Shareholders and Lenders(2)	79,019,608	77.0%	79,019,608	77.4%	79,019,608	77.8%	79,019,608	78.2%	79,019,608	78.6%
Shares underlying TopCo Public Warrants	11,500,000	11.2%	11,500,000	11.3%	11,500,000	11.3%	11,500,000	11.4%	11,500,000	11.4%
Shares Outstanding at Closing	102,611,044	100%	102,098,810	100%	101,586,576	100%	101,074,342	100%	100,562,108	100%

____________

(1)      Includes 1,060,000 shares of Class A Common Stock underlying the 1,060,000 Private Placement Units and 8,050,000 shares of Class B Common Stock, held by the Athena Sponsor, to be converted to 9,512,500 TopCo Ordinary Shares upon the consummation of the Business Combination, based on the Final Conversion Ratio.

(2)      Includes the 30,000,000 Earn-Out Shares.

(3)      This scenario assumes that 512,234 Public Shares, or 25% of the Public Shares, are redeemed for an aggregate payment of approximately $5.44 million from the Trust Account as of December 31, 2022, which is a redemptions scenario that could occur.

(4)      This scenario assumes that all 1,024,468 Public Shares, or 50% of the Public Shares, are redeemed for an aggregate payment of approximately $10.88 million from the Trust Account as of December 31, 2022, which is a redemptions scenario that could occur.

(5)      This scenario assumes that all 1,536,702 Public Shares, or 75% of the Public Shares, are redeemed for an aggregate payment of approximately $16.31 million from the Trust Account as of December 31, 2022, which is a redemptions scenario that could occur.

(6)      This scenario assumes that all 2,048,936 Public Shares, or 100% of the Public Shares, are redeemed for an aggregate payment of approximately $21.75 million from the Trust Account as of December 31, 2022, which is a redemptions scenario that could occur.

In addition, TopCo may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional TopCo Ordinary Shares or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

The issuance of additional TopCo Ordinary Shares (or other equity securities of equal or senior rank), including through any of the foregoing, could have the following effects for Athena Public Stockholders who elect not to redeem their shares:

•        your proportionate ownership interest in TopCo will decrease;

•        the relative voting strength of each previously outstanding TopCo Ordinary Share will be diminished; or

•        the market price of TopCo Ordinary Shares and the TopCo Public Warrants may decline.

For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The exercise of any TopCo Warrants following the Business Combination will result in dilution to the holders of TopCo Ordinary Shares.

Athena issued 11,500,000 Athena Public Warrants and 530,000 Sponsor Warrants, or an aggregate of 12,030,000 warrants, in connection with the IPO which will become TopCo Warrants in connection with the Business Combination and will become exercisable for an aggregate of 12,030,000 TopCo Ordinary Shares at an exercise price of $11.50 per share. Based on the closing price of the Athena Public Warrants of $             as reported by the NYSE American on             , 2023, the record date, the Athena Public Warrants and Sponsor Warrants would have an aggregate value of $             as of the record date. The exercise of any TopCo Warrants following the Business Combination will result in dilution to the holders of TopCo Ordinary Shares.

In connection with the Business Combination, Athena Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination, do not vote at all, or are not holders on the record date, and may continue to hold or acquire any Athena Public Warrants regardless of an Athena Public Stockholder’s ownership of any Athena Public Shares or its exercise of redemption rights. As a result, an Athena Public Stockholder who elects to redeem Athena Public Shares in connection with the Business Combination could recoup its entire investment with respect to such Athena Public Shares and continue to hold or acquire Athena Public Warrants, while non-redeeming Athena Public Stockholders would suffer dilution in their percentage ownership and voting interest of TopCo post-Closing with respect to their TopCo Ordinary Shares upon exercise of the Public Warrants and Sponsor Warrants.

For more detailed information regarding potential sources of dilution in the Business Combination, see the risk factor entitled “The Athena Public Stockholders will experience dilution as a consequence of the issuance of TopCo Ordinary Shares as consideration in the Business Combination, and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the Athena Public Stockholders have on the management of TopCo.”

The Athena Warrants are accounted for as liabilities and are recorded at fair value upon issuance with changes in fair value each reporting period to be reported in earnings, which may have an adverse effect on the market price of the Athena Class A Common Stock and TopCo Ordinary Shares.

The Athena Warrants are accounted for as a warrant liability and are recorded at fair value upon their issuance with any changes in fair value each period reported in earnings as determined by Athena. This may have an adverse effect on the market price of the Athena Class A Common Stock and TopCo Ordinary Shares.

Even if Athena consummates the Business Combination, there is no guarantee that the TopCo Public Warrants will ever be in the money, and they may expire worthless and the terms of the TopCo Public Warrants may be amended.

Upon consummation of the Business Combination, the Athena Warrants will become TopCo Public Warrants. The exercise price for the TopCo Public Warrants will be $11.50 per TopCo Ordinary Share, subject to adjustment. There is no guarantee that the TopCo Public Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the TopCo Public Warrants may expire worthless.

TopCo may redeem your unexpired TopCo Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your TopCo Public Warrants worthless.

TopCo will have the ability to redeem outstanding TopCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the TopCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the TopCo Public Warrants become exercisable and ending on the third trading day prior to proper notice of such redemption, and provided further that there is an effective registration statement covering the ordinary shares issuable upon exercise of the TopCo Public Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period, except if TopCo Public Warrants may be exercised on a “cashless basis,” and such cashless exercise is exempt from registration under the Securities Act. If and when the TopCo Public Warrants become redeemable by TopCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding TopCo Public Warrants could force holders (i) to exercise the TopCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the TopCo Public Warrants at the then-current market price when the holder might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding TopCo Public Warrants are called for redemption, is likely to be substantially less than the market value of the TopCo Public Warrants.

In addition, TopCo will have the ability to redeem the outstanding TopCo Public Warrants at any time after they become exercisable and prior to their expiration for TopCo Ordinary Shares upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of TopCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their TopCo Public Warrants prior to redemption based on the number of TopCo Ordinary Shares determined based on the redemption date and the fair market value of the TopCo Ordinary Shares. The value received upon exercise of the TopCo Public Warrants may be less than the value the holders would have received if they had exercised their TopCo Public Warrants at a time when the underlying share price is higher.

You may only be able to exercise your TopCo Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer TopCo Ordinary Shares from such exercise than if you were to exercise such TopCo Public Warrants for cash.

The Warrant Assumption Agreements provide that in the following circumstances holders of TopCo Public Warrants who seek to exercise their TopCo Public Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the TopCo Ordinary Shares issuable upon exercise of the TopCo Public Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Assumption Agreements; (ii) if TopCo has so elected and the TopCo

Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if TopCo has so elected and TopCo calls the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the warrants for that number of TopCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of TopCo Ordinary Shares underlying the Public Warrants, multiplied by the excess of the “fair market value” of the TopCo Ordinary Shares (as defined in the next sentence) over the exercise price of the TopCo Public Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the TopCo Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the Warrant Agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer TopCo Ordinary Shares from such exercise than if you were to exercise such TopCo Public Warrants for cash.

We may amend the terms of the TopCo Public Warrants in a manner that may be adverse to holders of TopCo Public Warrants with the approval by the holders of at least 50% of the then outstanding TopCo Public Warrants. As a result, the exercise price of your TopCo Public Warrants could be increased, the exercise period could be shortened and the number of TopCo Ordinary Shares purchasable upon exercise of a TopCo Public Warrant could be decreased, all without your approval.

The Athena Warrants were issued in registered form under the Warrant Agreements between Continental Stock Transfer & Trust Company, as Warrant Agent, and Athena. At Closing, the Warrant Agreements will be assigned to and assumed by TopCo. The Warrant Agreement provides, with respect to the Athena Warrants, and the Warrant Assumption Agreements will provide, with respect to the TopCo Public Warrants, that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding TopCo Public Warrants to make any change that adversely affects the interests of the registered holders of TopCo Public Warrants. Accordingly, TopCo may amend the terms of the TopCo Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding TopCo Public Warrants approve of such amendment. Although TopCo’s ability to amend the terms of the TopCo Public Warrants with the consent of at least 50% of the then outstanding TopCo Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of TopCo Ordinary Shares purchasable upon exercise of a TopCo Public Warrant.

The Warrant Assumption Agreements designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the TopCo Public Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with TopCo.

The Warrant Assumption Agreements provide that, subject to applicable law, (i) any action, proceeding or claim against TopCo arising out of or relating in any way to the Warrant Assumption Agreements, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that TopCo irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. TopCo will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Warrant Assumption Agreements do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in any of the TopCo Public Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Assumption Agreements. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Assumption Agreements, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the TopCo Public Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with TopCo, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Assumption Agreements inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, TopCo may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of TopCo’s management and the TopCo Board.

TopCo will be a foreign private issuer and, as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Upon the Closing of the Business Combination, TopCo will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because TopCo will qualify as a foreign private issuer under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

The requirements of being a public company may strain TopCo’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than we anticipate. TopCo could face fines and penalties, and potentially criminal penalties, if we fail to comply.

As a result of the Business Combination, TopCo will become a public company, and as such (and particularly after we are no longer an emerging growth company), will incur significant legal, accounting and other expenses that TopCo did not incur as a private company. TopCo will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the NYSE, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. TopCo management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase TopCo’s historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance than TopCo obtained as a private company, and could also make it more difficult for us to attract and retain qualified members of the TopCo Board as compared to TopCo as a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.”  We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As a private company, TopCo has not been required to document and test its internal control over financial reporting nor has its management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. As a result, we have not instituted a system of internal controls that covers the consolidated group of the Company and its subsidiaries. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.

TopCo has not been required to document and test its internal controls over financial reporting, nor has its management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, as an “emerging growth company,” Athena has so far been exempt from the SEC’s internal control reporting requirements. TopCo may lose its emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which it is deemed to be a large accelerated filer, which would occur once it is subject to Exchange Act reporting requirements for 12 months, has filed at least one SEC annual report and the market value of its common equity held by non-affiliates is at least $700 million as of the end of the prior fiscal year’s second fiscal quarter. We expect that TopCo will be subject to the SEC’s internal control reporting requirements with respect to its annual report on Form 20-F for the year ended December 31, 2022. Additionally, we expect TopCo’s independent registered public accounting firm will be required to formally attest to the effectiveness of TopCo’s internal controls over financial reporting commencing with TopCo’s second annual report on Form 20-F. TopCo may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In addition, TopCo’s current controls and any new controls that it develops may become inadequate because of poor design and changes in its business, including increased complexity resulting from additional international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by its independent registered public accounting firm and their attestation reports.

If TopCo is unable to certify the effectiveness of its internal controls, or if TopCo’s internal controls have a material weakness, TopCo may not detect errors timely, its consolidated financial statements could be misstated, and it could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm TopCo’s business and adversely affect the market price of TopCo Ordinary Shares.

The TopCo Articles of Association designate specific courts as the exclusive forum for certain litigation that may be initiated by TopCo’s shareholders, which could limit TopCo’s shareholders’ abilities to obtain a favorable judicial forum for disputes with TopCo or its directors, officers or employees.

The TopCo Articles of Association provide that, unless TopCo consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, will be the U.S. federal district courts (the “Federal Forum Provision”). Notwithstanding the foregoing, this arrangement shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, as amended. There is, however, uncertainty as to whether a court would enforce the Federal Forum Provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Federal Forum Provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with TopCo or its directors, officers or other employees, which may discourage lawsuits against TopCo and its directors, officers and other employees. Alternatively, if a court were to find the Federal Forum Provision to be inapplicable or unenforceable in an action, TopCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm TopCo’s business, financial condition or results of operations. Any person or entity purchasing or otherwise acquiring any interest in the TopCo Shares shall be deemed to have notice of and consented to the Federal Forum Provision, but will not be deemed to have waived TopCo’s compliance with the federal securities laws and the rules and regulations thereunder.

SPECIAL MEETING OF ATHENA STOCKHOLDERS

General

Athena is furnishing this proxy statement/prospectus to Athena Stockholders as part of the solicitation of proxies by the Athena Board for use at the Special Meeting of Athena Stockholders to be held on            , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus provides Athena Stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting of stockholders will be held virtually on            , 2023, at            , a.m. Eastern time, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. You may attend and participate in the Special Meeting webcast by accessing the meeting web portal located at https://www.cstproxy.com/athenaconsumerspac/2023. Stockholders participating in the Special Meeting will be able to listen only and will not be able to speak during the Special Meeting webcast. To participate in the virtual meeting, a stockholder of record will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or will need to obtain a proxy form from their broker, bank or other nominee. Stockholders are encouraged to access the Special Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Purpose of Special Meeting

At the Special Meeting, Athena is asking holders of Athena Common Stock to:

•        consider and vote upon the Business Combination Proposal;

•        consider and vote upon the Class B Common Stock Conversion Proposal;

•        consider and vote upon the Advisory Charter Proposals; and

•        consider and vote upon the Adjournment Proposal, if presented.

THE ATHENA BOARD HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL, the Class B Common Stock Conversion Proposal, THE ADVISORY CHARTER PROPOSALS AND THE ADJOURNMENT PROPOSAL ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE ATHENA STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE BUSINESS COMBINATION PROPOSAL, the Class B Common Stock Conversion Proposal, THE ADVISORY CHARTER PROPOSALS AND THE ADJOURNMENT PROPOSAL, IF PRESENTED.

Recommendation to Stockholders

The Athena Board has unanimously determined that each of the Business Combination Proposal, the Class B Common Stock Conversion Proposal, the Advisory Charter Proposals and the Adjournment Proposal to be presented at the Special Meeting is fair and in the best interests of Athena and its stockholders, and recommends that Athena Stockholders vote “FOR” each of the proposals.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

Athena has fixed the close of business on               , 2023, as the “record date” for determining Athena Stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the record date, there were 3,108,936 shares of Athena Class A Common Stock and 8,050,000 shares of Athena Class B Common Stock outstanding and entitled to vote. Each share of Athena Common Stock is entitled to one vote per share at the Special Meeting.

Quorum

The presence, virtually or by proxy, of a majority of all the outstanding shares of Athena Common Stock entitled to vote constitutes a quorum at the Special Meeting. As of the record date for the Special Meeting, the presence by virtual attendance or by proxy of 5,579,469 shares of Athena Common Stock is required to achieve a quorum. Abstentions will count as present for purposes for establishing a quorum; Broker Non-Votes will not.

Vote Required

The Business Combination Proposal

Athena Stockholders are being asked to consider and vote on a proposal to adopt the Business Combination Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.

The Business Combination cannot be completed unless the Business Combination Proposal is approved by Athena Stockholders.

THE ATHENA BOARD RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Class B Common Stock Conversion Proposal

Athena Stockholders will be asked to consider and vote upon a proposal to amend the Existing Athena Charter such that each issued and outstanding share of Athena Class B Common Stock will, pursuant to the terms of the Business Combination Agreement, be automatically cancelled and extinguished and converted into the Athena Class B Common Stock Merger Consideration, and will not automatically convert on a one-for-one basis as contemplated by the Existing Athena Charter, as a result of which there will be 5% more shares of Surviving Company Common Stock issued to the holders of Athena Class B Common Stock in connection with the Business Combination, based on the Final Conversion Ratio and that the Class B Common Stock Conversion Proposal is approved and adopted.

Approval of the Class B Common Stock Conversion Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “AGAINST” the Class B Common Stock Conversion Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.

THE ATHENA BOARD RECOMMENDS THAT YOU VOTE “FOR” THE CLASS B COMMON STOCK CONVERSION PROPOSAL.

The Advisory Charter Proposals

Athena Stockholders will be asked to approve and adopt, on a non-binding advisory basis, certain governance provisions in the TopCo Articles of Association, which are being presented separately in accordance with the SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as three sub-proposals.

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “AGAINST” the Advisory Charter Proposals because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.

THE ATHENA BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ADVISORY CHARTER PROPOSALS.

The Adjournment Proposal

Athena Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if determined necessary by Athena to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the Business Combination Proposal or to provide additional time for Athena to continue to attempt to satisfy the conditions to consummation of the Business Combination.

The approval of the Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority of the shares of Athena Common Stock that are voted at the Special Meeting, voting together as a single class. Abstentions and Broker Non-Votes will have no effect on the outcome of the vote on this proposal because abstentions and Broker Non-Votes are not votes cast.

THE ATHENA BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL, IF PRESENTED.

Voting Your Shares

Each share of Athena Common Stock that you own entitles you to one vote. If your shares of Athena Common Stock are owned directly in your name with our Transfer Agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

Record Holders

If you are a holder of record, your proxy card shows the number of shares of Athena Common Stock that you own. You may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” all the proposals.

You will also be able to attend the Special Meeting and vote virtually. If you desire to vote during the meeting, please follow the instructions for attending and voting during the Special Meeting posted at www.            .

Beneficial Owners

If your shares of Athena Common Stock are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions as to how to vote your shares of Athena Common Stock, so you should carefully read the materials provided to you by your broker, bank or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on the Business Combination Proposal, the Class B Common Stock Conversion Proposal, the Advisory Charter Proposals or Adjournment Proposal.

Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to the proposals presented in this proxy statement/prospectus, if a beneficial owner of Athena Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.

If you are a beneficial owner and wish to attend the Special Meeting and vote virtually, you must get a legal proxy from the broker, bank or other nominee. That is the only way Athena can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an Athena Stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Athena, in writing, before the Special Meeting that you have revoked your proxy;

•        you may attend the Special Meeting, revoke your proxy, and vote virtually, as indicated above.

If you are a beneficial owner, you should follow the instructions of your bank, broker, or other nominee regarding the revocation of proxies.

Certain Voting Arrangements

In connection with Athena’s initial public offering, the Athena Sponsor entered into a letter agreement to vote its shares of Sponsor Shares, and well as any Public Shares purchased by the Athena Sponsor during or after Athena’s IPO, in favor of Athena’s initial business combination. Further, pursuant to the Sponsor Letter Agreement, the Athena Sponsor agreed to vote all voting equity securities owned by it in favor of the Business Combination Agreement, Business Combination, and all other proposals being presented at the Special Meeting. As of the date hereof and as a result of redemptions in connection with the Extension Meeting, the Athena Sponsor owns approximately 81.6% of the total outstanding shares of Athena Common Stock. The approval of the proposals being presented at the Special Meeting require the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Accordingly, the Athena Sponsor will be able to approve all of the proposals to be presented at the Special Meeting, including approval of the Business Combination Agreement and the Business Combination, even if no Athena Public Stockholders vote in favor of approving the Business Combination or any of the proposals to be presented at the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Athena Common Stock, you may call Morrow Sodali, Athena’s proxy solicitor, at 800-662-5200.

Redemption Rights

Pursuant to the Existing Athena Charter, a holder of Public Shares may demand that Athena redeem such shares for cash if the Business Combination is consummated. If you are a holder of Public Shares, you will be entitled to receive cash for your Public Shares regardless of whether you vote for or against the Business Combination Proposal or do not vote at all, and regardless of whether you held your Public Shares on the record date.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        (a) hold Public Shares or (b) hold Public Shares through Athena Units and you elect to separate your Athena Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

•        prior to 5.00 p.m., Eastern time, on            , 2023 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that Athena redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Athena Public Stockholder or any other person with whom such Athena Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without Athena’s prior consent. Accordingly, if an Athena Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of Athena.

If you hold Public Shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming Athena Public Stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their Public Shares.

Holders of Athena Units must elect to separate the underlying Public Shares and Athena Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Athena Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Athena Units into the underlying Public Shares and Athena Public Warrants, or if a holder holds Athena Units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company in order to validly redeem.

For illustrative purposes, the cash held in the Trust Account on               , 2023, the record date for the Special Meeting, was $            or $            per Public Share. Prior to exercising redemption rights, Athena Public Stockholders should verify the market price of Athena Class A Common Stock as they may receive higher proceeds from the sale of their Athena Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Athena cannot assure stockholders that they will be able to sell their Athena Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Athena securities when stockholders wish to sell their shares. If an Athena Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is 5.00 p.m., Eastern time, on            , 2023 (two business days prior to the scheduled date of the Special Meeting), and, thereafter, with Athena’s consent, until the Closing. If a holder of a Public Share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Athena instruct the Transfer Agent to return the shares (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not completed, then Athena Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Athena will promptly return any shares delivered by Athena Public Stockholders for redemption.

Holders of Athena Warrants and Athena Units will not have redemption rights with respect to such securities.

Appraisal Rights

None of the Athena Stockholders, Athena Unit holders or Athena Warrant holders have appraisal rights in connection the Business Combination under the DGCL.

Potential Purchases of Shares and/or Public Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Athena or its securities, the Athena Sponsor, Merger Sub or the equity holders of Athena and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Athena Common Stock or vote their shares in favor of the Business Combination Proposal. Any Public Shares purchased by the Athena Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be          per share. Any Public Shares so purchased would not be voted by the Athena Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Athena Sponsor or its affiliates. The purpose of such share purchases and other transactions would be to decrease the number of Redemptions. In the event that the Athena Sponsor, Athena’s directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from Athena Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their Public Shares. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares.

Other Business

Athena is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Athena Board may recommend.

Proxy Solicitation Costs

Athena is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Athena and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Athena will bear the cost of the solicitation.

Athena has hired Morrow Sodali to assist in the proxy solicitation process. Athena will pay a fee of $22,500 plus reimbursements of reasonable expenses to Morrow Sodali for such services.

Athena will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Athena will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Background of the Business Combination

The Business Combination was the result of a broad search for a potential transaction using the network and the investing and operating experience of the Athena management team (“Athena Management”) and the Athena Board. The terms of the Business Combination Agreement were the result of extensive negotiations between Athena and e.GO. The following is a brief description of the background to the Business Combination and related transactions.

Athena is a blank check company incorporated on June 4, 2021, as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On October 22, 2021, Athena completed its IPO of 23,000,000 Athena Units, including the issuance of 1,050,000 Athena Units as a result of the underwriters’ exercise of their over-allotment option in full, at a price of $10.00 per unit, generating gross proceeds of $230,000,000 before transaction costs (which included deferred underwriting commissions of an aggregate of approximately $8,650,00 payable, contingent upon the consummation of a Business Combination, which commissions were subsequently waived in full by Citi on December 8, 2022). Each Athena Unit consists of one share of Athena Class A Common Stock and one-half of one Athena Warrant. Each whole Athena Warrant entitles the holder thereof to purchase one share of Athena Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the IPO, Athena completed the sale of an aggregate of 1,060,000 Private Placement Units to the Athena Sponsor at a price of $10.00 per unit, generating gross proceeds of $10,600,000. Each whole Private Placement Unit consists of one share of Athena Class A Common Stock and one-half of a Private Placement Warrant. At the closing of the IPO and exercise of the over-allotment, $234,600,000 or approximately $10.20 per Athena Unit from the net proceeds of the sale of the Athena Units in the IPO and the Private Placement Units was placed in the Trust Account.

Following the closing of its IPO, Athena’s officers and directors commenced an active search for prospective businesses or assets to acquire in a Business Combination consistent with Athena’s business strategy to identify businesses offering technology-enabled consumer goods and/or services. During this process, an advisory board (“Athena Advisory Board”), consisting 12 female business leaders in various industries, was convened for the purpose of searching for and reviewing potential target businesses for Athena. The Athena Advisory Board and Athena Management’s search leveraged their network of numerous business relationships, as well as the prior experience of and network of Athena’s officers and directors. Weekly meetings were held among the Athena Management and the Athena Advisory Board to discuss and evaluate potential target companies. Representatives of Athena were contacted by, and representatives of Athena contacted numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. Athena’s officers and directors and their affiliates actively searched for and brought business combination targets to Athena’s attention.

By the end of October 2021, the Athena Management, together with the Athena Advisory Board, created an initial list of 88 potential target businesses that potentially met the criteria disclosed in its IPO prospectus (“target list”) for a Business Combination. Thereafter, Athena began the process of evaluating certain of the businesses included in the target list to determine the suitability and feasibility of a potential Business Combination and, simultaneously, continued to identify additional target businesses. Athena particularly focused on companies that have a strong, experienced, and customer-focused management team, and valued between $500 million to $5 billion. By the beginning of May 2022, Athena’s target list had expanded from 88 to 163 potential target businesses.

From mid-November 2021 through May 2022, Athena held subsequent discussions and executed non-disclosure agreements with ten of those potential target businesses to evaluate their suitability. Athena held in-person meetings with three of these combination targets, and video-conferences with the members of the executive teams of the other seven. Athena delivered letters of intent to six companies, including e.GO. These discussions did not result in the execution of any non-binding letters of intent, other than the discussions with e.GO. Athena ultimately determined to not pursue each of the other potential acquisition opportunities because of one or more of the following: (i) Athena did not prevail or could not pre-empt a competitive process; (ii) Athena could not come to an agreement on the economic terms of a transaction; or (iii) Athena concluded that the target business or the terms of a potential business combination would not be suitable for Athena due to a combination of business and growth prospects, strategic direction, management teams, structure and/or valuation. Confidentiality agreements entered into with e.GO and the other potential target businesses were individually negotiated on customary terms.

Commencing in mid-April 2022, Athena Tech II, a Delaware corporation and a special purpose acquisition company, initiated the discussions with e.GO regarding a potential initial business combination. Ms. Freidheim, Athena’s CEO and the Chairperson of Athena’s Board of Directors, serves as the president and a director of Athena Tech II. e.GO and Athena Tech II were introduced through Kirthiga Reddy, a member of the board of directors and the president of Athena Tech II, and Vishwaroop Narain, who was acquainted from prior business with Ms. Reddy and members of e.GO’s management team. Athena Tech II delivered a draft letter of intent to e.GO on April 29, 2022 detailing a proposed transaction between the parties (the “Athena Tech II LOI”). However, following the delivery of the letter of intent, Athena Tech II’s management team determined to not pursue any initial business combination in the electric vehicle sector and thereafter ceased pursuing a potential transaction with e.GO. At such time, Athena Tech II was in active discussions with two other potential target businesses. Athena Tech II’s management team determined that each of such potential target businesses was better suited for Athena Tech II due to, among other things, the characteristics of such businesses being more closely aligned with Athena Tech II’s investment criteria and the existing relationships between members of Athena Tech II’s management team with the management teams of such target businesses. In addition, e.GO’s business was viewed as having a consumer focus due to, among other things, its direct sales to consumers, which could benefit from the relationships and expertise of the members of Athena Management.

On May 2, 2022, Ms. Freidheim sought the approval of the audit committee of Athena Tech II’s board of directors to refer e.GO to Athena for a potential initial business combination following Athena Tech II management team’s declination to pursue the same, which approval was granted.

Thereafter, on May 2, 2022, Athena held a management meeting to discuss e.GO as a potential target. Management discussed e.GO’s operating history and e.GO management team’s business and financial background. Athena has viewed e.GO, compared to other potential targets in discussion, as a more attractive deal for various reasons, including (i) the fact that e.GO is already producing cars on the road, (ii) reasonable economic terms, and (iii) that Athena Management believes e.GO, under its professional team’s management, would help offer attractive risk-adjusted returns for Athena’s security holders.

On May 4, 2022, Ms. Freidheim informed e.GO of Athena’s interest in exploring the proposed business combination with e.GO.

On May 5, 2022, Ms. Freidheim visited e.GO’s facilities in Germany, where Ms. Freidheim held in-person meetings with e.GO’s management team, attended e.GO’s 2022 model product unveiling event and gained a deeper understanding of e.GO’s business and people. During the in-person visit, Ms. Freidheim outlined Athena’s goals related to the identification of a suitable target for its initial business combination. e.GO’s management described the history of e.GO, including its formation, key products and performance, and business outlook, including why they believed a de-SPAC transaction would be conducive to e.GO’s development and sustainable business prospect.

On May 6, 2022, Ms. Freidheim delivered to Mr. Vezvaei via email a summary of the process of the proposed business combination with e.GO, the timeline and potential financial structuring options.

From May 7 to May 9, 2022, Athena held management team meetings to discuss the status of negotiations regarding the proposed Business Combination. The management team discussed and considered e.GO’s business progress, prior SPAC engagement and e.GO’s marketing.

On May 9, 2022, Ms. Freidheim contacted Mr. Vezvaei over e-mail as a follow-up to their meeting in Germany indicating that Athena would be interested in proceeding with negotiations regarding the proposed Business Combination. Ms. Freidheim’s communication included a copy of the Athena Tech II LOI as a point of reference, as Athena determined to propose to e.GO the same terms as those proposed by Athena Tech II. Such draft provided for (i) an indicative pre-transaction value for e.GO of approximately $900 million to $1.3 billion, (ii) the consideration payable to e.GO Shareholders to be paid in TopCo Ordinary Shares, and for purposes of the exchange ratio, TopCo Ordinary Shares would be valued at $10.10 per share, (iii) an anticipated PIPE investment subject to market conditions, and (iv) a closing condition requiring a minimum of $50,000,000 at the closing, including proceeds of the Trust Account after redemptions, net of transaction expenses. The indicative pre-transaction valuation range was based on an analysis of a broad set of comparable companies across the electric vehicle space, which included Tesla, Inc., Lucid Group, Inc., Rivian Automotive, Inc., Fisker Inc., Arrival UK Ltd., Faraday Future Intelligent Electric Inc., Sono Motors GmbH, Workhorse Group Inc., Mullen Technologies, Inc., Lordstown Motors Corp., Arcimoto Inc., Electric Last Mile Solutions, Inc. and Volcon Inc., taking into consideration e.GO’s specific business characteristics, scale and growth profile, principally by reviewing forward-looking revenue multiples for the fiscal year 2023. This broad comparable company set reflected an average revenue multiple of 2.6x, which implied a potential valuation of approximately $1.3 billion for e.GO based on its projected fiscal 2023 revenue as described under the heading “Certain Unaudited Prospective Financial Information Regarding e.GO.” The comparable company set was further reviewed by excluding Tesla, Inc. and Lucid Group, Inc. due to their respective scales and stages of growth, reflecting an average revenue multiple of 1.7x, which implied a potential valuation of approximately $820 million for e.GO based on its projected fiscal 2023 revenue.

On May 10, 2022, Athena Management contacted e.GO’s management team and Cohen to discuss potential financing avenues.

On May 12, 2022, Mr. Vezvaei responded to Ms. Freidheim’s May 9, 2022 e-mail by proposing that the potential business combination include interim financing from third party investors, whether in the form of an intellectual property note or other alternative financing for e.GO, and that e.GO was interested in proceeding on such a basis.

On May 14, 2022, Athena with the assistance of White & Case LLP, its legal counsel (“White & Case”), began drafting a letter of intent (the “LOI”), outlining the terms of the proposed Business Combination, with terms principally aligned with the Athena Tech II LOI e.GO had previously reviewed.

On May 16, 2022, Athena delivered the first draft of the LOI to e.GO. The LOI set forth the terms of a proposed business combination between Athena and e.GO (subject to continued due diligence and negotiation of definitive agreements), which reflected, among other things (i) an indicative pre-transaction value for e.GO of approximately $900 million to $1.3 billion, (ii) the consideration payable to e.GO Shareholders to be paid in TopCo Ordinary Shares, and for purposes of the exchange ratio, TopCo Ordinary Shares will be valued at $10.20 per share, (iii) an anticipated PIPE investment subject to market conditions, (iv) financing by e.GO in an amount of up to $50 million, in the form of debt, equity, equity-linked or other alternative financing to be funded as soon as reasonably possible (the “Proposed Interim Financing”), (v) a 45-day exclusivity period for e.GO for the benefit of Athena, subject to permitted continued discussions between e.GO and one other special purpose acquisition company previously (the “Other SPAC”) in advanced progress with e.GO until May 21, 2022, and (vi) a closing condition requiring Athena to deliver a minimum of $50,000,000 of cash at the closing, including proceeds of the Trust Account after redemptions and PIPE investment, net of transaction expenses. The LOI provided for a mutually exclusive negotiation period until July 4, 2022.

On May 17, 2022, a representative from Cohen delivered to Athena via email an illustrative transaction summary with a breakdown of expected fees.

On May 18, 2022, Athena Management held a meeting to discuss updates regarding the potential Business Combination generally and the estimated transaction timeline.

On May 19, 2022, Mr. Vezvaei delivered comments to the May 16, 2022 draft of the LOI to Ms. Freidheim indicating that the Proposed Interim Financing be secured within 8 weeks of execution of the LOI and that e.GO be permitted to continue discussions with the Other SPAC until May 27, 2022.

On the same day, Ms. Freidheim delivered a revised draft of the LOI to Mr. Vezvaei which accepted the timing of the Proposed Interim Financing but reflected that e.GO would not be permitted to continue discussions with the Other SPAC.

On May 19, 2022, Athena and e.GO executed a customary confidentiality agreement relating to the proposed Business Combination. On the same day, the Athena Advisory Board was introduced to the potential transaction with e.GO with details and began assisting Athena Management in preliminary due diligence review of e.GO’s business.

On May 20, 2022, Athena and e.GO exchanged signatures on the LOI draft delivered by Ms. Freidheim on the prior day without further changes, and was dated as of May 19, 2022.

On May 23, 2022, e.GO provided Athena access to a virtual data room (the “Data Room”).

On May 24, 2022, an initial virtual organizational meeting was held to introduce the parties and their respective advisors and counsel, and to discuss certain process matters regarding the preparation of the definitive transaction documents, legal due diligence, and related work streams.

On May 26, 2022, representatives of White & Case, including legal counsels from its Frankfurt office, were provided with access to the Data Room, and commenced conducting legal due diligence review of materials contained therein. On the same day, Athena engaged WithumSmith+Brown, PC (“Withum”) to conduct financial due diligence review for the proposed business combination with e.GO.

On June 2, 2022, e.GO’s management team gave a virtual management presentation to Athena Management and Cohen. The participants discussed e.GO’s general business opportunities, insurance policies, financing options, the valuation of e.GO’s intangible assets for purposes of the Proposed Interim Financing and the delivery of a fairness opinion in the proposed business combination with e.GO.

On June 3, 2022, Cohen reviewed the comparative valuation data which had informed the valuation range included in the LOI delivered to e.GO with Athena Management. This data, which was internally prepared, was, as noted above, based on an analysis of a broad set of comparable companies across the electric vehicle space and was prepared principally by reviewing forward-looking revenue multiples for the fiscal year 2023. During such meeting, Athena Management discussed better aligning the consideration to be paid in the proposed business combination with the interests of Athena’s securityholders by reducing e.GO’s proposed valuation and proposing an earn out in an equal amount of approximately $300 million, which influenced the management team’s preliminary determination that the valuation would be appropriate in the lower end of the range.

On June 3, 2022, e.GO’s management team, Athena Management and Cohen and their respective legal counsels, Sullivan & Cromwell LLP (“S&C”), White & Case and Morgan, Lewis & Bockius LLP. (“Morgan Lewis”) conducted a virtual meeting to conduct a business due diligence session covering, among other things, product and production plans, MicroFactory concept and the envisaged sales and marketing channels.

On June 6, 2022, Athena Management held a meeting to discuss e.GO’s valuation, and other related matters. Athena Management discussed the potential for a lower valuation than the agreed range in the LOI. The discussion focused on market conditions that had been deteriorating rapidly throughout the first half of the year and continuing, including significant drops in the S&P 500, inflation concerns, reflected by increases in the consumer price index, and increases in U.S. national gas prices. In addition, dropping valuations for electric vehicle companies in 2022, excluding Tesla and Lucid Motors, demonstrated an adjusted average 2023 revenue multiple of 1.7x for comparable electric vehicle companies, implying an approximately $820 million valuation for e.GO.

On June 7, 2022, e.GO’s management team conducted a dry run of the management presentation in a meeting with Athena Management and Cohen.

On June 8, 2022, Athena and Cohen entered into an engagement letter for Cohen to serve as financial advisor for the proposed Business Combination and capital markets advisor and lead placement agent in connection with a potential private placement of securities to fund the proposed Business Combination.

On June 9, 2022, e.GO’s management team conducted a second dry run of the management presentation in a meeting with Athena Management and Cohen. On the same day, Athena Management and the Athena Board held a meeting to review the process of the Business Combination and for Athena Management to obtain the Athena Board’s input. During the meeting, Athena Management provided an explanation of e.GO’s business as a manufacturer of electric vehicles and discussed e.GO’s current location and geographical outreach. The management presentation of e.GO was presented to Athena Board, and Athena Management advised Athena Board that detailed diligence of e.GO’s business, legal, regulatory and financial information was ongoing. Their discussion also covered e.GO’s valuation as well as the proposed funding sources.

On June 10, 2022, Athena Management, e.GO’s management team and Cohen, and their respective legal counsels, S&C, White & Case, and Morgan Lewis, conducted a legal due diligence call reviewing due diligence materials and questions relating to legal and contractual matters.

Also, on June 13, 2022, e.GO’s management team conducted a dry run of the management presentation with Athena Management, Cohen and their respective legal counsels.

Commencing on June 14, 2022, the parties held a weekly meeting to discuss and remain aligned on the proposed business combination with e.GO and status updates on due diligence, legal agreement drafting and announcement-related materials. On the same day, Athena engaged De Brauw Blackstone Westbroek as its Dutch legal counsel.

On June 22, 2022, e.GO’s management team, Athena Management and Withum discussed the progress of financial due diligence.

On June 26, 2022, Withum completed its due diligence review regarding environmental, social, and corporate governance (“ESG”) matters and sent requests to e.GO’s management team via email to conduct a call to discuss in further details.

On June 27, 2022, e.GO management, Athena Management and their respective auditors, Grant Thornton (“GT”) and Withum, conducted a call to review financial due diligence materials and questions, including the transition from German GAAP to IFRS.

On June 28, 2022, Athena Management and Withum had a call to update the latest due diligence progresses in ESG, tax and financial aspects. On the same day, the Athena Management and Withum and e.GO’s management team conducted an ESG due diligence call to review results of the ESG due diligence process. During the call, e.GO’s management team answered outstanding questions and clarified report results.

On July 1, 2022, White & Case, on behalf of Athena, sent an email to S&C, on behalf of e.GO, with an initial draft Business Combination Agreement, with principal terms substantially consistent with the terms of the LOI and Athena’s and e.GO’s subsequent discussions.

On July 2, 2022, Athena and e.GO entered into an amendment agreement to the LOI for its extension, extending the term of the LOI to August 3, 2022. Following entry into the amendment of the LOI, Athena terminated discussions with all other potential target businesses.

On July 15, 2022, White & Case, on behalf of Athena, sent an email to S&C, on behalf of e.GO, with a revised draft Business Combination Agreement, which reflected, among other things, (i) the inclusion of a termination fee payable by e.GO should e.GO be in breach of the Business Combination Agreement and the Business Combination fail to close, (ii) certain changes to the minimum cash condition provision and (iii) the efforts covenant regarding financing, to also require commercially reasonable efforts by the parties to obtain the IP Note during the period between signing and closing.

On July 19, 2022, White & Case, on behalf of Athena, delivered to S&C via email, on behalf of e.GO (i) an initial draft of the Sponsor Letter Agreement, which provided among other things, that the Athena Sponsor and Athena’s executive officers and directors, waive their redemption rights with respect to their Athena Common Stock in connection with the Business Combination, not transfer any of their Athena Common Stock until the Closing, not transfer any of their TopCo Ordinary Shares until the date that is 180 days after the Closing, waive any adjustment to the conversion ratio set forth in the Existing Athena Charter or any other anti-dilution or similar protection with respect to the Athena Class B Common Stock held by the Athena Sponsor or Athena’s executive officers and directors, and (ii) an initial draft of Shareholder Lock-Up Agreement, which provided among other things, that e.GO’s Shareholders would agree to not effect any sale or distribution of any equity securities of TopCo issued to them at the Closing until the date that is six months after the Closing.

On July 20, 2022, White & Case, on behalf of Athena, delivered to S&C via email, on behalf of e.GO, an initial draft Amended and Restated Registration Rights Agreement, which provided, among other things, that TopCo would agree to register for resale, pursuant to the Securities Act, certain TopCo Ordinary Shares and other equity securities of TopCo that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

On July 20, 2022, S&C on behalf of e.GO, delivered to White & Case via email, on behalf of Athena, a revised draft of the Business Combination Agreement. Over the course of the following days, the parties negotiated certain terms and provisions of the Business Combination Agreement, including, among others, the language of the representations and warranties, the earnout provisions, the definition of “minimum cash closing condition”, the outside date, and the termination fee.

On July 21, 2022, S&C on behalf of e.GO, delivered to White & Case via email, on behalf of Athena, initial drafts of the Shareholder Undertaking and Lender Undertaking.

From July 20, 2022 to July 25, 2022, the parties continued to negotiate certain terms and conditions of the ancillary agreements and documents, including the Sponsor Letter Agreement, the Shareholder Undertaking, the Lender Undertaking and the Registration Rights Agreement. In the meantime, Athena and e.GO negotiated the terms of an earn-out arrangement with respect to the Business Combination, as follows: part of the consideration payable to e.GO Shareholders will be 30,000,000 TopCo Ordinary Shares which will be unvested and subject to an earn-out and will be divided into six equal 5,000,000 share tranches, and would then vest upon the achievement of certain earn-out thresholds prior to the fifth anniversary of the closing of the Business Combination.

On July 25, 2022, White & Case provided Athena Management with their preliminary legal due diligence findings regarding e.GO and the Business Combination.

On July 26, 2022, the Athena Board held a meeting with representatives of Northland and White & Case in attendance. Representatives of Northland informed Athena the status of the draft fairness opinion. White & Case presented an overview to the Athena Board of the main terms and provisions of the current, nearly final draft of the Business Combination Agreement and related agreements and answered questions from the Athena Board. Mr. Vezvaei was then invited to and joined the meeting to discuss and present certain matters relating to the business operations of e.GO, and addressed questions from the Athena Board regarding the foregoing projects. White & Case also gave a presentation to the Athena Board on the directors’ fiduciary duties under Delaware law with respect to the Business Combination as well as a summary of legal due diligence findings.

On July 27, 2022, the Athena Board held a meeting with representatives of Northland and White & Case in attendance. Representatives of Northland provided a presentation to the Athena Board regarding Northland’s financial analysis of the consideration to be paid by Athena in the potential Business Combination with e.GO and rendered to the Athena Board an oral opinion (which was subsequently confirmed by delivery of a written opinion dated July 27, 2022, addressed to the Athena Board) that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations and other matters stated in its written opinion, the consideration to be paid in the Business Combination was fair, from a financial point of view, to Athena. At this meeting, the Athena Board approved the adoption of the Business Combination Agreement and Ancillary Documents.

On July 28, 2022, Athena, e.GO, TopCo and Merger Sub entered into the Business Combination Agreement. Concurrently, with the execution of the Business Combination Agreement, the applicable parties executed the Sponsor Letter Agreement, the Shareholders Lock-Up Agreement, the Shareholder Undertaking, and the Lender Undertaking. On the same day, e.GO issued a press release announcing the Business Combination with Athena, which was filed as an exhibit to a current report on Form 8-K along with an investor presentation prepared by members of Athena’s and e.GO’s management teams and used in connection with meetings with certain investors, and other transaction documents.

Following the execution of the Business Combination Agreement, the Athena Sponsor led an extensive process of seeking to secure an IP Note and prospective financing partners for the Proposed Interim Financing. During the course of discussions with prospective lenders for the IP Note, the parties determined that funding would take longer than initially anticipated as prospective lenders conducted due diligence on e.GO and communicated a requirement to obtain insurance for the IP Note.

Commencing on August 18, 2022, representatives from Cohen began discussions for the benefit of e.GO with a prospective lender for the Proposed Interim Financing that sought, as a means of consideration for an investment into e.GO, to obtain collateral against the Sponsor Shares held by the Athena Sponsor, where an affiliate of Cohen is a member. On August 19, 2022, representatives from Cohen and Ms. Freidheim sent an e-mail proposal to such prospective lender detailing a potential $10 million loan to e.GO which would be secured by the Sponsor Shares.

Later in August 2022, representatives from Cohen, Ms. Freidheim and Mr. Vezvaei discussed such potential $10 million loan on a telephone conference. During the discussion, representatives from Cohen and Ms. Freidheim proposed to Mr. Vezvaei that in consideration for the Athena Sponsor’s willingness to collateralize the Sponsor Shares to secure, and its extensive efforts to obtain, the Proposed Interim Financing, that the Business Combination Agreement be amended to provide the Athena Sponsor with up to 20% additional TopCo Ordinary Shares at the Closing. On the call, Mr. Vezvaei indicated his agreement to such consideration.

In early September 2022, the prospective lender for the $10 million loan (different from the Bridge Loan Investors mentioned below) informed representatives from Cohen that it was no longer willing to provide a loan on the contemplated terms.

Subsequently, Mr. Vezvaei and Ms. Freidheim discussed the terms of a potential term sheet for a bridge financing of $15 million loan to be provided by Brucke Funding LLC and Brucke Agent LLC, affiliates of Cohen, and an associated forward purchase agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Vellar Opportunity Fund SPV LLC – Series 3 (“Vellar”), an affiliate of Cohen (Vellar, together with Brucke Funding LLC and Brucke Agent LLC, the “Bridge Loan Investors”), on a telephone conference. On the call, Ms. Freidheim and representatives from Cohen proposed that in light of the difficult funding environment and given regards to the reliable nature of the bridge financing proposed by Brucke Funding LLC, that the Business Combination Agreement be amended so as to also reduce the minimum cash condition to be an amount sufficient to pay deal expenses, and relieving 25% of the Sponsor Shares and Company shareholders from the lock-up in addition to the already agreed upon pro rata 20% additional TopCo Ordinary Shares to be issued to the Athena Sponsor. On the call, Mr. Vezvaei indicated his agreement to such terms.

On September 12, 2022, the Athena Sponsor, Athena and e.GO discussed the terms of the bridge financing agreement and forward purchase agreement with Vellar, Brucke Funding LLC, and Brucke Agent LLC and agreed on a term sheet covering the basic terms of the envisaged bridge financing and the FPA on September 13, 2022. From September 16, 2022 to September 20, 2022, e.GO, Vellar, and their legal advisors S&C and Seward & Kissel LLP (“Seward & Kissel”) additionally discussed the degree of collateralization of the envisaged bridge financing.

On September 21, 2022, Seward & Kissel on behalf of Brucke Funding LLC delivered via email a draft of the credit agreement underlying the bridge financing to S&C on behalf of e.GO. Subsequently, the parties to the agreements continued to negotiate until September 29, 2022 certain terms and conditions of the bridge financing, corresponding ancillary agreements and documents, including security documents and the extent of collateral to be provided by e.GO to the Lender, and the FPA. The parties involved their respective legal advisors S&C and Seward & Kissel in the negotiations.

Concurrently to the negotiations of the bridge financing, on September 12, 2022, White & Case on behalf of Athena delivered via mail to S&C on behalf of e.GO drafts of the first amendment agreement to the Business Combination Agreement and the first amendment agreement to the Sponsor Agreement. The drafts provided for certain clarifications to the BCA and Sponsor Agreement and reflected the pro rata 20% additional TopCo Ordinary Shares as compensation to the Athena Sponsor for efforts in securing the Brucke Funding LLC financing for e.GO, depending on, among other things, the closing of, and the total amount actually funded under, the Bridge Financing by the time of the Merger. See the section entitled “Treatment of Athena Class B Common Stock”. From September 13, 2022 to September 29, 2022, the parties and their legal advisors continued to negotiate certain terms and conditions of the first amendment agreement to the Business Combination Agreement and the first amendment agreement to the Sponsor Agreement.

On September 29, 2022, Athena, TopCo, e.GO and Vellar entered into a Forward Purchase Agreement for the Forward Purchase Transaction, pursuant to which, among other things Vellar intends, to purchase (i) shares of Athena Class A Common Stock (or TopCo Ordinary Shares following the Closing) after the date of the Forward Purchase Agreement such shareholders who have redeemed or intend to redeem their Athena Class A Common Stock or TopCo Ordinary Shares and (ii) any additional Athena Class A Common Stock issued by Athena such that the aggregate shares bought pursuant to (i) and (ii) above shall not exceed 15,000,000. Since December 8, 2022, the parties are negotiating a termination and release agreement relating to the Forward Purchase Agreement.

On September 29, 2022, concurrently with the execution of the Forward Purchase Agreement, e.GO, as borrower, Brucke Funding LLC, Brucke Agent LLC and certain lenders party thereto entered into a credit agreement to obtain the Bridge Financing. The credit agreement was amended on October 17, 2022. Since November 19, 2022, the parties of the credit agreement are negotiating a reservation of rights letter to address a disagreement between the parties regarding the delivery of certain documents (such as certain follow-on security documents) under the credit agreement, a related standstill of Brucke Funding LLC and Brucke Agent LLC, and the restructuring of the Bridge Financing Fixed Payment (as defined below).

On September 29, 2022, Athena and e.GO executed the first amendment agreement to the Business Combination Agreement to permit and document the transactions above and the additional compensation of Topco Ordinary Shares to be provided to the Athena Sponsor discussed above, and pursuant to which, among other things, the following terms of the Business Combination Agreement were amended (i) grant a lien associated with its entering into the Bridge Financing, (ii) each issued and outstanding share of Athena Class B Common Stock will no longer automatically convert into Class A common stock, par value $0.0001 per share, of Athena Class A Common Stock on a one-for-one basis, as had been the case under the Existing Athena Charter. Instead, following the merger between Merger Sub and Athena, each share of Athena Class B Common Stock will be automatically cancelled and extinguished and converted into a number of common stock, par value $0.0001 per share, of Athena as the surviving company after the merger, calculated as the sum of (x) one plus (y) the lower of (a) the total amount actually funded under the Bridge Financing by the time of the merger divided by $15,000,000 and multiplied by one-fifth and (b) one-fifth, (iii) the agreement that the directors of TopCo following the Closing would serve staggered multi-year terms was struck, providing the parties more flexibility whether to introduce a staggered board or not, and (iv) the outside date to terminate the Business Combination Agreement was extended from April 30, 2023 to June 30, 2023.

On September 29, 2022, concurrently with the execution of the amendment to the Business Combination Agreement, Athena and e.GO entered into an amendment to the Sponsor Letter Agreement, pursuant to which, among other things, the parties agreed to amend the Sponsor Letter Agreement so that 75%, rather than all, of the ordinary shares, nominal value of €0.12 per share, of TopCo Shares to be issued to the Athena Sponsor in connection with the Business Combination will be subject to the lock-up restrictions set forth in the Sponsor Letter Agreement.

On December 21, 2022, Athena held the Extension Meeting, at which the Athena Stockholders voted and approved to amend the Amended and Restated Certificate of Incorporation of Athena, which becomes the Existing Athena Charter, to provide Athena with the right to extend the date by which Athena must consummate a business combination up to six times for an additional one month each time, from January 22, 2023 to up to July 22, 2023. A total of 20,951,064 shares of the Athena Class A Common Stock were presented for redemption in connection with this Extension Meeting. As a result, as of December 31, 2022, there is approximately $21.75 million remaining in the Trust Account following the redemptions in connection with the Extension Meeting.

During February 2023, Athena Management, management of e.GO and their legal advisors discussed via email correspondence certain factors that arose with the passage of time that changed the assumptions underlying e.GO’s prospective financial information. See “Proposal No. 1 — The Business Combination Proposal — Certain Unaudited Prospective Financial Information Regarding e.GO — Changes in the Assumptions Underlying the Prospective Financial Information since the Delivery of the Fairness Opinion” for a description of such changed assumptions and the Athena Board’s consideration of such changed assumptions.

Athena Management and the Athena Board discussed the impact of such updated assumptions and other information relating to e.GO’s business provided by e.GO’s management on the Business Combination. The Athena Board determined that it would not change its unanimous recommendation that the Athena Stockholders vote in favor of the Business Combination and all of the proposals to be presented at the Special Meeting. After careful consideration, the Athena Board and Athena Management reiterated their support for the Business Combination on the basis that the Business Combination continues to be in the best interests of Athena and its stockholders. As with the Athena Board’s approval of the signing of the Business Combination Agreement in July 2022, which is described in further detail under “The Athena Board’s Reasons for the Approval of the Business Combination” immediately below, the Athena Board considered a wide variety of factors in connection with its evaluation of the Business Combination in light of such updated assumptions. Due to the complexity of those factors, the Athena Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the Athena Board may have given different weight to different factors in their evaluation of the Business Combination in light of such updated assumptions. The Athena Board determined that such updated assumptions principally reflected known delays in obtaining financing for e.GO and correlated delays in certain aspects of e.GO’s business and not, in the view of the Athena Board or Athena Management, a fundamental change in e.GO’s business or prospects, and that the Athena Board should continue to support the Business Combination for the same reasons it approved the signing of the Business Combination in July 2022. The Athena Board believes it was reasonable to rely upon the Northland fairness opinion at the time of its delivery as part of the basis in concluding that the Business Combination was in the best interests of the Athena Stockholders. Northland’s fairness opinion spoke only as of its date and does not take into account the above updated assumptions. As the assumptions underlying the prospective financial information have changed since the delivery of Northland’s fairness opinion, there can be no assurance that Northland would reach the same conclusion if it were requested to issue a new or updated opinion. See “Risk Factors — Risks Related to Athena and the Business Combination — The fairness opinion obtained by the Athena Board from Northland will not be updated to reflect changes in circumstances between signing the Business Combination Agreement and the completion of the Business Combination” for more information.

On March 3, 2023, Vellar accepted Athena’s, e,GO’s and TopCo’s joint termination of the Forward Purchase Agreement.

e.GO is continuing extensive discussions with prospective lenders to close an IP Note in June 2023. e.GO has so far signed term sheets in relation to a four year IP Note with an initial total volume of $75 million.

On June 13, 2022, S&C on behalf of e.GO delivered to White & Case on behalf of Athena drafts of the second amendment agreement to the Business Combination Agreement and a side letter between e.GO and Athena Sponsor. The draft second amendment agreement to the Business Combination Agreement provided for certain clarifications to the BCA and the draft side letter to the second amendment agreement clarified certain commercial issues. Since June 13, 2022, the parties and their legal advisors have continued to negotiate certain terms and conditions of (i) the second amendment agreement to the Business Combination Agreement, including whether or not to reduce the requisite lock-up percentage, and (ii) the side letter between e.GO and Athena Sponsor, including in relation to the economic burden to repay the Bridge Financing.

The Athena Board’s Reasons for the Approval of the Business Combination

On July 26, 2022, Athena Board unanimously approved the signing of the Business Combination Agreement and the transactions contemplated thereby and unanimously recommended that the Business Combination Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to Athena Stockholders for approval and adoption, and recommended that Athena Stockholders approve and adopt the Business Combination Agreement, related transaction documentation and such other proposals. Before reaching its decision, Athena Board reviewed the results of the due diligence performed on e.GO, which included:

•        Research on the growth of the vehicle industry in general and its e-mobility segment in particular and the offer of innovative e-mobility solutions.

•        Extensive meetings (virtually and in-person) and calls with the e.GO management team and representatives regarding operations, company services, major customers, financial prospects, the car production pipeline and potential launch of projects (such as the second MicroFactory in Bulgaria), among other customary due diligence matters;

•        Engagement of Northland to render a fairness opinion to Athena Board in connection with the Business Combination to determine fairness of the consideration to Athena and its unaffiliated stockholders and to analyze the 80% Test;

•        Visit to e.GO’s MicroFactory in Aachen, Germany, and review and assess the underlying manufacturing processes employed by e.GO;

•        Legal and commercial review of e.GO’s material business contracts and certain other legal and commercial due diligence;

•        Legal review of e.GO’s patents and trademarks;

•        Regulatory review of e.GO’s products and services in Germany;

•        Financial and accounting due diligence; and

•        Financial analysis of e.GO with assistance of its financial advisors, including a sensitivity analysis based on key drivers to e.GO’s business.

The Athena Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Athena Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the Athena Board may have given different weight to different factors in their evaluation of the Business Combination.

The Athena Board also considered a variety of uncertainties and risks, including, but not limited to, the risks described in the section of this proxy statement/prospectus entitled “Risk Factors”. Additionally, the existence of financial and personal interests of Athena’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Athena and its stockholders and what they may believe is best for herself or themselves in determining to recommend that stockholders vote for the proposals. Our directors were aware of and considered these interests and potential conflict of interest, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Please see the section entitled “— Interests of Athena’s Directors and Officers in the Business Combination” of this proxy statement/prospectus.

In the prospectus for its IPO, Athena identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although Athena indicated it will use these criteria and guidelines in assessing potential acquisition opportunities, but may decide to enter into an initial business combination with a target that does not meet these criteria and guidelines:

•        Management team’s experience.    Have a strong, experienced management team, or have a platform to assemble an effective management team with a track record of driving growth and profitability;

•        Market position.    Have a defensible market position, with demonstrated advantages when compared to their competitors and create barriers to entry against new competitors;

•        Opportunity to drive improved performance.    Are at an inflection point, such as requiring additional management expertise to drive improved financial performance and will benefit from innovative operational techniques;

•        Opportunity to grow potential.    Are fundamentally sound companies that are underperforming their potential;

•        Growth acceleration.    Exhibit unrecognized value or other favorable characteristics, generate desirable return on capital, and need the capital injection to further accelerate the growth;

•        Return for Athena Stockholders.    Will offer an attractive risk adjusted returns for our stockholders, potential upside from growth in the target markets and an improved capital structure will be weighed against any identified downside risks; and

•        Access to broader capital markets.    Can benefit from being a publicly traded company, are prepared to be a publicly traded company, and can utilize access to broader capital markets.

These illustrative criteria were not intended to be exhaustive. Athena stated in its IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that Athena decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, Athena indicated that it would disclose that the target business does not meet the above criteria in Athena’s shareholder communications related to its initial business combination.

In considering the Business Combination, the Athena Board concluded that e.GO met all the above criteria. In particular, the Athena Board considered the following positive factors, although not weighted or in any order of significance:

Strong Benefit from e.GO’s Management Team’s Relationships and Experience.    Through e.GO’s partnership with Bosch, which covers a network of almost 80 service workshops throughout Germany, and other partnerships such as Amazon (digital sales, e.GO webshops), Euronics and SportScheck, Athena would be able to help e.GO mature its “phygital” approach strategy with these high-profile partners. Athena believes e.GO’s experience and relationships will be a great strategic advantage. In addition, Athena believes that e.GO’s management team’s experience, track record and strong investor relationships across sectors would be valuable in helping smoothly execute transactions and further accelerate the growth. e.GO’s thought-leading founders and management have a proven ability to lead the electric vehicle industry and have each stepped into leadership roles to which they are well suited and are able to drive significant influence at e.GO. Athena believes that e.GO’s management team will drive growth and profitability.

High-Growth Industry.    Athena shares e.GO’s belief that BEV sales will not only increase relative to total EV sales in the future but will also increase in use in urban areas. Athena believes that e.GO is well positioned to capitalize on this expanding market as it has demonstrated advantages when compared to its competitors.

Disruptive Production Approach.    In its MicroFactory, e.GO has established a disruptive production approach, which focuses on flexibility, sustainability and optimized use of capital during the whole production process. Compared to vehicle production by traditional OEMs, e.GO’s MicroFactory approach offers a much smaller environmental and energy footprint. e.GO achieves this result by removing two of the most energy intensive and polluting stages of classical production, which are the pressing and painting. e.GO has implemented a highly automated welding system using advanced robotics, which produces the aluminum space frame, and a smart assembly process, which saves resources compared to traditional large and complex assembly lines. Autonomous guided vehicles move within the production from one station to the next, where the BEV is assembled step by step. Furthermore, e.GO uses renewable energy generated from the solar panels on the roof of our factory. Athena believes that e.GO’s MicroFactory is one of the most modern production facilities and a unique testament to its innovative and sustainable DNA, and can further benefit from innovative operational techniques.

Scalability and Significant Revenue and Earnings Growth Potential.    Athena believes that e.GO’s business is well positioned for growth and global expansion, considering the business model to be largely scalable due to the proven track record of the production concept in e.GO’s MicroFactory in Aachen, Germany in conjunction with low capex requirements for global expansion. In addition, a potential second MicroFactory in Bulgaria and a potential third MicroFactory in North Macedonia and entry into new markets will lead to revenue growth in the following years. Similar to revenue development, e.GO expects an increase of production volume in the following years. e.GO’s platform has enabled it to achieve an attractive financial profile, characterized by strong existing growth and continued prospects of accelerated growth. e.GO has developed a smart skateboard vehicle platform with a view to scalability and usability for future models. e.GO uses standardized or off the shelf components and systems in the e.wave X. This modular approach can also be used for other derivatives without any, or only minor, modification, especially in relation to carry-over parts. Leveraging this platform and these systems, e.GO intends to roll out multiple new vehicle models across other segments in the future. In terms of innovation and sustainability, e.GO intends to equip all of its future electric vehicles with the same features that it believes make the e.wave X stand out from other compact city BEVs. Athena believes that the foregoing support the expectation of attractive returns to stockholders.

Certain Unaudited Prospective Financial Information Regarding e.GO

e.GO does not, as a matter of course, make public projections as to future sales, earnings or other results. However, e.GO’s management was requested to and prepared and provided certain internal, unaudited prospective financial information as of June/July, 2022 (the “prospective financial information”) to the Athena Board for use as a component in its overall evaluation of the Business Combination and to Athena’s fairness opinion provider, Northland, in connection with its rendering of its opinion as described in the section entitled “— Fairness Opinion of Northland.”

The prospective financial information was prepared for internal use and was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC or the American Institute of Certified Public Accountants with respect to the preparation and presentation of prospective financial information, or IFRS or GAAP. The prospective financial information does not give pro forma effect to the Business Combination. Neither e.GO’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information, do not extend to the prospective financial information and should not be read to do so.

The inclusion of the below key elements of the prospective financial information should not be regarded as an indication that e.GO or any recipient of the prospective financial information considered, or now considers, it to be predictive of actual future results. The prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the prospective financial information covers multiple years, and because certain material assumptions which underlie such prospective financial information reflect the occurrence or non-occurrence of future events, as further described below, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the prospective financial information is forward-looking information that is based on numerous assumptions, variables and estimates that are inherently uncertain and may be beyond the control of e.GO’s management. e.GO believes the assumptions in the prospective financial information were reasonable at the time the prospective financial information was prepared, given the information e.GO had at the time. However, the prospective financial information is subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties relating to e.GO’s business, industry performance, the regulatory environment, and general business and economic conditions, as described in the sections entitled “Risk Factors” and “Forward-Looking Statements” in this proxy statement/prospectus. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. This prospective financial information is not fact and should not be relied upon as being necessarily indicative of future results. The prospective financial information should not be utilized as public guidance.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE OF MATERIAL FACTS, BOTH FAVORABLE AND UNFAVORABLE REGARDING ITS FINANCIAL CONDITION, WHICH RESPONSIBILITY MAY EXTEND TO SITUATIONS WHERE MANAGEMENT KNOWS OR HAS REASON TO KNOW THAT ITS PREVIOUSLY DISCLOSED PROJECTIONS NO LONGER HAVE A REASONABLE BASIS), BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROSPECTIVE FINANCIAL INFORMATION FOR E.GO, EACH OF E.GO AND ATHENA, AND EACH OF ITS RESPECTIVE REPRESENTATIVES AND AFFILIATES, UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THIS PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THIS PROSPECTIVE FINANCIAL INFORMATION. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF ATHENA, E.GO NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY ATHENA STOCKHOLDER, E.GO STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

As noted above, the prospective financial information was requested by, and disclosed to, the Athena Board for use as a component in its overall evaluation of the Business Combination and requested by, and disclosed to, Athena’s fairness opinion provider, Northland, in connection with its rendering of its opinion, and is included in this proxy statement/prospectus on those accounts.

The key elements of the prospective financial information provided by e.GO’s management are summarized in the table below:

(€ in millions)	Prospective Financial Information Ended December 31,
	2022E	2023E	2024E	2025E
Vehicle sales and other income	€20.6	€440.3	€431.6	€640.6
Gross Profit	(23.3)	46.7	102.3	159.5
EBITDA	(80.9)	(20.7)	11.5	55.1
Depreciation	(7.1)	(17.0)	(25.0)	(28.8)
EBIT	(88.0)	(37.8)	(13.5)	26.2
Taxes	0.0	0.0	0.0	0.0
EBIAT	(88.0)	(37.8)	(13.5)	26.2

Note: Based on German-GAAP and cost of sales accounting method; unconsolidated; unaudited; rounded figures.

The prospective financial information was prepared at the time using available information at the time, several estimates and assumptions, including the following assumptions that e.GO’s management believed then to be material: and upon which the prospective financial information is based.

e.GO’s financial projections may be materially different than actual results should any of the assumptions not materialize or prove to be wrong or inaccurate, particularly if there are delays in the assumed funding (relating to both volume and timing), the launch schedule of e.GO’s future vehicle models, if e.GO sells less vehicles than expected, if the market condition materially changes, if benefits linked to economies of scale are less than expected and if further planned but not yet secured MicroFactories do not materialize.

General assumptions, estimates and considerations:

•        Generation of and growth in revenue both in Germany and from further market penetration as reflected in the financial projection are based on the assumption that the development and launch of future derivatives and variants alongside operational efficiencies from e.GO’s asset-light business model, will enable e.GO to generate positive net income commencing the year ending December 31, 2025;

•        Generation of and growth in revenue and other financial metrics as reflected in the financial projections are based on certain timing assumptions for the funding events as reflected in the business plan and any material changes in such timing or the quantum of the funding will obviously have considerable impact on the production ramp up, volume, timing thus on financial projections presented;

•        Prospective financial information is based upon the existing Aachen MicroFactory with a capacity of up to 10,000 units p.a. in one-shift operations (or up to 30,000 units p.a. in three-shift operations);

•        Prospective financial information has been based on the assumption of successful and the timely closing of up to $50 million interim funding by or before end of July 2022 and the timely Closing with a minimum cash condition of $50 million by or before December 2022;

•        Prospective financial information is based on assumed timely and successful introduction and market entry of various variants and derivatives including e.wave, e.Xpress and a 5-door variant were assumed and included in the business plan;

•        Prospective financial information is based on the macro and micro environment at the time, including the interest rate and cost of capital, the prevailing inflation and customer purchasing power;

•        According to our estimates, derived from a number of available reports from third parties, such as Deloitte and other reputable international consultants, the global EV market enjoys robust growth with an initial target market size of 2.5 million annual unit sales in 2020 and is expected to grow to around 11.2 million annual unit sales by 2025 and to 31.1 million annual unit sales by 2030, equaling a CAGR from 2020 to 2030 of nearly 29%. Total global BEV sales, i.e., sales of electric vehicles that run exclusively on power generated from rechargeable battery packs without any secondary source of propulsion such as internal combustion engines, are, according to the same studies, estimated to reach 25.3 million annual units sales by 2030, corresponding to 81% of the total annual EV sales, with the remaining 19% relating to hybrid-solution electric vehicles;

•        There is expected to be continuous pressure to reduce CO2 emissions and combat climate change, focus on ESG as well as focusing on urban mobility. This will drive the demand for new technologies and especially locally emission free transportation opportunities, such as battery electric vehicles offer;

•        There is expected to be a gradual lessening of the impact of the COVID-19 pandemic globally since governments around the world have successfully launched vaccination campaigns, which generally led to the lowering of restrictive measures imposed by public and private institutions;

•        e.GO continues to operate as a standalone company without reflecting any impact of the Business Combination (except funding).

Projected total vehicle sales and other income are based on the following assumptions:

•        The projected growth in revenue is primarily driven by an assumed increase in projected production and subsequent sales, which stem from successful introduction and ramp-up of a second shift in 2023 (2nd 10,000 vehicle per year capacity), enabling an annual projected production capacity of up to approx. 18,300 vehicles that forms the basis for the forecasted sales in 2023, and the introduction and ramp-up of a third production shift in 2025 (3 x 10,000) , which enables the Company to produce up to 25,900 vehicles in the respective year and up to 30,000 vehicles onwards;

•        The sales projection in 2023 is based on the expected successful conversion of existing reservations as well as successful accelerated market penetration leading to an increase in market share of the Company relative to the estimated total addressable market;

•        Accordingly, taking into account the assumed production volume and the average price per vehicle, in preparation of the prospective financial information, Management projected revenues from vehicle sales of up to €420 million. Approx. €20 million other income in 2023 is forecasted, to be generated through the sales of wall boxes, spare parts, delivery charges and potentially CO2 pooling proceeds. This also underlines the strong gradual growth compared to 2022 wherein the revenue mainly corresponded to sales of a limited edition vehicle;

•        Management assumes sales of approximately 17,000 vehicles in 2024, principally or wholly comprised of the e.wave X and its variants and reflecting the switch over to and introduction of the 2025 model, which shall include new features, therefore requiring a production changeover from the current to the new generation. Expected sales are primarily based on stabilized market penetration as well as the introducing the projected 2025 model;

•        Management assumes sales of approximately 25,000 vehicles in 2025 accordingly;

•        These aforementioned assumptions exclude initial volumes from other facilities to be built and put into operation according to the Company’s global growth strategy, such as Bulgaria and North Macedonia;

•        The average sales price excl. VAT of the various vehicle derivatives is estimated at €23,930.00 in the business plan period; this might be subject to change depending on implications of a range of factors including supply chain, inflation, availability and logistics;

•        The OEM-share of the German EV bonus in the amount of €3,000.00 per vehicle (which acts as a discount provided to customers) was included until the financial year 2025 for all vehicles sold in Germany; this might be subject to change depending on government policy;

•        CO2 pooling proceeds for the financial years 2023 and 2024 reflect potential CO2 monetization opportunities;

•        Considering the adoption rate and available subsidies at the time, e.GO’s management made the assumption that on average ~ 37% of all vehicles will be sold in Germany with the remainder being sold internationally, therefore not subject to the above stated OEM-share (discount);

•        e.GO’s assumptions with respect to production & sales volumes during the period from December 31, 2023 through 2025 reflect the anticipated development and launch of future derivatives and variants of the e.wave X as well as continuation of the current government support programs, such as EV subsidies as currently available across several geographies, commercially feasible access to the required battery metals as well as swift resolution and stabilization of the energy landscape across the automotive industry supplier ecosystem, including rationalization of energy prices;

•        e.GO’s assumptions of anticipated sales volumes reflect management’s assumptions regarding vehicle production volumes, the total addressable market in the global urban electric vehicle market and, but not limited to, e.GO’s performance in the geographic regions where it intends to compete and demand for its vehicles as well as the overall demand and adoption for BEVs. e.GO’s revenue assumptions reflect the anticipated growth in sales volumes as well as the fact that new models, specifically the 5-door version and its derivatives and variants are positioned in the growingly more competitive urban electric vehicle segment and are therefore capable of generating the estimated revenue per vehicle in 2024 and beyond.

Projected gross profit is based on the following assumptions:

•        Management assumed a steady reduction in bill of material (BOM) costs throughout the business plan period predominantly based upon the economies of scale and procurement improvements stemming from the available funding and the ability to scale up the order volume;

•        Production costs of the Aachen MicroFactory mainly comprise of salaries and wages and social security expenses relating to the production personnel, including the projected year-on-year increase in full-time employees (FTE) of production employees reflecting production ramp-up to three shifts by the financial year 2025; the assumptions do not include the out of ordinary and continuous change in energy prices, inflation and wage increase;

•        Further to the production related personnel expenditures, production costs also reflect the lease of the land and factory building in Aachen;

•        Production ramp-up from one-shift production in the financial year 2022 over two-shift production in the financial year 2023 and the financial year 2024 to three-shift production from the financial year 2025 onwards.

Projected EBITDA is based on the following assumptions:

•        In addition to e.GO’s assumptions with respect to growing sales volumes and associated increases in revenue, e.GO’s financial projections also include assumptions with respect to operating expenses, continued product development and improvement costs. Assumptions regarding operating expenses are indirectly reflected in the calculation of EBITDA prepared by e.GO’s management. e.GO’s financial projections assume that e.GO will be able to reduce or constrain growth in fixed costs as a result of its asset-light global growth strategy, employing MicroFactories in regions with an attractive cost base and by leveraging scale effects induced by growing volumes;

•        e.GO’s assumed fixed and variable operating costs are based on realization of the required investments in introduction and roll-out of its new vehicle derivatives and variants, in brand awareness, external sales network and in the development of internal and external business structures that will support the launch of new vehicle variants and derivatives as well as the assumed growth in production and sales volumes;

•        Average warranty expenses included in the business plan amount to ~2% of the average sales price of the vehicle;

•        Commissions in the amount of an average €1,000.00 per sold vehicle across all vehicles included throughout the business plan period reflecting the assumed mix of go-to-market channels;

•        Year-on-year increase in full-time employees (FTE) reflecting organizational growth combined with annual human resources cost increase of 2.5% throughout the business plan period;

•        Product development expenses included for the various e.wave variants as well as further platform derivatives.

Changes in the assumptions underlying the prospective financial information since the delivery of the fairness opinion:

•        The following unanticipated circumstances occurred: (i) Significant changes related to the envisaged funding, both in terms of amount and timing, primarily due to negatively impacted capital market dynamics, (ii) deteriorating macro-economic environment as further reflected in unprecedented and accelerated increased cost of capital and (iii) persistent inflationary wave with impact on both consumers and the industry, resulting in delays in e.GO’s planned interim funding and the Closing.

•        The projected production ramp-up as planned for the beginning of fiscal year 2023 has therefore been adjusted relative to the Closing. Consequently, projected revenue for 2023 is not expected to be achieved and may be considerably lower than previously anticipated. However, e.GO believes that the projections for the 2024 volumes continue to be reasonable, subject to a successful Closing during the third quarter of 2023 and subsequent timely ramp-up in the remainder of 2023.

•        The introduction of a 5-door variant in 2024 is now rescheduled to connect to an introduction of a MicroFactory in the United States to take advantage of the recently implemented Inflation Reduction Act. The Company plans to launch an enhanced version of the e.wave X by mid 2024. This change in product portfolio is not intended to have an impact on projected 2025 top line figures, but is rather intended to provide flexibility relative to positive developments in the US market.

•        The growth and development of e.GO as an organization has been and will be closely linked to the actual production ramp-up, i.e. increase in full-time employees and other costs are expected to be in line with production and is not expected to introduce material underutilization. Overall increase in personnel costs may surpass the previously assumed and already built-in 2.5% average annual increase, mainly due to general wage increases (in the service sector in particular) should the ongoing high inflationary environment persist for a longer period.

The Athena Board considered the updated assumptions above with Athena Management and determined that the Athena Board would not change its unanimous recommendation that the Athena Stockholders vote in favor of the Business Combination and all of the proposals to be presented at the Special Meeting. The Athena Board and Athena Management reiterated their support for proceeding with the Business Combination on the basis that the

Business Combination continues to be in the best interests of Athena and its stockholders, notwithstanding the downward assumptions relating to projected revenue for 2023. The Athena Board considered a wide variety of factors in connection with its evaluation of the Business Combination in light of such updated assumptions. Due to the complexity of those factors, the Athena Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the Athena Board may have given different weight to different factors in their evaluation of the Business Combination in light of such updated assumptions. The Athena Board determined that such updated assumptions principally reflected known delays in obtaining financing for e.GO and correlated delays in certain aspects of e.GO’s business and not, in the view of the Athena Board or Athena Management, a fundamental change in e.GO’s business or prospects, and that the Athena Board should continue to support the Business Combination for the same reasons it approved the signing of the Business Combination in July 2022. The Athena Board believes it was reasonable to rely upon the Northland fairness opinion at the time of its delivery as part of the basis in concluding that the Business Combination was in the best interests of the Athena Stockholders. Northland’s fairness opinion spoke only as of its date and does not take into account the above updated assumptions. As the assumptions underlying the prospective financial information have changed since the delivery of Northland’s fairness opinion, there can be no assurance that Northland would reach the same conclusion if it were requested to issue a new or updated opinion. See “Risk Factors — Risks Related to Athena and the Business Combination — The fairness opinion obtained by the Athena Board from Northland will not be updated to reflect changes in circumstances between signing the Business Combination Agreement and the completion of the Business Combination” for more information.

Satisfaction of 80% Test

It is a requirement under the Existing Athena Charter that Athena’s initial business combination must be comprised of one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time Athena signs a definitive agreement in connection with its initial business combination.

As of July 28, 2022, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account, less deferred underwriting commissions and taxes payable on interest earned on the Trust Account, was approximately $235.21 million and 80% thereof represents approximately $188.17 million. In reaching its conclusion that the Business Combination meets such 80% Test, the Athena Board reviewed the implied pre-money market capitalization of e.GO of approximately $800 million, including the Earn-out Shares (assuming a value of $10.20 per share for all shares that may be issued, including the Earn-out Shares), as well as Northland’s written fairness opinion, as described below. In determining whether the pre-money market capitalization of e.GO represents the fair value of e.GO, the Athena Board considered all of the factors described above in this section, the fact that the purchase price for e.GO was the result of an arm’s-length negotiation and Northland’s written fairness opinion. As a result, the Athena Board concluded that the fair market value of the Business Combination was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account).

Fairness Opinion of Northland

The Athena Board retained Northland to provide a fairness opinion in connection with the Business Combination. Athena Board decided to obtain such fairness opinion to determine fairness of the consideration to Athena and its unaffiliated stockholders and to analyze the 80% Test. In accordance with the terms and subject to the conditions set forth in the Business Combination Agreement, Merger Sub will merge with and into Athena, with Athena surviving the Merger as the Surviving Company, and the Surviving Company continuing as a direct, whole-owned subsidiary of TopCo. At the Effective Time, (a) each share of Athena Class B Common Stock will automatically convert into one share of Athena Class A Common Stock; (b) each issued and outstanding share of Athena Common Stock will be automatically cancelled and extinguished and converted into one share of Surviving Company Common Stock; (c) each of the resulting shares of Surviving Company Common Stock will be exchanged for one TopCo Ordinary Share; and (d) each outstanding warrant to purchase a share of Athena Class A Common Stock will be converted into a warrant to purchase a TopCo Ordinary Share on the same contractual terms and conditions as were in effect with respect to each such warrant prior to the Business Combination.

In selecting Northland, the Athena Board considered, among other things, Northland’s qualifications, expertise and reputation, as well as Northland’s knowledge of Athena and e.GO, the businesses of Athena and e.GO and the industries in which Athena and e.GO operate.

On July 27, 2022, Northland rendered its oral opinion to the Athena Board, which was subsequently confirmed in a letter dated July 27, 2022, stating that, as of the date of the letter and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications in such letter, (a) the Business Combination is fair, from a financial point of view, to Athena and its unaffiliated stockholders and (b) e.GO has a fair market value equal to at least 80 percent of the assets held in the Trust Account at the time of Athena’s execution of the Business Combination Agreement (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust).

Northland’s fairness opinion does not take into account changes in the assumptions underlying the prospective financial information delivered to Northland in connection with its rendering of its fairness opinion as described in “Proposal No. 1 — The Business Combination Proposal — Certain Unaudited Prospective Financial Information Regarding e.GO — Changes in the Assumptions Underlying the Prospective Financial Information since the Delivery of the Fairness Opinion.” The Athena Board considered such updated assumptions and determined that it would not change its recommendation that the Athena Stockholders vote in favor of the Business Combination and all of the proposals to be presented at the Special Meeting. The fairness opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. The Athena Board has not requested that Northland provide a new or updated fairness opinion. The Athena Board does not intend to secure a new or updated fairness opinion from Northland or any other third party. As the assumptions underlying the prospective financial information have changed since the delivery of Northland’s fairness opinion, there can be no assurance that Northland would reach the same conclusion if it were requested to issue a new or updated opinion. See “Risk Factors — Risks Related to Athena and the Business Combination — The fairness opinion obtained by the Athena Board from Northland will not be updated to reflect changes in circumstances between signing the Business Combination Agreement and the completion of the Business Combination” for more information.

The full text of Northland’s written opinion letter, dated July 27, 2022, is attached as Annex L to this proxy statement/prospectus. You should read Northland’s opinion letter carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Northland in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion letter. Northland’s opinion letter was directed to the Athena Board, in its capacity as the board of directors of Athena, and addressed only the fairness from a financial point of view, as of the date of the opinion, to Athena and its unaffiliated stockholders of the Business Combination and whether e.GO has a fair market value equal to at least 80 percent of the assets held in the Trust Account at the time of Athena’s execution of the Business Combination Agreement (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account). The opinion letter does not constitute a recommendation as to how any Athena Stockholder should vote with respect to the approval of the Business Combination or any other matter and does not in any manner indicate the price at which Athena’s securities will trade at any time.

In connection with reviewing the Business Combination and rendering its opinion, Northland has informed Athena that, among other things, it has reviewed:

(i)     the draft of the Business Combination Agreement, dated July 26, 2022;

(ii)    certain documents filed by Athena with the SEC, including the registration statement filed on Form S-1 during 2021, the Rule 424(b)(4) final prospectus filed on October 21, 2021 and various reports filed with the SEC under the Exchange Act;

(iii)   certain publicly available business and financial information relating to Athena and e.GO that Northland deemed to be relevant;

(iv)   e.GO’s historical financial statements for the calendar years ended December 31, 2020 and December 31, 2021;

(v)    certain non-public financial and business information provided to Northland by Athena, e.GO and their advisors;

(vi)   certain information relating to the historical, current and future operations, financial condition and prospects of e.GO made available to Northland by e.GO, including financial projections or estimates of e.GO for fiscal years 2022 through 2025 prepared by the management of e.GO relating to e.GO;

(vii)  certain industry and research reports;

(viii) the reported historical price and trading activity for the securities of Athena, compared to certain financial stock market information for Athena with that similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations, and other studies and analyses it deemed appropriate; and

(ix)   the other documents made available in e.GO’s virtual data room.

In addition, Northland held discussions with certain members of the management teams of Athena and e.GO and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of e.GO, the Business Combination and related matters. Northland also participated in financial and business diligence calls with executive management of Athena, their advisors and e.GO, regarding, among other things, certain financial projections created by e.GO, the business and financial results and outlook of e.GO and the Business Combination structure and background. Northland also compared the financial and operating performance of e.GO with that of companies with publicly traded equity securities that it deemed to be relevant. Northland also conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as it deemed necessary and appropriate in arriving at its opinion.

In connection with its review and analysis and in arriving at its opinion, Northland assumed and relied upon the accuracy and completeness of all of the financial and other information furnished to, discussed with or otherwise made available to Northland or that was publicly available. Northland was not engaged to, and did not independently attempt to, verify any of such information. With permission from the Athena Board, Northland assumed that all projections and estimates were reasonably prepared in good faith and reflect the best then currently available estimates and judgments of management of e.GO. Northland also relied upon information provided by e.GO’s management as to the reasonableness of the financial projections (and the assumptions and bases therefor) provided to Northland. Northland was not engaged to assess the reasonableness or achievability of the projections or the assumptions on which they were based, and Northland expressed no view as to such projections or assumptions and did not undertake any obligation to update its analysis or opinion in the event of any material changes to such projections or estimates. In addition, Northland assumed, with permission from the Athena Board, that e.GO will have sufficient liquidity to pay its operating expenses and debts when they become due through the end of fiscal year 2024. Northland did not conduct a physical inspection, valuation or appraisal of any of the assets or properties of e.GO, and Northland was not furnished with any such valuation or appraisal.

Northland was not asked to, nor did Northland, offer any opinion as to the material terms of the Business Combination Agreement or the form of the Business Combination. Northland was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the Business Combination. In rendering its opinion, Northland assumed, with the consent of the Athena Board, that the final executed form of the Business Combination Agreement would not differ in any material respect from the drafts that Northland examined, and that the conditions to the Business Combination set forth in the Business Combination Agreement will be satisfied or waived and that the Business Combination will be consummated in a manner consistent with that contemplated by the Business Combination Agreement. Northland also assumed that between the date the Business Combination Agreement was signed and the Closing Date, pursuant to the terms of the Business Combination Agreement, the parties to the Business Combination will cooperate and use commercially reasonable efforts to provide for e.GO to (a) consummate a financing transaction in an amount up to $50,000,000, (b) issue a promissory note to be secured by certain intellectual property of e.GO and (c) enter into an equity line of credit to go into effect following the Closing. Northland also assumed that all regulatory approvals and consents necessary for the consummation of the Business Combination would be obtained without any adverse effect on Athena or e.GO or alter the terms of the Business Combination.

Northland’s opinion was based on financial, market, economic and other conditions existing on, and information made available to Northland as of July 26, 2022 and does not address any matters subsequent to such date. Northland’s opinion was limited to the fairness, from a financial point of view to Athena and its unaffiliated stockholders of the Business Combination and the fair market value of e.GO, in each case, as of the date of the opinion. Northland’s opinion does not address Athena’s underlying business decision to effect the Business Combination or any other terms of the Business Combination Agreement. Although subsequent developments may affect Northland’s opinion, Northland does not have any obligation to update, revise or reaffirm its opinion. Northland’s opinion was approved by the Northland Fairness Opinion Committee.

Financial Analyses

The following is a summary of the material financial analyses performed by Northland in arriving at its opinion. Northland’s opinion letter was only one of many factors considered by the Athena Board in evaluating the Business Combination. Neither Northland’s opinion nor its financial analyses were determinative of the terms of the Business Combination or of the views of the Athena Board or Athena Management with respect to the Business Combination. None of the analyses performed by Northland were necessarily assigned a greater significance by Northland than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Northland. The summary text describing each financial analysis does not purport to constitute a complete description of Northland’s financial analyses, including the methodologies and assumptions underlying the analyses, and, if viewed in isolation, could create a misleading or incomplete view of the financial analyses performed by Northland. The summary text set forth below does not represent and should not be viewed by anyone as constituting or purporting to constitute the conclusions reached by Northland with respect to any of the analyses performed by it in connection with its opinion.

Discounted Cash Flow Analysis

Northland performed a discounted cash flow analysis in arriving at its opinion. A discounted cash flow analysis is a widely used valuation methodology that relies upon numerous assumptions, including asset growth rates, earnings growth rates, discount rates and terminal multiples, and the results of such methodology are highly dependent on these assumptions. The analysis does not purport to be indicative of the actual or expected implied enterprise value of e.GO or Athena on a stand-alone or a pro forma combined basis. In addition, the analysis is based on internal financial projections provided and approved for use by management of e.GO. For its analysis, Northland included the value of outstanding net operating losses in the implied enterprise value for e.GO as such tax assets were embedded in the projections received by Northland.

Using such discounted cash flows analysis, Northland calculated an estimated range of implied enterprise values for e.GO based on the net present value of hypothetical cash flows through fiscal year 2025 utilizing financial projections for fiscal years 2022 through 2025 provided by, and approved for use by, the management of e.GO. Northland calculated the range of net present values based on EBITDA exit multiples ranging from 18.0x to 22.0x and discount rates ranging from 12.7% to 14.7%, based on a weighted average cost of capital analysis. This analysis resulted in an implied enterprise value of e.GO ranging from a low of approximately $528 million to a high of approximately $715 million. Northland observed that the consideration to be paid by Athena to e.GO in the Business Combination was within the range of implied enterprise values of e.GO derived from this analysis.

Analysis of Selected Publicly Traded Companies

As part of its financial analyses, Northland reviewed and compared certain publicly available financial data, ratios and trading multiples for publicly traded companies within the electric vehicle industry that Northland determined, based on its professional judgment, that their businesses, size, financial information, product mix and operating profiles were reasonably comparable to those of e.GO for purposes of this analysis, including the following six companies (collectively, the “Selected Publicly Traded Companies”):

• Canoo Inc.	• Fisker Inc.
• Lucid Group, Inc.	• Polestar Automotive Holding UK PLC
• Rivian Automotive, Inc.	• Tesla, Inc.

Financial data of the Selected Publicly Traded Companies were based on publicly available information, including information from public filings, third party equity research reports and publicly available research analysts’ estimates and forward-looking metrics (such estimates and metrics based on information available via S&P Capital IQ). Northland reviewed data, including implied market capitalization, implied EV, EV/revenue (including total debt, preferred equity, and non-controlling interests (as applicable) less cash and cash equivalents, as multiples of such companies’ calendar year 2022, 2023, 2024, 2025 estimated revenue) and EV/calendar year 2024 and 2025 estimated earnings before interest, taxes, depreciation, and amortization, or “EBITDA,” based on consensus estimates obtained via S&P Capital IQ for each of the Selected Publicly Traded Companies and e.GO.

Based on its professional judgement and experience, Northland determined that the operations, size, businesses, product mix and financial information of such companies were similar to that of e.GO for purposes of this analysis. The multiples for each of the above-mentioned financial metrics for each of the Selected Publicly Traded Companies were calculated using their respective closing prices on July 26, 2022 and were based on the most recent publicly available information and information available via S&P Capital IQ on that date. Financial data for e.GO used to compare to the Selected Publicly Traded Companies was based on estimates of Athena Management and e.GO’s projections. Based on its professional judgement and experience, Northland applied a 25% private company discount to the equity value of the Selected Publicly Traded Companies.

The following summarizes the results of these analyses with respect to the financial results and metrics of the Selected Publicly Traded Companies after applying the discounted multiples as set forth above, including:

•        EV/calendar year 2022 estimated revenue multiples:    The Selected Publicly Traded Companies had EV/calendar year 2022 estimated revenue multiples ranging from a low of 4.4x to a high of 33.9x. The mean EV/calendar year 2022 estimated revenue multiple was 11.9x and the median EV/calendar year 2022 estimated revenue multiple was 6.8x;

•        EV/calendar year 2023 estimated revenue multiples:    The Selected Publicly Traded Companies had EV/calendar year 2023 estimated revenue multiples ranging from a low of 0.9x to a high of 5.8x. The mean EV/calendar year 2023 estimated revenue multiple was 2.8x and the median EV/calendar year 2023 estimated revenue multiple was 1.7x;

•        EV/calendar year 2024 estimated revenue multiples:    The Selected Publicly Traded Companies had EV/calendar year 2024 estimated revenue multiples ranging from a low of 0.4x to a high of 4.6x. The mean EV/calendar year 2024 estimated revenue multiple was 1.8x and the median EV/calendar year 2024 estimated revenue multiple was 0.9x;

•        EV/calendar year 2025 estimated revenue multiples:    The Selected Publicly Traded Companies had EV/calendar year 2025 estimated revenue multiples ranging from a low of 0.2x to a high of 4.1x. The mean EV/calendar year 2025 estimated revenue multiple was 1.3x and the median EV/calendar year 2025 estimated revenue multiple was 0.6x;

•        EV/calendar year 2024 estimated EBITDA multiples:    The Selected Publicly Traded Companies had EV/calendar year 2024 estimated EBITDA multiples ranging from a low of 17.9x to a high of 23.1x. The mean EV/calendar year 2024 estimated EBITDA multiple was 20.5x and the median EV/calendar year 2024 estimated EBITDA multiple was 20.5x; and

•        EV/calendar year 2025 estimated EBITDA multiples:    The Selected Publicly Traded Companies had EV/calendar year 2025 estimated EBITDA multiples ranging from a low of 3.7x to a high of 15.7x. The mean EV/calendar year 2024 estimated EBITDA multiple was 11.3x and the median EV/calendar year 2025 estimated EBITDA multiple was 14.4x.

Northland then applied the low to high calendar years 2022, 2023, 2024, and 2025 estimated revenue multiples, and calendar year 2024 and 2025 estimated EBITDA multiples described above derived from the Selected Publicly Traded Companies to the corresponding data of e.GO. This analysis indicated approximate aggregate implied enterprise value reference ranges for e.GO of approximately $92 million to $707 million, $379 million to $2,600 million, $172 million to $2,015 million and $140 to $2,631 million based on 2022, 2023, 2024 and 2025 revenue estimates of approximately $21 million, $446 million, $437 million and $648 million, respectively, and estimated EBITDA reference ranges for e.GO of approximately $208 million to $268 million and $206 million to $875 million based on calendar year 2024 and 2025 estimated EBITDA of approximately $12 and $56 million, respectively.

No company used in the Selected Publicly Traded Companies’ analysis is identical to e.GO. Northland made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of e.GO. In evaluating the Selected Publicly Traded Companies, Northland made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond Athena’s and e.GO’s control, such as the impact of competition on e.GO and the electric vehicle industry generally, industry growth and the absence of any adverse material change in e.GO’s financial condition and prospects or those of e.GO or the electric vehicle industry or the financial markets in general.

Miscellaneous

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Northland did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Northland made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The credit, financial, and stock markets have from time-to-time experienced unusual volatility, and Northland was not asked to and expressed no opinion or view as to any potential effects of such volatility on the Business Combination and did not address potential developments in any such markets. In addition, Northland was not asked to and expressed no opinion or view as to any potential effects of the COVID-19 pandemic on the Business Combination, Athena or e.GO.

Athena agreed to pay Northland a cash fee of $750,000, of which $50,000 was due upon delivery of the fairness opinion and the remaining $700,000 is due at and is contingent upon the Closing. In addition, Athena has agreed to reimburse certain of Northland’s expenses related to its engagement and to indemnify Northland against certain liabilities that may arise from services provided in connection with rendering its opinion.

Northland, as a customary part of its investment banking business, is continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions for estate, corporate and other purposes.

Stockholders are urged to review the section entitled “Risk Factors — Risks Related to our Industry” in this proxy statement/prospectus for a description of the risks relating to e.GO’s business. Stockholders should also read the section entitled “General Information — Cautionary Note Regarding Forward-looking Statements” in this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Transactions. Where actual amounts are not known or knowable, the figures below represent e.GO’s and Athena’s good faith estimate of such amounts.

Sources & Uses
(No Redemption Scenario — Assuming No Redemptions of the Outstanding Class A Stock
by Athena Stockholders)

Sources(1)(2)		Uses(1)(2)
($ in millions)
e.GO Rollover(3)	$806	Equity to e.GO(3)	$806
Athena Cash Held in Trust	21	Cash to Balance Sheet	55
Intended Debt Financing	50	Est. Transaction Expense	16
Total Sources	$877	Total Uses	$877

____________

(1)      Assumes no Athena Stockholders redeem any Public Shares for cash from the Trust Account.

(2)      Assumes 90.58 million pro forma shares outstanding at $10.20 per common share, which is based on the Final Conversion Ratio and includes the 30,000,000 Earn-Out Shares.

(3)      Market capitalization includes 30 million e.GO shares deferred at closing with vesting 5 million shares at each of $12.50 per share, $15.00 per share, $20.00 per share, $25.00 per share, $30.00 per share, and $35.00 per share.

Sources & Uses
(Maximum Redemption Scenario — Assuming 100% Redemptions of the Outstanding Class A Stock
by Athena Stockholders)

Sources(1)(2)		Uses(1)(2)
($ in millions)
e.GO Rollover(3)	$806	Equity to e.GO(3)	$806
Athena Cash Held in Trust	0	Cash to Balance Sheet	34
Intended Debt Financing	50	Est. Transaction Expense	16
Total Sources	$856	Total Uses	$856

____________

(1)      Assumes Athena Stockholders redeem 100% redeemable Public Shares for cash from the Trust Account.

(2)      Assumes 88.53 million pro forma shares outstanding at $10.20 per common share, which is based on the Final Conversion Ratio and includes the 30,000,000 Earn-Out Shares.

(3)      Market capitalization includes 30 million e.GO shares deferred at closing with vesting 5 million shares at each of $12.50 per share, $15.00 per share, $20.00 per share, $25.00 per share, $30.00 per share, and $35.00 per share.

Certain Engagements in Connection with the Business Combination and Related Transactions

Cohen was engaged by Athena to act as financial advisor and capital markets advisor to Athena in connection with the Business Combination and Athena’s lead placement agent in connection with any private placement relating to the Business Combination, and will receive a customary advisory fee in connection therewith. Cohen was not engaged to deliver, and did not deliver, a fairness opinion or otherwise make any determination as to the fairness of the transactions described in this proxy statement/prospectus. In connection with such engagements, the fees and expense reimbursements received by Cohen and Northland (or their affiliates) are subject to the terms and conditions of their respective engagement letters with Athena. The aggregate fees that will be payable to Cohen are $6,000,000 and are contingent upon completion of the Business Combination.

In connection with the Business Combination, Cohen was also engaged by e.GO to advise on, and to market, the IP Note. The services to be provided by Cohen to e.GO include strategic advice and guidance with respect to deal structuring, organizing investor outreach and scheduling of investor meetings, as well as assisting with negotiating structure/mechanics with potential investors. Cohen will receive a customary fee in an amount in cash equal to 4% of the gross proceeds received by e.GO from the IP Note.

Cohen (together with its affiliates) is a financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Cohen and its affiliates may provide investment banking and other commercial dealings to Athena, e.GO and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Cohen and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Athena or e.GO or their respective affiliates. Cohen and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Athena engaged Northland to provide a fairness opinion in connection with the Business Combination and has agreed to pay Northland a non-refundable cash fee of $750,000 for the delivery of its fairness opinion, of which $700,000 is contingent upon the Closing. In addition, Athena has agreed to indemnify Northland and certain related parties against certain liabilities, and to reimburse Northland for certain expenses, arising in connection with or as a result of its engagement.

Citi acted as the representative of Athena’s underwriters in the IPO, which included Citi and Ladenburg Thalmann & Co. Inc. (the “IPO underwriters”). Pursuant to the underwriting agreement for the IPO, deferred underwriting commissions of $8,050,000, plus a deferral of $600,000 of the underwriters’ upfront discount relating to the IPO over-allotment, or an aggregate of $8,650,000, would become payable to the IPO underwriters upon the closing of the Business Combination. On April 25, 2022, the members of Athena Tech II’s management team held a meeting with representatives from Citi at which a potential business combination with e.GO was presented to Citi and at which Citi was requested to advise Athena Tech II in connection with such transaction. On April 26, 2022, Citi verbally informed Isabelle Freidheim that it was not willing to serve as an advisor on any business combination with e.GO. See “The Business Combination Proposal — Background of the Business Combination” for more information regarding Athena Tech II’s initial discussions with e.GO and Athena’s decision to pursue a transaction with e.GO. After the close of the IPO, Citi did not conduct any financial or merger-related advisory services for Athena, nor did Citi have any role in the identification or evaluation of business combination targets. In September 2022, members of the Athena Sponsor initiated discussions with representatives from Citi to discuss the $8,650,000 of deferred underwriting compensation, given that Citi declined to advise Athena or serve in any capacity in connection with the Business Combination, during which discussions representatives from Citi orally informed Ms. Freidheim that Citi would be willing to waive 50% of such amount. On October 5, 2022, Athena’s Chief Financial Officer, Angelina Smith, requested an e-mail confirmation from Citi that such waiver would result in $4,250,000 of deferred underwriting compensation, which was confirmed by Citi over e-mail on the same day. On December 8, 2022, following further discussions between Ms. Freidheim and representatives from Citi, Citi agreed to formally waive its deferred fee of $8,650,000 in full solely with respect to the Business Combination pursuant to a deferred fee waiver letter agreement between Citi and Athena. The waiver was a result of negotiations between Athena and Citi following the time at which Citi indicated that it would decline to serve in a role on the transaction. Athena argued that Citi should not receive the deferred compensation because it had not conducted any services for Athena following Athena’s IPO and that other similarly-situated underwriters of SPAC initial public offerings had agreed to waive deferred underwriting compensation when declining to perform any services for the business combination transaction. Athena did not seek out the reasons why Citi was waiving its deferred compensation, despite Citi already completing its services under the underwriting agreement for the IPO, as Athena was the party proposing that Citi waive its deferred compensation. Citi received no additional consideration for the waiver of its entitlement to the deferred compensation. Accordingly, Citi has not been involved in the Business Combination, the preparation of any disclosure that is included in this proxy statement/prospectus, or any business analysis underlying such disclosure, and shareholders do not have the benefit of any such involvement. Citi was provided with the disclosures in this proxy statement/prospectus pertaining to its previously completed role as underwriter of Athena’s IPO and waiver of its deferred compensation; however, Citi stated that it has not reviewed any disclosure in this proxy statement/prospectus, nor does it intend to review or comment on whether it agrees with either the risks or the conclusions stated herein that are associated with Citi’s previously completed role and waiver. Accordingly, Citi does not want to be associated with the disclosure in this proxy statement/prospectus, including any discussion related to reasons for its waiver or the underlying business analysis related to the Business Combination.

On January 30, 2023, Athena entered into an agreement to engage IB Capital LLC (“IB CAP”) to act as Athena’s financial advisor and marketing agent in connection with the Business Combination. Athena agreed to a fee in the amount of $1,200,000, of which $275,000 has been paid and $925,000 is due and contingent upon the successful closing of the Business Combination. In addition, Athena has agreed to indemnify IB CAP against certain liabilities, and to reimburse IB CAP for certain expenses, arising in connection with or as a result of its engagement.

Interests of Athena’s Directors, Officers and Sponsor in the Business Combination

When you consider the recommendation of Athena Board that you vote in favor of approval of the business combination, you should be aware that Athena’s directors and officers and the Athena Sponsor (including members of the Athena Sponsor and their respective affiliates, collectively, the “Athena Insiders”) have interests in the business combination that may be different from, or in addition to, the interests of the Athena’s other stockholders and warrant holders. The existence of financial and personal interests of Athena’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Athena and its stockholders and what they may believe is best for herself or themselves in determining to recommend that stockholders vote for the proposals. Our directors were aware of and considered these interests and potential conflict of interest, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. These interests include, among other things, the interests listed below:

•        The Athena Insiders will lose their entire investments in Athena if Athena does not complete a business combination by the Liquidation Date.

•        The Athena Sponsor owns an aggregate of 8,050,000 Sponsor Shares, which it purchased prior to the IPO for an aggregate purchase price of $25,000. Upon the Closing, such Sponsor Shares will be converted into 8,452,500 TopCo Ordinary Shares, based on the Final Conversion Ratio. Athena’s officers and directors and their affiliates are among the members of the Athena Sponsor, and they may be entitled to receive a portion of the securities held by the Athena Sponsor following the consummation of the Business Combination, including the Sponsor Shares. Based on the closing price of Athena Class A Common Stock on the NYSE American of $            on            , 2023, the record date for the Special Meeting, the Sponsor Shares would be worth approximately $            . This represents a            % gain on the Athena Sponsor’s investment. If Athena does not consummate an initial business combination by the Liquidation Date, then the Sponsor Shares will be worthless.

Additionally, simultaneously with the consummation of the IPO, Athena consummated the sale of 1,060,000 Private Placement Units at a price of $10.00 per unit, for an aggregate investment of $10,600,000, in a private placement to the Athena Sponsor. Each Private Placement Unit consists of one share of Athena Class A Common Stock and one-half of one Private Placement Warrant. Each share of Athena Class A Common Stock will be converted into a TopCo Ordinary Share upon the Closing, and each whole Private Placement Warrant is exercisable commencing 30 days following the Closing for one TopCo Ordinary Share at an exercise price of $11.50 per share. If Athena does not consummate an initial business combination by the Liquidation Date, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distributions to the Athena Public Stockholders, and the securities underlying the Private Placement Units held by the Athena Sponsor will be worthless. The securities underlying the Private Placement Units held by the Athena Sponsor had an aggregate market value of approximately $            based upon the closing price of $            per share of Athena Class A Common Stock and $            per Public Warrant, respectively, on the NYSE American on             , 2023, the record date for the Special Meeting.

In connection with the Business Combination, the Athena Sponsor and certain of Athena’s officers and directors entered into the Sponsor Letter Agreement with Athena, e.GO and TopCo, pursuant to which they agreed to waive their redemption rights with respect to the Sponsor Shares and any other shares of Athena Common Stock held by them in connection with the completion of the Business Combination. Additionally, the Athena Sponsor has also agreed to waive its rights to liquidating distributions from the Trust Account with respect to its Sponsor Shares and Private Placement Units if Athena fails to complete a business combination by the Liquidation Date. The Athena Sponsor and Athena’s officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the Athena Insiders’ investments in Athena is dependent on the consummation of an initial business combination. In the event that Athena does not complete an initial business combination by the Liquidation Date, the 8,050,000 Sponsor Shares and the 1,060,000 Private Placement Units held by the Athena Sponsor, for which the Athena Insiders have invested $10,085,000, and which have an approximate aggregate market value of $            as of            , will expire worthless. As a result, the Athena Insiders have an aggregate of up to $            at risk that depends on the completion of an initial business combination by the Liquidation Date. In contrast, Athena Public Stockholders would receive approximately          per share if the Trust Account is liquidated, calculated as of             , 2023, the record date for the Special Meeting.

In connection with the Extension Amendment, on December 16, 2022, Athena issued a press release announcing that, if the Extension is implemented, the Athena Sponsor or its designees will deposit into the Trust Account as a loan, the lesser of (x) $121,000 or (y) $0.055 per Public Share multiplied by the number of Public Shares outstanding, on each of the following dates: (i) January 23, 2023; and (ii) one business day following the public announcement by Athena disclosing that the Athena Board has determined to extend the date by which Athena must consummate its initial business combination for an additional month in accordance with the Extension. As there were 2,048,936 Public Shares outstanding following redemptions in connection with the Extension Meeting, the Contribution amount for each month of the Extension is equal to $112,691.48, which is the product of $0.055 per public share multiplied by the 2,048,936 Public Shares outstanding, or up to an aggregate of $676,148.88 in the event the Extension is effectuated for the full six months. In connection with the Athena Sponsor’s Contribution for the Extension, on January 17, 2023, Athena issued an Extension Note to the Athena Sponsor with a principal amount equal to $676,148.88. On the same date, in connection with advances the Athena Sponsor may make in the future to Athena for working capital expenses in connection with Athena’s initial business combination, Athena issued a separate Working Capital Note to the Athena Sponsor, which was amended on May 19, 2023, in the principal amount of up to $600,000.00. As of the date of this prospectus/proxy statement, Athena has implemented six Extensions to extend the Liquidation Date from January 22, 2023 to July 22, 2023, and in connection therewith, the Athena Sponsor has deposited an aggregate of $676,148.88 to the Trust Account. If the Business Combination is not consummated, any loans or advances under such Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

•        The Athena Sponsor can earn a positive rate of return on its investment, even if other Athena Stockholders experience a negative rate of return in TopCo following the Closing.

Even if the trading price of the TopCo Ordinary Shares following the Closing is as low as $1.12 per share, the aggregate market value of the 9,512,500 TopCo Ordinary Shares to be held by the Athena Sponsor (converted from the Athena Common Stock held by the Athena Sponsor, including the 8,050,000 Sponsor Shares, based on the Final Conversion Ratio, and the 1,060,000 Private Placement Shares, and excluding the TopCo Ordinary Shares issuable upon the exercise of any warrants) would be approximately equal to the initial investment in Athena by the Athena Sponsor, including the $25,000 purchase price for the Sponsor Shares and the $10,600,000 purchase price for the Private Placement Units. As a result, if the Business Combination is completed, the Athena Sponsor is likely to be able to make a substantial profit on its investment in Athena even at a time when the TopCo Ordinary Shares may lose significant value. On the other hand, if the Business Combination is not approved and Athena liquidates without completing its Business Combination before the Liquidation Date, the Athena Sponsor will lose its investment in Athena of $10,625,000 plus any advances that the Athena Sponsor may make to Athena pursuant to the Notes. This may incentivize the Athena Insiders to complete an initial business combination on terms or conditions that are not in the best interest of the Athena Public Stockholders.

•        The Existing Athena Charter provides that Athena renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Athena and such opportunity is one that Athena is legally and contractually permitted to undertake and would otherwise be reasonable for Athena to pursue, and to the extent the director or officer is permitted to refer that opportunity to Athena without violating another legal obligation. Notwithstanding such provision, Athena believes that such provision did not impact Athena’s search for a business combination target because Athena’s officers and directors have confirmed to Athena that there were no such corporate opportunities that were not presented to Athena pursuant to such provision.

•        It is currently contemplated that Isabelle Freidheim, chairperson of the board of directors of Athena, will continue to serve as director of TopCo after the Closing. As such, in the future Ms. Freidheim may receive any cash fees, stock options or stock awards that the TopCo Board determines to pay to its directors and/or officers.

•        Pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, TopCo is required to (i) maintain provisions in the TopCo Articles of Association providing for the indemnification of Athena’s existing directors and officers and (ii) maintain a directors’ and officers’ liability insurance policy that covers Athena’s existing directors and officers. Pursuant to the Sponsor Letter Agreement, TopCo will indemnify the Athena Sponsor from and against certain liabilities relating to the Business Combination for a period of six years after the Closing and subject to an aggregate maximum indemnity of $4,000,000.

•        Upon the completion of the Business Combination, Cohen, acting as Athena’s financial advisor and capital markets advisor for the Business Combination and Athena’s lead placement agent in connection with any private placement relating to the Business Combination, will receive customary advisory fees for a transaction of this nature. An affiliate of Cohen is one of the members of the Athena Sponsor. As of May 30, 2023, the total aggregate amount of transaction expenses expected to be paid or repaid by Athena to Cohen upon consummation of the Business Combination is approximately $6 million. If the Business Combination is not consummated, Cohen will not receive such fees due at the Closing.

•        At the Closing, TopCo, Athena and the Athena Sponsor, certain former e.GO Shareholders, certain of Athena’s officers and directors, certain members of the Athena Sponsor and/or their respective affiliates will enter into the Amended and Restated Registration Rights Agreement, under which TopCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain TopCo Ordinary Shares and other equity securities of TopCo that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

•        Athena’s officers and directors have not been required to, and have not, committed their full time to Athena’s affairs, which may have resulted in a conflict of interest in allocating their time between Athena’s operations and its search for a business combination and their other businesses. In addition, the Athena Sponsor and Athena’s officers and directors may sponsor, invest in, form or otherwise become involved with any other special purpose acquisition companies similar to Athena (including, for example, Athena Tech II), including in connection with their initial business combinations, or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or ventures may present additional conflicts of interest in pursuing an initial business combination.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Athena Sponsor, Athena’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. However, if Athena fails to consummate an initial business combination, such persons will not have any claim against the Trust Account for reimbursement and Athena may not be able to reimburse these expenses. As of the date of this proxy statement/prospectus, there were no reimbursable out-of-pocket expenses that are expected to be reimbursed using funds from the Trust Account at Closing.

•        In connection with the Closing, the Athena Sponsor and Athena’s officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to Athena and remain outstanding. As of the date of this proxy statement/prospectus, there are $454,307 loans outstanding under the Working Capital Note and $676,148.88 loans outstanding under the Extension Note.

As a result of the foregoing interests, the Athena Sponsor and Athena’s directors and officers will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Athena’s other stockholders and warrant holders.

The Athena Board considered all of these interests together with the factors described in the section entitled “Proposal No.1 — The Business Combination Proposal — The Athena Board’s Reasons for the Approval of the Business Combination” as a whole and, on balance, concluded that they supported a favorable determination that the Business Combination Agreement and the business combination are fair from a financial point of view to and in the best interests of Athena and its stockholders. In view of the wide variety of factors considered by the Athena Board in connection with its evaluation, negotiation and recommendation of the business combination and related transactions and the complexity of these matters, the Athena Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Athena Board based its evaluation, negotiation and recommendation of the business combination on the totality of the information presented to and considered by it. The Athena Board evaluated the reasons described above with the assistance of Athena’s outside advisors. In considering the factors described above and any other factors, individual members of the Athena Board may have viewed factors differently or given different weights to other or different factors.

Regulatory Approvals and Notifications

The Business Combination is not subject as a closing condition to any foreign, federal, state or foreign regulatory requirement or approval, except for filings with the Secretary of State of the State of Delaware necessary to effectuate the Merger.

No Appraisal Rights

Under Section 262 of DGCL, the holders of Athena Units, Athena Class A Common Stock and Athena Warrants will not have appraisal rights in connection with the Business Combination.

Delisting and Deregistration of Athena Public Shares

If the Business Combination is completed, the Public Shares, Athena Warrants and Athena Units will be delisted from the NYSE American and will be deregistered under the Exchange Act.

Required Vote

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “AGAINST” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.

Approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

The Athena Sponsor has agreed to vote the Sponsor Shares and any Public Shares owned by it in favor of the Business Combination Proposal. See “Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Athena Board

THE ATHENA BOARD RECOMMENDS THAT ATHENA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

When you consider the recommendation of the Athena Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Athena Sponsor and certain members of the Athena Board and officers of Athena have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as stockholder. The existence of financial and personal interests of Athena’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Athena and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting. See the subsection entitled “— Interests of Athena’s Directors, Officers and Sponsor in the Business Combination” for a further discussion.

PROPOSAL NO. 2 — THE CLASS B COMMON STOCK CONVERSION PROPOSAL

General

We are asking Athena Stockholders to approve the Class B Common Stock Conversion Proposal. If the Business Combination and the Class B Common Stock Conversion Proposal are approved, the form of amendment to the Existing Athena Charter attached to this proxy statement/prospectus as Annex B (the “Class B Charter Amendment”) will be adopted, to be effective upon the consummation of the Business Combination and immediately prior to the Merger, permitting the Athena Class B Common Stock Merger Consideration to be paid pursuant to the terms of the Business Combination Agreement.

The Class B Common Stock Conversion Proposal, if approved, provides that each issued and outstanding share of Athena Class B Common Stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock, calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing divided by $15,000,000 and multiplied by one-fifth and (b) one-fifth. The Class B Common Stock Conversion Proposal will therefore permit the conversion of the Athena Class B Common Stock to occur on a greater than one-for-one basis and, taking into account the total amount funded under the Bridge Financing, will result in 5% more shares of Surviving Company Common Stock issued to the holders of Athena Class B Common Stock, pursuant to the terms of the Business Combination Agreement.

For example, if the Class B Common Stock Conversion Proposal is adopted and no amounts were funded under the Bridge Financing, the Athena Class B Common Stock would convert on a one-for-one basis. This would be the same result as under the Existing Athena Charter, which contemplates that the Athena Class B Common Stock will convert on a one-for-one basis into Athena Class A Common Stock, subject to certain anti-dilution adjustments described therein which anti-dilution adjustments have been waived pursuant to the terms of the Sponsor Letter Agreement.

As described above under the section “The Business Combination Proposal — Background of the Business Combination,” the Athena Class B Common Stock Merger Consideration was the product of negotiations between the Athena Sponsor, its members and e.GO during efforts to secure the Proposed Interim Financing for e.GO. The reason for the payment of the Athena Class B Common Stock Consideration is to compensate the Athena Sponsor and, indirectly, its members, for its extensive efforts to source, negotiate and secure immediate financing for e.GO, in addition to the shares of Athena Class B Common Stock already held by the Athena Sponsor. If the Class B Common Stock Conversion Proposal is adopted and $15,000,000 is funded under the Bridge Financing, the Athena Class B Common Stock would convert on a 1:1.2 basis.

Consequences if the Class B Common Stock Conversion Proposal is not Approved

If the Class B Common Stock Conversion Proposal is not approved by Athena Stockholders, we will not be able to amend the Existing Athena Charter with the Class B Charter Amendment and the Athena Class B Common Stock Merger Consideration will not be able to be paid as contemplated by the Business Combination Agreement.

The approval of the Class B Common Stock Conversion Proposal is a condition to the consummation of the Business Combination. If the Class B Common Stock Conversion Proposal is not approved, we will be unable to consummate the Business Combination unless such condition is waived.

Required Vote

The approval of the Class B Common Stock Conversion Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “AGAINST” the Class B Common Stock Conversion Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.

The Athena Sponsor has agreed to vote the Sponsor Shares and any Public Shares owned by it in favor of the Class B Common Stock Conversion Proposal. See “Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Athena Board

THE ATHENA BOARD RECOMMENDS THAT ATHENA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CLASS B COMMON STOCK CONVERSION PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY CHARTER PROPOSALS

General

Athena is asking its stockholders to vote on separate proposals with respect to certain governance provisions in the TopCo Articles of Association, which are separately being presented in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. In the judgment of the Athena Board, these provisions are necessary to adequately address the needs of TopCo following the Closing. This separate vote is not otherwise required by Delaware law, but pursuant to SEC guidance, Athena is required to submit these provisions to its stockholders separately for approval. However, the stockholder votes regarding these proposals are advisory in nature, and are not binding on Athena, the Athena Board, TopCo or the TopCo Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, TopCo intends that the TopCo Articles of Association will take effect at the Closing, assuming adoption of the Business Combination Proposal.

The descriptions below of Proposals 3A to 3C below set forth a summary of material differences between the Existing Athena Charter and TopCo Articles of Association, as well as the Athena Board’s reasons for proposing the changes. These summaries are qualified by reference to the complete text of the TopCo Articles of Association. The TopCo Articles of Association, as will be in effect assuming approval of the Charter Proposal, upon consummation of the Business Combination, is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the TopCo Articles of Association in their entirety for a more complete description of its terms.

Proposal No. 3A: Authorized Capital

Existing Athena Charter

Existing Athena Charter authorizes 111,000,000 shares of capital stock, consisting of 100,000,000 shares of Athena Class A Common Stock and 10,000,000 shares of Athena Class B Common Stock, and 1,000,000 shares of preferred stock. Athena may create and issue rights, options, warrants conferring the right upon the holders thereof to acquire any class of shares or other securities in Athena on such terms as the directors may from time to time determine.

TopCo Articles of Association

TopCo Articles of Association would provide for an authorized share capital amounting to approximately five times the number of outstanding ordinary shares upon consummation of the Business Combination. The TopCo Shares will have a nominal value of €0.12.

Proposal No. 3B: Vote Required to Issue and Repurchase Shares

Existing Athena Charter

Prior to Athena’s initial business combination, Athena may not issue additional shares of Athena capital stock that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with Athena Class A Common Stock on any initial business combination.

TopCo Articles of Association

TopCo Articles of Association will provide that only the TopCo General Meeting or an authorized body of TopCo designated by the TopCo General Meeting can issue ordinary shares. When granting such authorization, which may last for a period of up to five years (subject to an extension from time to time for maximum periods of five years), the number of ordinary shares that may be issued must be specified. Unless stipulated differently when granting the authorization, the authorization cannot be revoked. For as long as and to the extent that another body has been authorized to resolve to issue ordinary shares, the TopCo General Meeting shall not have this authority.

Additionally, TopCo may only repurchase its ordinary shares for no consideration or if and to the extent that the TopCo General Meeting has authorized TopCo for such purpose, unless the repurchase is for transferring to TopCo employees or a group company pursuant to an arrangement applicable. An authorization for such repurchases may last for a period of up to 18 months. When granting such authorization, the TopCo General Meeting shall determine the number of ordinary shares that may be acquired, how they may be acquired and within which range the acquisition price must be.

Proposal No. 3C: Supermajority Vote Required for Director Removal and Board Nomination

Existing Athena Charter

Existing Athena Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Athena entitled to vote generally in the election of directors, voting together as a single class. Athena Board may appoint any person as director of Athena to fill a vacancy.

TopCo Articles of Association

TopCo Articles of Association provide that a resolution of the TopCo General Meeting to suspend or dismiss a TopCo Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the TopCo Board. They also provide that TopCo Directors can only be appointed on the basis of a binding nomination prepared by the TopCo Board which can only be overruled by a two-thirds majority of votes cast representing more than half of TopCo’s issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the TopCo Board, and if it comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate.

Reasons for Approval of the Advisory Charter Proposals

Authorized Capital

The Athena Board determined that there was no longer a need to continue with two series of common stock and, therefore, the proposed charter eliminates the dual classes of common stock and reclassifies the Athena Class A Common Stock and Athena Class B Common Stock as a single class of common stock (i.e., the TopCo Shares) as described above. The proposed charter also provides adequate authorized capital and flexibility for future issuances of common stock if determined by the TopCo Board (under authorization from the TopCo General Meeting as described below) to be in the best interests of the post-combination company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval (i.e., the TopCo General Meeting) for an amendment to TopCo Articles of Association to increase the amount of authorized capital in connection with future issuances (since under mandatory Dutch law, the authorized share capital is the maximum capital that TopCo may issue without amending the TopCo Articles of Association).

Vote Required to Issue and Repurchase Shares

The Athena Board believes that the proposed change provides enough flexibility with respect to future share issuances since, under the proposed charter, the TopCo General Meeting may also authorize a designated corporate body of TopCo to issue ordinary shares for up to five years.

Supermajority Vote Required for Director Removal and Board Nomination

The Athena Board believes that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. The Athena Board believes that, going forward, a supermajority voting requirement encourages the person seeking control of TopCo to negotiate with the TopCo Board to reach terms that are appropriate for all stockholders.

Required Vote

The approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “AGAINST” the Advisory Charter Proposals because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.

As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on Athena or the Athena Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, the Company intends that the TopCo Articles of Association will take effect upon consummation of the Business Combination.

Recommendation of the Athena Board

THE ATHENA BOARD RECOMMENDS THAT ATHENA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY CHARTER PROPOSALS.

PROPOSAL NO. 4 — THE ADJOURNMENT PROPOSAL

General

The Adjournment Proposal, if approved, will allow the Athena Board to adjourn the Special Meeting to a later date or dates, if determined necessary or appropriate by Athena to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or Athena determines that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. In no event will Athena solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Athena Charter, Delaware law and the Business Combination Agreement.

In addition to an adjournment of the Special Meeting upon approval of the Adjournment Proposal, the Athena Board is empowered under Delaware law to postpone the Special Meeting at any time prior to the meeting being called to order in order to obtain a quorum. In such event, Athena will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform Athena Stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the Athena Board may not be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or Athena determines that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. In such events, the Business Combination would not be completed.

The approval of the Adjournment Proposal is not a condition to the consummation of the Business Combination.

Required Vote

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Athena Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “AGAINST” the Adjournment Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.

The Athena Sponsor has agreed to vote the Sponsor Shares and any Public Shares owned by it in favor of the Adjournment Proposal (if necessary). See “Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Athena Board

THE ATHENA BOARD RECOMMENDS THAT ATHENA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL, IF PRESENTED.

The existence of financial and personal interests of Athena’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Athena and its stockholders and what they may believe is best for herself, himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Athena’s Directors, Officers and Sponsor in the Business Combination” for a further discussion.

TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain U.S. federal income tax considerations applicable to (x) U.S. Holders and Non-U.S. Holders (each as defined below, and collectively, “Holders”) of Athena Class A Common Stock and Athena Public Warrants (each, an “Athena Security”), as the case may be, of (i) electing to have their shares of Athena Class A Common Stock redeemed for cash in connection with the Business Combination and (ii) the consummation of the Business Combination and (y) U.S. Holders of the ownership and disposition of TopCo Shares and TopCo Public Warrants after the consummation of the Business Combination. This discussion addresses only those Holders that hold Athena Securities as capital assets for U.S. federal income tax purposes (generally property held for investment). With respect to the U.S. federal income tax considerations of holding TopCo Shares or TopCo Public Warrants, this discussion is limited to U.S. Holders who acquire such TopCo Shares in connection with the Business Combination or as a result of the exercise of a TopCo Public Warrant, and U.S. Holders who acquire such TopCo Public Warrants in connection with the Business Combination.

The following does not purport to be a complete analysis of all potential tax effects arising in connection with the consummation of the Business Combination, the redemption of Athena Class A Common Stock, or the ownership and disposition of TopCo Shares and TopCo Public Warrants following the consummation of the Business Combination. This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income.

This discussion does not address the U.S. federal income tax consequences to Athena’s founders, the Athena Sponsor or any other sponsors, officers or directors of Athena, or to any holders of Sponsor Shares, Private Placement Units and/or Private Placement Warrants. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in e.GO prior to the Business Combination, including holders of Athena Securities that also hold, directly or indirectly, equity interests in e.GO. Moreover, this summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special rules under U.S. federal income tax laws, such as:

•        financial institutions;

•        insurance companies;

•        mutual funds;

•        pension plans;

•        S corporations;

•        broker-dealers;

•        traders in securities that elect mark-to-market treatment;

•        regulated investment companies;

•        real estate investment trusts;

•        trusts and estates;

•        tax-exempt organizations (including private foundations) or governmental organizations;

•        investors that hold Athena Securities or who will hold TopCo Shares or TopCo Public Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•        investors subject to the alternative minimum tax provisions of the U.S. Tax Code;

•        U.S. Holders that have a functional currency other than the U.S. dollar;

•        U.S. expatriates;

•        investors subject to the U.S. “inversion” rules;

•        except as specifically provided below, Holders owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of Athena’s stock, or, following the Business Combination, TopCo’s shares; and

•        persons who received any of Athena’s stock as compensation.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Athena Securities, TopCo Shares and/or TopCo Public Warrants, as the case may be, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding Athena Securities, TopCo Shares and/or TopCo Public Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption of Athena Class A Common Stock, the consummation of the Business Combination and/or the ownership and disposition of TopCo Shares and TopCo Public Warrants by the partnership.

This summary is based upon the U.S. Tax Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. None of Athena, TopCo or e.GO have sought, or intend to seek, any rulings from the IRS regarding the matters discussed herein.

For purposes of this discussion, because any Athena Unit consisting of one share of Athena Class A Common Stock and one-half of a Athena Public Warrant is separable at the option of the holder, the holder of an Athena Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Athena Class A Common Stock and one-half of a Athena Public Warrant components, and the discussion below with respect to actual Holders of Athena Class A Common Stock and Athena Public Warrants also should apply to holders of Athena Units (as the deemed owners of the underlying Athena Class A Common Stock and Athena Public Warrants that constitute the Athena Units). Under this treatment, the separation of a Athena Unit in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Athena Class A Common Stock and Athena Public Warrants are urged to consult their tax advisors concerning the U.S. federal, state, local and any foreign tax consequences of the transactions contemplated by the Business Combination (including any redemption of Athena Class A Common Stock for cash) with respect to any Athena Class A Common Stock and Athena Public Warrants held through a Athena Unit (including alternative characterizations of a Athena Unit).

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF ATHENA SECURITIES DEPEND IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION (INCLUDING THE MERGER), THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO ATHENA CLASS A COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF TOPCO SHARES AND/OR TOPCO PUBLIC WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE BUSINESS COMBINATION (INCLUDING THE MERGER), THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO ATHENA CLASS A COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF TOPCO SHARES AND/OR TOPCO PUBLIC WARRANTS.

U.S. Federal Income Tax Treatment of TopCo

Tax Residence of TopCo for U.S. Federal Income Tax Purposes

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization and incorporation. Accordingly, under generally applicable U.S. federal income tax rules, TopCo, which is incorporated under the laws of the Netherlands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the U.S. Tax Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.

Under Section 7874 of the U.S. Tax Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliate group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “ownership test”). The ownership test in clause (iii) above is modified with respect to potential “third-country transactions” such that the ownership test will be met if, after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (as modified, the “modified ownership test”). Because the Business Combination is a potential third-country transaction, the modified ownership test will apply to determine whether TopCo is treated as a U.S. corporation under Section 7874 of the U.S. Tax Code.

For purposes of Section 7874 of the U.S. Tax Code, the first two conditions described above are expected be met with respect to the Business Combination because TopCo will acquire indirectly all of the assets of Athena through the Merger, and TopCo, including its “expanded affiliate group,” is not expected to satisfy the substantial business activities test upon consummation of the Business Combination. As a result, whether Section 7874 will apply to cause TopCo to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger should depend on the satisfaction of the modified ownership test.

Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, and certain factual assumptions, Athena and TopCo currently expect that the Section 7874 ownership percentage of the Athena Stockholders in TopCo should be less than 60%. Accordingly, TopCo is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the U.S. Tax Code. However, the calculations for determining share ownership for purposes of the ownership test under Section 7874 of the U.S. Tax Code are complex, subject to detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by changes to applicable rules and regulations under U.S. federal income tax laws, with possible retroactive effect), and subject to certain factual uncertainties. In addition, whether the modified ownership test has been satisfied must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, for purposes of determining the ownership percentage of Athena Stockholders for purposes of Section 7874, among other adjustments required to be taken into account, Athena Stockholders will be deemed to own an amount of TopCo Shares in respect to certain redemptions by Athena prior to the Merger. Accordingly, given the inherently factual nature of the analysis, neither Athena nor TopCo has sought a legal opinion from counsel in respect of the potential applicability of Section 7874 to the Merger, and there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court.

If TopCo were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. investors could be subject to U.S. withholding tax.

The remainder of this discussion assumes that TopCo will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the U.S. Tax Code.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Athena Securities or of TopCo Shares or TopCo Public Warrants, as the case may be, that is for U.S. federal income tax purposes:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the U.S. Tax Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences to U.S. Holders of Exercising Redemption Rights

The following discussion assumes that any redemption of Athena Class A Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of Athena Stockholders — Redemption Rights” (a “Redemption”) is treated as a transaction that is separate from the other transactions contemplated by the Business Combination. Such treatment is not free from doubt, particularly if a U.S. Holder elects to redeem some, but not all, of the Athena Class A Common Stock held by it immediately prior to the Business Combination. See “— Tax Consequences to U.S. Holders of the Merger” below for more information. U.S. Holders are urged to consult their tax advisor regarding the tax consequences to them of electing to redeem some, but not all of their Athena Class A Common Stock.

Redemption of Athena Class A Common Stock

If a U.S. Holder elects to redeem some or all of its Athena Class A Common Stock in a Redemption, the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as sale of the Athena Class A Common Stock under Section 302 of the U.S. Tax Code taxable as described below under the heading “— Taxation of Redemptions Treated as Sale or Exchange of Athena Class A Common Stock,” or as a distribution as described below under the heading “— Taxation of Redemptions Treated as Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of shares of Athena’s stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Athena Public Warrants and taking into account any ownership in TopCo Shares and/or TopCo Public Warrants immediately after the Business Combination) relative to all of Athena’s stock held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption of Athena Class A Common Stock generally will be treated as a sale of Athena Class A Common Stock (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Athena or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only shares of Athena’s stock actually owned by the U.S. Holder, but also shares of Athena’s stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to shares of Athena’s stock owned directly, shares of Athena’s stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of Athena’s stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Athena Class A Common Stock which could be acquired pursuant to the exercise of any Athena Public Warrants held by it (and, after the completion of the Business Combination, TopCo Shares which could be acquired by exercise of the TopCo Public Warrants). In order to meet the substantially disproportionate test, the percentage of Athena’s outstanding voting stock (including the

Athena Class A Common Stock and TopCo Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption of Athena Class A Common Stock must, among other requirements, be less than 80% of the percentage of Athena’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption (taking into account redemptions by other holders of Athena Class A Common Stock). There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of Athena’s stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of Athena’s stock actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other shares of Athena’s stock and certain other requirements are met. A Redemption of the Athena Class A Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Athena. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Athena will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption of Athena Class A Common Stock generally will be treated as a distribution and the tax effects to a redeeming U.S. Holder will be as described below under “— Taxation of Redemptions Treated as Distributions.”

U.S. Holders of Athena Class A Common Stock considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption of their Athena Class A Common Stock would be treated as a sale or as a distribution under the U.S. Tax Code.

Taxation of Redemptions Treated as Sale or Exchange of Athena Class A Common Stock

If any Redemption qualifies as a sale of Athena Class A Common Stock (rather than a distribution with respect to such Athena Class A Common Stock), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption of such Athena Class A Common Stock and (ii) the U.S. Holder’s adjusted tax basis in such Athena Class A Common Stock. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Athena Class A Common Stock exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of Redemptions Treated as Distributions

If a Redemption of Athena Class A Common Stock is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Athena’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Athena’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Athena Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Athena Class A Common Stock and will be treated as described above under “— Taxation of Redemptions Treated as Sale or Exchange of Athena Class A Common Stock.” Amounts treated as dividends that Athena pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations if the requisite holding period is satisfied. Under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to non-corporate U.S. Holders may constitute “qualified dividend income” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to Athena Class A Common Stock prevents a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

IF YOU ARE A HOLDER OF ATHENA CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences to U.S. Holders of the Merger

The Merger is intended to qualify as a Section 368(a) Reorganization and/or as part of a Section 351 Transaction. The parties to the Business Combination Agreement have agreed to generally report the Merger for all applicable tax purposes in a manner consistent with such intended tax treatments. These treatments are not free from doubt, and in particular the potential for the Merger to qualify as a Section 368(a) Reorganization is subject to significant factual and legal uncertainties as there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the U.S. Tax Code apply in the case of an acquisition of a corporation with investment-type assets, such as Athena. For example, to qualify as a Section 368(a) Reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). There are significant factual and legal uncertainties as to whether the Merger will satisfy these requirements and, in turn, qualify as a Section 368(a) Reorganization. In addition, Section 368(a) Reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Athena and TopCo. For example, the requirements for Section 368(a) Reorganization treatment could be affected by the magnitude of Athena Class A Common Stock redemptions that occur in connection with the Merger and/or the amount of cash used to pay certain transaction expenses in connection with the Business Combination. Accordingly, the U.S. federal income tax treatment of the Merger is inherently uncertain. Due to these uncertainties, White & Case LLP is unable to opine on the qualification of the Merger as a Section 368(a) Reorganization.

Subject to the qualifications, assumptions and limitations set forth under the heading “Certain U.S. Federal Income Tax Considerations,” including the discussion below regarding the potential application of Section 367(a) of the U.S. Tax Code to the Merger, and in the U.S. federal income tax opinion filed as Exhibit 8.1, and based on customary tax representations obtained from Athena, TopCo and e.GO, it is the opinion of White & Case LLP, counsel to Athena, that the Merger should qualify as part of a Section 351 Transaction. The provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the consummation of the Transactions that are beyond the control of Athena and TopCo. For example, if more than 20% of the TopCo Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Transactions, one of the requirements for qualifying as a Section 351 Transaction would be violated. The Closing of the Business Combination (including closing of the Merger) is not conditioned upon the receipt of, and except as set forth in Exhibit 8.1, neither Athena nor TopCo has received or sought, an opinion of counsel that the Merger qualifies as a Section 368(a) Reorganization or as part of a Section 351 Transaction, and neither Athena nor TopCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination (including the Merger), and the IRS or a court could take a different position from that described herein. U.S. Holders of Athena Securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a Section 368(a) Reorganization and/or as part of a Section 351 Transaction.

U.S. Holders Exchanging Athena Class A Common Stock for TopCo Shares

If the Merger qualifies either as a Section 368(a) Reorganization or as part of a Section 351 Transaction, subject to the discussion in “— U.S. Holders Participating in the Merger and in a Redemption of Athena Class A Common Stock” and “— Additional Requirements for Tax Deferral” below, in general (i) no gain or loss should be recognized by a U.S. Holder of Athena Class A Common Stock who exchanges such Athena Class A Common Stock solely for TopCo Shares pursuant to the Merger, and, in such case, the U.S. Holder should have an adjusted tax basis of the TopCo Shares received in the Merger equal to the adjusted tax basis of the Athena Class A Common Stock surrendered in exchange therefor, and (ii) the holding period of the TopCo Shares received in the Merger by such a U.S. Holder of Athena Class A Common Stock should include such U.S. Holder’s holding period for Athena Class A Common Stock exchanged therefor.

Every “significant transferor” pursuant to the exchange must include a statement on or with such transferor’s U.S. federal income tax return for the taxable year of the exchange. For this purpose, a significant transferor is generally a person that transferred property to a corporation and received stock of the transferee corporation if, immediately after the exchange, such person — (i) owned at least 5% (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is publicly traded, or (ii) owned at least 1% (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is not publicly traded.

U.S. Holders Participating in the Merger and in a Redemption of Athena Class A Common Stock

Notwithstanding the foregoing, if a U.S. Holder elects to participate in a Redemption with respect to a portion but not all of its Athena Class A Common Stock, it is possible that such Redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder in the Redemption may also be treated as taxable boot received in a Section 368(a) Reorganization (which, depending on the circumstances applicable to such U.S. Holder, may be treated either as (i) capital gain (but not loss) in a manner similar to that described above under the heading “— Tax Consequences to U.S. Holders of Exercising Redemption Rights — Taxation of Redemptions Treated as Sale or Exchange of Athena Class A Common Stock” but not in excess of the amount of cash received or (ii) dividend income to the extent of (although not entirely clear) TopCo’s current and accumulated earnings and profits, taxable as described above under the heading “— Tax Consequences to U.S. Holders of Exercising Redemption Rights — Taxation of Redemptions Treated as Distributions”).

If the Merger does not qualify as a Section 368(a) Reorganization, it is possible that such cash, together with TopCo Public Warrants (if any) received in exchange for Athena Public Warrants, may be treated as taxable boot received in a Section 351 Transaction (in which case gain (but not loss) may be recognized on the Merger and Redemption in an amount equal to the lesser of (A) the difference between (x) the sum of the value of the TopCo Shares and TopCo Public Warrants received in the Merger and the amount of cash received in the Redemption and (y) such U.S. Holder’s adjusted basis in the Athena Class A Common Stock and Athena Public Warrants exchanged therefor pursuant to the Merger and/or the Redemption and (B) the sum of the amount of cash received in the Redemption and the value of the Athena Public Warrants received in the Merger). Under this possible characterization, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the Redemption of Athena Class A Common Stock was treated as a separate transaction from the exchange pursuant to the Merger and would not be entitled to recognize any loss with respect to its redeemed Athena Class A Common Stock.

In addition, if a U.S. Holder that elects to participate in a Redemption with respect to all its Athena Class A Common Stock maintains its ownership of Athena Public Warrants, such Redemption also may be treated as integrated with the Merger rather than as a separate transaction (with the same taxation effects described in the above two paragraphs). In such case, even if the Merger were treated as a Section 368(a) Reorganization, and no gain or loss generally would be recognized upon the deemed exchange of Athena Public Warrants for TopCo Public Warrants as described below under the heading “— U.S. Holders Exchanging Athena Public Warrants for TopCo Public Warrants”, cash received by such U.S. Holder in a Redemption may also be treated as taxable boot received in a Section 368(a) Reorganization, in which case the U.S. Holder is taxed in a manner described in the first paragraph of this section. Under this possible characterization, such U.S. Holder generally is expected to recognize capital gain (but not loss) on such Redemption in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Athena Class A Common Stock exchanged therefor. If the IRS were to assert, and a court were to sustain, such a contrary position, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the Redemption of Athena Class A Common Stock was treated as a separate transaction from the exchanges pursuant to the Merger. If the Merger were not treated as a Section 368(a) Reorganization, then the tax treatment to such U.S. Holder would be similar to if the Redemption and Merger were not integrated, with the treatment of the Redemption generally as described above under “— Tax Consequences for U.S. Holders of Exercising Redemption Rights — Redemption of Athena Class A Common Stock” and the treatment of the deemed exchange of Athena Public Warrants for TopCo Public Warrants pursuant to the Merger generally as described below under “— U.S. Holders Exchanging Athena Public Warrants for TopCo Public Warrants” or “— Alternative Treatment of the Merger,” as applicable.

U.S. Holders are urged to consult their tax advisors regarding the possible integration of the Redemption and the Merger as a single transaction.

U.S. Holders Exchanging Athena Public Warrants for TopCo Public Warrants

The appropriate U.S. federal income tax treatment of Athena Public Warrants in connection with the Merger is uncertain because, as described above, it is unclear whether the Merger qualifies as a Section 368(a) Reorganization.

If the Merger qualifies as a Section 368(a) Reorganization then, subject to the disclosure under the headings “— U.S. Holders Participating in the Merger and in a Redemption of Athena Class A Common Stock” above and “— Additional Requirements for Tax Deferral” below, a U.S. Holder of Athena Public Warrants generally should not recognize any gain or loss on any such deemed transfer of Athena Public Warrants, and such U.S. Holder’s basis in the TopCo Public Warrants deemed received generally should be equal to the U.S. Holder’s basis in its Athena Public Warrants deemed transferred.

If the Merger does not qualify as a Section 368(a) Reorganization but qualifies as part of a Section 351 Transaction, the treatment of a U.S. Holder’s exchange of Athena Public Warrants for TopCo Public Warrants in the Merger is uncertain. It is possible that a U.S. Holder could be treated as transferring its Athena Class A Common Stock and Athena Public Warrants in exchange for TopCo Shares and TopCo Public Warrants as part of a Section 351 Transaction. In such case, such U.S. Holder generally should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (generally, the excess of (x) the sum of the fair market values of the TopCo Public Warrants treated as received by such holder and the TopCo Shares received by such holder, if any, over (y) such holder’s aggregate adjusted tax basis in the Athena Public Warrants and Athena Class A Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the TopCo Public Warrants treated as having been received by such holder in such exchange. It is also possible that a U.S. Holder could be treated as exchanging its Athena Public Warrants for “new” warrants (i.e., TopCo Public Warrants) in a taxable transaction that is distinct from the exchange of Athena Class A Common Stock for TopCo Shares pursuant to the Merger. In such case, the U.S. Holder generally should be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the TopCo Public Warrants held by such U.S. Holder immediately following the Merger and the adjusted tax basis of the Athena Public Warrants held by such U.S. Holder immediately prior to the Merger.

Alternative Treatment of the Merger

If the Merger does not qualify as a Section 368(a) Reorganization or as part of a Section 351 Transaction, the Merger generally would be treated as a taxable exchange of Athena Public Warrants and/or Athena Class A Common Stock for TopCo Public Warrants and/or TopCo Shares. If so treated, a U.S. Holder would be required to recognize gain or loss in such taxable exchange in an amount equal to the difference between the fair market value of the TopCo Public Warrants and TopCo Shares held by it immediately following the Merger and the adjusted tax basis of the Athena Public Warrants and Athena Class A Common Stock held by it immediately prior to the Merger. Any such capital gain or loss generally would be long-term capital gain or loss if the U.S. Holder’s holding period for the Athena Public Warrants or Athena Class A Common Stock, as the case maybe, so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Athena Class A Common Stock have suspended the running of the applicable holding period for this purpose. If the running of the holding period for the Athena Class A Common Stock has been suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any such gain would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s holding period for the TopCo Shares and/or TopCo Public Warrants, as applicable would begin on the day after the Merger and the U.S. Holder’s tax basis in the TopCo Shares and TopCo Public Warrants received in the exchange should equal the fair market value of such TopCo Shares and TopCo Public Warrants at the time of the exchange. U.S. Holders who hold different blocks of Athena Securities (generally, Athena Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Athena Securities.

Additional Requirements for Tax Deferral

Section 367(a) of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment (i) with respect to the exchange of Athena Class A Common Stock for TopCo Shares in the Merger under Section 368(a) of the U.S. Tax Code or Section 351(a) of the U.S. Tax Code and (ii) with respect to the exchange of Athena Public Warrants for TopCo Public Warrants in the Merger under Section 368(a) of the U.S. Tax Code.

Section 367(a) of the U.S. Tax Code potentially may apply to the exchange by a U.S. Holder of Athena Class A Common Stock for TopCo Shares pursuant to the Merger. Section 367(a) of the U.S. Tax Code generally requires a U.S. Holder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for tax-deferred treatment (such as pursuant to a Section 368(a) Reorganization or as part of a Section 351 Transaction) and any of the following is true: (i) the U.S. corporation fails to comply with certain reporting requirements; (ii) U.S. holders of stock of the acquired U.S. corporation receive more than 50% (by vote or value) of the stock of the non-U.S. corporation; (iii) U.S. persons that are officers, directors, or 5% or greater shareholders of the acquired U.S. corporation own more than 50% (by vote or value) of the stock of the non-U.S. corporation immediately after the acquisition; (iv) such U.S. holder is a 5% or greater shareholder of the acquired U.S. corporation and fails to enter into a 5-year gain recognition agreement with the IRS to recognize gain with respect to the acquired U.S. corporation stock exchanged in the acquisition; or (v) the U.S. and non-U.S. corporations (and other relevant parties) fail to meet the “active trade or business test.” A holder of an acquired U.S. corporation is presumed to be a U.S. person unless that person signs an ownership statement certifying certain information, including its residency. The “active trade or business test” generally requires (A) that the non-U.S. corporation (and its qualified subsidiaries, including for this purpose TopCo and its subsidiaries) be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the exchange and that neither the transferors of the U.S. corporation’s stock nor the non-U.S. corporation has an intention to substantially dispose of or discontinue such trade or business, and (B) that the fair market value of the non-U.S. corporation be at least equal to the fair market value of the U.S. corporation, as specifically determined for purposes of Section 367 of the U.S. Tax Code, as of the closing of the exchange (the “substantiality test”). For purposes of applying the substantiality test to the Merger, the fair market value of Athena generally will be deemed to include the value of any non-ordinary course distributions, as determined under applicable Treasury Regulations, made by Athena during the 36-month period ending on the closing of the Merger, which, for this purpose, includes the distributions made to redeeming Athena stockholders in connection with the Extension Amendment. Due to the inherently factual nature of the analysis as to whether Section 367(a) of the U.S. Tax Code applies to the Merger, White & Case LLP is unable to opine on the application of these rules to the Merger and no assurance can be provided that Section 367(a) of the U.S. Code will not require U.S. Holders that participate in the Merger to recognize taxable gain as a result of the Merger.

To the extent that U.S. Holders of Athena Class A Common Stock and/or Athena Public Warrants are required to recognize gain under Section 367(a) of the U.S. Tax Code for any of the foregoing reasons, a U.S. Holder generally would recognize gain, if any, in an amount equal to the excess of (i) the sum of the fair market value of the TopCo Shares received  by such U.S. Holder and/or TopCo Public Warrants deemed received by such U.S. Holder, over (ii) such U.S. Holder’s adjusted tax basis in the Athena Class A Common Stock exchanged and/or Athena Public Warrants deemed exchanged therefor. Any such gain would generally be capital gain, and would be long-term capital gain if the U.S. Holder’s holding period for the Athena Class A Common Stock and/or Athena Public Warrants exceeds one year at the time of the Merger. It is unclear, however, whether the redemption rights with respect to the Athena Class A Common Stock have suspended the running of the applicable holding period for this purpose. If the running of the holding period for the Athena Class A Common Stock has been suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any such gain would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. In either case described above, the U.S. Holder’s tax basis in the TopCo Shares and/or TopCo Public Warrants received in the exchange would be equal to the fair market value of such TopCo Shares and/or TopCo Public Warrants at the time of the Merger. U.S. Holders who hold different blocks of Athena Securities (generally, Athena Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Athena Securities.

The rules dealing with Section 367(a) of the U.S. Tax Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders are strongly urged to consult their tax advisor concerning the application of these rules to the exchange of Athena Class A Common Stock and/or deemed exchange of Athena Public Warrants under their particular circumstances, including, if a U.S. Holder believes that it will be a 5% or greater shareholder, the possibility of entering into a “gain recognition agreement” under applicable Treasury Regulations.

Tax Consequences of Ownership and Disposition of TopCo Shares and TopCo Public Warrants

Dividends and Other Distributions on TopCo Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on TopCo Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from TopCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of TopCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its TopCo Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the TopCo Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of TopCo Shares and TopCo Public Warrants.” The amount of any such distribution will include any amounts withheld by TopCo (or another applicable withholding agent), which, as described below under the headings “— Material Dutch Tax Considerations — TopCo Shares and TopCo Public Warrants” and “— Material German Tax Considerations — TopCo Shares and TopCo Public Warrants,” is expected to be in respect of German, and not Dutch, income taxes. Amounts treated as dividends that TopCo pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if TopCo Shares are readily tradable on an established securities market in the United States or TopCo is eligible for benefits under an applicable tax treaty with the United States, and TopCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in Euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Any amount treated as dividend income generally will be treated as foreign-source dividend income and generally will constitute “passive” category income for computing the foreign tax credit allowable to a U.S. Holder for U.S. federal income tax purposes. Subject to applicable limitations, German income (or any other non-U.S. income) taxes withheld from dividends on TopCo Shares at a rate not exceeding the rate provided by an applicable treaty with the United States generally will be eligible for credit against the U.S. treaty beneficiary’s (as defined below in the section entitled “— Material German Tax Considerations — TopCo Shares and TopCo Public Warrants — German Taxation of Holders of TopCo Shares — German Taxation of Holders of TopCo Shares that are U.S. Treaty Beneficiaries”) U.S. federal income tax liability. Subject to certain complex limitations, the non-refundable withheld German (or any other non-U.S.) taxes generally will be eligible for credit against a U.S. treaty beneficiary’s (as defined below) federal income tax liability.

Notwithstanding the foregoing, under Section 904(h) of the U.S. Tax Code, dividends paid by a foreign corporation that is treated as 50% or more owned, by vote or value, by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent the foreign corporation earns U.S. source income. In most circumstances, U.S. persons would be able to choose the benefits of Section 904(h)(10) of the U.S. Tax Code and elect to treat dividends that would otherwise be U.S. source dividends as foreign source dividends, but in such a case the foreign tax credit limitations would be separately determined with respect to such “resourced” income. In general, therefore, the application of Section 904(h) of the U.S. Tax Code may adversely affect a U.S. person’s ability to use foreign tax credits. We do not believe TopCo is currently or would in the foreseeable future be 50% or more owned, by vote or value, by U.S. persons, but this conclusion is a factual determination and is subject to change; no assurance can therefore be given that TopCo may not be treated as 50% or more owned by U.S. persons for purposes of Section 904(h) of the U.S. Tax Code in any future year.

In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any German (or any other non-U.S.) income tax imposed with respect to their TopCo Shares, in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of TopCo Shares and TopCo Public Warrants

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, taxable exchange or other taxable disposition of TopCo Shares or TopCo Public Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property received in such sale, taxable exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such TopCo Shares or TopCo Public Warrants (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such TopCo Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

If TopCo Shares or TopCo Public Warrants are sold, exchanged or otherwise disposed of in a taxable transaction for Euros, the amount realized generally will be the U.S. dollar value of the Euro received based on the spot rate in effect on the date of sale, taxable exchange or other taxable disposition. If a U.S. Holder is a cash method taxpayer and the TopCo Shares and/or TopCo Public Warrants are traded on an established securities market, Euro paid or received by such U.S. Holder will be translated into U.S. dollars at the spot rate on the settlement date of the sale. An accrual method taxpayer may elect the same treatment with respect to the sale of TopCo Shares or TopCo Public Warrants traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Euro received on the sale, taxable exchange or other taxable disposition of a TopCo Share or TopCo Public Warrant generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by a U.S. Holder on a sale, taxable exchange or other taxable disposition of the Euro will be ordinary income or loss and generally will be U.S.-source gain or loss.

Exercise, Lapse or Redemption of a TopCo Public Warrant

A U.S. Holder generally will not recognize gain or loss upon the acquisition of a TopCo Share on the exercise of a TopCo Public Warrant for cash. A U.S. Holder’s tax basis in a TopCo Share received upon exercise of the TopCo Public Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the TopCo Public Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a TopCo Share received upon exercise of the TopCo Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the TopCo Public Warrant and will not include the holding period during which the U.S. Holder held the TopCo Public Warrant. If a TopCo Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the TopCo Public Warrant.

The tax consequences of a cashless exercise of a TopCo Public Warrant are not clear under current tax law. Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a cashless exercise may be tax-deferred, either because the exercise is not a gain recognition event because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the TopCo Shares received would equal the holder’s basis in the TopCo Public Warrants exercise therefore. If the cashless exercise were treated as not being a gain recognition event, a U.S. Holder’s holding period in the TopCo Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the TopCo Public Warrants and will not include the holding period during which the U.S. Holder held the TopCo Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the TopCo Shares would include the holding period of the TopCo Public Warrants exercised therefore.

It is also possible that a cashless exercise of a TopCo Public Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised TopCo Public Warrants treated as surrendered to pay the exercise price of the TopCo Public Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the TopCo Shares that would have been received with respect to the surrendered warrants in a regular exercise of the TopCo Public Warrants for cash and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise for cash). In this case, a U.S. Holder’s tax basis in the TopCo Shares received would equal the sum of the U.S. Holder’s tax basis in the TopCo Public Warrants deemed exercised and the aggregate exercise price of such TopCo Public Warrants. A U.S. Holder’s holding period for the TopCo Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the TopCo Public Warrants and will not include the holding period during which the U.S. Holder held the TopCo Public Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurances which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of TopCo Public Warrants.

Subject to the PFIC rules described below under “— Passive Foreign Investment Company Rules,” if TopCo redeem TopCo Public Warrants for cash pursuant to the redemption provisions described in the section as discussed in the section of this Registration Statement captioned “Description of TopCo Securities and Articles of Association” or if TopCo purchases TopCo Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of TopCo Shares and TopCo Public Warrants.”

Possible Constructive Distributions

The terms of each TopCo Public Warrant provide for an adjustment of TopCo Shares for which the TopCo Public Warrant may be exercised or to the exercise price of the TopCo Public Warrant in certain events, as discussed in the section of this Registration Statement captioned “Description of TopCo Securities and Articles of Association.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a TopCo Public Warrant would, however, be treated as receiving a constructive distribution from TopCo if, for example, the adjustment increases the holder’s proportionate interest in TopCo’s earnings and profits (e.g., through an increase in the number of TopCo Shares that would be obtained upon exercise of such TopCo Public Warrant) as a result of a distribution of cash or other property to the holders of the TopCo Shares which is taxable to the U.S. Holders of such TopCo Shares as described under “— Dividends and Other Distributions on TopCo Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such TopCo Public Warrant received a cash distribution from TopCo equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a TopCo Public Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a TopCo Public Warrant.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of TopCo Shares and TopCo Public Warrants could be materially different from that described above if TopCo is treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

TopCo is not expected to be treated as a PFIC for U.S. federal income tax purposes for its current taxable year or in the foreseeable future, but this conclusion is a factual determination made annually and that may depend on the public trading price of TopCo’s shares, and, thus, is subject to change. Accordingly, there can be no assurance with respect to TopCo’s status as a PFIC for its current taxable year or any future taxable year.

Although TopCo’s PFIC status is determined annually, a determination that TopCo is a PFIC in a particular taxable year will generally apply for subsequent years to a U.S. Holder who held TopCo Shares or TopCo Public Warrants while TopCo was a PFIC, whether or not TopCo meets the test for PFIC status in those subsequent years.

It is not entirely clear how various aspects of the PFIC rules apply to the TopCo Public Warrants. Section 1298(a)(4) of the U.S. Tax Code provides that, to the extent provided in Treasury Regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final Treasury Regulations are currently in effect under Section 1298(a)(4) of the U.S. Tax Code. However, proposed Treasury Regulations under Section 1298(a)(4) of the U.S. Tax Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. Holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in the TopCo Public Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the TopCo Public Warrants.

If TopCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of TopCo Shares or TopCo Public Warrants and, in the case of TopCo Shares, the U.S. Holder did not make either an applicable PFIC election (or elections), as further discussed below, for the first taxable year of TopCo in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its TopCo Shares or TopCo Public Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the TopCo Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the TopCo Shares that preceded the taxable year of the distribution).

Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the TopCo Shares or TopCo Public Warrants;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of TopCo’s first taxable year in which TopCo is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if TopCo is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of TopCo Shares (but, under current law, not TopCo Public Warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election to include in income its pro rata share of TopCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from TopCo that provides the information necessary for U.S. Holders to make or maintain a QEF election. TopCo does not expect to furnish U.S. Holders with the tax information necessary to enable a U.S. Holder to make a QEF election.

Alternatively, if TopCo is a PFIC and TopCo Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) TopCo Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its TopCo Shares at the end of such year over its adjusted basis in its TopCo Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its TopCo Shares over the fair market value of its TopCo Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its TopCo Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its TopCo Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to TopCo Public Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE (on which TopCo Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the TopCo Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to TopCo Shares under their particular circumstances.

If TopCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if TopCo receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of TopCo Shares and TopCo Public Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to TopCo securities under their particular circumstances.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Athena Securities that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of their Athena Securities. Any such individual should consult its tax advisor regarding the U.S. federal income tax consequences to it of the Business Combination.

Tax Consequences to Non-U.S. Holders of Exercising Redemption Rights

Redemptions of Athena Class A Common Stock

Subject to the discussion above under the heading “— U.S. Holders — Tax Consequences to U.S. Holders of the Merger,” in particular, the discussion regarding the potential characterization of the Merger and a redemption of Athena Class A Common Stock in connection with the Business Combination as an integrated transaction under the heading “— U.S. Holders — Tax Consequences to U.S. Holders of the Merger — U.S. Holders Participating in

the Merger and in a Redemption of Athena Class A Common Stock,” the U.S. federal income tax consequences to a Non-U.S. Holder of Athena Class A Common Stock that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its Athena Class A Common Stock will depend on whether the redemption qualifies as a sale of the Athena Class A Common Stock redeemed for U.S. federal income tax purposes, as described above under “— U.S. Holders — Tax Consequences to U.S. Holders of Exercising Redemption Rights.”

Taxation of Redemptions Treated as Distributions

If such a redemption does not qualify as a sale of Athena Class A Common Stock, the Non-U.S. Holder will be treated as receiving a distribution, which, to the extent of Athena’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable).

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Athena Class A Common Stock and then, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Athena Class A Common Stock, which will be treated as described under “— Taxation of Redemptions Treated as Sale or Exchange of Athena Class A Common Stock; Gain on Sale of Athena Public Warrants” below. A redemption treated as a dividend by Athena to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

In addition, if it is determined that Athena is likely to be classified as a “United States real property holding corporation” (see “— Taxation of Redemptions Treated as Sale or Exchange of Athena Class A Common Stock; Gain on Sale of Athena Public Warrants” below), Athena (or the applicable withholding agent) generally will withhold 15% of any distribution that exceeds its current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Taxation of Redemptions Treated as Sale or Exchange of Athena Class A Common Stock; Gain on Sale of Athena Public Warrants

Subject to the discussion below under “— Tax Consequences to Non-U.S. Holders of the Merger — Information Reporting and Backup Withholding” concerning backup withholding, if a redemption of Athena Class A Common Stock qualifies as a sale of shares of Athena Class A Common Stock or the Merger results in gain to a Non-U.S. Holder (as discussed below under “— Tax Consequences to Non-U.S. Holders of the Merger”), Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the redemption of Athena Class A Common Stock or sale of Athena Public Warrants, unless either:

•        the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder); or

•        Athena is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable Athena Security, except, in the case where shares of the Athena Class A Common Stock are “regularly traded on an established securities market” (within the meaning of applicable Treasury Regulations, referred to herein as “regularly traded”), (i) the Non-U.S. Holder is disposing of Athena Class A Common Stock and has owned, whether actually or based on the application of constructive ownership rules, 5% or less of Athena Class A Common Stock at all times within the shorter of the five-year period preceding such disposition of Athena Class A Common Stock or such Non-U.S. Holder’s holding period for such Athena Class A Common Stock or (ii) the Non-U.S. Holder is disposing of warrants and has owned, whether actually or based on the application of constructive ownership rules, 5% or less of the total fair market value of Athena Public Warrants (provided Athena Public Warrants are considered to be regularly traded) at all times within the shorter of the five-year period preceding such disposition of such Athena Public Warrants or such Non-U.S. Holder’s holding period for such Athena Public Warrants. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to the Athena Class A Common Stock and Athena Public Warrants, including how a Non-U.S. Holder’s ownership of Athena Public Warrants impacts the 5% threshold determination with respect to its Athena Class A Common Stock and whether the 5% threshold determination with respect to the Athena Public Warrants must be made with or without reference to the Private Placement Warrants. In addition, special rules may apply in the case of a disposition of Athena Public Warrants if the Athena Class A Common Stock is considered to be regularly traded, but the Athena Public Warrants are not considered to be regularly traded. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

A Non-U.S. Holder described in the first bullet point above will be subject to regular U.S. federal income tax on the net gain derived from the redemption of Athena Class A Common Stock or the Merger generally in the same manner as discussed in the section above under “— U.S. Holders — Tax Consequences to U.S. Holders of Exercising Redemption Rights — Taxation of Redemptions Treated as Sale or Exchange of Athena Class A Common Stock,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty. If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Athena Class A Common Stock or the Merger will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Athena (or the applicable withholding agent) may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption or the consummation of the Merger. Athena will be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Athena does not expect to be a USRPHC as of the Closing Date. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Athena will be a USRPHC with respect to a Non-U.S. Holder.

IF YOU ARE A NON-U.S. HOLDER OF ATHENA CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences to Non-U.S. Holders of the Merger

The U.S. federal income tax characterization of the Merger to Non-U.S. Holders generally will correspond to the U.S. federal income tax characterization of the Merger to U.S. Holders, as described under “— U.S. Holders — Tax Consequences to U.S. Holders of the Merger” above, and if the Merger were to result in any gain with respect to the Non-U.S. Holder’s Athena Class A Common Stock or Athena Public Warrants, as the case may be, the tax consequences to the Non-U.S. Holder of such gain would correspond to those described above under the heading “— Tax Consequences to Non-U.S. Holders of Exercising Redemption Rights — Taxation of Redemptions Treated as Sale or Exchange of Athena Class A Common Stock; Gain on Sale of Athena Public Warrants” for a Non-U.S. Holder’s gain on the redemption of Athena Class A Common Stock and/or the Merger.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a U.S. tax treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” (Foreign Account Tax Compliance Act) impose withholding of 30% on payments of dividends (including constructive dividends) on Athena Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Holders should consult their tax advisors regarding the effects of FATCA on their investment in Athena Securities.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable to you depending upon your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences to you of the consummation of the Business Combination, the redemption of Athena Class A Common Stock in connection with the Business Combination and the ownership and disposition of TopCo Shares and TopCo Public Warrants, including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

Material Dutch Tax Considerations — TopCo Shares and TopCo Public Warrants

General

This section outlines certain material Dutch tax consequences of the acquisition, holding, redemption and disposal of the TopCo Shares and the acquisition, holding, exercise and disposal of the TopCo Public Warrants. Subject to the qualifications, assumptions and limitations set forth herein and in the Dutch tax opinion that will be filed as Exhibit 8.2, the discussion under this section “Material Dutch Tax Considerations — TopCo Shares and TopCo Public Warrants” represents the opinion of NautaDutilh N.V., counsel to e.GO, with respect to material Dutch tax consequences of the acquisition, holding, redemption and disposal of the TopCo Shares and the acquisition, holding, exercise and disposal of the TopCo Public Warrants. It does not present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a (prospective) holder of TopCo Shares (a “Shareholder”) or a (prospective) holder of TopCo Public Warrants. For Dutch tax purposes, a Shareholder or holder of TopCo Public Warrants may include an individual who, or an entity that, does not hold the legal title to the TopCo Shares or TopCo Public Warrants, but to whom, or to which, nevertheless the TopCo Shares or TopCo Public Warrants, or the income thereof, are attributed based either on such individual or entity owning a beneficial interest in the TopCo Shares or TopCo Public Warrants or based on specific statutory provisions. These include statutory provisions pursuant to which TopCo Shares or TopCo Public Warrants are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the TopCo Shares or TopCo Public Warrants.

This section is intended as general information only. A prospective Shareholder or prospective holder of TopCo Public Warrants should consult such holder’s own tax advisor regarding the tax consequences of any acquisition, holding, redemption and disposal of TopCo Shares or acquisition, holding, exercise and disposal of TopCo Public Warrants in light of their particular circumstances.

Except as otherwise provided, this section is based on the tax laws of the Netherlands, published regulations thereunder and published authoritative case law, the double tax treaty between Germany and the Netherlands and the MLI Tie-Breaker Reservation, all as in effect on the date of this proxy statement/prospectus, including, for the avoidance of doubt, the tax rates applicable on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

This section does not describe any Dutch tax considerations or consequences that may be relevant to a Shareholder or holder of TopCo Public Warrants:

(i)     who is an individual and for whom the income or capital gains derived from the TopCo Shares or TopCo Public Warrants are attributable to (employment) activities performed by such holder, the income from which is taxable in the Netherlands;

(ii)    who has, or that has, a substantial interest (aanmerkelijk belang) or a deemed substantial interest (fictief aanmerkelijk belang) in TopCo within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a Shareholder or holder of TopCo Public Warrants has a substantial interest in TopCo if such Shareholder or holder of TopCo Public Warrants, alone or — in case of an individual — together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the direct line (including foster-children) of either of them, directly or indirectly:

1.      owns, or holds, or is deemed to own or hold, certain rights to shares representing 5% or more of the total issued and outstanding capital of TopCo, or of the issued and outstanding capital of any class of shares of TopCo;

2.      holds, or is deemed to hold, rights, including TopCo Public Warrants, to, directly or indirectly, acquire shares, whether or not already issued, representing 5% or more of the total issued and outstanding capital of TopCo, or of the issued and outstanding capital of any class of shares of TopCo; or

3.      owns, or holds, or is deemed to own or hold, certain rights on profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit of TopCo or to 5% or more of the liquidation proceeds of TopCo.

A deemed substantial interest exists if a substantial interest (or part thereof) in TopCo has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

(iii)   that is a pension fund, investment institution (fiscale beleggingsinstelling), tax exempt investment institution (vrijgestelde beleggingsinstelling) (each as defined in the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”)), or another entity that is, in whole or in part, not subject to or exempt from Dutch corporate income tax, entities that have a function comparable to an investment institution or tax exempt investment institution or that is exempt from corporate income tax in its country of residence, such country of residence being another state of the EU, Norway, Liechtenstein, Iceland or any other state with which the Netherlands has agreed to exchange information in line with international standards;

(iv)   which is or who is entitled to the dividend withholding tax exemption (inhoudingsvrijstelling) with respect to any profits derived from the TopCo Shares (as defined in clause 4 of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting)). Generally, a Shareholder may be entitled or required to apply, subject to certain other requirements, the dividend withholding tax exemption if it is an entity and holds an interest of 5% or more of the nominal paid-up share capital in TopCo; or

(v)    that is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the TopCo Shares, TopCo Public Warrants, or a combination thereof (as defined in clause 13 CITA). Generally, a holding of TopCo Shares or TopCo Public Warrants is considered to qualify as a participation for the participation exemption if it represents a holding of, or right to acquire, an interest of 5% or more of the nominal paid-up share capital in TopCo.

Dividend Withholding Tax

Shareholders

A company incorporated under Dutch law, like TopCo, is a tax resident of the Netherlands for Dutch dividend withholding tax purposes. As a result, dividends distributed by TopCo generally are subject to Dutch dividend withholding tax at a rate of 15%. Generally, TopCo is responsible for the withholding of such dividend withholding tax at source; the Dutch dividend withholding tax is for the account of the Shareholder.

The expression “dividends distributed” includes, among other things:

(i)     distributions in cash or in kind, deemed and constructive distributions and repayment of paid-in capital not recognized for Dutch dividend withholding tax purposes;

(ii)    liquidation proceeds, proceeds of redemption of TopCo Shares or proceeds of the repurchase of TopCo Shares by TopCo or one of its subsidiaries or other affiliated entities to the extent such proceeds exceed the average paid-in capital of those TopCo Shares as recognized for Dutch dividend withholding tax purposes;

(iii)   an amount equal to the nominal value of TopCo Shares issued or an increase of the nominal value of TopCo Shares, to the extent that it does not appear that a related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(iv)   partial repayment of the paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that TopCo has net profits (zuivere winst), unless (i) the general meeting has resolved in advance to make such repayment and (ii) the nominal value of the TopCo Shares concerned has been reduced by an equal amount by way of an amendment of TopCo’s Articles of Association.

Corporate legal entities that are tax resident or deemed to be resident of the Netherlands for Dutch corporate income tax purposes (“Dutch Resident Entities”) generally are entitled to an exemption from, or a credit for, any Dutch dividend withholding tax against their Dutch corporate income tax liability. The credit in any given year is, however, limited to the amount of Dutch corporate income tax payable in respect of the relevant year with an indefinite carry forward of any excess amount. Individuals who are resident or deemed to be resident of the Netherlands for Dutch personal income tax purposes (“Dutch Resident Individuals”) generally are entitled to a credit for any Dutch dividend withholding tax against their Dutch personal income tax liability and to a refund of any residual Dutch dividend withholding tax. The above generally also applies to holders that are neither resident nor deemed to be resident of the Netherlands for Dutch tax purposes (“Non-Resident Holders”) if the TopCo Shares are attributable to a Dutch permanent establishment of such Non-Resident Holder.

A Shareholder resident of a country other than the Netherlands, may depending on such holder’s specific circumstances, be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax under Dutch domestic tax law, EU law, or treaties for the avoidance of double taxation in effect between the Netherlands and such other country.

Holders of TopCo Public Warrants

The exercise of a TopCo Public Warrant does in the view of TopCo not give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price, paid in cash, is below the nominal value of a TopCo Share (currently, the nominal value per TopCo Share is €0.12 and the exercise price is $11.50) and (ii) such difference is not charged against TopCo’s share premium reserve recognized for purposes of Dutch dividend withholding tax. In addition, it cannot be excluded that payments made in consideration for a repurchase or redemption of a TopCo Public Warrant or a full or partial cash settlement of the TopCo Public Warrant are in part subject to Dutch dividend withholding tax. To date, no authoritative case law of the Dutch courts has been made publicly available in this respect. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of a TopCo Public Warrant, Dutch dividend withholding tax shall be due by TopCo on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the first sentence multiplied by 100/85. Exceptions and relief from Dutch dividend withholding tax may apply as set forth in the preceding paragraph.

Dividend stripping

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax will be granted if the recipient of the dividends TopCo paid is not considered the beneficial owner (uiteindelijk gerechtigde; as described in the Dutch Dividend Withholding Tax Act 1965) of those dividends. This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention.

Conditional withholding tax on dividends as of January 1, 2024.

As of January 1, 2024, a Dutch conditional withholding tax will be imposed on dividends distributed by TopCo to entities related (gelieerd) to TopCo (within the meaning of the Dutch Withholding Tax Act 2021; Wet bronbelasting 2021), if such related entity:

(i)     is considered to be resident (gevestigd) in a jurisdiction that is listed in the yearly updated Dutch Regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden) (a “Listed Jurisdiction”); or

(ii)    has a permanent establishment located in a Listed Jurisdiction to which the TopCo Shares are attributable; or

(iii)   holds the TopCo Shares with the main purpose or one of the main purposes of avoiding taxation for another person or entity and there is an artificial arrangement or transaction or a series of artificial arrangements or transactions; or

(iv)   is not considered to be the beneficial owner of the TopCo Shares in its jurisdiction of residences because such jurisdiction treats another entity as the beneficial owner of the common shares (a hybrid mismatch); or

(v)    is not resident in any jurisdiction (also a hybrid mismatch); or

(vi)   is a reverse hybrid (within the meaning of clause 2(12) CITA), if and to the extent (x) there is a participant in the reverse hybrid which is related (gelieerd) to the reverse hybrid, (y) the jurisdiction of residence of such participant treats the reverse hybrid as transparent for tax purposes and (z) such participant would have been subject to the Dutch conditional withholding tax in respect of dividends distributed by us without the interposition of the reverse hybrid, all within the meaning of the Dutch Withholding Tax Act 2021.

The Dutch conditional withholding tax on dividends will be imposed at the highest Dutch corporate income tax rate in effect at the time of the distribution (2023: 25.8%). The Dutch conditional withholding tax on dividends will be reduced, but not below zero, by any regular Dutch dividend withholding tax withheld in respect of the same dividend distribution. As such, based on the currently applicable rates, the overall effective tax rate of withholding the regular Dutch dividend withholding tax (as described above) and the Dutch conditional withholding tax on dividends will not exceed the highest corporate income tax rate in effect at the time of the distribution (2023: 25.8%).

Dual Tax Residency

TopCo is incorporated under the laws of the Netherlands and TopCo therefore is a Dutch tax resident for Dutch domestic tax law purposes, including the Dutch Dividend Withholding Tax Act 1965. As set out in “Taxation — Material German Tax Considerations — TopCo Shares and TopCo Public Warrants — Taxation of TopCo”, TopCo believes that its place of effective management is in Germany, so that TopCo is treated as a German tax resident for German tax purposes. Based on the Tie-Breaker Provision included in Article 4(3) of double tax treaty between Germany and the Netherlands as in effect on the date hereof, TopCo’s tax residency in either the Netherlands or Germany for purposes of the double tax treaty between Germany and the Netherlands should be determined on TopCo’s place of effective management. As a result, and as long as our place of effective management is in Germany and the Tie-Breaker Provision or the reservation made by Germany with respect to the MLI Tie-Breaker Reservation are not changed, TopCo should solely qualify as a tax resident of Germany for purposes of the double tax treaty between Germany and the Netherlands. As a consequence, the Netherlands may only levy Dutch dividend withholding tax with respect to dividends distributed by TopCo to (i) Dutch Resident Individuals and Dutch Resident Entities and (ii) Non-Resident Holders if the TopCo Shares are attributable to a Dutch permanent establishment of such Non-Resident Holder. See also “Risk Factors — Risks Related to Regulatory, Legal and Tax — If we do pay dividends, we may need to withhold tax on such dividends payable to holders of TopCo Shares in both Germany and the Netherlands.”

Taxes on Income and Capital Gains

Dutch Resident Entities

Generally, if the Shareholder or the holder of TopCo Public Warrants is a Dutch Resident Entity, any benefits derived or deemed to be derived from the TopCo Shares and TopCo Public Warrants or any gain or loss realized on the disposal or deemed disposal or exercise, as applicable, of the TopCo Shares or TopCo Public Warrants is subject to Dutch corporate income tax at a rate of 19% with respect to taxable profits up to €200,000 and 25.8% with respect to taxable profits in excess of that amount (rates and amounts for 2023).

Dutch Resident Individuals

If the Shareholder or holder of TopCo Public Warrants is a Dutch Resident Individual, any benefits derived or deemed to be derived from the TopCo Shares and TopCo Public Warrants or any gain or loss realized on the disposal or deemed disposal of the TopCo Shares and TopCo Public Warrants is taxable at the progressive Dutch income tax rates (with a maximum of 49.50% in 2023), if:

(i)     the TopCo Shares or TopCo Public Warrants are attributable to an enterprise from which the Shareholder or holder of TopCo Public Warrants derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder (as defined in the Dutch Income Tax Act 2001); or

(ii)    the holder of TopCo Shares or TopCo Public Warrants is considered to perform activities with respect to the TopCo Shares or TopCo Public Warrants that go beyond ordinary asset management (normaal, actief vermogensbeheer) or otherwise derives benefits from the TopCo Shares or TopCo Public Warrants that are taxable as benefits from other activities (resultaat uit overige werkzaamheden).

Taxation of savings and investments.

If the above-mentioned conditions (i) and (ii) do not apply to the Dutch Resident Individual, the TopCo Shares and TopCo Public Warrants will be subject to an annual Dutch income tax under the regime for savings and investments (inkomen uit sparen en beleggen). Taxation only occurs insofar the Dutch Resident Individual’s net investment assets for the year exceed a statutory threshold (heffingvrij vermogen). The net investment assets for the year are the fair market value of the investment assets less the fair market value of the liabilities on January 1 of the relevant calendar year (reference date; peildatum). The TopCo Shares and TopCo Public Warrants are included as investment assets. The taxable benefit for the year (voordeel uit sparen en beleggen) is taxed at a flat rate of 32% (rate for 2023). Actual income or capital gains realized in respect of the TopCo Shares and TopCo Public Warrants are as such not subject to Dutch income tax.

The taxable benefit for the year is calculated as follows:

(i)     The Dutch Resident Individual’s assets and liabilities taxed under this regime, including the TopCo Shares and TopCo Public Warrants, are allocated over the following three categories: (a) bank savings, (b) other investments, including the TopCo Shares and TopCo Public Warrants, and (c) liabilities.

(ii)    The return (rendement) in respect of these assets and liabilities is calculated as follows (the return is at a minimum nihil):

a)      a deemed return on the fair market value of the actual amount of bank savings and cash on January 1 of the relevant calendar year; plus

b)      a deemed return on the fair market value of the actual amount of other investments, including the TopCo Shares and TopCo Public Warrants, on January 1 of the relevant calendar year; minus

c)      a deemed return on the sum of the fair market value of the actual amount of liabilities on January 1 of the relevant calendar year less the statutory threshold for liabilities (drempel).

(iii)   The return percentage (%) (rendementspercentage) is calculated as follows:

a)      by dividing the return calculated under (ii) above by the net investment assets for the year of the Dutch Resident Individual; multiplied by

b)      100.

(iv)   The taxable base (grondslag sparen en beleggen) is calculated as follows:

a)      the net investment assets for the year of the Dutch Resident Individual; minus

b)      the applicable statutory threshold.

(v)    The taxable benefit for the year is equal to the taxable base calculated under (iv) above multiplied by the return percentage calculated under (iii) above.

For the 2023 year, the deemed returns for the different investment categories mentioned under (ii)a) and (ii)c) above have been temporarily set at: 0.36% and 2.57%, respectively. The definitive percentages for these investment categories for the year 2023 will be published in the first months of 2024 and will have retroactive effect to January 1, 2023. The deemed return applicable to the other investments (mentioned under (ii)(b) above), including the Shares and TopCo Public Warrants, is set at 6.17% for the calendar year 2023. Transactions in the three-month period before and after January 1 of the relevant calendar year implemented to arbitrate between the deemed return percentages applicable to bank savings, other investments and liabilities will for this purpose be ignored if the Shareholder or holder of TopCo Public Warrants cannot sufficiently demonstrate that such transactions are implemented for other than tax reasons.

Non-residents of the Netherlands

A Shareholder or holder of TopCo Public Warrants that is neither a Dutch Resident Entity nor a Dutch Resident Individual will not be subject to Dutch taxes on income or capital gains in respect of any benefit derived or deemed to be derived from the TopCo Shares or TopCo Public Warrants or in respect of any gain or loss realized on the disposal or deemed disposal of the TopCo Shares or TopCo Public Warrants, provided that:

(i)     such holder does not have an interest in an enterprise or deemed enterprise (as defined in the Dutch Income Tax Act 2001 and CITA) which, in whole or in part, is either effectively managed in the Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the TopCo Shares or TopCo Public Warrants are attributable; and

(ii)    in the event the holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the TopCo Shares or TopCo Public Warrants that go beyond ordinary asset management and does not derive benefits from the TopCo Shares or TopCo Public Warrants that are otherwise taxable as benefits from other activities in the Netherlands.

Gift and Inheritance Taxes

Residents of the Netherlands

Gift or inheritance taxes will arise in the Netherlands with respect to a transfer of TopCo Shares or TopCo Public Warrants by way of a gift by, or on the death of, a Shareholder or holder of TopCo Public Warrants who is resident or deemed resident of the Netherlands at the time of the gift or the holder’s death.

Non-residents of the Netherlands

No gift or inheritance taxes will arise in the Netherlands with respect to a transfer of TopCo Shares or TopCo Public Warrants by way of gift by, or on the death of, a Shareholder or holder of TopCo Public Warrants who is neither resident nor deemed to be resident of the Netherlands, unless:

(i)     in the case of a gift of TopCo Shares or TopCo Public Warrants by an individual who at the date of the gift was neither resident nor deemed to be resident of the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident of the Netherlands; or

(ii)    the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident of the Netherlands.

For purposes of Dutch gift and inheritance taxes, among others, a person that holds the Dutch nationality will be deemed to be resident of the Netherlands if such person has been resident in the Netherlands at any time during the ten (10) years preceding the date of the gift or such person’s death. Additionally, for purposes of Dutch gift tax, amongst others, a person not holding the Dutch nationality will be deemed to be resident of the Netherlands if such person has been resident in the Netherlands at any time during the twelve (12) months preceding the date of the gift. Applicable tax treaties may override deemed residency.

Real Property Transfer Tax

Under circumstances, TopCo Shares and TopCo Public Warrants could, for the purposes of Dutch real property transfer tax (overdrachtsbelasting), be treated as real property (fictieve onroerende zaken) located in the Netherlands, in which case this tax could be payable upon acquisition of TopCo Shares.

TopCo Shares and TopCo Public Warrants will generally not be treated as real property if, at the time of or at any time during the year preceding, the acquisition of the TopCo Shares or TopCo Public Warrants (i) our assets do not and did not include real property situated in the Netherlands or (ii) our assets only include and included real property, situated either in or outside the Netherlands, that we do not and did not hold, and currently do not intend to hold, predominantly as a financial investment.

Real property as referred to under (i) and (ii) above includes legal ownership and more limited legal rights over the property (rights in rem) (zakelijke rechten) as well as contractual rights that give us economic exposure to the value of such real property, and certain participations or interests in entities that are treated as real property.

Our assets do not include and have not included real property situated in the Netherlands as described above. Consequently, no Dutch real property transfer tax becomes payable upon an acquisition of TopCo Shares or TopCo Public Warrants.

Value Added Tax (VAT)

No Dutch VAT will be payable by a Shareholder or holder of TopCo Public Warrants in respect of any payment in consideration for the acquisition, ownership or disposal of the TopCo Shares or TopCo Public Warrants.

Other Taxes and Duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of the Shareholder or holder of TopCo Public Warrants by reason only of the acquisition, ownership and disposal of the TopCo Shares or the acquisition, ownership, exercise and disposal of the TopCo Public Warrants.

Residency

A Shareholder or holder of TopCo Public Warrants will not become resident, or deemed resident, in the Netherlands for tax purposes by reason only of holding the TopCo Shares or TopCo Public Warrants.

Material German Tax Considerations — TopCo Shares and TopCo Public Warrants

The following discussion addresses certain German tax consequences of acquiring, owning, disposing or exercising, as the case may be, of the TopCo Shares and TopCo Public Warrants. With the exception of the subsections “— German Taxation of Holders of TopCo Shares — Taxation of Holders of TopCo Shares Tax Resident in Germany” and “— German Taxation of Holders of TopCo Public Warrants — Taxation of Holders of TopCo Public Warrants Tax Resident in Germany” below, which provide an overview of the taxation of the respective holders of TopCo Shares and TopCo Public Warrants that are residents of Germany, this discussion applies only to U.S. treaty beneficiaries (as defined below) that acquire TopCo Shares or TopCo Public Warrants in the offering.

Subject to the qualifications, assumptions and limitations set forth herein and in the German tax opinion that will be filed as Exhibit 8.3, the discussion under this section “Material German Tax Considerations — TopCo Shares and TopCo Public Warrants” represents the opinion of Flick Gocke Schaumburg Partnerschaft mbH, counsel to e.GO, with respect to material German tax consequences of the acquiring, owning, disposing or exercising, as the case may be, of the TopCo Shares and TopCo Public Warrants. This discussion is based on domestic German tax laws, including, but not limited to, circulars issued by German tax authorities, which are not binding on the German courts, and the Treaty (defined below). It is based upon tax laws in effect at the time of filing of this proxy statement/prospectus. These laws are subject to change, possibly with retroactive effect. In addition, this discussion is based upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. It does not purport to be a comprehensive or exhaustive description of all German tax considerations that may be of relevance in the context of acquiring, owning and disposing of the TopCo Shares or TopCo Public Warrants.

Assuming that the Company does not fall within the scope of the AIFM Directive and AIFM Law Directive (EU) 2011/61 of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and national laws and regulations seeking to regulate AIFM, this section does not include any descriptions of tax implications for investors resulting from an application of the German Investment Tax Act (Investmentsteuergesetz).

It cannot be ruled out that the tax authorities or courts will interpret these laws and provisions differently than what is described in this section.

The tax information presented in this section is not a substitute for tax advice. Prospective holders of TopCo Shares or TopCo Public Warrants should consult their own tax advisors regarding the German tax consequences of the purchase, ownership, disposition, exercise, donation or inheritance of TopCo Shares or TopCo Public Warrants in light of their particular circumstances, including the effect of any state, local, or other foreign or domestic laws or changes in tax law or interpretation. The same applies with respect to the rules governing the refund of any German withholding tax (Kapitalertragsteuer) withheld. Only an individual tax consultation can appropriately account for the particular tax situation of each investor.

Taxation of TopCo

The current double tax treaty between Germany and the Netherlands stipulates that if a company is treated as tax resident of both the Netherlands and Germany, it shall be treated as resident of the country in which it has its place of effective management (Geschäftsleitung) for purposes of the treaty. TopCo believes that its place of effective management is in Germany, so that TopCo is treated as a German tax resident for German tax purposes.

TopCo’s taxable income, whether distributed or retained, is generally subject to corporate income tax (Körperschaftsteuer) at a uniform rate of 15% plus the solidarity surcharge (Solidaritätszuschlag) of 5.5% thereon, resulting in a total tax rate of 15.825%.

Dividends (Gewinnanteile) and other distributions received by TopCo from domestic or foreign corporations are generally exempt from corporate income tax, inter alia, if TopCo held at the beginning of the calendar year at least 10% of the registered share capital (Grundkapital or Stammkapital) of the distributing corporation which did not deduct the distributions from its own tax base; however, 5% of such revenue is treated as a non-deductible business expense and, as such, is subject to corporate income tax plus the solidarity surcharge. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of other corporations which TopCo holds through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to TopCo only on a pro rata basis at its entitlement to the profits of the relevant partnership. As a consequence of the above, and subject to the above-mentioned requirements, effectively 95% of the amount of dividends and other distributions that TopCo receives from corporations are exempt from corporate income tax. The same applies, in general and irrespective of the size of the shareholding of TopCo in the respective corporation, to profits earned by TopCo from the sale of shares in another domestic or foreign corporation since 5% of the gains are treated as non-deductible business expenses and are therefore subject to corporate income tax (plus the solidarity surcharge thereon) at a rate of 15.825%. Conversely, losses incurred from the sale of such shares are not deductible for tax purposes. Currently, there are no specific rules for the taxation of gains arising from the disposal of a direct participation of less than 10% in the share capital of a corporation as further described above in relation to dividends.

Pursuant to the so-called Tax Haven Defense Act (Steueroasen-Abwehrgesetz), the above-stated exemptions from corporate income tax on dividends and on capital gains shall not apply if the distributing entity, or the entity the shares in which are disposed of, are tax resident in a non-cooperative jurisdiction, as stated in the EU blacklist of non-cooperative jurisdictions and further defined in the respective regulation of the German Federal Ministry of Finance and Federal Ministry for Economic Affairs and Energy (Steueroasenabwehrverordnung).

In addition, TopCo is subject to trade tax (Gewerbesteuer) with respect to its taxable trade profit (Gewerbeertrag) from its permanent establishments in Germany (inländische gewerbesteuerliche Betriebsstätten). Trade tax may range between the statutory minimum rate of 7% and 19% or higher of the taxable trade profits depending on the municipal trade tax multiplier applied by the relevant municipal authorities (Hebesatz) in which the Company maintains its domestic permanent establishments. The average trade tax rate in Germany amounts to approximately 15% but the (blended) trade tax rate applying to TopCo might be lower or higher and subject to changes in the future. When determining the income of the corporation that is subject to corporate income tax, trade tax must not be deducted as a business expense.

The trade tax rate depends on the local municipalities in which TopCo maintains its permanent establishments. Dividends received from other corporations and capital gains from the sale of shares in other corporations are treated in principle in the same manner for trade tax purposes as for corporate income tax purposes. However, dividends received from domestic and foreign corporations (i.e., EU or non-EU corporations) are effectively 95% exempt from trade tax only if TopCo held at least 15% of the registered share capital of the distributing corporation at the beginning of the relevant tax assessment period.

Interest expenses of TopCo are subject to the “interest barrier” (Zinsschranke) rules. When TopCo calculates its taxable income, the interest barrier rules generally prevent TopCo from deducting certain net interest expense from its taxable income, i.e., the excess of interest expenses over interest income for a given fiscal year, to the extent such interest expenses exceed 30% of the current taxable EBITDA of the respective entity (taxable earnings adjusted for interest expense, interest income and certain depreciation/amortization and other reductions) if its net interest expense is equal to, or exceeds, €3 million (Freigrenze) and no other exceptions apply. Interest expenses that are not deductible in a given year may be carried forward to subsequent fiscal years of TopCo (interest carryforward) and will increase the interest expense in those subsequent years. EBITDA amounts that could not be utilized may, under certain conditions, be carried forward into future fiscal years. If such EBITDA carryforward is not used within five fiscal years it will be forfeited. An EBITDA carryforward that arose in an earlier year must be used before a carryforward that arose in a later year is used. For the purpose of trade tax, however, the deductibility of interest expenses is further restricted to the extent that the sum of interest expenses plus certain other trade tax add back items exceeds €200,000.00. In such cases, 25% of the interest expenses, to the extent they were deducted for corporate income tax purposes, are added back for purposes of the trade tax base; consequently, in these cases the deductibility for trade tax purposes is limited to 75.00% of the interest expenses deductible for corporate income tax purposes. The constitutionality of the interest barrier is currently under review by the German Federal Constitutional Court (Bundesverfassungsgericht). A decision has not been issued as of the date of this filing.

Tax loss carryforwards can be fully offset against taxable income for corporate income tax and trade tax purposes up to an amount of €1 million of such income. If the taxable profit for the year or taxable profit subject to trade taxation exceeds this threshold, only up to 60% of the amount exceeding the threshold may be offset against tax loss carryforwards. The remaining 40% is subject to tax (minimum taxation) (Mindestbesteuerung). The rules also provide for a tax loss carryback to the previous two years with regard to corporate income tax up to an amount of €1 million. Unused tax loss carryforwards may be generally carried forward indefinitely and used in subsequent assessment periods to be offset against future taxable income in accordance with this rule. According to recently enacted laws, each to provide COVID-19 tax support (German COVID-19 tax laws (Viertes Corona-Steuerhilfegesetz, Drittes Corona-Steuerhilfegesetz, Zweites Corona-Steuerhilfegesetz)), tax loss carrybacks due to losses incurred in the assessment periods 2020 to 2023 are increased to €10 million.

If more than 50% of the subscribed capital or voting rights in a corporation are transferred to an acquirer (including parties related to the acquirer) within five years directly or indirectly or a comparable acquisition occurs, all tax loss carryforwards and interest carryforwards (possibly also EBITDA carryforwards) are, generally, forfeited. A group of acquirers with aligned interests is also considered to be an acquirer for these purposes. In addition, any losses in the current assessment period incurred prior to the acquisition will, generally, not be offsettable with positive income. This does not apply to share transfers if (i) the purchaser directly or indirectly holds a participation of 100% in the transferring entity, (ii) the seller indirectly or directly holds a participation of 100% in the receiving entity, or (iii) the same natural or legal person or commercial partnership directly or indirectly holds a participation of 100% in the transferring and the receiving entity (Konzernklausel, the Intra-Group Clause). Furthermore, tax loss carryforwards, unused current losses and interest carryforwards will not expire to the extent that they are covered by built in gains taxable in Germany at the time of such acquisition (Stille-Reserven-Klausel, the Hidden-Reserves Clause). Further, any share transfer that would otherwise be subject to the rules above does not result upon application in forfeiture of tax loss carryforwards and interest carryforwards resulting from current business operations (Geschäftsbetrieb) of the corporation, if the current business operations of the corporation remained the same (i) from the time of its establishment; or (ii) during the last three business years prior to the share transfer and such business operations are maintained after the transfer (fortführungsgebundener Verlustvortrag, Going Concern Tax Loss Carry Forward). The determination of whether the business operations have been maintained is assessed on the basis of qualitative factors, such as the produced goods and services, target markets, customer and supplier bases, etc. However, the tax loss carryforwards and interest carryforwards will be forfeited in any circumstance if, after the share transfer, the business operations of the corporation become dormant, are amended, the corporation becomes a partner in a Co-Entrepreneurship, the corporation becomes a fiscal unity parent, or assets are transferred from the corporation and recognized at a value lower than the fair market value. This requirement is monitored until the retained tax loss carryforwards and interest carryforwards have been fully utilized. Currently, a proceeding is pending at the German Federal Constitutional Court whether forfeiture upon ownership changes of more than 50% is constitutional or not. A decision has not been issued as of the date of this filing.

German Taxation of Holders of TopCo Shares

General

Shareholders are taxed in particular in connection with the holding of shares (taxation of dividend income), upon the sale or disposal of shares (taxation of capital gains) and the gratuitous transfer of shares (inheritance and gift tax). However, if and to the extent TopCo pays dividends sourced out of a tax recognized contribution account (steuerliches Einlagekonto), such dividends may not be subject to withholding tax, personal income tax or corporate income tax (including the solidarity surcharge and church tax, if any), as the case may be. However, dividends paid out of a tax recognized contribution account lower the acquisition costs of the shares, which may result in a higher amount of taxable capital gains upon the shareholder’s sale of the shares. Special rules apply to the extent that dividends from the tax recognized contribution account exceed the then lowered acquisition costs of the shares.

German Taxation of Holders of TopCo Shares that are U.S. Treaty Beneficiaries

The following discussion describes the material German tax consequences for a holder that is a U.S. treaty beneficiary of acquiring, owning and disposing TopCo Shares. For purposes of this discussion, a “U.S. treaty beneficiary” is a resident of the United States for purposes of the Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes as of June 4, 2008 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung und zur Verhinderung der Steuerverkürzung auf dem Gebiet der Steuern vom Einkommen und vom Vermögen und einiger anderer Steuern in der Fassung vom 4. Juni 2008, the “Treaty”), who is fully eligible for benefits under the Treaty (“U.S. treaty beneficiary”).

A holder will be a U.S. treaty beneficiary entitled to full Treaty benefits in respect of the TopCo Shares if it is, inter alia:

•        the beneficial owner of the TopCo Shares (and the dividends paid with respect thereto);

•        a U.S. holder;

•        not also a resident of Germany for German tax purposes; and

•        not subject to the limitation on benefits (i.e., anti-treaty shopping) article of the Treaty that applies in limited circumstances.

Special rules apply to pension funds and certain other tax-exempt investors.

This discussion does not address the treatment of TopCo Shares that are (i) held in connection with a permanent establishment or fixed base through which a U.S. treaty beneficiary carries on business or performs personal services in Germany or (ii) part of business assets for which a permanent representative in Germany has been appointed.

General Rules for the Taxation of Dividends of Holders of TopCo Shares that are U.S. Treaty Beneficiaries

The full amount of a dividend distributed by TopCo to a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany is generally subject to (final) German withholding tax at an aggregate rate of 26.375%. As the TopCo Shares are admitted to be held in collective safe custody (Sammelverwahrung) in the Netherlands TopCo itself is the withholding agent, i.e., responsible and authorized to collect the withholding tax and to remit it to the German tax authorities (Abzugsverpflichteter) for the account of the relevant TopCo shareholder.

Pursuant to the Treaty, the German withholding tax may not exceed 15% of the gross amount of the dividends received by U.S. treaty beneficiaries. The excess of the total withholding tax, including the solidarity surcharge, over the maximum rate of withholding tax permitted by the Treaty may be refunded to U.S. treaty beneficiaries upon application, provided that the requirements under the Treaty are fulfilled. Further, such refund is subject to the German anti-avoidance treaty shopping rules (as described below in section “— Withholding Tax Refund for U.S. Treaty Beneficiaries”).

German Taxation of Capital Gains of the U.S. Treaty Beneficiaries of the TopCo Shares

The capital gains from the disposition of the TopCo Shares realized by a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany would be treated as German source income and be subject to German tax if such holder at any time during the five years preceding the disposition, directly or indirectly, owned 1% or more of TopCo’s share capital. If such holder had acquired the TopCo Shares without consideration, the previous owner’s holding period and quota would be taken into account. Pursuant to a decision of the German Federal Fiscal Court, and the view shared by the German tax authorities, the gains on the disposal of shares are exempt from corporate income tax if the shareholder is a corporation and has no domestic permanent establishment or fixed place of business in Germany and the shares do not form part of business assets for which a permanent representative in Germany has been appointed.

Pursuant to the Treaty, U.S. treaty beneficiaries may not be subject to German tax even under the circumstances described in the preceding paragraph and therefore may not be taxed on capital gains from the disposition of the TopCo Shares.

German statutory law requires the Domestic Disbursing Agent to levy withholding tax on capital gains from the sale of TopCo Shares or other securities held in a custodial account in Germany. With regard to the German taxation of capital gains, “Domestic Disbursing Agent” means a German credit institution, a financial services institution, a securities trading enterprise or a securities trading bank (each as defined in the German Banking Act (Kreditwesengesetz)) and, in each case including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise that holds the TopCo Shares in custody or administers the TopCo Shares for the investor or conducts sales or other dispositions and disburses or credits the income from the TopCo Shares to the holder of the TopCo Shares (“Domestic Disbursing Agent”). The German statutory law does not explicitly condition the obligation to withhold taxes on capital gains being subject to taxation in Germany under German statutory law or on an applicable income tax treaty permitting Germany to tax such capital gains.

However, a circular issued by the German Federal Ministry of Finance, dated May 19, 2022 (as amended), reference number IV C 1-S 2252/19/10003:009, provides that taxes need not be withheld by the Domestic Disbursing Agent if the holder of the custody account is not a resident of Germany for tax purposes. The circular further states that there is no obligation to withhold such tax even if the non-resident holder owns 1% or more of the share capital of the respective German company. While circulars issued by the German Federal Ministry of Finance are only binding on the German tax authorities but not on the German courts, in practice, the disbursing agents nevertheless typically rely on guidance contained in such circulars. Therefore, a Domestic Disbursing Agent would only withhold tax at 26.375% on capital gains derived by a U.S. treaty beneficiary from the sale of TopCo Shares held in a custodial account in Germany in the event that the Domestic Disbursing Agent did not follow the abovementioned guidance. In this case, the U.S. treaty beneficiary may be entitled to claim a refund of the withholding tax from the German tax authorities under the Treaty, as described below in the section “— Withholding Tax Refund for U.S. Treaty Beneficiaries.”

Withholding Tax Refund for U.S. Treaty Beneficiaries

U.S. treaty beneficiaries are generally eligible for treaty benefits under the Treaty, as described in Sections “— Taxation of Holders of TopCo Shares Tax Resident in Germany” and “— German Taxation of Holders of TopCo Public Warrants — Taxation of Holders of TopCo Public Warrants Tax Resident in Germany.” Accordingly, U.S. treaty beneficiaries may be entitled to claim a refund of the portion of the otherwise applicable 26.375% German withholding tax on dividends that exceeds the applicable Treaty rate. However, such refund would only be possible, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the TopCo Shares for an uninterrupted minimum holding period of 45 days within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the TopCo Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk by more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, then for a shareholder not being tax resident in Germany who applied for a full or partial refund of the withholding tax pursuant to a double taxation treaty, no refund is available. This restriction generally does only apply, if (i) the tax underlying the refund application is below a tax rate of 15% based on the gross amount of the dividends or capital gains and (ii) the shareholder does not directly own 10% or more in the shares of TopCo and is subject to income taxes in its state of residence, without being tax-exempt. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 17, 2017 IV C 1 — S 2252/15/10030:05, DOK 2017/0614356), as amended, the withholding tax credit may also be denied under the general German anti-abuse rule. A reduced withholding tax rate may be applicable in the tax withholding process if the shareholder has successfully applied for an exemption certificate (Freistellungsbescheinigung) from the German Federal Central Tax Office (Bundeszentralamt für Steuern). Forms for the refund and exemption procedure are available at the Federal Central Tax Office.

Further, such refund is subject to the German anti-avoidance treaty shopping rules. Generally, this rule requires that the U.S. treaty beneficiary (in case it is a non-German resident company) maintains its own administrative substance and conducts its own business activities. However, this would not apply if the foreign company’s principal class of stock is regularly traded in substantial volume on a recognized stock exchange. Whether or not and to which extent the anti-avoidance treaty shopping rule applies, has to be analyzed on a case by case basis taking into account all relevant tests.

Taxation of Holders of TopCo Shares Tax Resident in Germany

This subsection provides an overview of dividend and capital gains taxation with regard to the general principles applicable to TopCo’s shareholders that are tax resident in Germany. A holder is a German tax resident if, in case of an individual, he or she maintains a domicile (Wohnsitz) or a habitual abode (gewöhnlicher Aufenthalt) in Germany or if, in case of a corporation, it has its place of management or statutory seat (Sitz) in Germany.

The German dividend and capital gains taxation rules applicable to German tax residents require a distinction between TopCo Shares held as private assets (Privatvermögen) and TopCo Shares held as business assets (Betriebsvermögen).

TopCo Shares as Private Assets

If the TopCo Shares are held as private assets by a German tax resident, dividends (to the extent such dividends are not sourced out of a tax recognized contribution account) and capital gains are generally taxed as investment income and are principally subject to a 25% German flat income tax rate (Abgeltungsteuer) (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%). The flat tax is levied in the form of withholding tax. Generally and subject to exemptions set out below, the tax withholding has discharging effect (abgeltende Wirkung) with regard to the respective shareholder’s income tax liability.

However, shareholders may apply to have their investment income assessed in accordance with the general rules and with an individual’s personal income tax rate if this would result in a lower tax burden in which case actually incurred expenses are not deductible. In this case the withholding tax would be credited against the income tax subject to the progressive income tax rate and any excess amount may generally be refunded. Also, in this case income-related expenses cannot be deducted from the capital investment income, except for the annual saver’s allowance of €1,000 (€2,000 in the case of jointly assessed married couples or registered life partners) (Sparerpauschbetrag).

In general, no flat income withholding tax is levied in case of an individual shareholder who holds the shares as private assets if he or she submits a tax exemption request (Freistellungsauftrag) to the withholding agent, but only to the extent the income derived from the shares together with all other capital income do not exceed the lump-sum deduction amount. However, it is not undisputed, whether a tax exemption request can be recognized by TopCo as withholding agent for dividends. Further, no withholding tax is deducted if it is to be assumed that the income is not subject to taxation and the shareholder has submitted to the withholding agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the competent tax office.

Further exceptions from the flat tax with regard to dividends apply upon application for shareholders who have a shareholding of at least 25% in TopCo and for shareholders who have a shareholding of at least 1% in TopCo and can take significant entrepreneurial influence on TopCo’s economic activity by a professional activity for TopCo.

A further exception from the flat tax with regard to capital gains applies if, a holder directly or indirectly held at least 1% of the share capital of TopCo at any time during the five years preceding the sale. In that case, 60% of any capital gains resulting from the sale would be taxable at the holder’s personal income tax rate (plus solidarity surcharge thereon, if applicable). Conversely, only 60% of any capital losses would be recognized for tax purposes. Even though withholding tax is withheld by a Domestic Disbursing Agent in such case, this does not satisfy the tax liability of the shareholder. Consequently, a shareholder must declare his capital gains in his income tax returns. The withholding tax (including the solidarity surcharge and church tax, if applicable) withheld and paid may be credited against the shareholder’s income tax on his tax assessment (including the solidarity surcharge and any church tax, if applicable) or refunded in the amount of any excess, provided that the statutory requirements are fulfilled. Losses resulting from the disposal of TopCo Shares can only be offset against capital gains from the sale of any TopCo Shares and other shares. If gains are exceeded by losses, such excess losses may be carried forward to subsequent assessment periods. If losses result from the derecognition (Ausbuchung) or transfer to a third party of certain worthless assets or any other total loss of such assets, such losses, together with losses resulting from the full or partial non-recoverability of the repayment claim of capital receivables of the same year, and loss-carry forwards of previous years can only be offset against investment income up to an amount of €20,000 (“Limitation on Loss Deduction”) per calendar year. Any exceeding loss amount can be carried forward and offset against future investment income, but again subject to the €20,000 limitation. Given that the Limitation on Loss Deduction will not be applied by the Domestic Disbursing Agent, investors suffering losses which are subject to the Limitation on Loss Deduction are required to declare such losses in their respective income tax return.

Entities required to collect withholding tax on investment income are required to likewise withhold the church tax (Kirchensteuer) on payments to TopCo shareholders who are subject to church tax, unless the shareholder objects in writing to the German Federal Central Tax Office against the sharing of his private information regarding his affiliation with a religious denomination (Sperrvermerk). If church tax is withheld and remitted to the tax authority as part of the withholding tax deduction, the church tax is also deemed to be discharged when it is deducted. Since the church tax is withheld and remitted to the tax authority as part of the withholding tax deduction, the withheld church tax cannot be deducted in the tax assessment as a special expense (Sonderausgabe) but is rather recognized by a reduction of the withhold tax rate. If no church tax is withheld along with the withholding of the withholding tax, the TopCo shareholder who owes church tax is required to report his dividends in his income tax return. The church tax on the dividends will then be imposed by way of a tax assessment.

TopCo Shares as Business Assets

In case the TopCo Shares are held as business assets, the taxation depends on the legal form of the holder (i.e., whether the holder is a corporation, a sole proprietor or a partnership (co-entrepreneurship)). Irrespective of the legal form of the holder, dividends (to the extent such dividends are not sourced out of a tax recognized contribution account) are subject to the aggregate withholding tax rate (including solidarity surcharge) of 26.375% plus church tax, if applicable. The withholding tax is credited against the respective holder’s income tax liability, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the TopCo Shares for an uninterrupted minimum holding period of 45 days occurring within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the TopCo Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk for more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability, but may, upon application, be deducted from the shareholder’s tax base for the relevant tax assessment period. Such requirements also apply to TopCo Shares which lead to domestic income in Germany and which are held by a non-German depositary bank. A shareholder that is generally subject to German income tax or corporate income tax and that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for a full tax credit under the aforementioned requirements has to timely notify the competent local tax office accordingly, has to file a withholding tax return in the amount of 15% of the dividends in accordance with the procedural rules applicable for such withholding tax returns, and has to make a payment in the amount of the tax that was stated in such withholding tax return. The special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the TopCo Shares for at least one uninterrupted year upon receipt of the dividends. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 17, 2017 (IV C 1 — S 2252/15/10030:05, DOK 2017/0614356), as amended, the withholding tax credit may also be denied based on the general German anti-abuse rules.

To the extent the amount withheld exceeds the income tax liability, the withholding tax may be refunded, provided that certain requirements are met (including the aforementioned requirements).

Special rules apply to credit institutions (Kreditinstitute), financial services institutions (Finanzdienstleistungsinstitute), financial enterprises (Finanzunternehmen), life insurance and health insurance companies, and pension funds.

Generally, dividends paid to, and capital gains realized by, a corporation with a tax domicile in Germany are subject to corporate income tax (and solidarity surcharge thereon) at a rate of 15.825%. However, the dividends and capital gains are in general effectively 95% tax exempt from corporate income tax (including solidarity surcharge).

The remaining 5% is treated as non-deductible business expense and, as such, is subject to corporate income tax (including solidarity surcharge). Regarding dividends, this is subject to the shareholder holding at least 10% of the registered share capital of TopCo at the beginning of the calendar year. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of TopCo being held through a partnership, including co-entrepreneurships, are attributable the shareholder only on a pro rata basis at the ratio of its entitlement to the profits of the relevant partnership. Moreover, actual business expenses incurred to generate the dividends may be deducted.

For purposes of German trade tax, capital gains are in general effectively 95% tax exempt as well. The remaining 5% is treated as non-deductible business expense and, as such, is subject to trade tax. Regarding dividends, the amount of such dividends after deducting business expenses related to the dividends is subject to German trade tax, unless the corporation held at least 15% of TopCo’s registered share capital at the beginning of the relevant tax assessment period. In the latter case, the aforementioned exemption of 95% of the dividend income for corporate income tax purposes also applies for trade tax purposes.

Losses from the sale of TopCo Shares are generally not tax deductible for corporate income tax and trade tax purposes.

The Domestic Disbursing Agent may not withhold the withholding tax if (i) the shareholder is a corporation, association of persons or estate with a tax domicile in Germany, or (ii) the shares belong to the domestic business assets of a shareholder, and the shareholder declares so to the Domestic Disbursing Agent using the designated official form and certain other requirements are met. If withholding tax is nonetheless withheld by Domestic Disbursing Agent, the withholding tax (including the solidarity surcharge and church tax, if applicable) withheld and paid may be credited against the income or corporate income tax liability (including the solidarity surcharge and church tax, if applicable) or may be refunded in the amount of any excess, subject to the requirements for such credit or refund.

With regard to sole proprietors individuals holding TopCo Shares as business assets (i.e., not as private assets), 60% of dividends and capital gains are taxed at the individual’s personal income tax rate plus solidarity surcharge thereon, if applicable (partial income taxation method, Teileinkünfteverfahren). Correspondingly, only 60% of business expenses related to the dividends and capital gains as well as losses from the sale of TopCo Shares are principally deductible for income tax purposes. The partial income method does, however, not apply with respect to church tax (if applicable). If the shares are attributable to a domestic permanent establishment in Germany of a business operation of the shareholder, the dividend income (after deduction of business expenses economically related thereto) is not only subject to income tax but is also fully subject to trade tax, unless the prerequisites of the trade tax participation exemption privilege are fulfilled. In this latter case, the net amount of dividends (i.e., after deducting directly related expenses) is exempt from trade tax. As a rule, trade tax on dividends or capital gains can be credited against the shareholder’s personal income tax, either in full or in part, by means of a lump-sum tax credit method, depending on the level of the municipal trade tax multiplier and certain individual tax-relevant circumstances of the taxpayer.

If a shareholder is a partnership (co-entrepreneurship), the personal income tax or corporate income tax, as the case may be, and the solidarity surcharge are levied at the level of each partner rather than at the level of the partnership. The taxation of each partner depends upon whether the partner is a corporation or an individual. If the partner is a corporation, the dividends or capital gains contained in the profit share of the shareholder will be taxed in accordance with the principles applicable for corporations. If the partner is an individual, the taxation is in line with the principles described for sole proprietors. Upon application and subject to further conditions, an individual as a partner may generally have his or her personal income tax rate lowered for earnings not withdrawn from the partnership.

In addition, if the shares are held as business assets of a domestic permanent establishment of an actual or presumed co-entrepreneurship, the full amount of dividend income is generally also subject to trade tax at the level of the partnership. In the case of partners who are individuals, the trade tax that the partnership pays on the relevant partner’s portion of the partnership’s income is generally credited as a lump sum — fully or in part against the individual’s personal income tax liability, depending on the tax rate imposed by the local municipality and certain individual tax-relevant circumstances of such shareholder. If the partnership held at least 15% of TopCo’s registered share capital at the beginning of the relevant tax assessment period, the dividends (after deduction of business expenses economically related thereto) should generally not be subject to trade tax. In this case, trade tax should, however, be levied on 5% of the dividends to the extent they are attributable to the profit share of such corporate partners to whom at least 10% of the shares in TopCo are attributable on a look-through basis, since this portion of the dividends should be deemed to be non-deductible business expenses. The remaining portion of the dividend income attributable to partners other than such specific corporate partners (which includes individual partners and should, according to a literal reading of the law, also include corporate partners to whom, on a look-through basis, only less than 10% of the shares in TopCo are attributable) should not be subject to trade tax.

In addition, gains on the disposal of shares in TopCo are subject to trade tax at the level of an actual or deemed co-entrepreneurship if the shares are attributed to a domestic permanent establishment of a business operation of the partnership: This generally applies to 60% of the gain as far as the shares in TopCo are attributable to the profit share of an individual as the partner of the partnership, and, effectively, at 5% as far as they are attributable to the profit share of a corporation as the partner of the partnership. Losses on disposals and other profit reductions in connection with the shares are not taken into account for the purposes of trade tax if they are attributable to the profit share of a corporation, and are taken into account at 60% in the context of general limitations if they are attributable to the profit share of an individual. If the partner of the partnership is an individual, the portion of the trade tax paid by the partnership attributable to his profit share may generally be credited, either in full or in part, against his personal income tax by means of a lump-sum method — depending on the level of the municipal trade tax multiplier and certain individual tax-relevant circumstances of the taxpayer.

German Taxation of Holders of TopCo Public Warrants

General

Holders of TopCo Public Warrants are taxed in particular upon the sale or disposal of public warrants (taxation of capital gains) and the gratuitous transfer of public warrants (inheritance and gift tax).

Taxation of Holders of TopCo Public Warrants Not Tax Resident in Germany

The capital gains from the disposition of the TopCo Public Warrants realized by a non-German tax resident holder of TopCo Public Warrants would not be treated as German source income and not be subject to German income tax provided that (i) such non-German resident holder does not maintain a permanent establishment or other taxable presence in Germany which the TopCo Public Warrants form part of, and (ii) the income does not otherwise constitute German source income (such as e.g. income from the letting and leasing of certain property located in Germany). If either requirement (i) or (ii) above is not met, a tax regime similar to that described under “— Taxation of Holders of TopCo Public Warrants Tax Resident in Germany” below applies.

The capital gains from the disposition of the TopCo Public Warrants realized by a non-German tax resident holder of the TopCo Public Warrants are, in general, not subject to German withholding tax on capital gains. However, where the income is subject to German taxation as set forth in the preceding paragraph and if capital gains derived from a disposal of the TopCo Public Warrants are paid out or credited to the holder of the TopCo Public Warrants by a Domestic Disbursing Agent, withholding tax may be levied under certain circumstances. The withholding tax may be refundable based on an assessment to tax or under an applicable tax treaty, and subject to the requirements for such refund.

Taxation of Holders of TopCo Public Warrants Tax Resident in Germany

Withholding Tax on Capital Gains

The capital gains from the disposition of the TopCo Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) received by a German resident individual holder of TopCo Public Warrants holding the TopCo Public Warrants as private assets are generally subject to German withholding tax if the TopCo Public Warrants are kept or administered in a custodial account with a Domestic Disbursing Agent. The withholding tax rate is 25% (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%). For individual Holders who are subject to church tax, the church tax generally has to be withheld by the Domestic Disbursing Agent, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice with the German Federal Central Tax Office.

If the TopCo Public Warrants are settled by a cash payment, capital gains realized upon exercise (i.e., the cash amount received minus directly related costs and expenses, e.g., the acquisition costs or any premium) are subject to withholding tax. In the event of delivery of TopCo Shares upon exercise of the TopCo Public Warrants, the acquisition costs of the TopCo Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement. Withholding tax may then apply to any gain resulting from the subsequent disposal, redemption or assignment of the TopCo Shares received, as described above in Section “— German Taxation of Holders of TopCo Shares.”

To the extent the TopCo Public Warrants have not been kept or administered in a custodial account with same Domestic Disbursing Agent since the time of their acquisition, upon the disposal, redemption, repayment or assignment, a withholding tax applies at a rate of 26.375% (including solidarity surcharge, plus church tax, if applicable) on a lump-sum withholding tax base consisting of 30% of the gross proceeds from the disposal, redemption, repayment or assignment unless the current Domestic Disbursing Agent has been notified of the actual acquisition costs of the TopCo Public Warrants by the previous Domestic Disbursing Agent or, if applicable, by a statement of a bank or financial services institution from another member state of the EU or the European Economic Area (“EEA”) or from certain other countries (e.g., Switzerland or Andorra).

In computing any German tax to be withheld, the Domestic Disbursing Agent generally deducts from the basis of the withholding tax, subject to certain limitations, negative investment income realized by a non-business holder of the TopCo Public Warrants via the Domestic Disbursing Agent (e.g. losses from the sale of other securities with the exception of shares). For assessment periods beginning after December 31, 2020, losses incurred by non-business holders of the TopCo Public Warrants from forward/future transactions (Termingeschäfte) may only be applied against income from other forward/future transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20.000 per year. However, according to a circular issued by the German Federal Ministry of Finance, dated May 19, 2022 (as amended), reference number IV C 1 -S 2252/19/10003 :009, warrants (Optionsscheine) do not qualify as such futures/forwards. Losses from the disposition of TopCo Public Warrants should therefore not fall under the specific loss offsetting restriction for future/forward transactions. The Domestic Disbursing Agent also deducts accrued interest on other securities (if any) paid separately upon the acquisition of the respective security by a non-business holder of TopCo Public Warrants via the Domestic Disbursing Agent. In addition, subject to certain requirements and restrictions the Domestic Disbursing Agent may credit foreign withholding taxes levied on investment income in a given year regarding securities held by a non-business holder of TopCo Public Warrants in the custodial account with the Domestic Disbursing Agent.

Non-business holders of the TopCo Public Warrants are entitled to an annual saver’s allowance of €1,000 for an individual or €2,000 for jointly assessed married couples or registered life partners. Upon the non-business holder of the TopCo Public Warrants submits a tax exemption request to the Domestic Disbursing Agent, the Domestic Disbursing Agent will take the allowance into account when computing the amount of tax to be withheld. No withholding tax will be deducted if the holder of the TopCo Public Warrants has submitted to the Domestic Disbursing Agent a certificate of non-assessment issued by the competent local tax office. The deduction of expenses related to the investment income (including gains with respect to the TopCo Public Warrants) is generally not possible for private investors.

German withholding tax will not apply to gains from the disposal, redemption, repayment or assignment of TopCo Public Warrants held by a corporation. The same may apply where the TopCo Public Warrants form part of a trade or business or are related to income from letting and leasing of property, subject to further requirements being met.

Taxation of Capital Gains

The personal income tax liability of an individual holder of the TopCo Public Warrants holding the TopCo Public Warrants as private assets deriving income from capital investments under the TopCo Public Warrants is, in principle, settled by the tax withheld. To the extent withholding tax has not been levied, such as in the case of TopCo Public Warrants kept in custody abroad or if no Domestic Disbursing Agent is involved in the payment process, the non-business holder of TopCo Public Warrants must report his or her income and capital gains derived from the TopCo Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) on his or her income tax return and then will also be taxed at a flat tax rate of 25% (plus solidarity surcharge of 5.5% thereon, and church tax, if applicable). In the event of delivery of TopCo Shares upon exercise of the TopCo Public Warrants, the acquisition costs of the TopCo Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement. If the withholding tax on a disposal, redemption, repayment or assignment has been calculated from the lump-sum withholding tax base of 30% of the gross proceeds from the disposal (rather than from the actual gain) due to a change to a Domestic Disbursing Agent, a non-business holder of the TopCo Public Warrants may and in case the actual gain is higher than 30% of the disposal proceeds must also file an income tax return for an assessment on the basis of his or her actual acquisition costs. Further, a non-business holder may request that all investment income of a given year is taxed at his or her lower individual tax rate. In each case, the deduction of expenses is generally not permitted.

Where TopCo Public Warrants form part of a trade or business or the income from the TopCo Public Warrants qualifies as income from the letting and leasing of property the withholding tax, if any, will not settle the personal or corporate income tax liability. The respective holder TopCo Public Warrants will have to report income and related (business) expenses on the tax return and the balance will be taxed at the holder’s applicable tax rate. Withholding tax levied, if any, may be credited against the personal or corporate income tax of the holder, provided that the requirements for such credit are fulfilled. Where TopCo Public Warrants form part of a German trade or business, gains from the disposal, redemption, repayment or assignment of the TopCo Public Warrants may also be subject to German trade tax.

It is unclear whether the flat tax rate applies to capital gains derived from the sale or other disposition of TopCo Public Warrants by a holder who holds a qualified participation in TopCo, i.e., a holder (or, in case of a gratuitous acquisition, the holder’s predecessor or predecessors) who holds or has held a participation of a least 1% in the share capital of TopCo in the last five years prior to the sale. In this case, capital gains may be subject to personal income tax at the holder’s personal progressive tax rate. However, the partial-income taxation method should apply then to the capital gains derived by such a holder. If the partial-income taxation method applies, only 60% of the capital gains are taxable and only 60% of the losses from the sale or other disposition and of the expenses economically connected to the sale or other disposition are deductible.

Generally the deductibility of capital losses from TopCo Public Warrants is limited.

With regard to non-business holders of TopCo Public Warrants, losses may only be applied against profits from income from capital investments derived in the same or, subject to certain limitations, in subsequent years. For assessment periods beginning after December 31, 2020, losses from forward/future transactions incurred by non-business holders of the TopCo Public Warrants may only be applied against income from other forward/future transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20.000 per year. However, according to a circular issued by the German Federal Ministry of Finance, dated May 19, 2022 (as amended), reference number IV C 1 -S 2252/19/10003 :009, warrants do not qualify as such futures/forwards. Losses from the disposition of TopCo Public Warrants should therefore not fall under the specific loss offsetting restriction for future/forward transactions.

In addition, losses of non-business holders arising from a bad debt loss (Forderungsausfall), a waiver of a receivable (Forderungsverzicht) or a transfer of an impaired receivable to a third party or from any other default can only be offset against other income from capital investments and only up to an amount of €20,000 per year. The same rules should apply if the TopCo Public Warrants expire worthless or lapse.

With regard to business holders of TopCo Public Warrants, losses from forward/future transactions may generally only be applied against profits from other forward/future transactions derived in the same or, subject to certain restrictions, the previous year. Otherwise these losses can be carried forward indefinitely and, within certain limitations, applied against profits from forward/future or option transactions in subsequent years. Further special rules apply to credit institutions, financial services institutions and finance companies within the meaning of the German Banking Act (Kreditwesengesetz). According to a circular issued by the German Federal Ministry of Finance, dated May 19, 2022 (as amended), reference number IV C 1 -S 2252/19/10003 :009, warrants do not qualify as such futures/forwards for non-business purposes. Losses from the disposition of TopCo Public Warrants should therefore not fall under the specific loss offsetting restriction for future/forward transactions. However, it cannot be ruled out, that the German tax authorities does take a deviating view concerning warrant transactions carried out within a business operation.

Abolishment of Solidarity Surcharge

The solidarity surcharge has partially been abolished as of the assessment period 2021 for certain individual holders of TopCo Shares or TopCo Public Warrants. The solidarity surcharge, however, continues to apply for investment income and, thus, on withholding taxes levied. In addition, the solidarity surcharge continues to apply if holders of TopCo Shares or TopCo Public Warrants are corporations.

German Inheritance and Gift Tax (Erbschaft- und Schenkungsteuer)

The transfer of TopCo Shares or TopCo Public Warrants to another person by inheritance or gift should be generally subject to German inheritance and gift tax only if:

(i)     the decedent or donor or heir, beneficiary or other transferee maintained his or her domicile or a usual residence in Germany or had its place of management or registered office in Germany at the time of the transfer, or is a German citizen who has spent no more than five consecutive years outside of Germany without maintaining a domicile in Germany or is a German citizen who serves for a German entity established under public law and is remunerated for his or her service from German public funds (including family members who form part of such person’s household, if they are German citizens) and is only subject to estate or inheritance tax in his or her country of domicile or usual residence with respect to assets located in such country (special rules apply to certain former German citizens who neither maintain a domicile nor have their usual residence in Germany);

(ii)    at the time of the transfer, the TopCo Shares or TopCo Public Warrants are held by the decedent or donor as business assets forming part of a permanent establishment in Germany or for which a permanent representative in Germany has been appointed; or

(iii)   the TopCo Shares subject to such transfer form part of a portfolio that represents at the time of the transfer 10% or more of the registered share capital of TopCo and that has been held directly or indirectly by the decedent or donor, either alone or together with related persons.

The Agreement between the Federal Republic of Germany and the United States of America for the avoidance of double taxation with respect to taxes on inheritances and gifts as of December 21, 2000 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung auf dem Gebiet der Nachlass-, Erbschaft- und Schenkungssteuern in der Fassung vom 21. Dezember 2000), provides that the German inheritance tax or gift tax can, with certain restrictions, only be levied in the cases of (i) and (ii) above. Special provisions apply to certain German citizens living outside of Germany and former German citizens.

Other Taxes

No German transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of TopCo Shares or TopCo Public Warrants. Provided that certain requirements are met, an entrepreneur may, however, opt for the payment of value-added tax on transactions that are otherwise tax-exempt. Net wealth tax (Vermögensteuer) is currently not imposed in Germany. Certain member states of the EU (including Germany) are considering introducing a financial transaction tax (Finanztransaktionssteuer) which, if and when introduced, may also be applicable on sales and/or transfer of TopCo Shares and TopCo Public Warrants.

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. TopCo, Athena, Merger Sub and e.GO do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may not have been, or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about TopCo, Athena, or e.GO or any other matter.

General Description of the Business Combination Agreement and the Structure of the Business Combination

On July 28, 2022, Athena, e.GO, TopCo and Merger Sub entered into the Business Combination Agreement, which, as amended by the First Amendment to the Business Combination Agreement provides for, among other things, the following transactions:

•        TopCo will issue to the holders of e. GO’s equity securities (the “e.GO Shareholders”) and convertible loan lenders of e.GO (the “Lenders”) an aggregate of 49,019,608 newly issued ordinary shares, plus 30,000,000 unvested shares subject to an earn-out as described below (the “Earn-Out Shares”), in exchange for the contribution by the e.GO Shareholders of all of the paid up no-par value shares (Stückaktien) shares of e.GO to TopCo and the convertible loans held by the Lenders if the convertible loans were converted into e.GO Shares prior to the Exchange, assuming that all e.GO Shareholders and Lenders participate in the exchange;

•        TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap);

•        Merger Sub will merge with and into Athena, with Athena as the surviving company in the Merger (the “Surviving Company”) and, after giving effect to the Merger, becoming a direct, wholly-owned subsidiary of TopCo;

•        each share of Class A common stock par value $0.0001 of Athena (the “Athena Class A Common Stock”) will be converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (the “Surviving Company Common Stock”);

•        each issued and outstanding share of Class B common stock, par value $0.0001 per share, of Athena (the “Athena Class B Common Stock”, together with the Athena Class A Common Stock, the “Athena Common Stock”) will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock, calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing (as defined below) divided by $15,000,000 and multiplied by one-fifth and (b) one-fifth;

•        immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be automatically exchanged for one TopCo Ordinary Share; and

•        each outstanding warrant to purchase a share of Athena Class A Common Stock will be converted into a warrant to purchase a TopCo Ordinary Share on the same contractual terms and conditions as were in effect with respect to each such warrant prior to the Business Combination.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the Business Combination are subject to the satisfaction, or written waiver by the party for whose benefit such condition exists, at or prior to the Closing, of the following conditions:

•        there must not be in effect any order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement;

•        this proxy statement/prospectus must have become effective in accordance with the provisions of the Securities Act, no stop order has been issued by the SEC and remains in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order has been threatened or initiated by the SEC and remains pending;

•        the approval, at the Special Meeting, of the Business Combination Proposal, the Class B Common Stock Conversion Proposal, the Advisory Charter Proposals and the Adjournment Proposal in accordance with Athena’s governing documents; and

•        the Required Company Shareholders’ Consent will have been obtained (as described more fully below in the section entitled “Covenants of the Parties”).

Other Conditions to Athena’s Obligations

The obligations of Athena to consummate the Business Combination, are subject to the satisfaction, or written waiver by Athena, at or prior to the Closing of the following conditions:

•        the representations and warranties of e.GO, TopCo and Merger Sub regarding corporate organization, due authorization, brokers fees and change of control payments owed by e.GO and brokers fees must be true and correct, disregarding any qualifications contained therein relating to Company Material Adverse Effect (as defined in the Business Combination Agreement) or materiality, in all material respects as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•        the representations and warranties of e.GO regarding the capitalization of e.GO and capitalization of its subsidiaries and the representations and warranties of TopCo and Merger Sub regarding capitalization must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty must be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date);

•        the representations and warranties of e.GO regarding the absence of a Company Material Adverse Effect (as defined in the Business Combination Agreement) must be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date, as though made on and as of the Closing Date;

•        the other representations and warranties of e.GO, TopCo and Merger Sub, disregarding any qualifications contained therein relating to Company Material Adverse Effect (as defined in the Business Combination Agreement) or materiality, must be true and correct as of the date of the Business

Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect (as defined in the Business Combination Agreement);

•        e.GO, TopCo and Merger Sub must have performed and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with at or prior to the Closing;

•        since the date of the Business Combination Agreement, no Company Material Adverse Effect (as defined in the Business Combination Agreement) has occurred;

•        the TopCo Shares issuable in connection with the Business Combination must be duly authorized by the general meeting, management board or board of directors of TopCo and TopCo’s governing documents;

•        the Conversion (as defined in the Business Combination Agreement) must have occurred;

•        either the Option Exercise (as defined in the Business Combination Agreement) must have occurred or the Wolff Option (as defined in the Business Combination Agreement) must be waived;

•        all the e.GO Shareholders and Lenders have entered into, and are bound by, the relevant Undertakings (as defined in the Business Combination Agreement), and the same has not been revoked, modified, amended, waived or terminated;

•        Athena must have received a certificate executed and delivered by an authorized officer of e.GO confirming that the conditions set forth in the first five bullet points above have been satisfied;

•        Athena must have received a copy of the Warrant Assumption Agreements duly executed by TopCo;

•        Athena must have received a copy of the Amended and Restated Registration Rights Agreement duly executed by TopCo and the e.GO Shareholders and Lenders;

•        Athena must have received a copy of the Earn-out Agreement duly executed by TopCo, the e.GO Shareholders and the Lenders; and

•        substantially all e.GO Shareholders have executed Shareholder Lock-Up Agreements.

Other Conditions to e. GO’s, TopCo’s and Merger Sub’s Obligations

The obligation of e.GO, TopCo and Merger Sub to consummate the Business Combination, is subject to the satisfaction, or written waiver by e.GO, TopCo and Merger Sub, at or prior to the Closing of the following conditions:

•        the representations and warranties of Athena regarding corporate organization, due authorization, brokers fees and the authorized capital of Athena must be true and correct in all material respects as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•        the representations and warranties of Athena regarding the capitalization of Athena must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•        the other representations and warranties of Athena disregarding any qualifications contained therein relating to materiality or any similar limitation, must be true and correct as of the date of the Business Combination Agreement and the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Athena to consummate the Business Combination;

•        Athena must have performed in all material respects its covenants and agreements under the Business Combination Agreement required to be performed or complied prior to the Closing;

•        the amount of cash available from (i) Athena’s Trust Account, after deducting any amounts required to satisfy Athena’s obligations to its stockholders that exercise their rights to redeem their shares of Athena Class A Common Stock pursuant to Athena’s amended and restated certificate of incorporation (but prior to the payment of any deferred underwriting commissions being held in the Trust Account and any of Athena’s Transaction Expenses), (ii) any proceeds that may be obtained under an IP Note, (iii) up to $50 million in proceeds that may be obtained by e.GO under the Interim Financing, including the Bridge Financing, (iv) any proceeds that may be available under a promissory note that may be issued by e.GO to a committed equity facility or standby equity purchase agreement provider as an advance under such a facility or agreement that may be obtained by e.GO prior to the Closing, and (v) any proceeds received by e.GO from any other debt, convertible, structured equity or equity financing, is equal to at least the sum, as of the Closing Date of the Transactions, of e.GO’s and Athena’s Transaction Expenses with respect to the Transactions (the “Minimum Cash Condition”). As of December 31, 2022, the Trust Account held assets of approximately $21,752,492.36;

•        TopCo’s initial listing application with the NYSE in connection with the transactions contemplated by the Business Combination Agreement will have been conditionally approved and, immediately following the closing of the Business Combination, TopCo will satisfy any applicable initial and continuing listing requirements of the NYSE and TopCo will not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Closing of the Business Combination, and the TopCo Shares will have been approved for listing on the NYSE, subject only to official notice of issuance thereof;

•        TopCo and e.GO must have received a certificate executed and delivered by an authorized officer of Athena confirming that the conditions set forth in the first four bullet points above have been satisfied;

•        TopCo and e.GO must have received a copy of the Amended and Restated Registration Rights Agreement duly executed by the Athena Sponsor; and

•        TopCo and e.GO must have received a copy of the Earn-out Agreement duly executed by Athena.

Representations and Warranties

Under the Business Combination Agreement, e.GO made customary representations and warranties to Athena pertaining to e.GO, including representations and warranties relating to, among other things: corporate organization, subsidiaries, due authorization, consents and requisite governmental approvals, capitalization, capitalization of subsidiaries, financial statements, undisclosed liabilities, litigation, compliance with laws, material contracts, benefit plans, labor matters, taxes, insurance, permits, property, sufficiency of assets, intellectual property and IT security, environmental matters, absence of changes, brokers, e. GO’s transactions with affiliates, information supplied by e. GO’s and its subsidiaries, undertakings, no TID U.S. businesses, top suppliers and vehicle certification and manufacturing.

Under the Business Combination Agreement, e.GO, TopCo and Merger Sub made customary representations and warranties to Athena pertaining to TopCo and Merger Sub, including representations and warranties relating to, among other things: corporate organization, due authorization, capitalization, consents and requisite governmental approvals, business activities, brokers, tax matters, investigations and Investment Company Act.

Under the Business Combination Agreement, Athena made customary representations and warranties to e.GO, TopCo and Merger Sub pertaining to Athena, including representations and warranties relating to, among other things: corporate organization, due authorization, litigation, compliance with applicable laws, consents and requisite governmental approvals, the Trust Account, brokers, Athena’s SEC filings, financial statements, no undisclosed liabilities, taxes, capitalization, information supplied by Athena, absence of changes, business activities, employees and benefit plans, the Investment Company Act, investigations and transactions with affiliates.

Covenants of the Parties

Covenants of e.GO

e.GO made certain covenants under the Business Combination Agreement, including, among other things, the following:

•        Subject to certain exceptions, prior to the Closing, e.GO will and will cause its subsidiaries to, operate the business of e.GO and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact the business organization, material assets and properties of e.GO and its subsidiaries, taken as a whole;

•        Subject to certain exceptions, prior to the Closing, e.GO will and will cause its subsidiaries to, refrain from each of the following actions, subject to receipt of Athena’s prior written consent (such consent, other than in the case of certain items expressly noted in the Business Combination Agreement, not to be unreasonably withheld, conditioned or delayed) and other specified exceptions:

•        declare, set aside, make or pay any dividends or distribution or repurchase or redeem any equity securities of e.GO;

•        merge, consolidate, combine or amalgamate e.GO with any other person, or purchase or acquire any corporation partnership, association or other business entity or organization or division thereof above a certain threshold, provided that such transactions may be permissible if they are in amount less than €2 million and so long as such actions do not impede the filing of this proxy statement/prospectus or the consummation of the Transactions or result in a Company Material Adverse Effect (as defined under the Business Combination Agreement) and e.GO provides Athena notice of such transaction and consults with Athena regarding such transaction;

•        adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the equity securities of e.GO;

•        adopt any amendments, supplements, restatements or modifications to e.GO’s organizational documents or e.GO’s shareholder agreements;

•        sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of e.GO, other than inventory or obsolete equipment in the ordinary course of business or (ii) create, subject or incur any lien on any material assets or properties of e.GO (subject to limited exceptions);

•        transfer, sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of intellectual property rights in accordance with its maximum statutory term) or otherwise dispose of any intellectual property of e.GO, (ii) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of e.GO in such trade secrets) or disclose, license, release, deliver, escrow or make available any source code or (iii) make any material change to the operation or security of any IT systems of e.GO or any of e.GO’s respective rules, policies or procedures with respect to privacy and security requirements for personal information that has the result of decreasing the overall operation or security of an IT system or decreasing the security of personal information;

•        transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (i) any equity securities of e.GO (including in relation to the Option Exercise, unless a Shareholder Undertaking has been entered into) or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating e.GO to issue, deliver or sell any equity securities of e.GO;

•        consent to any transfer of e.GO’s equity securities, unless the transferee has executed a joinder to the Shareholder Undertaking;

•        incur, create or assume any indebtedness, other than ordinary course trade payables or in connection with the Interim Financing;

•        amend, modify or terminate any material contract of e.GO (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any material contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any material contract), (ii) waive any material benefit or right under any material contract or (iii) enter into any contract that would constitute a material contract;

•        subject to certain exceptions, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person (as defined under the Business Combination Agreement);

•        amend, modify, adopt, enter into or terminate any benefit or compensation plan, policy, program or contract that would be a benefit plan of e.GO if in effect as of the date of the Business Combination Agreement, (ii) increase or decrease, or agree to increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of e.GO, except in the ordinary course of business consistent with past practice, (iii) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of e.GO, except in the ordinary course of business consistent with past practice, (iv) hire, engage or terminate the employment or engagement of (other than for cause), furlough or temporarily layoff, any director, manager, officer or employee of e.GO whose annual base compensation exceeds a certain threshold, (v) except in the ordinary course of business consistent with past practice, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any labor agreement (to the extent such actions do not result in material economic concessions or operational restrictions), (vi) recognize or certify any labor organization, works council, labor union or group of employees of e.GO as the bargaining representative for any employees of e.GO or (vii) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee or individual independent contractor of e.GO, other than waiver of any restrictive covenant obligations (excluding nondisclosure obligations) as part of a settlement or similar agreement with such individual;

•        make, change or revoke any material tax election, amend any material tax return, adopt or change any material method of accounting with respect to taxes, enter into any closing agreement with respect to any material taxes, settle or compromise any material tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, enter into any material tax sharing or material tax indemnification agreement (except for any such agreements that are commercial contracts not primarily relating to taxes) or (ii) take any action or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their intended tax treatments;

•        enter into any settlement or similar contract the performance of which would involve the payment by e.GO of a certain threshold, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on e.GO;

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving e.GO;

•        change e.GO’s methods of accounting in any material respect, other than changes that are made in accordance with Public Company Oversight Board (“PCAOB”) standards;

•        voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to e.GO and its assets and properties;

•        enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, or the transaction documents;

•        fail to maintain the real property leased by e.GO in all material respects in the same condition as of the date of the Business Combination Agreement, ordinary wear and tear, casualty and condemnation excepted;

•        enter into, conduct, engage in or otherwise operate any new line of business, modify operating policies in any material respect or discontinue or make any material change to the business of e.GO;

•        make any change of control payment that is not disclosed to Athena on the disclosure schedules to the Business Combination Agreement delivered by e.GO to Athena; or

•        enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above;

•        Each of e.GO, TopCo, and Merger Sub acknowledged that Athena is a blank check company, waived any past, present or future claim of any kind against the Trust Account and agreed not to seek recourse against the Trust Account for any reason;

•        At or prior to Closing, TopCo will purchase and maintain in effect for a period of six years after the Effective Time a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of any persons currently covered by any comparable insurance policies of Athena and e.GO with respect to matters occurring on or prior to the date of the Business Combination Agreement;

•        e.GO will deliver to Athena, as soon as reasonably practicable following the Business Combination Agreement (but in any event on or prior to September 30, 2022), certain of e.GO’s financial statements;

•        TopCo, as the sole stockholder of the Merger Sub, has approved the Business Combination Agreement and the transaction documents;

•        TopCo will use its reasonable best efforts to cause the TopCo Ordinary Shares to be approved for listing on the NYSE;

•        TopCo will take all actions and do all things necessary to satisfy on a timely basis all the covenants and conditions applicable to e.GO under the Shareholders’ Undertakings and Lender Undertakings and otherwise comply with its respective obligations thereunder;

•        At or prior to Closing, TopCo will terminate all related party transactions of e.GO (subject to certain exceptions and exclusions);

•        Between signing and Closing, TopCo will not take or cause to be taken any action which would reasonably be expected to cause TopCo to have its principal place of effective management outside of Germany or otherwise be treated as resident of any country other than Germany for tax purposes;

•        Prior to the Closing Date, the board of directors of TopCo and e.GO as the sole shareholder of TopCo will approve and adopt the incentive equity plan agreed to by the parties to the Business Combination Agreement;

•        Prior to the Closing, e.GO will satisfy all pre-Closing notice, information, consultation or bargaining obligations owed to its employees, including any labor unions, works council or other labor organization, in connection with the consummation of the transactions; and

•        e.GO, within 30 days from the date of the Business Combination Agreement, will use its best efforts to obtain from all e.GO Shareholders and Lenders who have not executed and delivered a Shareholder Lock-Up Agreement and/or Shareholder or Lender Undertaking concurrently with the Business Combination Agreement to do so; the failure to do so shall be considered a material breach of the Business Combination Agreement by e.GO.

Covenants of Athena

Athena made certain covenants under the Business Combination Agreement, including, among other things, the following:

•        Subject to certain exceptions, prior to the Closing, Athena will refrain from each of the following actions, subject to receipt of e.GO’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and other specified exceptions:

•        adopt any amendments, supplements, restatements or modifications to the Trust Agreement or Athena’s governing documents;

•        declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of Athena, other than, for the avoidance of doubt, in connection with the Athena Stockholder Redemption;

•        adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its equity securities or permit the conversion of any indebtedness into warrants or other equity securities;

•        incur, create or assume any indebtedness, except for indebtedness for borrowed money in an amount permitted under the Business Combination Agreement;

•        make any loans or advances to, or capital contributions in, any other person;

•        issue any equity securities or grant any additional options, warrants or stock appreciation rights with respect to its equity securities;

•        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Athena;

•        enter into any contract (other than contracts contemplated by the Business Combination Agreement) which require or will reasonably be expected to require payments by Athena above a certain threshold, or provide for material obligations of Athena to be performed post-Closing or will or will reasonably be expected to be otherwise material to Athena, other than any contract relating to Athena’s Transaction Expenses;

•        engage in any activities or business, other than activities or business (i) currently conducted by Athena as of the date of the Business Combination Agreement, (ii) in connection with or incident or related to Athena’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by Athena’s filings with the SEC, (iii) contemplated by, or incident or related to the Business Combination Agreement or the transaction documents, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or (iv) that are (A) administrative or ministerial and (B) immaterial in nature;

•        amend, modify, adopt or enter into any benefit plan or (ii) hire, engage or appoint, any director, manager, officer or employee;

•        enter into, or modify or amend in any material respect any contract between Athena and any Athena related party other than any contracts between Athena and the Athena Sponsor pursuant to which Athena incurs, creates or assumes any indebtedness permitted under the Business Combination Agreement; or

•        enter into any contract to take, or cause to be taken, any of the actions set forth in the sub-bullets above;

•        Athena will keep current and timely file all reports required to be filed or furnished with the SEC;

•        Upon the satisfaction of the conditions to consummate the Business Combination, to deliver any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement and use its reasonable best efforts to cause the Trustee to pay all amounts due pursuant to the shareholder redemptions of Athena and pay all remaining amounts then available in the Trust Account to Athena;

•        Athena will cooperate with TopCo and take all actions necessary to de-list the Athena Class A Common Stock from the NYSE American and de-register such securities under the Exchange Act;

•        As promptly as practicable, following the time that this proxy statement/prospectus is declared effective under the Securities Act, Athena will give notice of the Special Meeting, cause this proxy statement/prospectus to be mailed to Athena Stockholders and convene the Special Meeting for purposes of obtaining approval of the Business Combination Proposal, the Class B Common Stock Conversion Proposal, the Advisory Charter Proposals and the Adjournment Proposal;

Joint Covenants

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•        The parties will use reasonable best efforts to consummate the Business Combination and the transactions contemplated by the transaction documents;

•        The parties will jointly prepare and mutually agreeing upon the proxy statement/prospectus that will be filed by Athena with the SEC relating to the Business Combination and make reasonable efforts to obtain SPAC shareholder approval;

•        The parties will take any actions necessary or reasonably appropriate such that effective as of the change of legal form of TopCo, the Board of Directors of TopCo will be as described in the section “— Board of Directors” below;

•        The parties will not, and will not cause their respective representatives to, directly or indirectly, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to or enter into any agreement with any person concerning any purchase of e.GO or any of its affiliates;

•        The parties will cooperate in connection with certain tax matters and filings;

•        The parties will keep certain information confidential in accordance with the existing non-disclosure agreements;

•        The parties will cooperate with regard to certain post-Closing actions;

•        Each of Athena and e.GO will notify the other party in writing promptly after learning of any stockholder demands or other stockholder actions relating to the transaction documents and agree not to settle any such litigation if and to the extent all such settlement payments exceed $150,000 in the aggregate without the prior written consent of the other; and

•        After the execution of the Business Combination Agreement until the earlier of the Closing or termination of the Business Combination Agreement, the parties will cooperate and use their respective commercially reasonable efforts to provide for the Interim Financing, the IP Note and to obtain a committed equity facility.

Athena Board Recommendation to Approve the Business Combination

The Athena Board will recommend to the Athena Stockholders that the Athena Stockholders should approve the Business Combination Proposal, the Class B Common Stock Conversion Proposal, the Advisory Charter Proposals and the Adjournment Proposal and the Athena Board will not withdraw, amend, qualify or modify its recommendation to the Athena Stockholders to approve the Business Combination Proposal, the Class B Common Stock Conversion Proposal, the Advisory Charter Proposals or the Adjournment Proposal, provided that the Athena Board may withdraw, amend, qualify or modify such recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to do would constitute a breach of its fiduciary duties.

Board of Directors

Each of e.GO and Athena have agreed to take all action within their power as may be necessary or appropriate such that, effective of the change of legal form of TopCo, the board of directors of TopCo will be a “one-tier” board of seven directors. One of the directors will be designated by Athena, and the other six directors will be designated by e.GO (with one of e. GO’s designees being subject to Athena’s prior written consent).

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•        by the mutual written consent of Athena, e.GO and TopCo;

•        by Athena, upon written notice to e.GO and TopCo, subject to certain exceptions, if e.GO, TopCo or Merger Sub breach any of their respective representations and warranties or if e.GO, TopCo or Merger Sub fail to perform any covenant or agreement set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of e.GO, TopCo or Merger Sub, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied as of the Closing and the breach (or breaches) of such representations or warranties is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) five business days prior to June 30, 2023;

•        by e.GO and TopCo, upon written notice to Athena, subject to certain exceptions, if Athena breaches any of its representations and warranties or if Athena fails to perform any covenant or agreement set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Athena, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied as of the Closing and the breach (or breaches) of such representations or warranties is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) five Business days prior to June 30, 2023;

•        by either e.GO or Athena, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to June 30, 2023, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•        by either e.GO or Athena, (i) if any governmental entity will have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement beyond June 30, 2023 and such order or other action will have become final and non-appealable; and (ii) if the SPAC shareholder approval has not been obtained; or

•        by Athena, if the Required Company Shareholders’ Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.

Termination Fee

•        If the Business Combination Agreement is terminated by Athena pursuant to a specified breach of the Business Combination Agreement by e.GO, TopCo or Merger Sub, then e.GO will pay Athena a termination fee equal to $3,000,000 (the “Termination Fee”).

•        If the Business Combination Agreement is terminated by e.GO pursuant to a specified breach of the Business Combination Agreement by Athena, then Athena will pay e.GO the Termination Fee.

If the Business Combination Agreement is validly terminated and the Termination Fee is due and payable, then, other than in the case of actual fraud by the breaching party, the sole and exclusive remedy of the non-breaching party will be to receive the Termination Fee. If the breaching party does not pay the Termination Fee in a timely manner, then the breaching party will also be liable to the non-breaching party for all costs and expenses of the non-breaching party incurred in recovering the Termination Fee, as well as interest on the Termination Fee.

Effect of Termination

Subject to the right to receive the Termination Fee and the costs, expenses and interest payments as described in “— Termination Fee” and other than customary confidentiality obligations and waiver of the Trust Account, upon termination the Business Combination Agreement will become void and none of the parties to the Business Combination Agreement will have any liability or further obligation under the Business Combination Agreement, provided that such termination will not limit (i) the survival of any agreement or covenant which by their terms contemplate performance after the Closing and (ii) the liability of any person for willful and material breach of any covenant or agreement set forth in the Business Combination Agreement or actual fraud in the making of the representations and warranties under the Business Combination Agreement.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Closing.

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the Ancillary Documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors, accountants and other representatives or consultants, will be paid by the party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if the Business Combination Agreement is terminated, e.GO will pay, or cause to be paid, all unpaid e.GO expenses and Athena will pay, or cause to be paid, all unpaid Athena expenses, (b) if the Closing occurs, then TopCo will pay, or cause to be paid, all unpaid e.GO expenses and all unpaid Athena expenses and (c) all fees and expenses incurred in relation to any anti-trust laws will be equally shared between e.GO and Athena.

Governing Law

The Business Combination Agreement, the Ancillary Documents thereto and the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents thereto, and any claim, action, suit, dispute, or controversy arising out of the Business Combination Agreement, the Ancillary Documents thereto and the transactions contemplated by the Business Combination Agreement and the Ancillary Documents thereto are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by Athena and e.GO.

RELATED AGREEMENTS

This section describes the material provisions of certain additional agreements that were entered into concurrently with, or will be entered into pursuant to (as applicable) the Business Combination Agreement (which are referred to herein as the “Related Agreements” or Ancillary Documents) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. A form of the Shareholder Undertaking is attached hereto as Annex D, a form of the Lender Undertaking is attached hereto as Annex E, a form of the Amended and Restated Registration Rights Agreement is attached hereto as Annex H, a form of the Shareholder Lock-Up Agreement is attached hereto as Annex G, the Sponsor Letter Agreement is attached hereto as Annex F-1 and the First Amendment to Sponsor Letter Agreement is attached hereto as Annex F-2, forms of the Warrant Assumption Agreements are attached hereto as Annex I and Annex J, and a form of the Earn-out Agreement is attached hereto as Annex K. Shareholders and other interested parties are urged to read such Related Agreements carefully and in their entirety prior to voting on the proposals presented at the Special Meeting.

Shareholder Undertaking

Concurrently with the execution of the Business Combination Agreement, substantially all of the shareholders of e.GO (who will receive TopCo Shares pursuant to and in accordance with the Business Combination Agreement) entered into the Shareholder Undertaking, by and among Athena, e.GO, and the e.GO Shareholders party thereto, pursuant to which, among other things, each such e.GO Shareholder (i) agreed to grant one or more powers of attorney authorizing the respective persons identified in such powers of attorney (acting on behalf of such e.GO Shareholder), among other things, to execute and deliver the documents relating to the Business Combination to which such e.GO Shareholder is or will be a party (including Dutch deeds of issue and German share transfer deeds, among other documents), (ii) undertook to take all necessary or desirable actions in connection with the Transactions, and (iii) agreed to certain covenants to support the Transactions (including by way of restrictions on the sale, disposition or transfer of such e.GO Shareholder’s holdings in e.GO), in each case, on the terms and subject to the conditions set forth in the Shareholder Undertaking.

Lender Undertaking

Concurrently with the execution of the Business Combination Agreement, certain lenders holding substantially all of the outstanding amount under the Convertible Loan Agreements entered into the Lender Undertaking, by and among Athena, e.GO, and the lenders thereto, pursuant to which, among other things, each such lender (i) agreed to grant one or more powers of attorney authorizing the respective persons identified in such powers of attorney (acting on behalf of such lender), among other things, to execute and deliver the documents relating to the Business Combination to which such lender is or will be a party, (ii) undertook to take all necessary or desirable actions in connection with the Transactions and (iii) agreed to certain covenants to support the Transactions (including by ways of restriction on sale, transfer, disposition or conversion of the Lender’s respective rights and obligations as convertible loan lender), in each case, on the terms and subject to the conditions set forth in the Lender Undertaking.

Shareholder Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, substantially all of e.GO’s shareholders entered into a lock-up agreement, pursuant to which they agreed not to effect any sale or distribution of any equity securities of TopCo issued to them at the Closing until the date that is six months after the Closing on the terms and subject to the conditions set forth in the Shareholder Lock-Up Agreement.

Sponsor Letter Agreement

In connection with the Business Combination, Athena, the Athena Sponsor, e.GO, TopCo and the Athena Insiders entered into a Sponsor Letter Agreement, as amended, pursuant to which, among other things, the Athena Sponsor and the Athena Insiders have agreed to (i) vote all of its, his or her shares of Athena Common Stock to approve and adopt the Business Combination Agreement and the Business Combination, (ii) waive its, his or her redemption rights with respect to its, his or her shares of Athena Common Stock in connection with the Business Combination, (iii) not transfer any of its, his or her shares of Athena Common Stock until the Closing or termination of the Business Combination Agreement (except in limited circumstances), (iv) not transfer (a) with respect to the Athena Sponsor, 75% of its TopCo Shares and (b) with respect to all other Athena Insiders any of its, his or her TopCo Ordinary Shares until the date that is 180 days after the Closing (except in limited circumstances), (v) waive any adjustment to the conversion ratio set forth in Athena’s amended and restated certificate of incorporation or any other anti-dilution or similar protection with respect to the shares of Athena Class B Common Stock held by the Athena Sponsor or the Athena Insiders, in each case, subject to the terms and conditions contemplated by the Sponsor Letter Agreement.

Pursuant to the Sponsor Letter Agreement, TopCo will indemnify the Athena Sponsor from and against certain liabilities relating to the Business Combination for a period of six years after the Closing and subject to an aggregate maximum indemnity of $4,000,000.

Amended and Restated Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, TopCo, Athena, the Athena Sponsor, certain former e.GO Shareholders, certain of Athena’s officers and directors, certain members of the Athena Sponsor and/or their respective affiliates will enter into the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, TopCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain TopCo Shares and other equity securities of TopCo that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

Warrant Assumption Agreements

The Business Combination Agreement contemplates that, at the Closing, TopCo will enter into the Private Warrant Assumption Agreement and the Public Warrant Assumption Agreement (collectively, the Warrant Assumption Agreements) pursuant to which, among other things, each outstanding warrant to purchase a share of Athena Class A Common Stock will be converted into a warrant to purchase a TopCo Share on the same contractual terms and conditions as were in effect prior to the Business Combination with respect to each warrant.

Earn-out Agreement

In connection with the execution of the Business Combination Agreement, TopCo and Athena will enter into an Earn-out Agreement, form of which attached hereto as Annex K, pursuant to which, among other things, TopCo will issue or cause to be issued to the Participating Shareholders 30,000,000 new TopCo Shares that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing, on the terms and subject to the conditions set forth in the Earn-out Agreement.

Bridge Financing

On September 29, 2022, e.GO entered into the Bridge Financing with Brucke Funding LLC, Brucke Agent LLC and certain lenders party thereto. On October 17, 2022, the parties entered into an amendment agreement to the Bridge Financing. The Bridge Financing provides interim financing to e.GO related to its ongoing operations of up to an aggregate principal amount of $15,000,000.00, available in four borrowings, until maturity. The Bridge Financing matures on the earlier of (a) the date that is nine months after the first disbursement and (b) the date of the closing of the Business Combination as set forth in the Business Combination Agreement (the “Bridge Financing Maturity Date”). The Bridge Financing will bear the bridge financing interest, at a rate per annum equal to 1.00% (the “Bridge Financing Interest”). Assuming that the aggregate amount will be fully drawn by e.GO, in addition to the Bridge Financing Interest and any other amount payable by e.GO under the Bridge Financing, e.GO will be obligated to pay an amount equal to $4,500,000 minus the amount of all Bridge Financing Interest accrued under the Bridge Financing (paid or payable), excluding any default interest paid, as the case may be (the “Bridge Financing Fixed Payment”), until the time the Bridge Financing Fixed Payment is made, which payment will be due and payable on the earliest to occur of (i) the Bridge Financing Maturity Date, (ii) the date on which the loans under the Bridge Financing have been accelerated as the result of an event of default having occurred and continuing and (iii) the repayment in full of all obligations under the Bridge Financing (other than contingent obligations for which no claim has been asserted). If there is a termination, cancellation, default or anticipatory repudiation of the Business Combination Agreement by any party thereto for any reason, the Bridge Financing Fixed Payment will be paid in cash; otherwise, it will be paid as follows: (A) $2,750,000 in cash and (B) the remainder will be paid in other property acceptable to the lenders under the Bridge Financing, including, potentially, shares of Athena following the consummation of the merger associated with the Business Combination, at such times determined by the Lenders in their sole discretion. The outstanding principal amount of the loans under the Bridge Financing, together with accrued and unpaid interest in respect thereof, the Bridge Financing Fixed Payment and all fees, costs and expenses under the Bridge Financing, will become immediately due and payable upon: (A) the receipt by e.GO of the proceeds from any other issuance of indebtedness, issuance of equity securities or sale of assets outside of its ordinary course of business; (B) the voluntary termination of the commitments prior to the first borrowing under the Bridge Financing, if such termination has been approved in writing by the independent directors of e.GO; or (C) the termination, cancellation, default or anticipatory repudiation of the Business Combination Agreement by any party thereto for any reason.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On July 26, 2022, the board of directors of Athena, unanimously approved the Business Combination Agreement, by and among Athena, e.GO, TopCo, and Merger Sub. For a detailed description of the Transactions, please refer to “Note 1 — Description of the Transactions”.

The following Unaudited Pro Forma Condensed Combined Financial Information is based on e.GO’s historical financial statements prepared in accordance with IFRS and Athena’s historical financial statements and gives effect to all of the transactions contemplated by the Business Combination Agreement. The following Unaudited Pro Forma Condensed Combined Financial Information also give effect to shareholder and other loans received after the reporting period as stipulated by note 11 to the unaudited pro forma condensed combined balance sheet as of December 31, 2022 under “Note 3 — Transaction Accounting Adjustments”. Athena historically prepared its financial statements in accordance with U.S. GAAP with the U.S. dollar as its reporting currency. The Unaudited Pro Forma Condensed Combined Financial Information gives effect to adjustments required to convert Athena’s historical financial information to IFRS and its reporting currency to Euros.

•        Athena will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of e.GO issuing shares at the closing of the Business Combination for the net assets of Athena as of the Closing Date, accompanied by a recapitalization. e.GO has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: e.GO’s shareholders will have the largest voting interest in TopCo under both the No Redemption Scenario and the Maximum Redemption Scenario;

•        The TopCo Board of the post-combination company has seven members, and e.GO has the ability to nominate at least the majority of the members of the TopCo Board;

•        e.GO’s senior management will be the senior management of the post-combination company;

•        The business of e.GO will comprise the ongoing operations of TopCo; and

•        e.GO is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 - Business Combinations (“IFRS 3”) since Athena does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 — Share-based payment (“IFRS 2”). Any excess of fair value of TopCo Shares issued to Athena Stockholders over the fair value of Athena’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

e.GO is providing the following Unaudited Pro Forma Condensed Combined Financial Information to aid you in your analysis of the financial aspects of the Business Combination. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet combines the audited balance sheet of e.GO as of December 31, 2022, with the audited consolidated balance sheet of Athena as of December 31, 2022, giving effect to the Business Combination as if it had been consummated on that date.

The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2022, combines the audited consolidated statements of operations of e.GO for the year ended December 31, 2022 with the audited consolidated statements of comprehensive income (loss) for the year ended December 31, 2022 of Athena.

The unaudited pro forma condensed combined balance sheet was derived from and should be read in conjunction with the following historical financial statements:

•        e.GO’s audited consolidated balance sheet as of December 31, 2022; and

•        Athena’s audited balance sheet as of December 31, 2022.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been prepared using the following:

•        e.GO’s audited consolidated statement of comprehensive income (loss) for the year ended December 31, 2022; and

•        Athena’s audited statement of operations for the year ended December 31, 2022.

The unaudited pro forma financial statements assume that the Athena Stockholders approve the Business Combination. However, Athena Public Stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. Athena cannot predict how many of the Athena Public Stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the unaudited pro forma statements present the pro forma transactions under two different redemption scenarios, which produce different allocations of equity between resulting holders of the post-combination company’s common stock. As described in greater detail in Note 2 Basis of Presentation, of the unaudited pro forma financial statements, the No Redemption Scenario assumes that none of Athena Public Stockholders will exercise their right to have their Public Shares redeemed for cash, and the Maximum Redemption Scenario assumes that all of Athena Public Stockholders will exercise their right to have their public shares redeemed for cash. The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, e.GO is considered the accounting acquirer, as further discussed in “Note 2 — Basis of Presentation,” of the unaudited pro forma statements.

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared using the assumptions below with respect to the potential redemption of Athena’s redeemable common stock into cash:

•        Scenario 1 — Assuming No Redemptions:    This presentation already incorporates the exercised redemptions following the Extension Meeting and assumes that no additional holders of Class A Shares exercise their redemption rights upon consummation of the Transaction.

•        Scenario 2 — Assuming Maximum Redemptions of Class A Shares for cash:    This presentation assumes that all holders of Class A Shares exercise their redemption rights upon consummation of the Transaction. The Business Combination Agreement includes as a condition to Closing that the amount of available cash covers the transaction expenses. This condition is expected to be fully satisfied by the proceeds of the Interim Financing.

This Unaudited Pro Forma Condensed Combined Financial Information has been presented for informational purposes only and is not necessarily indicative of what TopCo’s actual financial position or results of operations would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma information does not purport to project the future financial position or operating results of TopCo. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the notes to the accompanying Unaudited Pro Forma Condensed Combined Financial Information. Actual results may differ materially from the assumptions used to present the accompanying Unaudited Pro Forma Condensed Combined Financial Information. Management of e.GO and Athena have made significant estimates and assumptions in the determination of the pro forma adjustments. As the Unaudited Pro Forma Condensed Combined Financial Information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. This information should be read together with e.GO’s and Athena’s audited financial statements and related notes for the year ended December 31, 2022, the sections entitled “e.GO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Athena’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Statement of Operations as of December 31, 2022

						Scenario 1			Scenario 2
	IFRS	US GAAP	US GAAP			No redemption scenario			Maximum redemption scenario
Account	Next.e.GO Mobile SE	Athena Consumer Acquisition Corp.	Athena Consumer Acquisition Corp.	US GAAP/ IFRS Adj.		Transaction Accounting Adj.	Note	Next.e.GO N.V. Pro Forma	Transaction Accounting Adj.	Note	Next.e.GO N.V. Pro Forma
	(in € thousand)	(in $ thousand)	(in € thousand)	(in € thousand)		(in € thousand)		(in € thousand)	(in € thousand)		(in € thousand)
Revenues	5,707.4	0.0	0.0	0.0		0.0		5,707.4	0.0		5,707.4
Cost of sales of goods and providing services	(45,173.0)	0.0	0.0	0.0		0.0		(45,173.0)	0.0		(45,173.0)
Gross profit	(39,465.5)	0.0	0.0	0.0		0.0		(39,465.5)	0.0		(39,465.5)
Product development costs	(3,646.1)	0.0	0.0	0.0		0.0		(3,646.1)	0.0		(3,645.5)
Sales and Marketing costs	(16,015.2)	0.0	0.0	0.0		0.0		(16,015.2)	0.0		(16,015.2)
Administrative expenses	(11,414.1)	(4,515.1)	(4,287.9)	0.0		114.0	(2)	(15,588.0)	114.0	(2)	(15,588.0)
Other income	833.1	3,259.2	3,095.2	0.0		(3,095.2)	(1)	833.1	(3,095.2)	(1)	833.1
Other expenses	(344.6)	0.0	0.0	0.0		(107,200.0)	(3)	(107,544.6)	(106,801.6)	(3)	(107,146.1)
Operating result	(70,052.3)	(1,255.9)	(1,192.7)	0.0		(110,181.2)		(181,426.3)	(109,782.8)		(181,027.8)
Change in fair value of derivative liability – FPA	0.0	(300.0)	(284.9)			284.9	(4)	0.0	284.9	(4)	0.0
Change in fair value of financial liabilities	0.0	0.0	0.0	(4,155.1	)(b)	0.0		(4,155.1)	0.0		(4,155.1)
Finance costs	(10,959.1)	0.0	0.0	0.0		0.0		(10,959.1)	0.0		(10,959.1)
Profit before income tax	(81,011.4)	(1,555.9)	(1,477.6)	(4,155.1)		(109,896.3)		(196,540.4)	(109,497.9)		(196,142.0)
Income tax	23,305.6	(690.2)	(655.5)	0.0		0.0		22,650.1	0.0		22,650.1
Profit/(loss) from continuing operations	(57,705.8)	(2,246.1)	(2,133.1)	(4,155.1)		(109,896.3)		(173,890.4)	(109,497.9)		(173,491.9)
Profit from discontinued operations	0.0	0.0	0.0	0.0		0.0		0.0	0.0		0.0
Net profit/(loss) before non-controlling int.	(57,705.8)	(2,246.1)	(2,133.1)	(4,155.1)		(109,896.3)		(173,890.4)	(109,497.9)		(173,491.9)
Non-controlling interest	211.8	0.0	0.0	0.0		0.0		211.8	0.0		211.8
Net profit/(loss) for the period	(57,494.0)	(2,246.1)	(2,133.1)	(4,155.1)		(109,896.3)		(173,678.5)	(109,497.9)		(173,280.1)
Loss per Share
Weighted average shares outstanding – basic and diluted(1)	144,879	31,248,997	31,248,997					60,581,044			58,532,108
Net loss per share – basic and diluted(1)	€(396.84)	$(0.07)	€(0.07)					€(2.87)			€(2.96)

____________

(1)      The weighted average shares outstanding — basic and diluted for Next.e.GO exclude 17,026 Shares (with dilutive character) in relation to the conversion of convertible loans and for TopCo exclude 30,000,000 Earn-Out Shares to e.GO Shareholders and 11,500,000 Public and 530,000 Private Placement Warrants.

Unaudited Pro Forma Combined Balance Sheet as of December 31, 2022

Account						Scenario 1			Scenario 2
	IFRS	US GAAP	US GAAP			No add. redemption scenario			Maximum redemption scenario
	Next.e.GO Mobile SE	Athena Consumer Acquisition Corp.	Athena Consumer Acquisition Corp.	US GAAP/ IFRS Adj.		Transaction Accounting Adj.	Note	Next.e.GO N.V. Pro Forma	Transaction Accounting Adj.	Note	Next.e.GO N.V. Pro Forma
	(in € thousand)	(in $ thousand)	(in € thousand)	(in € thousand)		(in € thousand)		(in € thousand)	(in € thousand)		(in € thousand)
Non-current assets
Intangible assets	182,931.7	0.0	0.0	0.0		0.0		182,931.7	0.0		182,931.7
Property, plant and equipment	26,548.2	0.0	0.0	0.0		0.0		26,548.2	0.0		26,548.2
Right of use assets	17,846.2	0.0	0.0	0.0		0.0		17,846.2	0.0		17,846.2
Leased goods	1,237.5	0.0	0.0	0.0		0.0		1,237.5	0.0		1,237.5
Other assets	905.0	0.0	0.0	0.0		0.0		905.0	0.0		905.0
	229,468.5	0.0	0.0	0.0		0.0		229,468.5	0.0		229,468.5
Current assets
Inventories	8,947.0	0.0	0.0	0.0		0.0		8,947.0	0.0		8,947.0
Other assets	3,327.5	0.0	0.0	0.0		0.0		3,327.5	0.0		3,327.5
Prepaid expenses and other assets	0.0	261.2	244.9	0.0		0.0		244.9	0.0		244.9
Investments held in trust account	0.0	21,752.5	20,394.2	0.0		(20,394.2)	(1)	0.0	(20,394.2)	(1)	0.0
Cash and cash equivalents	2,521.3	13.6	12.8	0.0		20,349.2	(1)	68,575.7	20,394.2	(1)	48,981.5
	0.0	0.0	0.0	0.0		0.0	(4)	0.0	(19,594.2)	(4)	0.0
	0.0	0.0	0.0	0.0		(15,504.1)	(5)	0.0	(15,504.1)	(5)	0.0
	0.0	0.0	0.0	0.0		16.9	(8)	0.0	16.9	(8)	0.0
	0.0	0.0	0.0	0.0		1,750.0	(8)	0.0	1,750.0	(8)	0.0
	0.0	0.0	0.0	0.0		11,241.0	(11)	0.0	11,241.0	(11)	0.0
	0.0	0.0	0.0	0.0		48,143.6	(12)	0.0	48,143.6	(12)	0.0
	14,795.8	22,027.3	20,651.9	0.0		45,647.4		81,095.1	26,053.3		61,501.0
Total assets	244,264.3	22,027.3	20,651.9	0.0		45,647.4		310,563.7	26,053.3		290,969.5
Non-current liabilities
Borrowings	18,641.0	0.0	0.0	0.0		0.0		18,641.0	0.0		18,641.0
Leasing liabilities	15,856.6	0.0	0.0	0.0		0.0		15,856.6	0.0		15,856.6
Deferred tax liabilities	14,734.2	0.0	0.0	0.0		0.0		14,734.2	0.0		14,734.2
Provisions	1,839.2	0.0	0.0	0.0		0.0		1,839.2	0.0		1,839.2
Investment grants	905.0	0.0	0.0	0.0		0.0		905.0	0.0		905.0
Derivative liability – forward purchase agreement	0.0	1,730.0	1,622.0	0.0		(1,622.0)	(14)	0.0	(1,622.0)	(14)	0.0
Deferred underwriting fee payable	0.0	8,650.0	8,109.9	0.0		(8,109.9)	(2)	0.0	(8,109.9)	(2)	0.0
Class A common stock subject to possible redemptions	0.0	0.0	0.0	19,746.0	(a)	(19,746.0)	(3)	0.0	(19,746.0)	(3)	0.0
Warrant liability	0.0	0.0	0.0	1,311.7	(b)	0.0		1,311.7	0.0		1,311.7
Shareholder loans and other	0.0	0.0	0.0	0.0		11,241.0	(11)	11,241.0	11,241.0	(11)	11,241.0
Financial liabilities (IP Note)	0.0	0.0	0.0	0.0		48,143.6	(12)	48,143.6	48,143.6	(12)	48,143.6
	51,976.1	10,380.0	9,731.9	21,057.7		29,906.8		112,672.4	29,906.8		112,672.4
Current liabilities
Liabilities towards employees	1,414.0	0.0	0.0	0.0		0.0		1,414.0	0.0		1,414.0
Provisions	1,348.2	0.0	0.0	0.0		0.0		1,348.2	0.0		1,348.2
Borrowings	50,525.6	0.0	0.0	0.0		(41,013.6)	(8)	11,262.0	(41,013.6)	(8)	11,262.0
	0.0	0.0	0.0	0.0		1,750.0	(8)	0.0	1,750.0	(8)	0.0
Leasing liabilities	2,580.1	0.0	0.0	0.0		0.0		2,580.1	0.0		2,580.1
Trade payables	15,844.9	0.0	0.0	0.0		0.0		15,844.9	0.0		15,844.9
Other liabilities	2,599.4	0.0	0.0	0.0		0.0		2,599.4	0.0		2,599.4
Investment grants	278.5	0.0	0.0	0.0		0.0		278.5	0.0		278.5
Accounts payable and accrued expenses	0.0	3,304.2	3,097.8	0.0		0.0		3,097.8	0.0		3,097.8
Income tax payable	0.0	674.9	632.8	0.0		0.0		632.8	0.0		638.8
Franchise tax payable	0.0	58.9	55.2	0.0		0.0		55.2	0.0		55.2
	74,590.8	4,037.9	3,785.8	0.0		(39,263.6)		39,133.0	(39,263.6)		39,113.0
Equity
Subscribed capital	144.9	0.0	0.0	0.0		17.0	(8)	10,870.6	17.0	(8)	10,624.7
	0.0	0.0	0.0	0.0		5,720.4	(9)	0.0	5,720.6	(9)	0.0
						1,388.2	(10)	0.0	1,142.4	(10)	0.0
	0.0	0.0	0.0	0.0		3,600.0	(13)	0.0	3,600.0	(13)	0.0
Additional paid-in-capital	95,808.4	0.0	0.0	(14,354.4	)(b)	19,746.0	(3)	233,363.6	19,746.0	(3)	213,616.9
	0.0	0.0	0.0	0.0		0.0	(4)	0.0	(19,594.2)	(4)	0.0
	0.0	0.0	0.0	0.0		(15,504.1)	(5)	0.0	(15,504.1)	(5)	0.0
	0.0	0.0	0.0	0.0		430.1	(6)	0.0	430.1	(6)	0.0
	0.0	0.0	0.0	0.0		41,013.6	(8)	0.0	41,013.6	(8)	0.0
	0.0	0.0	0.0	0.0		8,109.9	(2)	0.0	8,109.9	(2)	0.0
	0.0	0.0	0.0	0.0		(5,720.6)	(9)	0.0	(5,720.6)	(9)	0.0
	0.0	0.0	0.0	0.0		(1,387.4)	(10)	0.0	(1,141.5)	(10)	0.0
	0.0	0.0	0.0	0.0		(3,600.0)	(13)	0.0	(3,600.0)	(13)	0.0
	0.0	0.0	0.0	0.0		1,622.0	(14)	0.0	1,622.0	(14)	0.0
	0.0	0.0	0.0	0.0		107,200.0	(7)	0.0	106,801.6	(7)	0.0
Retained earnings	21,504.0	0.0	0.0	0.0		(107,200.0)	(7)	(85,696.1)	(106,801.6)	(7)	(85,297.6)
Non-controlling interest	240.2	0.0	0.0	0.0		0.0		240.2	0.0		240.2
Redeemable common stock
Class A common stock subject to possible redemptions	0.0	21,061.0	19,746.0	(19,746.0	)(a)	0.0		0.0	0.0		0.0

Unaudited Pro Forma Combined Balance Sheet as of December 31, 2022 — (Continued)

Account					Scenario 1			Scenario 2
	IFRS	US GAAP	US GAAP		No add. redemption scenario			Maximum redemption scenario
	Next.e.GO Mobile SE	Athena Consumer Acquisition Corp.	Athena Consumer Acquisition Corp.	US GAAP/ IFRS Adj.	Transaction Accounting Adj.	Note	Next.e.GO N.V. Pro Forma	Transaction Accounting Adj.	Note	Next.e.GO N.V. Pro Forma
	(in € thousand)	(in $ thousand)	(in € thousand)	(in € thousand)	(in € thousand)		(in € thousand)	(in € thousand)		(in € thousand)
Stockholders’ deficit
Class A common stock	0.0	0.11	0.10	0.0	(0.10)	(10)	0.0	(0.10)	(10)	0.0
Class B common stock	0.0	0.81	0.75	0.0	(0.75)	(10)	0.0	(0.75)	(10)	0.0
Accumulated deficit	0.0	(13,452.6)	(12,612.6)	13,042.6 (b)	(430.1)	(6)	0.0	(430.1)	(6)	0.0
	117,697.5	7,609.4	7,134.2	(21,057.7)	55,004.3		158,788.4	35,410.1		139,184.2
Total equity and liabilities	244,264.3	22,027.3	20,651.9	0.0	45,647.4		310,563.7	26,053.4		290,969.5

For descriptions of the pro forma adjustments see “Note 3 — Transaction Accounting Adjustments.”

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Description of the Transactions

On July 28, 2022, Athena, entered into a Business Combination Agreement, by and among Athena, e.GO, TopCo, and Merger Sub. The Business Combination Agreement provides for, among other things and upon the terms and subject to the conditions thereof, the following transactions:

•        TopCo will issue to the e.GO Shareholders and the Lenders an aggregate of up to 49,019,608 TopCo Ordinary Shares, plus 30,000,000 Earn-Out Shares, in exchange for the contribution by the e.GO Shareholders of all of the paid up no-par value shares (Stückaktien) shares of e.GO to TopCo and the convertible loans held by the Lenders, assuming that all e.GO Shareholders and Lender participate in the Exchange;

•        TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap);

•        Merger Sub will merge with and into Athena as the Surviving Company and, after giving effect to the Merger, becoming a direct, wholly-owned subsidiary of TopCo;

•        Each Athena Class A Common Stock will be converted into one share of Surviving Company Common Stock as the Athena Class A Common Stock Merger Consideration;

•        Each issued and outstanding share of Athena Class B Common Stock will be automatically cancelled and extinguished and converted in accordance with the Athena Class B Common Stock Merger Consideration;

•        Immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be automatically exchanged for one TopCo Ordinary Share; and

•        Each outstanding warrant to purchase a share of Athena Class A Common Stock will be converted into a warrant to purchase a TopCo Ordinary Share on the same contractual terms and conditions as were in effect with respect to each warrant prior to the Business Combination.

•        Prior to the Closing, TopCo, Athena and the e.GO Shareholders will enter into an earn-out agreement pursuant to which, among other things, TopCo will issue or cause to be issued to the e.GO Shareholders the Earn-Out Shares at the Closing. The Earn-Out Shares will be divided into six equal 5,000,000 share tranches, with each tranche subject to immediate vesting and release of trading and voting restrictions if the trading price per TopCo Ordinary Share at any point during the trading hours of a trading day is greater than or equal to $12.50, $15.00, $20.00, $25.00, $30.00 and $35.00, respectively, for any 20 trading days within any period of 30 consecutive trading days during the five-year period following the Closing.

Note 2 — Basis of preparation

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to provide an understanding of the post-combination company upon consummation of the Business Combination for illustrative purposes. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, No. 33-10786. Release No. 33-10786 replaces the existing pro forma adjustment criteria and simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). e.GO has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination. The adjustments presented in the unaudited pro forma condensed combined financial information are based on currently available information and certain information that management of e.GO and Athena believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments may be revised as additional information becomes available.

e.GO and Athena did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial statements will be different.

Note 3 — Transaction Accounting Adjustments

The historical financial information of Athena is prepared in accordance with U.S. GAAP and has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information.

The historical financial information of Athena has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information.

(a)     This adjustment reflects the reclassification of the Redeemable Class A common stock to non-current liabilities. Under U.S. GAAP, shares of Athena A Common Stock are classified as temporary equity, as Athena stockholders have a right to require Athena to redeem the Athena’s Class A Common Stock held by them and Athena has an irrevocable obligation to deliver a pro-rata amount of cash held by it in the Trust Account for such shares properly redeemed, Athena’s Class A Common Stock subject to possible redemption were reclassified from temporary equity under U.S. GAAP to financial liabilities under IFRS.

(b)    This adjustment was done to reflect the reclassification of Athena’s Warrants from equity classification to liability classification, resulting from U.S. GAAP to IFRS conversion. The Athena Warrants are classified as permanent equity under U.S. GAAP and recorded based at issuance date fair value of $15.3 million in Share Premium. The Athena Warrants are classified as financial liabilities under IFRS due to having net share settlement clauses which cannot meet equity classification under IAS 32. The fair value of Athena’s Warrants amounting to $1.4 million as of December 31, 2022 has been determined based on the closing price of $0.1163 per warrant as of December 31, 2022. The liability is subject to re-measurement at each balance sheet date until such time the warrants are exercised, expire or qualify for equity classification, and any change in fair value will be recognized in the Statement of Operations. The accumulative change in fair value from the date of issuance to December 31, 2022 amounting to €13.0 million is included in accumulated losses on balance sheet.

The historical financial statements of Athena are presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Euros using the following historical exchange rates:

Period end exchange rate as of December 31, 2022 (balance sheet)	0.938
Average exchange rate for year ended December 31, 2022 (statement of operations)	0.950

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Financial Information.

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

(1)    To reclassify marketable securities held in Athena’s Trust Account at the balance sheet date that become available to the post-combined company following the Business Combination.

(2)    To reflect the waiver of the deferred underwriting fee payable. Please refer to “Athena Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Citi Waiver of Deferred Commission.”

(3)    To reclassify the Athena common stock subject to possible redemption to permanent equity.

(4)    To reflect cash paid to Athena stockholders who are assumed to exercise redemption rights. The “no redemption scenario” already incorporates the exercised redemptions as a result of the extension meeting.

(5)    To adjust for estimated $16.5 million in transaction costs anticipated in consummating the Business Combination that will reduce cash proceeds to the combined entity. This adjustment is also reflected in the reduction to additional paid-in capital.

(6)    To reflect the elimination of Athena’s accumulated historical deficit.

(7)    Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the difference between the deemed costs of the shares issues to SPAC Shareholders and the fair value of SPAC’s identifiable net assets as of the date of the Business Combination, resulting in an increase to accumulated loss assuming no redemptions and maximum redemptions, respectively. The fair value of shares issued was estimated based on a market price of $10.43 per share (as of January 20, 2023). The value is preliminary and will change based on fluctuations in the share price of the common stock through the closing date. This is included in the unaudited pro forma condensed combined statement of profit or loss as discuss in Note (3) in the P&L pro forma adjustments.

(8)    This adjustment reflects the conversion of e.GO’s outstanding convertible loans as of December 31, 2022 as well as the additional convertible loans received after the reporting period.

(9)    To reflect the common stock issued in connection with the conversion of e.GO’s equity into a number of shares of Surviving Company Common Stock.

(10)  To reflect the conversion of Class A Common Stock and Class B Common Stock into a number of shares of Surviving Company Common Stock.

(11)  To reflect the shareholder and other loans received after the reporting period. e.GO received additional shareholder loans and issued a Bearer Note with a total amount of €11.241 million since January 1, 2023, of which the majority shareholder, nd industrial investments B.V.(ndii), provided a total of €9.241 million.

Lender	Payment/ Agreement Date	Nominal Amount (in € thousand)	Interest Rate (p.a.)	Repayment Date	Repayment
nd industrial investments B.V.	February 2, 2023	2,920	10.0%	December 31, 2024	End of term
nd industrial investments B.V.	February 24, 2023	2,600	10.0%	December 31, 2024	End of term
nd industrial investments B.V.	March 28, 2023	2,218	10.0%	December 31, 2024	End of term
nd industrial investments B.V.	April 24, 2023	725	10.0%	December 31, 2024	End of term
MIMO Capital AG	April 27, 2023	2,000	9.0%	May 6, 2025	End of term
nd industrial investments B.V.	May 26, 2023	778	10.0%	December 31, 2024	End of term
Subtotal (paid out loans)		11,241

Next to the ndii shareholder loans, e.GO issued a Bearer Note with a volume of €2 million to MIMO Capital AG on April 24, 2023. Moreover, e.GO expects to receive net proceeds in an amount of approximately €[48] million as a result of the successful closing of the IP Note. For each of the above listed loans, the pro-forma adjustments reflect the cash inflow to the Company as well as the corresponding liability on the balance sheet.

(12)  To reflect the expected net proceeds obtained under the IP Note (nominal amount of $75 million and taking into account corresponding fees).

(13)  Reflects the issuance of 30,000,000 TopCo Shares issuable pursuant to the Earn-out Agreement in the Business Combination Agreement with a nominal value of €0.12 per TopCo Share. The shares are conditioned upon per share increases agreed to in the Business Combination Agreement.

(14)  Reflects the termination of the Forward Purchase Agreement as of March 3, 2023. Please refer to “Certain Relationships and Related Person Transactions — Forward Purchase Agreement.”

The adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 are as follows:

(1)    Reflects the elimination of Athena’s interest income related to the cash held in the Trust Account.

(2)    Elimination of Athena admin service fees that will cease to be paid upon the Closing.

(3)    Represents the expense recognized assuming no redemptions and maximum redemptions, respectively, in accordance with IFRS 2, for the difference of the deemed costs of the shares issued to Athena Stockholders and the fair value of SPAC’s identifiable net assets at the date of the Business Combination.

(4)    Reflects the termination of the Forward Purchase Agreement as of March 3, 2023. Please refer to “Certain Relationships and Related Person Transactions — Forward Purchase Agreement.”

Earnings/(Loss) per Share

Represents the earnings/(loss) per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings/(loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

	As of December 31, 2022
	Scenario 1 No redemption scenario	Scenario 2 Maximum redemption scenario
Pro forma net loss (€k)	(173,679)	(173,280)
Weighted average shares outstanding – basic and diluted(1)	60,581,044	58,532,108
Net loss per share (€) – basic and diluted	(2.87)	(2.96)

Public Shares	2,048,936	0
Shares held by the Athena Sponsor	9,512,500	9,512,500
Shares issued to e.GO Shareholders and Lenders	49,019,608	49,019,608
Weighted average shares outstanding – basic and diluted(1)	60,581,044	58,532,108

____________

(1)      The weighted average shares outstanding — basic and diluted exclude 30,000,000 Earn-Out Shares to e.GO Shareholders and 11,500,000 Public and 530,000 Private Placement Warrants.

BUSINESS OF TOPCO BEFORE THE BUSINESS COMBINATION

The information provided below pertains to TopCo prior to the Business Combination. As of the date of this proxy statement/prospectus, TopCo has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of Merger Sub and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Business Combination Agreement, Athena and e.GO will effect a transaction, the result of which TopCo will become the ultimate parent of e.GO. For information about TopCo’s management, stock ownership and corporate governance following the Business Combination, please see the section entitled “Management of TopCo After the Business Combination.”

Incorporation

TopCo was incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on July 25, 2022 with an issued share capital of €0.12. Substantially concurrently with the consummation of the Business Combination, the TopCo General Meeting will resolve to convert TopCo’s corporate form into a Dutch public company (naamloze vennootschap).

Articles of Association

Substantially concurrently with the consummation of the Business Combination, TopCo’s current articles of association will be amended and restated in their entirety to be in the form of the TopCo Articles of Association contemplated by the Business Combination Agreement and attached as an English translation of the official Dutch text as Annex C to this proxy statement/prospectus. TopCo’s current articles of association may be amended at any time prior to consummation of the Business Combination by mutual agreement of e.GO and Athena or after consummation of the Business Combination by amendment in accordance with their terms. Please see the section entitled “Description of TopCo Securities and Articles of Association.”

Name

TopCo is registered with the Commercial Register of the Netherlands Chamber of Commerce under the registration number 87103486 and the legal name Next.e.GO B.V. Substantially concurrently with the consummation of the Business Combination, TopCo’s legal name will be changed to Next.e.GO N.V. as a result of the amendment of TopCo’s Articles of Association.

Official Seat

TopCo’s official seat (statutaire zetel) is in Amsterdam, the Netherlands and its business address is Lilienthalstraße 1, 52068 Aachen, Germany. The mailing address of TopCo’s principal executive office after the Closing of the Business Combination will remain the same and be at Lilienthalstraße 1, 52068 Aachen, Germany.

Financial Year

TopCo’s financial year is the calendar year.

Subsidiaries

Merger Sub, a newly incorporated Delaware corporation, is a wholly-owned subsidiary of TopCo. As of the date of this proxy statement/prospectus, Merger Sub has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

Sole Shareholder

e.GO is currently the sole shareholder of TopCo. In connection with the Business Combination, Athena Stockholders will become shareholders of TopCo and e.GO equity holders will become shareholders of TopCo pursuant to the Exchange.

Management Board

TopCo currently has a management board consisting of one or more managing directors. Currently, the sole managing director of TopCo is Ariane Martini, who also serves as Chief Human Resources Officer of e.GO. Eelco Van Der Leij will be TopCo’s Executive Director, besides 6 TopCo Non-Executive Directors, upon completion of the Business Combination.

Legal Proceedings

As of the date of this proxy statement/prospectus, TopCo was not party to any material legal proceedings. In the future, TopCo may become party to legal matters and claims arising in the ordinary course of business, the resolution of which TopCo does not anticipate would have a material adverse impact on its financial position, results of operations or cash flows.

Properties

TopCo currently does not own or lease any physical property.

Employees

TopCo currently has no employees.

BUSINESS OF E.GO AND CERTAIN INFORMATION ABOUT E.GO

Our Mission

Our mission is to shape the future of urban mobility through innovative and sustainable electric vehicles.

Overview

e.GO is a Germany-based manufacturer of BEVs. Evolving from an academic research and development-oriented startup, and based on a track record of experience in vehicle building, our business operations encompass the production and sale of BEVs together with digital solutions such as diverse mobile-app functionalities and over the air communication. By the end of 2022, we had delivered over 1,200 BEVs to customers in Germany, who use our vehicles predominantly in urban environments. This accumulates to more than nine million kilometers of driving experience. Driven by sustainability and usability, our distinctive vehicle design combines innovative technology with a unique materials mix that delivers durability, reusability and value for money. Our innovative battery solution allows for flexible and smart recharging, swapping of the entire battery, easier repairs and potential future technology upgrades. We currently produce our BEVs in-house in our fully digital and disruptive MicroFactory at our headquarters in Aachen, Germany. In parallel, we are preparing the launch of an additional MicroFactory in North Macedonia that is expected to start production in the second half of 2024 and the launch of a further MicroFactory in Bulgaria that is expected to start production in the last quarter of 2024. To offer our customers a full spectrum of aftersales services, we have entered into a partnership with Bosch, which covers a network of almost 80 service workshops throughout Germany.

We have started to operate in the market for electric vehicles, or EVs, in Germany and are expanding to Europe with additional plans to gradually address the rest of the world. The global EV market is one of the fastest growing markets in the automotive industry. According to our estimates derived from a number of reports, such as Deloitte and other reputable external consultants, in 2020, the global EV market had a size of 2.5 million annual unit sales and is expected to grow to around 11.2 million annual unit sales by 2025 and to 31.1 million annual unit sales by 2030, equaling a compound annual growth rate, or CAGR, from 2020 to 2030 of nearly 29%. Total global battery electric vehicle, or BEV, sales, i.e., sales of electric vehicles that run exclusively on power generated from rechargeable battery packs without any secondary source of propulsion such as internal combustion engines, are, according to the same studies, estimated to reach 25.3 million annual units sales by 2030, corresponding to 81% of the total annual EV sales, with the remaining 19% relating to hybrid-solution electric vehicles. We believe that the market benefits from several key growth drivers: a global regulatory landscape promoting BEV mobility as part of the overall energy transition, an increasing awareness among consumers for environmentally sustainable products, a stronger demand for BEVs from growing urban populations and the economic advantages of BEVs compared to internal combustion engine vehicles with respect to total cost of ownership, including fuel charges, tax and subsidies. We believe that the innovative and sustainable, yet practicable, design of our BEVs and our battery solutions positions us well to capture further growth from the anticipated development of the BEV market and its underlying trends.

In 2022, we have been accepting reservations for the e.wave X. The e.wave X roots from and builds on the e.GO Life Next (Limited edition), which we successfully introduced in the second half of 2021 and completely sold out within the first half of 2022. Immediately after its unveiling in May 2022, the e.wave X generated reasonable interest among potential customers — by the end of 2022, over 11,000 non-binding reservations had been placed. We believe that its design with a strong focus on sustainability, practicality and value for money makes the e.wave X an urban electric vehicle like no other. For each of its key components, like the robust 3D aluminum space frame or the paint free and flexible polymeric skin, materials have been carefully selected to ensure durability and reusability. The electric engine, which is manufactured by Bosch, delivers a peak power of 80 kW, providing agility and driving fun. At the same time, the engine is quiet, low in vibrations and requires much less maintenance compared to internal combustion engines, giving the car a longer life. The e.wave X’s compact form combines comfort and versatility while offering flexibility in the urban environment. As one of the most compact 4-seaters in its class, it is easy to park, making it ideal for the urban reality. The outer design features are accompanied by intelligent technology solutions. The smart and flexible charging solution allows customers to charge their e.wave X with any 11 kW wallbox or even more conveniently at their household socket without the need for any specific infrastructure. The e.wave X’s battery has a ratio of size and capacity designed for urban mobility, aiming to limit the use of battery materials and its environmental impact. A fully-charged battery is expected to achieve an urban range of up to 250 km. Yet, due to their compact size, batteries are swappable and can also be replaced conveniently for repairs or upgrades. After their use, batteries may be recycled and given a second life as storage for renewable power systems. Our vehicles are supported by intuitive digital solutions that easily connect to the BEV, making our customers’ everyday life easier. Through our proprietary e.GO Connect App, customers have direct access to the most important vehicle data and to a range of services available for their e.GO model.

We have a lean decentralized production footprint with a state-of-the-art MicroFactory in Aachen, Germany, where we produce the body and assemble the entire vehicle and also cover product development as well as product testing. In our MicroFactory, we have established a disruptive production approach, enhanced by robotics, automation and artificial intelligence, which focuses on flexibility, sustainability and optimized use of capital during the whole production process. Compared to vehicle production by traditional OEMs, our MicroFactory approach offers a much smaller environmental and energy footprint. We achieve this result by removing two of the most energy intensive and polluting stages of classical production, which are the pressing and painting. We have implemented a highly automated welding system using advanced robotics, which produces the aluminum space frame, and a smart assembly process, which saves resources compared to traditional large and complex assembly lines. Our advanced robotics solution delivers a simultaneous three dimensional welding operation that assembles the 3D aluminium space frame in nearly seven minutes, with the highest precision, least human error exposure and all connected and controlled by our internet of production (IoP) IT architecture. Autonomous guided vehicles move within the production from one station to the next, where the BEV is assembled step by step. Furthermore, we use renewable energy generated from the solar panels on the roof of our factory. We believe that our MicroFactory is one of the most modern production facilities and a unique testament to our innovative and sustainable DNA.

For the year ended December 31, 2022, we had a loss for the period of negative €57.7 million. Our loss for the year ended December 31, 2021 was negative €41.3 million. We believe that we will continue to incur losses and depend on external financing in the foreseeable future at least until we commence material deliveries of the e.wave X and the time when we significantly scale our operations.

Our History

e.GO was initially formed as a shelf company on November 21, 2019, to facilitate the formation of a future corporation. On August 31, 2020, e.GO raised additional capital through new investors in order to purchase certain intangible and tangible assets from another company (“Selling Company”) in Aachen, Germany that was heavily focused on research and development of production technology and BEVs. On the same date, e.GO entered into an asset purchase agreement (the “Asset Purchase Agreement I”) with the Selling Company to acquire certain equity interests owned by the Selling Company in other entities, all technical equipment and machinery, including factory, office, and other equipment, all intellectual property, CO2 pooling rights, certain items of inventory, and to assume a limited liability towards one supplier for the supply of a defined number of batteries. In addition, all of the Selling Company’s employees were transferred to e.GO including existing liabilities towards those employees as required by German law. Further, on December 2, 2020, e.GO entered into another asset purchase agreement (the “Asset Purchase Agreement II”) with the Selling Company to acquire additional production equipment and inventories. With the completion of the Asset Purchase Agreement I, e.GO has essentially only been operational since September 1, 2020.

Market Opportunity

We believe that the market for urban BEVs offers a unique opportunity and that our business is at the sweet spot of macro trends and market drivers to seize this opportunity and capture growth.

We believe that political and regulatory pressure to reduce CO2 emissions and combat climate change will lead to lower demand for combustion engines and will increase demand for new technologies, such as battery electric vehicles. Increased government mandates for electrification, combined with consumers’ growing desire for clean energy vehicles and lower operating cost, are driving electrification of the automotive industry at a rapid pace and on a global scale. The market is still nascent, although global battery electric car sales enjoyed strong performance in 2022, with approximately 9% of global light-weight vehicle sales being battery electric vehicles. This presents a significant opportunity for us to address unmet needs in this market.

According to our estimates derived from a number of reports, such as Deloitte and other reputable external consultants, the global EV market is expected to grow from 2.5 million annual unit sales in 2020 to around 11.2 million annual unit sales in 2025 and to 31.1 million annual unit sales in 2030, corresponding to a CAGR from 2020 to 2030 of nearly 29%. According to the same studies, in 2030, the share of annual global BEV unit sales is expected to amount to 25.3 million, representing 81% of the total annual EV sales. The market volume of urban BEVs is expected to grow at CAGR of 20% from 2021 to 2027. We believe that the following trends will drive this expected increase: a global regulatory landscape promoting BEV mobility as part of the overall energy transition, an increasing awareness among consumers for environmentally sustainable products, a stronger demand for BEVs from growing urban populations and the economic advantages of BEVs compared to internal combustion engine vehicles with respect to total cost of ownership, including fuel charges, tax and subsidies. In addition, according to a report by McKinsey & Company, the COVID-19 pandemic has prompted many governments to increase consumer incentives for electric vehicle purchases as part of economic stimulus programs.

Due to our focus on product durability, reusability and value for money, we believe we are well positioned with the e.wave X to benefit from these market opportunities as we intend to offer net-zero-emissions electric mobility to the mass market at a comparatively affordable price.

There is an opportunity for e.GO to win further market share, as several competitors have or are preparing to focus more on premium segments than on the urban segment. The e.wave X, with a base price in Germany of €24,990 including 19% VAT and not including any customer incentives, could make an attractive option for budget-conscious consumers.

Strengths

We believe that the development of our business is supported by the following competitive strengths:

•        Pure-play BEV company that has already launched production.    We are already delivering on the EV promise today. While several other players in the EV industry have yet to start serial production, we have successfully established our first MicroFactory in Aachen, Germany, as early as 2018 and, by the end of 2022, have produced over 1,350 cars. In the first half of 2022, our e.GO Life received unlimited EU homologation. By the end of 2022, we have estimated that the BEVs we have delivered to customers have driven a total of over nine million kilometers and have provided to us over eleven terabyte of operational data. We have received high rankings in well-known industry journals in Germany. In May 2022, electricar ranked e.GO on the second place (out of five) among the most popular producers of lightweight electric vehicles, and in Auto Motor Sport, our e.GO Life was recognized as one of the Best Cars 2022, ranking on the 9th place in the category Minicars. Our go-to-market strategy includes strong partnerships across the value chain, including with a number of key players such as SIXT, FINN and Euronics, that position us for future growth.

•        Innovative and sustainable product.    We consider the e.wave X to be a truly innovative and environmentally sustainable product. Given its dimensions, which are compact and yet fit four seats, and a city range of up to 250 km, we believe that the e.wave X is well-suited for every-day use in the urban environment. The e.wave X’s smart battery solution has been designed to offer practicality and flexibility for urban mobility. It provides users with a range of options suited for almost any situation. Its 11 kW fast charging ability makes recharging a convenient, trouble-free process and its proprietary battery-swap capability addresses occasional needs as well as battery lifetime and obsolescence aspects. The possibility to swap the BEV’s battery — without major intrusion — for a replacement also makes the battery technology “future-proof” as repairs and upgrades can easily be made without having to disassemble other parts of the vehicle in order to remove the battery. The battery swap solution is a result of a strategic cooperation between e.GO and Ample Inc., an American technology and energy solution provider. The battery’s sizing, which has been designed to reduce electricity consumption and material costs, and its potential for second-life applications, such as in stationary power storage systems, among various other aspects, demonstrate our comprehensive sustainability concept across the life cycle. Overall, the e.wave X is expected to help define e.GO as a truly sustainable brand and to establish the bar for excellence across all our future products and experiences. By the end of 2022, over 11,000 non-binding reservations have been placed for the e.wave X.

•        Proven unique and modular MicroFactory.    Our MicroFactory in Aachen, Germany, has successfully proven its flexible performance capabilities and serves as a blue print for replication and decentralized expansion. Based on our disruptive production solution, which eliminates press and paint shops and thus enables an asset-light, low-capex production, we developed an efficient and modular factory (MicroFactory) with reduced required plot and energy compared to traditional factories. A single MicroFactory has an annual production capacity of 30,000 vehicles in a three-shift setting. Due to lean manufacturing processes, we believe that we are able to complete the production of a BEV in less overall time and with lower conventional capex than traditional vehicle manufacturers. We believe that this set-up, coupled with the track-record of our MicroFactory in Germany, positions us for global growth. Due to their asset-light and agile setup, MicroFactories are easier to build than traditional vehicle factories, which allows for more flexible and decentralized locations. Additional MicroFactories are currently expected to require an estimated core factory capex of around €55 million each. Decentralization provides various strategic advantages, such as the ability to hedge against global disruptions. Furthermore, decentralized production establishes local roots and thus facilitates new market entries. In addition, geographic flexibility allows us to target and attract local talent and to access local subsidies and benefits. We are positioned to enable long-lasting economic and social value add, creating up to approximately 1,000 direct jobs as well as additional indirect jobs in the regions where we build our MicroFactories. The MicroFactory in Aachen is currently in production, while we are preparing the launch of an additional MicroFactory in North Macedonia that is expected to start production in the second half of 2024 and the launch of a further MicroFactory in Bulgaria that is expected to start production in the last quarter of 2024.

•        Strong growth case and attractive financials.    We believe our business is well positioned for growth and global expansion. We consider our business model to be largely scalable due to the proven track-record of the production concept in our MicroFactory in Aachen, Germany in conjunction with low capex requirements for global expansion. Consequently, we expect that a phased rollout with an estimated roll-out time 18-24 months of our additional MicroFactory in North Macedonia and our further MicroFactory in Bulgaria and entry into new markets will lead to revenue growth in the following years. Similar to revenue development, we expect an increase of production volume in the following years. To facilitate further growth after 2024 and beyond, we are planning to introduce additional MicroFactories across the continents, which will enhance local economic value add and enable access to local talent and government support.

Strategy

To achieve continued success, we have identified the following key elements of our growth strategy:

•        Expanding our product portfolio.    We have developed a smart skateboard vehicle platform with a view to scalability and usability for future models. We use standardized or off the shelf components and systems in the e.wave X. This modular approach can also be used for other derivatives without any, or only minor, modification, especially in relation to carry-over parts, therefore significantly reducing development time. Leveraging this platform and these systems, we intend to roll out multiple new vehicle models across other segments in the future. In terms of innovation and sustainability, we intend to equip all of our future electric vehicles with the same features that we believe make the e.wave X stand out from other compact city BEVs.

•        Growing our geographic footprint.    Our initial marketing is focused on Germany, other EU member states and selected other European markets. We plan to expand our focus to additional hospitable markets. In the long term, we currently intend to expand our operations to other, more remote markets, such as the Americas as well as Middle East and Asia. We have already signed letters of intent regarding additional international MicroFactories as well as definitive agreements for facilities in Bulgaria and North Macedonia. We are also in the process of negotiating letters of intent for more international MicroFactories.

•        Capturing additional revenue from CO2 pooling.    Many developed countries have environmental regulations and incentives that seek to reduce CO2 emissions, providing us with an additional potential revenue source. For example, under EU regulation, any automotive manufacturer who fails to reduce the average emissions of its fleet sold in the EU to a specific CO2 emission per kilometer is subject to penalty payments. A manufacturer can avoid, or reduce, penalty payments, if it pools its emissions with those of manufacturers that exceed emission targets, such as manufacturers of zero or low-emission vehicles. The economic benefit is shared between the pooling participations, providing us with an additional source of revenue. We intend to participate in one or more of these pooling arrangements, which will come at virtually no extra cost to us.

•        Adapting our sales approach.    While we believe that our focus on direct and digital channels alongside the physical brand stores and agents has the potential to replace the traditional dealership model of the car industry, we supplement this approach by opening pop-up showrooms and by entering into co-operations with retail and e-commerce partners. Showroom and retail partners allow us to physically display our vehicles, providing potential customers with the ability to view, touch and feel, and test drive our vehicles on-the-spot. We believe that these physical aspects of our go-to-market strategy may allow us to convince customers who might not otherwise engage with our products. As we expand our product portfolio, we intend to remain flexible and adapt our sales approach should we come to realize that an even stronger shift towards a physical approach would be beneficial to our growth.

•        Continually improving our environmental performance.    The core of our mission is to create sustainable products in a sustainable way. Accordingly, we plan to enhance the efficiency of our vehicles’ drive train to increase the range that can be achieved with a single battery charge. In sourcing components and choosing our partners, we seek to continuously improve the CO2 footprint of the components we source and the services we receive. Our goal is to offset 100% of the CO2 emissions generated by the production of the e.wave X and our future vehicle models, with a view to achieving full CO2 neutrality during the production cycle.

•        Enhancing our digital user experience.    In parallel to offering an innovative and sustainable product to our customers we are focused on enhancing their digital experience while using our vehicles. The digital experience centers around our proprietary e.GO Connect App, which encompasses a range of value adding services to our customers. Those include, among others, service locator, car dashboard, charging locator and integration of artificial intelligence voice skills. We plan to continue to work on the digital experience and will gradually introduce additional features and services.

Our Vehicles

e.wave X

We consider the e.wave X to be a truly innovative and environmentally sustainable product. Given its dimensions, which are compact and yet fit four seats, and a city range of up to 250 km, we believe that the e.wave X is well suited for every-day use in an urban environment.

The e.wave X’s smart battery solution has been designed to offer practicality and flexibility for urban mobility. It provides users with a range of options suited for almost any situation. Its 11 kW fast charging ability makes recharging a convenient, trouble-free process and its proprietary battery-swap capability addresses occasional needs as well as battery lifetime and obsolescence aspects. The possibility to swap the BEV’s battery — without major intrusion — for a replacement also makes the battery technology “future-proof” as repairs and upgrades can easily be made without having to disassemble other parts of the vehicle in order to remove the battery. The battery’s sizing, which has been designed to reduce electricity consumption and material costs, and its potential for second-life applications, such as in stationary power systems, among various other aspects, demonstrate our comprehensive sustainability concept across the life cycle.

At the core of our smart, MicroFactory-based platform is our distinctive vehicle design, which comprises the three elements smart integration solution, smart body and tooling technology, and our smart skateboard architecture. Through integrating standardized components from established suppliers with global footprints, we can substantially reduce execution risk. Vehicle bodies and tooling technology are designed and linked to each other in a way that ensure innovative and flexible production, enabling us to deliver multiple models at low cost. Our smart body and tooling technology is complemented by a smart skateboard platform, which is lightweight, versatile, durable and safe. Due to its model-independent design, the smart skateboard provides the flexibility to produce a mixed-model line based on a single platform.

Our e.wave X is manufactured based on a unique 3D Aluminum Space Frame technology, which uses materials that resemble materials used in the aviation industry — aluminum and polymer. The mix of materials makes the vehicle lighter, its exterior robust, scratch and dent resistant and ensures an overall extended durability compared to traditional materials used in the vehicle industry. The exterior design eliminates the need for painting. Both the robust polymeric exterior and the durable and corrosion-resistant aluminum space frame are expected to result in lower repair costs. Furthermore, exterior vehicle parts can be easily replaced, which enables environmentally-friendly refurbishment options. The e.wave X’s ambitious approach towards sustainability is underlined by the design of its electric engine. A powertrain equipped with a robust and low-vibration electric motor ensures low wear and tear and thus leads to lower maintenance costs as compared to traditional engine designs and to an overall long-lasting usability.

Future Vehicle Programs

The next variant planned to share the e.wave X’s platform is the e.wave, which is the urban version and we expect to start producing in 2023.

We are also working on the development of a larger vehicle platform that is expected to be ready for production by 2024, earliest.

We have developed a derivative of the e.wave X specifically tailored to the needs of urban commercial delivery services, called e.Xpress. The e.Xpress is intended to cater to the growing need for sustainable and zero-emission urban commercial and last mile delivery. It has been designed with attention to the needs of the sector such as dimension to fit the urban environment and the battery exchange solution that is designed to address uptime with a projected quick battery swap time of less than ten minutes. With a cargo capacity of up to 940 liters and a gross payload of up to 275kg, the e.Xpress is designed to make deliveries in the city more environmentally friendly and cost-effective. Its dimensions make it well-suited for navigating busy city streets with a city range of up to 230 km. The start of reservations for the e.Xpress is scheduled for the second quarter of 2023 assuming a Closing by the end of the first quarter of 2023.

Technology

We are a technology and automotive company. We seek to set new standards for sustainable urban transportation with the e.wave X, and do so by focusing on proprietary, in-house technology development as well as unique features and services associated with the product. Around our BEVs, we have built a fully digital ecosystem with plug-and-play connectivity that ensures an enhanced user experience. Our e.GO Connect App serves as a platform that integrates our vehicles into our customers’ digital lifestyle, enabling Car-2-Cloud data services and various other applications.

We have established, and plan to expand, battery exchange (swap) locations at different locations throughout Germany to enable inevitable and occasional beyond-city travels. The coverage is intended to provide a peace-of-mind and enhanced customer experience. Currently, there are five stations in Germany. Through our e.GO Connect App, customers can directly access charging stations, ensuring a seamless digital user experience. With respect to manual charging stations, e.GO has succesfully launched multiple stations in Germany.

Product Development

We believe that it is and will be crucial for our success to keep up with advances and changes in electric vehicle technology and its eco-system. Our product development activities currently focus on the final preparations for the upcoming series production start of the e.wave X as well as the development of additional car models, while enhancing the digital features and user interface.

Our product development strategy focuses on developing our key technologies and innovations in-house where we benefit from the expertise of our highly qualified product development team. This allows us to ensure that the key technologies and innovations used in our vehicles reflect our core values and vision of sustainable and affordable electric mobility. Our product development efforts mainly relate to vehicle performance, battery technology, digital user interface, additional vehicle design and use cases as well as value-adding services associated with decentralized production based on our proprietary MicroFactory.

Manufacturing

In our fully digital MicroFactory in Aachen, Germany, we pursue a lean, agile and sustainable production strategy, which is based on tech-first and purely digital IT architecture. Through efficient processes, that avoid the need for press shops and paint shops, we are able to enhance our energy, water and waste profile, which, as we believe, significantly reduces our environmental footprint compared to other OEMs and considering the energy transition that is on-going will be a value-adding feature of our production solution compared to traditional production systems. The result is an overall reduction of tool and die capex by almost 70% in our estimation. Further competitive advantages result from the flexibility and agility of our overall production concept, which enable reduced production times compared to traditional car manufacturing.

Since its establishment in 2018, the MicroFactory in Aachen has successfully proven its high-performance capabilities and serves as a blue print for replication. With a final estimated assembly time per vehicle of 290 minutes, the factory can reach an annual production capacity of 30,000 vehicles in a three-shift setting. The combination of different highly innovative tech tools and applications form our internet of production (IoP) IT architecture that enables a high degree of flexibility for a multi-derivative assembly. The core of the architecture is the smart data layer enabling the digital thread from engineering through production and sales to after sales. The practice of aggregating the data from many systems within an organization to a single location, so-called single source of truth, embedded in the smart data layer secures interdisciplinary data consistency across enterprise processes and allows for closed-loop lifecycle management of products and customers, fulfilling time, cost, quality and regulatory requirements.

As our vehicle and production design avoids the need for press shops and paint shops, it requires only the body shop and an assembly line. Lean and asset-light manufacturing processes significantly reduce the production capex requirement.

We believe that the proven track-record of our MicroFactory in Aachen, Germany, positions us for global growth. Due to their asset-light and agile setup, MicroFactories are easier to build than traditional vehicle factories, which allows for more flexible and decentralized locations. For various reasons, we consider a decentralized footprint a strategic advantage to our business. For example, decentralization can hedge against global disruptions. Furthermore, decentralized production establishes local roots and thus facilitates new market entries. In addition, geographic flexibility allows us to target and attract local talent and to access local subsidies and benefits. Lastly, establishing MicroFactories in countries where we intend to expand our business can be a significant accelerator and facilitator to a successful market entry. The MicroFactory in Aachen is currently production-ready, while we are preparing the launch of an additional MicroFactory in North Macedonia that is expected to start production in the second half of 2024 and the launch of a further MicroFactory in Bulgaria that is expected to start production in the last quarter of 2024. To date, we have paid expenditures in the amount of €4.2 million for the land purchase and factory expenses in Bulgaria. We estimate capital expenditures in relation to our factory, building and exterior in our Bulgarian MicroFactory in Bulgaria in the amount of €87.4 million and estimate capital expenditures in relation to our factory in North Macedonia in the amount of €44.2 million. The relevant buildings in North Macedonia will be leased. We expect a considerable grant package for our project in North Macedonia.

Go-to-Market Strategy

We follow a hybrid go-to-market approach that integrates both digital touchpoints, in particular digital sales, and physical touchpoints, for example through sales partners and roadshows, into a single unique customer journey. While digital touchpoints like digital sales provide high convenience and ease, physical touchpoints such as brand & design stores and roadshows enhance the customer experience. We pursue a, what we call, 360 degree “phygital” omnichannel approach, meaning that the customer journey comprises both physical touchpoints to enhance the experience, for example through unique and innovative brand stores in various large cities in Germany as well as major events and roadshows across Europe, and digital touchpoints to provide high convenience and ease. To implement our “phygital” approach, we cooperate with various high-profile partners such as Amazon (digital sales, e.GO webshop), Euronics and SportScheck.

The e.wave X can be reserved via the e.GO webshop or the e.GO Connect App or at selected physical locations. At our brand stores, visitors can experience the e.GO car design and the new e.wave X model and make reservations directly on site. We had previously opened our first two pop-up brand stores in Düsseldorf and Hamburg in 2021. The opening of additional brand stores is currently in planning.

In addition, e.GO entered into a strategic cooperation with OneFor Holding GmbH, an innovative German fintech company focusing on consumer digital finance and payments, with the aim to provide customers with access to instant personal car loans of up to €25,000.

Marketing

We focus on direct targeted marketing and on conveying the essentials about our product, such as design elements and technical specifications, as we believe that this information is key to demonstrating e.GO’s distinctive vehicle design and will therefore be appreciated by potential customers. To illustrate the e.wave X’s seamless integration into our customers’ digital lifestyle, we launched campaigns such as “Buy it where you buy your smartphone,” in which we cooperate with Euronics and Amazon amongst others, and “Charge it where you charge your smartphone.” In addition, we use social media to educate potential customers on the creation of our technology and to generally promote our brand. The partnership with our brand ambassador soccer star Neymar Jr. led to a total of over thirteen million impressions, over ten million reach and over two million likes in 72 hours from the event in which the e.wave X was unveiled. We are also raising brand awareness through cooperations with SIXT, where our previous model, the e.GO Life, is available as a car-sharing vehicle in the German cities Berlin, Hamburg and Munich, and with the all-inclusive car rental provider FINN where customers can rent the e.GO Life for longer terms starting from one month.

We believe that our customer traction is promising and has continued to grow as brand awareness increases. By the end of 2022, without any major spending on marketing and prior to start of any large-scale campaign, we have received over 11,000 non-binding reservations for the e.wave X.

Customer Service

We cooperate with Bosch for an all-around carefree service offering in currently almost 80 service workshops throughout Germany, which includes regular check-ups as well as repairs. For this purpose, we have entered into a non-exclusive written Service Network Agreement with Bosch Automotive Service GmbH, effective as of January 1, 2022, which provides a joint Europe-wide network of car repair shops. The agreement governs the basis of e.GO’s access and relationship to Bosch’s network of service workshops and the training of the network partners. The services to be provided by Bosch under the agreement relate, among other things, to the recruitment and recommendation of qualified workshops from Bosch’s network in each region in Germany in accordance with e.GO’s roll-out plan. The obligations of e.GO under the agreement comprise the specifications for oil, tires and all necessary operating materials for service, maintenance, and repair of e.GO’s vehicles as well as supporting the workshops with spare parts procurement. We believe that our concept creates additional value for our customers as, contrary to the approach often taken by established vehicle brands, we currently do not intend to create incentives to have required service and maintenance work performed at typically more costly own car workshops but through partnership with well-known service providers such as Bosch, using their existing network. At the same time, this concept allows us to externalize the costs typically associated with the installation, operation and maintenance of a service network including their productivity management which is conceptually different for BEVs compared to classical internal combustion engine vehicles.

Competition

The automotive market in general, and the automotive mass market in particular, are highly competitive. We expect competition in our industry to intensify in the future, particularly in light of increased demand for alternative fuel and a regulatory push for electric vehicles, for example by way of CO2 target emission regulations and tax or other monetary incentives, as well as declining battery prices. Continuing globalization may lead to additional potential competitors in emerging economies. We believe the primary competitive factors in our markets, in no particular order, include:

•        manufacturing efficiency;

•        vehicle price and total cost of ownership;

•        product quality, performance and features;

•        design and styling;

•        safety and reliability;

•        charging options;

•        innovation and development time;

•        energy economy;

•        sustainability;

•        customer service; and

•        financing terms.

We have strategically positioned ourselves to fill a niche in the market for urban battery electric vehicles. However, numerous competitors strive to offer compact BEVs, including manufacturers with established brands and significantly greater financial resources than us such as Volkswagen, Smart, Fiat and Renault. In order to succeed, we seek to offer to our customers the most convincing solution for sustainable mobility in our segment. We engage in innovation regarding design, materials, aftersales services and technology right from the start: in product, in production and the entire eco system that goes with it.

Intellectual Property

We view our intellectual property (“IP”), including patents, trademarks and know-how, as essential to the success of our business. Our IP strategy is designed to protect and enhance our competitive position in the various geographic regions in which we operate. Our IP rights are managed and coordinated by experienced in-house IP professionals with external support and assistance where necessary. We believe we exercise appropriate diligence in managing our IP and enforce IP rights against third parties in case of misuse.

Patents

By the end of 2022, we had 41 patents relating to our products, our MicroFactory and our IT architecture either granted, filed or pending. We are continuously running further patent ideation and preparation processes with a substantial number of additional patents expected to be filed in the next six to twelve months and an even higher number in the next twelve to twenty-four months. In expanding our patent strategy, we are also shifting towards a stronger internationalization of our patent portfolio. Making use of the Patent Cooperation Treaty, we are able to simultaneously file patent applications in all 156 contracting states.

Trademarks

As of the date of this Prospectus, we have approximately 48 trademarks registered or pending for registration, including combined word and figurative trademarks. We monitor our trademarks by commissioning the services of specialized third party service providers in order to maintain and to protect these key assets, including by pursuing any infringements by third parties.

Know-How

Unpatented research, development, know-how, and engineering skills make a vital contribution to our business, and we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property. We protect our proprietary information, including trade secrets and know-how, by entering into confidentiality and proprietary rights agreements with our employees and independent contractors.

Insurance Coverage

We have taken out a number of group insurance policies that are customary in our industry, such as property and loss of earnings insurance, business liability insurance, including insurance for product liability, transport insurance and environmental liability insurance. We believe that our insurance policies contain market-standard exclusions and deductibles. We regularly review the adequacy of our insurance coverage and consider the scope of our insurance coverage to be customary in our industry.

Compliance

We are implementing a robust compliance program centered around a clear statement of principles and an expectation for both legal compliance and high ethical standards. We intend to achieve these goals through ongoing training and discussions with our employees, clear policies and guidelines, internal controls over financial transactions, technological solutions to automate screenings for legal compliance, and a reporting hotline, which enables employees and service providers to share allegations of any legal or ethical matters on an anonymous basis.

Employees

As of December 31, 2021, we employed a total of 351 full-time equivalent employees, 370 as of December 31, 2022 and 357 as of the date of this business description. While several members of our works council are members of the IG Metall Union, the company is not unionized.

Facilities

We are headquartered in Aachen, Germany, where we also operate manufacturing facilities. The land on which our material properties are situated are subject to lease arrangements with third-party entities, as outlined below.

Address	Primary Use	Lease Expiry	Leased Area(4)
Lilienthalstraße 1, 52068 Aachen, Germany, Philipsstraße 8, 52068 Aachen, Germany	Headquarter, Manufacturing	August 31, 2030(1)	44,207
Kellershaustraße 21, 52078 Aachen, Germany	Storage	September 30, 2024(2)	1,840
Indelandstr. 2-4, 52249 Eschweiler, Germany	Storage	December 31, 2024(3)	6,000

____________

(1)      Renews automatically for two years unless terminated with 12 months’ written notice prior to the end of the term.

(2)      Renews automatically for one year unless terminated with 12 months’ written notice prior to the end of the term.

(3)      Renews automatically for one year unless terminated with 12 months’ written notice prior to the end of the term.

(4)      Leased area in square meters (m²), excl. parking spaces.

Legal and Arbitration Proceedings

Neither we nor any of our subsidiaries are party to any governmental, legal or arbitration proceedings (nor are we aware of any such proceedings that are pending or threatened) that have had or may have a significant effect on our financial position or profitability.

REGULATORY ENVIRONMENT

Overview

Our industry and business operations are subject to various laws, rules and regulations at international, national, state and municipal levels, which may affect, directly or indirectly, our operations or our industry. Such laws, rules and regulations include laws on vehicle approval and homologation, laws on vehicle road safety, environmental laws, laws on vehicle emissions and renewable energies, consumer protection laws, product warranty and product liability laws, intellectual property and copyright laws, labor and employment protection laws, export control regulations, trade and economic sanctions and embargoes on certain countries, persons, groups and/or entities, projects and/or activities, competition and antitrust laws, tax laws, and criminal laws (e.g., anti-money laundering and anti-corruption laws). Within the EU, the legal environment is also characterized by a set of political initiatives and legal frameworks under the so-called European green deal, which seeks to serve the overarching goal of eliminating greenhouse gas emissions and reaching climate neutrality by 2050. These initiatives and legal frameworks have had and will continue to have a significant influence on our industry and business operations as well as the overall adoption rate of electric mobility within the EU.

An overview of the laws, rules and regulations that are most relevant for our business operations or industry, broken down by general category of regulation, is provided below. Any reference in this section to any legislation or regulation is deemed to refer to such legislation or regulation as amended, supplemented or otherwise modified, and all further rules and regulations promulgated thereunder, unless the context requires otherwise.

Vehicle Approval/Road Safety

Our vehicles and related components will require compliance with product-related regulatory frameworks and approval by the relevant government authorities before we may sell our vehicles to customers or before our vehicles may be used on public roads. We will have to comply with substantial licensing, certification, approval, permit and other homologation requirements in all relevant markets in which we may operate, as well as numerous and continually increasing technical product requirements, particularly with regard to the safety of vehicle occupants and other road users.

The EU has passed extensive legislation and regulations on vehicle approval and safety, including a regulation governing the testing necessary for a vehicle to be placed on the market. EU regulation also sets out EU-wide rules on technical requirements and procedures to ensure that new types of motor vehicles and their trailers conform to EU-approved requirements on safety and environmental protection. For instance, under the UNECE umbrella, UN R138 regulates the minimum sound emission of quiet vehicles, intended to protect persons with impaired vision around the vehicle. Further EU regulation also provides for market surveillance to ensure the conformity of vehicles already available on the market, and allows EU member states and the European Commission to carry out random tests on vehicles to detect failures. EU regulation passed in 2019, which will take effect from July 6, 2022, introduces requirements for the implementation of state-of-art safety technologies (such as intelligent speed assistance, advanced driver distraction warning systems and other safety systems, including with respect to pedestrians and cyclists) as standard vehicle equipment and seeks to enhance the competitiveness of EU car manufacturers on the global market by providing the first EU legal framework for automated and fully automated vehicles.

At the national level, Germany has implemented portions of the above into its Road Transport Law (Straßenverkehrsgesetz), Road Traffic Licensing Regulations (Straßenverkehrszulassungsordnung) and EG-Vehicle Approval Regulation (EG-Fahrzeuggenehmigungsverordnung). In order to be accredited as a manufacturer with the German Federal Motor Vehicle and Transport Authority (Kraftfahrt-Bundesamt) we are required to implement a quality management system to provide proof of conformity of production.

General Product Safety Liability

Our vehicles will also have to comply with product-specific or general, non-specific product safety and product liability legislation and associated regulations.

The EU has passed a directive on general product safety that applies in the absence of specific provisions among the EU regulations governing the safety of the products concerned, or if legislation on the sector is insufficient. Under this directive, manufacturers and distributors may only market products that comply with a general requirement of consumer safety. A product is safe if it does not present any risk or only the minimum risks compatible with the product’s use considered to be acceptable and consistent with a high level of protection for the safety and health of persons. In addition to compliance with the safety requirement, manufacturers and distributors must provide consumers with the necessary information in order to assess a product’s inherent risks and take the necessary measures to avoid such threats (for example, withdraw products from the market, inform consumers and recall products). Strict liability applies for defective products throughout the EU in addition to any consumer protections at the national level.

In Germany, the EU requirements have been implemented via the Product Safety Act (Produktsicherheitsgesetz) and the Product Liability Act (Produkthaftungsgesetz), which are accompanied by the more general provisions under the tort law codified in the German Civil Code § 823 (Bürgerliches Gesetzbuch).

Vehicle Emissions and Regulatory Incentives

The protection of air quality and reduction of greenhouse gas emissions is a priority in the EU and car manufacturers relying on internal combustion engines must comply with increasingly stringent standards on vehicle emissions. The current environment of the EU and regulatory initiatives strongly support the development, production and sale of alternative fuel vehicles and their overall market adoption. In line with the international climate agreement signed at the 2015 United Nations Framework Convention on Climate Change in Paris by nearly 200 nations (commonly referred to as the Paris Agreement), which became effective in November 2016 and consists of two elements (a commitment by each participating country to set a voluntary emissions reduction target (referred to as nationally determined contributions or “NDCs”), with a review of the NDCs that could lead to updates and enhancements every five years beginning in 2023, and a transparency commitment requiring participating countries to disclose their progress), as well as based on emission legislation, the EU is taking a progressive stance in reducing carbon oxide emissions, thereby deliberately driving increasing demand for electric vehicles.

In that context and against the background of the EU’s green deal, the EU implemented the Euro 6 regulatory framework (“Euro 6”), which became mandatory in stages, depending on the vehicle, beginning from September 2014 onwards. Under Euro 6, new passenger vehicles only receive vehicle type approval in the EU if such vehicles comply with defined maximum emission volumes regarding carbon monoxide, hydrocarbons, nitrogen oxides, ammonia and particulates. Implementation of Euro 6 in the EU member states did not require additional legislation at the national level. National authorities monitor compliance and have the ability to recall non-compliant vehicles. The European Commission has started the development of the next level of emission standards known as “Euro 7.”

Furthermore, the EU has implemented mandatory CO2 emissions targets. At present, all car manufacturers must meet a fleet-wide average emission target of 95g CO2/km for their new vehicle fleets that are registered in the EU. Car manufacturers are given additional incentives to produce zero- or low-emission cars emitting less than 50g CO2/km through a fleet-wide credits system. The regulation also provides for fleet-wide average CO2/km emissions targets for the years 2025 and 2030, which are defined as a percentage reduction from the current applicable values: Cars are subject to a fleet-wide reduction of 15% in 2025 and 37.5% in 2030, while vans are subject to a fleet-wide reduction of 15% in 2025 and 31% in 2030. The regulation also allows for pooling arrangements among several manufacturers of passenger cars or vans based on which these manufacturers will be treated as a single “pool” and their compliance with emission limits assessed on an aggregated basis at the pool level. Car manufacturers are subject to penalty payments if the fleet-wide average emission of CO2/km of the relevant car manufacturer exceeds the defined target values in a given year. The monetary penalty is calculated based on a predetermined Euro amount (currently € 95) for each gram of CO2/km exceeding the relevant target value multiplied by the number of vehicles produced by the relevant car manufacturer.

The adoption of electric mobility is further promoted on the national level within the EU. The vast majority of member states of the EU provide purchase grants, tax benefits or other incentive schemes to buyers of electric vehicles. For example, German governments on a state and federal level have implemented various incentive schemes to drive the adoption of electric mobility. Individual buyers of purely electric vehicles receive tax benefits in the form of ownership tax exemptions up to December 31, 2030 based on an amendment of the German Motor

Vehicle Tax Act (Kraftfahrzeugsteuergesetz). The work- or company-related use of electric vehicles receives preferential tax treatment as well. The German Federal Office for Economic Affairs and Export Control (BAFA) has set up an “environmental bonus program” (so-called innovation bonus) under which buyers of new fully electric vehicles may receive a one-time grant in the amount of up to nine thousand Euros (of which the relevant car manufacturer has to bear a share of three thousand Euros in order to lead to a customer claim under the bonus program of up to six thousand Euros in form of a government bonus) during a limited period of time and depending on the net list price of the relevant vehicle. Buyers of fully electric vehicles registered for the first time after June 3, 2020, and until December 31, 2021, will receive an extra innovation bonus in the same amount. The federal German Electro Mobility Act (Elektromobilitätsgesetz) and various incentives granted on the state or municipal level provide for various privileges electric vehicles, including, for example, the allocation of special parking spaces at charging stations in public areas, the reduction or waiver of parking fees, permitted bus lane use as well as exemptions from certain access restrictions.

Renewable Energy Requirements

The laws and regulations within the EU and various other jurisdictions impose energy source requirements for the transportation sector, which also aim at the reduction of the emission of greenhouse gases and the promotion of the adoption of alternative fuel or electric vehicles. A directive adopted in 2018, which had to be implemented by the EU member states until June 30, 2021, establishes a common system on the promotion of energy from renewable sources (such as wind, solar (both solar thermal and solar solar) and geothermal energy, tide, wave and other ocean energy, hydropower or biomass) in electricity, heating and cooling, and transport and provides a framework for the promotion of the use of renewable energy sources in the EU until 2030. The directive defines a binding overall target of at least 32% of energy from renewable sources for the EU’s gross final energy consumption by 2030 (calculated as the sum of the member states’ gross final consumption of electricity and energy in various sectors) and promotes the use of renewable energy in transport, particularly prioritizing electricity, with a target of at least 14% renewables in the final energy consumption mix by 2030. The directive envisages electric mobility to constitute a substantial part of the renewable energy mix in the transport sector by the year 2030 and is a cornerstone for the adoption and integration of electric mobility within the EU, as it also supports incentive schemes for the swift development of electric mobility with respect to the sector’s growth potential and role for the EU employment market. In addition, the directive seeks to boost the use of renewable electricity in the transport sector by applying augmented multipliers in the context of the calculation of the relevant energy mix under the directive.

Industrial Environmental Control

All member states of the EU control the manufacture, use and disposal of pollutants by means of regulations on air pollutants, chemicals, heavy metals, persistent organic pollutants, soil contamination and biocides. The operations of manufacturers, particularly our production, logistics and transport processes as well as end products, must comply with these regulations.

The most relevant legal frameworks are the Regulation for Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”) and the Regulation on Classification, Labeling and Packaging of Substances and Mixtures (“CLP”). REACH requires manufacturers and importers of chemicals to identify and manage risks linked to the substances they manufacture and market, to submit a registration dossier for substances produced or imported in quantities of one ton or more per year per company, and to provide downstream users with risk information to ensure proper application of such substances. In addition, for “substances of very high concern”, REACH may require government authorization for further use or impose restrictions in the future, any of which may delay or increase the costs of operations. CLP complements REACH by requiring suppliers of substances and mixtures, including manufacturers, downstream users and distributors, to apply harmonized criteria to their classification and labeling.

Substance restrictions under REACH in some cases prohibit the marketing in the EU of articles containing certain substances. This is particularly relevant in relation to spare parts for products, which were designed before a relevant restriction was adopted and which are no longer in mass production (“legacy parts”). Similar problems may arise if a substance is placed under an authorization requirement under REACH and may, therefore, not be used for the production of legacy parts without a corresponding authorization. REACH does not include general exemptions with regard to legacy parts (so-called “repair as produced” clauses).

Emissions from Production

Emissions from production, such as air pollutants, noise, odors, vibrations and greenhouse gases (such as CO2), are governed by specific laws and regulations, and, if the operation of a facility is subject to a permit, by specific conditions set forth therein. Some laws and regulations require the submission of emission reports on a regular basis. Non-compliance with maximum emission levels may result in administrative fines.

International, as well as European and national regulations, may have repercussions on the operation of the relevant production facilities. For example, stricter regulation of CO2 emissions could cause manufacturers to incur significant capital expenditures to upgrade production plants by installing or improving technical equipment to comply with maximum emission levels that may become applicable in the future, which may also affect their ability to sell their products at predetermined price levels.

Emission trading systems for emissions from industrial production exist on the European and national level. These systems are based on “cap and trade” principles designed to reduce carbon dioxide emissions by limiting the number of emission allowances (cap) required for certain facilities and allowing the purchase for shortfall or the sale of surplus emission allowances (trade).

Reuse, Recycling and Recovery

Manufacturers may also be obligated to assist customers with the disposal, recovery and recycling of certain underlying components of their products once they have reached their end-of-life/disposal stage.

An EU directive on batteries (the “Batteries Directive”) governs the recovery of batteries within the EU. The Batteries Directive requires manufacturers and distributors of batteries to bear a significant amount of the costs associated with proper collection and disposal of end-of-life batteries. As batteries are a substantial component of our vehicles, we may have to (potentially) incur additional costs and administrative burdens to comply with laws governing the recovery of batteries and other similar laws.

Furthermore, an EU directive on end-of-life vehicles (the ELV Directive) and an EU directive on waste electric and electronic equipment (the WEEE Directive) each govern the recovery of motor vehicles and electric and electronic equipment within the EU, providing for ambitious recovery, reuse and recycling rates. The directives require that manufacturers cover all, or a significant part of, the costs associated with recovery, reuse and recycling measures. The aforementioned directives, including the Batteries Directive, as well as an EU directive on the restrictions of the use of certain hazardous substances in electrical and electronic equipment, limit manufacturing options because they also contain prohibitions on the use of certain identified substances and materials.

Cross-border Import and Export of Products

Sales of our products may be subject to export control and sanction regulations, as well as trade policy measures, such as tariffs. We may be required to comply with export control regulations, trade and economic sanctions restrictions and embargoes imposed by multiple authorities, such as the United Nations, the EU and the United States. In addition, the EU, United States and other applicable sanctions and embargo laws and regulations vary in their application (and may be inconsistent): they do not all apply to the same covered countries, persons, groups and/or entities, projects and/or activities, and such sanctions and embargo laws and regulations may be amended or strengthened from time to time.

Within our primary target market, the EU’s internal market, the principle of free movement of goods applies. When importing good from, and exporting goods to, non-EU countries, we will have to comply with national and European foreign trade and customs regulations.

Data Protection and Privacy

We plan to include various digital offerings in our vehicles to be accessible via our own app and plan to continue to further develop connectivity solutions for our customers. We will also obtain data from our customers as they reserve cars or as we sell cars online. Regulations governing data protection can therefore have a significant impact on our business.

The GDPR applies to the processing of personal data in the context of activities of establishments in the EEA, regardless of whether the processing takes place in the EEA or not. The GDPR and other data privacy laws regulate when and how personal data may be collected, for which purposes it may be processed, for how long such data may be stored and to whom and how it may be transferred. The GDPR contains strict requirements for obtaining the consent of data subjects (i.e., the persons to whom personal data relates) to the use and processing of their personal data. The GDPR also requires the implementation of appropriate technical and organizational measures, depending on the nature of the processing activities. It also imposes various obligations in the context of processing of data, including, among others, far-reaching transparency, data minimization, storage limitations, privacy by design and privacy by default obligations, data security, integrity and confidentiality obligations. In addition, it may require so-called data protection impact assessments, at least in cases where the data processing is likely to result in a high risk to the rights and freedoms of individuals. In Germany, operators of online platforms have to comply with the specific requirements of the German Tele Media Act (Telemediengesetz), which takes into consideration particular aspects of online communication. For example, the German Tele Media Act provides for additional information obligations which are stricter than the general requirements of the Data Protection Act (e.g., a requirement to include an imprint on websites and apps).

An EU directive on the processing of personal data and the protection of personal data in the electronic communications sector adopted in 2002 sets out rules to ensure security in the processing of personal data, the notification of personal data breaches and confidentiality of communications through public electronic communication services such as the internet and mobile telephony. Providers of such electronic communication services must, among others, ensure that personal data are accessed by authorized persons only, are protected from being destroyed, lost or accidentally altered and from other unlawful or unauthorized forms of processing and ensure the implementation of a security policy on the processing of personal data. The e-Privacy Directive also contains several provisions aimed at ensuring the confidentiality of electronic communications and sets forth strict (consent) requirements for the use of cookies and for unsolicited communication as part of direct marketing efforts. The e-Privacy Directive has been implemented in the Netherlands by the Dutch Telecommunications Act (Telecommunicatiewet) and in Germany by the German Telecommunications Act (Telekommunikationsgesetz). On January 10, 2017, the European Commission released a proposal for a regulation of the European Parliament and of the Council of the EU concerning the respect for private life and the protection of personal data in electronic communications (the e-Privacy Regulation), which would repeal the e-Privacy Directive. The proposal is still subject to legislative procedure and debate.

In March 2021, the United Nations announced UN R155 — a regulation on cybersecurity and cybersecurity management systems. The regulation requires that, from July 2022, all new vehicles types and, from July 2024, all registered vehicles must prove that their product development is based on a systematic approach to risks associated with cyber threats to their cars. The regulations have been adopted by the EU as well as jurisdictions such as Japan and South Korea. The UN regulations are not expected to be adopted in the United States or China where similar regulations are expected to be adopted.

Antitrust Law

Competition and antitrust laws and regulations are designed to preserve free and open competition in the marketplace to enhance competitiveness and economic efficiency. Provisions on merger control, the prohibition of anticompetitive agreements, collusive behavior, the prohibition of abuse of a dominant position and the receipt of advantages in violation of state aid rules within the market are of particular relevance for manufacturers. National and supranational competition and antitrust authorities may initiate investigations and proceedings for alleged infringements of competition or antitrust laws, which may result in significant fines or other forms of liability or impose certain limitations or conditions regarding acquisitions and certain business practices.

Within the EU, compliance with applicable European and national competition laws is monitored by the European Commission and in some cases the national competition authorities. The EU’s antitrust rules are set out in Articles 101 and 102 of the Treaty on the Functioning of the European Union (“TFEU”). Article 101(1) of the TFEU prohibits anticompetitive agreements to the extent they are not otherwise exempted by Article 101(3) of the TFEU. Article 102 TFEU prohibits the abuse of a dominant position. Article 107 (1) TFEU prohibits the granting of state aid.

Class Actions to Enforce Regulations

In the EU and certain of its member states, there is or has been an increasing prevalence of legislation governing class actions and their use to enforce regulations. As a result of these developments, consumers have increasingly powerful legal mechanisms at their disposal to collectively sue manufacturers of consumer products.

In the EU, under the banner of “A New Deal for Consumers,” the European Commission is facilitating a trend towards the increasing availability and use of collective redress mechanisms in areas in which EU law grants rights, including in particular consumer protection rules and regulations. The European Commission made a non-binding recommendation for EU member states to adopt collective redress procedures in June 2013, subsequently consulted on progress in 2017 and published a report on the subject in January 2018. A proposal for a new directive regarding “better enforcement and modernization of EU consumer protection rules” has been put forward by the European Commission. EU member states have also been developing their own rules in this regard. In Germany a law introducing a declaratory model action (Musterfeststellungsklage) came into force on November 1, 2018. With this new declaratory model action, certain persons are entitled to seek a legal declaration concerning factual or legal matters regarding consumer claims. Consumers can then opt in to be bound by a judgment (and under certain circumstances also a settlement) issued in the declaratory model proceedings.

In the Netherlands, in the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. Dutch law provides for the possibility to initiate such actions collectively, in which a foundation or an association can act as a class representative and has standing to commence proceedings and claim damages if certain criteria are met. The court will first determine if those criteria are met. If so, the case will go forward as a class action on the merits after a period allowing class members to opt out from the case has lapsed. All members of the class who are residents of the Netherlands and who did not opt out will be bound to the outcome of the case. Residents of other countries must actively opt in in order to be able to benefit from the class action. The defendant is not required to file defenses on the merits prior to the merits phase having commenced. It is possible for the parties to reach a settlement during the merits phase. Such a settlement can be approved by the court, which approval will then bind the members of the class, subject to a second opt-out. This new regime applies to claims brought after January 1, 2020 and which relate to certain events that occurred prior to that date. For other matters, the old Dutch class actions regime will apply. Under the old regime, no monetary damages can be sought. Also, a judgment rendered under the old regime will not bind individual class members. Even though Dutch law does not provide for derivative suits, directors and officers can still be subject to liability under U.S. securities laws.

E.GO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of e.GO’s financial condition and results of operations together with its consolidated financial statements and the related notes thereto and the unaudited pro forma condensed combined financial statements, each included elsewhere in this proxy statement/prospectus. The following discussion is based on e.GO’s financial information prepared in accordance with IFRS and the interpretations of the IFRS Interpretations Committee (IFRS IC) as issued by the IASB. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to e.GO’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the section titled “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview of e.GO’s Business

e.GO is a Germany-based manufacturer of BEVs. Evolving from an academic research and development-oriented startup, and based on a track record of experience in vehicle building, our business operations encompass the production and sale of BEVs together with digital solutions such as diverse mobile-app functionalities and over the air communication. By the end of 2022, we had delivered over 1,200 BEVs to customers in Germany, who use our vehicles predominantly in urban environments. Driven by sustainability and usability, our distinctive vehicle design combines innovative technology with a unique materials mix that delivers durability, reusability and value for money. Our innovative battery solution allows for flexible and smart recharging, swapping of the entire battery, easier repairs and potential future technology upgrades. We currently produce our BEVs in-house in our fully digital and disruptive MicroFactory at our headquarters in Aachen, Germany. In parallel, we are preparing the launch of a second MicroFactory in Southeast Europe that is expected to start production towards the end of 2024. To offer our customers a full spectrum of aftersales services, we have entered into a partnership with Bosch, which covers a network of almost 80 service workshops throughout Germany.

We have started to operate in the market for electric vehicles, or EVs, in Germany and are expanding to Europe with additional plans to gradually address the rest of the world. The global EV market is one of the fastest growing markets in the automotive industry. According to our estimates derived from a number of reports, such as Deloitte and other reputable external consultants, in 2020, the global EV market had a size of 2.5 million annual unit sales and is expected to grow to around 11.2 million annual unit sales by 2025 and to 31.1 million annual unit sales by 2030, equaling a compound annual growth rate, or CAGR, from 2020 to 2030 of nearly 29%. Total global battery electric vehicle, or BEV, sales, i.e., sales of electric vehicles that run exclusively on power generated from rechargeable battery packs without any secondary source of propulsion such as internal combustion engines, are, according to the same studies, estimated to reach 25.3 million annual units sales by 2030, corresponding to 81% of the total annual EV sales, with the remaining 19% relating to hybrid-solution electric vehicles. We believe that the market benefits from several key growth drivers: a global regulatory landscape promoting BEV mobility as part of the overall energy transition, an increasing awareness among consumers for environmentally sustainable products, a stronger demand for BEVs from growing urban populations and the economic advantages of BEVs compared to internal combustion engine vehicles with respect to total cost of ownership, including fuel charges, tax and subsidies. We believe that the innovative and sustainable, yet practicable, design of our BEVs and our battery solutions positions us well to capture further growth from the anticipated development of the BEV market and its underlying trends.

In 2022, we have been accepting reservations for the e.wave X. The e.wave X roots from and builds on the e.GO Life Next (Limited edition), which we successfully introduced in the second half of 2021 and completely sold out within the first half of 2022. Immediately after its unveiling in May 2022, the e.wave X generated reasonable interest among potential customers — by the end of 2022, over 11,000 non-binding reservations had been placed. Our vehicles are supported by intuitive digital solutions that easily connect to the BEV, making our customers’ everyday life easier. Through our proprietary e.GO Connect App, customers have direct access to the most important vehicle data and to a range of services available for their e.GO model.

We have a lean decentralized production footprint with a state-of-the-art MicroFactory in Aachen, Germany, where we produce the body and assemble the entire vehicle and also cover product development as well as product testing. In our MicroFactory, we have established a disruptive production approach, which focuses on flexibility, sustainability and optimized use of capital during the whole production process. Compared to vehicle production by traditional OEMs, our MicroFactory approach offers a much smaller environmental and energy footprint. We achieve this result by removing two of the most energy intensive and polluting stages of classical production, which are the pressing and painting. We have implemented a highly automated welding system using advanced robotics, which produces the aluminum space frame, and a smart assembly process, which saves resources compared to traditional large and complex assembly lines. Automatically guided vehicles move within the production from one station to the next, where the BEV is assembled step by step. Furthermore, we use renewable energy generated from the solar panels on the roof of our factory. We believe that our MicroFactory is one of the most modern production facilities and a unique testament to our innovative and sustainable DNA.

Our revenue for the year ended December 31, 2021 amounted to €3.5 million, and for the year ended December 31, 2022 to €5.7 million. Our loss for the year ended December 31, 2021 was €41.3 million, and in the year ended December 31, 2022, we had a loss of €57.7 million.

Key Factors Affecting Our Results of Operations

e.GO believes that the factors discussed below have significantly affected its results of operations, financial position and cash flow in the historical periods for which financial information is presented in this prospectus, and that these factors will continue to have a material effect on e.GO’s results of operations, financial position and cash flow in the future.

Start of Serial Production of e.wave X and Status of Reservations

As we have successfully launched and completely sold out our first model, the e.GO Life, in the first half of 2022, we do currently not generate any material revenue from the sale of vehicles. Future vehicle sales are expected to commence and increase once we have started the production of the e.wave X subsequent to closing of the Transaction. Revenue from the sale of the e.wave X will be influenced by the total reservations that have been placed for the vehicle and that will actually convert into sales. By the end of 2022, we had already received approximately 11,000 non-binding reservations. According to our general terms and conditions, reservations entitle their holders to place a binding order for the e.wave X within a defined exclusive order period of at least 2 weeks, during which only reservation holders can place a binding order. Customers may cancel a reservation without penalty and receive a full refund of their reservation fee at any time.

Attract New Customers

Our growth will depend in large part on our ability to attract new customers. We have invested in developing our ecosystem by, for instance, enhancing our website, opening popup stores in certain cities, and collaborating with Neymar Jr. as brand ambassador, and plan to continue investing in developing our ecosystem. We are in the early stages of growth in our existing markets, and we expect to substantially raise brand awareness by connecting directly with our community through engaging content, rich digital experiences, but also physical events in our showrooms and other locations or through co-operations with our partners. We anticipate that these activities will lead to additional preorders or orders, and, as a result, increase our base of e.GO customers. An inability to attract new customers would substantially negatively impact our ability to grow revenue or improve our financial results.

Expand into New Geographies

We plan to invest in international operations and grow our business outside of our existing market in Germany. We believe we are well-positioned for international expansion in light of the expected growing demand in the global EV market, which, according to our estimates derived from a number of reports, such as Deloitte and other reputable external consultants, is expected to reach a size of 31.1 million annual unit sales by 2030. We believe that our lean manufacturing approach based on an efficient factory design positions us for international growth. The disruptive manufacturing concept in our MicroFactory in Aachen, Germany, completely eliminates press and paint shops, resulting in lower capital expenditure requirements compared to traditional OEM infrastructures and thus facilitates flexible decentralized global growth. Our international expansion will still require substantial investments, including into personnel, charging networks, and local service partnerships.

Capture Business Potential from CO2 Pooling

Our results of operations will also depend on our ability to capture additional revenue from CO2 pooling. Many developed countries have environmental regulations and incentives that seek to reduce CO2 emissions, providing us with an additional potential revenue source. For example, under EU regulation, any automotive manufacturer who fails to reduce the average emissions of its fleet sold in the EU to a specific CO2 emission per kilometer is subject to penalty payments. A manufacturer can avoid, or reduce, penalty payments, if it pools its emissions with those manufacturers that exceed emission targets, such as manufacturers of zero or low-emission vehicles. The economic benefit is shared between the pooling participants, providing us with an additional source of revenue. We intend to participate in one or more of these pooling arrangements, which will come at virtually no extra cost to us. However, there is no guarantee as to the quantum and/or availability of any additional CO2 pooling revenue.

Execution of Effective Marketing

Our ability to effectively market our vehicles and our brand will affect the growth of our reservations. Demand for the e.wave X will directly affect our sales volume, which will in turn contribute to our revenue growth. Vehicle reservations may depend, in part, on whether prospective customers find our vehicles more affordable and convenient than other environmentally friendly vehicles, which in turn depends on prospective customers’ perception of our brand and the advantages of our sustainable vehicle design. We guide our marketing expenditure by analyzing the effectiveness of marketing channels based on our needs at various stages of sales and brand awareness. Effective marketing can help amplify our efforts in efficiently increasing vehicle reservations.

Develop and Manage a Resilient Supply Chain

Our ability to manufacture vehicles and develop future solutions is dependent on the continued supply of input materials, including metals, battery cells, and semiconductors. Fluctuations in the cost of materials, supply interruptions, or material shortages could materially impact our business. Continued and acute supply chain disruptions may affect our ability to produce or accelerate production in the future. This however has not been the case thus far and we are contemplating measures such as dual sourcing and decentralized production to be able to respond to the risk of supply chain disruptions. In addition, we have experienced and may continue to experience cost fluctuations or disruptions in supply of input materials that could impact our financial performance.

Product Development

In 2021, we incurred product development costs of €7.6 million and €3.6 million in 2022, mostly related to the development of our current model, the e.wave X. We expect that we will continue to incur significant product development expenses related to vehicle development as well as refinement of our technology, such as for the development of the e.wave, which is the urban derivative of the e.wave X and the e.Xpress, which is tailored to the needs of urban commercial delivery services, as well as our battery swap solution. We expect that our product development expenses will constitute one of the most substantial parts of our expenses in future periods. We will only incur development expenses to the extent we believe that we are able to secure necessary financing. Based on our business plan, we will depend on significant additional financing for future development activities.

Personnel Costs

Personnel costs, which include wages and salaries as well as social security and pensions costs, account for a significant share of our costs. Wages and salaries accounted for expenses of €17.3 million in 2021 and €22.2 million in 2022. Social security and pension costs stood at €3.8 million in 2021 and €4.2 million in 2022. As we grow our business, we expect personnel costs to continue to increase. We believe that our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other qualified personnel such as engineering, design, manufacturing and quality assurance, finance, marketing, sales and support personnel. We cannot guarantee that our efforts to retain and motivate management and key employees or attract and retain other qualified personnel in the future will be successful. Competition for qualified employees is intense, and our ability to hire, attract and retain such employees depends, among other things, on our ability to provide competitive compensation. This may require us to increase compensation for current and new employees over time.

Russo-Ukrainian War

In February 2022, Russia invaded Ukraine across a broad front. In response to this invasion, governments around the world have imposed severe sanctions against Russia. These sanctions, together with the direct and other indirect effects of the invasion, disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers. e.GO cannot yet foresee the full extent of the sanction’s impact on its business and operations and such impact will depend on future developments of the war, which is highly uncertain and unpredictable. The war has also negatively impacted suppliers located in the Ukraine, which negatively affected the availability of car components. The war could have a material negative impact on e.GO’s results of operations, liquidity, and capital management. e.GO will continue to monitor the situation and the effect of this development on its liquidity and capital management.

COVID-19

COVID-19 is still a globally relevant topic. In an effort to adapt to the pandemic, governments around the world have successfully launched vaccination campaigns, which generally led to the lowering of restrictive measures imposed by public and private institutions. In 2021, our business was adversely affected by COVID-19. Due to lock-down measures, production, product development and other on-site work could not be executed to the fullest extent possible. Furthermore, prices for raw materials generally increased and global supply chains were disrupted. The establishment of remote-work policies could result in lower demand for cars and could negatively impact our sales. We cannot yet foresee the full extent of COVID-19’s and its accompanying circumstances’ long-term impact on our business and operations but we will continue to monitor the effect on our liquidity and capital management.

Segment Reporting

We manage our business as one operating segment and therefore have only one reportable segment in accordance with IFRS 8.

Components of e.GO’s Results of Operations

The components of e.GO’s results of operations include the following:

Revenue from contracts with customers:    e.GO derives revenue from transfer of goods, lease of goods and sales of other services in relation to the product platform “e.GO Life” over time and at a point in time. Between June 2021 and the summer of 2022, e.GO manufactured and distributed the battery electric vehicle “e.GO Life”. Vehicles are sold exclusively against advance payment. Contracts with customers can include several service components, such as vehicle repairs, delivery and handover services and maintenance assistance services. The sale of a vehicle also includes roadside assistance commitments. e.GO has also leased “e.GO Life” vehicles to customers via its financing partner, Santander, in 2022.

Cost of sales of goods and providing services:    Primarily comprises of cost of goods sold, including material expenses, outsourced processing cost as well as own labor and social security cost. The remainder relates to rental cost.

Product development costs:    Mainly comprise product development expenses for the next generation vehicle e.wave X, own labor and social security cost, material cost as well as IT licenses.

Sales and marketing costs:    Comprise sales and marketing expenses as well as external consulting expenses related to advertisement and commission, own labor cost as well as social security cost.

Administrative expenses:    Mainly relate to own labor and social security cost as well as legal and consulting cost.

Other income:    Other income includes income from the reversal of provisions, bargain purchase and other income.

Other expenses:    Other expenses reflect expenses in relation to exchange rate movements.

Operating Results

The following table shows information taken from e.GO’s consolidated statement of profit or loss for the years ended December 31, 2021 and December 31, 2022:

	For the year ended December 31,
	2021	2022
	(audited) (in € million)
Revenue from contracts with customers	3.5	5.7
Cost of sales of goods and providing services	(36.8)	(45.2)
Gross profit	(33.3)	(39.5)
Product development costs	(7.6)	(3.6)
Sales and marketing costs	(10.2)	(16.0)
Administrative expenses	(9.0)	(11.4)
Other income	0.5	0.8
Other expenses	(0.0)	(0.3)
Operating profit	(59.6)	(70.1)
Finance costs	(1.4)	(11.0)
Profit before income tax	(61.1)	(81.0)
Income tax expense	19.8	23.3
Profit from continuing operations	(41.2)	(57.7)
Profit from discontinued operations	(0.1)	—
Net profit for the period	(41.3)	(57.7)

Revenue from Contracts with Customers and Financing Partners

e.GO’s revenue from contracts with customers and financing partners is derived from the transfer of goods, lease of goods and sales of other services in relation to the product platform “e-GO Life.” The following table provides a breakdown of e.GO’s revenue from contracts with customers and financing partners for the periods indicated:

	For the year ended December 31,
	2021	2022
	(audited) (in € million)
Sale of goods	3.0	5.4
Revenue from leased vehicles	—	0.2
Services and other revenues	0.5	0.2
Revenue from contracts with customers	3.5	5.7

e.GO’s revenue from contracts with customers and financing partners increased from to €3.5 million in the year ended December 31, 2021, by 62.9% to €5.7 million in the year ended December 31, 2022 and was mainly generated from the sale of the “e.GO Life” BEV and the leasing of vehicles to customers via its financing partner, Santander. Revenue from the provision of services and other revenues derives mainly from shared services to a joint venture and services to customers (e.g., vehicle repairs, delivery or handover services and maintenance).

Cost of Sales of Goods and Providing Services

e.GO’s cost of sales of goods and providing services increased from €36.8 million in the year ended December 31, 2021, by 22.8% to €45.2 million in the year ended December 31, 2022, due to the production commencement and continued production of the e.GO Life vehicle from June 2021 onwards.

Gross Profit

e.GO’s gross profit decreased from negative €33.3 million in the year ended December 31, 2021, by 18.6% to negative €39.5 million in the year ended December 31, 2022, which was mainly due to an increase in cost of sales of goods and providing services driven by the production ramp up for and continued production of the e.GO Life vehicle from June 2021 onwards.

Product Development Costs

e.GO’s product development costs decreased from €7.6 million in the year ended December 31, 2021, by 52.6% to €3.6 million in the year ended December 31, 2022 and are mainly related to product development expenses for the next generation vehicle e.wave X that have not been capitalized.

Sales and Marketing Costs

e.GO’s sales and marketing costs increased from €10.2 million in the year ended December 31, 2021, by 56.9% to €16.0 million, as a result of increased sales and marketing expenses, external consulting cost as well as own labor costs including social security expenses.

Administrative Expenses

e.GO’s administrative expenses increased from €9.0 million in the year ended December 31, 2021, by 26.7% to €11.4 million in the year ended December 31, 2022, mainly due to own labor costs and related social security expenses as well as legal and consulting fees.

Other Income

The following table provides a breakdown of e.GO’s other income for the periods presented:

	For the year ended December 31,
	2021	2022
	(audited) (in € million)
Income from exchange rate changes	—	0.8
Income from the reversal of provisions	0.5	—
Other	0.0	0.1
Other income	0.5	0.8

e.GO’s other income amounted to €0.8 million in the year ended December 31, 2022 mainly as a result of the income from exchange rate changes.

e.GO’s other income amounted to €0.5 million in the year ended December 31, 2021 as a result of the reversal from a provision for rent.

Operating Profit

e.GO’s operating profit decreased from negative €59.6 million in the year ended December 31, 2021, by 17.6% to negative €70.1 million in the year ended December 31, 2022, which was primarily attributable to the ramp up of production for and continued production of the e.GO Life vehicle from June 2021 onwards, the development of the next generation vehicle e.wave X as well as the commencement of sales and marketing activities relating to the launch of the new vehicle generation.

Finance Costs

e.GO’s finance costs for the periods presented is comprised as follows:

	For the year ended December 31,
	2021	2022
	(audited) (in € million)
Interest expenses for borrowings(1)	0.3	8.9
Interest and finance charges paid/payable for lease liabilities and financial liabilities not at fair value through profit or loss	0.9	2.1
Unwinding of discount	0.2	0.0
Net finance costs	1.4	11.0

____________

(1)      Interest expenses for borrowings include the Bridge Financing Fixed Payment.

e.GO’s finance costs amounted to €11.0 million in the year ended December 31, 2022 mainly due to interest expenses related to borrowings (shareholder loans and other loans) and financial leasing.

e.GO’s finance costs amounted to €1.4 million in the year ended December 31, 2021 mainly due to interest expenses related to financial leasing and shareholder loans.

Profit before Income Tax

e.GO’s profit before income tax decreased from negative €61.1 million in the year ended December 31, 2021, by 32.6% to €81.0 million in the year ended December 31, 2022, which was primarily attributable to the ramp up of production for and continued production of the e.GO Life vehicle from June 2021 onwards, the development of the next generation vehicle e.wave X as well as the commencement of sales and marketing activities relating to the launch of the new vehicle generation.

Income Tax Expense

e.GO’s income tax expense for the periods presented is comprised as follows:

	For the year ended December 31,
	2021	2022
	(audited) (in € million)
Current tax expense (+)/benefit (-)	0.0	—
Decrease/(increase) in deferred tax assets	(19.2)	(26.8)
(Decrease)/increase in deferred tax liabilities	(0.7)	3.5
Income tax expense (+)/benefit (-)	(19.8)	(23.3)

e.GO’s income tax expense in the year ended December 31, 2022 amounted to €23.3 million, primarily due to deferred taxes that arose due to the difference between German statutory accounting and reporting requirements (German GAAP) and IFRS (i.e., carryover of net losses and the corresponding future tax benefits).

e.GO’s income tax expense amounted to a benefit of €19.8 million in the year ended December 31, 2021, primarily due to deferred taxes that arose due to the difference between German statutory accounting and reporting requirements (German GAAP) and IFRS (i.e., carryover of net losses and the corresponding future tax benefits).

Net Profit for the Period

e.GO’s net profit decreased from negative €41.3 million in the year ended December 31, 2021, by 39.7% to €57.7 million in the year ended December 31, 2022, which was primarily attributable to the ramp up of production for and continued production of the e.GO Life vehicle from June 2021 onwards, the development of the next generation vehicle e.wave X as well as the commencement of sales and marketing activities relating to the launch of the new vehicle generation.

Liquidity and Capital Resources

As of December 31, 2022, cash and cash equivalents were at €2.5 million compared to €12.0 million as of December 31, 2021. Cash and cash equivalents consist of cash in bank accounts. Historically, our principal sources of cash have included proceeds from the issuance of common stock and proceeds from the issuance of debt. Throughout the financial year 2021, two capital increases were carried out, which led to cash inflows in the amount of €79.7 million.

Shareholder Loans by nd industrial investments B.V.

On December 7, 2020, nd industrial investments B.V. entered into an agreement with e.GO regarding a non-revolving subordinated term loan in the total amount of €3.5 million to at an interest rate of 5.0% p.a. The first tranche of €1.0 million was disbursed to e.GO on December 17, 2020. The second tranche of €2.5 million was disbursed to e.GO on January 14, 2021. The lender had a conditional option to convert the loan into shares of e.GO. The outstanding loan amount was rolled over as part of the Convertible Loan Agreements (as defined below under “Other Loans”).

On January 26, 2021, nd industrial investments B.V. entered into an agreement with e.GO regarding a non-revolving subordinated term loan to e.GO in the amount of €1.4 million at an interest rate of 7.5% p.a. The loan was disbursed to e.GO on January 28, 2021. The outstanding loan amount was rolled over as part of the Convertible Loan Agreements.

The shareholder nd industrial investments B.V. has granted the following non-revolving and non-convertible subordinated term loans to e.GO:

Date of Agreement	Loan Amount	Interest Rate	Disbursed On
July 26, 2022	€3.95 million	10.0% p.a.	July 27, 2022
August 23, 2022	€2.58 million	10.0% p.a.	August 24, 2022
October 24, 2022	€2.785 million	10.0% p.a.	October 26, 2022
November 14, 2022	€3.15 million	10.0% p.a.	November 15, 2022
November 24, 2022	€2.785 million	10.0% p.a.	November 25, 2022 (first tranche)
November 30, 2022 (second tranche)
December 23, 2022	€2.875 million	10.0% p.a.	December 27, 2022
January 25, 2023	€2.92 million	10.0% p.a.	January 26, 2023 (first tranche)
January 30, 2023 (second tranche)
February 22, 2023	€2.6 million	10.0% p.a.	February 23, 2023
March 10, 2023	€2.218 million	10.0% p.a.	March 13, 2023 (first tranche)
March 28, 2023 (second tranche)
April 21, 2023	€0.725 million	10.0% p.a.	April 24, 2023
May 26, 2023	€0.778 million	10.0% p.a.	May 26, 2023

Each of the loans in the table above matures on December 31, 2024. Each of the loans allows for redemptions prior to maturity in partial amounts or in full at any time after written notice to the lender, provided that the redemption amounts are at least €500 thousand.

Other Loans

A third party has granted a non-revolving convertible term loan of €100 thousand to e.GO Digital GmbH at an interest rate of 1.50% p.a. on August 10, 2020. The loan is repayable on December 31, 2023. The lender was entitled but not obliged to convert the claim for repayment of the loan into new shares. The conversion right was executed by the lender on August 30, 2022, resulting in the issuance of 1,549 new shares in e.GO Digital GmbH to the third party.

e.GO, as borrower, entered into 15 Convertible Loan Agreements in 2022 with nd industrial investments B.V., certain other Shareholders and other Lenders for loans in the total principal amount of €39.1 million between e.GO and such Lenders. This amount includes the €4.9 million loan amount rolled over as described above under (“Shareholder Loans by nd industrial investments B.V.”). In 2023, e.GO entered into Convertible Loans Agreements with two further Lenders in the total principal amount of €1.75 million. The interest rates for the Convertible Loan Agreements reach up to 10% p.a. with a maturity of up to 5 years. Four of the Convertible Loan Agreements shall be repaid in 2023 and all other Convertible Loan Agreements shall be converted in the context of the Exchange into            common shares of e.GO.

Bridge Financing

On September 29, 2022, the Company entered into a $15,000,000 bridge facility agreement with Brucke Funding LLC as Lender and Brucke Agent LLC as administrative agent, and any person which becomes a lender in accordance with the terms of the bridge facility agreement. The bridge facility agreement was amended on October 17, 2022. The Company has granted certain security interests to secure the Bridge Financing, including account pledges and security assignments of its current and future rights and receivables under or in connection with its accounts receivables, insurance policies and intercompany receivables. The first tranche of $2.5 million was disbursed on September 29, 2022 and the second tranche of $1.25 million was disbursed on October 18, 2022. Since November 19, 2022, the parties of the credit agreement are negotiating a reservation of rights letter to address a disagreement regarding the delivery of certain documents (such as certain follow-on security documents) under the credit agreement, a related standstill of Brucke Funding LLC and Brucke Agent LLC, and the restructuring of the Bridge Financing Fixed Payment. As agreed in the aforementioned reservation of rights letter, the remaining portion of the Bridge Financing in the amount of $11,250,000 has not been disbursed and the Company currently does not intend to utilize, or otherwise expects to receive, the remaining portion. The non-disbursement did, however, not have a material impact on e.GO’s liquidity and results of operations since e.GO was able to secure sufficient funding to continue its ongoing operations through the shareholder loans by nd industrial investments B.V. The Bridge Financing matures on the earlier of (a) the date that is nine months after the first disbursement and (b) the date of the closing of the Business Combination as set forth in the Business Combination Agreement. The loan becomes immediately due and payable upon certain events, including to the extent that the gross proceeds of the IP Note exceed $50 million.

Bridge-to-Bond and Bond

On April 24, 2023, e.GO entered into a €2,000,000 short term loan agreement with MIMO Capital AG. The loan was disbursed on April 25, 2023, at an interest rate of 9% p.a. Subject to a minor amount, the short term loan was novated into a cleared bearer bond issued on April 27, 2023. Such bond equally bears interest in the amount of 9% p.a. The bond matures on May 6, 2025. The bondholder’s claims under the bond are secured by a pledge over 396 e.GO Shares. Prior to the consummation of the Business Combination, the pledgee shall release the pledge, and the pledgor shall, following the Business Combination, grant the pledgee a pledge over a corresponding number of TopCo Shares.

Outlook

e.GO expects negative EBITDA from operating activities until at least June 2024. In addition to the funding above, e.GO signed term sheets in relation to a four year IP Note with an initial total volume of $75 million, a term of four years and an expected initial total cash intake net of fees and financing costs of c. $53.0 million (c. €48.25 million). e.GO expects closing of the IP Note in June 2023. As additional funding, on May 5, 2023, the Company has also signed a term-sheet regarding a share subscription facility with a volume of up to $150 million over the next 3 years with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited, and which is expected to be closed, subject to customary closing conditions, before the closing of the below mentioned public market transaction. This facility shall enable the Company at its sole discretion to draw down additional funds (up to $150 million) via issuing new shares directly after the closing of the public market transaction. The Business Combination once closed is expected to result in the inflow of up to $21.8 million (c. €19.8 million), assuming no further redemptions and before deduction of transaction costs. e.GO intends to close the Business Combination by or before the month of June 2023, with respective cash-inflows expected in June 2023. Furthermore, e.GO has entered into a term sheet for a Standby Equity Purchase Agreement (SEPA) with Yorkville Advisors Global, LP, positioning e.GO, subject to closing of the transaction and signing the final documentation, to raise additional equity of up to $150 million within 36 months from the date of closing of the transaction, of which up to $15 million are intended to be made available subsequent to closing of the transaction. e.GO’s management assumes that, with the combination of the shareholder and bridge financing, the IP Note, the Business Combination, the SEPA and the additional share subscription facility described above, the Company’s going concern for the period up to and including June 2024 will likely be provided on the basis of the current planning.

Cash Flow Statement

The following table shows selected information taken from e.GO’s consolidated statement of cash flows for the years ended December 31, 2021 and December 31, 2022:

	For the year ended December 31,
	2021	2022
	(audited) (in € million)
Cash flows from operating activities	(43.5)	(26.8)
Cash flows from investing activities	(27.1)	(41.1)
Cash flow from financing activities	80.4	59.0
Net change in cash and cash equivalents	9.9	(8.9)
Cash and cash equivalents at beginning of the period	1.2	11.1
Cash and cash equivalents at end of the period	11.1	2.1

Cash Flows from Operating Activities

e.GO’s cash flows from operating activities changed from a cash outflow of €43.5 million in the year ended December 31, 2021 to a cash outflow of €26.8 million in the year ended December 31, 2022, primarily as a result of product development expenses for the next generation vehicle e.wave X, the production ramp up for and continued production of the 2021 model e.GO Life as well as other operating expenses.

Cash Flows from Investing Activities

e.GO’s cash flows from investing activities changed from a cash outflow of €27.1 million in the year ended December 31, 2021 to a cash outflow of €41.1 million in the year ended December 31, 2022, mostly as a result of the investments in product development of our next generation vehicle, the e.wave X.

Cash Flow from Financing Activities

e.GO’s cash flows from financing activities changed from a cash inflow of €80.4 million in the year ended December 31, 2021 to a cash inflow of €59.0 million in the year ended December 31, 2022, mainly due to securing convertible and shareholder loans.

Financial Liabilities

The tables below analyze e.GO’s financial liabilities into relevant maturity groupings based on their contractual maturities:

	As of December 31, 2022
	Up to 1 year	Between 1 and 5 years	Over 5 years	Total contractual cash flow	Carrying amount
	(audited) (in € million)

Trade payables	15.8	—	—	15.8	15.8
Borrowings	50.5	18.6	—	78.2	69.2
Lease liabilities	2.5	9.4	6.4	21.5	18.4
Total	68.9	28.1	6.4	115.6	103.4

	As of December 31, 2021
	Up to 1 year	Between 1 and 5 years	Over 5 years	Total contractual cash flow	Carrying amount
	(audited) (in € million)
Trade payables	4.6	—	—	4.6	4.6
Borrowings	—	5.3	—	5.3	5.2
Lease liabilities	1.9	10.3	10.7	22.9	19.8
Total	6.5	15.6	10.7	32.8	29.6

Off-Balance Sheet Arrangements

e.GO has not provided any financial guarantees.

Changes in Accounting Policies and Disclosures

For information regarding changes in accounting policies, and the impact of such changes in accounting policies on e.GO’s financial statements, if any, see note 21 to e.GO’s consolidated financial statements for the year ended December 31, 2022, included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

e.GO is exposed to a variety of risks in the ordinary course of our business, including, but not limited to, credit risk, liquidity risk and interest rate risk. e.GO regularly assesses each of these risks to minimize any adverse effects on our business as a result of those factors. For discussion and sensitivity analyses of e.GO’s exposure to these risks, see note 9 to the consolidated financial statements included in this prospectus.

Critical Accounting Policies and Use of Estimates and Assumptions

e.GO’s consolidated financial statements are prepared in accordance with IFRS, as issued by the IASB. In preparing its consolidated financial statements, e.GO makes assumptions, judgments and estimates that can have a significant impact on amounts reported in the consolidated financial statements. e.GO bases its material judgments, estimates and assumptions on historical experience and various other factors that it believes to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. e.GO regularly re-evaluates its material judgments, estimates and assumptions. e.GO’s material judgments, estimates and assumptions are described in note 8 to e.GO’s consolidated financial statements included elsewhere in this prospectus.

Management Summary

The assessment of going concern of e.GO and its consolidated subsidiaries is directly linked to the assessment of the ability of e.GO to continue as a going concern. The growth-oriented business plan for e.GO provides for investments in the development of the product in particular, but also the set-up of further foreign production sites with local contribution either in the form of state aid or private partnership. To date funding has been primarily made by the shareholders (see above under “Liquidity and Capital Resources”).

The current planning is based on the assumption that e.GO will be able to continue the business for at least twelve months after receiving anticipated funding of €48.25 million from the issue of the IP Note (total cash intake, net of fees and financing costs) in June 2023, an increase of the bearer bond purchased by MIMO Capital AG with a volume of an additional $8 million and closing the Business Combination by June 2023 with an expected inflow of up to $21.8 million (c. €19.8 million), assuming no further redemptions by Athena Public Stockholders and before deduction of transaction costs, which are estimated to be equal to $16.5 million. In order to further support the Company, the majority shareholder nd industrial investments B.V. has also prolonged the respective repayments of its granted non-convertible, subordinated shareholder loans with a total volume of €27.37 million until December 31, 2024.

Our ability to continue our business based on such anticipated funding also accounts for adjusting the production ramp-up of our vehicles in order to align the associated cash requirements, especially for working capital, with actual timing and/or realized volume of the aforementioned funding events. Adjustments can take place by either reducing or shifting current operational costs and investments, which are driven by the current path, on a short-term basis, increasing operational efficiency, and increasing sales volumes within 12 months and thereafter. Part of these sales volume projections are based on non-binding reservations and our expectations as to our sales prospects that are tuned to the above mentioned production ramp-up over the course of the next 12 months.

However, e.GO’s planning in the above-mentioned forecast period is subject to corresponding material uncertainties, because the successful realization may depend on a number of factors that are to a large extent beyond management’s direct influence. In the event of a negative deviation from the planning assumptions e.GO will not be able to settle its liabilities in the ordinary course of business or realize all assets as planned. That is especially the case if the planned future cash inflows from the contemplated funding events, as referenced herein, of minimum €48.25 million will not be collected in part or in total, or significantly later than expected, and if the intended Business Combination providing significant funding would not become effective or closes later than intended, and if the revenue and sales volume expectations are not met or will be realized much later than expected, and if cost reductions and efficiency gains cannot be realized as planned. Failure to successfully close the business combination and the IP Note as referenced herein could have a material adverse effect on the Company and its ability to continue as a going concern.

Therefore, there is a material uncertainty that raises substantial doubt on e.GO’s ability to continue as a going concern. In this respect, e.GO’s and consequently its consolidated subsidiaries’ existence may be at substantial risk.

BUSINESS OF ATHENA AND CERTAIN INFORMATION ABOUT ATHENA

References in this section to “Athena,” “we,” “our,” “us” or “the Company” refer to Athena Consumer Acquisition Corp., a Delaware corporation.

Introduction

Athena is a blank check company incorporated in Delaware on June 24, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Based on its business activities, Athena is a “shell company” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash. Although Athena is not limited to a particular industry or geographic region for purposes of consummating a business combination, Athena has focused its efforts identifying businesses offering technology-enabled consumer goods and/or services, serving both domestic and international audiences. Athena has neither engaged in any operations nor generated any revenue to date. Prior to executing the Business Combination Agreement, Athena’s efforts were limited to organizational activities, completion of the IPO and the identification and evaluation of possible acquisition targets for business combinations.

IPO

On October 22, 2021, Athena consummated its IPO of 23,000,000 Athena Units, including the full exercise of the over-allotment option of 3,000,000 Athena Units. Each Athena Unit consists of one share of Class A Common Stock and one-half of one redeemable Athena Warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A Common Stock at a purchase price of $11.50 per share commencing upon 30 days after Athena’s completion of an initial business combination. The Athena Units in the IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $230,000,000.

Prior to the consummation of the IPO, on June 29, 2021, the Athena Sponsor paid $25,000 to cover certain of our IPO costs in exchange for 5,900,000 shares of our Class B Common Stock, and on September 23, 2021, the Company effected a 1.36440678 for 1 stock split of its common stock, resulting in the Athena Sponsor owning an aggregate of 8,050,000 Sponsor Shares. Up to 1,050,000 Sponsor Shares were subject to forfeiture by the Sponsor depending on the extent to which the IPO-Underwriters’ over-allotment option was exercised. In connection with the IPO-Underwriters’ full exercise of their over-allotment option on October 22, 2021, the 1,050,000 Sponsor Shares were no longer subject to forfeiture.

Simultaneously with the consummation of the IPO, we completed the private sale of an aggregate of 1,060,000 Private Placement Units to the Athena Sponsor at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds of $10,600,000.

A total of $234,600,000, comprised of $230,000,000 of the proceeds from the IPO (which amount included deferred underwriting commissions of an aggregate of approximately $8,650,000 payable, contingent upon the consummation of a Business Combination, which commissions were subsequently waived in full by Citi on December 8, 2022) and $4,600,000 of the proceeds of the sale of the Private Placement Units, was placed the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as Trustee. The funds held in the Trust Account are invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of June 30, 2022, the Company had $407,362 in its operating bank accounts, $234,944,588 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $128,563. As of June 30, 2022, approximately $340,419 of the amount on deposit in the Trust Account represented interest and dividend income, which is available to pay the Company’s tax obligations.

Fair Market Value of Target Business

It is a requirement under the Existing Athena Charter that Athena’s initial business combination must be comprised of one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time Athena signs a definitive agreement in connection with its initial business combination.

As of July 28, 2022, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account, less deferred underwriting commissions and taxes payable on interest earned on the Trust Account, was approximately $235.21 million and 80% thereof represents approximately $188.17 million. In reaching its conclusion that the Business Combination meets such 80% Test, the Athena Board reviewed the implied pre-money market capitalization of e.GO of approximately $800 million, including the Earn-out Shares (assuming a value of $10.20 per share for all shares that may be issued, including the Earn-out Shares), as well as Northland’s written fairness opinion, as described below. In determining whether the pre-money market capitalization of e.GO represents the fair value of e.GO, the Athena Board considered all of the factors described above in this section, the fact that the purchase price for e.GO was the result of an arm’s-length negotiation and Northland’s written fairness opinion. As a result, the Athena Board concluded that the fair market value of the Business Combination was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account).

In addition, to facilitate its determination, the Athena Board engaged Northland to render a fairness opinion, and on July 27, 2022, Northland delivered a written opinion that e.GO has a fair market value equal to at least 80% of the assets held in Athena’s Trust Account at the time of Athena’s execution of the Business Combination Agreement. The opinion of Northland is described in the section titled “Proposal No. 1 — The Business Combination Proposal — Fairness Opinion of Northland” herein.

Stockholder Approval of Business Combination

Under the Existing Athena Charter, in connection with any proposed business combination, Athena must seek stockholder approval of an initial business combination at a meeting called for such purpose at which Athena Public Stockholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Business Combination, the Athena Public Stockholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

The Athena Sponsor and its officers and directors at the time of the IPO entered into a letter agreement to vote their Sponsor Shares and any Public Shares purchased during or after the IPO in favor of the SPAC’s initial business combination. Additionally, pursuant to the Sponsor Letter Agreement, the Athena Sponsor has agreed to vote all of its equity securities of Athena in favor of the Business Combination Proposal and each other proposal to be presented to the Athena Stockholders at the Special Meeting. As of the date hereof, the Athena Sponsor owns approximately            % of the total outstanding Athena Common Stock. Accordingly, in addition to the shares held by the Athena Sponsor, Athena would need            , Public Shares, or approximately            % of the            shares sold in Athena’s IPO to be voted in favor of the Business Combination Proposal in order for it to be approved.

Permitted Purchases of Athena Securities

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Athena or its securities, the Athena Sponsor, Merger Sub, e.GO Shareholders, or the equity holders of Athena and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Athena Common Stock or vote their shares in favor of the Business Combination Proposal. Any Public Shares purchased by the Athena Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be $            per share. Any Public Shares so purchased would not be voted by the Athena Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Athena Sponsor or its affiliates. The purpose of such share purchases and other transactions would be to decrease the number of Redemptions. In the event that the Athena Sponsor, Athena’s directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from Athena Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their Public Shares. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Athena will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Amendment of Athena’s Amended and Restated Certificate of Incorporation

On December 21, 2022, Athena held the Extension Meeting, at which the Athena Stockholders voted and approved to amend the Amended and Restated Certificate of Incorporation of Athena, which becomes the Existing Athena Charter, to provide Athena with the right to extend the date by which Athena must consummate a business combination up to six times for an additional one month each time, from January 22, 2023 to up to July 22, 2023.

A total of 20,951,064 shares of the Athena Class A Common Stock were presented for redemption in connection with this Extension Meeting. As a result, as of December 31, 2022, there is approximately $21.75 million remaining in the Trust Account following the redemptions in connection with the Extension Meeting.

Liquidation if No Business Combination

The Existing Athena Charter provides that Athena will have until the Liquidation Date to complete its initial business combination. If Athena is unable to complete an initial business combination by the Liquidation Date, Athena will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Athena Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the Athena Board, liquidate and dissolve, subject in each case to Athena’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Athena Warrants, which will expire worthless if Athena fails to complete an initial business combination by the Liquidation Date.

The Athena Sponsor, officers and directors have agreed, pursuant to a letter agreement with Athena dated October 19, 2021, that they will not propose any amendment to the Existing Athena Charter to modify the substance or timing of Athena’s obligation to redeem 100% of its Public Shares if Athena does not complete an initial business combination by the Liquidation Date or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless Athena provides the Athena Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

Athena expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $            million of proceeds held outside the Trust Account at the time of the IPO, although Athena cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, Athena may request the Trustee to release to Athena an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Athena’s creditors which would have higher priority than the claims Athena Public Stockholders. Athena cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.20. Under Section 281(b) of the DGCL, its plan of dissolution must provide for all claims against Athena to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Athena makes any distribution of its remaining assets to its stockholders. While Athena intends to pay such amounts, if any, Athena cannot assure you that Athena will have funds sufficient to pay or provide for all creditors’ claims.

Although Athena will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which Athena does business execute agreements with Athena waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Athena Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Athena’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Athena Management will consider whether competitive alternatives are reasonably available to Athena and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Athena under the circumstances. Examples of possible instances where Athena may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the IPO and Athena’s independent registered public accounting firm have not executed agreements with Athena waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Athena and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Athena Sponsor has agreed that it will be liable to Athena if and to the extent any claims by a third party for services rendered or products sold to Athena, or a prospective target business with which Athena has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, Athena has not asked the Athena Sponsor to reserve for such indemnification obligations, nor has Athena independently verified whether the Athena Sponsor has sufficient funds to satisfy its indemnity obligations and Athena believes that the Athena Sponsor’s only assets are securities of Athena. Therefore, Athena cannot assure you that the Athena Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.20 per Public Share. In such event, Athena may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of Athena’s officers or directors will indemnify Athena for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, in each case, less taxes payable, and the Athena Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, the independent directors would determine whether to take legal action against the Athena Sponsor to enforce its indemnification obligations. While Athena currently expects that the independent directors would take legal action on Athena’s behalf against the Athena Sponsor to enforce its indemnification obligations to Athena, it is possible that the independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Athena cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per share.

Athena will seek to reduce the possibility that the Athena Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which Athena does business execute agreements with Athena waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Athena Sponsor will also not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that Athena liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from Athena’s Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of Athena’s Trust Account distributed to Athena Public Stockholders upon the redemption of Athena’s Public Shares in the event Athena does not complete its initial business combination by the Liquidation Date may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of Athena’s Trust Account distributed to Athena Public Stockholders upon the redemption of its Public Shares in the event Athena does not complete an initial business combination by the Liquidation Date, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If Athena is unable to complete its initial business combination by the Liquidation Date, Athena will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Athena Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the Athena Board, dissolve and liquidate, subject in each case to Athena’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Athena’s intention to redeem its Public Shares as soon as reasonably possible following the Liquidation Date and, therefore, Athena does not intend to comply with those procedures. As such, Athena Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of the stockholders may extend well beyond the third anniversary of such date.

Because Athena will not be complying with Section 280, Section 281(b) of the DGCL requires Athena to adopt a plan, based on facts known to Athena at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against Athena within the subsequent 10 years. However, because Athena is a blank check company, rather than an operating company, and its operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, Athena will seek to have all vendors, service providers, prospective target businesses or other entities with which Athena does business execute agreements with Athena waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against Athena are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Athena Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.20 per Public Share and (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Athena Sponsor will not be responsible to the extent of any liability for such third-party claims.

If Athena files a bankruptcy petition or an involuntary bankruptcy petition is filed against Athena that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Athena cannot assure you Athena will be able to return $10.20 per share to the Athena Public Stockholders. Additionally, if Athena files a bankruptcy petition or an involuntary bankruptcy petition is filed against Athena that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Athena Stockholders. Furthermore, the Athena Board may be viewed as having breached its fiduciary duty to Athena’s creditors and/or may have acted in bad faith, and thereby exposing itself and Athena to claims of punitive damages, by paying Athena Public Stockholders from the Trust Account prior to addressing the claims of creditors. Athena cannot assure you that claims will not be brought against Athena for these reasons.

Redemption Rights

Redemption Rights for Athena Public Stockholders upon Completion of the Business Combination

Any holder of Public Shares as of the record date may demand that Athena redeem such Public Shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $10.21 per Public Share as of June 30, 2022), calculated as of two business days prior to the consummation of the Business Combination. If an Athena Public Stockholder properly seeks redemption as described in this section and the Business Combination is consummated, Athena will redeem these Public Shares for a pro rata portion of funds deposited in the Trust Account, and the Athena Public Stockholder will no longer own these Public Shares following the Business Combination.

The Athena Sponsor, officers and directors have entered into a letter agreement with Athena, pursuant to which they have agreed to waive their redemption rights with respect to any Sponsor Shares and Public Shares they may hold in connection with the completion of the Business Combination. The Athena Sponsor and Athena’s officers, and directors did not receive separate consideration for their waiver of redemption rights.

Limitations on Redemptions

The Existing Athena Charter provides that in no event will Athena redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In addition, the Business Combination Agreement imposes the Minimum Cash Condition. In the event either redemption limitation is exceeded, Athena will not complete the Business Combination or redeem any shares in connection with the Business Combination, and all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof.

Notwithstanding the foregoing, an Athena Public Stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the issued and outstanding Public Shares, without Athena’s prior consent. Accordingly, all Public Shares in excess of 15% held by a stockholder, together with any affiliate or any other person with whom he, she or it is acting in concert or as group, will not be redeemed for cash without the prior consent of Athena.

Manner of Conducting Redemptions

Each Athena Public Stockholder may elect to redeem its Public Shares irrespective of whether they vote for or against the Business Combination Proposal or whether they were a stockholder on the record date for the stockholder meeting held to approve the Business Combination Proposal.

Athena Public Stockholders who wish to exercise their redemption rights must, prior to 5.00 p.m., Eastern time, on            , 2023 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, Athena’s Transfer Agent, that Athena redeem their Public Shares for cash and (b) deliver their Public Shares to the Transfer Agent physically or electronically using the DTC’s Deposit and Withdrawal at Custodian (DWAC) system.

If the Business Combination is not approved or completed for any reason, then stockholders who elected to exercise their redemption rights will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account. In such case, Athena will promptly return any Public Shares delivered by such holders.

Exercise of Redemption Rights

Public Shares that have not been tendered in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their Public Shares.

Any request to redeem such Public Shares, once made, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with Athena’s consent, until the Closing. A stockholder that has delivered his, her or its Public Shares to the Transfer Agent in connection with a redemption request who subsequently decides not to exercise redemption rights may withdraw the redemption request any time prior to the deadline for submitting redemption requests and thereafter, with our consent, until the Closing, by contacting the Transfer Agent and requesting that it return the Public Shares to such stockholder.

Facilities

Athena currently maintains utilize office space at 442 5th Ave, New York, NY 10018 from the Athena Sponsor. Commencing on October 29, 2021, Athena has agreed to pay the Athena Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of Athena Management. Athena considers its current office space adequate for its current operations.

Upon consummation of the Business Combination or Athena’s liquidation, Athena will cease paying these monthly fees.

Employees

Athena currently has four officers. These individuals are not obligated to devote any specific number of hours to Athena matters but they intend to devote as much of their time as they deem necessary to our affairs until Athena has completed our initial business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process Athena is in. Athena does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers

Athena’s current directors and executive officers are as follows:

Name	Age	Position
Isabelle Freidheim	42	Chairperson of the Board of Directors
Jane Park	51	Chief Executive Officer and Director
Jennifer Carr-Smith	51	Chief Operating Officer and President
Angelina Smith	48	Chief Financial Officer
Kay Koplovitz	77	Director
Doris Robinson	61	Director
Sarah Kauss	47	Director

Isabelle Freidheim has served as our Chairperson of the Board of Directors since June 2021. Isabelle was the founder and Chair of Athena Technology Acquisition Corp., one of the first all women SPACs, which completed its business combination with Heliogen, Inc. in December 2021 (NYSE: HLGN). Isabelle is also the founder of Athena Technology Acquisition Corp. II (NYSE: ATEK) and has served as its Chief Executive Officer since August 2021 and its Chairperson of the Board of Directors since November 2021. She is a venture capitalist and entrepreneur; she was a co-founder of Magnifi, a fintech company, and was a co-founder and managing partner of Castle VC (formerly Starwood VC), a venture investment firm, and a venture partner at MissionOG, a venture capital firm. Ms. Freidheim co-founded Magnifi, an artificial intelligence and machine learning fintech company which was acquired by The Tifin Group in December 2020. In addition to co-founding the company, Ms. Freidheim acted as the Chief Executive Officer of Magnifi and led the company’s early growth. Ms. Freidheim was also a co-founder of the London Fund, a fund that invests in IP-rich high-growth companies with a particular focus on emerging technologies. Ms. Freidheim started her career in investment banking at Lehman Brothers and then joined one of Invesco’s private equity funds to invest in European assets. She holds a B.A. in Economics from Columbia University and an M.B.A. from Columbia Business School.

Jane Park has served as our Chief Executive Officer since June 2021, and as a director since January 3, 2022. Ms. Park is the founder of TokkiWrap LLC (dba Tokki), a Seattle-based sustainable gifting technology company that offers a unique patent pending social gifting experience. Since launching Tokki in September of 2019, Ms. Park has served as the company’s Chief Executive Officer. Prior to founding Tokki, Ms. Park was the CEO and Founder of Julep, an on-line first beauty brand distributed that gained national distribution at Sephora, Nordstrom, Ulta and Target. A disruptor in the beauty space, Julep innovated rapidly by co-creating with its customers through social media and personalizing offerings to each subscriber. Ms. Park successfully raised venture capital financing from Silicon Valley firms including Andreessen Horowitz, and led Julep to an exit in 2016 to a beauty rollup funded by Warburg Pincus. Ms. Park was also an executive at Starbucks in the New Ventures division where she launched new consumer businesses. She was also a leader at the Boston Consulting Group in the Retail and Consumer Goods practice group, and a founding director of the CEO Forum for Education and Technology with luminaires such as Steve Jobs (CEO Apple) and Eckhard Pfeiffer (CEO Compaq). Ms. Park began her career as a corporate litigation attorney at Shaw Pittman (now Pillsbury Winthrop Shaw Pittman). Ms. Park has been appointed by Jay Inslee, the Governor of Washington State to serve as a Director on the Board of the Washington State Opportunity Scholarship, an innovative public-private scholarship program serving low-income college students pursuing STEM education. Ms. Park’s industry recognitions include Geekwire’s CEO of the Year, 2014 and the Puget Sound Business Journal’s 40 under 40. Ms. Park holds a JD from Yale Law School and an AB in Public and International Affairs from Princeton University. Ms. Park is well-qualified to serve as our Chief Executive Officer due to her extensive experience in consumer goods along with her leadership experience.

Jennifer Carr-Smith has served as our Chief Operating Officer and President since June 2021. She is a seasoned board director who thrives in organizations undergoing rapid growth and transformation. She has a proven track record of building, scaling and transforming businesses across sectors, including: CPG, Fashion/Apparel, Food/Grocery, Retail and Ecommerce. Ms. Carr-Smith was a pioneer in Internet/ecommerce and during her 25-year career in digital retail she has built a reputation as an innovative leader who is strategic, passionate, curious and transparent. With a diversity of experience spanning early stage start-up, high growth, mid-sized and large global organizations, she has demonstrated her range and versatility leading businesses of all sizes: from $5M to $1B+ in revenue, and organizations ranging from 20 to more than 5,000 associates. Jennifer has worked across business models and possesses broad management experience across functions, including: Strategy, Sales, Marketing, Operations, Finance, E-commerce, Analytics, Supply Chain and Customer Experience & Technology. Her strengths include: developing strategy, building & leading teams, building & scaling businesses, simplifying complexity and developing talent. Ms. Carr-Smith is currently founder and President of JCS Advisory, LLC, and independent advisory and consulting services firm (2015-present). She currently serves as an independent director, chair of the compensation committee and as a member or the audit committee at Blue Apron, Inc. (NYSE:APRN), which operates direct-to-consumer platforms and an e-commerce market (2020-present). Ms. Carr-Smith also currently serves as a non-executive director and member of the nomination, sustainability and people performance committees at Woolworths Group Ltd (ASX:WOW), a retail store operator (2019-present). In addition to her public company board service, Ms. Carr-Smith also currently serves as an independent director for venture capital-backed companies, Full Harvest Technologies, which operates a B2B marketplace connecting food and beverage companies with farms to buy surplus and imperfect produce (2020-present), and Zeal Grass Milk Creamery, a milk products company (2020-present), and as an independent director and member of the Audit, Compensation and Nomination Committees at Perdue Farms, a private food and agriculture company (2019-present). Ms. Carr-Smith has also served as Chair of the Board at Swap.com (2018-2019) and as an independent director and member of the audit and compensation committees at F&W Media (2009-2014). In addition to her board experience, between 2015 and present, Ms. Carr-Smith has also served as SVP, General Manager, North America at Groupon and as Chief Executive Officer/President at Peapod, an Ahold Delhaize company.

Angelina Smith has served as our Chief Financial Officer since September 2021. Ms. Smith is currently the founder of Conta Consulting LLC, an independent consulting services firm specializing in financial and operational processes for emerging companies. From August 2018 to September 2019, Ms. Smith served as the Chief Operating Officer of Inspo Network, Inc., a premium lifestyle content company showcasing social media influencers across beauty, fashion, fitness, food, home and life. From January 2017 through July 2017, Ms. Smith served as the Chief

Financial Officer of Thrive Causemetics, Inc., an online beauty brand focused on vegan and cruelty-free skincare and makeup. From June 2015 through January 2017, Ms. Smith served as the Chief Financial Officer of glassybaby, LLC, a manufacturer and retailer of unique hand-blown glass votives. For each glassybaby purchased, the company donates a portion of the sale price to charities through its White Light Foundation. From April 2010 through November of 2014, Ms. Smith served as the Vice President of Finance of zulily, Inc., an online retailer offering special, limited time only finds at discounts from standard retail prices. Ms. Smith also served in various leadership roles at aQuantive (prior to Microsoft’s acquisition). She started her career at Deloitte, focusing on emerging technology and retail companies. In addition to her financial leadership roles, Ms. Smith also teaches various accounting, management, and entrepreneurship classes for Central Washington University. She also serves as the Chair Emeritus of the Central Washington University Foundation. Ms. Smith holds a Bachelor’s of Science degree in Accounting and a Bachelor’s of Science degree in Management, both from Central Washington University.

Kay Koplovitz has served as a director of Athena since June 2021. Since March 2000, Ms. Koplovitz has served as the co-founder and chair of Springboard Enterprises, a non-profit accelerator that has trained women entrepreneurs of technology and life sciences companies to raise capital. Since April 2016, Ms. Koplovitz has served as the co-founder and managing partner of Springboard Growth Capital, an investment partnership supporting entrepreneurs and companies positioned to be market leaders. Previously, Ms. Koplovitz served as a director and chair of the audit committee at Athena Technology Acquisition Corp., one of the first all women SPACs, which completed its business combination with Heliogen, Inc. in December 2021. Ms. Koplovitz was also the founder and former chair & chief executive officer of USA Networks, the SyFy Channel (formerly Sci-Fi Channel) and USA Networks International, a television cable network. From May 2010 to January 2021, Ms. Koplovitz served on the board of directors of ION Media Networks (“ION”), where she was a member of the ION’s compensation and audit committees. Since March 2018, Ms. Koplovitz has served on the board of directors of Veniam, a technology start-up focused on building wifi networks using moving vehicles, and has served as a member of the compensation committee of Veniam’s board. Previously, from 2008 to 2018, Ms. Koplovitz served as a director on the board of CA Technologies, where she served on the compensation and HR committee and the mergers & acquisitions committee. From April 2014 to February 2018, Ms. Koplovitz served as a director on the board of Time Inc., a media corporation (“Time”), and served on the Time’s compensation committee and governance and nominating committee. From May 1992 to May 2015, Ms. Koplovitz served on the board of Liz Claiborne, which was sold in November 2011, the name of the remaining brands in the company were rebranded to Fifth & Pacific and later became Kate Spade, where she served on the board until May 2015. During that period, she served as the non-executive chair of the company from December 2006 to May 2013. Ms. Koplovitz has also served on the boards of Oracle (1998-2002), Instinet (2002-2005), Nabisco (1994-2000) and General Re (1990-1998). In 1998, Ms. Koplovitz was appointed as Chair of the bipartisan National Women’s Business Council by President Clinton. Ms. Koplovitz received her B.S. in Communications & Biology from the University of Wisconsin and her M.S. in Communications from Michigan State University. Ms. Koplovitz is well-qualified to serve on our Board because of her extensive experience in communications and media industries.

Doris Robinson has served as a director of Athena since October 19, 2021. Ms. Robinson is a growth strategist and entrepreneurial leader who leverages strategic and analytical thinking to find innovative solutions that scale businesses. The common thread throughout her career is the ability to drive growth by integrating a deep understanding of customers, mission, operations and untapped opportunities. She is lauded for creating value and leveraging talent as a strategic asset. Drawing on her varied experience in food & beverage, retail, consumer products, advertising and banking, she founded Robinson Hill in 1995, a concessions management firm specializing in retail and restaurants at airports and other non-traditional venues. She successfully turned concepts into sustainable revenues and led organization from inception to over 500 employees. Ms. Robinson has scaled operations while forging successful joint ventures and partnerships that now encompass over 60 airport restaurants and retail stores. She has worked and partnered with notable brands and companies, including Hudson Group, Ben & Jerry’s, Frontera Grill, and Lettuce Entertain You. As CEO of Robinson Hill, Inc., Ms. Robinson deploys, allocates and manages revenues and assets while building necessary capacity vis-a-vis capital, talent development and training for successful market presence. Leveraging comprehensive go-to-market strategies tailored to key audiences has driven business expansion. She spearheaded multiple capital development efforts to fund growth and penetration. Prior to her tenure at Robinson Hill, Ms. Robinson worked as an Associate Product Director with Johnson & Johnson and subsequently with Leo Burnett. Prior to this, she worked as a commercial loan officer with AmeriTrust Bank and financial analyst with Northern Trust. Ms. Robinson serves as a director for Accel Entertainment (NYSE:ACEL) (Nominating/Governance and Compliance committees), one of the leading terminal operators of slot machines and amusement equipment; and Wintrust Bank, N.A. (Audit and Risk), the largest commercial chapter bank of Wintrust Financial (Nasdaq: WTFC). She is chairwoman of PGA WORKS and trustee of PGA REACH, the charitable foundation of the PGA of America; serves on the executive committee of C200; and the advisory board of Women Business Collaborative. Previous board experience includes the Illinois Gaming Board, Meridian Health Care, La Rabida Children’s Hospital and Fetzer Institute. Since 2020, Ms. Robinson also serves as Principal at Disruption Global, a firm specializing in innovative strategies, training and metrics to win at diversity and inclusion. Ms. Robinson has been recognized as a HistoryMaker, Chicago United Business Leader of Color, Private Company Director Magazine’s Director to Watch, WomenInc.’s 2019 Most Influential Corporate Director and Diversity MBA Magazine’s Top 100 Women of Influence. Recently, she received the National Civic Award. Her memberships include Women Corporate Directors, The Chicago Network and the Chicago Economics Club. Ms. Robinson earned an M.B.A. from Northwestern University’s Kellogg School of Management and a B.A. in Economics from the University of Pennsylvania. She completed Dartmouth’s Tuck School of Business Building a High Performing Business Executive Education Program. Ms. Robinson is well-qualified to serve on our Board because of her extensive experience in consumer products along with her entrepreneurial experience.

Sarah Kauss has served as a director of Athena since January 3, 2022. Ms. Kauss is the Founder, Chief Executive Officer and Chairwoman of S’well, a reusable, insulated products manufacturer, wholesaler and retailer. She has held such positions since 2010. Previously, Ms. Kauss worked as a CPA for Ernst & Young. Ms. Kauss is a consumer products leader with a track record in launching companies, building multi-million dollar successful brands, and assembling high performance senior leadership teams. Ms. Kauss is a successful global entrepreneur, product design expert and has deep experience in partnering with multinational corporations to become more sustainable and meet environmental goals. Ms. Kauss received a bachelor’s in accounting from the University of Colorado Boulder and a MBA from Harvard Business School. Ms. Kauss is well-qualified to serve on our Board because of her extensive entrepreneurial experience and experience in consumer goods.

Number and Terms of Office of Officers and Directors

The Athena Board consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with the NYSE and the NYSE American corporate governance requirements, Athena is not required to hold an annual meeting until one year after its first fiscal year end following its listing on the NYSE and/or the NYSE American. The term of office of the first class of directors, consisting of Doris Robinson, will expire at Athena’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Kay Koplovitz and Sarah Kauss, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Isabelle Freidheim and Jane Park, will expire at the third annual meeting of stockholders.

Athena officers are appointed by the Athena Board and serve at the discretion of the Athena Board, rather than for specific terms of office. Athena Board is authorized to appoint officers as it deems appropriate pursuant to the Existing Athena Charter.

Director Independence

The Athena Board has determined that Kay Koplovitz, Doris Robinson and Sarah Kauss are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Athena Board

The Athena Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to a limited exception, the rules of the NYSE American and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to a limited exception, the rules of the NYSE American require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by the Athena Board and has the composition and responsibilities described below.

Audit Committee

Athena has established an audit committee of the board of directors. Kay Koplovitz, Doris Robinson and Sarah Kauss serve as members of Athena’s audit committee, and Kay Koplovitz chairs the audit committee. Under the NYSE American listing standards and applicable SEC rules, all the directors on the audit committee must be independent and the audit committee must have at least three members. Each member of the audit committee of the Athena Board is independent.

Each member of the audit committee is financially literate and the Athena Board has determined that Kay Koplovitz qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

Athena has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of Athena’s financial statements, (2) Athena’s compliance with legal and regulatory requirements, (3) Athena’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of Athena’s internal audit function and independent registered public accounting firm;

•        reviewing the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by Athena;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by Athena, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with Athena in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing Athena’s specific disclosures under “Athena Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

•        reviewing with management, the independent registered public accounting firm, and Athena’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Athena has established a compensation committee of the board of directors. Doris Robinson and Kay Koplovitz serve as members of Athena’s compensation committee. Doris Robinson chairs the compensation committee.

Athena has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to Athena’s Chief Executive Officer’s compensation, evaluating Athena’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Athena’s Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to the Athena Board with respect to (or approving, if such authority is so delegated by our board of directors) the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of Athena’s other officers;

•        reviewing Athena’s executive compensation policies and plans;

•        implementing and administering Athena’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with Athena’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Athena’s executive officers and employees;

•        producing a report on executive compensation to be included in Athena’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to the Athena Sponsor of $10,000 per month, continuing until the earlier of the consummation of an initial business combination or Athena’s liquidation, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Athena’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Nominating and Corporate Governance Committee

Athena has established a nominating and corporate governance committee. The members of our nominating and corporate governance are Kay Koplovitz and Doris Robinson. Kay Koplovitz serves as chairperson of the nominating and corporate governance committee.

The primary purposes of Athena’s nominating and corporate governance committee are to assist the board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Athena Board;

•        developing, recommending to the board of directors and overseeing implementation of Athena’s corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the Athena Board, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis Athena’s overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE and the NYSE American.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Athena Board.

Executive Officer and Director Compensation

None of Athena’s directors have received any cash compensation for services rendered to Athena. Commencing on the date that Athena’s securities were first listed on NYSE through the earlier of consummation of its initial business combination and its liquidation, Athena will pay the Athena Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of Athena Management. In addition, the Athena Sponsor, Athena’s executive officers and directors and their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on Athena’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

Athena’s audit committee reviews on a quarterly basis all payments that are made to the Athena Sponsor, Athena’s executive officers or directors, or any of their respective affiliates. Any such payments prior to an initial business combination are made from funds held outside the Trust Account. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Athena to the Athena Sponsor, Athena’s executive officers and directors or any of their respective affiliates, prior to completion of Athena’s initial business combination.

After the completion of Athena’s initial business combination, directors or members of Athena Management who remain may be paid consulting, management or other fees from the post-combination company. For a discussion of executive compensation arrangements after the Closing of the Business Combination, see the section entitled “Management of TopCo after the Business Combination — Remuneration and Other Benefits to TopCo Directors”.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Athena or any members of Athena Management in their capacity as such, and Athena and the members of Athena Management have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

Athena has registered the Athena Units, Athena Class A Common Stock, and Athena Warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. Athena has filed with the SEC its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and its Annual Report on Form 10-K for the year ended December 31, 2022.

Code of Business Conduct and Ethics

Athena has adopted a code of business conduct and ethics applicable to its directors, officers and employees. Athena has filed a copy of its form of the code of business conduct and ethics, its audit committee, compensation committee and nominating and corporate governance committee charters as exhibits to the registration statement during its IPO, as filed to the SEC on October 8, 2021. You are able to review this document by accessing Athena’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of business conduct and ethics and the charters of the committees will be provided without charge upon request from Athena. The information included on Athena’s website is not incorporated by reference into this proxy statement/prospectus or in any other report or document we file with the SEC, and any references to Athena’s website are intended to be inactive textual references only.

ATHENA MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “Athena,” “we,” “our,” “us” or “the Company” refer to Athena Consumer Acquisition Corp., a Delaware corporation. References to our “management” or our “management team” refer to our officers and directors, and references to the “Athena Sponsor” refer to Athena Consumer Acquisition Sponsor LLC.

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “General Information — Cautionary Note Regarding Forward-looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a special purpose acquisition company incorporated in Delaware on June 4, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more businesses. On July 28, 2022, we announced the Business Combination with e.GO, TopCo and Merger Sub. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Results of Operations

As of March 31, 2023, the Company had not commenced any operations. All activity through March 31, 2023 relates to the Company’s formation and the IPO. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO placed in the Trust Account. Most of the Company’s expenses for the three months ended March 31, 2023 are related to the transaction described in Note 6 of the financial statements.

For the three months ended March 31, 2023, we had a net income of $838,087, which consists of income on investments held in the Trust Account of $243,369, offset by operating expenses of $1,088,898, change in fair value of derivative Forward Purchase Agreement of $1,730,000 and provision for income taxes of $46,384.

For the three months ended March 31, 2023, we had a net loss of $222,314, which consisted of operating expenses of $254,714 and interest income was $23,655 and benefit from income taxes of $8,745.

Going Concern and Capital Resources

The registration statement on Form S-1, as amended, for the Company’s IPO was declared effective on October 19, 2021. On October 22, 2021, the Company consummated the IPO of 20,000,000 Athena Units. Each Athena Unit consists of one share of Athena Class A Common Stock and one-half of a redeemable Athena Public Warrant. The Athena Units were sold at a price of $10.00 per Athena Unit, generating gross proceeds of $200,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 1,000,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Athena Sponsor, generating gross proceeds of $10,000,000, which is described in Note 4.

Simultaneously with the closing of the IPO, the Company consummated the closing of the sale of 3,000,000 additional Athena Units upon receiving notice of the underwriter’s election to fully exercise its over-allotment option, generating additional gross proceeds of $30,000,000. Simultaneously with the exercise of the over-allotment, the Company consummated the private placement of an additional 60,000 Private Placement Units to the Athena Sponsor, generating gross proceeds of $600,000.

Following the closing of the IPO and exercise of the over-allotment, $234,600,000 ($10.20 per Athena Unit) from the net proceeds of the sale of the Athena Units in the IPO and the Private Placement Units was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

For the three months ended March 31, 2023, $502,759 of cash was used in operating activities. Net income of $838,087 was offset by a non-cash charge for the change in the fair value of forward purchase liability of $1,730,000 and interest earned on investments held in the Trust Account of $243,369. Changes in operating assets and liabilities provided $632,523 of cash from operating activities.

For the three months ended March 31, 2022, $218,268 of cash was used in operating activities. Net loss of $222,314 was offset by for the interest earned on investments held in the Trust Account of $23,624. Changes in operating assets and liabilities provided $27,670 of cash from operating activities.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a business combination, the Company will repay the working capital loans out of the proceeds of the Trust Account released to the Company. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such working capital loans may be convertible into units of the post business combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. As of March 31, 2023, there was approximately $697,436, net of $79,805 discount outstanding under the working capital loans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until the Liquidation Date to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution and liquidity condition, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after Liquidation Date. The Company intends to complete the proposed Business Combination before the mandatory Liquidation Date. However, there can be no assurance that the Company will be able to consummate any Business Combination by the Liquidation Date.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2023. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. The underwriters were entitled to deferred underwriting commissions of $8,650,000 consisting of the $8,050,000 deferred portion and the $600,000 cash discount agreed to be deferred until business combination. The deferred fee would become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completed a business combination, subject to the terms of the underwriting agreement. On December 8, 2022, Citi, as representative of the underwriters, agreed to formally waive the deferred underwriting commissions of $8,650,000 in full, pursuant to a deferred fee waiver letter agreement between Citi and the Company.

The Company also agreed, commencing on October 19, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space and administrative support services.

Registration Rights

The holders of Sponsor Shares, Private Placement Units, Conversion Units and Athena Warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Sponsor Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to the registration rights agreement signed on the date of the prospectus for the IPO. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 3,000,000 additional Athena Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On October 22, 2021, the underwriters elected to fully exercise the over-allotment option purchasing 3,000,000 Athena Units.

The underwriters were paid a cash underwriting discount of $0.20 per unit on the offering not including the Athena Units issued with the underwriter’s exercise of their over-allotment option, or $4,000,000 in the aggregate at the closing of the IPO. The underwriters have agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon completion of a Business Combination ($600,000 in the aggregate). In addition, the underwriters were entitled to a deferred underwriting commissions of $0.35 per unit, or $8,050,000 from the closing of the IPO. The total deferred fee was $8,650,000 consisting of the $8,050,000 deferred portion and the $600,000 cash discount agreed to be deferred until completion of a Business Combination. The deferred fee would become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a business combination, subject to the terms of the underwriting agreement. On December 8, 2022, Citi, as representative of the underwriters, agreed to formally waive the deferred underwriting commissions of $8,650,000 in full, pursuant to a deferred fee waiver letter agreement between Citi and the Company.

Critical Accounting Policies and Estimates

The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value.

Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. The Company’s Class A Common Stock sold in the IPO and over-allotment features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2023 and December 31, 2022, 2,048,936 shares of Class A Common Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets.

Under ASC 480-10-S99, the Company has elected to recognize changes in redemption value immediately as they occur and adjust the carrying value of the Class A Common Stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Immediately upon the closing of the IPO and over-allotment, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date of the security. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares of Class A Common Stock resulted in charges against additional paid-in capital and accumulated deficit.

As of March 31, 2023 and December 31, 2022, the shares of Class A Common Stock subject to possible redemption reflected on the condensed balance sheets are reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Fair value of Public Warrants at issuance	(15,310,355)
Class A shares issuance costs	(12,245,042)
Add: Accretion of carrying value to redemption value	32,155,397
Class A Common Stock subject to possible redemption at December 31, 2021	234,600,000
Add: Accretion of carrying value to redemption value	2,465,885
Less: Redemption of common stock subject to possible redemption	(216,044,846)
Class A Common Stock subject to possible redemption at December 31, 2022	$21,061,039

Add: Accretion of carrying value to redemption value	470,123
Class A Common Stock subject to possible redemption at March 31, 2023	$21,531,162

Accounting for Warrants

The Company accounts for Athena Warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreements qualify for equity accounting treatment.

Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

As of March 31, 2023 and December 31, 2022, the Company had $22,274,979 and $21,752,492 in investments held in Trust Account, respectively.

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Recent Developments

Citi Waiver of Deferred Commission

On December 8, 2022, Citi agreed to waive its entitlement to the payment of all of its $8,650,000 deferred compensation for its previously completed role as underwriter of Athena’s IPO that would have become due upon the Closing. Citi has not been involved in the Business Combination and was not involved in the preparation of any disclosure that is included in this proxy statement/prospectus, or any analysis underlying such disclosure. As a result, shareholders and prospective investors do not have the benefit of any such type of involvement and should not place any reliance on the fact that Citi was previously involved in Athena’s IPO. See the risk factor entitled “Citi, the lead underwriter in Athena’s IPO, was to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with Athena’s IPO, yet Citi, without any consideration from Athena or e.GO, gratuitously waived its entitlement to such compensation and disclaimed any responsibility for this proxy statement/prospectus, but Citi would be entitled to such compensation in connection with an alternative business combination, should the Business Combination be terminated, and remains entitled to customary indemnification and contribution obligations of Athena in connection with the Business Combination.” herein, which includes a description of Athena’s ongoing customary obligations under the underwriting agreement that have not been waived, which are only for indemnification and contribution related to Athena’s IPO.

Citi was provided with the disclosures in this proxy statement/prospectus pertaining to its previously completed role as underwriter of Athena’s IPO and waiver of its deferred compensation; however, Citi stated that it has not reviewed any disclosure in this proxy statement/prospectus, nor does it intend to review or comment on whether it agrees with either the risks or the conclusions stated herein that are associated with Citi’s previously completed role and waiver. Accordingly, Citi does not want to be associated with the disclosure in this proxy statement/prospectus, including any discussion related to reasons for its waiver or the underlying business analysis related to the Business Combination.

Athena Extension Amendment

On December 21, 2022, Athena held the Extension Meeting, at which the Athena Stockholders voted and approved the Extension Amendment. A total of 20,951,064 shares of the Athena Class A Common Stock were presented for redemption in connection with this Extension Meeting. As a result, as of December 31, 2022 there is approximately $21.75 million remaining in the Trust Account following the redemptions in connection with the Extension Meeting. In connection with the Extension Amendment, on December 16, 2022, Athena issued a press release announcing that, if the Extension is implemented, the Athena Sponsor or its designees will deposit into the Trust Account as a loan, the lesser of (x) $121,000 or (y) $0.055 per Public Share multiplied by the number of

Public Shares outstanding, on each of the following dates: (i) January 23, 2023; and (ii) one business day following the public announcement by Athena disclosing that the Athena Board has determined to extend the date by which Athena must consummate its initial business combination for an additional month in accordance with the Extension. As there were 2,048,936 Public Shares outstanding following redemptions in connection with the Extension Meeting, the Contribution amount for each month of the Extension is equal to $112,691.48, or up to an aggregate of $676,148.88 in the event the Extension is effectuated for the full six months. Other than the Athena Sponsor’s agreement to deposit funds into the Trust Account for each month of the Extension as described herein, which was an incentive for Athena’s stockholders to not redeem in connection with the Extension Meeting but not an incentive to vote in favor of the Extension, there were no arrangements, understandings, agreements or discussions between Athena, e.GO, or their respective affiliates and Athena Public Stockholders to incentivize such stockholders to vote for the Extension Amendment.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — Athena

Purchase of Sponsor Shares and Private Placement Units

On June 4, 2021, the Athena Sponsor paid $25,000 in consideration for 5,900,000 Sponsor Shares to cover certain of formation and IPO costs on behalf of Athena. On September 23, 2021, Athena effected a 1.36440678 for 1 stock split of such shares, resulting in an aggregate of 8,050,000 shares of Athena Class B Common Stock outstanding and held by the Athena Sponsor. The Athena Sponsor therefore paid approximately $0.003 per share of the Sponsor Shares. The Sponsor Shares will convert into shares of Athena Class A Common Stock and into TopCo Ordinary Shares upon consummation of the Business Combination and are subject to certain transfer restrictions. As of the date of this proxy statement, the Athena Sponsor owns 8,050,000 Sponsor Shares. Upon the Closing, such Sponsor Shares will be converted into 8,452,500 TopCo Ordinary Shares, based on the Final Conversion Ratio.

On October 22, 2021, simultaneously with the closing of the IPO, the Athena Sponsor purchased an aggregate of 1,060,000 Private Placement Units at a price of $10.00 per unit, for an aggregate purchase price of $10,600,000. Each Private Placement Unit consists of one Private Placement Share and one-half of one Private Placement Warrant. Each whole Private Placement Warrant is exercisable to purchase one whole share of Athena Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. The proceeds from the sales of these Private Placement Units were added to the net proceeds from the IPO held in the Trust Account. If Athena does not complete a business combination by the Liquidation Date, the proceeds from the sale of the Private Placement Units that are held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Shares and Private Placement Warrants will expire worthless.

Related Party Loans

On June 4, 2021, Athena issued a promissory note to the Athena Sponsor (the “Sponsor Note”), pursuant to which Athena could borrow up to an aggregate principal amount of $300,000. The Sponsor Note was non-interest bearing and payable on the completion of the IPO. The Sponsor Note was paid in full on October 22, 2021.

In addition, in order to finance transaction costs in connection with a business combination, the Athena Sponsor or an affiliate of the Athena Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan funds to Athena as may be required, i.e., working capital loans. If Athena completes a business combination, Athena would repay the working capital loans out of the proceeds of the Trust Account released to Athena. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Athena may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such working capital loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units.

On January 17, 2023, in connection with the Athena Sponsor’s Contribution for the Extension, Athena issued an unsecured Extension Note to the Athena Sponsor with a principal amount equal to $676,148.88. On the same date, in connection with advances the Athena Sponsor may make in the future to Athena for working capital expenses in connection with Athena’s initial business combination, Athena issued a separate Working Capital Note to the Athena Sponsor, which was amended on May 19, 2023, in the principal amount of up to $600,000.00. Both Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of Athena’s initial business combination, or (b) the date of Athena’s liquidation. If Athena does not consummate an initial business combination by the Liquidation Date, the Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Notwithstanding the foregoing, under both Notes, following the closing of Athena’s initial business combination, the Athena Sponsor may elect to convert all or any portion of the unpaid principal balance of the Note into Conversion Units, with each unit being identical to the private placement units sold to the Athena Sponsor in connection with Athena’s IPO. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the Notes. As of the date of this proxy statement/prospectus, there are $454,307 loans outstanding under the Working Capital Note and $676,148.88 loans outstanding under the Extension Note.

In connection with funding the Contribution under the Extension Note, the Athena Sponsor entered into an agreement with a member of the Sponsor and an agreement with a third party investor to loan to the Athena Sponsor funds sufficient to cover a portion of the Contribution. Pursuant to such agreements, the Sponsor agreed to assign and transfer approximately 150,256 Athena Class B Common Stock to such member of the Sponsor and 250,000 Athena Class A Common Stock to such third party investor upon the closing of the Business Combination in respect of an aggregate of $475,383 loaned to the Athena Sponsor as of the date of this proxy statement/prospectus.

Administrative Services Agreement

Athena entered into an agreement with the Athena Sponsor, commencing on October 19, 2021 through the earlier of Athena’s consummation of a business combination and Athena’s liquidation, to pay the Athena Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support.

Forward Purchase Agreement

On September 29, 2022, Athena, TopCo, e.GO and Vellar entered into a Forward Purchase Agreement for a prepaid share forward transaction. Vellar is affiliated to entities indirectly owning Sponsor Shares and Private Placement Units of Athena. The primary purpose of entering into the Forward Purchase Agreement was to help ensure the likelihood that the Business Combination will close. Vellar agreed to waive any redemption rights with respect to any Shares in connection with the Business Combination. On March 3, 2023, Vellar accepted Athena’s, e,GO’s and TopCo’s joint termination of the Forward Purchase Agreement.

Registration Rights

The holders of the Sponsor Shares, the Private Placement Units, the Conversion Units and any warrants that may be issued upon conversion of the working capital loans (and any shares of Athena Class A Common Stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Sponsor Shares) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Sponsor Shares, only after conversion to shares of Athena Class A Common Stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that Athena register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination and rights to require Athena to register for resale such securities pursuant to Rule 415 under the Securities Act. Athena will bear the expenses incurred in connection with the filing of any such registration statements.

At the Closing, TopCo, Athena, the Athena Sponsor, certain former e.GO Shareholders, certain of Athena’s officers and directors, certain members of the Athena Sponsor and/or their respective affiliates will enter into the Amended and Restated Registration Rights Agreement, under which TopCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain TopCo Ordinary Shares and other equity securities of TopCo that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights.

Sponsor Letter Agreement

On October 19, 2021, the Athena Sponsor and Athena’s officers and directors entered into a letter agreement with Athena pursuant to which they agreed, subject to limited exceptions, not to transfer, assign or sell any of the Sponsor Shares until the earlier to occur of: (i) one year after the completion of the initial business combination; and (ii) subsequent to a business combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination, or (y) the date on which Athena completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Athena Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In connection with the Business Combination, the Athena Sponsor and Athena’s executive directors and officers entered into the Sponsor Letter Agreement and agreed to (i) vote all of its, his or her shares of Athena Common Stock to approve and adopt the Business Combination Agreement and the Business Combination, (ii) waive its, his or her redemption rights with respect to its, his or her shares of Athena Common Stock in connection with the Business Combination, (iii) not transfer any of its, his or her shares of Athena Common Stock until the Closing or termination of the Business Combination Agreement (except in limited circumstances), (iv) not transfer (a) with respect to the Athena Sponsor, 75% of its TopCo Shares and (b) with respect to all other Athena Insiders any of its, his or her TopCo Ordinary Shares until the date that is 180 days after the Closing (except in limited circumstances), (v) waive any adjustment to the conversion ratio set forth in Athena’s amended and restated certificate of incorporation or any other anti-dilution or similar protection with respect to the shares of Athena Class B Common Stock held by the Athena Sponsor or Athena’s executive directors and officers, in each case, subject to the terms and conditions contemplated by the Sponsor Letter Agreement.

TopCo will indemnify the Athena Sponsor from and against certain liabilities relating to the Business Combination for a period of six years after the Closing and subject to an aggregate maximum indemnity of $4,000,000.

Certain Relationships and Related Person Transactions — e.GO

Provision of Services to Joint Ventures

In 2021, e.GO provided services to Next.e.GO Bulgaria AD in the total amount of €20 thousand (net).

In the year ended December 31, 2022, e.GO provided additional services to Next.e.GO Bulgaria AD in the total amount of around €272 thousand (net).

Provision of Services to Entities Controlled by Key Management Personnel

In 2021, e.GO provided services to the following entities controlled by key management personnel in the total amount of €28 thousand (net): Stack GmbH, €18 thousand; e.2.GO GmbH, €7 thousand; and GPS GmbH, €3 thousand.

Purchase of Services from Entities Controlled by Key Management Personnel

In 2021, e.GO purchased services from the following entities controlled by key management personnel in the total amount of €355 thousand (net): GPS GmbH, €190 thousand; Schuh & Co. GmbH, €91 thousand; StreetScooter Research GmbH, €26 thousand; e.2.GO GmbH, €23 thousand; FIR Aachen GmbH, €14 thousand; WBA GmbH, €6 thousand; and WZL Aachen PS GmbH, €5 thousand.

Receipt of Services from Parent Entities

In 2021, e.GO was back charged by nd industrial investments B.V. for services supplied from Oppenhoff & Partners and PricewaterhouseCoopers to e.GO totaling €214 thousand (net) incurred by nd industrial investments B.V. on behalf of e.GO.

Shareholder Loans by nd industrial investments B.V.

The shareholder nd industrial investments B.V has granted a non-revolving subordinated term loan in the total amount of €3.5 million to e.GO. The first tranche of €1.0 million was disbursed in 2020. The second tranche of €2.5 million was disbursed on January 14, 2021. The outstanding loan amount was rolled over as part of the convertible loan dated February 8, 2022, and described below.

The shareholder nd industrial investments B.V. has granted a non-revolving term loan to e.GO in the amount of €1.4 million at an interest rate of 7.5%. The loan was disbursed on January 28, 2021. The outstanding loan amount was rolled over as part of the convertible loan dated May 12, 2022, and described below.

The shareholder nd industrial investments B.V. has granted two convertible loans to e.GO dated February 8, 2022, and May, 12, 2022, in the total principal amount of €5 million and €6.65 million, respectively, at an interest rate of 10% p.a. The loans mature on February 8, 2024 and May 30, 2023, respectively. These convertible loans shall be converted as part of the Conversion.

The shareholder nd industrial investments B.V. has granted the following non-revolving subordinated term loans to e.GO:

Date of Agreement	Loan Amount	Interest Rate	Disbursed On
July 26, 2022	€3.95 million	10.0% p.a.	July 27, 2022
August 23, 2022	€2.58 million	10.0% p.a.	August 24, 2022
October 24, 2022	€2.785 million	10.0% p.a.	October 26, 2022
November 14, 2022	€3.15 million	10.0% p.a.	November 15, 2022
November 24, 2022	€2.785 million	10.0% p.a.	November 25, 2022 (first tranche)
November 30, 2022 (second tranche)
December 23, 2022	€2.785 million	10.0% p.a.	December 27, 2022
January 25, 2023	€2.92 million	10.0% p.a.	January 26, 2023 (first tranche)
January 30, 2023 (second tranche)
February 22, 2023	€2.6 million	10.0% p.a.	February 23, 2023
March 10, 2023	€2.218 million	10.0% p.a.	March 13, 2023 (first tranche)
March 28, 2023 (second tranche)
April 21, 2023	€0.725 million	10.0% p.a.	April 24, 2023
May 26, 2023	€0.778 million	10.0% p.a.	May 26, 2023

Each of the loans in the table above matures on December 31, 2024. Each of the loans allows for redemptions prior to maturity in partial amounts or in full at any time after written notice to the lender, provided that the redemption amounts are at least €500 thousand.

Other Related Party Transactions

In 2021, e.GO entered into agreements with e.Volution GmbH, MAXeKART Aachen GmbH and MOOVE GmbH regarding the sale of fixtures and furnishings with a value of €120 thousand (net), €30 thousand (net) and €40 thousand (net), respectively.

In 2022, e.GO entered into an agreement with Ecolog International fze, Dubai, regarding the sale of one e.GO LIFE Next vehicle and into an agreement with Ecolog Deutschland GmbH, Germany, regarding the sale of five e.GO LIFE Next vehicles, in each case at market price.

e.GO acquired 4,000 existing shares (or 12.9%) in e.GO Digital GmbH from another shareholder in e.GO Digital GmbH. The transfer became effective in September 2022.

Next.e.GO Bulgaria AD entered into in an agreement with S-Architectural Team Eood for the provision of services for the design of our planned MicroFactory in Lovech, Bulgaria and for which a provision of €609 thousand (net) has been accounted for. The owner and managing director of S-Architectural Team Eood, Mr. Lubomir Stanislavov is also a co-managing director of Next.e.GO Bulgaria AD.

Description of Relationships with Members of the Board of Directors

For an overview regarding compensation, shareholding and share based compensation of the members of TopCo Board, see “Management of TopCo after the Business Combination.”

Review, Approval or Ratification of Transactions with Related Persons

Upon the completion of the Business Combination and consistent with Dutch law and the TopCo Articles of Association, TopCo will adopt a code of business conduct and ethics that will prohibit directors and executive officers from engaging in transactions that may result in a conflict of interest with TopCo. The code of business conduct and ethics will include a policy requiring that TopCo’s Board review any transaction a director or executive officer proposes to have with TopCo that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, TopCo’s Board will be obligated to ensure that all such transactions are approved by a majority of TopCo’s Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to TopCo and on terms not less favorable to TopCo than those available from unaffiliated third parties.

MANAGEMENT OF TOPCO AFTER THE BUSINESS COMBINATION

The following information concerning the management of TopCo is based on the provisions of the TopCo Articles of Association, the form of which is attached as an English translation of the official Dutch text as Annex C to this document, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, the TopCo Articles of Association may be changed at any time prior to consummation of the Business Combination by mutual agreement of Athena and e.GO or after consummation of the Business Combination by amendment in accordance with their terms. If the TopCo Articles of Association are amended, the below summary may no longer accurately reflect the TopCo Articles of Association as so amended.

Board Structure

As of the date of this proxy statement/prospectus, TopCo is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Substantially concurrently with the consummation of the Business Combination, TopCo will be converted into a Dutch public company (naamloze vennootschap) with a one-tier board structure, consisting of seven TopCo Directors. There are no family relationships among any of TopCo’s Directors.

Board of Directors

The TopCo Board consists of seven members. Following the Closing of the Business Combination, each of the TopCo Directors will hold office for the term set by the TopCo General Meeting (as set forth in the table below), except in the case of their earlier death, resignation or dismissal. The TopCo Directors do not have a retirement age requirement under the TopCo Articles of Association.

The TopCo Directors will be appointed by the TopCo General Meeting upon a binding nomination by the TopCo Board. The TopCo General Meeting may at all times overrule a binding nomination by a resolution adopted by a majority of at least two thirds of the votes cast, provided such majority represents more than half of the issued share capital. If the TopCo General Meeting overrules a binding nomination, the TopCo Board will make a new nomination.

The DCGC provides the following best practice recommendations on the terms for tenure of the TopCo Directors:

•        TopCo Executive Directors should be appointed for a maximum period of four years, without limiting the number of consecutive terms they may serve; and

•        TopCo Non-Executive Directors should be appointed for two consecutive periods of no more than four years. Thereafter, non-executive directors may be reappointed for a maximum of two consecutive periods of no more than two years, provided that the reasons for any reappointment after an eight-year term of office should be disclosed in our statutory annual report.

The initial TopCo Directors will be appointed with staggered multi-year terms of up to four years.

The TopCo General Meeting may at any time suspend or dismiss a TopCo Director. The TopCo General Meeting may only adopt a resolution to suspend or dismiss a TopCo Director by a majority of at least two thirds of the votes cast, provided such majority represents more than half of the issued share capital, unless the resolution is adopted at the proposal of the TopCo Board, in which latter case the resolution may be adopted by a simple majority of the votes cast. Please see the section entitled “Comparison of Stockholder Rights” for more information on the TopCo Board.

The following table lists the current TopCo Directors, as well as their ages, term served, the year of expiration of their term as directors following the completion of the Business Combination and position:

Name	Age	Term Served	Year in which Term Expires	Position
Eelco Van Der Leij	60	2023 – Present	2027	Executive director
Ali Vezvaei	42	2023 – Present	2027	Non-Executive director and Chairperson
Isabelle Freidheim	41	2023 – Present	2025	Non-Executive director
Ulrich Hermann	56	2023 – Present	2026	Non-Executive director
Minneola (Minnie) P. Ingersoll	46	2023 – Present	2024	Non-Executive director
Markus Michel	44	2023 – Present	2026	Non-Executive director
Navjeet (Dolly) Singh	44	2023 – Present	2024	Non-Executive director

The following is a brief summary of the business experience of the TopCo Directors. Unless otherwise indicated, the current business address for each TopCo Director is the same as TopCo’s business address: Lilienthalstraße 1, 52068 Aachen, Germany.

Executive Director

Eelco Van Der Leij has acquired extensive management experience throughout his professional career. After having started as a commercial manager at Unilever, his career led him from being a general manager at Deutag and finance director at Grontmij to Stork B.V., where he held various high-level positions within the group. He joined Bilfinger as managing director in 2016 and Ecolog International as global commercial business development director in 2020, where he successfully delivered high profile projects, developed business expansion strategies, and guided multi-cultural joint ventures in Europe and Middle East. Mr. Van der Leij also has a record of accomplishment in defining, launching and establishing a new brand as a leading European tools & equipment rental service provider. Mr. Van der Leij joined Next.e.GO Mobile SE in 2021 and became CFO in 2022. He holds an MBA from the Rijksuniversiteit Groningen, the Netherlands, and a degree as Chartered Accountant from the Royal Netherlands Institute of Chartered Accountants (NBA) via the Tilburg University, the Netherlands.

Non-Executive Directors

Ali Vezvaei has more than 20 years of experience in board, executive and operational management functions, including in the areas of technology and energy-tech as well as global investments and M&A. He is currently the CEO of ND Group B.V., an international private equity and portfolio holding company based in the Netherlands, with presence or footprint in the U.K., Germany, the United Arab Emirates and the U.S., as well as the chairman of the supervisory board of Swiss-based Arcore Ltd. and President and member of the management board of Euromax Resources, a listed company on TSX. Previously, Mr. Vezvaei was Group CEO of Ecolog International, a leading provider of solutions and services in supply chain, construction, technology, facility management and environmental applications. Mr. Vezvaei also held the position of Executive President & CEO of Bilfinger SE in the Middle East, where he was in charge of group companies and their operations across the region. Previously, he assumed the responsibility as the President of Linde AG Engineering division across the MENA region, while serving as a member of the board of its affiliated companies in the region. Prior to joining the Linde Group, Mr. Vezvaei worked for more than a decade at Siemens, where he served as the Global Senior Vice President of Siemens Oil & Gas, after he had served as the Division Cluster CEO of the firm s Oil & Gas division in Middle East. He served previously as Siemens Oil & Gas Division’s Global Vice President for Strategy and Mergers & Acquisitions and has assumed several other senior management positions during his tenure with Siemens. Mr. Vezvaei accomplished his Executive Education at both Harvard Business School and the University of Oxford — Saïd Business School. He also holds a Bachelor’s Degree in Mechanical Engineering.

Isabelle Freidheim is a venture capitalist and entrepreneur. Ms. Freidheim is the founder of Athena and has served as its Chairperson since October 2021. Ms. Freidheim was the founder and Chair of Athena Technology Acquisition Corp., one of the first all women SPACs, which completed its business combination with Heliogen, Inc. in December 2021 (NYSE: HLGN). She is also the founder of Athena Technology Acquisition Corp. II (NYSE: ATEK) and has served as its Chief Executive Officer since August 2021 and its Chairperson of the Board of Directors since November 2021. Ms. Freidheim is the co-founder of Magnifi and was a co-founder and managing partner of Castle VC (formerly Starwood VC), a venture investment firm, and a venture partner at MissionOG, a venture capital firm. Ms. Freidheim co-founded Magnifi, an artificial intelligence and machine learning fintech company which was acquired by The Tifin Group in December 2020. In addition to co-founding the company, Ms. Freidheim acted as the Chief Executive Officer of Magnifi and led the company’s early growth. Ms. Freidheim was also a co-founder of the London Fund, a fund that invests in IP-rich high-growth companies with a particular focus on emerging technologies. Ms. Freidheim started her career in investment banking at Lehman Brothers and then joined one of Invesco’s private equity funds to invest in European assets. She holds a B.A. in Economics from Columbia University and an M.B.A. from Columbia Business School.

Ulrich Hermann gained more than 25 years’ experience as an executive in the publishing, industrial and start-up sectors with a strategic focus on the topic of digitalization. His core theme is the transformation of companies from operationally problematic situations into profitable growth assets. Today Mr. Hermann is general partner and CEO of the late-stage growth fund Einstein Industries Ventures, which is focusing on investments in downstream NewSpace enabled software and business solutions. Previously, he was a member of the executive board (Vorstand) of Heidelberger Druckmaschinen AG. There, as the Chief Digital Officer, he led the global digital transformation program. As executive board member he was responsible for global sales, global corporate IT, and software and services at Heidelberg. For more than a decade, he was CEO of Wolters Kluwer in Germany and Central Europe, building the company through mergers and acquisitions and the digital transformation of its business. Mr. Hermann started his career in publishing at Bertelsmann AG and Süddeutscher Verlag in serval management positions. He studied mechanical engineering at RWTH Aachen University and at M.I.T., Cambridge, earned his doctorate in 1996 in University St. Gallen (HSG) and is now an honorary professor at Allensbach University in Konstanz, Germany, currently teaching courses on digital business transformation.

Minneola (Minnie) P. Ingersoll has deep experience in product and technology as an early product leader with Google, as an automotive industry executive in Silicon Valley, and currently as a venture capitalist. Mrs. Ingersoll started her career at McKinsey & Co before attending Harvard Business School and then joining Google in 2002. After many years of launching products for Google that spanned advertising to Google Fiber, she left Google to start her own enterprise as a founder of the used car marketplace Shift. Mrs. Ingersoll was the founder and COO at Shift where she helped grow the company to over $100 million in revenue in four years. As the COO, she managed market P&Ls, product for operations, business operations as well as pricing and inventory management. As a core member of the executive team, Mrs. Ingersoll was responsible for delivering company strategy, growth and budgets to the board. Mrs. Ingersoll is now a full-time venture capitalist where she invests in technical entrepreneurs disrupting massive industries. She has a degree in computer science from Stanford University and an MBA from Harvard Business School.

Markus Michel has been working in various areas of finance for about 20 years. He started his career with Deutsche Bank, Germany, as a trainee in 1998. After completing his MBA studies, during his time with PricewaterhouseCoopers in Frankfurt and then New York City, he worked extensively on regulatory compliance of complex financial products. His next step took him to Investment Banking Audit with the National Bank of Abu Dhabi where he served as Vice President from 2012 to 2014. His mandate included auditing the M&A advisory functions as well as the trading desks. Mr. Michel gained exposure to the automotive industry from 2014 onwards with his joining Nissan Gulf as Director of Finance, M&A, and Procurement and later Chief Financial Officer. During Mr. Michel’s tenure his team executed various major M&A transactions. In his current role, Mr. Michel is serving as the Chief Executive Officer of the Fintech company OneFor as well as the Managing Director of Stack Hydrogen Solutions, an innovative startup for hydrogen solutions in mobility. Mr. Michel holds an MBA degree from WHU — Otto Beisheim School of Management (Diplom-Kaufmann).

Navjeet (Dolly) Singh has over twenty years of corporate leadership experience, during which she played a key role in growing some of the world’s most impactful and innovative companies. Upon graduating from university, Dolly launched her own boutique recruiting firm focusing on the American aerospace and defense industries. This work led to an opportunity to join SpaceX when the company was just over 200 people. Over the next five-and-a-half years, Dolly worked closely with CEO, Elon Musk, to scale the company to nearly 5,000 employees and into one of the greatest engineering teams ever assembled. Today, SpaceX is the world’s most valuable private company. Following SpaceX, Dolly led the Talent function at Oculus, partnering with the founders to supercharge growth, leading to a $2.5 billion exit to Facebook in under two years. After completion of the Oculus/Facebook M&A, Dolly was appointed Managing Director of Global Talent at Citadel and Citadel Securities, iconic financial firms founded by Wall Street legend Ken Griffin. Her last corporate role was for ServiceTitan, a market leading $10 billion SaaS company poised to dominate a trillion dollar underserved sector. She pivoted to climate in 2020, founding Terra Talent to help catalyze a global movement of the world’s most brilliant people, into the climate fight, the world’s most existential crisis and biggest opportunity for positive impact. Dolly holds a Bachelor of Arts in Psychology from the University of California, Los Angeles.

Director and Officer Qualifications

TopCo is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, TopCo expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of TopCo’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of TopCo’s shareholders.

The nomination and corporate governance committee will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the TopCo Board.

Board Composition

The TopCo Board consists of seven Directors:

•        the Executive Director will be Eelco Van der Leij; and

•        the Chairman will be Ali Vezvaei.

A full table of all TopCo Directors is provided under “Board of Directors” above.

Committees of the Board of Directors

Upon the completion of the Business Combination, the TopCo Board will establish three standing committees, comprising the audit committee, the compensation committee and the nomination and corporate governance committee.

Audit Committee

The audit committee is expected to consist of Ali Vezvaei, Markus Michel and Minnie Ingersoll. The audit committee will assist the TopCo Board in overseeing TopCo’s accounting and financial reporting processes and the audits of TopCo’s financial statements.                will serve as chairperson of the audit committee. In addition, the audit committee will be responsible for the appointment, compensation, retention and oversight of the work of TopCo’s independent registered public accounting firm. The TopCo Board has determined that                satisfies the “independence” requirements set forth in Rule 10A-3 under the Exchange Act and qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC. The composition of TopCo’s audit committee is consistent with the best practice provisions of the DCGC.

TopCo intends to rely on the phase-in rules of the SEC and NYSE with respect to the independence of TopCo’s audit committee. These rules require that all members of TopCo’s audit committee must meet the independence standard for audit committee membership within one year of the effectiveness of the completion of the Business Combination. The audit committee will be governed by a charter that complies with applicable NYSE rules, which charter will be posted on TopCo’s website.

Compensation Committee

The compensation committee is expected to consist of Ali Vezvaei and Isabelle Freidheim. The compensation committee will assist the TopCo Board in determining compensation for TopCo’s executive officers and the TopCo Directors.                will serve as chairperson of the compensation committee. The composition of TopCo’s compensation committee deviates from the best practice provisions of the DCGC, because all of its members are not independent within the meaning of the DCGC.

Under SEC and NYSE rules, there are heightened independence standards for members of the compensation committee, including a prohibition against the receipt of any compensation from TopCo other than standard director fees. As permitted by the listing requirements of the NYSE, TopCo will opt out of NYSE Listed Company Manual §303A.05(a), which requires that a compensation committee consist entirely of independent directors. The compensation committee will be governed by a charter that will be posted on TopCo’s website.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee is expected to consist of Dolly Singh and Markus Michel. The nomination and corporate governance committee will assist the TopCo Board in identifying individuals qualified to become TopCo Directors consistent with criteria established by TopCo and in developing TopCo’s code of business conduct and ethics.                will serve as chairperson of the nomination and corporate governance committee. The composition of TopCo’s nomination and corporate governance committee is consistent with the best practice provisions of the DCGC.

As permitted by the listing requirements of the NYSE, TopCo will opt out of NYSE Listed Company Manual §303A.04(a), which requires independent director oversight of director nominations. The nomination and corporate governance committee will be governed by a charter that will be posted on TopCo’s website.

Remuneration and Other Benefits to TopCo Directors

As a foreign private issuer, in accordance with NYSE listing requirements, TopCo will comply with home country compensation requirements and certain exemptions thereunder rather than complying with NYSE compensation requirements. Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to TopCo Directors, such compensation should however be consistent with TopCo’s compensation policy. Such compensation policy will be adopted by the TopCo General Meeting prior to completion of the Business Combination. Changes to such compensation policy will require a vote of the TopCo General Meeting by simple majority of votes cast. The TopCo Board determines the remuneration of individual TopCo Directors with due observance of the compensation policy. A proposal with respect to remuneration schemes in the form of shares or rights to shares in which TopCo Directors may participate is subject to approval by the TopCo General Meeting by simple majority of votes cast. Such a proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to the TopCo Directors and the criteria for granting or amendment.

TopCo’s compensation policy will authorize the TopCo Board to determine the amount, level and structure of the compensation packages of the TopCo Directors at the recommendation of TopCo’s compensation committee. These compensation packages may consist of a mix of fixed and variable compensation components, including base salary, short-term incentives, long-term incentives, fringe benefits, severance pay and pension arrangements, as determined by the TopCo Board.

Long-Term Incentive Plan

TopCo intends to establish a long-term incentive plan (the “Plan”), pursuant to which TopCo may grant options, restricted stock, restricted stock units, share appreciation rights and other equity and equity-based awards. The maximum number of TopCo Shares underlying awards granted pursuant to the Plan will in total not exceed 10% of TopCo’s issued share capital at completion of the Business Combination. In addition, the number of TopCo Shares reserved for issuance under the Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2024, in an amount equal to 5% of the total number of TopCo Shares comprised in its issued share capital on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by the TopCo Board. The Plan will be administered by any committee or sub-committee of nonemployee directors appointed by the TopCo Board. TopCo may grant awards under the Plan to the TopCo Directors, employees or consultants. TopCo may condition awards under the Plan upon the achievement or satisfaction of performance criteria and TopCo will determine the vesting conditions for awards under the Plan. The Plan will provide for special provisions for good leavers and bad leavers as well as for a change in control of TopCo.

Code of Business Conduct and Ethics

TopCo intends to adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. TopCo’s code of business conduct and ethics will be available on its website. TopCo intends to disclose any amendment to the code, or any waivers of its requirements, on its website.

TopCo Board Dividend Policy

Following completion of the transaction, the TopCo Board may institute a dividend policy. TopCo currently expects to retain all future earnings for use in the operation and expansion of its business and does not plan to pay any dividends on its shares in the near future. The TopCo General Meeting shall be authorized to declare distributions. The TopCo General Meeting may only resolve to declare distributions on the proposal of the TopCo Board. Declaration and payment of any dividends in the future will depend on a number of factors, including TopCo’s results of operations, financial condition, future prospects, contractual restrictions, capital investment requirements, earnings, cash flow, restrictions imposed by applicable law and other factors TopCo deems relevant. See “Price Range of Securities and Dividends — TopCo — Dividend Policy.”

Executive Director and Chief Executive Officer Agreements

TopCo Directors Service Agreements

TopCo intends to enter into service agreements with each of TopCo’s Directors. The service agreements contain customary provisions governing the relationship between the TopCo Director and TopCo, e.g., regarding the TopCo Director’s tasks and duties, compensation, and (to the extent relevant) fringe benefits.

TopCo Director Indemnification Agreements

The TopCo Articles of Association will require TopCo to indemnify its current and former directors to the fullest extent permitted by law, subject to certain exceptions. TopCo expects to enter into indemnification agreements with all of its Directors.

Compensation

The amount of key management personnel compensation, which consisted of short-term employee benefits, in the fiscal year ended December 31, 2022 amounted in the aggregate to €3.1 million.

Share ownership

Mr. Ulrich Hermann, through his wholly owned investment vehicle Adiuvat GmbH, holds 10,600 shares of e.GO Common Stock entitling him to receive 5,173,435 TopCo Shares upon the completion of the Business Combination.

Ms. Ariane Martini, through her 41.74% interest in e.GO Management UG & Co. KG, holds beneficial ownership in 5,796 shares of e.GO Common Stock entitling her to receive 2,828,795 TopCo Shares upon the completion of the Business Combination.

Mr. Stefan Rudolf, holds 480 shares of e.GO Common Stock entitling him to receive 234,269 TopCo Shares upon the completion of the Business Combination. In addition, he holds a 16.30% interest in e.GO Management UG & Co. KG, which holds 5,796 shares of e.GO Common Stock entitling it to receive 2,828,795 TopCo Shares upon the completion of the Business Combination.

See further “Beneficial Ownership of TopCo Securities”.

DESCRIPTION OF TOPCO SECURITIES AND ARTICLES OF ASSOCIATION

This section of the proxy statement/prospectus includes a description of the material terms of the TopCo Articles of Association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the TopCo Articles of Association, which are attached as an English translation of the official Dutch text as Annex C to this proxy statement/prospectus. We urge you to read the full text of the TopCo Articles of Association.

Overview

TopCo was incorporated pursuant to Dutch law on July 25, 2022. TopCo’s corporate affairs are governed by the TopCo Articles of Association, the rules of the TopCo Board, TopCo’s other internal rules and policies and by Dutch law. TopCo is registered with the Dutch Trade Register under number 87103486. TopCo’s corporate seat is in Amsterdam, the Netherlands, and TopCo’s office address is Lilienthalstraße 1, 52068 Aachen, Germany.

As of the date of this proxy statement/prospectus, TopCo is a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Upon the Change in Legal Form of TopCo, TopCo will be a Dutch public company (naamloze vennootschap). Unless otherwise indicated, the descriptions set forth below assumes TopCo has already been converted into a Dutch public company (naamloze vennootschap).

Share Capital

Authorized Share Capital

As of the date of this proxy statement/prospectus, TopCo has an issued share capital in the amount of €0.12, consisting of one TopCo Share with a nominal value of €0.12.

Under Dutch law, TopCo’s authorized share capital is the maximum capital that TopCo may issue without amending the TopCo Articles of Association. An amendment of the TopCo Articles of Association would require a resolution of TopCo General Meeting upon proposal by the TopCo Board. Upon the completion of the Business Combination, TopCo’s authorized share capital will be €            , divided into            TopCo Shares, each with a nominal value of €0.12.

Upon the completion of the Business Combination, the TopCo Articles of Association will provide that, for as long as any TopCo Shares are admitted to trading on the NYSE, or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of TopCo Shares reflected in the register administered by TopCo’s Transfer Agent, subject to certain overriding exceptions under Dutch law.

TopCo Shares

The following summarizes the main rights of holders of TopCo Shares:

•        each holder of TopCo Shares is entitled to one vote per TopCo Share on all matters to be voted on by shareholders generally, including the appointment of TopCo Directors;

•        there are no cumulative voting rights;

•        the holders of TopCo Shares are entitled to dividends and other distributions as may be declared from time to time by TopCo out of funds legally available for that purpose, if any;

•        upon TopCo’s liquidation and dissolution, the holders of TopCo Shares will be entitled to share ratably in the distribution of all of TopCo’s assets remaining available for distribution after satisfaction of all TopCo’s liabilities; and

•        the holders of TopCo Shares have pre-emption rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and the TopCo Articles of Association.

Shareholders’ Register

Pursuant to Dutch law and the TopCo Articles of Association, TopCo must keep its shareholders’ register accurate and current. The TopCo Board keeps the shareholders’ register and records names and addresses of all holders of registered shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of TopCo as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) on registered shares belonging to another or a pledge (pandrecht) in respect of such shares. The TopCo Shares listed in this transaction will be held through DTC. Therefore, DTC or its nominee will be recorded in the shareholders’ register as the holder of those TopCo Shares. The TopCo Shares shall be in registered form (op naam). TopCo may issue share certificates (aandeelbewijzen) for registered shares in such form as may be approved by TopCo Board.

Corporate Objectives

Pursuant to the TopCo Articles of Association, TopCo’s main corporate objectives are:

•        development, design, engineering, testing, manufacturing, production, marketing, sales, licensing and life cycle services of all types of vehicles as well as production systems;

•        to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses, including joint ventures;

•        to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

•        to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties; and

•        to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

Limitations on the Rights to Own Securities

TopCo Shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. The TopCo Articles of Association contain no limitation on the rights to own TopCo’s shares and no limitation on the rights of non-residents of the Netherlands or foreign shareholders to hold or exercise voting rights.

Limitation on Liability and Indemnification Matters

Under Dutch law, the TopCo Directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to TopCo and to third parties for infringement of the TopCo Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, the TopCo Articles of Association provide for indemnification of TopCo’s current and former directors and other current and former officers and employees as designated by the TopCo Board. No indemnification under the TopCo Articles of Association shall be given to an indemnified person:

•        if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•        to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•        in relation to proceedings brought by such indemnified person against TopCo, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the TopCo Articles of Association, pursuant to an agreement between such indemnified person and TopCo which has been approved by the TopCo Board or pursuant to insurance taken out by TopCo for the benefit of such indemnified person; and

•        for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without TopCo’s prior consent.

Under the TopCo Articles of Association, the TopCo Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Federal Forum Provision

The TopCo Articles of Association provide that, unless TopCo consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, will be the U.S. federal district courts. Notwithstanding the foregoing, this arrangement shall not apply to claims seeking to enforce any liability or duty created by the United States Securities Exchange Act of 1934, as amended.

TopCo General Meeting of Shareholders and Voting Rights

TopCo General Meeting of Shareholders

TopCo General Meetings may be held in Amsterdam, Arnhem, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle, all in the Netherlands. The annual TopCo General Meeting must be held within six months of the end of each financial year. Additional extraordinary TopCo General Meeting may also be held, whenever considered appropriate by the TopCo Board and shall be held within three months after the TopCo Board has considered it to be likely that TopCo’s shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of TopCo’s paid-in and called up share capital, in order to discuss the measures to be taken if so required.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of TopCo’s issued share capital may request TopCo to convene a TopCo General Meeting, setting out in detail the matters to be discussed. If TopCo Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a TopCo General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the TopCo Board to convene a TopCo General Meeting and the TopCo Board has not taken the necessary steps so that the TopCo General Meeting could be held within six weeks after the request.

TopCo General Meeting must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the TopCo General Meeting by proxy, as well as other information as required by Dutch law. TopCo will observe the statutory minimum convening notice period for a TopCo General Meeting. The agenda for the annual TopCo General Meeting shall include, among other things, the adoption of TopCo’s statutory annual accounts, appropriation of TopCo’s profits and proposals relating to the composition of the TopCo Board, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the TopCo Board. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of TopCo’s issued share capital. These requests must be made in writing or by electronic means and received by the TopCo Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the DCGC and the TopCo Articles of Association, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the TopCo Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in TopCo’s strategy (for example, the dismissal of TopCo Directors), the TopCo Board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the TopCo Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the TopCo Board must report on this consultation and the exploration of alternatives to the general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which either a response period or a statutory cooling-off period (as discussed below) has been previously invoked; or (b) if a shareholder holds at least 75% of TopCo’s issued share capital as a consequence of a successful public bid.

Moreover, TopCo’s Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a TopCo General Meeting or their right to request a TopCo General Meeting, propose an agenda item for a TopCo General Meeting to dismiss, suspend or appoint one or more Directors (or to amend any provision in the TopCo Articles of Association dealing with those matters) or when a public offer for TopCo is made or announced without TopCo’s support, provided, in each case, that the TopCo Board believes that such proposal or offer materially conflicts with the interests of TopCo and its business. During a cooling-off period, TopCo’s General Meeting cannot dismiss, suspend or appoint Directors (or amend the provisions in the TopCo Articles of Association dealing with those matters) except at the proposal of the TopCo Board. During a cooling-off period, the TopCo Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of TopCo’s issued share capital at the time the cooling-off period was invoked, as well as with TopCo’s Dutch works council (if TopCo or, under certain circumstances, any of TopCo’s subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on TopCo’s website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, the TopCo Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on TopCo’s website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at TopCo’s office and must be tabled for discussion at the next general meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

a.      the TopCo Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of TopCo and its business;

b.      the TopCo Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or

c.      if other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

The TopCo General Meeting is presided over by the chairperson of the TopCo Board. If no chairperson has been elected or if he or she is not present at the meeting, the TopCo General Meeting shall be presided over by the vice-chairperson of the TopCo Board. If no vice-chairperson has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by a person designated in accordance with the TopCo Articles of Association. TopCo Directors may always attend a TopCo General Meeting. In these meetings, they have an advisory vote. The chairperson of the TopCo General Meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the TopCo General Meeting, to address the meeting and, in so far as they have such right, to vote pro rata to his or her shareholding. Shareholders may exercise these rights, if they are the holders of TopCo Shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the TopCo General Meeting. Under the TopCo Articles of Association, shareholders and others with meeting rights under Dutch law must notify TopCo in writing or by electronic means of their identity and intention to attend the TopCo General Meeting. This notice must be received by TopCo ultimately on the seventh day prior to the TopCo General Meeting, unless indicated otherwise when such meeting is convened.

Each TopCo Share confers the right on the holder to cast one vote at the TopCo General Meeting. Shareholders may vote by proxy. No votes may be cast at a TopCo General Meeting on TopCo Shares held by TopCo or its subsidiaries or on TopCo Shares for which TopCo or its subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of TopCo Shares held by TopCo or its subsidiaries in its share capital are not excluded from the right to vote on such TopCo Shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such TopCo Shares were acquired by TopCo or any of its subsidiaries. Neither TopCo nor any of its subsidiaries may cast votes in respect of a TopCo Share on which TopCo or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). TopCo Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a TopCo General Meeting.

Decisions of the TopCo General Meeting are taken by a simple majority of votes cast, except where Dutch law or the TopCo Articles of Association provide for a qualified majority or unanimity. Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by the TopCo Articles of Association, if we would be subject to the requirement that the TopCo General Meeting can only pass resolutions if a certain part of TopCo’s issued share capital is present or represented at such TopCo General Meeting under applicable securities laws or listing rules, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules pursuant to the TopCo Articles of Association.

TopCo Directors

Appointment of TopCo Directors

TopCo Directors will be appointed by the TopCo General Meeting on the basis of a binding nomination by the TopCo Board. The TopCo General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the TopCo Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened. The nomination shall state whether the candidate is nominated for appointment as Executive Director or Non-Executive Director.

Prior to the completion of the Business Combination, the TopCo Board shall adopt a diversity policy for the composition of the TopCo Board, as well as a profile for the composition of the TopCo Board. The TopCo Board shall make any nomination for the appointment of a TopCo Director with due regard to the rules and principles set forth in such diversity policy and profile, as applicable.

At a TopCo General Meeting, a resolution to appoint a TopCo Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that TopCo General Meeting or in the explanatory notes thereto.

Duties and Liabilities of TopCo Directors

Under Dutch law, the TopCo Board is charged with the management of TopCo, which includes setting TopCo’s policies and strategy, subject to the restrictions contained in the TopCo Articles of Association. The TopCo Executive Directors manage TopCo’s day-to-day business and operations and implement TopCo’s strategy. The TopCo Non-Executive Directors focus on the supervision on the policy and functioning of the performance of the duties of all TopCo Directors and TopCo’s general state of affairs. The TopCo Directors may divide their tasks among themselves in or pursuant to internal rules. Each TopCo Director has a statutory duty to act in the corporate interest of TopCo and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of TopCo also applies in the event of a proposed sale or break-up of TopCo, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed.

The TopCo Board is as a whole entitled to represent TopCo. The power to represent TopCo also vests in the Chief Executive Officer acting individually, as well as any two Executive Directors acting jointly.

Certain Other Major Transactions

The TopCo Articles of Association and Dutch law provide that resolutions of the TopCo Board concerning a material change to the identity or the character of TopCo or the business are subject to the approval of the TopCo General Meeting. Such changes include:

•        transferring the business or materially all of the business to a third party;

•        entering into or terminating a long-lasting alliance of TopCo or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for TopCo; and

•        acquiring or disposing of an interest in the capital of a company by TopCo or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if TopCo prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in TopCo’s most recently adopted annual accounts.

Dividends and Other Distributions

Dividends

TopCo has never paid or declared any cash dividends in the past, and TopCo does not anticipate paying any cash dividends in the foreseeable future. TopCo intends to retain all available funds and any future earnings to fund the further development and expansion of its business. Under Dutch law, TopCo may only pay dividends and other distributions from its reserves to the extent its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves TopCo must maintain under Dutch law or the TopCo Articles of Association and (if it concerns a distribution of profits) after adoption of TopCo’s statutory annual accounts by the TopCo General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from its reserves will be at the discretion of the TopCo Board and will depend upon a number of factors, including TopCo’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors TopCo deems relevant. See “Price Range of Securities and Dividends — TopCo — Dividend Policy.”

Under the TopCo Articles of Association as they will read upon completion of the Business Combination, the TopCo Board may decide that all or part of the profits shown in TopCo’s adopted statutory annual accounts will be added to TopCo’s reserves. After reservation of any such profits, any remaining profits will be at the disposal of the TopCo General Meeting at the proposal of the TopCo Board for distribution on the TopCo Shares, subject to applicable restrictions of Dutch law. The TopCo Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the TopCo General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the TopCo Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to TopCo (verjaring).

Exchange Controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to EU regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, applicable anti-money-laundering regulations and similar rules and provided that, under circumstances, payments of such dividends or other distributions must be reported to the Dutch Central Bank at their request for statistical purposes. There are no special restrictions in the TopCo Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-Out Procedure

A shareholder who holds at least 95% of TopCo’s issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against TopCo’s other shareholders jointly for the transfer of their TopCo Shares to such shareholder. The proceedings are held before the Enterprise Chamber of the

Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the TopCo Shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the TopCo Shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the TopCo Shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution and Liquidation

Under the TopCo Articles of Association, TopCo may be dissolved by a resolution of the TopCo General Meeting, subject to a proposal of the TopCo Board. In the event of a dissolution, the liquidation shall be effected by the TopCo Board, unless the TopCo General Meeting decides otherwise. During liquidation, the provisions of the TopCo Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of TopCo’s liabilities, any remaining assets shall be distributed to TopCo’s shareholders in proportion to their number of TopCo Shares.

Certain Disclosure Obligations of TopCo

As of consummation of the Business Combination, TopCo will be subject to certain disclosure obligations under Dutch and U.S. law and the rules of the NYSE. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of the NYSE as such laws and rules exist as of the date of this proxy statement/prospectus, and should not be viewed as legal advice for specific circumstances.

Financial Reporting under Dutch Law

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving) (“FRSA”), the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (“AFM”) supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from TopCo regarding the application of the applicable financial reporting standards and thereafter (ii) make informal arrangements with TopCo that must be observed in the future or make a notification to TopCo that its financial reports do not meet the applicable financial reporting standards, which notification may be accompanied by a recommendation to TopCo to issue a press release on the subject matter. If TopCo does not comply or comply adequately with such a request or recommendation, the AFM may request that the Enterprise Chamber orders TopCo to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation on the way it has applied the applicable financial reporting standards to its financial reports or (iii) prepare its financial reports in accordance with the Enterprise Chamber’s instructions.

Periodic Reporting under U.S. Securities Law

After the consummation of this transaction, TopCo will be a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. TopCo intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the NYSE’s listing standards. Under the NYSE rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the NYSE rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of the NYSE.

TopCo has one or more non-independent directors serving as committee members on its nomination and corporate governance committee. As a result, non-independent directors may, among other things, participate in resolving governance issues regarding TopCo. Accordingly, in the future you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

NYSE Rules

For so long as its shares will be listed on the NYSE, TopCo will be required to meet certain requirements relating to ongoing communication and disclosure to TopCo shareholders, including a requirement to make any annual report filed with the SEC available on or through TopCo’s website and to comply with the “prompt disclosure” requirement of the NYSE with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on the NYSE must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and approval of TopCo shareholders of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this proxy statement/prospectus, and should not be viewed as legal advice for specific circumstances.

In connection with its listing on the NYSE, TopCo will adopt an insider trading policy. This policy will provide for, among other things, rules on transactions by members of the TopCo Board and TopCo employees in TopCo Shares or in financial instruments the value of which is determined by the value of the shares.

The Netherlands

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to TopCo or to TopCo Shares as the TopCo Shares are solely listed on the NYSE, a stock exchange outside the EEA. As a result, there are no EU rules applicable to TopCo relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings applicable to TopCo.

TopCo has identified those persons working for it who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.

United States

The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the TopCo Board, officers and other employees of TopCo may not purchase or sell shares or other securities of TopCo when he or she is in possession of material, non-public information about TopCo (including TopCo’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about TopCo.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of TopCo

As of consummation of the Business Combination, directors, officers, and shareholders of TopCo will be subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this proxy statement/prospectus, and should not be viewed as legal advice for specific circumstances.

DCGC

Upon the completion of the Business Combination, TopCo will be subject to the Dutch Corporate Governance Code, or the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the board of directors and the general meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the

DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. TopCo does not comply with all best practice provisions of the DCGC. As of the date of this proxy statement/prospectus, TopCo’s main deviations from the DCGC are summarized below, but TopCo cannot exclude the possibility of deviating from additional provisions of the DCGC after the date hereof, including in order to follow market practice or governance practices in the United States.

The TopCo Articles of Association provide that the TopCo General Meeting can only pass a resolution to render a nomination of a TopCo Director by the TopCo Board non-binding by a two-thirds majority representing more than half of the issued share capital. However, the DCGC recommends that the TopCo General Meeting can pass such a resolution by simple majority, representing no more than one-third of the issued share capital.

Under the TopCo Articles of Association, a resolution of the TopCo General Meeting to suspend or dismiss a TopCo Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the TopCo Board. The DCGC recommends that the TopCo General Meeting can pass a resolution to dismiss a TopCo Director by simple majority, representing no more than one-third of the issued share capital.

The DCGC recommends the TopCo Board to appoint a vice-chairman. TopCo has not appointed a vice-chairman and there is currently no intention to do so.

The DCGC recommends that more than half of the members of TopCo’s compensation committee be independent within the meaning of the DCGC. As of the date of this prospectus, it is expected that all of the members of the compensation committee will be not independent within the meaning of the DCGC (see “Management of Topco after the Business Combination — Committees”).

The DCGC recommends against providing equity awards as part of the compensation of a non-executive director. However, TopCo may deviate from this recommendation and grant equity awards to the TopCo Non-Executive Directors, consistent with U.S. market practice.

The Plan allows TopCo to set the terms and conditions of equity awards granted thereunder. Under the Plan, TopCo may grant shares that are not subject to a lock-up period of at least five years after the date of grant, and TopCo may grant options without restricting the exercisability of those options during the first three years after the date of grant. If TopCo granted such instruments, this would cause additional deviations from the DCGC.

See also “Risk Factors — Risks Related to the Ordinary Shares and TopCo Public Warrants — TopCo is not obligated to, and does not, comply with all best practice provisions of the Dutch Corporate Governance Code.”

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in TopCo’s annual accounts. Information on the remuneration and rights to acquire TopCo Shares of TopCo Directors need to be disclosed in TopCo’s annual accounts.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted TopCo Shares or TopCo Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of TopCo’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) TopCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted TopCo Shares or TopCo Public Warrants for at least six months but who are TopCo’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of common shares then outstanding; or

•        the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by TopCo’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, TopCo’s initial shareholders will be able to sell their TopCo Shares pursuant to Rule 144 without registration one year after the Closing of the Business Combination.

Registration Rights

Certain persons who will be holders of the TopCo Shares immediately after consummation of the Business Combination, including the Athena Sponsor, will be entitled to registration rights pursuant to the Amended and Restated Registration Rights Agreement. For additional detail on the Amended and Restated Registration Rights Agreement, see “Related Agreements — Amended and Restated Registration Rights Agreement.”

Listing of TopCo Securities

TopCo intends to apply to list the TopCo Shares and the TopCo Public Warrants on the NYSE under the symbols “EGOX” and “EGOX WS” respectively, upon the Closing of the Business Combination.

Transfer, Transfer Agent and Registrar

Pursuant to the TopCo Articles of Association, TopCo Shares are registered shares. Under Dutch law, transfers of TopCo Shares other than in book-entry form (as described below) require a written deed of transfer and, unless TopCo is a party to the deed of transfer, and acknowledgement by or proper service upon TopCo to be effective.

Upon the completion of the Business Combination, the transfer agent and registrar for TopCo Shares will be the Exchange Agent.

Upon the completion of the Business Combination, the TopCo Articles of Association will provide that, for as long as any TopCo Shares are admitted to trading on the NYSE, or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of TopCo Shares reflected in the register administered by TopCo’s transfer agent, subject to certain overriding exceptions under Dutch law.

TopCo will list the TopCo Shares in registered form and such TopCo Shares will not be certificated. TopCo has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain TopCo’s shareholders’ register on behalf of the TopCo Board and to act as transfer agent and registrar for the TopCo Shares. The TopCo Shares will be traded on the NYSE in book-entry form. The Warrant Agent for the TopCo Public Warrants is the Trustee.

COMPARISON OF STOCKHOLDER RIGHTS

This section describes the material differences between the rights of Athena Stockholders before the consummation of the Business Combination, and the rights of TopCo shareholders after the Business Combination. These differences in stockholder rights result from the differences between Delaware and Dutch law and the respective governing documents of Athena and TopCo.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Athena Stockholders are urged to carefully read the relevant provisions of the Delaware General Corporation Law, the Dutch Civil Code, the Dutch Financial Supervision Act, Athena’s amended and restated memorandum and articles of association and the forms of the TopCo Articles of Association that will be in effect as of consummation of the Business Combination (which forms is included as Annex C to this proxy statement/prospectus, respectively). References in this section to the TopCo Articles of Association are references thereto as they will be in effect upon consummation of the Business Combination. However, the TopCo Articles of Association may be amended at any time prior to consummation of the Business Combination by mutual agreement of Athena and e.GO or after the consummation of the Business Combination by amendment in accordance with their terms. If the TopCo Articles of Association are amended, the below summary may cease to accurately reflect the TopCo Articles of Association as so amended.

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS
Authorized Capital

Athena is authorized to issue up to 111,000,000 shares, consisting of (i) 100,000,000 Athena Class A Common Stock, (ii) 10,000,000 Athena Class B Common Stock and (iii) 1,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of            , 2022, there were 24,060,000 shares of Athena Class A Common Stock, 8,050,000 shares of Athena Class B Common Stock and no shares of preferred stock issued and outstanding.

It is anticipated that, as of the consummation of the Business Combination, the TopCo Articles of Association will provide for an authorized share capital in the amount of €            , consisting of            TopCo Shares. The TopCo Shares will have a nominal value of €0.12.

Voting Rights

The Existing Athena Charter provides that the holders of shares of Athena Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Athena Common Stock are entitled to vote.

In accordance with Dutch law and the TopCo Articles of Association, each issued TopCo Share confers the right to cast one vote at the TopCo General Meeting. The TopCo Articles of Association do not provide quorum requirements generally applicable to TopCo General Meetings, which is common for Dutch listed N.V. companies. Resolutions at TopCo General Meeting can be adopted irrespective of the number of issued TopCo Shares present or represented at such general meeting, subject to any provision of mandatory Dutch law.

Appraisal/Dissenters’ Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances.

Under Dutch law, resolutions of the board of directors concerning a material change to the identity or the character of the company or the business are subject to the approval of the general meeting by a simple majority of the votes cast. Such changes include in any event:

•   transferring the business or materially all of the business to a third party;

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS
Athena Stockholders (including the initial stockholders) and holders of other Athena securities do not have appraisal rights in connection with the Business Combination under the DGCL.

•   entering into or terminating a long-lasting alliance of TopCo or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for TopCo; and

•   acquiring or disposing of an interest in the capital of a company by TopCo or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if TopCo prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in TopCo’s most recently adopted annual accounts.

Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights. However, Dutch law does provide for squeeze-out procedures as described under “Description of TopCo Securities and Articles of Association — Dividends and Other Distributions — Squeeze-Out Procedure.” Also, Dutch law provides for cash exit rights in certain situations for dissenting shareholders of a company organized under Dutch law entering into certain types of mergers. In those situations, a dissenting shareholder may file a claim with the Dutch company for compensation. Such compensation shall then be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the merger.

Furthermore, Dutch law provides that, to the extent the acquiring company in a cross-border merger is organized under the laws of another EEA member state, a shareholder of a non-surviving Dutch company who has voted against the cross-border merger may make a claim with the Dutch company for compensation. The compensation is to be determined by one or more independent experts, subject to certain exceptions.

Dividends

The Athena Board may from time to time declare, and Athena may pay, dividends (payable in cash, property or shares of Athena’s capital stock) on Athena’s outstanding shares of capital stock, subject to applicable law and the Existing Athena Charter.

Under Dutch law, TopCo may only pay dividends and other distributions from its reserves to the extent its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves TopCo must maintain under Dutch law or the TopCo Articles of Association and (if it concerns a distribution of profits) after adoption of TopCo’s statutory annual accounts by the TopCo General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from its reserves will be at the discretion of the

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS

TopCo Board and will depend upon a number of factors, including TopCo’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors TopCo deems relevant. See the section “Description of TopCo Securities and Articles of Association — Dividends and Other Distributions.”

The TopCo General Meeting may determine that distributions shall be made in whole or in part in a currency other than the Euro. Dividends and other distributions shall be made payable no later than a date determined by TopCo. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to TopCo (verjaring).

Purchase and Repurchase of Shares

The Athena Sponsor, initial stockholders, directors, executive officers or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of Athena’s initial business combination. There is no limit on the number of shares Athena’s initial stockholders, directors, officers or their affiliates may purchase in such transactions, subject to compliance with applicable law and the NYSE American rules.

Under Dutch law, when issuing shares, a public company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, subject to certain restrictions of Dutch law and its articles of association, acquire shares in its own capital. A listed public company such as ours may acquire fully paid shares in its own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and its articles of association, such company may repurchase fully paid shares in its own capital if (i) the company’s shareholders’ equity (eigen vermogen) less the payment required to make the acquisition does not fall below the sum of paid-in and called-up share capital plus any reserves required by Dutch law or its articles of association and (ii) the aggregate nominal value of shares of the company which the company acquires, holds or on which the company holds a pledge (pandrecht) or which are held by a subsidiary of the company, would not exceed 50% of its then-current issued share capital.

An acquisition by TopCo of TopCo Shares for a consideration must be authorized by the TopCo General Meeting. Such authorization may be granted for a maximum period of 18 months and must specify the number of TopCo Shares that may be acquired, the manner in which TopCo Shares may be acquired and the price limits within which TopCo Shares may be acquired. The actual acquisition may only be effected pursuant to a resolution of the TopCo Board. The TopCo Board will be authorized for a period of 18 months following the completion of its corporate reorganization to cause the repurchase of TopCo Shares (or depository

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS

receipts for TopCo Shares) by TopCo of up to 10% of TopCo’s issued share capital, for a price per share not exceeding 110% of the average market price of TopCo’s common shares on the NYSE (such average market price being the average of the closing prices on each of the five consecutive trading days preceding the date the acquisition is agreed upon by TopCo), provided that, until TopCo Shares are listed on a stock exchange, the maximum purchase price shall be 110% of the original issue price of the TopCo Shares concerned. No authorization of the TopCo General Meeting is required if fully paid TopCo Shares are acquired by TopCo with the intention of transferring such TopCo Shares to TopCo’s employees under an applicable employee share purchase plan.

TopCo cannot derive any right to any distribution from TopCo Shares, or voting rights attached to TopCo Shares acquired by it.

For each annual TopCo General Meeting, TopCo expects that the TopCo Board will place on the agenda a proposal to re-authorize the TopCo Board to repurchase TopCo Shares for a period of 18 months from the date of the resolution.

Redemption Rights

Upon consummation of the initial business combination, the Existing Athena Charter provides holders of the Athena Class A Common Stock with the opportunity to redeem their Athena Class A Common Stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Athena Class A Common Stock.

Holders of TopCo Shares will have no redemption rights.

If Athena seeks to amend any provision of the Existing Athena Charter that would affect the substance or timing of Athena’s obligation to redeem 100% of the public stockholders’ Athena Class A Common Stock if Athena has not consummated an initial business combination before the Liquidation Date, Athena must provide public stockholders with the opportunity to redeem their Athena Class A Common Stock in connection with such vote. Athena will redeem the public stockholders’ Athena Class A Common Stock and liquidate if it does not complete a business combination by the Liquidation Date.

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS
Issuance of Shares

Athena may issue additional shares of Athena Class A Common Stock or shares of preferred stock to complete its initial business combination or under an employee incentive plan after completion of its initial business combination. However, the Existing Athena Charter provides that prior to the consummation of Athena’s initial business combination, Athena may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with the Athena Class A Common Stock (a) on any initial business combination, (b) on any pre-business combination activity or (c) to amend the foregoing provisions.

The Existing Athena Charter also provides that shares of preferred stock may be issued from time to time in one or more series. Athena’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special or other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, applicable to the shares of each series.

Under Dutch law, a company’s general meeting is the corporate body authorized to resolve on the issuance of shares and the granting of rights to subscribe for shares. The general meeting can delegate such authority to another corporate body of the company for a period not exceeding five years; this authorization may only be extended from time to time for a maximum period of five years. Prior to the completion of the Business Combination, the TopCo Board will be authorized for a period of five years from the completion of TopCo’s corporate reorganization to issue shares or grant rights to subscribe for shares up to TopCo’s authorized share capital from time to time. TopCo may not subscribe for its own shares on issue.

Pre-emption Rights
None.

Under Dutch law, in the event of an issuance of shares, each shareholder will have a pro rata pre-emption right in proportion to the aggregate nominal value of the shares held by such holder (except in case of an issue of shares to employees, against a contribution other than in cash or pursuant to the exercise of a previously acquired right to subscribe for shares). Under the TopCo Articles of Association, the pre-emption rights in respect of newly issued shares may be restricted or excluded by a resolution of the TopCo General Meeting. Another corporate body may restrict or exclude the pre-emption rights in respect of newly issued TopCo Shares if it has been designated as the authorized body to do so by the TopCo General Meeting. Such designation can be granted for a period not exceeding five years. A resolution of the TopCo General Meeting to restrict or exclude the pre-emption rights or to designate another corporate body as the authorized body to do so requires a majority of not less than two-thirds of the votes cast, if less than half of TopCo’s issued share capital is represented at the meeting. Prior to completion of the Business Combination, the TopCo Board will be authorized for a period of five years from the completion of TopCo’s corporate reorganization to limit or exclude pre-emption rights in relation to an issuance of shares or a grant of rights to subscribe for TopCo Shares that the TopCo Board is authorized to resolve upon (see above under “Issuance of Shares”).

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS
Amendments to Governing Documents

Athena reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Existing Athena Charter; provided, however, that Article IX of the Existing Athena Charter, which governs Business Combination Requirements and Existence, may only be amended prior to the consummation of the initial business combination if approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of Athena Common Stock.

At the proposal of the TopCo Board, the TopCo General Meeting may resolve to amend the TopCo Articles of Association.
Number of Directors

The Existing Athena Charter provides that the number of directors of Athena, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Athena Board pursuant to a resolution adopted by a majority of the Athena Board.

The TopCo Board shall consist of such number of TopCo Executive Directors and TopCo Non-Executive Directors as the TopCo Board may determine, provided that the majority of the Directors shall be Non-Executive Directors.

Classes of Directors
The directors of Athena are divided into three classes and retire by rotation on a three year basis.	The TopCo Board will not be classified but upon the Closing of the Business Combination, each TopCo Director will serve staggered terms of up to four years.
Nomination and election of Directors

The Existing Athena Charter and Athena’s bylaws (the “Athena Bylaws”) provide that members seeking to nominate candidates for election as directors at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, must give timely notice thereof in proper written form to the secretary of Athena. To be timely, a stockholder’s notice to the secretary must be received by the secretary at the principal executive offices of Athena (i) in the case of an annual meeting, not later than close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Athena; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Athena.

Under Dutch law, the TopCo Directors are appointed and re-appointed by the TopCo General Meeting. Under the TopCo Articles of Association as they will read upon the Closing of the Business Combination, the TopCo Directors will be appointed by the TopCo General Meeting upon binding nomination by the TopCo Board. However, the TopCo General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the TopCo General Meeting overrules a binding nomination, the TopCo Board shall make a new nomination.

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS
Removal of Directors

The Existing Athena Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Athena entitled to vote generally in the election of directors, voting together as a single class.

The TopCo General Meeting shall at all times be entitled to suspend or dismiss a TopCo Director. Under the TopCo Articles of Association, the TopCo General Meeting may only adopt a resolution to suspend or dismiss a TopCo Director by at least a two-thirds majority of the votes cast, provided that such majority represents more than half of TopCo’s issued share capital, unless the resolution is passed at the proposal of the TopCo Board, in which latter case a simple majority of the votes cast is sufficient. If a TopCo Director is suspended and the TopCo General Meeting does not resolve to dismiss him or her within three months from the date of such suspension, the suspension shall lapse.

Filling of Board Vacancies

The Existing Athena Charter provides that any vacancies on the Athena Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

The TopCo Board can temporarily fill vacancies in its midst caused by temporary absence or incapacity of directors without requiring a shareholder vote. If all of the TopCo Directors are absent or incapacitated, TopCo’s management shall be attributed to the person who most recently ceased to hold office as the chairperson of the TopCo Board, provided that if such former chairperson is unwilling or unable to accept that position, our management shall be attributed to the person who most recently ceased to hold office as our Chief Executive Officer. If such former Chief Executive Officer is also unwilling or unable to accept that position, our management shall be attributed to one or more persons whom the TopCo General Meeting has designated for that purpose. The person(s) charged with our management in this manner may designate one or more persons to be charged with our management instead of, or together with, such person(s).

Compensation of Directors

The Athena Bylaws provide that the Athena Board shall have the authority to fix the compensation of directors, including for service on a committee of the Athena Board, and may be paid either a fixed sum for attendance at each meeting of the Athena Board or other compensation as director; provided, that no compensation shall be paid to any director prior to the consummation of the initial business combination.

Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to TopCo Directors, such compensation should however be consistent with TopCo’s compensation policy. Such compensation policy will be adopted by the TopCo General Meeting prior to completion of the Business Combination. Changes to such compensation policy will require a vote of the TopCo General Meeting by simple majority of votes cast. The TopCo Board determines the remuneration of individual TopCo Directors with due observance of the compensation policy. A proposal with respect to remuneration schemes in the form of shares or rights to shares in which TopCo Directors may participate is subject to approval by the TopCo General Meeting by simple majority of votes cast. Such a proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to the TopCo Directors and the criteria for granting or amendment.

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS

TopCo’s compensation policy will authorize the TopCo Board to determine the amount, level and structure of the compensation packages of the TopCo Directors at the recommendation of TopCo’s compensation committee. These compensation packages may consist of a mix of fixed and variable compensation components, including base salary, short-term incentives, long-term incentives, fringe benefits, severance pay and pension arrangements, as determined by the TopCo Board.

Manner of Acting by Board

The Athena Bylaws provide that a majority of the Athena Board shall constitute a quorum for the transaction of business at any meeting of the Athena Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Athena Board, except as may be otherwise specifically provided by applicable law.

Each TopCo Executive Director and each TopCo Non-Executive Director shall have one vote. Resolutions of the TopCo Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by simple majority, unless the rules applicable to the TopCo Board provide differently. Where there is a tie in any vote of the TopCo Board, the chairman shall have a casting vote, provided that there are at least three TopCo Directors in office. Otherwise, the relevant resolution shall not have been passed.

The TopCo Executive Directors shall not participate in the decision-making concerning:

a.  the determination of the compensation of TopCo Executive Directors; and

b. the instruction of an auditor to audit the annual accounts if the TopCo General Meeting has not granted such instruction.

Special Meetings of the Board

The Athena Bylaws provide that special meetings of the Athena Board (a) may be called by the Chairman of the Athena Board or President and (b) shall be called by the Chairman of the Athena Board, President or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Athena Board shall be given to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Notice may be waived.

The TopCo Board shall meet as often as any TopCo Director deems necessary or appropriate.

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS
Director Action by Written Consent

The Athena Bylaws provide that any action required or permitted to be taken at any meeting of the Athena Board or any committee thereof may be taken without a meeting if all members of the Athena Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Athena Board or committee.

Resolutions of the TopCo Board may, instead of at a board meeting, be passed in writing, provided that all TopCo Directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

Annual Shareholders’ Meetings

The Athena Bylaws provide that the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with the Athena Bylaws shall be held at such date, time, and place, if any as shall be determined by the Athena Board and stated in the notice of the meeting; provided, however, that the Athena Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication.

Annually, at least one TopCo General Meeting shall be held. This annual TopCo General Meeting shall be held within six months after the end of TopCo’s financial year. TopCo General Meetings must be held in the Netherlands, in the place where TopCo has its corporate seat or in any other locations specified in the TopCo Articles of Association.

Special Shareholders’ Meetings

The Existing Athena Charter provides that special meetings of stockholders of Athena may be called only by the Chairman of the Athena Board, Chief Executive Officer of Athena, or the Athena Board pursuant to a resolution adopted by a majority of the Athena Board, and the ability of the stockholders of Athena to call a special meeting is specifically denied.

A TopCo General Meeting shall also be held:

a.  within three months after the TopCo Board has considered it to be likely that TopCo’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b. whenever the TopCo Board so decides.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of TopCo’s issued share capital may request the TopCo Board to convene a TopCo General Meeting, setting out in detail the matters to be discussed. If the TopCo Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a TopCo General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the TopCo Board to convene a TopCo General Meeting and the TopCo Board has not taken the necessary steps so that the TopCo General Meeting could be held within six weeks after the request.

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS

The agenda for TopCo General Meetings shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of TopCo’s issued share capital. These requests must be made in writing or by electronic means and received by the TopCo Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the DCGC, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the TopCo Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in TopCo’s strategy (for example, the dismissal of TopCo Directors), the TopCo Board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the TopCo Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the TopCo Board must report on this consultation and the exploration of alternatives to the general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which either a response period or a statutory cooling-off period (as discussed below) has been previously invoked; or (b) if a shareholder holds at least 75% of TopCo’s issued share capital as a consequence of a successful public bid.

Moreover, the TopCo Board can invoke a cooling-off period of up to 250 days when shareholders, using their rights to have items added to the agenda for a TopCo General Meeting or their right to request a TopCo General Meeting, propose an agenda item for TopCo’s General Meeting to dismiss, suspend or appoint one or more TopCo Directors (or to amend any provisions in the TopCo Articles of Association dealing with those matters) or when a public offer for TopCo is made or announced without TopCo’s support, provided, in each case, that the TopCo Board believes that such proposal or offer materially conflicts with the interests of TopCo and its business. During a cooling-off period, TopCo’s General Meeting cannot dismiss, suspend or appoint TopCo Directors (or amend the provisions in the TopCo Articles of Association dealing with those matters) except at the proposal of the TopCo Board. During a cooling-off period, the TopCo Board must gather all relevant information necessary for a careful decision-making process and at least consult with

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS

shareholders representing 3% or more of TopCo’s issued share capital at the time the cooling-off period was invoked, as well as with TopCo’s Dutch works council (if TopCo or, under certain circumstances, any of its subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, the TopCo Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on TopCo’s website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at TopCo’s office and must be tabled for discussion at the next general meeting. Shareholders representing at least 3% of TopCo’s issued share capital may request the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•   the TopCo Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of TopCo and its business

•   the TopCo Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or

•   other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

Advance Notice Requirements for Shareholder Nominations and Other Proposals

The Athena Bylaws does not provide that members shall have the ability to call general meetings.

The Athena Bylaws provides that members may seek to bring business before annual general meetings in limited circumstances.

TopCo General Meeting must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS

TopCo General Meeting by proxy, as well as other information as required by Dutch law. TopCo will observe the statutory minimum convening notice period for a TopCo General Meeting. The agenda for the annual TopCo General Meeting shall include, among other things, the adoption of TopCo’s statutory annual accounts, appropriation of TopCo’s profits and proposals relating to the composition of the TopCo Board, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the TopCo Board. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of TopCo’s issued share capital. These requests must be made in writing or by electronic means and received by TopCo at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

Notice and Record Date of Shareholder/Shareholders’ Meetings

The Athena Bylaws require that written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by Athena not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. Such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

A notice convening a TopCo General Meeting will be made in accordance with Dutch law and in such other manner as may be required to comply with any applicable rules of the NYSE and any other stock exchange on which TopCo Shares are listed from time to time. The record date for the TopCo General Meeting will, if set by the TopCo Board, be 28 days prior to the date of such TopCo General Meeting.

Quorum and Actions

The Athena Bylaws provide that the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Athena representing a majority of the voting power of all outstanding shares of capital stock of Athena entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Under the TopCo Articles of Association no quorum requirement applies to the TopCo General Meeting generally. Certain resolutions can only be adopted by a majority of the votes cast which represent a certain part of the issued share capital.

Certain resolutions require an enhanced majority if less than half of the issued share capital is present or represented at the TopCo General Meeting.

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS

Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Existing Athena Charter, the Athena Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

Shareholder Action Without Meeting

The Athena Bylaws provide that any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to Athena by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of Athena having custody of the book in which proceedings of meetings of stockholders are recorded.

Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) the articles of association allow such action by written consent, (ii) the company has not issued bearer shares or, with its cooperation, depository receipts for shares in its capital, (iii) there are no persons entitled to the same rights as holders of depositary receipts issued with the company’s cooperation, (iv) the directors have been given the opportunity to give their advice on the resolution and (v) the resolution is adopted unanimously by all shareholders that are entitled to vote. Although the TopCo Articles of Association allow for shareholders’ resolutions to be adopted in writing, the requirement of unanimity renders the adoption of shareholder resolutions without holding a meeting not feasible for TopCo as a publicly traded company.

Indemnification of Directors and Officers

The Existing Athena Charter provides that each current and former director and officer of Athena shall be indemnified against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of fact that he or she is or was a director or officer of Athena or, while a director or officer of Athena, is or was serving at the

Under Dutch law, the TopCo Directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to TopCo and to third parties for infringement of the TopCo Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, the TopCo Articles of Association provide for indemnification of TopCo’s current and former

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS

request of Athena as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent.

Athena shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition.

Except for proceedings to enforce rights to indemnification and advancement of expenses, Athena shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Athena Board.

directors and other current and former officers and employees as designated by the TopCo Board. No indemnification under the TopCo Articles of Association shall be given to an indemnified person:

•   if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•    to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•    in relation to proceedings brought by such indemnified person against TopCo, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the TopCo Articles of Association, pursuant to an agreement between such indemnified person and TopCo which has been approved by the TopCo Board or pursuant to insurance taken out by TopCo for the benefit of such indemnified person; and

•    for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without TopCo’s prior consent.

Under the TopCo Articles of Association, the TopCo Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Limitation on Liability of Directors

The Existing Athena Charter provides that a director of Athena shall not be personally liable to Athena or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL unless a director violated his or her duty of loyalty to Athena or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

Under Dutch law, the TopCo Directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to TopCo and to third parties for infringement of the TopCo Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil, administrative and criminal liabilities.

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS
Dissolution/Liquidation

The Existing Athena Charter provides that in the event that Athena does not consummate an initial business combination by the Liquidation Date, Athena shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the shares issued in the IPO in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding shares issued in the IPO, which redemption will completely extinguish rights of the Athena Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Athena’s remaining stockholders and the Athena Board in accordance with applicable law, dissolve and liquidate, subject in each case to Athena’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Under the TopCo Articles of Association, TopCo may be dissolved by a resolution of the TopCo General Meeting, subject to a proposal of the TopCo Board. In the event of a dissolution, the liquidation shall be effected by the TopCo Board, unless the TopCo General Meeting decides otherwise. During liquidation, the provisions of the TopCo Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of TopCo’s liabilities, any remaining assets shall be distributed to TopCo’s shareholders in proportion to their number of TopCo Shares.

Rights of Inspection

The Athena Bylaws provide that Athena may treat the registered owner of shares of Athena as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of Athena, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of Athena.

The TopCo Board must provide the TopCo General Meeting, within a reasonable amount of time, all information that it requires, unless this would be contrary to an overriding interest of TopCo. If the TopCo Board invokes such an overriding interest, it must give reasons.

Derivative Shareholder Suits

The Existing Athena Charter provides that, unless Athena consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any derivative action or proceeding brought on behalf of Athena.

In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS

its own name. Dutch law provides for the possibility to initiate such actions collectively, in which a foundation or an association can act as a class representative and has standing to commence proceedings and claim damages if certain criteria are met. The court will first determine if those criteria are met. If so, the case will go forward as a class action on the merits after a period allowing class members to opt out from the case has lapsed. All members of the class who are residents of the Netherlands and who did not opt-out will be bound to the outcome of the case. Residents of other countries must actively opt in in order to be able to benefit from the class action. The defendant is not required to file defenses on the merits prior to the merits phase having commenced. It is possible for the parties to reach a settlement during the merits phase. Such a settlement can be approved by the court, which approval will then bind the members of the class, subject to a second opt-out. This new regime applies to claims brought after January 1, 2020 and which relate to certain events that occurred prior to that date. For other matters, the old Dutch class actions regime will apply. Under the old regime, no monetary damages can be sought. Also, a judgment rendered under the old regime will not bind individual class members. Even though Dutch law does not provide for derivative suits, TopCo’s directors and officers can still be subject to liability under U.S. securities laws. The TopCo Articles of Association provide that, unless TopCo consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the U.S. federal district courts. Notwithstanding the foregoing, this arrangement shall not apply to claims seeking to enforce any liability or duty created by the United States Securities Exchange Act of 1934, as amended.

Conflict of Interest Transactions

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•   the corporation could financially undertake the opportunity;

•   the opportunity is within the corporation’s line of business; and

•   it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Under Dutch law and the TopCo Articles of Association, the TopCo Directors shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he or she has a direct or indirect personal conflict of interest with TopCo. Such a conflict of interest would generally arise if the TopCo Director concerned is unable to serve TopCo’s interests and the business connected with TopCo with the required level of integrity and objectivity due to the existence of the conflicting personal interest. The TopCo Articles of Association provide that if as a result of conflicts of interests no resolution of the TopCo Board can be adopted, the resolution may nonetheless be adopted by the TopCo Board as if none of the TopCo Directors had

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS

The Existing Athena Charter provides that Athena renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Athena and such opportunity is one that Athena is legally and contractually permitted to undertake and would otherwise be reasonable for Athena to pursue, and to the extent the director or officer is permitted to refer that opportunity to Athena without violating another legal obligation.

a conflict of interest. In that latter case, each TopCo Director is entitled to participate in the discussion and decision-making process and to cast a vote.

The DCGC provides the following best practice recommendations in relation to conflicts of interests in respect of directors:

•   A director should report any conflict of interest or potential conflict of interest in a transaction that is of material significance to the company and/or to such person to the chairperson of the board of directors without delay and should provide all relevant information in that regard, including the relevant information pertaining to his or her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. If the chairperson of the board of directors has a conflict of interest or potential conflict of interest, he or she should report this to the vice-chairperson of the board of directors without delay.

•   The board of directors should decide, outside the presence of the director concerned, whether there is a conflict of interest.

•    All transactions in which there are conflicts of interest with directors should be agreed on terms that are customary in the market.

•    Decisions to enter into transactions in which there is a conflict of interest with a director that is of material significance to the company and/or to such director, should require the approval of the board of directors, and such transactions should be published in TopCo’s statutory annual report, together with a description of the conflict of interest and a declaration that the relevant best practice provisions of the DCGC have been complied with.

Listing
Athena Common Stock currently trade on the NYSE American.	TopCo Shares will trade on the NYSE.
Anti-Takeover Provisions

The Existing Athena Charter provides that, the directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law.

RIGHTS OF ATHENA STOCKHOLDERS	RIGHTS OF TOPCO SHAREHOLDERS

elected for a term expiring at Athena’s first annual meeting of the stockholders, the Class II directors shall stand elected for a term expiring at Athena’s second annual meeting of the stockholders and the Class III directors shall stand elected for a term expiring at Athena’s third annual meeting of the stockholders. Commencing at Athena’s first annual meeting of the stockholders, and at each annual meeting of the stockholders thereafter, each of the successors elected to replace the class of directors whose terms expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

The Existing Athena Charter also provides that Athena’s board of directors will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects.

Athena is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control.

In this respect, certain provisions of the TopCo Articles of Association may make it more difficult for a third party to acquire control of TopCo or effect a change in the composition of the TopCo Board. These include:

•   a provision that TopCo Directors are appointed on the basis of a binding nomination prepared by the TopCo Board which can only be overruled by a two-thirds majority of votes cast representing more than half of TopCo’s issued share capital;

•   a provision that TopCo Directors may only be dismissed by the TopCo General Meeting by a two-thirds majority of votes cast representing more than half of TopCo’s issued share capital, unless the dismissal is proposed by the TopCo Board in which latter case a simple majority of the votes cast would be sufficient;

•   a provision allowing, among other matters, the former chairperson of the TopCo Board or TopCo’s former Chief Executive Officer to manage TopCo’s affairs if all of the TopCo Directors are dismissed and to appoint others to be charged with TopCo’s affairs, including the preparation of a binding nomination for TopCo Directors as discussed above, until new TopCo Directors are appointed by the TopCo General Meeting on the basis of such binding nomination; and

•   a requirement that certain matters, including an amendment of the TopCo Articles of Association, may only be resolved upon by the TopCo General Meeting if proposed by the TopCo Board.

•   Dutch law also allows for staggered multi-year terms of the TopCo Directors, as a result of which only part of the TopCo Directors may be subject to appointment or re-appointment in any given year.

•   Furthermore, the TopCo Board may, under certain circumstances invoke a reasonable period of up to 180 days to respond to certain shareholder proposals or a statutory cooling-off period of up to 250 days to respond to certain shareholder proposals or a hostile bid. See above under “Special Shareholders’ Meeting.”

BENEFICIAL OWNERSHIP OF TOPCO SECURITIES

The table below sets forth information regarding the expected beneficial ownership of TopCo Shares immediately following the consummation of the Business Combination, assuming that no Public Shares of Athena are redeemed, by:

(i)     each person who is expected to be the beneficial owner of more than 5% of outstanding TopCo Ordinary Shares post-Business Combination;

(ii)    each person who will become a named executive officer or director of TopCo post-Business Combination; and

(iii)   all executive officers and directors of TopCo as a group post-Business Combination.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The expected beneficial ownership percentages set forth in the table below do not take into account the issuance of any shares upon the exercise of warrants to purchase 12,030,000 TopCo Shares that will remain outstanding following the Business Combination. For the avoidance of doubt, unless specified otherwise herein, it is assumed that Athena Warrants are not currently exercisable and will not be exercisable within 60 days.

The expected beneficial ownership of TopCo Shares post-Business Combination is based on 90,581,044 TopCo Shares issued and outstanding and assumes (i) that the amount in the Trust Account is $21.75 million (which was the approximate value of the Trust Account as of December 31, 2022), and (ii) that the unpaid transaction expenses of e.GO and Athena are $16.5 million.

Unless otherwise indicated, TopCo believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To TopCo’s knowledge, no TopCo Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Next.e.GO B.V., Lilienthalstraße 1, 52068 Aachen, Germany.

	Beneficial Ownership Upon the Completion of the Business Combination
	Number of TopCo Shares	Percentage of All TopCo Shares
Beneficial Owner
5% Shareholders
Adiuvat GmbH(1)	5,173,435	5.71%
NDX B.V.(2)	6,370,647	7.03%
nd industrial investments B.V.(3)	38,473,772	42.47%
Athena Consumer Acquisition Sponsor LLC(4)	9,512,500	10.50%
Named Executive Officers, Directors and Director Nominees
Eelco Van Der Leij	—	—%
Ali Vezvaei		%
Isabelle Freidheim(5)	9,512,500	10.50%
Ulrich Hermann(6)	5,173,435	5.71%
Minneola (Minnie) P. Ingersoll	—	—%
Markus Michel	—	—%
Navjeet (Dolly) Singh	—	—%
Stefan Rudolf(7)	234,269	0.26%
Ariane Martini(8)	2,828,795	3.12%
All executive officers and directors as a group (9 persons)		%

__________

(1)      Consists of ordinary shares held by Adiuvat GmbH, a company organized under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Aachen under number HRB 13577. The business address of Adiuvat GmbH is Herzogstraße 21, 52070 Aachen, Germany. Adiuvat GmbH is a wholly owned investment vehicle of Ulrich Hermann, who may be deemed to have beneficial ownership of all of these ordinary shares.

(2)      Consists of ordinary shares held by NDX B.V., a company organized under the laws of the Netherlands, registered with Trade Register of the Chamber of Commerce (Kamer van Koophandel) under number 67091857. The business address of NDX B.V. is Flight Forum 880, 5657DV Eindhoven, the Netherlands. NDX B.V. is a wholly owned subsidiary of ND Group B.V., which may be deemed to have beneficial ownership of all of these ordinary shares.

(3)      Consists of ordinary shares held by nd industrial investments B.V., a company organized under the laws of the Netherlands, registered with Trade Register of the Chamber of Commerce (Kamer van Koophandel) under number 67091830. The business address of nd industrial investments B.V. is Flight Forum 880, 5657DV Eindhoven, the Netherlands. nd industrial investments B.V. is a wholly owned subsidiary of ND Group B.V., which may be deemed to have beneficial ownership of all of these ordinary shares.

(4)      Includes 9,512,500 TopCo Ordinary Shares to be received by the Athena Sponsor at the Closing, based on the Final Conversion Ratio.

(5)      Athena Consumer Acquisition Sponsor LLC, the Athena Sponsor, is the record holder of the shares reported herein. Isabelle Freidheim is the managing member of Athena Sponsor, and as such has voting and investment discretion with respect to the common stock held of record by Athena Sponsor. By virtue of these relationship, Isabelle Freidheim may be deemed to have beneficial ownership of the securities held of record by Athena Sponsor. Ms. Freidheim disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(6)      Through his wholly owned investment vehicle Adiuvat GmbH. See above.

(7)      In addition, Stefan Rudolf holds 16.30% of the interests in e.GO Management UG & Co. KG. See below.

(8)      Consists of ordinary shares held by e.GO Management UG & Co. KG, a partnership under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Steinfurt under number HRA 7933. The business address of e.GO Management UG & Co. KG is Bergstraße 34, 49525 Lengerich, Germany. Ariane Martini holds 41.74% of the interests in e.GO Management UG & Co. KG. Ariane Martini may therefore be deemed to have beneficial ownership of all of these ordinary shares.

PRICE RANGE OF SECURITIES AND DIVIDENDS

TopCo

Price Range of TopCo’s Securities

Historical market price information regarding TopCo is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the TopCo Shares or TopCo Public Warrants.

Dividend Policy

TopCo has not paid any cash dividends on the TopCo Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon TopCo’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the TopCo Board. However, TopCo does not anticipate paying any dividends on the TopCo Shares for the foreseeable future.

Athena

Price Range of Athena’s Securities

The Athena Units, Public Shares and Athena Public Warrants are currently listed on the NYSE American under the symbols “ACAQ.U,” “ACAQ” and “ACAQ WS,” respectively. Each Athena Unit consists of one share of Athena Class A Common Stock and one half of one Public Warrant. Each Athena Warrant entitles its holder to purchase one share of Athena Class A Common Stock at a price of $11.50 per share, subject to adjustment, beginning 30 days following consummation of an initial business combination. The Athena Units commenced trading on the NYSE on October 20, 2021. The Public Shares and Athena Public Warrants commenced separate trading on the NYSE on December 10, 2021. On February 14, 2023, Athena voluntarily delisted the Athena Units, Public Units and Athena Public Warrants from the NYSE, and the Athena securities commenced trading on the NYSE American.

On July 27, 2022, the trading date before the public announcement of the Business Combination, the Athena Units, Public Shares and Athena Public Warrants closed at $10.11, $10.05 and $0.12, respectively. On            , 2023, the trading date immediately prior to the date of this proxy statement/prospectus, the Athena Units, Public Shares and Athena Public Warrants closed at $            , $            and $            , respectively.

Holders

As of the date of this proxy statement/prospectus, there were two (2) holders of record of Athena Units, two (2) holders of record of Public Shares, and one (1) holder of record of Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Athena Units, Public Shares and Athena Public Warrants are held of record by banks, brokers and other financial institutions. Athena Management believes Athena has in excess of            beneficial holders of its securities.

Dividend Policy

Athena has not paid any cash dividends on its Athena Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

e.GO

Price Range of e.GO Securities

Historical market price information regarding e.GO’s ordinary shares is not provided because there is no public market for e.GO’s ordinary shares.

Dividend Policy

e.GO has never declared or paid any cash dividends on e.GO’s ordinary shares.

APPRAISAL RIGHTS

Neither Athena Stockholders nor holders of Athena Warrants have appraisal rights under the DGCL in connection with the Business Combination.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Athena Board, any committee chairperson or the non-management directors as a group by writing to the Athena Board or committee chairperson in care of Athena Consumer Acquisition Corp., 442 5th Avenue, New York, NY 10018. Following the consummation of the Business Combination, such communications should be sent in care of TopCo, Lilienthalstraße 1, 52068 Aachen, Germany. Each communication from a stockholder about a matter of stockholder interest will be forwarded, depending on the subject matter, to the Athena Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Certain legal matters relating to U.S. law will be passed upon for TopCo by Sullivan & Cromwell LLP. NautaDutilh N.V., Dutch legal counsel to TopCo, has provided a legal opinion for TopCo regarding the validity of the TopCo Shares offered by this document. Certain legal matters will be passed upon for Athena by White & Case LLP, New York, New York.

EXPERTS

The financial statements of Athena as of December 31, 2022 and 2021 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Next.e.GO Mobile SE included in this proxy statement/prospectus and elsewhere in the registration statement have been included in reliance upon the report of Grant Thornton AG, independent registered public accountants, upon the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

TopCo is organized and existing under the laws of the Netherlands, and, as such, the rights of TopCo’s shareholders and the civil liability of TopCo’s Directors and Executive Directors will be governed in certain respects by the laws of the Netherlands. The ability of TopCo’s shareholders in certain countries other than the Netherlands to bring an action against TopCo, its directors and executive officers may be limited under applicable law. In addition, substantially all of TopCo’s assets are located outside the United States.

As a result, it may not be possible for shareholders to effect service of process within the United States upon TopCo or its directors and executive officers or to enforce judgments against TopCo or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on TopCo or any of its directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this proxy statement/prospectus, there is no treaty in effect between the United States and the Netherlands providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. It is noted that, on today’s date, the Hague Convention on Choice of Court Agreements of 30 June 2005 has entered into force for the Netherlands, but has not entered into force for the United States. The Hague Convention of 2 July 2019 on the Recognition and Enforcement of Foreign Judgments in Civil or Commercial Matters has not entered into force for either the Netherlands or the United States. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a judgment rendered by a court in the United States that is enforceable under the laws of the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such judgment if it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such U.S. judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands. However, even if such a U.S. judgment is given binding effect, a claim based on that U.S. judgment may still be rejected if the U.S. judgment is not or no longer formally enforceable.

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against TopCo or its directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under the TopCo Articles of Association, and certain other contractual arrangements between TopCo and its directors, TopCo indemnifies and holds its directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of TopCo’s Directors in the United States under U.S. securities laws.

HOUSEHOLDING INFORMATION

Unless Athena has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if Athena believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Athena Stockholders will be “householding” this proxy statement/prospectus. Athena Stockholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•        If the shares are registered in the name of the shareholder, the shareholder should contact Athena at its offices at 442 5th Avenue, New York, NY 10018 or by telephone at (917) 656-3333, to inform Athena of his or her request; or

•        If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for Athena securities is Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

Pursuant to the TopCo Articles of Association, any matter of which the discussion has been requested in writing by one or more persons with meeting rights who, individually or collectively, represent at least three percent of the issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if TopCo has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the general meeting.

WHERE YOU CAN FIND MORE INFORMATION

Athena files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. Athena’s public filings are also available to the public from the SEC’s website at https://www.sec.gov/edgar/browse/?CIK=1832696&owner=exclude.

If you would like additional copies of this proxy statement/prospectus or Athena’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Athena at the following address and telephone number:

442 5th Avenue
New York, NY 10018
(917) 656-3333

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Athena’s proxy solicitation agent at the following address and telephone number:

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are an Athena Stockholder and would like to request documents, please do so by            , 2023, or five business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from Athena, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of TopCo in addition to being a proxy statement of Athena for the Special Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Athena has been supplied by Athena, and all such information relating to e.GO has been supplied by e.GO. Information provided by either Athena or e.GO does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Athena for the Special Meeting. Athena has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Athena that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Next.e.GO Mobile SE

ATHENA CONSUMER ACQUISITION CORP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Next.e.GO Mobile SE

Opinion on the financial statements

We have audited the accompanying consolidated statement of financial position of Next.e.GO Mobile SE and subsidiaries (the “Company”) as of December 31, 2022, and 2021, the related consolidated statements of profit and loss, comprehensive income, changes in equity, and cash flows for each of the two years ended December 31, 2022, and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for each of the two years ended December 31, 2022, and 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note “Disclosure of material uncertainties” to the financial statements, the Company incurred a net loss of EUR 57.7 million during the year ended December 31, 2022. This condition, along with other matters as set forth in Note “Disclosure of material uncertainties”, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note “Disclosure of material uncertainties”. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.

As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

Düsseldorf, Germany
May 26, 2023

Next.e.GO Mobile SE
Consolidated Statement of Profit and Loss

Consolidated Statement of Profit and Loss	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Revenue from contracts with customers	1	5,707	3,512
Cost of sales of goods and providing services		(45,173)	(36,789)
Gross profit		(39,466)	(33,277)
Product development costs		(3,646)	(7,611)
Sales and Marketing costs		(16,015)	(10,170)
Administrative expenses		(11,414)	(9,029)
Other income	2.1	833	489
Other expenses		(345)	(36)
Operating profit		(70,052)	(59,634)
Finance costs	2.3	(10,959)	(1,418)
Profit before income tax		(81,011)	(61,052)
Income tax expense	3.1	23,306	19,810
Profit from continuing operations		(57,706)	(41,242)
Profit from discontinued operations	12.3	0	(91)
Net profit for the period		(57,706)	(41,333)

– Net profit is attributable to:
Owners of Next.e.GO Mobile SE		(57,494)	(41,331)
Non-controlling interests		(212)	(2)

Basic (undiluted)/diluted earnings per share in EUR	17	(396.84)	(285.29)

Next.e.GO Mobile SE
Consolidated Statement of Comprehensive Income

Consolidated Statement of Comprehensive Income	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Net profit for the period		(57,706)	(41,333)
Other comprehensive income for the period		0	0
Total comprehensive income for the period		(57,706)	(41,333)

– Total comprehensive income is attributable to:
Owners of Next.e.GO SE		(57,494)	(41,331)
Non-controlling interests		(212)	(2)

– Total comprehensive income is attributable to owners of Next.e.GO SE arises from:
Continuing operations		(57,494)	(41,239)
Discontinued operations		0	(92)

Next.e.GO Mobile SE
Consolidated Statement of Financial Position — Assets

Balance Sheet Assets	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Non-current assets
Intangible assets	5.1	182,932	172,667
Property, plant and equipment	5.2	26,548	18,626
Right-of-use-assets	5.3	17,846	18,243
Leased Goods	5.3	1,237	0
Receivables from investment grants	5.10	905	0
Total non-current assets		229,469	209,536
Current assets
Inventories	5.5	8,947	16,628
Trade receivables	4.1	583	435
Other financial assets at amortised cost		211	97
Receivables from investment grants	5.10	278	0
Other assets	5.6	2,255	2,113
Cash and cash equivalents	4.2	2,521	11,958
		14,796	31,231
Assets classified as held for sale	12.2	0	399
Total current assets		14,796	31,630
Total assets		244,264	241,166

Next.e.GO Mobile SE
Consolidated Statement of Financial Position — Liabilities and Equity

Liabilities and Equity	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Equity
Issued capital	6.1	145	145
(Issued and outstanding shares at a nominal value of EUR 1.00 per share)		144,879	144,879
Additional paid-in-capital	6.1	95,808	89,972
Retained earnings	6.1	21,504	78,998
Equity attributable to owners of Next.e.GO		117,457	169,115
Non-controlling interests	6.3	240	(17)
Total equity		117,697	169,098
Non-current liabilities
Borrowings	4.4	18,641	5,179
Lease liabilities	5.3	15,857	16,516
Deferred tax liabilities	5.4	14,734	38,040
Investment grants	5.10	905	0
Provisions	5.8	1,839	521
Total non-current liabilities		51,976	60,256
Current liabilities
Liabilities due to employees	5.7	1,414	887
Provisions	5.8	1,348	1,611
Borrowings	4.4	50,526	0
Lease liabilities	5.3	2,580	3,327
Trade payables	4.3	15,845	4,559
Income tax liabilities		0	5
Investment grants	5.10	278	0
Other liabilities	5.9	2,599	1,079
		74,591	11,468
Liabilities associated with assets classified as held for sale	12.2	0	344
Total current liabilities		74,591	11,812
Total equity and liabilities		244,264	241,166

Next.e.GO Mobile SE
Consolidated Statement of Changes in Equity

Statement of changes in equity	Share Capital	Additional paid-in- capital	Retained earnings	Non- controlling interest	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Balance January 01, 2021	120	10,028	120,329	(17)	130,460
Capital increase	25	79,944	0	2	79,971
Net profit	0	0	(41,331)	(2)	(41,333)
Balance December 31, 2021	145	89,972	78,998	(17)	169,098
Capital increase	0	98	0	508	606
Issue convertible loan	0	5,738 (1)	0	0	5,738
Non-controlling interest from the acquisition and sale of subsidiaries	0	0	0	(40)	(40)
Net profit	0	0	(57,494)	(212)	(57,706)
Balance December 31, 2022	145	95,808	21,504	240	117,697

____________

(1)      Issue convertible loans includes convertible loans in relation to Next.e.GO Mobile SE (KEUR 5,726 c.f. 4.4.1. Convertible notes).

Next.e.GO Mobile SE
Consolidated Statement of Cash Flows

Statement of Cash Flows	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Net profit for the period		(57,706)	(41,333)
Depreciation (+)/write-ups (-) on tangible and intangible assets		24,472	24,047
Financial result	2.3	10,958	1,418
Profits and losses from investments		197	0
Income tax expense (+)/income (-)	3.1	(23,306)	(19,810)
Income taxes paid (-)/received (+)		0	0
Increase (-)/decrease (+) working capital assets		2,630	(12,009)
Increase (+)/decrease (-) working capital liabilities		11,750	3,329
Increase (+)/decrease (-) provisions		816	119
Other non-cash income and expense items		3,420	745
Cash flows from operating activities		(26,768)	(43,494)
Investment in tangible assets	5.2/5.3	(16,807)	(3,708)
Proceeds from the disposal of tangible assets		58	0
Investment in intangible assets	5.1	(24,391)	(20,879)
Net cash flow from business combination		0	(2,500)
Cash flows from investing activities		(41,140)	(27,087)
Payments into equity/Conversion convertible loans	6.1/7.2	5,836	79,904
Repayments (-)/proceeds from the issue (+) of financial liabilities	7.2	53,560	3,900
Repayments of lease liabilities		0	(2,461)
Interest paid		(924)	0
Change in cash collateral	4.2	500	(900)
Payments to shareholders or non-controlling interest shareholders		0	0
Cash flow from financing activities		58,972	80,443
Net change in cash and cash equivalents		(8,937)	9,862
Cash and cash equivalents at beginning of the period		11,058	1,196
Cash and cash equivalents at end of the period	4.2	2,121	11,058

Notes to the Consolidated Financial Statements

Contents of the Notes to the Consolidated Financial Statements

Notes to the consolidated financial statements
General information on the consolidated financial statements

This section provides information on the Next.e.GO — Group, and on significant events in the current reporting period that have been deemed material in advance by the management in connection with the information function of consolidated financial statements.

For computational reasons, rounding differences of ± one unit (EUR thousand, %, etc.) may occur in the financial statement components.

The financial statements were authorized for issue by the directors on May 26, 2023. The directors have the power to amend and reissue the financial statements.

Information on the Group

Next.e.GO Mobile SE (in the following also referred to as “Next e.GO” or “Company”) has its registered office at Lilienthalstrasse 1 in 52068 Aachen, Germany, and is entered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen, Germany under HRB 24014.

The consolidated financial statements of the Next.e.GO Group have been prepared voluntarily in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The objective of Next.e.GO is the development, testing, production and marketing of vehicles — the main product so far has been the BEV (Battery electric vehicle) e.GO Life which was completely sold out by Q1 2022. In 2022 the company unveiled two successor BEV models — the e.wave X and the e.Xpress for which the Company collected more than 11,000 reservations (all reservations are non-binding and can be withdrawn any time) until the date of this report. Furthermore, Next.e.GO Mobile SE is dedicated to the foundation, establishment, development and promotion of innovative technology and service companies.

As of the balance sheet date, the majority of shares in Next.e.GO Mobile SE are held by nd industrial investments B.V. (51.35%), Eindhoven, The Netherlands, and ND X B.V. (9.01%), Eindhoven, The Netherlands, which are both subsidiaries of the ND Group B.V., Eindhoven, The Netherlands. Thus, Next.e.GO Mobile SE and its subsidiaries are affiliated companies to ND Group B.V. and its subsidiaries.

Disclosure of material uncertainties

Going Concern

The following statements are made as of the date of the preparation of the consolidated financial statements for the reporting period from January 01, 2022 to December 31, 2022. Consequently, the significant estimates and judgements consider all significant events subsequent to December 31, 2022.

The Group is currently in the development, and ramp-up phase and expects to commence production of its next generation vehicle, the e.wave X by mid-2023 and following the closing of an IP secured term loan (“IP Note”). From January 01, 2022, to December 31, 2022, a net loss of EUR 56.8 million incurred and negative cash flows (operating and investing) of EUR 67.9 million were generated. The consolidated subsidiaries in Germany, the Netherlands, the U.S. and the Republic of North Macedonia, as well as the majority owned subsidiary in Bulgaria, are dependent on financing from the parent company, Next.e.GO Mobile SE. Consequently, the assessment of going concern of the Group is directly linked to the assessment of the ability of the company, Next.e.GO, to continue as a going concern. The growth-oriented business plan for the Company provides for investments in the development of the product in particular, but also the set-up of further foreign production sites with local contribution either in the form of state aid or private partnership. To date, funding has been primarily made by the shareholders. Between January 01 and December 31, 2022, the Company has raised — predominantly from its shareholders — EUR 60.83 million by way of (i) convertible loans (EUR c. 39.19 million), (ii) non-convertible shareholder loans (EUR 18.13 million) and (iii) by securing a venture debt loan with Brucke Agent LLC on September 29, 2022, of which USD 3.75 million (EUR 3.52 million) has been paid out in two tranches (September and October 2022). This loan is secured by customary securities and is to be paid back from the proceeds of the IP Note.

Since the reporting date, additional convertible and other loans totaling EUR 12.99 million were raised, of which (i) EUR 9.24 million were non-convertible shareholder loans and (ii) EUR 1.75 million convertible loans from non-shareholders. Additionally, on April 27, 2023, e.GO issued a 9% p.a. bearer note with a volume of EUR 2 million and maturity of May 06, 2025, to MIMO Capital AG. It is furthermore planned to supplement this first tranche by further tranches totaling up to EUR 8 million throughout May and June 2023. In addition, the Company has signed on February 09, 2023, a term-sheet with Traust Structured, LLC and Two River Ventures, LLC for the origination of a four-year, IP Note with a total volume of USD 75 million and with a total cash intake of c. USD 53.0 million (c. EUR 48.25 million) net of fees and financing costs. On March 03, 2023, the company has signed a complementary term-sheet with Painted Sky Partners (who acts as the investor in connection with the aforementioned Traust term sheet) for the investment of USD 75 million into the IP Note. As additional funding, on May 05, 2023, the Company has also signed a term-sheet regarding a share subscription facility with a volume of up to USD 150 million over the next 3 years with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited, and which is expected to be closed (subject to customary closing conditions) before the closing of the below mentioned public market transaction. This facility shall enable the Company at its sole discretion to draw down additional funds (up to USD 150 million) via issuing new shares directly after the closing of the public market transaction.

The Company expects negative EBITDA from operating activities until at least March 2024. In order to meet its liquidity requirements, the Company has commenced a public market transaction in form of a de-SPAC business combination with Athena Consumer Acquisition Corp. (with the ticker ACAQ listed on NYSE American), with which the Company has executed and announced a definitive business combination agreement (BCA) on July 28, 2022. The transaction once closed is expected to result in the inflow of up to USD 21.8 million (c. EUR 19.8 million), assuming no further redemptions. On March 13, 2023, the Company filed publicly a Form F-4 registration statement with the U.S. Securities and Exchange Commission (“SEC”) through its wholly-owned subsidiary, Next.e.GO B.V. The Company intends to close this business combination by or before end of Q2/2023, with respective cash-inflows expected in June 2023. Furthermore, the Company has entered into a Standby Equity Purchase Agreement (SEPA) term-sheet with Yorkville Advisors Global, LP, positioning the Company, subject to closing of the transaction and signing the final documentation, to raise additional equity of up to USD 150 million within 36 months from the date of closing of the transaction, of which up to USD 15 million are intended to be made available subsequent to closing of the transaction.

For the period from announcing the business combination in July 2022 until the expected closing of the public market transaction, the Company has been funding itself by way of venture debt bridge financing (of which EUR 3.52 million have been paid out), shareholder loans from its majority shareholder (EUR 27.37 million), other loans (EUR 3.75 million) and has commenced a further c. USD 75 million (c. USD 53.0 million net of fees and financing costs and assuming that final documentation is signed) from the IP Note. In order to secure liquidity against uncertainties relating to timing or amount of the aforementioned IP Note, the majority shareholder of the Company, nd industrial investments B.V., undertook to provide additional shareholder loans amounting to EUR 9.24 million since the reporting date. Management assumes that, with the combination of the shareholder and bridge financing, the IP Note, the agreed public market transaction, the SEPA and the additional share subscription facility as well as on the basis of the current planning, the Company’s going concern for the period up to and including May 2024 will likely be provided. The current planning is based on the assumption that, Next.e.GO will be able to continue the business for at least twelve months after receiving funding from the IP Note of USD 75 million, of which a cash intake net of fees and financing costs of EUR 48.25 million is expected in May 2023. Further to the proceeds of the IP Note, the Company expects cash inflows from the subsequent tranche of the aforementioned bearer note with a volume of up to EUR 8 million in May and June 2023, as well as an expected USD 21 million (assuming no further redemptions and before deduction of transaction costs) from the closing of the business combination in June 2023. In order to further support the Company, the majority shareholder nd industrial investments B.V. has also extended the respective repayments of its granted non-convertible, subordinated shareholder loans with a total volume of EUR 27.37 million until December 31, 2024.

This projection also accounts for adjusting the production ramp-up in order to align the associated cash requirements, especially for working capital, with actual timing and/or realized volume of the aforementioned funding events. Adjustments can take place by either reducing or shifting current operational costs and investments, which are driven by the current path, on a short-term basis, increasing operational efficiency, and increasing sales volumes within 12 months and thereafter. Part of these sales volume projections are based on reservations (currently c. 11,000 — non-binding and can be withdrawn any time) and sales prospects that are tuned to the above-mentioned production ramp up over the course of next 12 months.

However, the Company’s planning in the above-mentioned forecast period is subject to corresponding material uncertainties, because the successful realization may depend on a number of factors, that are to a large extent beyond management’s direct influence. In the event of a negative deviation from the planning assumptions the Company will not be able to settle its liabilities in the ordinary course of business or realize all assets as planned. That is especially the case if the planned future cash inflows from the contemplated funding events, as referenced herein, of minimum EUR 48.25 million will not be collected in part or in total, or significantly later than expected, and if the intended business combination providing significant funding would not become effective or closes later than intended, and if the revenue and sales volume expectations are not met or will be realized much later than expected, and if cost reductions and efficiency gains cannot be realized as planned. Failure to successfully close the business combination and the IP Note as referenced herein could have a material adverse effect on the Company and its ability to continue as a going concern.

Therefore, there is a material uncertainty that raises substantial doubt on the Company’s ability to continue as a going concern. In this respect, the Company’s and consequently the Group’s existence may be at substantial risk.

Determination of figures

This section presents additional information about individual financial statement items that management has determined to be material in the context of the Company’s operations, including:

•        Accounting policies that are relevant in understanding the items recognized in the financial statements. They reflect situations where accounting standards either permit a choice or do not address a particular type of transaction.

•        Analysis and subtotals information about estimates and judgments related to specific items.

1. Revenue from contracts with customers

2. Other income and expense items

3. Income tax expense

4. Financial assets and financial liabilities

5. Non-financial assets and liabilities

6. Equity

7. Cash flow information

Next.e.GO Mobile SE
Notes to the consolidated financial statements

1 Revenues from contracts with customers and financing partners

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Revenue from contracts with customers
Sale of goods		5,381	3,015
Revenue from leased vehicles		161	0
Services and other revenue		165	496
		5,707	3,512

1.1. Revenues

1.1.1. Disaggregation of revenue from contracts with customers and financing partners

The Group derives revenue from the transfer of goods, lease of goods and sales of other services in relation to the product platform “e.GO Life.” Almost all sales were generated in Germany. The above table provides a breakdown of the Group’s revenue from contracts with customers and financing partners for the periods indicated.

Revenue from external customers is derived from the following main product or service lines:

•        Sale of goods

Next.e.GO is a vehicle manufacturer and sold primarily its battery electric vehicle “e.GO Life” in Germany during the reporting period.

•        Leased vehicles

Next.e.GO has also leased “e.GO Life” vehicles to customers via its financing partner, Santander, during the reporting period.

•        Services and other revenue

Other revenues mainly consist of scrap proceeds and services to customers.

The Group’s revenue amounted to EUR 5.7 million in the year ended December 31, 2022, which exceeded the amount of total revenue in the year ended December 31, 2021. It was mainly generated from the sale of the “e.GO Life” BEV and the leasing of vehicles to customers via its financing partner, Santander, during the reporting period.

The Group’s revenue amounted to EUR 3.5 million in the year ended December 31, 2021 and was mainly generated from the sale of the “e.GO Life” BEV, for which production started in June 2021. Revenue from the provision of services derives mainly from shared services to a joint venture and services to customer (e.g., vehicle repairs, delivery or handover services and maintenance).

1.1.2. Assets and liabilities related to contracts with customers

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Contract assets relating to sale of goods	5.6	22	225
Contract liabilities relating to sale of goods	5.9	134	542

1.1.3. Significant changes in contract assets and liabilities

Contract assets result from rights to advance payments prior to delivery of (leased) vehicles.

Contract liabilities result from rights to advance payments received.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

1 Revenues from contracts with customers and financing partners (cont.)

1.1.4. Accounting policies and significant judgements

1.1.4.1. Sale of goods

Sales are recognized at the point in time when the control of the products is transferred to the customer, usually upon delivery of the goods. Delivery has taken place when the products have been delivered to the customer, the risks of obsolescence and loss have been transferred to the customer, and the customer has either accepted the products in accordance with the purchase contract, or the Group has obtained objective evidence that all acceptance criteria have been met. Vehicles are sold exclusively against advance payment. Revenue is recognized based on the price specified in the contract net of sales deductions.

1.1.4.2. Revenue from leased vehicles

Sales resulting from financial leasing are recognized over a period of time. The lease is valued at the start of the lease period. The difference between the purchase price payment received from the lessor and the cash value of the repurchase obligation represents the revenue to be distributed over the term of the lease. The revenue attributable to the respective fiscal year repays the liability. The present value of the liability from the buyback obligation is increased by the interest expense attributable to the respective financial year. At the end of the lease term, the remaining liability in the amount of the remaining purchase obligation is redeemed and derecognized upon repurchase as part of the payment of the amount to the lessor.

1.1.4.3. Other Revenues

Contracts with customers can include several service components, such as vehicle repairs, delivery or handover services and maintenance assistant services. The sale of a vehicle also includes roadside assistance commitments. The roadside assistance commitments also include separate performance obligations. Sales for vehicle repairs are recognized at the point in time when the control of the service is transferred to the customer. Sales resulting from scrap are recognized at the point in time when the control of the scrap is transferred to the customer.

1.2. Financing components

The Company provides roadside assistance for a period of two years. However, the amount of financing included in the revenue is insignificant. Accordingly, the promised consideration is not adjusted for the time value of money.

2 Other income and expense items

This notes disclosure includes a breakdown of items included in “other income and expenses” and a presentation of expenses by type.

2.1. Other income

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Income from exchange rate changes		771	0
Income from the reversal of provisions		0	481
Other		62	8
		833	489

Next.e.GO Mobile SE
Notes to the consolidated financial statements

2 Other income and expense items (cont.)

The Group’s other income amounted to EUR 0.8 million in the year ended December 31, 2022 mainly as a result of the income from exchange rate changes.

The Group’s other income amounted to EUR 0.5 million in the year ended December 31, 2021 as a result of the reversal from a provision for rent.

2.2. Breakdown of expenses by nature

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Wages and salaries		22,167	17,307
Amortization		20,700	19,967
Social security and pension costs		4,200	3,844
Depreciation		3,772	4,080
		50,839	45,198

2.3. Finance costs

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Interest expenses for borrowings (of which KEUR 4,623 relate to the fixed fee of the Brucke Agent, LLC loan)		8,887	283
Interest and finance charges paid/payable for lease liabilities and financial liabilities not at fair value through profit or loss		2,056	938
Unwinding of discount		16	197
Finance costs expensed		10,959	1,418

The Group’s finance costs amounted to EUR 11.0 million in the year ended December 31, 2022 mainly due to interest expenses related to borrowings (shareholder loans, other loans) and financial leasing.

The Group’s finance costs amounted to EUR 1.4 million in the year ended December 31, 2021 mainly due to interest expenses related to financial leasing and shareholder loans.

3 Income taxes

This note provides an analysis of the Group’s income tax expense and shows how the tax expense is affected by non-assessable and non-deductible items.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

3 Income taxes (cont.)

3.1. Income tax expense or benefit

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Current tax
Current tax on profits for the year		0	5
Adjustments for current tax of prior periods		0	0
Total current tax expense		0	5

Deferred income tax
Decrease/(increase) in deferred tax assets		(26,784)	(19,155)
(Decrease)/increase in deferred tax liabilities		3,478	(660)
Total deferred tax expense/(benefit)		(23,306)	(19,815)
Income tax expense		(23,306)	(19,810)

The Group’s income tax expense amounted to a benefit of EUR 23.3 million in the year ended December 31, 2022, primarily due to deferred taxes that arose due to the difference between German statutory accounting and reporting requirements (German GAAP) and IFRS (i.e., carryover of net losses and the corresponding future tax benefits).

The Group’s income tax expense amounted to a benefit of EUR 19.8 million in the year ended December 31, 2021, primarily due to deferred taxes that arose due to the difference between German statutory accounting and reporting requirements (German GAAP) and IFRS (i.e., carryover of net losses and the corresponding future tax benefits).

3.2. Numerical reconciliation of income tax expense to prima facie tax payable

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Profit/Loss from continuing operations before income tax expense		(81,011)	(61,054)
Profit/Loss from discontinued operation before income tax expense		0	(91)
		(81,011)	(61,145)
Tax at the tax rate of 32.45%		(26,288)	(19,840)
Tax effect of amounts which are not deductible (taxable) in calculating taxable income		2,837	30
Tax losses charge with local tax rate		(146)	0
Bulgaria		(97)	0
North Macedonia		(49)	0
Income tax expense		(23,306)	(19,810)

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities

This note provides information about the Group’s financial instruments, including:

•        an overview of all financial instruments held by the Group;

•        specific information about each type of financial instrument;

•        accounting policies, and

•        information about determining the fair value of the instruments, including judgements and estimation uncertainty involved.

The Group holds the following financial instruments:

Financial assets	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Financial assets at amortized cost
Cash and cash equivalents	4.2	2,521	11,958
Trade receivables	4.1	583	435
Other financial assets at amortized cost		211	97
		3,315	12,490
Financial liabilities	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Liabilities at amortized cost
Borrowings	4.4	69,167	5,179
Lease liabilities	5.3	18,437	19,843
Trade payables	4.3	15,845	4,559
		103,448	29,581

The Group’s exposure to various risks associated with financial instruments is explained in section 9. At the balance sheet date, the maximum exposure to credit risk is equal to the carrying amount of each category of financial assets listed above.

4.1. Trade receivables

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Trade receivables from contracts with customers		583	435
Loss allowance		0	0
		583	435

The trade receivables consist of sales of spare parts and support services to service partners as well as receivables due from the lease partner. More than sixty percent of the trade receivables were paid at the time of preparation of consolidated statements, so a loss allowance was not recognized. Based on experience in previous years, no loss allowance is expected.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities (cont.)

4.1.1. Classification as trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. They are generally due for settlement within 30 days and are therefore all classified as current. Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, when they are recognized at fair value. The Group holds the trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method. Details about the Group’s impairment policies and the calculation of the loss allowance are provided in note 9.2.

Allowances for doubtful accounts are initially not made on the basis of experience and materiality.

4.1.2. Fair values of trade receivables

Due to the short-term nature of the current receivables, their carrying amount is considered to be the same as their fair value.

4.1.3. Impairment and risk exposure

Information about the impairment of trade receivables and the Group’s exposure to credit risk and foreign currency risk can be found in note 9.1 and 9.2.

4.2. Cash and cash equivalents

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Cash at banks		2,518	11,958
Cash in hand		3	0
		2,521	11,958

Bank balances are held in EURO and US Dollar at Deutsche Bank Aachen, Germany, Sparkasse Aachen, Germany, in Bulgarian leva at UniCredit Sofia, Bulgaria as well as in EURO at Komercijalna Banka, Skopje, North Macedonia (see note 9.1.1).

4.2.1. Reconciliation to cash flow statement

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Cash and cash equivalents shown in balance sheet		2,521	11,958
Restricted cash		(400)	(900)
Cash and cash equivalents shown in cash flow statement		2,121	11,058

The above figures reconcile to the amount of cash shown in the statement of cash flows at the end of the reporting date.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities (cont.)

4.2.2. Classification as cash equivalents

Term deposits are presented as cash equivalents if they have a maturity of three months or less from the date of acquisition and are repayable with 24 hours’ notice with no loss of interest. See note 21.10. for the Group’s other accounting policies on cash and cash equivalents.

4.2.3. Restricted cash

The cash and cash equivalents disclosed above and included in the cash flow statement contain an amount of KEUR 400 (2021: KEUR 900) that is available as collateral for guarantees received. These liquid funds are therefore restricted in their disposition.

4.3. Trade payables

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Trade payables from third parties		15,845	4,559
		15,845	4,559

Trade payables are unsecured and are paid in line with the available funding.

The carrying amounts of trade and other payables are considered to be the same as their fair values (incl. transaction costs), due to their short-term nature.

4.4. Borrowings

	December 31 2022		December 31 2021
	Current	Non-current	Current	Non-current
	KEUR	KEUR	KEUR	KEUR
Unsecured borrowings
Convertible Notes	39,264 *	0	0	3,588
Shareholder and Other Loans	3,525	18,641	0	1,591
Total unsecured borrowings	42,789	18,641	0	5,179

Secured borrowings
Bridge Loan (incl. consideration for fixed fee)	7,736	0	0	0
Total secured borrowings	7,736	0	0	0

Total borrowings	50,526	18,641	0	5,179

____________

*        The convertible loans are expected to be converted in 2023, reflecting the respective lender undertakings provided in connection with the closing of the expected upcoming de-SPAC transaction with Athena Consumer Acquisition Corp. and therefore have been classified as “current”.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities (cont.)

4.4.1. Convertible notes

Next.e.GO Mobile SE issued convertible loans for a nominal net amount of EUR 39.185 million between January 01 and December 31, 2022.

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Convertible notes		39,185	3,600
Liability component – Loan	9.3	34,642	3,490
Equity component – Option		4,543	110
(relating to a convertible loan granted and rolled over in the reporting period January 01 to December 31, 2022)		1,183

thereof from shareholders
Convertible note		37,760	3,500
Liability component – Loan		33,644	3,403
Equity component – Option		4,116	97

January 01, 2022/date of initial recognition		3,682	1,063
Additions (liability component – loan)		34,642	2,431
Disposals		(3,584)	0
Interest expense		4,524	187
December 31, 2022/December 31, 2021		39,264	3,682

thereof from shareholders
Liability component		38,269	3,682

The initial fair value of the liability portion of each convertible loan was determined using a market interest rate of 17.6% (effective interest rate) derived from a third-party loan agreement. The liabilities are subsequently recognized on an amortized cost basis until extinguished on conversion or maturity of the loans. Each remainder of the proceeds is allocated to the conversion option and recognized in shareholders’ equity, net of income tax, and not subsequently remeasured.

The interest rate and the maturity of the convertible loans are as follows:

Convertible Loans per December 31, 2022	Nominal Amount	Interest rate (p.a)	Initial Maturity* months	Liability component December 31, 2022
	KEUR			KEUR
Convertible Loan	1,000	5.00%	60	601
15 Convertible Loans	38,185	10.00%	13 – 24	34,041
	39,185			34,642

____________

*        See comment to table 4.4 above.

Convertible Loans per December 31, 2021	Nominal Amount	Interest rate (p.a)	Initial Maturity months	Liability component December 31, 2022
	KEUR			KEUR
Convertible Shareholder Loan (Next.e.GO Mobile SE)	3,500	5.00%	36	3,588
Convertible Loan (e.GO Digital GmbH)	100	1.50%	46	94
	3,600			3,682

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities (cont.)

All convertible loans grant the option to receive shares in the Company instead of repayment of the nominal loan amount. The conversion options are linked to either de-SPAC, IPO, financing or liquidation events, triggering the conversion of the loans into new shares of Next.e.GO. In the event that these transaction-linked conversion events do not materialize (e.g., no IPO), a further conversion option is available which is then based on a previously defined enterprise value.

Two convertible shareholder loans (EUR 5.0 million and EUR 6.65 million) replace prior granted loans in the amount of EUR 3.5 million (convertible shareholder loan, rolled-over to the EUR 5 million convertible shareholder loan) and EUR 1.4 million (non-convertible shareholder loan, rolled-over to the EUR 6.65 million convertible shareholder loan), respectively. The additional liquidity was provided by disbursing the difference between the balance of the previous loan to the replacing loan. The terms of the replacing loans are 13 and 24 months (replaced loans: 35 to 36 months), the interest rate increased from 5.0% to 10.0%.

Furthermore, one lender replaced its convertible loan of EUR 10 million granted in February 2022 with a convertible loan of EUR 20 million in June 2022. The additional liquidity was provided by disbursing the difference between the balance of the previous loan to the replacing loan. The term and interest rate of the replacing loan corresponds to the replaced loan.

A third party has made a non-revolving convertible term loan of EUR 100,000 at an interest rate of 1.50% in August 2021 to e.GO Digital GmbH. The conversion right to this loan was executed on August 30, 2022, resulting in the issuance of 1,549 new shares in e.GO Digital GmbH to the lender. The capital increase for creating these new shares was resolved upon in the shareholders meeting on September 26, 2022, and has been registered with the respective commercial register of the local court (Amtsgericht) Aachen on December 12, 2022.

4.4.2. Shareholder Loans

	December 31 2022	December 31 2021
	KEUR	KEUR
Shareholder loans 2022 (details below)
January 01, 2022/Date of initial recognition	1,497	0
Additions	18,125	1,400
Disposals	(1,400)	0
Interest expense	420	97
December 31, 2022/December 31, 2021	18,641	1,497

The Company entered into the following unsecured, non-convertible loan agreements with its majority shareholder nd industrial investments B.V. since the beginning of the year 2022 and which have been fully disbursed:

Shareholder Loans	Nominal Amount	Interest Rate (p.a.)	Repayment Date	Repayment
	(KEUR)
nd industrial investments B.V.	3,950	10.0%	31.12.2024	End of term
nd industrial investments B.V.	2,580	10.0%	31.12.2024	End of term
nd industrial investments B.V.	2,785	10.0%	31.12.2024	End of term
nd industrial investments B.V.	3,150	10.0%	31.12.2024	End of term
nd industrial investments B.V.	2,785	10.0%	31.12.2024	End of term
nd industrial investments B.V.	2,875	10.0%	31.12.2024	End of term
Total	18,125

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities (cont.)

4.4.3. Other Loans

	December 31 2022	December 31 2021
	KEUR	KEUR
Other Loans
January 01, 2022/Date of initial recognition	0	0
Increase	6,986	0
Interest	63	0
Fixed fee	4,219	0
December 31, 2022/December 31, 2021	11,268	0

The Company also entered into a secured third-party credit agreement (“Bridge Loan”) in September 2022 of which USD 2.5 million have been disbursed on September 29, 2022, and a further USD 1,175 million net of fees (USD 75k) have been disbursed on October 24, 2022.

The subsidiary Next.e.GO Bulgaria AD, Bulgaria, (borrower) has entered into a loan agreement for the purchase of land in Lovech, Bulgaria, dated March 31, 2022, with its minority shareholder as the borrower with a nominal amount of EUR 3.8 million, an interest rate of 2.11% p.a. and a term until December 31, 2022 and of which EUR 3.47 million were disbursed until the reporting date. The proceeds of the loan were used by the borrower to purchase land (173,533 sqm) in Lovech, Bulgaria, on which the Bulgarian MicroFactory will be erected.

Other Loans	Disbursed Amount	Interest Rate (p.a.)	Repayment Date	Repayment
	(KEUR)
Bridge Loan	3,515 (KUSD 3,750)	1.0% p.a. and a fixed fee of KEUR 4,219 (KUSD 4,500)	29.06.2023	Earlier of June 29, 2023 or closing of eitherIP Note or de-SPAC transaction.

Land Purchase Loan	3,470	2.11% p.a.	31.12.2022	End of term
Total	6,986

4.4.4. Set-off of assets and liabilities

See note 18 below for information about the Group’s offsetting arrangements.

4.4.5. Fair Value

The fair values of the borrowings are not materially different from their carrying amounts, since the convertibles notes issued in 2020 -2022 and the shareholder loans were initially recognized at fair value as well as the interest payable on those borrowings is close to current market rates.

They are classified as level 3 fair values in the fair value hierarchy due to the use of unobservable inputs, including the company’s own credit risk. Management has applied for its fair value calculations an interest rate of 17.60% for valuing the liability components of the convertible loans (see 4.1.1). As there are no comparable market prices available for these types of convertible loan instruments, especially in connection with the conversion options specifically designed to the Company’s funding strategy (i.e. public market transaction), the applied interest rate was derived based upon third party loan offerings to the Company.

4.4.6. Risk exposures

Details of the Group’s exposure to risks arising from current and non-current borrowings are set out in note 9.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities

This note provides information about the Group’s non-financial assets and liabilities, including:

•        specific information about each type of non-financial asset and non-financial liability

•        intangible assets (note 5.1);

•        property, plant and equipment (note 5.2);

•        leases (note 5.3);

•        deferred tax balances (note 5.4);

•        inventories (note 5.5);

•        other assets (note 5.6);

•        liabilities due to employees (note 5.7);

•        provisions (note 5.8);

•        other liabilities (note 5.9);

•        investment grants (note 5.10).

5.1. Intangible assets

	December 31 2021
	Trademarks and other rights	Technology	Development costs (internally generated)	Software	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01	29,400	142,710	1,181	2,117	175,408
Additions	0	0	20,718	161	20,879
31.12	29,400	142,710	21,899	2,278	196,287
Accumulated amortization and impairment
01.01	(980)	(4,757)	0	(142)	(5,879)
Additions	(2,940)	(14,271)	(100)	(431)	(17,742)
31.12	(3,920)	(19,028)	(100)	(573)	(23,621)
Net book amount
31.12	25,480	123,682	21,799	1,705	172,666

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

	December 31 2022
	Trademarks and other rights	Technology	Development costs (internally generated)	Software	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01	29,400	142,710	21,899	2,279	196,288
Transfers	0	0	1,666	(400)	1,266
Additions	0	0	26,351	534	26,885
31.12	29,400	142,710	49,916	2,413	224,439
Accumulated amortization and impairment
01.01	(3,920)	(19,028)	(100)	(573)	(23,621)
Additions	(2,940)	(14,271)	(200)	(475)	(17,886)
31.12	(6,860)	(33,299)	(300)	(1,048)	(41,507)
Net book amount
31.12	22,540	109,411	49,616	1,365	182,932

5.1.1. Amortization methods and useful lives

The Group amortizes intangible assets with a limited useful life, using the straight-line method over the following periods:

Useful lives in years
Trademarks	10
Technology	10
Internally generated development costs	10
Software	5

Amortization expenses are included in cost of sales of goods, product development costs and sales and marketing expenses.

See note 21.16 for the other accounting policies relevant to intangible assets and note 21.9 for the Group’s policy regarding impairments.

Trademarks

This position includes the e.GO umbrella brand and the brand for the e.GO Life vehicles. The brands were valued jointly as one brand, as Next.e.GO assumes that both brands do not generate independent cash flows and do not represent independently realizable assets at the time of the business combination. The amortization period ends in the financial year 2030.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

Technology

The acquired technology represents the main central value driver of Next.e.GO. The technology covers production and product technology. Production technology comprises the way in which products are manufactured. Product technology is represented by the design, the components of the e.GO Life, e.wave X and e.Xpress vehicles and its product characteristics. Technology is only a generic term and can in principle be broken down into identifiable parts that fulfil the asset characteristics, e.g., technology protected by rights and technology not protected. Due to the high interdependence in terms of delivering future benefits, production and product technology have been recognized together as one asset “technology” when acquired. The amortization period ends in the financial year 2030.

Internally generated development costs

Development costs are associated with the development of new vehicle derivatives, including the construction of prototypes. The development of new vehicle derivatives is determined by the production life cycles of the respective predecessor models. The key factors influencing the production life cycles are technical innovations and market and regulatory or homologation requirements. In this respect, only those development projects are capitalized that can be technically realized and sold as a vehicle or part of a vehicle after completion.

After completion of the development phase, scheduled depreciation is determined on the basis of the expected useful life of 10 years. This corresponds to the expected useful life of the developments.

Software

The acquired software is related to the production cycle IT.

5.1.2. Impairment test for internally generated development costs

For capitalized development costs for projects that are still in the development phase and therefore not yet completed, an impairment has to be tested annually by comparing its carrying amount with its recoverable amount.

Capitalized development costs are monitored by management at the level of a cash generating unit, determined to be Next.e.GO-Group as a whole.

Significant estimate: key assumptions used for value-in-use calculations.

The group tests whether capitalized development costs not yet available for use have suffered any impairment on an annual basis or if there is a triggering event. The development costs are tested as part of a Cash Generating Unit (CGU). Next.e.GO-Group was determined as one CGU. The recoverable amount of the cash-generating unit (CGU) was determined based on fair value less costs of disposal calculations which require the use of assumptions. The calculations use cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated long-term growth rates stated below. These growth rates have been chosen on a conservative basis because of the start-up situation of the Company and no available reliable comparable market data. The approach was further supported by two independent consulting firms specialized in intellectual property valuation. Both reports assess the intangible asset valuations significantly higher than the book value as of December 31, 2022.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

The following table sets out the key assumptions:

	December 31 2022	December 31 2021
	KEUR	KEUR
Initial ramp-up phase of marked introduction is finished until End of 2023 financial year
Sales growth after 2023 – 2027 (then long-term growth rate)	at minimum 25%	at minimum 25%
EBITDA after 2023	at minimum 8%	at minimum 7%
Long-term growth rate	0.01%	0.01%
WACC	16.57%	16.57%

Management has determined the values assigned to each of the above key assumptions as follows:

Sales volume	Sales growth in the first five years is based on production planning oriented to existing capacities.
Sales price	Average annual growth rate over the five-year forecast period; based on current industry trends and including long-term inflation forecasts for each territory.
EBITDA margin	Based on production planning-oriented performance and management’s expectations for the future.
Long-term growth rate	This is the weighted average growth rate used to extrapolate cash flows beyond the budget period. The rates are consistent with forecasts included in industry reports.

Significant estimate: impact of possible changes in key assumptions.

The recoverable amount of this CGU would equal its carrying amount if the expected EBITDA in the planning period would be 23% lower each year than considered. The calculation of the WACC involves assumptions that are not always based on publicly available market data. If the considered WACC increases/decreases by +1% /-1% the recoverable amount decrease/increases by — EUR 16 million / + EUR 17 million.

5.1.3. Significant estimates

The Group estimates the useful lives of acquired and internally generated development costs based on the expected technical obsolescence or useful lives of such assets. However, actual useful lives may vary significantly.

The estimated useful life of the trademarks assumes that a fundamental repositioning of the brand is expected after approximately 10 years. This assessment anticipates expected significant dynamic developments, especially in the field of vehicle technology, sustainability strategy and customer perception of individual mobility concepts.

The estimated useful life of the technology assumes that the acquired basis of the vehicle and production technology will be used with economic benefit over this period. Typical observable technological development activities in the industry indicate that innovations that have become marketable in the meantime, as well as e.g., homologation requirements, can be expected to gradually replace the existing technology.

5.1.4. Financing components — capitalized interest on borrowing costs

The amount of borrowing costs capitalized during the period is EUR 1 million (2021: EUR 0) and the capitalization rate used to determine the amount of borrowing costs eligible for capitalization amounts to 9.9%.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

5.2. Property, plant and equipment

	December 31 2021
	Land, land rights and buildings	Technical equipment and machinery	Furniture, fittings and equipment	Assets under construction	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01	0	12,009	5,746	2,216	19,971
Additions	0	2,722	609	460	3,791
Transfers	0	1,953	127	(2,080)	0
Disposals	0	0	(81)	0	(81)
31.12	0	16,684	6,401	596	23,681
Accumulated amortization and impairment
01.01	0	(547)	(501)	0	(1,049)
Additions	0	(2,602)	(1,478)	0	(4,080)
Disposals	0	0	74	0	74
31.12	0	(3,149)	(1,905)	0	(5,055)
Net book amount
31.12	0	13,534	4,496	596	18,626
	December 31 2022
	Land, land rights and buildings	Technical equipment and machinery	Furniture, fittings and equipment	Assets under construction	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01	0	16,684	6,435	599	23,718
Additions	4,405	817	340	7,665	13,227
Transfers	0	(452)	17	(845)	(1,281)
Disposals	0	(34)	(55)	(200)	(289)
31.12	4,405	17,014	6,737	7,218	35,374
Accumulated amortization and impairment
01.01	0	(3,149)	(1,939)	0	(5,089)
Additions	0	(2,514)	(1,259)	0	(3,772)
Disposals	0	6	29	0	35
31.12	0	(5,657)	(3,169)	0	(8,826)
Net book amount
31.12	4,405	11,357	3,568	7,218	26,548

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

Depreciation methods and useful lives

All property, plant and equipment is recognized at historical cost less depreciation.

Except for tools, depreciation is calculated using the straight-line method to allocate the cost of the assets, net of their residual values, over their estimated useful lives. For tools depreciation is calculated using the declining-balance method of depreciation applying twice the depreciation rate of the straight-line method. The estimated useful lives are as follows:

Useful lives in years
Land and land rights	indefinite
Technical equipment and machinery	5 – 10
Furniture, fittings and equipment	3 – 13

See note 21.15 for the other accounting policies relevant to property, plant and equipment.

5.3. Leases

This note provides information for leases where the Group is a lessee (right of use) and lessor (leased goods).

5.3.1. Amounts recognized in the balance sheet

The balance sheet shows the following amounts relating to leases:

	December 31 2021
	Office and factory buildings	Technical equipment and machinery	Motor Vehicles	Leased goods (e.GO vehicles)	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01.	18,045	0	0	0	18,045
Additions	320	2,706	0	0	3,025
Disposals	0	0	0	0	0
31.12.	18,365	2,706	0	0	21,070
Accumulated depreciation
01.01.	(601)	0	0	0	(601)
Additions	(1,831)	(394)	0	0	(2,225)
Disposals	0	0	0	0	0
31.12.	(2,433)	(394)	0	0	(2,827)
Net book amount
31.12.	15,932	2,311	0	0	18,243

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

	December 31 2022
	Office and factory buildings	Technical equipment and machinery	Motor Vehicles	Leased goods (e.GO vehicles)	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01.	18,365	2,706	0	0	21,070
Additions	1,884	60	214	1,425	3,584
Transfers	0	12	0	0	12
31.12.	20,249	2,778	214	1,425	24,666
Accumulated depreciation
01.01.	(2,433)	(394)	0	0	(2,827)
Additions	(2,086)	(444)	(38)	(188)	(2,755)
Disposals	0	0	0	0	0
31.12.	(4,518)	(838)	(38)	(188)	(5,582)
Net book amount
31.12.	15,730	1,940	176	1,237	19,084
	December 31 2022	December 31 2021
	KEUR	KEUR
Lease liabilities
Non-current	15,857	16,516
Current	2,580	3,327
	18,437	19,843

Addition to the right-of-use assets and leased goods (e.GO vehicles) during the period from January 01, 2022 until December 31, 2022 amount to KEUR 3,584 (2021: KEUR 3,025).

5.3.2. Amounts recognized in the statement of profit or loss

The statement of profit or loss shows the following amounts relating to leases:

	For the year ended December 31 2022	For the year ended December 31 2021
	KEUR	KEUR
Depreciation charge of right-of-use assets
Buildings	2,086	1,831
Technical equipment and machinery	444	394
Company vehicles	38	0
Depreciation charge of Leased goods (e.GO vehicles)	188	0
	2,755	2,225

Interest expense (included in finance cost)	870	938

Expense relating to short-term leases	304	913

Expense relating to leases of low-value assets that are not shown above as short-term leases	7	15

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

The total cash outflow for leases in the period from January 01, 2022 until December 31, 2022 was KEUR 4,427. (c.f. note 7.) (2021: KEUR 2,461).

5.3.3. The Group’s leasing activities and how these are accounted for

Lessee activities

The Group leases various offices and technical equipment. Rental contracts are typically made for fixed periods of 3 months to 10 years but may have extension options as described below.

Contracts may contain both lease and non-lease components. If cases occur the Group allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. In some cases, the Group has concluded leasing contracts in which non-leasing components are agreed. In these cases, the Group exercises the option not to split the lease into lease and non-lease components, but to account for the combined lease and non-lease component as a single lease component. In the case of leases of land that the Group leases as lessee, no non-lease components are recognized.

Lease terms are negotiated on an individual basis and contain a variety of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•        fixed payments (including in-substance fixed payments), less any lease incentives receivable;

•        variable lease payment that are based on an index or a rate, initially measured using the index or rate as at the commencement date;

•        the exercise price of a purchase option if the Group is reasonably certain to exercise that option, and

•        payments of penalties for terminating the lease, if the lease term reflects the Group exercising that option.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases in the Group, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions.

To determine the incremental borrowing rate, the Group would in general:

•        in case of existence, use recent third-party financing received by the individual lessee as a starting point, adjusted to reflect changes in financing conditions since third party financing was received;

•        actually use, since no third-party financing figures are available, a build-up approach that starts with a risk-free interest rate adjusted for credit risk for leases held by Next.e.GO, which does not have recent third-party financing, and

•        make adjustments specific to the lease, e.g., term, country, currency and security.

If a readily observable amortizing loan rate would be available to the individual lessee (through recent financing or market data) which has a similar payment profile to the lease, then the Group entities could use that rate as a starting point to determine the incremental borrowing rate. Because the Company has very limited possibilities of borrowing from third parties outside the Group’s shareholder base, the incremental borrowing rate is plausibly derived from existing information.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

The Group is exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or rate take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

Lease payments are allocated between principal and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

•        the amount of the initial measurement of lease liability;

•        any lease payments made at or before the commencement date less any lease incentives received.

Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life. The Group has chosen not to revaluate the right-of-use buildings held by the Group.

The right-of-use assets are depreciated over the following periods:

useful life/ the lease term in years
Buildings	10
Equipment and vehicle	4 – 7

Payments associated with short-term leases of equipment and all leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less without a purchase option. Low-value assets comprise IT equipment and small items of office furniture.

Lessor activities

Next.e.GO Mobile SE sells vehicles to a leasing bank with a repurchase obligation with a term of 3 or 4 years. These disposals will be classified as leasing activities under an operating lease in accordance with IFRS. The vehicles are capitalized in fixed assets at manufacturing cost and depreciated over the term up to the repurchase value. Each fixed asset is valued individually. The revenue is the difference between the sales value and the repurchase value and is distributed over the term. The monthly increase in the discounted liability at the end of the term generates monthly interest expenses.

5.3.4. Critical judgements in determining the lease term

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated).

The assessment is revisited when a renewal option is actually exercised (or not exercised) or the Group is obliged to do so. A reassessment of the original assessment is made when a significant event or change in circumstances occurs that may affect the previous assessment, provided it is within the control of the lessee.

In the current reporting period, we did not exercise a renewal option. Consequently, no adjustments to the contract terms in this regard needed to be considered.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

5.4. Deferred tax balances

5.4.1. Deferred tax assets

The balance comprises temporary differences attributable to:

	December 31 2022	December 31 2021
	KEUR	KEUR
Tax losses	47,791	21,441
Lease liabilities	5,753	5,347
Intangible assets	24	0
Other non-current liabilities	3	0
Total deferred tax assets	53,572	26,788

Set-off of deferred tax liabilities pursuant to set-off provisions	(53,572)	(26,788)

Net deferred tax assets	0	0
	Tax losses	Lease liabilities	Intangible Assets	Other non-current liabilities	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
January 01, 2021	1,929	5,704	0	0	7,633
Charged/credited
to profit or loss	19,512	(357)	0	0	19,155
to other comprehensive income	0	0	0	0	0
directly to equity	0	0	0	0	0
December 31, 2021	21,441	5,347	0	0	26,788
Charged/credited
to profit or loss	26,350	406	24	3	26,784
to other comprehensive income	0	0	0	0	0
directly to equity	0	0	0	0	0
December 31, 2022	47,791	5,753	24	3	53,572

5.4.2. Deferred tax liabilities

The balance comprises temporary differences attributable to:

	December 31 2022	December 31 2021
	KEUR	KEUR
Intangible assets	58,427	54,980
Right-of-use assets	5,130	5,170
Tangible assets	3,326	4,300
Shareholder loans (“SHL”)	959	0
Leased Goods	402	0
Inventories	63	0
Leasing liabilities	0	378
Total deferred tax liabilities	68,306	64,828

Set-off of deferred tax liabilities pursuant to set-off provisions	(53,572)	(26,788)

Net deferred tax liabilities	14,734	38,040

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

	Intangible assets	Right-of-use assets	Tangible assets	SHL	Leased Goods	Inventories	Leasing Liabilities	Total
	KEUR	KEUR	KEUR	KEUR	KEUR	KEUR	KEUR	KEUR
January 01, 2021	53,865	5,661	5,338	0	0	0	624	65,488
Charged/credited
to profit or loss	1,115	(491)	(1,038)	0	0	0	(246)	(660)
to other comprehensive income	0	0	0	0	0	0	0	0
directly to equity	0	0	0	0	0	0	0	0
December 31, 2021	54,980	5,170	4,300	0	0	0	378	64,828
Charged/credited
to profit or loss	3,447	(40)	(974)	959	402	63	(378)	3,478
to other comprehensive income	0	0	0	0	0	0	0	0
directly to equity	0	0	0	0	0	0	0	0
December 31, 2022	58,427	5,130	3,326	959	402	63	0	68,306

5.4.3. Tax loss carry-forward

For the formation of tax provisions, assumptions must be made about the future amount of tax and the tax measurement amount. In addition, it must be determined whether a valuation allowance or a non-recognition is necessary for deferred tax assets. The probability that deferred tax assets arising from temporary differences and loss carry forwards can be offset against taxable profits in the future must be assessed. Uncertainties exist regarding the interpretation of complex regulations and the amount and timing of future taxable income. In order to assess whether deferred taxes from tax loss carry forwards can be utilized, i.e. whether they are recoverable, the Next.e.GO Group tax profit planning and specific tax strategies that can be implemented are used. This is based on five-year medium-term planning.

As of December 31, 2022, the Next.e.GO Mobile SE Group had deferred tax liabilities of KEUR 14,734 (2021: KEUR 38,040).

In connection with the aforementioned public market transaction the following is to be considered: current tax losses and tax loss carry-forwards existing with the Company forfeit if, within a period of five years, more than 50% of the subscribed capital, membership rights, participation rights or voting rights of the respective company are transferred directly or indirectly to an acquirer or to persons closely associated with such an acquirer or a group of several acquirers with aligned interest, or if a comparable situation exists. By exception, tax losses and tax loss carry-forwards do not forfeit upon a harmful transfer of shares or any other comparable instrument as described, if, inter alia, to the extent such losses and loss carry-forwards do not exceed the total taxable hidden reserves of the business assets of the Company or its German affiliates existing in Germany at the time of the harmful event. Various aspects of this loss forfeiture rule are unclear as of today and not yet determined by case law.

If more than 50% of the subscribed capital or voting rights in a corporation are transferred to an acquirer (including parties related to the acquirer) within five years directly or indirectly or a comparable acquisition occurs, all tax loss carry-forwards and interest carry-forwards (possibly also EBITDA carry-forwards) are, generally, forfeited. A group of acquirers with aligned interests is also considered to be an acquirer for these purposes. In addition, any losses in the current assessment period incurred prior to the acquisition will, generally, not be offsetable with positive income. This does not apply to share transfers if (i) the purchaser directly or indirectly holds a participation of 100% in the transferring entity, (ii) the seller indirectly or directly holds a participation of 100% in the receiving entity, or (iii) the same natural or legal person or commercial partnership directly or indirectly holds a participation of 100% in the transferring and the receiving entity (Konzernklausel, the Intra-Group Clause). Furthermore, tax loss carry-forwards, unused current losses and interest carry-forwards will not expire to the extent that they are covered by built in gains taxable in Germany at the time of such acquisition (Stille-Reserven-Klausel, the Hidden-Reserves Clause). Further, any share transfer that would otherwise be subject to the rules above does not result upon application in forfeiture of tax loss carry-forwards and interest carryforwards resulting from current business operations (Geschäftsbetrieb) of the corporation, if the current

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

business operations of the corporation remained the same (i) from the time of its establishment; or (ii) during the last three business years prior to the share transfer and such business operations are maintained after the transfer (fortführungsgebundener Verlustvortrag, Going Concern Tax Loss Carry Forward). The determination of whether the business operations have been maintained is assessed on the basis of qualitative factors, such as the produced goods and services, target markets, customer and supplier bases, etc. However, the tax loss carry-forwards and interest carry-forwards will be forfeited in any circumstance if, after the share transfer, the business operations of the corporation become dormant, are amended, the corporation becomes a partner in a Co-Entrepreneurship, the corporation becomes a fiscal unity parent, or assets are transferred from the corporation and recognized at a value lower than the fair market value. This requirement is monitored until the retained tax loss carry-forwards and interest carry-forwards have been fully utilized. Currently, a proceeding is pending at the German Federal Constitutional Court whether forfeiture upon ownership changes of more than 50% is constitutional or not. A decision has not been issued as of the date of this report.

5.5. Inventories

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Raw materials		4,255	4,900
Finished and unfinished goods		2,252	4,992
Prepayments		2,440	6,736
		8,947	16,628

5.5.1. Assigning costs to inventories

The costs of individual items of inventory are determined using weighted average costs.

5.5.2. Amounts recognized in profit or loss

Inventories recognized as an expense during the period from January 01, 2022 until December 31, 2022 amounted to KEUR 8,402 (2021: KEUR 5,906). These were included in cost of sales and cost of providing services.

In the period from January 01, 2022 until December 31, 2022 write-downs of inventories to net realizable value amounting to KEUR 761 (2021: KEUR 1,198) were recognized.

5.6. Other current assets

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Value added tax refund claims		1,429	1,627
Accrued expenses		217	255
Contract assets	1.1.2.	22	225
Other assets		587	6
		2,255	2,113

5.7. Liabilities due to employees

5.7.1. Defined contribution plans and employer contributions

Contributions made in connection with state plans amount to KEUR 1,711 for the period from January 01, 2022 until December 31, 2022 (2021: KEUR 1,799).

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

5.7.2. Current liabilities due to employees

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Holiday and overtime obligations		234	133
Employee bonuses		1,175	701
Other		6	53
		1,414	887

The holiday obligations result especially from annual leave. The entire obligations are presented as current, as the Group does not have an unlimited right to defer the fulfilment of this obligation. The Group expects that employees will take substantially all of the accrued leave or request payment of such leave in the next 12 months. Employee bonuses are due within 12 months.

5.8. Provisions

5.8.1. Information about individual provisions

Warranties

Provision is made for estimated warranty claims in respect of products sold which are still under warranty at the end of the reporting period. These claims are expected to be settled in the next two (vehicle excluding battery) to eight (battery) financial years.

Others

Other provisions mainly include:

•        Obligations concerning the audit of financial statements (KEUR 413), and

•        Residual dispute with suppliers (KEUR 956).

See note 21.20 for the Group’s other accounting policies relevant to provisions.

5.8.2. Movements in provisions

	December 31 2022		December 31 2021
	Warranties	Other	Warranties	Other
	KEUR	KEUR	KEUR	KEUR
Carrying amount at start of reporting period	1,823	309	1,788	580
Additional provisions recognized	1,042	1,376	0	310
unused amounts reversed	5	1	0	481
Unwinding of discount	16	0	101	26
Amounts used during the year	1,099	274	66	126
Carrying amount at end of reporting period	1,777	1,410	1,823	309

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

5.9. Other liabilities

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Repurchase obligation		1,126	0
Advanced Payments		800	19
Wage taxes and social security		379	395
Contract liabilities	1.1.2	134	542
Other		161	122
		2,599	1,078

5.10. Investment grants

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Investment grants
Non-current		905	0
Current		278	0
		1,183	0

The Company ended the year with grants amounting to KEUR 1,183 resulting from the regional development program. The grant is recognized as a liability and as receivables from investment grants and will be gradually reduced until September 2024. Please refer to 21.23 for additional information.

6 Equity

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Subscribed capital		145	145
Additional paid-in-capital	6.1	95,808	89,972
Retained earnings		21,504	78,998
		117,457	169,115

The subscribed capital of KEUR 145 (2021: KEUR 145) consisted as of December 31, 2022, of 144,879 (2021: 144,879) issued and outstanding shares, each with a nominal value of EUR 1.00 per share. The annual general meeting (AGM) of the Company held on December 22, 2022, resolved upon the authorization of the administrative board to increase the share capital of Next.e.GO Mobile SE until November 15th, 2025 by issuing new no-par value shares against cash contributions or against contributions in kind once or several times, limited by a maximum amount of EUR 70,000.00 in total. As of the reporting date, no such new shares were issued.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

6 Equity (cont.)

6.1. Development of equity

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Subscribed capital
January 01, 2022/January 01, 2021		145	120
Capital increase from Series B financing		0	11
Capital increase from Series C financing		0	14
December 31, 2022/December 31, 2021		145	145

Additional paid-in-capital
January 01, 2022/January 01, 2021		89,972	10,028
Payment into additional paid-in-capital		98	79,876
Convertible loan equity component (includes KEUR 1,183 relating to a convertible loan granted and rolled-over during the reporting period)		5,738	68
December 31, 2022/December 31, 2021		95,808	89,972

Retained Earnings
January 01, 2022/January 01, 2021		78,998	120,329
Net profit of the period		(57,494)	(41,330)
December 31, 2022/December 31, 2021		21,504	78,998

6.2. Initial recognition

The convertible notes are hybrid financial instruments that must be separated into a derivative component — the embedded derivative — and a non-derivative component — the financial liability. The embedded derivative is recognized as an equity component in additional paid-in capital (2022: KEUR 5,738; 2021: KEUR 68). The financial liability is accounted for as a liability component at amortized cost.

When allocating the initial carrying amount of a hybrid financial instrument between the equity and liability components, the equity component shall be allocated to the residual value determined after deducting the amount separately determined for the liability component from the fair value of the hybrid financial instrument as a whole. The fair value of the liability component on initial recognition is the present value of the contractually agreed future cash flows, discounted at the market interest rate applicable at that time for financial instruments that have a similar credit rating and that give rise to identical cash flows under identical conditions. The market interest rate used for the valuation is 17.6%. Further information on the development of the equity and debt component of the convertible notes is disclosed in note 4.4.

Subsequent Measurement

After initial recognition, the liability components are measured using the interest rate that was used to determine the fair value of the liability component at the date of initial recognition. Thus, the liability components increase over time. Interest payments are mostly agreed at the end of the term of the liability components.

In connection with the loans redeemed in the financial year 2022, for which derecognition of the original financial liability and recognition of a new financial liability was taken into account in all cases, the interest accrued up to the date of disposal of the derecognized loans, the respective payments of which were agreed at the end of the term of the underlying loans, continues to be recognized as a residual liability of these loans until their redemption.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

6 Equity (cont.)

6.3. Non-controlling interests

The inclusion of e.GO Digital GmbH and Next.e.GO Bulgaria AD results in non-controlling interests of KEUR -240 as of December 31, 2022 (2021: KEUR -17).

7 Cash flow information

7.1. Non-cash investing and financing activities

Non-cash investing and financing activities disclosed in the notes are acquisition of right-of-use assets — note 5.3.

7.2. Net debt reconciliation

	Liabilities from financing activities
	Borrowings	Leases
	KEUR	KEUR
Liabilities as of January 01, 2021	1,063	18,340
Cash flows	3,900	(2,461)
New leases	0	3,025
Other changes	218	939
Liabilities as of December 31, 2021	5,180	19,843
Cash flows	59,396	(4,428)
New leases	0	2,159
Other changes	4,590	868
Liabilities as of December 31, 2022	69,167	18,442

Risk

This section of the notes discusses the Group’s exposure to various risks and shows how these could affect the Group’s financial position and performance.

8. Critical estimates, judgements

9. Financial risk management

10. Capital management

Next.e.GO Mobile SE
Notes to the consolidated financial statements

8. Critical estimates; judgements

The preparation of financial statements requires the use of accounting estimates which, by definition, will seldom equal the actual results. Management also needs to exercise judgement in applying the Group’s accounting policies. This note provides an overview of the areas that involved a higher degree of judgement or complexity, and of items which are more likely to be materially adjusted due to estimates and assumptions turning out to be wrong. Detailed information about each of these estimates and judgements is included in other notes together with information about the basis of calculation for each affected line item in the financial statements.

COVID-19

During the first half of 2022, the business and economic environment of Next.e.GO was still adversely affected by the coronavirus pandemic (COVID-19), with certain mitigating effects resulting from the various measures taken by the Company or by governments and states worldwide, including in the form of financial support. Due to the ongoing spread of the virus, it is difficult to predict the duration and extent of the resulting impact on the assets, liabilities, results of operations and cash flows of Next.e.GO. The estimates and assumptions made in the preparation of the consolidated financial statements as of December 31, 2022 and that are relevant to the financial statements, were based on the best knowledge available at the time. In doing so, Next.e.GO applied a scenario that assumed that the COVID 19 situation would not be of long-term duration. Accordingly, Next.e.GO assumes that the resulting impact on the consolidated financial statements will not be of a material, serious nature. COVID-19-related effects on the consolidated financial statements may further result from declining and more volatile share prices, interest rate adjustments in various countries, increasing volatility of foreign currency exchange rates, deteriorating creditworthiness, payment defaults or late payments, delays in order intake and also in order execution or contract performance, contract cancellations, adjusted or modified revenue and cost structures, limited use of assets, volatility in financial and commodity markets, limited or no access of customers to Next.e.GO premises, or difficulty in making forecasts and projections due to uncertainties in the amount and timing of cash flows. These factors may affect the fair values and carrying amounts of assets and liabilities, the amount and timing of earnings recognition, and cash flows. It is within the realm of possibility that adjustments to assumptions and carrying amounts will be necessary in the next financial year. Next.e.GO assumes that the assumptions made adequately reflect the situation at the time the consolidated financial statements were prepared.

Russia-Ukrainian War

In February 2022, Russia invaded Ukraine across a broad front. In response to this invasion, governments around the world have imposed severe sanctions against Russia. These sanctions, together with the direct and other indirect effects of the invasion, disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers. e.GO cannot yet foresee the full extent of the sanctions as well as the war’s impact on its business and operations and such impact will depend on future developments of the war, which is highly uncertain and unpredictable. The war has also negatively impacted suppliers located in the Ukraine, which negatively affected the availability of car components. The war could have a material negative impact on e.GO’s results of operations, liquidity, and capital management. e.GO will continue to monitor the situation and the effect of this development on its liquidity and capital management.

Energy Crisis

The current energy crisis, being a result of the Russian invasion in February 2022, is centered on Europe but its effects are being felt globally. The significant reduction in pipeline gas coming from Russia to Europe has caused energy prices to reach record levels. The surge in energy prices had a massive impact on companies across multiple sectors when growing demand coupled with supply constraints due to COVID-19 led to significantly higher prices. The crisis had a broad impact on most companies’ value chains — from production to distribution.

The crisis could have a negative impact on e.GO’s operations since the uncertainty associated with the availability of competitive primary energy sources and restrictions imposed by various countries can impact the prices of raw materials, parts and/or components which are required to manufacture and assemble the vehicles.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

8. Critical estimates; judgements (cont.)

Furthermore, the energy crisis may have a direct impact on the demand for electric vehicles by increasing prices for automobile or the cost of purchasing and operating these automobiles. However, e.GO is not dependent on gas as a primary source of energy throughout its production processes and is therefore not being significantly impacted directly from the surge in energy prices, especially gas.

The Company cannot yet foresee the full impact of the energy crisis on its business and operations but will continue to monitor the situation and the effect of this development on its operations.

Significant estimates and judgements

Disclosure of material uncertainties

Reference is made to section “Disclosure of material uncertainties” at the beginning of the notes.

Others

Other areas involving significant estimates or judgements are:

•        estimation uncertainties and judgements made in relation to lease accounting — note 5.3;

•        estimated useful life of intangible assets — note 5.1;

•        recognition of deferred tax asset for carried-forward tax losses — note 5.4;

•        estimation of provision for warranty claims — note 5.8.1;

•        impairment of intangible assets — note 5.1.2;

•        estimation uncertainties and judgements made in relation to convertible loans — note 6.2.

Estimates and judgements are continually evaluated. They are based on historical experience and other factors, including expectations of future events that may have a financial impact on the entity and that are believed to be reasonable under the circumstances.

9. Financial risk management

This note explains the Group’s exposure to financial risks and how these risks could affect the Group’s future financial performance. Current year profit and loss information has been included where relevant to add further context.

Risk	Exposure arising from	Measurement	Management
Credit risk	Cash and cash equivalents, trade receivables, and debt investments	Aging analysis Credit rankings	Use bank with a high credit rating, credit limits
Liquidity risk	Borrowings and other liabilities	Rolling cash flow forecasts	Availability of committed credit lines and borrowing facilities, measures to raise equity capital

The Group’s risk management is predominantly controlled by a central treasury department (Group treasury) under policies approved by the board of managing directors. Group treasury identifies, evaluates and hedges financial risks in close co-operation with the Group’s operating units. Due to the scheduled initial losses of the Company, the financial risks of the Group are monitored based on financial planning and controlling instruments that cover all areas of the financial position and financial performance situation. Not least due to the current size of the Group, the board of managing directors is directly involved in the initiation and contracting as well as

Next.e.GO Mobile SE
Notes to the consolidated financial statements

9. Financial risk management (cont.)

monitoring of all material business transactions, especially those involving risks to the Group’s financial situation. In the execution of such business transactions, the principles of separation of execution and control responsibility are considered by implementing functional and supervisory responsibility and management oversight during these business transactions. With this approach, the board of managing directors anticipates the establishment of written policies planned for a later stage, the benefits of which generally become apparent as the size of the Group´s organization increases.

9.1. Market Risk

9.1.1. Foreign exchange risk

Foreign exchange (or currency) risk is the risk that the fair value or future cash flows of a financial instrument will vary because of changes in foreign exchange rates. The Group’s exposure to foreign exchange risk predominately relates to the amount of cash received from funding activities in a currency other than the functional currency of the respective Group entities. Management manages foreign exchange risk by closely monitoring account balances in foreign currencies and exchange rates to assess the exposure to foreign exchange risk on an ongoing basis and reacting accordingly if necessary.

On September 30, 2022, the Company received the first tranche of a bridge loan the Company entered into on September 29, 2022, with Brucke Agent, LLC, U.S.A in the amount of USD 2.5 million. The second tranche of this loan in the amount of USD 1.175 million net of fees (USD 75k) was paid out on October 18, 2022. The agreement includes also a fixed fee of USD 4.5 million, due with the repayment of the loan.

Therefore, the Company is in connection with the above loan and the fixed fee, totaling USD 8.250 million, exposed to a potential foreign currency risk as repayment and interest payments are denominated in USD.

Other than that, the Group was not significantly exposed to foreign currency risks as it only operates in Germany and nearly the vast majority of all other transactions, e.g. supplier related, were denominated in EURO. As the exchange rate between the EURO and the Bulgarian leva is fixed at 1,95583 EUR/BGN, an exchange rate risk on level of the Bulgarian subsidiary is very limited.

The foreign exchange risk in connection with the aforementioned bridge loan, incl. the fixed fee, can be quantified as follows:

Bridge Loan Paid-out nominal tranches plus fixed fee	EUR/USD*	KUSD	KEUR
Total amount	1.067	8,250	7,735

____________

*        ECB reference rate as of Dec. 30, 2022

Foreign Currency Exposure Sensitivity Analysis	EUR/USD	KUSD	KEUR	Risk KEUR
+10% appreciation	1.173	8,250	7,032	703
-10% depreciation	0.960	8,250	8,594	(859)

However, the aforementioned IP Note financing of USD 75 million will be denominated in US Dollars and therefore the Group will be exposed to a potential foreign currency risk, especially relating to associated interest, fees and principal payments.

9.1.2. Interest rate risk

The Group has not entered into any loan agreements with variable rates which would expose it to a cash-flow interest risk. An analysis of the liabilities by maturities is provided in note 9.3.2 below.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

9. Financial risk management (cont.)

9.2. Credit risk

Credit risk arises from cash and cash equivalents and deposits with banks and financial institutions as well as credit exposure to customers, including outstanding receivables. The maximum default risk is in 2022 KEUR 3,104 (2021: KEUR: 12,393).

9.2.1. Risk management

Credit risk is managed on a Group basis. The credit balances with credit institutions reported as at the balance sheet date are held with Deutsche Bank Aachen, Germany, Sparkasse Aachen, Germany UniCredit Sofia, Bulgaria and Komercijalna Banka, Skopje, North Macedonia.

Vehicles are only sold against advance payment. Therefore, the Group is not exposed to any significant bad debt risk related to outstanding customer receivables. If customers are independently rated, these ratings are used.

9.2.2. Impairment of financial assets

The following financial assets are subject to the expected credit loss model:

•        trade receivables for sales of inventory and from the provision of services.

While cash and cash equivalents are also subject to the impairment requirements of IFRS 9, no impairment loss was identified.

Trade receivables and contract assets

The Group applies the IFRS 9 simplified approach to measure expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets.

In general, to measure the expected credit losses, trade receivables and contract assets must be grouped based on shared credit risk characteristics and the days past due. The contract assets relate to unbilled work in progress and have substantially the same risk characteristics as the trade receivables for the same types of contracts. The Group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets.

Cars are only delivered to customers when the purchase price has been paid by the customer. Therefore, there are no receivables from private customers as of the balance sheet date. Trade receivables mainly include receivables from service partners for spare parts and services. The compensation claims will only be settled in the financial year following the balance sheet date and are therefore not yet due at the balance sheet date. Due to the insignificant default risk according to the assessment made, no allowances were made on the balance sheet date.

Trade receivables and contract assets will be written off where there is no reasonable expectation of recovery. In the reporting period January 01, 2022 until December 31, 2022 there was no need to write-off any receivables.

9.2.3. Significant estimates and judgements

Impairment of financial assets:

With regards to credit risks, no significant estimates and judgements have been necessary to make.

9.2.4. Net impairment losses on financial and contract assets recognized in profit or loss

During the reporting period January 01, 2022 until December 31, 2022 no gains/(losses) were recognized in profit or loss in relation to impaired financial assets.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

9. Financial risk management (cont.)

9.3. Liquidity risk

Prudent liquidity risk management implies in general maintaining sufficient cash and marketable securities and the availability of funding through an adequate amount of committed credit facilities to meet obligations when due and to close out market positions. Due to the start-up situation, the Group does not have yet access to credit facilities from banks other than shareholder credit facilities and non-bank third-party financing. The required liquidity has been primarily provided by convertible and non-convertible loans by the shareholders as well as third-party financing (c.f. Bridge Loan). The finance department monitors the liquidity situation, in consideration of necessary investments in the development of the Group and the financing of the business activities, by maintaining the availability of liquidity, taking into account the planned or expected liquidity needs and the financial resources committed or provided by the shareholders.

Management monitors rolling forecasts of the Group’s cash and cash equivalents (note 4.2) on the basis of expected cash flows. This is generally carried out at local level in the operating companies of the Group, in accordance with the planning process or on a case-by-case basis within the limits set by the Group. In the present start-up situation of the Group, these limits are dependent on the development of the operational business, the funding needs of the Group and last but not least also the liquidity of the market in which the Company operates. In addition, the Group’s liquidity management policy involves projecting cash flows and considering the level of liquid assets necessary to meet these, monitoring balance sheet liquidity ratios against internal and as far as applicable external regulatory requirements and maintaining debt financing plans.

9.3.1. Financing arrangements

On July 26, 2022, the board of directors of Athena Consumer Acquisition Corp., (“Athena”), unanimously approved the business combination agreement, dated as of July 28, 2022 (as amended by the first amendment to the business combination agreement, dated as of September 29, 2022, and as may be further, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Athena, Next.e.GO Mobile SE, (“e.GO”), Next.e.GO B.V., a Dutch private limited liability company and a wholly-owned subsidiary of e.GO (“TopCo”), and Time is Now Merger Sub, Inc., a wholly-owned subsidiary of TopCo (“Merger Sub”).

During the reporting period January 01, 2022 until December 31, 2022, the Company has raised, predominantly from its shareholders, a total of EUR 60.83 million by way of convertible loans and shareholder loans (c.f. note 4.4). Two shareholder loans (EUR 5.0 million and EUR 6.65 million) have been made available by partially offsetting the payment with the repayment of prior granted shareholder loans in the amount of EUR 3.5 million and EUR 1.4 million, respectively (c.f. note 4.4.1).

On September 29, 2022, the Company entered into a USD 15,000,000 bridge facility agreement with Brucke Funding LLC as Lender and Brucke Agent LLC as administrative agent, and any person which becomes a lender in accordance with the terms of the bridge facility agreement. The bridge facility agreement was amended on October 17, 2022. The Company has granted certain security interests to secure the Bridge Financing, including account pledges, security assignments of its current and future rights and receivables under or in connection with its accounts receivables, insurance policies and intercompany receivables. The first tranche of USD 2.5 million was disbursed on September 29, 2022 and the second tranche of USD 1.25 million was disbursed on October 18, 2022. Since November 19, 2022, the parties of the credit agreement are negotiating a reservation of rights letter to address a disagreement regarding the delivery of certain documents (such as certain follow-on security documents) under the credit agreement, a related standstill of Brucke Funding LLC and Brucke Agent LLC, and the restructuring of the Bridge Financing Fixed Payment. As agreed in the aforementioned reservation of rights letter, the remaining portion of the Bridge Financing in the amount of USD 11,25 million has not been disbursed and the Company currently does not intend to utilize, or otherwise expects to receive, the remaining portion. The non-disbursement did, however, not have a material impact on e.GO’s liquidity and results of operations since e.GO was able to secure sufficient funding to continue its ongoing operations through the shareholder loans by nd industrial investments B.V. The Bridge

Next.e.GO Mobile SE
Notes to the consolidated financial statements

9. Financial risk management (cont.)

Financing matures on the earlier of (a) the date that is nine months after the first disbursement and (b) the date of the closing of the Business Combination as set forth in the Business Combination Agreement. The loan becomes immediately due and payable upon certain events, including to the extent that the gross proceeds of the IP Note exceed USD 50 million.

9.3.2. Maturities of financial liabilities

The tables below categorizes the Group’s financial liabilities into relevant maturity groupings based on their contractual maturities:

		December 31 2021
	Note	up to 1 year	Between 1 and 5 years	over 5 years	Total contractual cashflow	Carrying amount
		KEUR	KEUR	KEUR	KEUR	KEUR
Trade payables		4,559	0	0	4,559	4,559
Borrowings		0	5,272	0	5,272	5,179
Lease liabilities		1,925	10,345	10,672	22,942	19,843
		6,484	15,617	10,672	32,773	29,581
		December 31 2022
	Note	up to 1 year	Between 1 and 5 years	over 5 years	Total contractual cashflow	Carrying amount
		KEUR	KEUR	KEUR	KEUR	KEUR
Trade payables		15,845	0	0	15,845	15,845
Borrowings		50,526	18,641	0	78,183	69,167
Lease liabilities		2,527	9,415	6,354	21,526	18,437
		68,897	28,056	6,354	115,554	103,448

The convertible loans concluded during the reporting period January 01, 2022 until December 31, 2022 and disclosed in section 4.4.1 grant the option to receive shares in Next.e.GO instead of repayment of the nominal loan amount. Conversion options are linked to either de-SPAC, IPO, financing or liquidation events, triggering the conversion of the loans into new shares of Next.e.GO. In the event that these transaction-linked conversion events do not materialize (e.g., no IPO), a further conversion option is available which is then based on a previously defined enterprise value.

The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

10. Capital management

Risk management

The Group’s capital management objectives are in general to:

•        safeguard their ability to continue as a going concern, so that they can continue to provide returns for shareholders and benefits for other stakeholders, and

•        maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, a group company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

10. Capital management (cont.)

In the existing start-up situation, the Group assumes that access to the general debt capital markets is de facto not available. Therefore, the Board of Managing Directors’ target is to build up a capital structure essentially determined by shareholder financing and to maintain it until this situation changes. In the course of the most recent and further planned capital measures, the Group is focusing on equity contributions from existing and new shareholders.

Consistent with this situation, the Group monitors capital based on the requirements arising from the approved underlying business plan for the financial year, the impact of deviations from the business plan and the requirements of business development during the reporting period and the challenge of receiving equity contributions from existing or new shareholders.

Group structure

This section provides information which will help users understand how the Group structure affects the financial position and performance of the Group as a whole. In particular, there is information about changes to the structure that occurred during the year as a result of business combinations and the disposal of a discontinued operation.

A list of significant subsidiaries is provided in note 13. This note also discloses details about the Group’s equity-accounted investments.

11. New business

12. Discontinued operations

13. Interests in Other Entities

Next.e.GO Mobile SE
Notes to the consolidated financial statements

11. New business

11.1. Summary

The Company has commenced a public market transaction in form of a de-SPAC business combination with Athena Consumer Acquisition Corp. (with the ticker ACAQ listed on NYSE), which the Company has executed and announced a definitive business combination agreement (BCA) on 28 July 2022. The company intends to close this business combination within the second quarter of 2023. Furthermore, the Company has also entered into a Standby Equity Purchase Agreement (SEPA) term sheet with Yorkville Advisors Global, LP, allowing the Company to raise additional equity of up to USD 150 million from the date of closing of the transaction for 36 months.

In connection with the above-mentioned public market transactions the Company has founded in July 2022 a new wholly owned subsidiary, “Next.e.GO B.V.”, a Dutch limited liability company registered in Amsterdam under KVK 87103486, The Netherlands, with management and offices in Aachen. Objective and purpose of Next.e.GO B.V. is to eventually become the holding company of the Company within the closing process of the BCA.

Also, within the context of the public market transaction the new Dutch subsidiary Next.e.GO B.V. itself has founded a wholly owned subsidiary in Wilmington, Delaware, U.S.A., “Time is Now Merger Sub, Inc.”, file number 6930379 during July 2022. The purpose of this entity is solely to be used as a merger vehicle within the closing process of the public market transaction.

In August 2022, Next.e.GO Bulgaria AD nominated the general construction contractor for erecting the factory building plus developing the areas surrounding the factory building.

Next to the new entities founded in consideration of the public market transaction, the Company has founded during August 2022 as part of its global growth and MicroFactory roll-out strategy a wholly owned subsidiary in the Republic of North Macedonia (NMK), “NEXT.E.GO MOBILE DOOEL Tetovo”, registered in Tetovo, NMK, with unique identification number 7605234. The objective of this new subsidiary is to establish and operate a further MicroFactory facility with an initial capacity of 30,000 units p.a. For such, the Company, the subsidiary and the Government of the Republic of North Macedonia, represented by the Directorate for Technological Industrial Development Zones (TIDZ), have entered into a State Aid Agreement in August 2022, enabling the subsidiary to receive directly and indirectly government grants and benefits of up to EUR 47.5 million within the next ten years, subject to fulfilment of certain milestones.

11.2. Significant estimates

Since the subsidiaries of Next.e.GO Mobile SE (c.f. 13) were funded by Next.e.GO no fair values for acquired assets or liabilities needed to be measured.

11.3. Accounting policy choice for non-controlling interests

The Group recognizes non-controlling interests in an acquired entity either at fair value or at the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. This decision is made on an acquisition-by-acquisition basis. See note 21.2.1 for the Group’s accounting policies for the business combinations.

11.4. Revenue and profit contribution

The funded subsidiaries of Next.e.GO Mobile SE (c.f. 13) contributed all of the revenues and net profit to the Group for the period from January 01, 2022 until December 31, 2022.

11.5. Purchase consideration — cash outflow

The contributions made for the founding of the companies (c.f. 11.1) represent the amount of the acquired cash and cash equivalents in the corresponding amount.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

12. Discontinued operations

12.1. Description

The European 4.0 Transformation Center GmbH (E4TC) was for sale as E4TC’s services are not compatible with the business model of Next.e.GO and a focus on the core competence is required in the start-up phase.

Effective per January 01, 2022, the Company sold the shares on E4TC for a consideration of KEUR 48 which leads to a gain of KEUR 23 (compared to the nominal value of KEUR 25).

	December 31 2022	December 31 2021
	KEUR	KEUR
Assets European 4.0 Transformation Center GmbH	0	399
	0	399

12.2. Assets and liabilities classified as held for sale

	December 31 2022	December 31 2021
	KEUR	KEUR
Assets classified as held for sale
Property, plant and equipment	0	32
Inventories	0	16
Trade and other receivables	0	174
Cash	0	312
Total assets of disposal group held for sale	0	534
Valuation allowance	0	(135)
Fair value of assets of disposal group held for sale	0	399
Liabilities directly associated with assets classified as held for sale
Provisions	0	0
Trade payables	0	74
Other liabilities	0	270
Total liabilities of disposal group held for sale	0	344

Currently, the Company does not hold any assets and liabilities for sale.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

12. Discontinued operations (cont.)

12.3. Financial performance and cash flow information

The financial performance and cash flow information for E4TC in 2021 are as followed:

	December 31 2022	December 31 2021
	KEUR	KEUR
Revenue	0	834
Expenses	0	(766)
Profit before income tax	0	68
Income tax expense	0	(24)
Valuation allowance on net assets	0	(135)
Profit from discontinued operation	0	(91)

Net cash inflow from operating activities	0	112
Net cash inflow/(outflow) from investing activities	0	0
Net cash (outflow) from financing activities	0	0
Net increase in cash generated by the subsidiary	0	112

13. Interests in other entities

Material subsidiaries

The Group’s principal subsidiaries as of December 31, 2021 as well as September 30, 2022 are set out below. Unless otherwise stated, they have share capital consisting solely of ordinary shares that are held directly by the Group, and the proportion of ownership interests held equals the voting rights held by the Group. The country of incorporation or registration is also their principal place of business.

Name of entity	Place of business/ country of incorporation	Principal activities	Ownership interest held by the group in %		Ownership interest held by non-controlling interests in %
			December 31 2022	December 31 2021	December 31 2022	December 31 2021
European 4.0 Transformation Center GmbH*	Aachen, Germany	Operating a partner platform for technical and business process and IT integration and transfer services	0.0	96.4	0.0	3.6
e.GO Digital GmbH	Aachen, Germany	Development, testing and marketing of digital applications and business models	80.7	71.4	19.3	28.6
Next.e.GO Sales & Services GmbH (formerly) e.GO Academy GmbH	Aachen, Germany	Providing sales and service activities for the Group	100.0	100.0	0.0	0.0
Next.e.GO Bulgaria AD	Lovech, Bulgaria	Founded to set up a production facility and expand sales in Eastern Europe	50.002	50.002	49.998	49.998

Next.e.GO Mobile SE
Notes to the consolidated financial statements

13. Interests in other entities (cont.)

Name of entity	Place of business/ country of incorporation	Principal activities	Ownership interest held by the group in %		Ownership interest held by non-controlling interests in %
			December 31 2022	December 31 2021	December 31 2022	December 31 2021
e.GO – The Urban Movement GmbH	Aachen, Germany	Development of mobility services and development of mobility concepts	100.0	100.0	0.0	0.0
NEXT.E.GO MOBILE DOOEL Tetovo	Tetovo, North Macedonia	Founded to set up a production facility in Eastern Europe	100.0	n/a	0.0	n/a
Next.e.GO B.V.	Amsterdam, The Netherlands	To eventually become the holding company within the closing process of the BCA	100.0	n/a	0.0	n/a
Time is Now Merger Sub, Inc. (100% owned by Next.e.GO B.V.)	Wilmington, Delaware, U.S.A.	Merger vehicle within the closing process of the public market transaction	100.0	n/a	0.0	n/a

____________

Note: * Effective per January 01, 2022, the Company sold the shares on E4TC

e.GO Digital GmbH: The Company has acquired 4,000 existing shares (or 12.9%) in e.GO Digital GmbH from another co-shareholder in e.GO Digital GmbH, becoming effective in September 2022. The Company holds post-closing of the aforementioned transactions a total of 25,000 shares (or 80.7%) in e.GO Digital GmbH.

Significant estimates

Since the subsidiaries of Next.e.GO Mobile SE (c.f. 13) were funded by Next.e.GO no fair values for acquired assets or liabilities needed to be measured.

Unrecognized items

This section of the notes provides information about items that are not recognized in the financial statements as they do not (yet) satisfy the recognition criteria. In addition to the items and transactions disclosed below, there are also non-cash investing and financing transactions (see note 7.1).

14. Commitments

15. Events occurring after the reporting period

Next.e.GO Mobile SE
Notes to the consolidated financial statements

14. Commitments

Significant capital expenditure contracted for at the end of the reporting period but not recognized as liabilities is as follows:

	December 31 2022	December 31 2021
	KEUR	KEUR
Property, plant and equipment	8,517	3,245
Intangible assets	5,890	8,998
	14,407	12,243

15. Events occurring after the reporting period

Funding Events

The Company entered into the following agreements since December 31, 2022:

Lender	Payment/ Agreement Date	Nominal Amount (KEUR)	Interest Rate (p.a.)	Repayment Date	Repayment
nd industrial investments B.V.	02.02.2023	2,920	10.0%	31.12.2024	End of term
Other lender	02.02.2023	750	3.5%	30.12.2024	Conversion into equity subject to de-SPAC closing or end of term
nd industrial investments B.V.	24.02.2023	2,600	10.0%	31.12.2024	End of term
Other lender	23.03.2023	1,000	3.50%	30.12.2025	Conversion into equity subject to de-SPAC closing or end of term
nd industrial investments B.V.	28.03.2023	2,218	10.0%	31.12.2024	End of term
nd industrial investments B.V.	24.04.2023	725	10.0%	31.12.2024	End of term
MIMO Capital AG	27.04.2023	2,000	9.0%	06.05.2025	End of term
nd industrial investments B.V.	26.05.2023	778	10.0%	31.12.2024	End of term
Subtotal (paid out loans)		12,991
IP Note (see text below)	09.02.2023 & 03.03.2023	75,000 $ (~71,991 EUR)(1)	~9.00% + fees	4 years	End of term
Total (EUR)		~ 84,982

____________

(1)      Based on ECB EUR/USD reference exchange rate of 1.0418 as per March 21, 2023.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

15. Events occurring after the reporting period (cont.)

Next to the additional non-convertible shareholder loans provided by nd industrial investments B.V. (EUR 2.92 million, EUR 2.6 million, EUR 2.218 million, EUR 0.725 million and EUR 0.778 million), the Company received additional convertible loans from third parties (EUR 0.75 million in February, 2023 as well as EUR 1.0 million in March, 2023). Furthermore, the Company has signed on February 09, 2023, a term-sheet with Traust Structured, LLC and Two River Ventures, LLC for the origination of a four-year, IP Note with a total volume of USD 75 million and with a total cash intake of c. USD 53.0 million (c. EUR 48.25 million) net of fees and financing costs. On March 03, 2023, the company has signed a complementary non-binding term-sheet to the aforementioned Traust/Two River Ventures term-sheet with Painted Sky Partners (who acts as the investor in connection with the aforementioned Traust term sheet) for the investment of USD 75 million into the IP Note, which shall be non-convertible and repaid in full at maturity (interest rate and interest payment terms currently under negotiation). Additionally, on April 27, 2023, e.GO issued a 9% p.a. bearer note with a volume of EUR 2 million and maturity of May 06, 2025, to MIMO Capital AG. It is furthermore planned to supplement this first tranche by further tranches totaling up to EUR 8 million throughout May and June 2023. The bondholder’s claims under the bond are secured by a pledge over 396 e.GO Shares. Prior to the consummation of the Business Combination, the pledgee shall release the pledge, and the pledgor shall, following the Business Combination, grant the pledgee a pledge over a corresponding number of TopCo Shares.

Further details

This section of the notes includes other information that must be disclosed to comply with the accounting standards and other pronouncements, but that is not immediately related to individual line items in the financial statements.

16. Related party transactions

17. Earnings/Net Loss per Share

18. Offsetting financial assets and financial liabilities

19. Segment Reporting

20. Governance

21. Summary of significant accounting policies

Next.e.GO Mobile SE
Notes to the consolidated financial statements

16. Related party transactions

16.1. Parent entities

The Group is controlled by the following entities:

Name	Type	Place of incorporation	Ownership interest
			December 31 2022	December 31 2021
nd industrial investments B.V.	Immediate parent entity	Eindhoven, The Netherlands	51.4%	51.4%
ND X B.V.	Immediate parent entity	Eindhoven, The Netherlands	9.0%	9.0%
ND Group B.V.	Ultimate parent entity and controlling party	Amsterdam, The Netherlands	60.4%	60.4%

16.2. Other related parties

Subsidiaries

Interests in subsidiaries are set out in note 13. Intragroup related party transactions are eliminated and therefore not disclosed.

Affiliated Companies

As of the balance sheet date the majority of shares in Next.e.GO Mobile SE are held by ND Group B.V., Eindhoven, Netherlands as the ultimate parent company. Therefore, subsidiaries of ND Group B.V. are considered to be affiliated companies of Next.e.GO Mobile SE and hence fall within the group of related parties. In 2022, Next.e.GO Mobile SE maintained business relations with Ecolog Deutschland GmbH and Ecolog International FZE.

16.3. Key management personnel compensation

	For the year ended December 31 2022	For the year ended December 31 2021
	KEUR	KEUR
Short-term employee benefits	1,175	1,095

16.4. Transactions with other related parties

The following transactions occurred with related parties:

	For the year ended December 31 2022	For the year ended December 31 2021
	KEUR	KEUR
Provision of services to subsidiaries (e.GO MOOVE GmbH)	0	20
Provision of services to entities controlled by key management personnel	0	28
Purchases of services from entities controlled by key management personnel	0	355
Receipt of services from parent entities	2	214
Sold goods and services to affiliated companies (Ecolog Deutschland GmbH)	99	0
Receipt of services from affiliated companies (Ecolog International FZE)	26	9
Provision of services for the design of an innovative plant for the production of e.GO electric vehicles in Lovech, Bulgaria (S-ARCHITECTURAL TEAM EOOD)	609	0

Next.e.GO Mobile SE
Notes to the consolidated financial statements

16. Related party transactions (cont.)

16.5. Loans from related parties

Information on the development and terms and conditions of loans from shareholders is disclosed in note 4.4. Amongst those, are two convertible loans (EUR 5 million and EUR 6.65 million, respectively) as well as five non-convertible loans (totaling EUR 18.125 million) from the Company’s majority shareholder nd industrial investments B.V., which were provided between January 01 and December 31, 2022.

17. Earnings/Net Loss per Share

The following table sets forth the computation of basic (undiluted) and diluted net loss per share:

Per share information:	For the year ended December 31 2022	For the year ended December 31 2021
Net loss/profit for the period in KEUR	(57,494)	(41,331)
of which: from continuing operations	(57,494)	(41,331)

Weighted average ordinary shares issued and outstanding used to compute net loss per share, basic (undiluted) and diluted	144,879	144,879

Basic (undiluted) and diluted net loss per share (EUR/share)	(396.84)	(285.28)
of which: from continuing operations	(396.84)	(285.28)

There are no dilutive equity units. As disclosed in Note 4.4.1 (Convertible Notes) above, the company issued convertible notes. As such, these are treated as contingently issuable shares and will be excluded from potential dilutive impact until the triggering conditions are satisfied. These shares have no dilutive impact for the presented periods of net loss due to the anti-dilutive effect.

The following potentially dilutive shares hence have been excluded from the calculation of diluted net loss per share for each period.

	For the year ended December 31 2022	For the year ended December 31 2021
Share from conversion of Convertible Notes	16,889	0
Total potentially dilutive Shares	16,889	0

18. Offsetting financial assets and financial liabilities

Financial assets and liabilities are offset, and the net amount is reported in the balance sheet where Next.e.GO currently has a legally enforceable right to offset the recognized amounts, and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. There were no circumstances of this kind in the reporting year.

19. Segment reporting

The Company has been operating during the reporting period as a one segment company, producing and selling the products in the geographies, as referred to in section 1.1 above.

Management has elected to organize the Company by geographic area and product platform. As the Company did not generate its revenues (i) in regions other than Germany, (ii) or with vehicle platforms other than the “e.GO Life,” the management of the Company has decided, based on the aforementioned criteria and in particular due to the fact that only one product platform (“e.GO Life”) and related services were sold in one region, to report in one segment reflecting the organizational structure as well as the respective management responsibilities in the Company.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

20. Governance

The annual general meeting (AGM) of the Company held on December 22, 2022, resolved upon the appointment of Mr. Eelco van der Leij, CFO of the Company, as well as Mr. Markus Michel to the administrative board (Verwaltungsrat) of the Company: Mr. Martin Klein and Mr. Andrew Wolff both retired from the administrative board.

Next to the above appointments to the administrative board, the AGM as well resolved upon the authorization of the administrative board to increase the share capital of Next.e.GO Mobile SE until November 15, 2025 by issuing new no-par value shares against cash contributions or against contributions in kind once or several times, limited by a maximum amount of EUR 70,000.00 in total.

Mr. Martin Klein stepped down from his office as CEO of the Company due to personal family reasons as per December 12, 2022. For the time being, the respective CEO responsibilities have been distributed over the CHRO, CTO and CFO of the Company.

21. Summary of significant accounting policies

This note provides a list of the significant accounting policies adopted in the preparation of these consolidated financial statements to the extent they have not already been disclosed in the other notes above. These policies have been consistently applied to all the years presented, unless otherwise stated. The financial statements are for the Group consisting of Next.e.GO and its subsidiaries.

21.1. Basis of preparation

21.1.1. Compliance with IFRS

The consolidated financial statements of the Next.e.GO Group have been prepared voluntary in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

21.1.2. Historical cost convention

The financial statements have been prepared on a historical cost basis, except for the following:

•        assets held for sale — measured at fair value less costs to sell.

21.1.3. New and amended standards adopted by the Group

The Group has applied the following standards and amendments for annual reporting period commencing January 01, 2022;

•        Business Combinations — amendments to IFRS 3;

•        Property, plant and equipment — amendments to IAS 16;

•        Provisions, contingent liabilities and contingent assets — amendments IAS 37.

The Group also elected to adopt the following amendments early:

•        Annual Improvements to IFRS Standards 2018-2020;

•        Deferred Tax related to Assets and Liabilities arising from a Single Transaction — amendments to IAS 12.

The amendments listed above did not have any impact on the amounts recognized in prior periods and are not expected to significantly affect the current or future periods.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.1.4. New standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for December 31, 2022 reporting periods and have not been early adopted by the Group. These standards are not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

21.2. Principles of consolidation and equity accounting

21.2.1. Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity where the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The acquisition method of accounting is used to account for business combinations by the Group (refer to note 11.3).

Inter-company transactions, balances and unrealized gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of profit or loss, statement of comprehensive income, statement of changes in equity and balance sheet respectively.

21.3. Foreign currency translation

21.3.1. Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in EURO, which is Next.e.GO’s functional and presentation currency.

21.3.2. Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies at year-end exchange rates, are generally recognized in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other gains/(losses).

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss, and translation differences on non-monetary assets such as equities classified as at fair value through other comprehensive income are recognized in other comprehensive income.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.4. Group companies

The results and financial position of foreign operations (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•        assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet.

•        income and expenses for each statement of profit or loss and statement of comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•        all resulting exchange differences are recognized in other comprehensive income.

On consolidation, exchange differences arising from the translation of any net investment in foreign entities, and of borrowings and other financial instruments designated as hedges of such investments, are recognized in other comprehensive income. When a foreign operation is sold or any borrowings forming part of the net investment are repaid, the associated exchange differences are reclassified to profit or loss, as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and translated at the closing rate.

In 2022, all Group companies had EURO as functional currency, except the following:

•        Next.e.GO Bulgaria AD, Lovech, Bulgaria has Bulgarian LEW (BGN) as functional currency;

•        NEXT.E.GO MOBILE DOOEL Tetovo, Tetovo, North Macedonia has Macedonian Denar (MKD) as functional currency;

•        Time is Now Merger Sub, Inc., Delaware, U.S.A,, has U.S. Dollar (USD) as functional currency.

21.5. Revenue recognition

The accounting policies for the Group’s revenue from contracts with customers are explained in note1.1.4.

21.6. Income taxes

The income tax expense or credit for the period is the tax payable on the current period’s taxable income, based on the applicable income tax rate for each jurisdiction, adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the Company and its subsidiaries and associates operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The Group measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred income tax is also not accounted for if it arises from initial recognition of an asset or liability in a transaction other than

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realized, or the deferred income tax liability is settled.

Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

Deferred tax liabilities and assets are not recognized for temporary differences between the carrying amount and tax bases of investments in foreign operations where the Company is able to control the timing of the reversal of the temporary differences and it is probable that the differences will not reverse in the foreseeable future.

Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Current and deferred tax is recognized in profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

21.7. Leases

The Group’s leasing policy is described in note 5.3.

21.8. Business Combinations

The acquisition method of accounting is used to account for all business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for the acquisition of a subsidiary comprises the:

•        fair values of the assets transferred,

•        liabilities incurred to the former owners of the acquired business,

•        equity interests issued by the Group,

•        fair value of any asset or liability resulting from a contingent consideration arrangement, and

•        fair value of any pre-existing equity interest in the subsidiary.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are, with limited exceptions, measured initially at their fair values at the acquisition date. The Group recognizes any non-controlling interest in the acquired entity on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. Acquisition-related costs are expensed as incurred.

The excess of the:

•        fair values of the assets transferred,

•        liabilities incurred to the former owners of the acquired business,

•        equity interests issued by the Group,

•        fair value of any asset or liability resulting from a contingent consideration arrangement, and

•        fair value of any pre-existing equity interest in the subsidiary.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

over the fair value of the net identifiable assets acquired is recorded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired, the difference is recognized directly in profit or loss as a bargain purchase.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Contingent consideration is classified either as equity or a financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value, with changes in fair value recognized in profit or loss.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in profit or loss.

21.9. Impairment of assets

Goodwill and intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or Groups of assets (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period.

21.10. Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities in the balance sheet.

21.11. Trade receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value. They are subsequently measured at amortized cost using the effective interest method, less loss allowance. See note 21.9 for a description of the Group’s impairment policies.

21.12. Inventories

21.12.1. Raw materials and stores, work in progress and finished goods

Raw materials and stores, work in progress and finished goods are stated at the lower of cost and net realizable value. Cost comprises direct materials, direct labor and an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Cost excludes borrowing costs. Costs are assigned to individual items of inventory on the basis of weighted average costs. Costs of purchased inventory are determined after deducting rebates and discounts. Net realizable value is the estimated selling price in the ordinary course of business.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.13. Non-current assets (or disposal Groups) held for sale and discontinued operations

Non-current assets (or disposal Groups) are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. They are measured at the lower of their carrying amount and fair value less costs to sell, except for assets such as deferred tax assets, assets arising from employee benefits, financial assets and investment property that are carried at fair value and contractual rights under insurance contracts, which are specifically exempt from this requirement.

An impairment loss is recognized for any initial or subsequent write-down of the asset (or disposal Group) to fair value less costs to sell. A gain is recognized for any subsequent increases in fair value less costs to sell of an asset (or disposal Group), but not in excess of any cumulative impairment loss previously recognized. A gain or loss not previously recognized by the date of the sale of the noncurrent asset (or disposal Group) is recognized at the date of derecognition.

Non-current assets (including those that are part of a disposal Group) are not depreciated or amortized while they are classified as held for sale. Interest and other expenses attributable to the liabilities of a disposal Group classified as held for sale continue to be recognized.

Non-current assets classified as held for sale and the assets of a disposal Group classified as held for sale are presented separately from the other assets in the balance sheet. The liabilities of a disposal Group classified as held for sale are presented separately from other liabilities in the balance sheet.

A discontinued operation is a component of the entity that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single coordinated plan to dispose of such a line of business or area of operations, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately in the statement of profit or loss.

21.14. Investments and other financial assets

21.14.1. Classification

The Group classifies its financial assets in the following measurement categories:

•        those to be measured subsequently at fair value (FV) (either through Other Comprehensive Income (OCI) or through Profit or Loss (PL)), and

•        those to be measured at amortized cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.

For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Group reclassifies debt investments when and only when its business model for managing those assets changes.

21.14.2. Recognition and derecognition

Regular way purchases and sales of financial assets are recognized on trade date, being the date on which the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.14.3. Measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL did not occur in the reporting period.

Debt instruments

Subsequent measurement of debt instruments depends on the Group’s business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Group classifies or, in case of existence, would have to classify its debt instruments:

•        Amortized cost: Assets that are held for collection of contractual cash flows, where those cash flows represent solely payments of principal and interest, are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss.

•        FVOCI (Fair Value in Other Comprehensive Income): Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses, which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss and recognized in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses), and impairment expenses are presented as separate line item in the statement of profit or loss. FVOCI-Assets have not been identified in the consolidated financial statements as of December 31, 2022.

•        FVPL: Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognized in profit or loss and presented net within other gains/(losses) in the period in which it arises. FVOCI-Assets have not been identified in the consolidated financial statements as of December 31, 2022.

Equity instruments

Changes in the fair value of financial assets at FVPL are recognized in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

21.14.4. Impairment

The Group assesses on a forward-looking basis the expected credit losses associated with its debt instruments carried at amortized cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk. For trade receivables, the Group applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables.

21.15. Property, plant and equipment

Property, plant and equipment is stated at historical cost less depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.

The depreciation methods and periods used by the Group are disclosed in note 5.2.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (note 21.9).

Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in profit or loss.

21.16. Intangible Assets

21.16.1. Trademarks, licenses and customer contracts

Separately acquired trademarks and licenses are shown at historical cost. Trademarks, licenses and customer contracts acquired in a business combination are recognized at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortization and impairment losses.

21.16.2. Development costs

Development costs for vehicles and vehicle components are capitalized if the recognition criteria of IAS 38 are met.

Capitalized development costs comprise all costs directly attributable to the development process and are recognized on a straight-line basis from the start of production over the expected product life cycle.

21.16.3. Research and development

Research expenditure and development expenditure that do not meet the criteria in 21.16.2 above are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

21.16.4. Amortization methods and periods

Refer to note 5.1.1 for details about amortization methods and periods used by the Group for intangible assets.

21.17. Trade and other payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the financial year which are unpaid. The amounts are unsecured and are usually paid within 30 days of recognition. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.18. Borrowings

Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a prepayment for liquidity services and amortized over the period of the facility to which it relates.

The fair value of the liability portion of a convertible bond is determined using a market interest rate for an equivalent non-convertible bond. This amount is recorded as a liability on an amortized cost basis until extinguished on conversion or maturity of the bonds. The remainder of the proceeds is allocated to the conversion option. This is recognized and included in shareholders’ equity, net of income tax effects.

Borrowings are removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any noncash assets transferred or liabilities assumed, is recognized in profit or loss as other income or finance costs.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

21.18.1. Borrowing costs

General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period of time that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowings, pending their expenditure on qualifying assets, is deducted from the borrowing costs eligible for capitalization. Other borrowing costs are expensed in the period in which they are incurred.

21.19. Convertible loans

Convertible loans are hybrid financial liabilities that contain both a derivative and a non-derivative component. In these cases, the derivative component is referred to the embedded derivative and the non-derivative component of the financial liability is referred to the basis contract.

If the economic characteristics and risks of embedded derivatives are not closely related to those of the basis contract and the hybrid financial liability concerned is not accounted at fair value, the embedded derivative is separated from the basis contract and accounted at fair value in the equity. The basis contract of the financial liability continues to be measured in accordance with IFRS 9.

21.20. Provisions

Provisions for legal claims, warranties and other obligations are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are not recognized for future operating losses.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as interest expense.

21.21. Employee benefit obligations

21.21.1. Short-term obligations

Liabilities for wages and salaries, including bonus payments, annual leave and accumulating sick leave that are expected to be settled wholly within 12 months after the end of the period in which the employees render the related service are recognized in respect of employees’ services up to the end of the reporting period and are measured at the amounts expected to be paid when the liabilities are settled. The liabilities are presented as current liabilities towards employees in the balance sheet.

21.21.2. Termination benefits

Termination benefits are payable when employment is terminated by the Group before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits. The Group recognizes termination benefits at the earlier of the following dates: (a) when the Group can no longer withdraw the offer of those benefits; and (b) when the entity recognizes costs for a restructuring that is within the scope of IAS 37 and involves the payment of terminations benefits. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the end of the reporting period are discounted to present value.

21.22. Contributed equity

Ordinary shares are classified as equity. Mandatorily redeemable preference shares are classified as liabilities (note 5.10).

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

21.23. Grants

Grants are recognized if it is reasonably assured that the grants are given and that the company fulfills the corresponding conditions. Grants linked to expenses are recognized on schedule as income over the period that is required to offset them against the corresponding expenses they are meant to compensate.

In November 2022, Next.e.GO Mobile SE, received a grant approval in the amount of EUR 1.2 million. This grant was provided in connection with an investment project aimed at creating job opportunities. This amount will be offset against the monthly rental costs until September 30, 2024, and represents a subsidy for expenses. There have been no changes to the lease agreement in 2022. Since the grant has been provided over multiple periods, passive accruals have been recorded as of December 31, 2022, which need to be reversed over the course of the funding period. Additionally, there is an entitlement for the approved funding, which is recognized as an opposite entry under other assets. Please refer to 5.10 for additional information.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.24. Rounding of amounts

Unless otherwise stated, all amounts shown in the financial statements and in the notes are rounded to the nearest thousand EURO. For computational reasons, rounding differences of ± one unit (KEUR, %, etc.) may occur in the financial statements.

Aachen, May 26, 2023

Next.e.GO Mobile SE

Eelco J. van der Leij	Dr. Stefan Rudolf	Ariane M. Martini
(CFO)	(CTO)	(CHRO)
Managing Director	Managing Director	Managing Director

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Athena Consumer Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Athena Consumer Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and the period from June 4, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from June 4, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by April 22, 2023 (subject to extension, up to three additional times, each by one month for a total of up to 3 additional months or up to July 22, 2023) then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York
March 30, 2023

PCAOB ID Number 100

ATHENA CONSUMER ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$13,612	$850,615
Prepaid expenses and other assets	261,230	326,707
Total current assets	274,842	1,177,322
Prepaid expenses – non current	—	249,048
Deferred tax asset	—	15,299
Cash and Investments held in Trust Account	21,752,492	234,604,169
TOTAL ASSETS	$22,027,334	$236,045,838

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,304,154	$28,421
Income tax payable	674,933	—
Franchise tax payable	58,857	77,036
Total current liabilities	4,037,944	105,457

Derivative liability – Forward Purchase Agreement	1,730,000	—
Deferred underwriting fee payable	8,650,000	8,650,000
TOTAL LIABILITIES	14,417,944	8,755,457

COMMITMENTS AND CONTINGENCIES

COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
Class A common stock subject to possible redemption, $0.0001 par value, 2,048,936 and 23,000,000 shares at redemption value of $10.28 and $10.20 per share at December 31, 2022 and 2021, respectively	21,061,039	234,600,000

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2022 and 2021	—	—
Class A common stock; $0.0001 par value; 100,000,000 shares authorized; 1,060,000 shares issued and outstanding (excluding 2,048,936 and 23,000,000 shares subject to possible redemption) at December 31, 2022 and 2021	106	106
Class B common stock; $0.0001 par value; 10,000,000 shares authorized; 8,050,000 shares issued and outstanding at December 31, 2022 and 2021	805	805
Additional paid-in capital	—	—
Accumulated deficit	(13,452,560)	(7,310,530)
TOTAL STOCKHOLDERS’ DEFICIT	(13,451,649)	(7,309,619)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$22,027,334	$236,045,838

The accompanying notes are an integral part of the financial statements.

ATHENA CONSUMER ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	For the period from June 4, 2021 (Inception) Through December 31, 2021
OPERATING EXPENSES
General and administrative	$4,515,112	$237,285
Total operating expenses	4,515,112	237,285

OTHER INCOME
Income on cash and investments held in Trust Account	3,259,199	4,169
Other income	—	16
Change in fair value of derivative liability – Forward Purchase Agreement	(300,000)	—
Total other income, net	2,959,199	4,185

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,555,913)	(233,100)
Benefit from (provision for) income taxes	(690,232)	15,299
Net loss	$(2,246,145)	$(217,801)

Weighted average shares outstanding of Class A common stock	23,198,997	8,096,019
Basic and diluted net loss per share, Class A	$(0.07)	$(0.01)
Weighted average shares outstanding of Class B common stock	8,050,000	7,353,318
Basic and diluted net loss per share, Class B	$(0.07)	$(0.01)

The accompanying notes are an integral part of the financial statements.

ATHENA CONSUMER ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND THE PERIOD FROM JUNE 4, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Common stock				Additional paid-in Capital	Accumulated Deficit	Total stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, June 04, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to initial stockholders	—	—	8,050,000	805	24,195	—	25,000
Sale of private placement warrants	1,060,000	106	—	—	10,599,894	—	10,600,000
Proceeds from Initial Public Offering Costs allocated to Public Warrants (net of offering costs)	—	—	—	—	14,438,579	—	14,438,579
Accretion for redeemable Class A common stock to redemption value	—	—	—	—	(25,062,668)	(7,092,729)	(32,155,397)
Net loss	—	—	—	—	—	(217,801)	(217,801)

Balance, December 31, 2021	1,060,000	106	8,050,000	805	—	(7,310,530)	(7,309,619)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(2,465,885)	(2,465,885)
Initial value of Derivative Liability – Forward Purchase Agreement	—	—	—	—	—	(1,430,000)	(1,430,000)
Net loss	—	—	—	—	—	(2,246,145)	(2,246,145)
Balance, December 31, 2022	1,060,000	$106	8,050,000	$805	$—	$(13,452,560)	$(13,451,649)

The accompanying notes are an integral part of the financial statements.

ATHENA CONSUMER ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from June 4, 2021 (Inception) through December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,246,145)	$(217,801)
Adjustments to reconcile net loss to net cash used in operating activities:
Income on cash and investments held in Trust Account	(3,259,199)	(4,169)
Deferred tax asset	15,299	(15,299)
Change in fair value of derivative liability – Forward Purchase Agreement	300,000	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	314,525	(575,755)
Accounts payable and accrued expenses	3,275,733	28,421
Income tax and franchise tax payable	656,754	77,036
Net cash used in operating activities	(943,033)	(707,567)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	—	(234,600,000)
Cash withdrawn from trust in connection with redemption	216,004,846	—
Withdrawal from Trust Account for payment of taxes	106,030	—
Net cash provided by (used in) investing activities	216,110,876	(234,600,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from initial public offering, net of underwriters’ discount	—	226,000,000
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from private placement	—	10,600,000
Redemptions of Class A common stock	(216,004,846)	—
Payment of offering costs	—	(466,818)
Net cash provided by financing activities	(216,004,846)	236,158,182

NET CHANGE IN CASH	(837,003)	850,615
CASH, BEGINNING OF PERIOD	850,615	—
CASH, END OF PERIOD	$13,612	$850,615

Supplemental disclosure of noncash activities:
Deferred underwriting commissions payable charged to additional paid-in capital	$—	$8,650,000
Initial value of derivative liability – Forward Purchase Agreement	$1,430,000	—

The accompanying notes are an integral part of the financial statements.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Athena Consumer Acquisition Corp. (the “Company”) was incorporated in Delaware on June 4, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO.

The registration statement for the Company’s IPO was declared effective on October 19, 2021. On October 22, 2021, the Company consummated the IPO and overallotment option of 23,000,000 units (“Units”) with respect to the Class A common stock included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $230,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 1,060,000 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Athena Consumer Acquisition Sponsor LLC (the “Sponsor”) generating gross proceeds of $10,600,000, which is described in Note 4.

Offering costs for the IPO and the exercise of the underwriters’ over-allotment option amounted to $13,116,818, consisting of $4,000,000 of underwriting fees, $8,650,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $466,818 of other costs. As described in Note 6, the $8,650,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement.

Following the closing of the IPO and exercise of the over-allotment, $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a Trust Account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require Class A common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the IPO, without the prior consent of the Company.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A common stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by April 22, 2023, 18 months from the closing of the IPO (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On December 16, 2022, the Company issued a press release announcing that, if the Extension Amendment is approved at the Extension Meeting and the Extension is implemented, the Sponsor or its designees will deposit into the Trust Account as a loan (a “Contribution”, and the Sponsor or its designee making such Contribution, a “Contributor”), the lesser of (x) $121,000 or (y) $0.055 per public share multiplied by the number of public shares outstanding, on each of the following dates: (i) January 23, 2023; and (ii) one business day following the public announcement by the Company disclosing that Athena’s board of directors has determined to extend the Deadline Date for an additional month in accordance with the Extension (each date on which a Contribution is to be deposited into the Trust Account, a “Contribution Date”).

On December 21, 2022, the Company held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the proposed amendment, the “Charter Amendment”) to provide the Company with the right to extend the date (the “Deadline Date”) by which the Company must consummate a Business Combination up to six times for an additional one month each time, from January 22, 2023 (the date which is 15 months from the closing date of the IPO) to up to July 22, 2023 (the date which is 21 months from the closing date of the IPO) (the “Extension Amendment Proposal”).

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic, and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on completing the IPO and subsequently identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IR Act”), which, among other things, generally imposes a 1% U.S. federal excise tax (the “Excise Tax”) on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. Because the Company is a Delaware corporation and its securities are trading on the NYSE American, the Company is a “covered corporation” for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the Excise Tax. On December 27, 2022, the Treasury issued a notice that provides interim operating rules for the Excise Tax, including rules governing the calculation and reporting of the Excise Tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the Excise Tax are published. Although such notice clarifies certain aspects of the Excise Tax, the interpretation and operation of other aspects of the Excise Tax remain unclear, and such interim operating rules are subject to change.

Whether and to what extent the Company would be subject to the Excise Tax on a redemption of shares of Class A common stock or other stock issued by the Company would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the initial Business Combination, an extension or otherwise, (iii) the structure of the initial Business Combination, (iv) the nature and amount of any “PIPE” or other equity issuances (whether in connection with the initial Business Combination or otherwise) issued within the same taxable year of a redemption treated as a repurchase of stock and (v) the content of forthcoming

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

regulations and other guidance from the Treasury. As noted above, the Excise Tax would be payable by the Company and not by the redeeming holder, and only limited guidance on the mechanics of any required reporting and payment of the Excise Tax on which taxpayers may rely have been issued to date. The imposition of the Excise Tax could cause a reduction in the cash available on hand to complete the initial Business Combination or for effecting redemptions and may affect the Company’s ability to complete the initial Business Combination, fund future operations or make distributions to stockholders. In addition, the Excise Tax could cause a reduction in the per share amount payable to the public stockholders in the event the Company liquidates the Trust Account due to a failure to complete the initial Business Combination within the requisite timeframe.

Going Concern and Capital Resources

As of December 31, 2022, the Company had $13,612 in its operating bank accounts, $21,752,492 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $3,763,102. As of December 31, 2022, approximately $3,259,199 of the amount on deposit in the Trust Account represented interest and dividend income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until April 22, 2023 to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution and liquidity condition, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 22, 2023. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by April 22, 2023.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $13,612 and $850,615 of cash as of December 31, 2022 and 2021, respectively, and no cash equivalents.

Cash and Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

As of December 31, 2022 and 2021, the Company had $21,752,492 and $234,604,169 in cash and investments held in Trust Account, respectively.

Offering Costs associated with the Initial Public Offering

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Total offering cost amounted to $13,116,818, out of which $12,245,042 was charged against the carrying value of Class A common stock upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for December 31. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for federal and state income tax reporting purposes. Total tax provision may differ from the statutory tax rates applied to income before provision for income taxes due principally to expenses charged which are not tax deductible.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Liabilities

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The Company has determined forward purchase agreements are derivative instruments.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock sold in the IPO and over-allotment features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 2,048,936 and 23,000,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets, respectively.

Under ASC 480-10-S99, the Company has elected to recognize changes in redemption value immediately as they occur and adjust the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Immediately upon the closing of the IPO and over-allotment, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date of the security. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares of Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

As of December 31, 2022 and 2021, the shares of Class A common stock subject to possible redemption reflected on the balance sheets are reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Fair value of Public Warrants at issuance	(15,310,355)
Class A shares issuance costs	(12,245,042)
Plus:
Add: Accretion of carrying value to redemption value	32,155,397
Class A common stock subject to possible redemption at December 31, 2021	234,600,000
Add: Accretion of carrying value to redemption value	2,465,885
Less: Redemption of common stock subject to possible redemption	(216,004,846)
Class A common stock subject to possible redemption	$21,061,039

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Common Share

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. On December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of stock.

	Year Ended December 31, 2022		For the Period from June 4, 2021 (Inception) Through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(1,667,519)	$(578,626)	$(106,139)	$(111,662)
Denominator:
Weighted average shares outstanding	23,198,997	8,050,000	8,096,019	7,353,318
Basic and diluted net loss per common share	$(0.07)	$(0.07)	$(0.01)	$(0.01)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants (defined below) issued pursuant to the warrant agreements qualify for equity accounting treatment.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Franchise Taxes

The Company is subject to a franchise tax administered by the Delaware Division of Corporations. The Company estimates its franchise tax liability for the year ended December 31, 2022, to be $200,000. As of December 31, 2022, the Company has $58,857 accrued for franchise taxes. For the year ended December 31, 2022, the Company received a refund for the prior tax year ended December 31, 2021, in the amount of $22,476. The current period franchise tax is recorded net of the refund received.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 3. INITIAL PUBLIC OFFERING AND OVER-ALLOTMENT

Pursuant to the IPO, and including the underwriters’ exercise of their over-allotment option, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

On October 22, 2021, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option, the Company consummated the issuance and sale (“Private Placement”) of 1,060,000 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $10,600,000. Each whole Private Placement Unit will consist of one share of Class A common stock and one-half of a redeemable warrant (“Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units will be added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 4, 2021, the Sponsor was issued 5,900,000 shares of Class B common stock. Subsequently, on June 24, 2021, the Sponsor paid certain costs totaling $25,000 on behalf of the Company as consideration for 5,900,000 issued on June 4, 2021. On September 23, 2021, the Company effected a 1.36440678 for 1 stock split of its common stock so that the Sponsor owns an aggregate of 8,050,000 Founder Shares. The Sponsor paid approximately $0.003 per share for the Founder Shares. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 7. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment, at any time. The Initial Stockholders had agreed to forfeit up to 1,050,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. Since the underwriters exercised the over-allotment option in full, the Sponsor did not forfeit any Founder Shares.

Subject to limited exceptions, each holder of Founder Shares has agreed that, during the period from July 28, 2022 through the earlier to occur of (the “Termination Date”) (a) the closing of the e.GO Business Combination (as such term is defined in Note 6) (the “Closing”), (b) such date and time as the Business Combination Agreement (as such term is defined in Note 6) is validly terminated in accordance with its terms and (c) the mutual written agreement of the parties to that certain Sponsor Letter Agreement (as such term is defined in Note 6), except as contemplated by such Sponsor Letter Agreement and the Business Combination Agreement, it shall not, and shall cause its affiliates not to, without the prior written consent of e.GO and the Company (which consent may be given or withheld by e.GO and the Company in their sole discretion), (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its Founder Shares; (ii) grant any proxies or powers of attorney with respect to any or all of its Founder Shares held by it (except in connection with voting by proxy at a meeting of shareholders of the Company); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to any or all of its Founder Shares, other than those created by the Sponsor Letter Agreement; provided that any Lien with respect to the Founder Shares that would not prevent, impair or delay its ability to comply with the terms and conditions of the Sponsor Letter Agreement shall be permitted and will not be deemed to violate the restrictions contained above.

Additionally, subject to limited exceptions, each holder of Founder Shares has agreed that for a period from the Closing through the date that is 180 days thereafter, it shall not, and shall cause its affiliates not to, Transfer, or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its TopCo Covered Shares. “TopCo Covered Shares” means (i) with respect to the Sponsor, 75% of the TopCo Ordinary Shares to be issued to the Sponsor pursuant to the Business Combination Agreement (it being understood that the terms of this paragraph shall not apply to the remaining 25% of such TopCo Ordinary Shares) and (ii) with respect to the Athena Insiders (as such term is defined in Note 6), all of the TopCo Ordinary Shares to be issued pursuant to the Business Combination Agreement.

Related Party Loans

On June 4, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2021, or the completion of the IPO. $117,994 was borrowed under the Note and repaid on October 22, 2021. There was no balance outstanding as of December 31, 2022 and 2021. This facility is no longer available.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Units of the post Business Combination entity at a price of $10.00 per Unit. The Units would be identical to the Private Placement Units. As of December 31, 2022 and 2021, there were no Working Capital Loans outstanding.

Support Services

The Company intends to pay an entity affiliated with the Sponsor a fee of approximately $10,000 per month following the consummation of the IPO until the earlier of the consummation of the Business Combination or liquidation for office space and administrative support services. As of December 31, 2022, $120,000 has been incurred and paid under this agreement. As of December 31, 2021, $30,000 has been incurred under this agreement.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the IPO. These holders will be entitled to certain demand

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On October 22, 2021, the underwriters elected to fully exercise the over-allotment option purchasing 3,000,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per unit on the offering not including the Units issued with the underwriter’s exercise of their over-allotment option, or $4,000,000 in the aggregate at the closing of the IPO. The underwriters have agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon completion of a Business Combination ($600,000 in the aggregate). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $8,050,000 from the closing of the IPO. The total deferred fee is $8,650,000 consisting of the $8,050,000 deferred portion and the $600,000 cash discount agreed to be deferred until completion of a Business Combination. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On December 8, 2022, Citi, as representative of the underwriters, agreed to formally waive the deferred underwriting commissions of $8,650,000 in full, pursuant to a deferred fee waiver letter agreement between Citi and the Company.

Business Combination Agreement

On July 28, 2022, the Company entered into a Business Combination Agreement (as amended by that certain first amendment to the Business Combination Agreement on September 29, 2022, and as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Next.e.GO Mobile SE, a German company (“e.GO”), Next.e.GO B.V., a Dutch private limited liability company and a wholly owned subsidiary of e.GO (“TopCo”), and Time is Now Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of TopCo (“Merger Sub”), for the Company’s initial Business Combination (the “e.GO Business Combination”). Pursuant to the Business Combination Agreement, among other things, (i) TopCo will issue to the e.GO’s equity securities (the “e.GO Shareholders”) and convertible loan lenders of e.GO (the “Lenders”) an aggregate of up to 79,019,608 TopCo Ordinary Shares, representing aggregate consideration to the e.GO Shareholders of $800,000,000, 30,000,000 of such shares will be unvested and subject to an earn-out (the “Earn-Out Shares”), in exchange for the contribution by the e.GO Shareholders of all of the paid up no-par value shares of e.GO to TopCo and the convertible loans held by the Lenders, assuming that all e.GO Shareholders and Lender participate in the exchange; (ii) each issued and outstanding share of the Company’s Class A common stock will be automatically cancelled and extinguished and converted into one share the Surviving Company Common Stock, (iii) each issued and outstanding share of the Company’s Class B common stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the credit agreement, dated September 29, 2022, between e.GO, Brucke Funding LLC, Brucke Agent LLC and certain lenders party thereto (the “Bridge Financing”), divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth; (iv) TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); (v) Merger Sub will merge with and into the Company, with the Company being the Surviving Company and, after giving effect to the merger, becoming a direct, wholly owned subsidiary of TopCo; (vi) each share of the Company’s common stock will

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

be converted into one share of the Surviving Company Common Stock; (vii) immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be automatically exchanged for one TopCo Ordinary Share; and (viii) each outstanding warrant to purchase a share of the Company’s Class A common stock will be converted into a warrant to purchase a TopCo Ordinary Share on the same contractual terms and conditions as were in effect with respect to each warrant prior to the e.GO Business Combination.

Sponsor Letter Agreement

On July 28, 2022, the Company, the Sponsor, e.GO, TopCo and certain of the Company’s officers and directors (the “Athena Insiders”) entered into a Sponsor Letter Agreement, which was amended on September 29, 2022 (as it may be further amended, supplemented or otherwise modified from time to time, the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and the Athena Insiders have agreed to (i) vote all of its, his or her shares of the Company’s Class A common stock to approve and adopt the Business Combination Agreement and the e.GO Business Combination, (ii) waive its, his or her redemption rights with respect to its, his or her shares of the Company’s Class A common stock in connection with the e.GO Business Combination, (iii) not transfer any of its, his or her shares of the Company’s Class A common stock until the Closing or termination of the Business Combination Agreement (except in limited circumstances), (iv) not transfer (a) with respect to the Sponsor, 75% of its TopCo shares and (b) with respect to all other Athena Insiders any of its, his or her TopCo ordinary shares until the date that is 180 days after the Closing (except in limited circumstances), (v) waive any adjustment to the conversion ratio set forth in the Company’s amended and restated certificate of incorporation or any other anti-dilution or similar protection with respect to the shares of the Company’s Class B common stock held by the Sponsor or the Athena Insiders, in each case, subject to the terms and conditions contemplated by the Sponsor Letter Agreement.

Pursuant to the Sponsor Letter Agreement, TopCo will indemnify the Sponsor from and against certain liabilities relating to the e.GO Business Combination for a period of six years after the Closing and subject to an aggregate maximum indemnity of $4,000,000.

Forward Purchase Agreement

On September 29, 2022, the Company, TopCo, e.GO and Vellar Opportunity Fund SPV LLC — Series 3 (“Vellar”) entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”) for an OTC equity prepaid share forward transaction (the “Forward Purchase Transaction”). Vellar had agreed to waive any redemption rights with respect to any shares of the Company and shares of TopCo following the Closing of the e.GO Business Combination (collectively, the “Shares”) in connection with the e.GO Business Combination.

Pursuant to the terms of the Forward Purchase Agreement, Vellar intended, but was not obligated, to purchase through a broker in the open market from Public Stockholders who have redeemed or indicated an intention to redeem, or from the Company, up to an aggregate amount of 15,000,000 shares of Class A common stock (the “Forward Purchase Shares”). Vellar would not beneficially own greater than 9.9% of the Shares on a post-combination pro forma basis. Upon Closing, or upon the date any assets from the Company’s Trust Account are disbursed in connection with the e.GO Business Combination, Vellar would be paid directly, out of the funds held in the Trust Account, an amount equal to (a) (i) the redemption price of shares of the Company’s Class A common stock redeemed by the Public Stockholders and purchased by Vellar, minus (ii) 10% of such amount and (b) the product of 1,500,000 multiplied by the redemption price of shares of the Company’s Class A common stock indicated to the Public Stockholders prior to the redemption deadline (as consideration for having purchased Class A common stock prior to Closing). From time to time following the Closing, Vellar, in its discretion, could sell the Forward Purchase Shares (such shares sold, the “Vellar Terminated Shares”) without payment obligation to TopCo until such time as the proceeds from the sales equal (i) 10% of the product of the number of the Forward Purchase

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Shares and the redemption price per share indicated to investors ahead of the Company’s redemption notice deadline or (ii) in the case of an event of default under the Bridge Financing, all amounts that are due to Vellar under such financing.

Upon the second anniversary of the Closing, TopCo would have been obligated to pay to Vellar an amount equal to the product of (a) (x) 15,000,000 less (y) the number of Vellar Terminated Shares multiplied by (b) $2.50. Vellar could freely transfer or assign its rights under the Forward Purchase Agreement if the number of the Forward Purchase Shares it acquired would exceed 9.9% on a post-e.GO Business Combination basis.

On March 3, 2023, the Forward Purchase Agreement was terminated.

NOTE 7. STOCKHOLDERS’ DEFICIT

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 1,060,000 shares of Class A common stock issued and outstanding (excluding 2,048,936 and 23,000,000, respectively, shares subject to possible redemption).

Pursuant to the e.GO Business Combination, if approved by the Company’s stockholders, at Closing, each issued and outstanding share of the Company’s Class A common stock will be automatically cancelled and extinguished and converted into one share the Surviving Company Common Stock.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 8,050,000 shares of Class B common stock outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The Company’s amended and restated certificate of incorporation provides that the shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, approximately 26.0% of the sum of the total number of all shares of common stock outstanding upon the completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Pursuant to the e.GO Business Combination, if approved by the Company’s stockholders, at Closing, each issued and outstanding shares of Class B common stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth, and, immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be exchanged for one TopCo Ordinary Share.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. For the periods presented, there were no shares of preferred stock issued or outstanding.

Warrants — As of December 31, 2022 and 2021, the Company has 11,500,000 Public Warrants and 530,000 Private Placement Warrants outstanding (together, the “Warrants”). Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreements. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants is not effective within a specified period following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Once the Warrants become exercisable, the Company may redeem the Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption, to each Warrant holder; and

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the Public Warrant agreement and Private Warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable at the election of the holder on a “cashless basis”.

Neither the Private Placement Warrants nor the Public Warrants contain any provision that change dependent upon the characteristics of the holder of the Warrant.

NOTE 8. INCOME TAXES

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets
Net operating loss carryforward	$—	$—
Startup Costs	972,202	48,951
Total deferred tax assets	972,202	48,951
Valuation allowance	(972,202)	(33,652)
Deferred tax assets, net of allowance	$—	$15,299

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8. INCOME TAXES (cont.)

The income tax provision for the year ended December 31, 2022 and for the period from June 4, 2021 (inception) through December 31, 2021 consists of the following:

	December 31, 2022	December 31, 2021
Federal
Current	$690,232	$—
Deferred	(953,550)	(48,951)
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	953,550	33,652
Income tax provision	$690,232	$(15,299)

As of December 31, 2022 and 2021, the Company had a total of $72,851 and $0, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely.

In assessing the realization of the deferred tax assets, the Company considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, the Company believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from June 4, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $33,652. For the year ended December 31, 2022, the change in the valuation allowance was $953,550.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Transaction costs warrants	0.0%	0.0%
Change in fair value of warrants	(4.1)%	0.0%
Change in valuation allowance	(61.3)%	(14.4)%
Income tax provision	(44.4)%	6.6%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in fair value in warrants, transaction costs associated with warrants and the recording of full valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2022 the assets held in the Trust Account were held in an operating bank account. At December 31, 2021, the assets held in the Trust Account were held in treasury funds. As of December 31, 2022 the Company’s cash and investments held in the Trust account were classified as cash. At December 31, 2021, the Company’s cash and investments held in the Trust Account are classified as trading securities.

The following tables present information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

December 31, 2022	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	1	—	—	—

Liabilities:
Derivative liability – Forward Purchase Agreement	3	—	—	$1,730,000
December 31, 2021	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	1	$234,604,169	—	—

The Company utilizes a Put Model Option to value its forward purchase agreement at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the forward purchase agreement liabilities is determined using Level 3 inputs. Inherent in put options pricing model are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the forward purchase agreement. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the forward purchase agreement. The expected life of the forward purchase agreement is assumed to be equivalent to their remaining contractual term.

For the year ended December 31, 2022 and 2021, there were no transfers between Levels 1, 2 or 3.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements:

	September 29, 2022	December 31, 2022
Risk-free interest rate	4.20%	4.40%
Term	2.51	2.25
Expected volatility	69.80%	78.20%
Exercise price	$2.50	$2.50
Stock Price	$10.06	$10.38
Probability of transaction	50%	50%

The following table presents the changes in the fair value of Forward Purchase Agreement:

Forward Purchase Agreement
Fair value as of September 29, 2022	$1,430,000
Change in valuation inputs or other assumptions	300,000
Fair value as of December 31, 2022	1,730,000

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheets date up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 17, 2023, the Company issued an unsecured promissory note to the Sponsor with a principal amount equal to $676,148.88 (the “Extension Note”). On the same date, in connection with advances the Sponsor may make in the future to the Company for working capital expenses in connection with the Company’s initial business combination, the Company issued a separate unsecured promissory note to the Sponsor in the principal amount of up to $400,000.00 (the “Working Capital Note”, together with the Extension Note, the “Notes”). Both Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination, or (b) the date of the Company’s liquidation. If the Company does not consummate an initial business combination by the Deadline Date, the Notes will be repaid only from funds held outside of the trust account or will be forfeited, eliminated or otherwise forgiven. Notwithstanding the foregoing, under both Notes, following the closing of the Company’s initial business combination, the Sponsor may elect to convert all or any portion of the unpaid principal balance of the Note into units of the post-business combination entity at $10.00 per unit (the “Conversion Units”), with each unit being identical to the private placement units sold to the Sponsor in connection with the Company’s initial public offering. The Conversion Units and their underlying securities are entitled to the registration rights set forth above.

On January 17, 2023, the Board determined to implement a first Extension and to extend the Deadline Date for an additional month to February 22, 2023. On the same date, in connection with the Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691.48 for the first month of the Extension. Upon this written request, the Sponsor funded $112,691.48 to the Company’s trust account on January 23, 2023.

On January 24, 2023, the Company issued a press release announcing that on January 23, 2023, the Sponsor deposited $112,691.48 into the Company’s trust account to extend the Deadline Date from January 22, 2023, for an additional month, to February 22, 2023.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 10. SUBSEQUENT EVENTS (cont.)

On January 30, 2023, the Company received notifications via phone calls from the staff of the New York Stock Exchange (the “NYSE”) that it has determined that the Company was not in compliance with the requirements of Section 802.01B of the NYSE Listed Company Manual (the “LCM”), which requires a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly held shares (a “public float”) over a consecutive 30 trading day period of at least $40,000,000.

On February 9, 2023, the Company issued a press release announcing that it will transfer its listing to the NYSE American. The Company received written confirmation that it has been cleared to file an initial listing application with the NYSE American on February 6, 2023, and received the final approval for listing from the staff of the NYSE American on February 9, 2023. Following the transfer of its listing, the Company intends to continue to file the same periodic reports and other information it currently files with the Securities and Exchange Commission. On February 14, 2023, the Company voluntarily delisted its securities from the NYSE and the Company’s securities commenced trading on the NYSE American under the same symbols.

On February 17, 2023, pursuant to the Charter, the Board determined to implement a second Extension to allow additional time for the Company to complete its initial business combination. In connection with the second Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691.48 for the second month of the Extension. On the same day, the Sponsor deposited $112,691.48 into the Company’s trust account in connection with the second Extension.

On February 20, 2023, the Company issued a press release announcing that its Board has elected to extend the Deadline Date from February 22, 2023 for an additional month to March 22, 2023, the second of six potential one-month extensions of the Deadline Date available to the Company.

On March 20, 2023, the Board determined to implement a third Extension to allow additional time for the Company to complete its initial business combination. In connection with the third Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691.48 for the third month of the Extension. On March 21, 2023, the Sponsor deposited $112,691.48 into the Company’s trust account in connection with the third Extension.

On March 22, 2023, the Company issued a press release announcing that its Board has elected to extend the Deadline Date from March 22, 2023 for an additional month to April 22, 2023, the third of six potential one-month extensions of the Deadline Date available to the Company.

ATHENA CONSUMER ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$8,976	$13,612
Prepaid expenses and other assets	245,440	261,230
Total current assets	254,416	274,842
Cash and Investments held in Trust Account	22,274,979	21,752,492
TOTAL ASSETS	$22,529,395	$22,027,334

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,910,860	$3,304,154
Income tax payable	721,317	674,933
Promissory note – related party, net of discount	697,436	—
Franchise tax payable	22,500	58,857
Total current liabilities	5,352,113	4,037,944

Derivative liability – Forward Purchase Agreement	—	1,730,000
Deferred underwriting fee payable	8,650,000	8,650,000
TOTAL LIABILITIES	14,002,113	14,417,944

COMMITMENTS AND CONTINGENCIES

COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
Class A common stock subject to possible redemption, $0.0001 par value, 2,048,936 shares at redemption value of $10.51 and $10.28 per share at March 31, 2023 and December 31, 2022, respectively	21,531,162	21,061,039

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at March 31, 2023 and December 31, 2022	—	—
Class A common stock; $0.0001 par value; 100,000,000 shares authorized; 1,060,000 shares issued and outstanding (excluding 2,048,936 shares subject to possible redemption) at March 31, 2023 and December 31, 2022	106	106
Class B common stock; $0.0001 par value; 10,000,000 shares authorized; 8,050,000 shares issued and outstanding at March 31, 2023 and December 31, 2022	805	805
Additional paid-in capital	79,805	—
Accumulated deficit	(13,084,596)	(13,452,560)
TOTAL STOCKHOLDERS’ DEFICIT	(13,003,880)	(13,451,649)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$22,529,395	$22,027,334

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATHENA CONSUMER ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended March 31,
	2023	2022
OPERATING EXPENSES
General and administrative	$1,088,898	$254,714
Total operating expenses	(1,088,898)	(254,714)

OTHER INCOME
Income on investments held in Trust Account	243,369	23,624
Other Income	—	31
Change in fair value of Derivative liability – Forward Purchase Agreement	1,730,000	—
Total other income	1,973,369	23,655

INCOME (LOSS) BEFORE (PROVISION FOR) BENEFIT FROM INCOME TAXES	884,471	(231,059)
(Provision for) benefit from income taxes	(46,384)	8,745
Net income (loss)	$838,087	$(222,314)

Weighted average shares outstanding of Class A common stock	3,108,936	23,000,000
Basic and diluted net income (loss) per share, Class A	$0.08	$(0.01)
Weighted average shares outstanding of Class B common stock	8,050,000	8,050,000
Basic and diluted net income (loss) per share, Class B	$0.08	$(0.01)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATHENA CONSUMER ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Common stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2022	1,060,000	$106	8,050,000	$805	$—	$(13,452,560)	$(13,451,649)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(470,123)	(470,123)
Class B common stock transferred to fund promissory note	—	—	—	—	79,805	—	79,805
Net income	—	—	—	—	—	838,087	838,087
Balance, March 31, 2023 (unaudited)	1,060,000	$106	8,050,000	$805	$79,805	$(13,084,596)	$(13,003,880)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Common stock				Additional paid-in capital	Accumulated deficit	Total Stockholders’ deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	1,060,000	$106	8,050,000	$805	$—	$(7,310,530)	$(7,309,619)
Net Loss	—	—	—	—	—	(222,314)	(222,314)
Balance, March 31, 2022 (unaudited)	1,060,000	$106	8,050,000	$805	$—	$(7,532,844)	$(7,531,933)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATHENA CONSUMER ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$838,087	$(222,314)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income on investments held in Trust Account	(243,369)	(23,624)
Deferred tax asset	—	(8,745)
Gain on termination of Derivative liability – Forward Purchase Agreement	(1,730,000)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	15,790	(9,343)
Accounts payable and accrued expenses	606,706	(4,242)
Income tax and Franchise tax payable	10,027	50,000
Net cash used in operating activities	(502,759)	(218,268)

CASH FLOWS FROM INVESTING ACTIVITIES
Principal deposited in Trust Account	(338,075)	—
Withdrawal from Trust Account for payment of franchise taxes	58,957	—
Net cash used in investing activities	(279,118)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Sponsor loans	777,241	—
Net cash provided by financing activities	777,241	—

NET CHANGE IN CASH	(4,636)	(218,268)
CASH, BEGINNING OF PERIOD	13,612	850,615
CASH, END OF PERIOD	$8,976	$632,347

Class B Common Stock transferred to fund promissory note	(79,805)	—

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Athena Consumer Acquisition Corp. (the “Company”) was incorporated in Delaware on June 4, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2023, the Company had not commenced any operations. All activity through March 31, 2023, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO.

The registration statement for the Company’s IPO was declared effective on October 19, 2021. On October 22, 2021, the Company consummated the IPO and overallotment option of 23,000,000 units (“Units”) with respect to the Class A common stock included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $230,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 1,060,000 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Athena Consumer Acquisition Sponsor LLC (the “Sponsor”) generating gross proceeds of $10,600,000, which is described in Note 4.

Offering costs for the IPO and the exercise of the underwriters’ over-allotment option amounted to $13,116,818, consisting of $4,000,000 of underwriting fees, $8,650,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below) and $466,818 of other costs. As described in Note 6, the $8,650,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement.

Following the closing of the IPO and exercise of the over-allotment, $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a Trust Account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”). In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require Class A common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Charter, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the IPO, without the prior consent of the Company.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Charter that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A common stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by May 22, 2023, 19 months from the closing of the IPO, as may be further extended pursuant to the Company’s Charter (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On December 16, 2022, the Company issued a press release announcing that, in connection with a special meeting of stockholders (the “Special Meeting”) to be held for the purpose of considering and voting on, among other proposals, a proposal to amend the Company’s amended and restated certificate of incorporation (the “Extension Amendment”) to provide the Company with the right to extend the date (the “Deadline Date”) by which it must consummate an initial business combination (the “Extension”) up to six times for an additional one month each time, from January 22, 2023 to up to July 22, 2023, if the Extension Amendment is approved at the Special Meeting and an Extension is implemented, the Sponsor, or its designees will deposit into the Trust Account as a loan (a “Contribution”, and the Sponsor or its designee making such Contribution, a “Contributor”), the lesser of (x) $121,000 or (y) $0.055 per public share multiplied by the number of public shares outstanding, on each of the following dates: (i) January 23, 2023; and (ii) one business day following the public announcement by the Company disclosing that the Company’s board of directors has determined to extend the Deadline Date for an additional month in accordance with the Extension (each date on which a Contribution is to be deposited into the Trust Account, a “Contribution Date”).

On December 21, 2022, the Company held the Special Meeting. At the Special Meeting, the Company’s stockholders approved the Extension Amendment, providing the Company with the right to extend the Deadline Date up to six times for an additional one month each time, from January 22, 2023 (the date which is 15 months from the closing date of the Company’s IPO to up to July 22, 2023 (the date which is 21 months from the closing date of the IPO).

On January 17, 2023, the Board determined to implement a first Extension and to extend the Deadline Date for an additional month to February 22, 2023. On the same date, in connection with the Extension and pursuant to an unsecured promissory note the Company and the Sponsor entered into on January 17, 2023 (the “Extension Note”), the Board delivered to the Sponsor a written request to draw down $112,691 for the first month of the Extension. Upon this written request, the Sponsor deposited the $112,691 to the Company’s Trust Account on January 23, 2023.

On January 30, 2023, the Company received notifications via phone calls from the staff of the New York Stock Exchange (the “NYSE”) that it had determined that the Company was not in compliance with the requirements of Section 802.01B of the NYSE Listed Company Manual (the “LCM”), which requires a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly held shares (a “public float”) over a consecutive 30 trading day period of at least $40,000,000.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On February 9, 2023, the Company issued a press release announcing that it would transfer its listing to the NYSE American LLC (the “NYSE American”). The Company received written confirmation that it had been cleared to file an initial listing application with the NYSE American on February 6, 2023, and received the final approval for listing from the staff of the NYSE American on February 9, 2023. In connection with listing on the NYSE American, the Company would voluntarily delist from the New York Stock Exchange. Following the transfer of its listing, the Company intends to continue to file the same periodic reports and other information it currently files with the Securities and Exchange Commission. On February 14, 2023, the Company voluntarily delisted its securities from the NYSE and the Company’s securities commenced trading on the NYSE American under the same symbols.

On February 17, 2023, pursuant to the Charter, the Board determined to implement a second Extension to allow additional time for the Company to complete its initial business combination. In connection with the second Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691 for the second month of the Extension. On the same day, the Sponsor deposited $112,691 into the Company’s Trust Account in connection with the second Extension.

On March 20, 2023, the Board determined to implement a third Extension to allow additional time for the Company to complete its initial business combination. In connection with the third Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691 for the third month of the Extension. On March 21, 2023, the Sponsor deposited $112,691 into the Company’s trust account in connection with the third Extension.

On April 18, 2023, the Board determined to implement a fourth Extension to allow additional time for the Company to complete its initial business combination. In connection with the fourth Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691 for the fourth month of the Extension. On April 20, 2023, the Sponsor deposited $112,691 into the Company’s Trust Account in connection with the fourth Extension.

On April 20, 2023, the Company issued a press release announcing that its Board has elected to extend the Deadline Date from April 22, 2023 for an additional month to May 22, 2023, the fourth of six potential one-month extensions of the Deadline Date available to the Company.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the unaudited condensed financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic, and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on completing the IPO and subsequently identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IR Act”), which, among other things, generally imposes a 1% U.S. federal excise tax (the “Excise Tax”) on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. Because the Company is a Delaware corporation and its securities are trading on the NYSE American, the Company is a “covered corporation” for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the Excise Tax. On December 27, 2022, the Treasury issued a notice that provides interim operating rules for the Excise Tax, including rules governing the calculation and reporting of the Excise Tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the Excise Tax are published. Although such notice clarifies certain aspects of the Excise Tax, the interpretation and operation of other aspects of the Excise Tax remain unclear, and such interim operating rules are subject to change.

Whether and to what extent the Company would be subject to the Excise Tax on a redemption of shares of Class A common stock or other stock issued by the Company would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the initial Business Combination, an extension or otherwise, (iii) the structure of the initial Business Combination, (iv) the nature and amount of any “PIPE” or other equity issuances (whether in connection with the initial Business Combination or otherwise) issued within the same taxable year of a redemption treated as a repurchase of stock and (v) the content of forthcoming regulations and other guidance from the Treasury. As noted above, the Excise Tax would be payable by the Company and not by the redeeming holder, and only limited guidance on the mechanics of any required reporting and

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

payment of the Excise Tax on which taxpayers may rely have been issued to date. The imposition of the Excise Tax could cause a reduction in the cash available on hand to complete the initial Business Combination or for effecting redemptions and may affect the Company’s ability to complete the initial Business Combination, fund future operations or make distributions to stockholders. In addition, the Excise Tax could cause a reduction in the per share amount payable to the public stockholders in the event the Company liquidates the Trust Account due to a failure to complete the initial Business Combination within the requisite time frame.

Going Concern and Capital Resources

As of March 31, 2023, the Company had $8,976 in its operating bank accounts, $22,274,979 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $5,177,502. As of March 31, 2023, approximately $1,037,758 of the amount on deposit in the Trust Account represented interest and dividend income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the unaudited condensed financial statements. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until May 22, 2023, as may be further extended pursuant to the Company’s Charter, to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution and liquidity condition, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Deadline Date. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by the Deadline Date.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on March 30, 2023. The interim results for the three months ended March 31, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $8,976 and $13,612 of cash as of March 31, 2023 and December 31, 2022, respectively, and no cash equivalents.

Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

As of March 31, 2023 and December 31, 2022, the Company had $22,274,979 and $21,752,492 in investments held in Trust Account, respectively.

Offering Costs associated with the Initial Public Offering

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Total offering costs amounted to $13,116,818, out of which $12,245,042 was charged against the carrying value of Class A common stock upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of March 31, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740-270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. The Company’s effective tax rate was 5.2% and 3.55% for the three months ended March 31, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2023 and 2022, primarily due to the valuation allowance on the deferred tax assets.

Derivative Liabilities

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The Company has determined forward purchase agreements are derivative instruments.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock sold in the IPO and over-allotment features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2023 and December 31, 2022, 2,048,936 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

Under ASC 480-10-S99, the Company has elected to recognize changes in redemption value immediately as they occur and adjust the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Immediately upon the closing of the IPO and over-allotment, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date of the security. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares of Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of March 31, 2023 and December 31, 2022, the shares of Class A common stock subject to possible redemption reflected on the balance sheets are reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Fair value of Public Warrants at issuance	(15,310,355)
Class A shares issuance costs	(12,245,042)
Plus:
Add: Accretion of carrying value to redemption value	32,155,397
Class A common stock subject to possible redemption at December 31, 2021	234,600,000
Add: Accretion of carrying value to redemption value	2,465,885
Less: Redemption of common stock subject to possible redemption	(216,004,846)
Class A common stock subject to possible redemption, December 31, 2022	$21,061,039

Add: Accretion of carrying value to redemption value	470,123
Class A common stock subject to possible redemption, March 31, 2023	$21,531,162

Net Income (Loss) per Common Share

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. On March 31, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted income (loss) per common share is the same as basic income (loss) per common share for the period presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of stock.

	For the three months ended March 31, 2023		For the three months ended March 31, 2022
	Class A common stock	Class B common stock	Class A common stock	Class B common stock
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$233,495	$604,592	$(164,677)	$(57,637)

Denominator:
Weighted average shares outstanding	3,108,936	8,050,000	23,000,000	8,050,000
Basic and diluted net income (loss) per share	$0.08	$0.08	$(0.01)	$(0.01)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants (defined below) issued pursuant to the warrant agreements qualify for equity accounting treatment.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING AND OVER-ALLOTMENT

Pursuant to the IPO, and including the underwriters’ exercise of their over-allotment option, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock (such shares of Class A common stock included in the Units being offered, the “Public Shares”), and one-half a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

On October 22, 2021, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option, the Company consummated the issuance and sale (“Private Placement”) of 1,060,000 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $10,600,000. Each whole Private Placement Unit will consist of one share of Class A common stock and one-half of a redeemable warrant (“Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units will be added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 4, 2021, the Sponsor was issued 5,900,000 shares of Class B common stock. Subsequently, on June 24, 2021, the Sponsor paid certain costs totaling $25,000 on behalf of the Company as consideration for 5,900,000 issued on June 4, 2021. On September 23, 2021, the Company effected a 1.36440678 for 1 stock split of its common stock so that the Sponsor owns an aggregate of 8,050,000 Founder Shares. The Sponsor paid approximately $0.003 per share for the Founder Shares. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 7. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment, at any time. The Initial Stockholders had agreed to forfeit up to 1,050,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. Since the underwriters exercised the over-allotment option in full, the Sponsor did not forfeit any Founder Shares.

Subject to limited exceptions, each holder of Founder Shares has agreed that, during the period from July 28, 2022 through the earlier to occur of (the “Termination Date”) (a) the closing of the e.GO Transaction (as such term is defined in Note 6) (the “Closing”), (b) such date and time as the Business Combination Agreement (as such term is defined in Note 6) is validly terminated in accordance with its terms and (c) the mutual written agreement of the parties to that certain Sponsor Letter Agreement (as such term is defined in Note 6), except as contemplated by such

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Sponsor Letter Agreement and the Business Combination Agreement, it shall not, and shall cause its affiliates not to, without the prior written consent of e.GO and the Company (which consent may be given or withheld by e.GO and the Company in their sole discretion), (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its Founder Shares; (ii) grant any proxies or powers of attorney with respect to any or all of its Founder Shares held by it (except in connection with voting by proxy at a meeting of shareholders of the Company); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to any or all of its Founder Shares, other than those created by the Sponsor Letter Agreement; provided that any Lien with respect to the Founder Shares that would not prevent, impair or delay its ability to comply with the terms and conditions of the Sponsor Letter Agreement shall be permitted and will not be deemed to violate the restrictions contained above.

Additionally, subject to limited exceptions, each holder of Founder Shares has agreed that for a period from the Closing through the date that is 180 days thereafter, it shall not, and shall cause its affiliates not to, Transfer, or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its TopCo Covered Shares. “TopCo Covered Shares” means (i) with respect to the Sponsor, 75% of the TopCo Ordinary Shares to be issued to the Sponsor pursuant to the Business Combination Agreement (it being understood that the terms of this paragraph shall not apply to the remaining 25% of such TopCo Ordinary Shares) and (ii) with respect to the Athena Insiders (as such term is defined in Note 6), all of the TopCo Ordinary Shares to be issued pursuant to the Business Combination Agreement.

Related Party Loans

On June 4, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2021, or the completion of the IPO. $117,994 was borrowed under the Note and repaid on October 22, 2021. There was no balance outstanding as of March 31, 2023 and December 31, 2022. This facility is no longer available.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Units of the post Business Combination entity at a price of $10.00 per Unit. The Units would be identical to the Private Placement Units. As of March 31, 2023 the below promissory notes were entered into which fall under the Working Capital Loans structure.

On January 17, 2023, the Company issued an unsecured promissory note to the Sponsor with a principal amount equal to $676,148.88 (the “Extension Note”). On the same date, in connection with advances the Sponsor may make in the future to the Company for working capital expenses in connection with the Company’s initial business combination, the Company issued a separate unsecured promissory note to the Sponsor in the principal amount of up to $400,000.00 (the “Working Capital Note”, together with the Extension Note, the “Working Capital

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Loans” or “Notes”). Both Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination, or (b) the date of the Company’s liquidation. If the Company does not consummate an initial business combination by the Deadline Date, the Notes will be repaid only from funds held outside of the trust account or will be forfeited, eliminated or otherwise forgiven. Notwithstanding the foregoing, under both Notes, following the closing of the Company’s initial business combination, the Sponsor may elect to convert all or any portion of the unpaid principal balance of the Note into units of the post-business combination entity at $10.00 per unit (the “Conversion Units”), with each unit being identical to the private placement units sold to the Sponsor in connection with the Company’s initial public offering. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the Notes. As of March 31, 2023 the Sponsor funded $377,241 and there is $298,907 available under the Extension Note which have not yet been funded. The $400,000 Working Capital Note was fully funded as of March 31, 2023. As of March 31, 2023 and December 31, 2022, the total outstanding balance of the Notes is $777,241 and $0, respectively.

In connection with funding the Extension Note, the Sponsor entered into an agreement with a member of the Sponsor. Pursuant to such agreement, the Sponsor agreed to assign and transfer to such member an aggregate of 76,667 Founder Shares upon the closing of the Business Combination. As of March 31, 2023, such member of the Sponsor loaned $112,691 to the Sponsor, which amount is included in the balance due to the Sponsor under the Extension Note described above, offset by a discount of $79,805, based on the fair value of the 76,667 Founder Shares to be transferred to such member of the Sponsor in respect of such $112,691 loaned to the Sponsor.

Support Services

The Company intends to pay an entity affiliated with the Sponsor a fee of approximately $10,000 per month following the consummation of the IPO until the earlier of the consummation of the Business Combination or liquidation for office space and administrative support services. As of March 31, 2023, $30,000 has been incurred and $20,000 has been paid under this agreement. As of March 31, 2022, $30,000 has been incurred and paid under this agreement in general and administrative expenses.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On October 22, 2021, the underwriters elected to fully exercise the over-allotment option purchasing 3,000,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per unit on the offering not including the Units issued with the underwriter’s exercise of their over-allotment option, or $4,000,000 in the aggregate at the closing of the IPO. The underwriters have agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon completion of a Business Combination ($600,000 in the aggregate).

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $8,050,000 from the closing of the IPO. The total deferred fee is $8,650,000 consisting of the $8,050,000 deferred portion and the $600,000 cash discount agreed to be deferred until completion of a Business Combination. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On December 8, 2022, Citi, as representative of the underwriters, agreed to formally waive the deferred underwriting commissions of $8,650,000 in full, pursuant to a deferred fee waiver letter agreement between Citi and the Company only upon the successful Business Combination under the e.GO transaction as described below.

Business Combination Agreement

On July 28, 2022, the Company entered into a Business Combination Agreement (as amended by that certain first amendment to the Business Combination Agreement on September 29, 2022, and as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Next.e.GO Mobile SE, a German company (“e.GO”), Next.e.GO B.V., a Dutch private limited liability company and a wholly owned subsidiary of e.GO (“TopCo”), and Time is Now Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of TopCo (“Merger Sub”), for the Company’s initial Business Combination (the “e.GO Transaction”). Pursuant to the Business Combination Agreement, among other things, (i) TopCo will issue to the e.GO’s equity securities (the “e.GO Shareholders”) and convertible loan lenders of e.GO (the “Lenders”) an aggregate of up to 79,019,608 TopCo Ordinary Shares, representing aggregate consideration to the e.GO Shareholders of $800,000,000, 30,000,000 of such shares will be unvested and subject to an earn-out (the “Earn-Out Shares”), in exchange for the contribution by the e.GO Shareholders of all of the paid up no-par value shares of e.GO to TopCo and the convertible loans held by the Lenders, assuming that all e.GO Shareholders and Lender participate in the exchange; (ii) each issued and outstanding share of the Company’s Class A common stock will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (the “Surviving Company Common Stock”), (iii) each issued and outstanding share of the Company’s Class B common stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the credit agreement, dated September 29, 2022, between e.GO, Brucke Funding LLC, Brucke Agent LLC and certain lenders party thereto (the “Bridge Financing”), divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth; (iv) TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); (v) Merger Sub will merge with and into the Company, with the Company being the Surviving Company and, after giving effect to the merger, becoming a direct, wholly owned subsidiary of TopCo; (vi) each share of the Company’s common stock will be converted into one share of the Surviving Company Common Stock; (vii) immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be automatically exchanged for one TopCo Ordinary Share; and (viii) each outstanding warrant to purchase a share of the Company’s Class A common stock will be converted into a warrant to purchase a TopCo Ordinary Share on the same contractual terms and conditions as were in effect with respect to each warrant prior to the e.GO Transaction ; and (ix) TopCo, the Company, the Sponsor, certain of the Company’s officers and directors, certain members of the Sponsor and/or their respective affiliates will enter into an amended and restated registration rights agreement pursuant to which TopCo will agree to register for resale, pursuant to Rule 415 of the Securities Act, certain TopCo Ordinary Shares and other equity securities of TopCo that are held by the parties thereto from time to time and the parties thereto will be provided customary demand and piggyback registration rights.

Sponsor Letter Agreement

On July 28, 2022, the Company, the Sponsor, e.GO, TopCo and certain of the Company’s officers and directors (the “Athena Insiders”) entered into a Sponsor Letter Agreement, which was amended on September 29, 2022 (as it may be further amended, supplemented or otherwise modified from time to time, the “Sponsor Letter Agreement”),

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

pursuant to which, among other things, the Sponsor and the Athena Insiders have agreed to (i) vote all of its, his or her shares of the Company’s Class A common stock to approve and adopt the Business Combination Agreement and the e.GO Transaction, (ii) waive its, his or her redemption rights with respect to its, his or her shares of the Company’s Class A common stock in connection with the e.GO Transaction, (iii) not transfer any of its, his or her shares of the Company’s Class A common stock until the Closing or termination of the Business Combination Agreement (except in limited circumstances), (iv) not transfer (a) with respect to the Sponsor, 75% of its TopCo shares and (b) with respect to all other Athena Insiders any of its, his or her TopCo ordinary shares until the date that is 180 days after the Closing (except in limited circumstances), (v) waive any adjustment to the conversion ratio set forth in the Company’s amended and restated certificate of incorporation or any other anti-dilution or similar protection with respect to the shares of the Company’s Class B common stock held by the Sponsor or the Athena Insiders, in each case, subject to the terms and conditions contemplated by the Sponsor Letter Agreement.

Pursuant to the Sponsor Letter Agreement, TopCo will indemnify the Sponsor from and against certain liabilities relating to the e.GO Transaction for a period of six years after the Closing and subject to an aggregate maximum indemnity of $4,000,000.

Forward Purchase Agreement

On September 29, 2022, the Company, TopCo, e.GO and Vellar Opportunity Fund SPV LLC — Series 3 (“Vellar”) entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”) for an OTC equity prepaid share forward transaction (the “Forward Purchase Transaction”). Vellar agreed to waive any redemption rights with respect to any shares of the Company and shares of TopCo following the Closing of the e.GO Transaction (collectively, the “Shares”) in connection with the e.GO Transaction.

Pursuant to the terms of the Forward Purchase Agreement, Vellar intended, but was not obligated, to purchase through a broker in the open market from Public Stockholders who redeemed or indicated an intention to redeem, or from the Company, up to an aggregate amount of 15,000,000 shares of Class A common stock (the “Forward Purchase Shares”). Vellar could not beneficially own greater than 9.9% of the Shares on a post-combination pro forma basis. Upon Closing, or upon the date any assets from the Company’s Trust Account would be disbursed in connection with the e.GO Transaction, Vellar would be paid directly, out of the funds held in the Trust Account, an amount equal to (a) (i) the redemption price of shares of the Company’s Class A common stock redeemed by the Public Stockholders and purchased by Vellar, minus (ii) 10% of such amount and (b) the product of 1,500,000 multiplied by the redemption price of shares of the Company’s Class A common stock indicated to the Public Stockholders prior to the redemption deadline (as consideration for having purchased Class A common stock prior to Closing). From time to time following the Closing, Vellar, in its discretion, could sell the Forward Purchase Shares (such shares sold, the “Vellar Terminated Shares”) without payment obligation to TopCo until such time as the proceeds from the sales equal (i) 10% of the product of the number of the Forward Purchase Shares and the redemption price per share indicated to investors ahead of the Company’s redemption notice deadline or (ii) in the case of an event of default under the Bridge Financing, all amounts that are due to Vellar under such financing.

Upon the second anniversary of the Closing, TopCo would be obligated to pay to Vellar an amount equal to the product of (a) (x) 15,000,000 less (y) the number of Vellar Terminated Shares multiplied by (b) $2.50. Vellar could freely transfer or assign its rights under the Forward Purchase Agreement if the number of the Forward Purchase Shares it acquired would exceed 9.9% on a post-e.GO Transaction basis.

On March 3, 2023, the Forward Purchase Agreement was terminated.

Subscription Agreement

In connection with funding the Extension Note, the Sponsor entered into an agreement with a member of the Sponsor. Pursuant to such agreement, the Sponsor agreed to assign and transfer to such member an aggregate of 76,667 Founder Shares upon the closing of the Business Combination. As of March 31, 2023, such member of

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

the Sponsor loaned $112,691 to the Sponsor, which amount is included in the balance due to the Sponsor under the Extension Note described above, offset by a discount of $79,805, based on the fair value of the 76,667 Founder Shares to be transferred to such member of the Sponsor in respect of such $112,691 loaned to the Sponsor. The value of the Founder Shares to be transferred by the Sponsor was deemed a contribution by the Sponsor to the Company and a financing cost. As such the discount of $79,805 will be amortized.

NOTE 7. STOCKHOLDERS’ DEFICIT

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were 1,060,000 shares of Class A common stock issued and outstanding (excluding 2,048,936 shares subject to possible redemption).

Pursuant to the e.Go Transaction, if approved by the Company’s stockholders, at Closing, each issued and outstanding share of the Company’s Class A common stock will be automatically cancelled and extinguished and converted into one share the Surviving Company Common Stock.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of March 31, 2023 and December 31, 2022, there were 8,050,000 shares of Class B common stock outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The Company’s amended and restated certificate of incorporation provides that the shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, approximately 26.0% of the sum of the total number of all shares of common stock outstanding upon the completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Pursuant to the e.Go Transaction, if approved by the Company’s stockholders, at Closing, each issued and outstanding shares of Class B common stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth, and, immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be exchanged for one TopCo Ordinary Share.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. For the periods presented, there were no shares of preferred stock issued or outstanding.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

Warrants — As of March 31, 2023 and December 31, 2022, the Company has 11,500,000 Public Warrants and 530,000 Private Placement Warrants outstanding (together, the “Warrants”). Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreements. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants is not effective within a specified period following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Once the Warrants become exercisable, the Company may redeem the Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption, to each Warrant holder; and

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the Public Warrant agreement and Private Warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization,

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price.

The Pirvate Placement Warrants are Identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable at the election of the holder on a “cashless basis”.

Neither the Placement Warrants nor the Public Warrants contain any provision that change dependent upon the characteristics of the holder of the Warrant.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

At March 31, 2023 and December 31, 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

March 31, 2023	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and investments held in Trust Account	1	$22,274,979	—	—
December 31, 2022	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and investments held in Trust Account	1	21,752,492	—	—

Liabilities:
Derivative liability – Forward Purchase Agreement	3	—	—	$1,730,000

The Company utilizes a Put Model Option to value its forward purchase agreement at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the forward purchase agreement liabilities is determined using Level 3 inputs. Inherent in put options pricing model are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the forward purchase agreement. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the forward purchase agreement. The expected life of the forward purchase agreement is assumed to be equivalent to their remaining contractual term. The forward purchase agreement was terminated on March 9, 2023.

For the three months ended March 31, 2023 and December 31, 2022, there were no transfers between Levels 1, 2 or 3.

The following table provides quantitative information regarding Level 3 fair value measurements:

December 31, 2022
Risk-free interest rate	4.40%
Term	2.25
Expected volatility	78.20%
Exercise price	$2.50
Stock Price	$10.38
Probability of transaction	50%

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023 (UNAUDITED)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of Forward Purchase Agreement:

Forward Purchase Agreement
Fair value as of September 29, 2022	$1,430,000
Change in valuation inputs or other assumptions	300,000
Fair value as of December 31, 2022	1,730,000
Change in valuation inputs or other assumptions	(1,730,000)
Fair value as of March 31, 2023	—

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheets date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On April 20, 2023, the Board determined to implement a third Extension to allow additional time for the Company to complete its initial business combination. In connection with the third Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691 for the third month of the Extension. On April 21, 2023, the Sponsor deposited $112,691 into the Company’s trust account in connection with the fourth Extension.

Annex A-1

Execution Version

Business Combination Agreement

by and among

Athena Consumer Acquisition Corp.
as SPAC

Next.e.GO Mobile SE
as Company

Next.e.GO B.V.
as TopCo

and

Time is Now Merger Sub, Inc.
as Merger Sub

Dated July 28, 2022

Annex A-1 Page No.
Article I Certain Definitions		A-1-3
Section 1.01	Definitions	A-1-3
Section 1.02	Construction	A-1-15
Section 1.03	Knowledge	A-1-16
Section 1.04	Equitable Adjustments	A-1-16

Article II The Closing Transactions		A-1-16
Section 2.01	The Closing Transactions	A-1-16
Section 2.02	Further Assurances	A-1-20
Section 2.03	Withholding Rights	A-1-20

Article III Closing		A-1-20
Section 3.01	Closing	A-1-20
Section 3.02	Allocation Schedule	A-1-20
Section 3.03	Closing Statements	A-1-21

Article IV Representations and Warranties Relating to the Company		A-1-22
Section 4.01	Corporate Organization	A-1-22
Section 4.02	Subsidiaries	A-1-22
Section 4.03	Due Authorization	A-1-22
Section 4.04	Consents and Requisite Governmental Approvals; No Violations	A-1-22
Section 4.05	Capitalization	A-1-23
Section 4.06	Capitalization of Subsidiaries	A-1-23
Section 4.07	Financial Statements	A-1-24
Section 4.08	Undisclosed Liabilities	A-1-24
Section 4.09	Litigation	A-1-25
Section 4.10	Compliance with Laws	A-1-25
Section 4.11	Material Contracts	A-1-26
Section 4.12	Company Benefit Plans	A-1-28
Section 4.13	Labor Matters	A-1-29
Section 4.14	Taxes	A-1-29
Section 4.15	Insurance	A-1-31
Section 4.16	Permits	A-1-31
Section 4.17	Property	A-1-31
Section 4.18	Intellectual Property and IT Security	A-1-32
Section 4.19	Environmental Matters	A-1-33
Section 4.20	Absence of Changes	A-1-34
Section 4.21	Brokers	A-1-34
Section 4.22	Transactions with Affiliates	A-1-34
Section 4.23	Information Supplied	A-1-34
Section 4.24	Undertaking	A-1-35
Section 4.25	No TID U.S. Business	A-1-35
Section 4.26	Top Suppliers	A-1-35
Section 4.27	Vehicle Certification and Manufacturing	A-1-35
Section 4.28	Investigation; No Other Representations	A-1-35
Section 4.29	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	A-1-35

Annex A-1-i

Annex A-1 Page No.
Article V Representations and Warranties Relating to Topco and Merger Sub		A-1-36
Section 5.01	Corporate Organization	A-1-36
Section 5.02	Due Authorization	A-1-36
Section 5.03	Capitalization	A-1-36
Section 5.04	Consents and Requisite Governmental Approvals; No Violations	A-1-37
Section 5.05	Business Activities	A-1-37
Section 5.06	Brokers	A-1-37
Section 5.07	Tax Matters	A-1-37
Section 5.08	Investment Company Act	A-1-38
Section 5.09	Investigation; No Other Representations	A-1-38
Section 5.10	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	A-1-38

Article VI Representations and Warranties Relating to SPAC		A-1-39
Section 6.01	Corporate Organization	A-1-39
Section 6.02	Due Authorization	A-1-39
Section 6.03	Litigation	A-1-39
Section 6.04	Compliance with Applicable Law	A-1-39
Section 6.05	Consents and Requisite Government Approvals; No Violations	A-1-39
Section 6.06	Trust Account	A-1-40
Section 6.07	Brokers	A-1-40
Section 6.08	SEC Filings	A-1-40
Section 6.09	Internal Controls; Listing; Financial Statements	A-1-41
Section 6.10	No Undisclosed Liabilities	A-1-41
Section 6.11	Taxes	A-1-42
Section 6.12	Capitalization	A-1-43
Section 6.13	Information Supplied	A-1-43
Section 6.14	Investigation; No Other Representations	A-1-43
Section 6.15	Absence of Changes	A-1-44
Section 6.16	Business Activities	A-1-44
Section 6.17	Employees; Benefit Plans	A-1-44
Section 6.18	Investment Company Act	A-1-44
Section 6.19	Transactions with Affiliates	A-1-44
Section 6.20	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	A-1-44

Article VII Covenants of the Company, TOPCO and MERGER SUB		A-1-45
Section 7.01	Conduct of Business of the Company	A-1-45
Section 7.02	Trust Account Waiver	A-1-47
Section 7.03	SPAC D&O Indemnification and Insurance	A-1-48
Section 7.04	Company D&O Indemnification and Insurance	A-1-49
Section 7.05	Financial Information	A-1-49
Section 7.06	Merger Sub Member Approval	A-1-50
Section 7.07	Stock Exchange Listing of TopCo Ordinary Shares	A-1-50
Section 7.08	Undertaking	A-1-50
Section 7.09	Company Related Party Transactions	A-1-50
Section 7.10	TopCo Tax Residency	A-1-51
Section 7.11	Equity Plans	A-1-51
Section 7.12	Labor Consultation	A-1-51

Annex A-1-ii

Annex A-1 Page No.
Article VIII Covenants of SPAC		A-1-51
Section 8.01	Conduct of SPAC During the Interim Period	A-1-51
Section 8.02	SPAC Public Filings	A-1-52
Section 8.03	Trust Account Proceeds and Redemptions	A-1-52
Section 8.04	De-Listing	A-1-52

Article IX Joint Covenants		A-1-52
Section 9.01	Post-Closing TopCo Board of Directors and Officers	A-1-52
Section 9.02	Efforts to Consummate	A-1-53
Section 9.03	Registration Statement/Proxy Statement; SPAC Special Meeting	A-1-54
Section 9.04	Exclusive Dealing	A-1-56
Section 9.05	Tax Matters	A-1-56
Section 9.06	Confidentiality: Access to Information: Publicity	A-1-58
Section 9.07	Post-Closing Cooperation; Further Assurances	A-1-60
Section 9.08	Shareholder Litigation	A-1-60
Section 9.09	Company Interim Financing	A-1-60

Article X Conditions to Obligations		A-1-60
Section 10.01	Conditions to Obligations of the Parties	A-1-60
Section 10.02	Additional Conditions to the Obligations of TopCo, the Company and Merger Sub	A-1-60
Section 10.03	Additional Conditions to Obligations of SPAC	A-1-61
Section 10.04	Frustration of Conditions	A-1-62

Article XI Termination/Effectiveness		A-1-62
Section 11.01	Termination	A-1-62
Section 11.02	Termination Fee.	A-1-63
Section 11.03	Effect of Termination	A-1-64

Article XII Miscellaneous		A-1-64
Section 12.01	Waiver	A-1-64
Section 12.02	Notices	A-1-65
Section 12.03	Assignment	A-1-65
Section 12.04	Rights of Third Parties	A-1-66
Section 12.05	Expenses	A-1-66
Section 12.06	Governing Law	A-1-66
Section 12.07	Captions; Counterparts	A-1-66
Section 12.08	Exhibits and Schedules	A-1-66
Section 12.09	Entire Agreement	A-1-66
Section 12.10	Amendments	A-1-66
Section 12.11	Severability	A-1-67
Section 12.12	Jurisdiction	A-1-67
Section 12.13	Waiver of Jury Trial	A-1-67
Section 12.14	Enforcement	A-1-67
Section 12.15	Non-Recourse	A-1-68
Section 12.16	Nonsurvival of Representations, Warranties and Covenants	A-1-68
Section 12.17	Acknowledgements	A-1-68
Section 12.18	Conflicts and Privilege	A-1-69

Annex A-1-iii

EXHIBITS
Exhibit A-1	—	Form of Shareholder Undertaking
Exhibit A-2	—	Form of Lender Undertaking
Exhibit B	—	Form of Shareholder Lock-Up Agreement
Exhibit C	—	Sponsor Letter Agreement
Exhibit D	—	Form of Incentive Equity Plan
Exhibit E	—	Form of Registration Rights Agreement
Exhibit F	—	Form of TopCo Amended and Restated Articles of Association
Exhibit G	—	Form of Certificate of Merger
Exhibit H-1	—	Form of Private Warrant Assumption Agreement
Exhibit H-2	—	Form of Public Warrant Assumption Agreement

ANNEXES
Annex A		Company Shareholders
Annex B		Post-Closing Integration Transactions

Annex A-1-iv

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of July 28, 2022, by and among Athena Consumer Acquisition Corp., a Delaware corporation (“SPAC”), Next.e.GO Mobile SE, a German company (the “Company”), Next.e.GO B.V., a Dutch private limited liability company (“TopCo”), and Time is Now Merger Sub, Inc., a Delaware corporation (“Merger Sub”). SPAC, the Company, TopCo and Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, (a) SPAC is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, (b) TopCo is a newly incorporated, wholly-owned Subsidiary of the Company and (c) Merger Sub is a newly formed, wholly-owned Subsidiary of TopCo;

WHEREAS, concurrently with the execution of this Agreement, NDII, substantially all other holders of shares of Company Common Stock as of the date hereof and substantially all of the Lenders, as set forth on Annex A, entered into an irrevocable shareholder undertaking (the “Shareholder Undertaking” or “Lender Undertaking”, respectively, and together, the “Undertakings”) forms of which are attached hereto as Exhibit A-1 and Exhibit A-2, respectively, by and among SPAC, the Company, and such Company Shareholders and such Lenders, and pursuant to which, among other things, each such Company Shareholder and each such Lender (a) agreed to promptly grant one or more powers of attorney, in substantially the form(s) attached to the Undertakings, authorizing the respective persons identified in such powers of attorney (acting on behalf of such Company Shareholder or Lender) to execute (as applicable) (i) the relevant Dutch Deed of Issue, (ii) the relevant German Transfer Deed and (iii) any other Transaction Documents to which such Company Shareholder or Lender is or will be a party, (b) undertook to take all necessary or desirable actions in connection with the transactions contemplated by this Agreement and the other Transaction Documents (including to fully support and implement the Exchange, the Conversion and Option Exercise) including the execution of this Agreement, the Transaction Documents and execution of the transactions contemplated hereby, the termination of the Company Shareholder Agreement and certain other matters related to the implementation of the Transactions (the “Required Company Shareholders’ Consent”) and (c) agreed to certain covenants to support the transactions contemplated by this Agreement and the other Transaction Documents (including restrictions on the sale, disposition or transfer of the Company Common Stock and notes held by such Company Shareholder or Lender, as applicable), in each case, on the terms and subject to the conditions set forth in the Undertakings;

WHEREAS, the Lenders have agreed to effect the Conversion prior to the Closing;

WHEREAS, pursuant to SPAC’s Governing Documents, SPAC is required to provide an opportunity for its stockholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SPAC Stockholder Approval at the Special Meeting;

WHEREAS, concurrently with the execution of this Agreement, the preponderance of all Company Shareholders and Lenders are entering into lock-up agreements, pursuant to which they will agree not to effect any direct or indirect sale, transfer or distribution of any Equity Securities of TopCo issued to them pursuant to this Agreement during the lock-up period described therein (each, a “Shareholder Lock-Up Agreement”), in the form attached hereto as Exhibit B in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), SPAC, the Company and certain individuals party thereto (the “Insiders”) have entered into the sponsor letter agreement in the form attached hereto as Exhibit C (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and the Insiders have agreed to (a) vote in favor of all of the Transaction Proposals, (b) waive certain adjustments to the conversion ratio set forth in SPAC’s Governing Documents with respect to the SPAC Class B Shares and (c) be bound by certain transfer restrictions with respect to their SPAC Shares prior to Closing;

WHEREAS, prior to the TopCo-SPAC Business Combination (defined below), in accordance with this Agreement and the Undertakings, the Company Shareholders and TopCo shall effect the Exchange (defined below);

Annex A-1-1

WHEREAS, upon completion of the Exchange, a notarial deed will be executed by a Dutch notary in order to change the legal form of TopCo from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) (“Change of Legal Form”);

WHEREAS, following the Exchange, at the Effective Time, (i) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC as the surviving company in the Merger (the “Surviving Company”) and, after giving effect to the Merger, the Surviving Company will be a wholly owned Subsidiary of TopCo, and (ii) each issued and outstanding SPAC Share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be exchanged for one TopCo Ordinary Share (defined below) and (iv) each SPAC Warrant (defined below) that is outstanding immediately prior to the Effective Time will be converted into a warrant that is exercisable for an equivalent number of TopCo Ordinary Shares on the same contractual terms and conditions as were in effect with respect to such SPAC Warrant immediately prior to the effective time under the terms of the Warrant Agreement (defined below), in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the SPAC Class B Shares will automatically convert into SPAC Class A Shares prior to the cancelation and conversion described above, pursuant to the Governing Documents (defined below) of SPAC (the “SPAC Class B Conversion”);

WHEREAS, prior to the consummation of the Transactions, TopCo shall adopt a new long-term equity incentive plan for officers, directors, employees and other eligible service providers of TopCo and its subsidiaries (the “Incentive Equity Plan”), in the form set forth on Exhibit D;

WHEREAS, at the Closing, SPAC, TopCo, the Company Shareholders, Sponsor and SPAC’s officers and directors shall enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit E, pursuant to which, among other things, Sponsor, SPAC’s officers and directors and each Company Shareholder will be granted certain registration rights with respect to, among other things, their respective TopCo Ordinary Shares, in each case, on the terms and subject to the conditions in the Registration Rights Agreement;

WHEREAS, following the Merger, TopCo, the Surviving Company and their Affiliates may engage in certain transactions set forth in Annex B (the “Post-Closing Integration Transactions”);

WHEREAS, the board of directors of SPAC has (a) approved this Agreement, the Transaction Documents to which SPAC is or will be a party and the transactions contemplated hereby and thereby (including the TopCo-SPAC Business Combination) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents to which SPAC is or will be a party (including the TopCo-SPAC Business Combination) by the holders of SPAC Shares entitled to vote thereon;

WHEREAS, the administrative board (Verwaltungsrat) of the Company has granted the Company Administrative Board Approval and has, on the terms and subject to the conditions set forth herein, approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Exchange);

WHEREAS, the board of directors of TopCo and TopCo, as the sole member of Merger Sub, have approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company, as the sole shareholder of TopCo, has approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby;

WHEREAS, each of the Parties intends for U.S. federal, and applicable state and local, income tax purposes that (a) (i) the Exchange and the TopCo-SPAC Business Combination, taken together, qualify as a transaction described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder; and (ii) the TopCo-SPAC Business Combination qualifies as a “reorganization” under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, provided, it shall be assumed for all purposes of this Agreement, that the assets of, and the business conducted by, SPAC on the Closing Date constitute “historic business assets” and a “historic business,” respectively, in each case within the meaning of Treasury Regulations Section 1.368-1(d), and in each case of these clauses (i) and (ii), qualifies as an exchange eligible for the exceptions to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c),

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assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met; (b) the SPAC Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder; (c) the conversion described in Section 2.01(b)qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder; (d) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (e) TopCo shall not be treated as a domestic corporation under Section 7874 of the Code and the Treasury Regulations promulgated thereunder (each, an “Intended Tax Treatment” and collectively, the “Intended Tax Treatments”); and

WHEREAS, each of the Parties intends that the Exchange shall, to the extent legally and factually possible, qualify as a tax neutral roll-over (qualifizierter Anteilstausch zu Buchwerten) for German tax purposes pursuant to Section 21 German Reorganization Tax Act (Umwandlungssteuergesetz) or, as the case may be, Section 20 para. 4a German Income Tax Act (Einkommensteuergesetz).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any claim, action, suit, charge, audit, investigation, assessment, arbitration or legal, judicial or administrative proceeding by or before any Governmental Authority (whether at law or in equity).

“Adjusted Base Equity Value” means (a) the Base Equity Value less (b) the Convertible Loan Equity Value less (c) the amount calculated in accordance with Section 1.01(a) of the Company Disclosure Schedules less (d) the amount calculated in accordance with Section 1.01(b) of the Company Disclosure Schedules.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 3.02(a).

“Anti-Corruption Laws” means any applicable Laws, regulations, or orders relating to anti-bribery, anti-corruption (governmental or commercial), or anti-money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act of 2010 (as amended) and all national and international Laws enacted to implement the OECD Convention on Combatting Bribery of Foreign Officials in International Business Transactions.

“Anti-Trust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 any other antitrust or competition Law of any other jurisdiction (whether United States, foreign or multinational), and the rules and regulations promulgated thereunder.

“Available Closing SPAC Cash” means, as of the Measurement Time, all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption).

“Base Equity Value” means $500,000,000.

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or any other benefit or compensation plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based

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compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement), in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required to be maintained under applicable law or any Governmental Authority.

“Breaching Party” has the meaning specified in Section 11.02(a).

“Breaching Party Related Party” has the meaning specified in Section 11.02(d).

“Business Combination Proposal” has the meaning specified in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in (a) New York, New York, (b) Aachen, Germany or (c) Amsterdam, the Netherlands are authorized or required by Law to close.

“Certificate of Merger” has the meaning specified in Section 2.01(c)(i).

“Certificates” means any and all certificates representing SPAC Shares.

“Change of Control Payment” means any success bonus, change of control bonus, retention bonus, transaction bonus or other similar payment or amount payable to any Person as a result of the Transactions or any other Change of Control Transaction to be agreed or closed prior to or concurrently with the Closing (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events; provided that no severance payments relating to individuals terminated following, and not otherwise in connection with or arising out of, the Closing shall constitute Change of Control Payments).

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than 50% of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.

“Change of Legal Form” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 3.01.

“Closing Company Financial Statements” has the meaning specified in Section 4.07(b).

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 9.06(e).

“Closing Press Release” has the meaning specified in Section 9.06(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates, in the case of each of clause (a) and (b), comprising more than 15% of the equity or assets of the Company. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

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“Company Administrative Board Approval” means the approval of the transactions contemplated by this Agreement and the other Transaction Documents, and the other transactions contemplated hereby and thereby (including the Exchange), by the administrative board (Verwaltungsrat) of the Company in accordance with its Governing Documents and the Company Shareholder Agreement.

“Company Assets” has the meaning specified in Section 4.17(d).

“Company Benefit Plan” means a Benefit Plan that is sponsored, maintained or contributed to, or is required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or contractor of the Company or any Subsidiary or his or her dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.

“Company Common Stock” means 144,879 paid up no-par value shares (Stückaktien) of the Company each with a nominal amount of EUR 1.00 per share as of the date of this Agreement; provided that the term Company Common Stock shall, to the extent the Wolff Option is not waived and is exercised, after implementation of the Option Exercise, also include such shares of the Company that will be issued as a result of the Option Exercise, and, provided further, that, if the Conversion is effected through conversion into shares of the Company, the term Company Common Stock shall also include such shares of the Company that will be issued as a result of the Conversion.

“Company Counsel” has the meaning specified in Section 12.18(b).

“Company Counsel Privileged Communications” has the meaning specified in Section 12.18(b).

“Company D&O Persons” has the meaning specified in Section 7.04(a).

“Company Designee” has the meaning specified in Section 9.01(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Corporate Organization), Section 4.03 (Due Authorization), Section 4.05(b) (Capitalization), Section 4.21 (Brokers), Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.06 (Brokers).

“Company Group” has the meaning specified in Section 12.18(b).

“Company Interim Financing” means the financing obtained by the Company during the Interim Period in an amount of up to $50,000,000. For the avoidance of doubt, the IP Note and the Equity Line of Credit, or any borrowings against the Equity Line of Credit, shall not constitute Company Interim Financing.

“Company Material Adverse Effect” means any change, event, effect, state of facts or occurrence that, individually or in the aggregate with any other change, event, effect, state of facts, or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the ability of TopCo, Merger Sub or the Company (whether on behalf of itself or on behalf of the Company Shareholders, as applicable) to consummate the Transactions contemplated by this Agreement, the Transaction Documents and the other transactions contemplated hereby and thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any change, event, effect, state of facts or occurrence from or related to (i) general business or economic conditions in or affecting Germany, the United States, the Netherlands or any other country, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in Germany, the United States, the Netherlands or any other country, including the engagement by Germany, the United States, the Netherlands or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism (including the Russo-Ukrainian War and any potential exacerbation or spread of the Russo-Ukrainian War), (iii) changes in conditions of the financial, banking, capital or securities markets generally in Germany, the United States, the Netherlands or any other country, or changes therein, including changes in interest rates in Germany, the United States, the Netherlands or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws (including COVID-19 Measures) or changes in IFRS or any interpretation thereof, in each case, coming into effect

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after the date of this Agreement, (v) the execution or public announcement of this Agreement (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 4.04(b) to the extent that its purpose is to address the consequences resulting from the public announcement or the condition set forth in Section 10.03 to the extent it relates to such representations and warranties), (vi) any failure in and of itself by the Company or any of its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), (vii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, epidemic, pandemic (including COVID-19) or quarantine, act of God or other comparable event in Germany, the United States, the Netherlands or any other country, or any escalation of the foregoing, (viii) changes generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (ix) any action taken by, or at the written request of, SPAC; provided, however, that any change, event, effect, state of facts or occurrence resulting from a matter described in any of the changes, events, effects, state of facts or occurrences described in clauses (i) through (v) or (vii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur if such change, event, effect, state of facts or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole relative to other participants operating in the industries or markets in which the Company and its Subsidiaries operate.

“Company Per Share Consideration” means, with respect to each share of Company Common Stock, a number of TopCo Ordinary Shares equal to the Exchange Ratio.

“Company Related Party” has the meaning specified in Section 4.22.

“Company Related Party Transactions” has the meaning specified in Section 4.22.

“Company Shareholder Agreement” means the Series C Shareholders’ Agreement dated August 12, 2021, by and between the Series A Investors, the Series B Investors, the Series C Investors, the Company and Prof. Dr. Günther Schuh.

“Company Shareholders” means, collectively, the holders of shares of Company Common Stock as of any applicable determination time prior to Closing (including, for the avoidance of doubt, the Lenders following the Conversion to the extent the loan amounts under the Convertible Loan Agreements are converted into Company Common Stock pursuant thereto).

“Company Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to SPAC pursuant to the terms of this Agreement or any Transaction Document) by the Company or any of its Subsidiaries, including TopCo or Merger Sub, in connection with the negotiation, preparation or execution of this Agreement or any Transaction Document, the performance of their covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or any of its Subsidiaries, including TopCo or Merger Sub, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or its Subsidiaries, TopCo or Merger Sub pursuant to this Agreement or any Transaction Document.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contract” means any oral or written agreement, contract, license, Lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Conversion” means the conversion of the entire loan amount granted to the Company under the Convertible Loan Agreements plus accrued interest thereunder into (a) Company Common Stock or (b) TopCo Ordinary Shares by way of an issuance of TopCo Ordinary Shares, including the relevant Earn-out Shares, through the execution of a Dutch notarial deed of issuance against contribution in kind of all the claims arising from the Convertible Loan Agreements as contemplated by the Lender Undertaking. For the avoidance of doubt, fractional interests may be settled in cash.

“Converted Warrant” has the meaning specified in Section 2.01(d).

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“Convertible Loan Agreement” means the convertible loan agreements in the total amount of EUR 39,085,500 between the Company and the Lenders.

“Convertible Loan Equity Value” means (a) the number of TopCo Ordinary Shares, if any, issued or that will be issued in the Conversion multiplied by (b) $10.20.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof.

“COVID-19 Changes” has the meaning specified in Section 9.06(b).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Authority in response to COVID-19.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the Company Disclosure Schedules and/or the SPAC Disclosure Schedules, as the context requires.

“DTC” has the meaning specified in Section 2.01(e)).

“Dutch Deeds of Issue” means each deed governed by Dutch law in form and substance reasonably satisfactory to SPAC and the Company, pursuant to which TopCo will issue, as applicable, (a) TopCo Ordinary Shares to the relevant Company Shareholders and, if applicable, the Lenders in accordance with Section 2.01(a), (b) TopCo Ordinary Shares to the Exchange Agent, acting solely for the account and benefit of the Pre-Closing SPAC Holders as of immediately prior to the Effective Time in accordance with Section 2.01(c)(ii) or (c) subject to vesting and forfeiture conditions specified in Section 2.01(f), the Earn-Out Shares to the relevant Company Shareholders.

“Earn-Out Agreement” has the meaning specified in Section 2.01(f).

“Earn-Out Shares” has the meaning specified in Section 2.01(f).

“Effective Time” has the meaning specified in Section 2.01(c)(i).

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all Laws regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of the environment (including natural resources), human health and safety (to the extent relating to exposure to Hazardous Materials) or the use, storage, emission, disposal or release of, or exposure to, Hazardous Materials.

“Equity Assignment” has the meaning specified in the Recitals.

“Equity Line of Credit” means a contemplated equity line of credit or standby equity purchase agreement in a form reasonably agreeable to the Parties.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning specified in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Exchange Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company or such other agent selected by SPAC that is reasonably acceptable to TopCo.

“Exchange Agent Agreement” has the meaning specified in Section 2.02(a).

“Exchange Consideration” means a number of newly issued TopCo Ordinary Shares equal to the result of (a) the Adjusted Base Equity Value divided by (b) $10.20.

“Exchange Ratio” means (a) the Exchange Consideration, divided by (b) the Fully Diluted Company Capitalization.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning specified in Section 4.07(a).

“Fully Diluted Company Capitalization” means, without duplication, the aggregate number of shares of Company Common Stock (for clarity, after having given effect to the Option Exercise unless the Wolff Option is waived) outstanding as of immediately prior to the Exchange.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“German Transfer Deed” has the meaning specified in Section 1.01(a)(a).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a European company (Societas Europaea) company are its articles of association (Satzung) and the “Governing Documents” of a Dutch company are its articles of association (statuten).

“Governmental Authority” means any (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, stock exchange or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Governmental Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“Governmental PPP Program” means the Paycheck Protection Program administered by the U.S. Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act or any other similar governmental program.

“GSR” has the meaning specified in Section 4.27(a).

“Hazardous Material” means any material, substance or waste that is listed, classified, characterized, defined, or otherwise regulated by a Governmental Authority as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, toxic mold, radiation, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“IFRS” means the international financial reporting standards, consistently applied.

“Illustrative Allocation Schedule” has the meaning specified in Section 3.02(b).

“Incentive Equity Plan” has the meaning specified in the Recitals.

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“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) all obligations as lessee that are required to be capitalized in accordance with GAAP or IFRS, as applicable, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities, (e) any obligations, contingent or otherwise, under acceptance letters of credit or similar facilities to the extent drawn, (f) any accrued interest, fees and charges in respect of any of the foregoing, (g) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing, (h) any obligations associated with unpaid bonuses or severance or unfunded deferred compensation, and the employer portion of any applicable Taxes relating thereto and (i) all obligations of the type referred to in clauses (a) through (h) of this definition of any other Person, the payment of which such Person is responsible for or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Insiders” has the meaning specified in the Recitals.

“Intellectual Property” means all intellectual property rights of any type in any jurisdiction, including all: (a) patents and patent applications, (b) trademarks, service marks, logos, trade dress and trade names, (c) copyrights and copyrightable works (including copyrights in Software) and moral rights, (d) trade secrets and confidential information, rights to inventions (whether patentable or not), rights in Software, know-how, technology, data, databases and documentation thereof, utility models and (e) all other intellectual property rights, in each case, together with all goodwill associated therewith and, in each case, whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Intended Tax Treatment” has the meaning specified in the Recitals.

“Interests and Reimbursements” has the meaning specified in Section 11.02.

“Interim Period” has the meaning specified in Section 7.01(a).

“IP Note” means a promissory note issued by the Company and secured by certain liens on certain of the Intellectual Property of the Company and/or its subsidiaries in a form reasonably agreeable to the Parties.

“IP Note Proceeds” means the principal amount of the IP Note.

“IT Systems” means all computer systems, servers, networks, network equipment, firmware, Software, hardware, information technology systems, operational technology systems, automated processes or infrastructure, electronic data processing systems, communication networks, interfaces, platforms, peripherals and data or information contained therein or transmitted thereby, and other information technology equipment, in each case, whether owned, used, held for use, outsourced, leased or licensed.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Labor Agreement” has the meaning specified in Section 4.11(a)(xvi).

“Law” means any federal, state, provincial, local, municipal or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, directive, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, in each case applicable to the referent Person, property, asset, Liability or circumstance.

“Leased Real Property” means all real property leased, subleased, licensed or similarly used or occupied by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 4.17(b).

“Lenders” shall mean those Persons identified under the “List of Company Lenders” in Annex A hereto.

“Lender Undertaking” has the meaning specified in the Recitals.

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“Letter of Transmittal” has the meaning specified in Section 2.02(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, purchase option, right of first refusal, restriction, security interest, license, restriction on transfer, title defect, encroachment or other survey defect, or any other similar lien, encumbrance or interest.

“Material Contracts” has the meaning specified in Section 4.11(a).

“Material Leased Real Property” has the meaning specified in Section 4.17(b).

“Material Permits” has the meaning specified in Section 4.16.

“Measurement Time” means 12:01 a.m. (New York Time) on the Closing Date.

“Merger” has the meaning specified in the Recitals.

“Merger Consideration” has the meaning specified in Section 2.01(c)(ii).

“Merger Proposal” has the meaning specified in Section 9.03(b).

“Merger Sub” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 4.07(a).

“NDII” means nd industrial investments B.V., a Dutch private limited liability company.

“Non-Breaching Party” has the meaning specified in Section 11.02(c).

“Non-Breaching Party Related Parties” has the meaning specified in Section 11.02(d).

“Open Source Software” means any Software distributed as “free software” or “open source software” and licensed under any form of open-source license meeting the Open Source Initiative’s Open Source Definition (at https://opensource.org/docs/definition.php) or otherwise distributed publicly in source code form under terms that permit modification and redistribution of such Software, including Software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License or Sun Community Source License.

“Option Exercise” means the exercise of the Wolff Option issuable pursuant to Section 4.3.1 of the Company Shareholders Agreement.

“Parties” has the meaning specified in the preamble hereto.

“Party” has the meaning specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.10(b).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens arising or incurred in the ordinary course of business, and (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with IFRS, (b) Liens arising or incurred under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with IFRS, (d) Liens and restrictions of record affecting title to real property (including easements, covenants, rights of way and similar restrictions of record) that do not or would not, individually or in the aggregate, prohibit or materially interfere with the use or occupancy of such real property or the business of the Company or its

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Subsidiaries, (e) rights, interests, Liens, or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar property being leased or licensed that would not prohibit or materially interfere with the use or occupancy of such property or the business of the Company and its Subsidiaries, and (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company or its Subsidiaries and do not prohibit or materially interfere with any of the Company’s or its Subsidiaries’ use or occupancy of such real property or the business of the Company or its Subsidiaries, in each case, entered into in the ordinary course of business.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any information relating to an identified or identifiable natural person, including personal data and personally identifiable information (each as defined in any Privacy Laws) that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including: (a) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers.

“Pre-Closing SPAC Holders” means the holders of SPAC Shares as of any specified time prior to the Effective Time.

“Privacy Laws” means any and all applicable Laws in any applicable jurisdiction relating to the receipt, collection, compilation, use, storage, processing, protection, privacy, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security (both technical and physical) of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), General Data Protection Regulation, Regulation 2016/679/EU (GDPR), the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of Section 3 of the European Union (Withdrawal) Act 2018 (UK GDPR), any national legislation supplementing the GDPR or UK GDPR (such as, in the UK, the Data Protection Act 2018), the Privacy and Electronic Communications (EC Directive) Regulations 2003, and the e-Privacy Directive (2002/58/EC), including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or re-enactments of the foregoing, and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Private Warrant Assumption Agreement” has the meaning specified in Section 2.01(d).

“Public Warrant Assumption Agreements” has the meaning specified in Section 2.01(d).

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Registered Intellectual Property” has the meaning specified in Section 4.18(a).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement/Proxy Statement” means a registration statement on Form F-4 relating to the Transactions and the transactions contemplated by the Transaction Documents and containing a proxy statement of SPAC.

“Relevant Provider” has the meaning specified in Section 9.05(b).

“Relevant Recipient” has the meaning specified in Section 9.05(b).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Required Company Shareholders’ Consent” has the meaning specified in the Recitals.

“Russo-Ukrainian War” means the military invasion of Ukraine by Russia on February 24, 2022, and the subsequent and ongoing military confrontation.

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“Sanctions and Export Control Laws” means all Laws applicable to the Company or any of its Subsidiaries relating to (a) import and export controls, including the U.S. Export Administration Regulations and the EU’s Dual Use Regulation, (b) economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and Her Majesty’s Treasury of the United Kingdom, and (c) the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws and the rules and regulations promulgated thereunder.

“Security Incident” means any (a) breach of security, phishing incident, ransomware or malware attack adversely affecting any IT Systems, (b) incident in which Personal Information or any other data or information was or may have been accessed, disclosed, destroyed, processed, used or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by or on behalf of the Company or any Subsidiary) or (c) any other incident impacting the confidentiality, integrity and availability of the IT systems or the data thereon.

“Series A Investors” means those Persons identified as “Founder A Ordinary Shares”, “Founder B Ordinary Shares” or “Series A Investor Ordinary Shares” Company Shareholders on Annex A.

“Series B Investors” means those Persons identified as “Series B Investor Ordinary Shares” Company Shareholders on Annex A.

“Series C Investors” means those Persons identified as “Series C Investor Ordinary Shares” Company Shareholders on Annex A.

“Shareholder Lock-Up Agreements” has the meaning specified in the Recitals.

“Shareholder Undertaking” has the meaning specified in the Recitals.

“Signing Filing” has the meaning specified in Section 9.06(e).

“Signing Press Release” has the meaning specified in Section 9.06(e).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto.

“SPAC Acquisition Proposal” means (a) any transaction or series of related transactions under which SPAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in SPAC or any of its controlled Affiliates, in the case of each of clause (a) and (b), comprising more than 15% of the equity or assets of such Person. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a SPAC Acquisition Proposal.

“SPAC Class A Shares” means the Class A common stock, par value of $0.0001 per share, of SPAC.

“SPAC Class B Conversion” has the meaning specified in the Recitals.

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“SPAC Class B Shares” means the Class B common stock, par value of $0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning specified in Section 3.03.

“SPAC D&O Persons” has the meaning specified in Section 7.03(a).

“SPAC Designee” has the meaning specified in Section 9.01(b).

“SPAC Disclosure Schedules” means the Disclosure Schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement in connection with the execution of this Agreement.

“SPAC Exchange Fund” has the meaning specified in Section 2.02(f).

“SPAC Financial Statements” has the meaning specified in Section 6.09(a).

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.07 (Brokers) and Section 6.12(b) (Capitalization).

“SPAC Group” has the meaning specified in Section 12.18(a).

“SPAC Private Placement Warrants” means the Warrants (as defined in the SPAC Private Warrant Agreement).

“SPAC Private Warrant Agreement” means that certain Amended and Restated Private Warrant Agreement, dated as of March 24, 2022, by and between SPAC and the Exchange Agent.

“SPAC Public Warrants” means the Warrants (as defined in the SPAC Public Warrant Agreement).

“SPAC Public Warrant Agreement” means that certain Amended and Restated Public Warrant Agreement, dated as of March 24, 2022, by and between SPAC and the Exchange Agent.

“SPAC SEC Reports” has the meaning specified in Section 6.08.

“SPAC Stockholder Approval” means the votes of the holders of SPAC Shares required to approve the Transaction Proposals as set forth in Section 9.03(b) in accordance with applicable Law and the SPAC’s Governing Documents.

“SPAC Stockholder Redemption” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares in connection with the transactions contemplated by this Agreement as set forth in SPAC’s Governing Documents.

“SPAC Shares” means, collectively, the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Transaction Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or its Subsidiaries, including TopCo or Merger Sub, pursuant to the terms of this Agreement or any Transaction Document) by SPAC in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of any SPAC and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any SPAC Party pursuant to this Agreement or any Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, SPAC Transaction Expenses shall not include any Company Transaction Expenses.

“SPAC Warrants” means, collectively, the SPAC Private Placement Warrants and the SPAC Public Warrants.

“Special Meeting” has the meaning specified in Section 9.03(b).

“Sponsor” has the meaning specified in the Recitals.

“Sponsor Letter Agreement” has the meaning specified in the Recitals.

“Stock Exchange” means the New York Stock Exchange.

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“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, Next.e.Go Bulgaria AD is a Subsidiary of the Company.

“Surviving Company” has the meaning specified in the Recitals.

“Surviving Company Common Stock” has the meaning specified in the Recitals.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, base erosion minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding, employer payroll tax or social security contributions), ad valorem, transfer, franchise, license, escheat, excise, severance, stamp, environmental, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties and sales or use tax, or other tax or like assessment, governmental charges, duties, fees or levies together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, claim for refund or other claim, declaration, information return, statement, election, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 11.01(d).

“Termination Fee” has the meaning specified in Section 11.02(a).

“TopCo” has the meaning specified in the preamble hereto.

“TopCo Amended and Restated Articles of Association” has the meaning specified in Section 2.01(b).

“TopCo Board of Directors” has the meaning specified in Section 9.01(a).

“TopCo Closing Statement” has the meaning specified in Section 3.03.

“TopCo Officers” has the meaning specified in Section 9.01(a).

“TopCo Ordinary Share” means an ordinary share in the share capital of TopCo.

“TopCo-SPAC Business Combination” has the meaning specified in Section 2.01(c)(ii).

“Top Suppliers” has the meaning specified in Section 4.26(a).

“Transaction Conditions” means the conditions set forth in Article X.

“Transaction Documents” means this Agreement, the Undertakings, the Shareholder Lock-Up Agreements, the Sponsor Letter Agreement, the Registration Rights Agreement, the Warrant Assumption Agreements, the Intellectual Property Security Agreement, the TopCo Amended and Restated Articles of Association, the Dutch Deeds of Issue, the German Transfer Deed and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 9.08.

“Transaction Proposals” has the meaning specified in Section 9.03(b).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the TopCo-SPAC Business Combination, the Exchange and the Conversion.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of Treasury under the Code.

“Trust Account” has the meaning specified in Section 6.06.

“Trust Agreement” has the meaning specified in Section 6.06.

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“Trustee” has the meaning specified in Section 6.06.

“Undertakings” has the meaning specified in the Recitals.

“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value-added tax (EC Directive 2006/112) as amended from time to time, or (b) any tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere, including any interest, penalty, addition thereto.

“Virus” means any Software code or other mechanism that (a) contains any “back door,” virus, malware, Trojan horse or similar device, (b) may disrupt, disable, erase or harm the operation of Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment, IT Systems or communications, or (c) permits any Person to access any Software, data, hardware, storage media, programs, equipment, IT Systems or communications without authorization.

“VSOP” means the draft Virtual Participation Program and any other virtual stock (option) program that the Company and the Company Shareholders considered prior to the date of this Agreement to allow selected key employees to virtually participate in the Equity Securities of the Company.

“Warrant Agreements” means, collectively, the SPAC Public Warrant Agreement and the SPAC Private Warrant Agreement.

“Warrant Assumption Agreements” has the meaning specified in Section 2.01(d).

“White & Case” has the meaning specified in Section 12.18(a).

“White & Case Privileged Communications” has the meaning specified in Section 12.18(a).

“Withholding Party” has the meaning specified in Section 2.04.

“Wolff Option” means the entitlement of Andrew E. Wolff under the Company Shareholder Agreement to further invest and subscribe to new shares to be issued by the Company in a number equivalent to up to 2.5% of the total nominal share capital of the Company (i.e. the Company’s nominal share capital after the registration of the implementation of the capital increase for the Series C investment in the commercial register of the Company plus a maximum of 7% under the VSOP) at a pre-money valuation of the Company of EUR 650,000,000 until September 16, 2024.

“21-Shareholders” means the Company’s shareholders applying for section 21 para. 2 German Reorganisation Tax Act (Umwandlungssteuergesetz).

Section 1.02 Construction. (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

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(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(i) The phrases “provided to,” “furnished to,” “made available to” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 5:00 p.m. (New York Time) on the third calendar day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party and its legal counsel via electronic mail.

Section 1.03 Knowledge. As used herein, the phrase “knowledge” shall mean the actual knowledge, after due inquiry, (a) in the case of the Company, Merger Sub or TopCo, Ali Vezvaei, Martin C. Klein, Eelco Van Der Leij and Win Neidlinger and (ii) in the case of the SPAC, Isabelle Freidheim, Jane Park, Jennifer Carr-Smith and Angelina Smith.

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, SPAC Shares or the TopCo Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (in each case except as expressly contemplated by this Agreement or the other Transaction Documents), or if there shall have been any breach of this Agreement by SPAC with respect to its SPAC Shares or rights to acquire SPAC Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, SPAC Shares or TopCo Ordinary Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of SPAC Shares or the holders of TopCo Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Party to take any action with respect to its securities or otherwise that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

THE CLOSING TRANSACTIONS

Section 2.01 The Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.01:

(a) Exchange. Prior to the TopCo-SPAC Business Combination, pursuant to the Undertakings, and in accordance with the provisions of Section 2:204b or 2:94b, as applicable, of the Dutch Civil Code (Burgerlijk Wetboek), all of the Company Shareholders, as of immediately prior to the Exchange, shall contribute and transfer their shares of Company Common Stock to TopCo as a contribution in kind, in return for the Exchange Consideration and, subject to vesting and forfeiture conditions specified in Section 2.01(f), the Earn-Out Shares, by, among other things, entering with TopCo into (i) one or more Dutch Deeds of Issue under which TopCo will issue the Exchange Consideration to those Company Shareholders, and (ii) a contribution and transfer agreement governed by German law, in a form and substance reasonably satisfactory to SPAC (the “German Transfer Deed”), pursuant to which such Company Shareholders shall contribute, assign and transfer to TopCo the shares of Company Common Stock owned by such Company Shareholders, as a result of which each share of Company Common Stock issued and outstanding as of immediately prior to the Closing shall be exchanged for such number of TopCo Ordinary Shares equal to the Company Per Share Consideration (the transactions contemplated by this Section 2.01(a), the “Exchange”). Furthermore, if the Conversion has not occurred prior to the Exchange, pursuant to the Undertakings, and in accordance with the provisions of Section 2:204b or 2:94b, as applicable, of the Dutch Civil Code (Burgerlijk Wetboek), the Lenders and TopCo will consummate the Conversion immediately after the completion of the Exchange prior to the TopCo-SPAC Business Combination.

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(b) Change of Legal Form of TopCo. At the Closing, immediately after giving effect to the Exchange and the Conversion, as applicable, a notarial deed of conversion and amendment of TopCo’s articles of association shall be executed by a Dutch notary, to (i) implement the Change of Legal Form and (ii) amend and restate TopCo’s articles of association in the form attached hereto as Exhibit F (the “TopCo Amended and Restated Articles of Association”), provided, however, that the Company and SPAC may agree in writing to effect the Change of Legal Form before the Exchange and/or the Conversion has/have been consummated (or when the Exchange and/or Conversion has/have only partially been consummated), provided, further that the Change of Legal Form must occur prior to the Effective Time.

(c) Merger.

(i) On the terms and subject to the conditions set forth herein and in accordance with the DGCL, on the Closing Date and immediately after giving effect to the Change of Legal Form of TopCo as referred to in Section 2.01(b), SPAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC, whereupon the separate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL, and SPAC shall, upon the consummation of the transactions contemplated by Section 2.01(c)(v), continue as the Surviving Company as a direct, wholly-owned Subsidiary of TopCo. At the Closing, SPAC and Merger Sub shall file with the Delaware Secretary of State a certificate of merger substantially in the form attached to this Agreement as Exhibit G (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the date and time the Certificate of Merger is accepted for filing by the Delaware Secretary of State or at such later date and time as may be mutually agreed by SPAC and Merger Sub and specified in the Certificate of Merger. The time at which the Merger actually becomes effective is referred to herein as the “Effective Time”.

(ii) At the Effective Time, each SPAC Share (other than SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and exchanged for the Merger Consideration, which Merger Consideration will be settled as follows: (A) at the Effective Time, each issued and outstanding SPAC Share (other than the SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) will be automatically cancelled and extinguished and exchanged for one share of common stock in the Surviving Company that is held in the accounts of the Exchange Agent, solely for the benefit of the holder of such SPAC Share as of immediately prior to the Effective Time; (B)  in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek) the Exchange Agent, acting solely for the benefit of the Pre-Closing SPAC Holders immediately prior to the Effective Time (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)), shall contribute and transfer on behalf of such Pre-Closing SPAC Holders (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) to TopCo, as a contribution in kind (inbreng op aandelen anders dan in geld) each of the shares of common stock of the Surviving Company that were issued to the Exchange Agent solely for the account and benefit of such Pre-Closing SPAC Holders, and, in consideration of this contribution in kind, TopCo shall issue (uitgeven) to the Exchange Agent for the account and benefit of such Pre-Closing SPAC Holders (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) one TopCo Ordinary Share in respect of each share of common stock in the Surviving Company so contributed, (such TopCo Ordinary Shares described in clause (B) of this Section 2.01(c)(ii), the “Merger Consideration”) (such issuance, together with the Merger, the “TopCo-SPAC Business Combination”). From and after the Effective Time, the holder(s) of Certificates, if any, evidencing ownership of SPAC Shares or SPAC Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(iii) At the Effective Time, each SPAC Share held immediately prior to the Effective Time by SPAC as treasury shares shall be cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

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(iv) At the Effective Time, the register of members of SPAC shall be closed and no transfer of SPAC Shares shall be made thereafter.

(v) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement to be performed after the Effective Time.

(vi) Upon completion of the TopCo-SPAC Business Combination, all TopCo Ordinary Shares owned by the Company shall be cancelled following the full dilution of such TopCo Ordinary Shares as a consequence of the TopCo-SPAC Business Combination.

(d) Assumption by TopCo of SPAC Warrants. In connection with and contingent upon the TopCo-SPAC Business Combination, each SPAC Warrant that is outstanding immediately prior to the Effective Time shall in conformity with the terms and conditions of the Warrant Assumption Agreement cease to represent a right to acquire SPAC Class A Shares and shall represent, immediately following the completion of the TopCo-SPAC Business Combination, a right to acquire TopCo Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect with respect to SPAC Warrants immediately prior to the Effective Time under the terms of the Warrant Agreement, as applicable; provided that each Converted Warrant shall represent the right to acquire the number of TopCo Ordinary Shares equal to the number of SPAC Class A Shares subject to each such SPAC Warrant immediately prior to the Effective Time. TopCo shall enter into a warrant assumption agreement in substantially the forms attached hereto as Exhibit H-1 and Exhibit H-2 (the “Private Warrant Assumption Agreement” and “Public Warrant Assumption Agreement, respectively, together the “Warrant Assumption Agreements”) immediately following the completion of the TopCo-SPAC Business Combination.

(e) DTC. Prior to the Effective Time, the Parties shall cooperate to establish procedures with the Exchange Agent and the Depository Trust Company (the “DTC”) with the objective that the Exchange Agent and/or the Company Shareholders, as applicable, shall transmit to DTC or its nominee on the Closing Date the aggregate amount of the TopCo Ordinary Shares issued pursuant to this Section 2.01.

(f) Earn-Out Shares. At the Closing, TopCo shall issue, or cause to be issued, to the Company Shareholders, following the Conversion, 30,000,000 new unvested TopCo Ordinary Shares (the “Earn-Out Shares”). Prior to the Closing, TopCo, SPAC, the Company Shareholders and the Lenders shall enter into an earn-out agreement on a form to be mutally and reasonably agreed by the Parties (the “Earn-Out Agreement”). Pursuant to and in accordance with the Earn-Out Agreement, the Earn-Out Shares shall be issued at par and the aggregate nominal value of the Earn-Out Shares shall be charged against TopCo’s reserves as recognized for Dutch dividend withholding tax purposes. Upon their issuance, the Earn-Out Shares shall be subject to restrictions concerning the exercise of the voting rights attached thereto and the transfer thereof, as shall be set forth in the Earn-Out Agreement until the earlier of (a) their vesting, at which time they shall automatically become unrestricted TopCo Ordinary Shares, and (b) the fifth anniversary of the Closing Date, upon which any unvested Earn-Out Shares shall be deemed forfeited and must be transferred to or at the instruction of TopCo for no consideration. The Earn-Out Shares shall vest in equal one-sixth increments of the total number of Earn-Out Shares in each case upon the occurrence of the closing share price of TopCo on the primary stock exchange where the TopCo Ordinary Shares are listed being greater than $12.50, $15.00, $20.00, $25.00, $30.00 and $35.00, respectively, for a period, in each case, of more than 20 trading days out of 30 consecutive trading days after the Closing Date.

Section 2.02 Exchange Agent. (a) Prior to the Closing, TopCo and SPAC shall appoint the Exchange Agent to act on behalf of the Pre-Closing SPAC Holders as of immediately prior to the Effective Time (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)), and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) reasonably acceptable to TopCo and SPAC for the purpose of (i) effecting the contribution of the shares of common stock of the Surviving Company that were issued to the Exchange Agent, against the issuance of TopCo Ordinary Shares, each as

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contemplated by Section 2.01(c)(ii); and (ii) exchanging Certificates (if any) or uncertificated SPAC Shares of the Pre-Closing SPAC Holders as of immediately prior to the Effective Time (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) for the TopCo Ordinary Shares issued to the Exchange Agent for the account and benefit of such Pre-Closing SPAC Holders pursuant to Section 2.01(c)(v).

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of SPAC Shares who received TopCo Ordinary Shares pursuant to Section 2.01(c)(v) for its account and benefit: (i) a letter of transmittal in customary form to be approved by TopCo and SPAC (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of uncertificated SPAC Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as TopCo and SPAC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates held by any such holder of SPAC Shares represented by Certificates. In the event any such holder of SPAC Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the Certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive the Merger Consideration unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. Each Certificate or uncertificated SPAC Share shall at any time after the consummation of the TopCo-SPAC Business Combination represent only the right to receive, upon compliance with these requirements, the Merger Consideration pursuant to Section 2.01(c)(ii) and this Section 2.02(b). The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of SPAC Shares receiving any portion of the Merger Consideration.

(c) Upon receipt of a Letter of Transmittal (accompanied with all Certificates representing SPAC Shares of the holder of such SPAC Shares, to the extent such SPAC Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo, the holder of such SPAC Shares shall be entitled to receive in exchange therefor the Merger Consideration in book-entry form. Until surrendered as contemplated by Section 2.02(b) and this Section 2.02(c), each SPAC Share shall be deemed at any time from and after the consummation of the TopCo-SPAC Business Combination to represent only the right to receive upon such surrender the Merger Consideration which the holders of SPAC Shares were entitled to receive in respect of such shares pursuant to Section 2.01(c)(v) and Section 2.02(b).

(d) All TopCo Ordinary Shares delivered upon the surrender of SPAC Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares and there shall be no further registration of transfers on the stock transfer books of SPAC of the SPAC Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of SPAC Shares shall cease to have any rights as stockholders of SPAC, except as provided in this Agreement or by applicable Law.

(e) In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by TopCo, the provision by such Person of a customary indemnity against any claim that may be made against TopCo with respect to such Certificate (including by means of a medallion guarantee), in each case, in a form approved by each of the Exchange Agent and TopCo, and TopCo shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, deliverable in respect thereof as determined in accordance with this Article II.

(f) Any portion of the SPAC Exchange Fund that remains unclaimed by the holders of SPAC Shares who were entitled to receive a portion of the SPAC Exchange Fund in accordance with Section 2.01(c)(v) and this Section 2.02 12 months after the Effective Time shall be returned to TopCo for no consideration and any such holder of SPAC Shares who has not received its portion of the SPAC Exchange Fund in accordance with Section 2.01(c)(v) and this Section 2.02 prior to that time, shall thereafter look only to TopCo (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for the delivery of the TopCo Ordinary Shares to which they are entitled, subject to TopCo receiving a Letter of Transmittal (accompanied with all Certificates representing SPAC Shares of the holder of such SPAC Shares, to the extent such SPAC Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo. Notwithstanding the

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foregoing, TopCo shall not be liable to any holder or former holder of SPAC Shares for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any TopCo Ordinary Shares remaining unclaimed by holders of SPAC Shares 24 months after the Effective Time shall become, to the extent permitted by applicable Law, the property of TopCo free and clear of any claims or interest of any Person previously entitled thereto and TopCo. All TopCo Ordinary Shares deposited with the Exchange Agent pursuant to this Section 2.02 shall be referred to as the “SPAC Exchange Fund”.

Section 2.03 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right and title to, and possession of, all assets, property, rights, privileges, powers and franchises over which SPAC and Merger Sub had full right and title at the Effective Time, the Surviving Company will use commercially reasonable efforts to take, or cause to be taken, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement, and SPAC and Merger Sub shall, prior to the Effective Time, take all commercially reasonable efforts to vest the Surviving Company with such right and title, so long as such action is not inconsistent with this Agreement.

Section 2.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, TopCo, the Surviving Company and their respective Affiliates, and any applicable withholding agent (each a “Withholding Party”), shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that if any Withholding Party determines that any amounts payable pursuant to this Agreement is subject to deduction and/or withholding (other than any withholding required in respect of compensatory amounts), then such Withholding Party shall (a) provide notice to such Person as soon as reasonably practicable after such determination and (b) reasonably cooperate with such Person to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and properly paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

ARTICLE III

CLOSING

Section 3.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. (New York Time) on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions (other than any Transaction Conditions that by their terms or nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such Transaction Conditions); provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing or (b) at such other place, time or date as the Parties may agree in writing; provided, further, that the Dutch Deeds of Issue (to the extent these are notarial deeds) and the Dutch notarial deed effecting the Change of Legal Form of TopCo and adopting and implementing the TopCo Amended and Restated Articles of Association shall be executed by the applicable Persons in the Netherlands and the German Transfer Deed shall be executed by the applicable persons, in each case, at or prior to the time required in Section 2.01. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.02 Allocation Schedule. (a) At least ten Business Days prior to the Closing Date, the Company shall deliver to SPAC an allocation schedule (the “Allocation Schedule”) setting forth:

(i) the Fully Diluted Company Capitalization and the number of shares of Company Common Stock held by each Company Shareholder (including TopCo Ordinary Shares resulting from the Option Exercise unless the Wolff Option is waived);

(ii) the number of Company Common Stock or TopCo Ordinary Shares, as applicable, to be issued in the Conversion, the allocation of such Company Common Stock or TopCo Ordinary Shares that will be received by each Lender and the Adjusted Base Equity Value;

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(iii) (A) the Exchange Ratio and (B) the portion of the Exchange Consideration (specifying number of TopCo Ordinary Shares) allocated to each Company Shareholder based on the Exchange Ratio, including reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based); and

(iv) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i) and (iii) of this Section 3.02(a) are and, as of immediately prior to the Exchange, will be true and correct, and prepared in accordance with the applicable provisions of this Agreement, the Transaction Documents, the Governing Documents of the Company, the Company Shareholder Agreement and applicable Laws.

(b) The Company will prepare and deliver to SPAC within three Business Days following the date of this Agreement an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) as if the Closing occurred as of the date of this Agreement (and assuming that the Wolff Option is waived) and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Transaction Document or any Company Shareholder under any Transaction Document or the rights or remedies of SPAC or the Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to SPAC pursuant to Section 3.02(a). The Company will review any comments to the Allocation Schedule provided by SPAC or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by SPAC or any of its Representatives.

(c) Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of TopCo Ordinary Shares that each Company Shareholder or Lender will have a right to receive under this Agreement will be rounded to the nearest integer, (ii) in no event shall the aggregate number of TopCo Ordinary Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Shareholders), exceed the Exchange Consideration, (iii) TopCo, SPAC, the Surviving Company and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Shareholders under this Agreement or under the Exchange Agent Agreement, as applicable, and (iv) upon delivery, payment and issuance of the Exchange Consideration on the Closing Date to the Exchange Agent, TopCo, SPAC and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Exchange Consideration), and none of them shall have (A) any further obligations to the Company or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Exchange Consideration) or (B) any Liability with respect to the allocation of the consideration under this Agreement.

Section 3.03 Closing Statements. At least three Business Days prior to the Closing Date, the Company shall deliver to SPAC a statement (the “TopCo Closing Statement”) setting forth the Company Transaction Expenses. Two Business Days prior to the Special Meeting but, in any event, not earlier than the time that the holders of SPAC Class A Shares may no longer elect to redeem their SPAC Class A Shares in accordance with the SPAC Stockholder Redemption, SPAC shall deliver to the Company a statement (the “SPAC Closing Statement”) setting forth: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption and SPAC Class B Conversion), (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption, (c) the Available Closing SPAC Cash resulting therefrom, (d) the SPAC Transaction Expenses, (e) the number of SPAC Shares to be outstanding as of immediately prior to the Effective Time after giving effect to the SPAC Stockholder Redemption, and (f) the number of shares of SPAC Class A Shares that may be issued upon the exercise of all SPAC Warrants issued and outstanding as of immediately prior to the Effective Time and the exercise prices therefor. From and after the delivery of the TopCo Closing Statement or the SPAC Closing Statement, as the case may be, until the Closing Date, each of TopCo and SPAC shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the other or any of its respective Representatives in connection with the review of the TopCo Closing Statement or the SPAC Closing Statement, as the case may be, (ii) consider in good faith any comments to the TopCo Closing Statement or the SPAC Closing Statement, as the case may be, provided by any other Party at least two Business Days prior to the Closing Date and (iii) revise the TopCo Closing Statement or SPAC Closing Statement as needed to reflect any reasonable comments and any other comments that, based on its good faith assessment, are warranted or appropriate and deliver such revised TopCo Closing Statement or SPAC Closing Statement, as the case may be, to any other Party prior to the Closing Date reflecting any such changes.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Company Disclosure Schedules (but subject to the terms of Section 12.08), the Company hereby represents and warrants to SPAC as follows:

Section 4.01 Corporate Organization. The Company has been duly formed and is validly existing under the laws of the Federal Republic of Germany. The Company has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company. The copies of the Company’s Governing Documents and the Company Shareholder Agreement as in effect on the date hereof previously made available by the Company to SPAC are true, correct and complete, are in full force and effect and have not been amended. The Company is duly licensed or qualified as a foreign entity in each jurisdiction in which the ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is not in breach or violation of any provision set forth in its Governing Documents or the Company Shareholder Agreement.

Section 4.02 Subsidiaries. The Subsidiaries of the Company are set forth on Section 4.02 of the Company Disclosure Schedules. Each Subsidiary of the Company has been duly formed and is validly existing under the laws of its jurisdiction of organization. Each Subsidiary of the Company has the requisite corporate or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be, individually or in the aggregate, material to the Company’s Subsidiaries, taken as a whole. The copies of each of the Company Subsidiaries’ Governing Documents as in effect on the date hereof previously made available by the Company to SPAC are true, correct and complete, are in full force and effect and have not been amended. Each Subsidiary of the Company is duly licensed or qualified as a foreign corporation or other entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company’s Subsidiaries, taken as a whole. The jurisdiction of organization of each Subsidiary of the Company is identified on Section 4.02 of the Company Disclosure Schedules.

Section 4.03 Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by the Company pursuant to Section 7.08, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement has been, and each Transaction Document to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document (when executed and delivered by the Company) will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 Consents and Requisite Governmental Approvals; No Violations. (a) No action by, notice, consent, approval, waiver or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) the filings and approvals set forth in Section 4.04(a) of the Company Disclosure Schedules, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock

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Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iv) filing of the Certificate of Merger under the DGCL, (v) the approvals and consents to be obtained on behalf of Merger Sub pursuant to Section 7.06 or (vi) any actions, notices, consents, approvals, waiver or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution or delivery by the Company of this Agreement or any Transaction Document to which it is or will be a party, the performance by it of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company or any of its Subsidiaries is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.05 Capitalization. (a) Section 4.05 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, and the Allocation Schedule sets forth, as of immediately prior to Closing, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the legal, record and beneficial owners thereof and (iii) the pro forma post-Conversion table of Convertible Loan Agreements. All of the Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholder Agreement or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than (i) Liens that would not delay, impair or prohibit the ability of any such Equity Securities participating in the Exchange or (ii) transfer restrictions under applicable Securities Laws or under the Company Shareholder Agreement). Other than the Convertible Loan Agreements and any awards to be granted prior to Closing with the written consent of SPAC under the Incentive Equity Plan, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(b) The aggregate amount of the Change of Control Payments of the Company does not exceed the amount set forth in Section 4.05(b)(i) of the Company Disclosure Schedules. As of the date of this Agreement, the Change of Control Payments are as set forth in the Contracts or, if not set forth in a Contract, set forth as to recipients and amounts, listed in Section 4.05(b)(ii) of the Company Disclosure Schedules.

(c) Annex A hereto sets forth, (i) as of the date of this Agreement, a list of the Persons entering into the Undertakings; and (ii) as of immediately prior to the Closing, the number and class or series (as applicable) of all of the Equity Securities of the Company that are held legally, of record and beneficially by the Company Shareholders. There are no Equity Securities of the Subsidiaries of the Company outstanding except Equity Securities that are (i) held by the Company or its Subsidiaries or (ii) Equity Securities listed on Annex A.

(d) Section 4.05(d) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of July 26, 2022, including, as applicable, the principal amount of such Indebtedness, the outstanding balance as of July 26, 2022, and the debtor and the creditor thereof, as applicable.

Section 4.06 Capitalization of Subsidiaries. Section 4.06 of the Company Disclosure Schedule sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the legal, record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit

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participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

Section 4.07 Financial Statements. (a) The Company made available to SPAC true, correct and complete copies of the audited consolidated statement of financial position of the Company as of December 31, 2021 (the “Most Recent Balance Sheet”), and the related audited consolidated statements of comprehensive income and cash flows of the Company for the year then ended, and the related notes, prepared in compliance in all material respects, with IFRS as adopted by the European Union (the “Financial Statements”), which are attached as Section 4.07 of the Company Disclosure Schedules and contain an unqualified report of the Company’s auditors). The Financial Statements (including the notes thereto) (x) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (y) have been audited pursuant to German law and (z) give a true and fair view of the assets, liabilities and the financial position of the Company or any of its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) Each of the financial statements or similar reports of the Company required to be included in the Registration Statement/Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the year ended December 31, 2021 and the nine months ended September 30, 2022, along with unaudited condensed interim financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) which shall be delivered by the Company to SPAC as soon as reasonably practicable following the date of this Agreement in accordance with Section 7.05, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any interim financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries, as at the date thereof and for the period indicated therein (subject to, in the case of any interim financial statements, normal year-end adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) The Company and the Company’s Subsidiaries maintain and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, have maintained books and records of the Company and the Company’s Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and the Company’s Subsidiaries in all material respects.

(d) Since November 21, 2019, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim from its independent auditor, a member of its internal accounting, audit, treasury or legal functions or a Governmental Authority that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

Section 4.08 Undisclosed Liabilities. Except (a) for Liabilities reflected or reserved for on the Most Recent Balance Sheet, (b) for Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by clauses (c) or (d) of this Section 4.08), (c) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement, any Transaction Documents, the performance of their respective covenants or agreements in this

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Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby and (d) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not have any Liabilities.

Section 4.09 Litigation. There is (and since November 21, 2019 there has been) no Action pending or, to the Company’s knowledge, threatened against or involving (a) the Company or any of the Company Subsidiaries, (b) any of the Company’s or Company’s Subsidiaries’ material assets or properties, (c) any of the Company’s or Company’s Subsidiaries’ managers, officers or directors or, to the Company’s knowledge, any of the Company’s or Company’s Subsidiaries’ employees (in each case, in their capacities as such) (in the case of each of clauses (a) through (c), seeking material non-monetary relief or involving an amount in controversy that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole) or (d) any of the foregoing in such capacity in a criminal Action. Neither the Company or any of the Company’s Subsidiaries nor any of their properties or assets are subject to any outstanding Governmental Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there are (and since November 21, 2019 there have been) no material Actions by the Company or any of its Subsidiaries pending against any other Person.

Section 4.10 Compliance with Laws. (a) The Company and each of its Subsidiaries (i) conducts (and since November 21, 2019 has conducted) its business in accordance with all Laws and Governmental Orders applicable to the Company or any Company Subsidiary, as applicable, and is not in violation of any such Law or Governmental Order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Governmental Order, except, in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since November 21, 2019, (i) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Company’s knowledge, employees, agents or other Persons acting on their behalf, has taken, directly or indirectly, any act in furtherance of an offer, payment, promise to pay, authorization, ratification, solicitation or acceptance of the payment, directly or indirectly, of any gift, money, payment, contribution or anything of value to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause the Company or any of its Subsidiaries to be in violation of Anti-Corruption Laws, (ii) neither the Company nor any of its Subsidiaries has been subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, and (iii) neither the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any actual or alleged noncompliance with any Anti-Corruption Law or Sanctions and Export Control Law. The Company and its Subsidiaries have in place policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Sanctions and Export Control Laws. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company or any of its Subsidiaries nor any of their respective directors, officers, or, to the Company’s knowledge, employees, other Representatives or agents (A) is or at any time since November 21, 2019 has been, (1) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (2) located, organized or resident in a country or territory (or government thereof) which is itself the subject of or target of any comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea, Donetsk and Luhansk regions of Ukraine, Russia, Cuba, Iran, North Korea and Syria); (3) an entity 50% or greater owned, directly or indirectly, by one or more Persons described in clause (1) or (2); or (4) otherwise in violation of any applicable Sanctions and Export Control Laws; or (B) has violated any Sanctions and Export Control Laws since November 21, 2019. Since November 21, 2019, neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or licenses, approvals, consents, registrations, franchises or permits (the “Permits”) held by the Company or any of its Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Section 4.10(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of any Governmental PPP Program from which the Company has received, or expects to receive on or after the Closing Date (based on any application submitted prior to the Closing Date), any proceeds. All statements and information provided by or on behalf of the Company or any officer of the Company in connection with any application (including any application for forgiveness) under any Governmental PPP Program, was made in good faith

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and was true, correct and complete in all material respects, and, to the knowledge of the Company, otherwise not in violation of the requirements of any applicable Governmental Authority or under an applicable Governmental PPP Program. To the knowledge of the Company, any proceeds received by the Company from any Governmental PPP Program have been allocated, used, spent, paid, reserved, or otherwise disbursed or, as applicable, reimbursed, repaid or otherwise refunded, in each case, in accordance with the requirements of any applicable Governmental Authority (including, for the avoidance of any doubt, any procedures set forth in any FAQs or other guidance released by such applicable Governmental Authority, on or prior to the date of such allocation, use, spending, payment, reservation, or disbursement) or under any applicable Governmental PPP Program in respect of such proceeds in all.

Section 4.11 Material Contracts (a) Section 4.11(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.11(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 4.11(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”). True, complete and correct copies of the following Material Contracts have been made available to SPAC:

(i) any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries (other than any such Contracts relating to Indebtedness solely owing to the Company or any of its Subsidiaries) or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company or any of its Subsidiaries;

(ii) any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person in each case for an aggregate purchase price in excess of €3,500,000 (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company or any of its Subsidiaries has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(iii) any Contract under which the Company or any of its Subsidiaries is a lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed €250,000;

(iv) any Contract under which the Company or any of its Subsidiaries are a lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed €250,000;

(v) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value in excess of €250,000, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of (A) €250,000 annually or (B) €1,000,000 over the term of the agreement;

(vii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or its Subsidiaries to engage or compete in any line of business or with any Person or in any area that would so limit or purport to limit, in any material respect, the operations of the TopCo or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions in favor of the Company’s or such Subsidiary’s counterparty to such Contract, (C) contains “take or pay”, “requirements” or other similar provisions obligating the Company or any of its Subsidiaries to provide the quantity of goods or services required by another Person, or (D) contains any other provisions restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, manufacture, develop, commercialize, directly or indirectly through third parties, or to solicit any potential employee or customer, in the case of each of the foregoing clauses (A), (B), (C) and (D), in any material respect or that would so limit or purports to limit, in any material respect, TopCo or any of its Affiliates after the Closing;

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(viii) any Contract that (A) relates to (1) the licensing of, or grant of other rights under, material Intellectual Property to or from the Company or any Subsidiaries, or (2) the ownership, development or use of any Intellectual Property, or (B) affects the Company’s or any Subsidiaries’ ability to use, enforce or disclose any Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property, excluding in the case of either (A) or (B) (x) non-exclusive end-user licenses for unmodified, commercially available, off-the-shelf Software, with an aggregate fee of less than €250,000, and (y) non-exclusive licenses granted by the Company or a Subsidiary to customers in the ordinary course of business consistent with past practice;

(ix) any Contract requiring the Company or its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or any Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company or any Subsidiary, in each case in excess of €250,000;

(x) any Contract under which the Company or any Subsidiary has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than between the Company and any Subsidiary) outside of the ordinary course of business or, individually or in the aggregate, in an amount in excess of €400,000 or made any capital contribution to, or other investment in, any Person;

(xi) any settlement or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of €250,000 in the aggregate after the date of this Agreement, (B) with a Governmental Authority, or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Company or any of its Subsidiaries (or TopCo or any of its Affiliates after the Closing);

(xii) any Contract with a director, shareholder, executive officer, other employee or individual service provider of the Company or its Subsidiaries, in each case, with annual base compensation in excess of €350,000 or that (A) provides for Change of Control Payments or (B) provides for retention bonuses, severance, or similar payments in excess of €500,000;

(xiii) any Lease involving annual lease payments in excess of €250,000;

(xiv) any (A) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing, joint development, material research and development or other similar Contract, and (B) any Contract establishing any joint venture, profit-sharing, partnership, co-promotion, commercialization, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole (other than joint ventures, profit-sharing, partnerships, co-promotion, commercialization, strategic alliances, and other collaborations entered into for purposes of a specific project or group of projects and which are not material to the business of the Company and its Subsidiaries taken as a whole);

(xv) any other Contract the performance of which requires either (A) annual payments to or from the Company or any Subsidiary in excess of €400,000 or (B) aggregate payments to or from the Company or any Subsidiary in excess of €1,000,000 over the term of the agreement and, in each case, that is not terminable by the Company or any Subsidiary without material penalty upon less than sixty days’ prior written notice; and

(xvi) any collective bargaining agreement or other Contract with any labor union, works council or labor organization (each, a “Labor Agreement”).

(b) Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Material Contract is (i) in full force and effect and (ii) a legal, valid and binding obligation of the Company or any of its Subsidiaries party thereto, enforceable in accordance with its terms against the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no material breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party under any Material Contract, and, to the knowledge of the Company,

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(A) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract, and (B) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since November 21, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of (i) any breach or default under any Material Contract or (ii) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of the Company or any of its Subsidiaries thereunder.

Section 4.12 Company Benefit Plans. (a) Section 4.12 of the Company Disclosure Schedules sets forth a true, correct and complete list, of each material Company Benefit Plan, excluding any Contract with an individual director, executive officer, other employee or individual service provider of the Company or its Subsidiaries unless such individual has an annual base compensation of more than €300,000 or the Contract provides for retention bonuses, severance, or similar payments of more than €300,000.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been established, operated and administered in compliance with its terms and all applicable Laws. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto), any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any plan that is or was subject to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has any liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or on account of at any time being considered a single employer under Section 414 of the Code with any other Person. Neither the Company nor any of its Subsidiaries has any obligation to provide any post-ownership or post-termination welfare benefits other than as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(d) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions would reasonably be expected to (whether alone or in connection with any subsequent event) (i) result in the acceleration or creation of any rights of any Person to payments or benefits or increases in any payments or benefits under any Company Benefit Plan or otherwise, (ii) result in the acceleration of the time of payment, funding or vesting, or forfeiture, of any compensation or benefits to any Person under any Company Benefit Plan or otherwise or (iii) result in severance pay or any increase in severance pay upon any termination of employment.

(e) The Company and its Subsidiaries do not maintain any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A, 457A or 4999 of the Code or otherwise.

(f) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code or Section 457A of the Code has been established, documented, operated and maintained in compliance with Section 409A of the Code or Section 457A of the Code in all material respects, and all applicable regulations and notices issued thereunder.

(g) No payment, amount or benefit that would reasonably be expected to be, or has been, received by or provided to (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) any current or former employee, officer, shareholder, director or other individual independent contractor of the Company and its Subsidiaries or any of its Affiliates as a result of the execution and delivery of this Agreement or the consummation of the Transactions (whether alone or in connection with any subsequent event) would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

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Section 4.13 Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to (including through membership in an employer’s association), or bound by (including for the avoidance of doubt being bound by any Governmental Order (e.g., declaration of generally applicability (Allgemeinverbindlichkeitserklärung) under German Law)), any Labor Agreement, nor is there any duty or obligation on the part of the Company or any of its Subsidiaries to consult or bargain with, receive consent from or notify any labor union, works council, labor organization or other employee representative, which is representing any employee of the Company or its Subsidiaries, in connection with the transaction as contemplated in this Agreement, prior to the execution of this Agreement. To the knowledge of the Company, none of the Company’s or any of its Subsidiaries’ employees are represented by any labor union, works council or labor organization with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, since November 21, 2019, there have been no activities or proceedings by any labor union, works council, other labor organization to organize any of the Company’s or any of its Subsidiaries’ employees. Since November 21, 2019, there has been no actual or, to the knowledge of the Company, threatened unfair labor practices charge, material labor dispute, material labor grievance, material labor arbitration, strike, organized labor slowdown, lockout, material concerted refusal to work overtime, or organized labor work stoppage against or affecting the Company or any of its Subsidiaries.

(b) Except as would not result in a material Liability for the Company and its Subsidiaries, each individual, who is providing or, since November 21, 2019, has provided services to the Company and its Subsidiaries as an individual independent contractor or consultant is or was properly classified and treated as such for all applicable purposes.

(c) The Company and its Subsidiaries are, and since November 21, 2019 have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices. Since November 21, 2019, there have been no sexual harassment allegations or employment discrimination allegations raised, brought or, to the knowledge of the Company, threatened to be brought, or settled relating to any officer, director, or executive of the Company or any of its Subsidiaries that, if known to the public, would bring the Company or its Subsidiaries into material disrepute.

(d) No facility closure or shutdown, reduction-in-force, furlough, short-time work (other than in relation to COVID-19), temporary layoff, material reduction in hours, or material reduction in salary or wages affecting employees of the Company or its Subsidiaries has occurred since November 21, 2019 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company and its Subsidiaries have not experienced any material employment-related liability with respect to COVID-19. To the extent furlough or short-time work schemes have occurred since November 21, 2019 in relation to COVID-19, the Company and its relevant Subsidiaries, respectively, complied with all legal and factual requirements with respect to any related public subsidy or reimbursement, including, but not limited to, with respect to short-time work allowances and reimbursements of social security contributions.

(e) To the knowledge of the Company, no current employee of the Company or its Subsidiaries with annualized compensation at or above €300,000, has provided notice of his or her intent to terminate his or her employment in calendar year 2022.

Section 4.14 Taxes. (a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed (taking into account applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with IFRS.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

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(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) No Subsidiary of the Company that is incorporated in the United States has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the past two years.

(f) No subsidiary of the Company incorporated in the United States has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) There are no Liens with respect to any material amount of Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or any other applicable Law, (ii) as a transferee or successor or (iii) by Contract (except, in each case of clauses (ii) and (iii), for liabilities pursuant to customary commercial contracts not primarily relating to Taxes).

(i) Neither the Company nor any of its Subsidiaries is a party to, or bound by or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are customary commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(j) Neither the Company nor any of its Subsidiaries (other than TopCo) is considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established.

(k) Neither the Company nor any Subsidiary has taken or agreed to take any action, nor to the knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their Intended Tax Treatments.

(l) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition, in each case, made by the Company or any of its Subsidiaries prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by the Company or any of its Subsidiaries prior to the Closing, (iii) change in method of accounting of the Company or any of its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company or any of its Subsidiaries prior to the Closing.

(m) One or more of the Company’s Subsidiaries is currently engaged in an active trade or business outside the United States within the meaning of Treasury Regulations Section 1.367(a)-3(c)(3)(i)(A), and has been so engaged continuously at all times since January 1, 2019. The Company has owned all of the equity of such Subsidiaries of the Company (directly or indirectly) at all times since January 1, 2019. Neither the Company nor any Subsidiary of the Company has an intention to substantially dispose of or discontinue such trade or business or dispose of the stock of such Subsidiaries of the Company conducting such trade or business.

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(n) Neither the Company nor any of its Subsidiaries is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code.

Section 4.15 Insurance. Section 4.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date of this Agreement. All such policies are in full force and effect as of the date of this Agreement, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. As of the date of this Agreement, no claim by the Company or any of its Subsidiaries is pending under any such policies as to which coverage has been denied by the insurers thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any such policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such policies.

Section 4.16 Permits. Each of the Company and its Subsidiaries holds all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company and its Subsidiaries. The Company is, and since November 21, 2019 has been, in compliance with the terms of all the Material Permits except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any of its Subsidiaries to be in compliance in all material respects with the terms of the Material Permits.

Section 4.17 Property; Sufficiency of Assets.

(a) Owned Real Property. Except as set forth in Section 4.17(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries owns any real property or interest therein.

(b) Leased Real Property. Section 4.17(b) of the Company Disclosure Schedules lists, as of the date of this Agreement, (i) the address of each Leased Real Property (other than temporary construction site offices relating to individual projects); and (ii) the Leased Real Property in respect of which the Company or any of its Subsidiaries are required to pay €250,000 or more annually in rent (the “Material Leased Real Property”). The Company has made available to SPAC true, correct and complete copies of the Contracts (including all modifications, amendments, guarantees, supplements, waivers, extensions, renewals, side letters and other agreements with respect thereto) pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Material Leased Real Property or is otherwise a party with respect to the Material Leased Real Property (the “Leases”). Each Lease is in full force and effect and is a valid, legal and binding obligation of the Company or its Subsidiary that is a party thereto, enforceable in accordance with its terms against the Company or its Subsidiary (as applicable) and, to the Company’s knowledge, each other party thereto, subject, in each case, to the Enforceability Exceptions. The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and materially undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. Except as set forth on Section 4.17(b) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries has a sublease, license or other Contract granting to any Person the right to use or occupy any Leased Real Property or any portion thereof. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other party under any Lease is in material breach or default under any Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under any Lease or would permit the termination thereof by any party of any Lease. The Leased Real Property identified in Section 4.17(b) of the Company Disclosure Schedules comprises all of the real property necessary to conduct the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries that is a party to a Lease has assigned, transferred, conveyed, mortgaged, deed in trust, encumbered, or collaterally assigned or granted any other security interest in any Lease or any interest therein.

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(c) Personal Property. The Company and each of its Subsidiaries own and have good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material (i) equipment, tangible personal property and tangible assets of the Company and its Subsidiaries and (ii) assets and properties of the Company and its Subsidiaries, in each case of clauses (i) and (ii), free and clear of all Liens (other than Permitted Liens) and as reflected in the Financial Statements or thereafter acquired by the Company or any of its Subsidiaries, except for assets disposed of in the ordinary course of business.

(d) Assets; Sufficiency. The tangible assets and properties of the Company and its Subsidiaries are in good operating condition in all material respects (normal wear and tear excepted) and are fit, in all material respects, for use in the ordinary course of business, and no material uninsurable damage has, since the Most Recent Balance Sheet, occurred with respect to such assets and properties. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company and its Subsidiaries will constitute all of the assets necessary to conduct the business immediately after the Closing in all material respects as it is conducted on the date of this Agreement. The Company and each of its Subsidiaries own, lease, license or have the legal right to use or otherwise hold good, valid and enforceable title to all the properties, assets, tangible or intangible, of the Company and its Subsidiaries reflected on the Financial Statements (collectively, the “Company Assets”), except for any Company Assets, that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the applicable balance sheets. The Company Assets are not subject to any Liens (other than Permitted Liens). At the Closing, the Company and each of its Subsidiaries will, directly or indirectly, own, with good, valid and enforceable title, or lease, under valid and enforceable leases, or have legal right or license to use, the Company Assets, free and clear of any Liens (other than Permitted Liens).

Section 4.18 Intellectual Property and IT Security. (a) Section 4.18(a) of the Company Disclosure Schedules lists each material patent, registered trademark, registered service mark or domain name owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications have been filed or registrations or patents have been obtained as of the date of this Agreement (collectively, the “Registered Intellectual Property”). To the knowledge of the Company, all of the Registered Intellectual Property is subsisting, valid and enforceable. The Company or one of its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission, all material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, or otherwise used in the operation of the business of the Company and its Subsidiaries, as presently conducted, except for such Intellectual Property with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (it being understood that this Section 4.18(a) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).

(b) To the knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries, and the business conducted thereby, are not currently infringing upon, misappropriating or otherwise violating any material Intellectual Property rights of any Person, and have not since November 21, 2019, infringed upon, misappropriated, or otherwise violated any material Intellectual Property rights of any Person. Since November 21, 2019, the Company and its Subsidiaries have not received any communication, and no action has been instituted, settled or, to the knowledge of the Company and its Subsidiaries, threatened, that alleges any such infringement, violation or misappropriation of any material Intellectual Property rights of any Person. No third party is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of its Subsidiaries nor has any third party, since November 21, 2019, infringed upon, misappropriated or otherwise violated any material Intellectual Property of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are in material compliance with all license, maintenance, support and services agreements for third party Software used in its business.

(d) The Company and its Subsidiaries have taken commercially reasonable steps under the circumstances to maintain and protect all of the Intellectual Property of the Company and its Subsidiaries (including the confidentiality thereof). Each current or former consultant and contractor of the Company and its Subsidiaries has entered into a written agreement with the applicable Company or Subsidiary assigning to the Company or such Subsidiary all material Intellectual Property created by such Person within the scope of such Person’s duties to the Company or such Subsidiary and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company or such Subsidiary. To the knowledge of the Company, no current or former consultant or contractor of the Company or any Subsidiary has breached or is in breach of any such agreement.

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(e) The Company and its Subsidiaries possess or have the right to use all source code and other documentation and materials necessary to compile and operate their products. Neither the Company nor any Subsidiary (i) has disclosed, delivered, licensed or otherwise made available, or (ii) has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Software owned by the Company or any Subsidiary to any person.

(f) None of the material Software of the Company or any Subsidiary is based on Open Source Software in a manner that has or would (i) require any public distribution of any such Software, (ii) create obligations for the Company or any Subsidiary to grant, or purport to grant, to any Person any rights under any material Intellectual Property owned by the Company or any of its Subsidiaries (including any patent non-asserts or patent licenses), (iii) impose any present economic limitations on the Company’s or any Subsidiaries’ commercial exploitation thereof, or (iv) require that any other licensee of the Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

(g) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security, confidentiality, continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby), including the implementation of appropriate procedures to ensure that the IT Systems are free of any Viruses. The Company and its Subsidiaries have back-up and disaster recovery arrangements for the continued operation of their business in the event of a failure of their IT Systems that are, in the reasonable determination of the Company’s management team, in accordance with standard industry practice. Since November 21, 2019, the Company and its Subsidiaries have not experienced any Security Incidents.

(h) The IT Systems (i) are sufficient for the current needs of the business of the Company and its Subsidiaries as currently conducted, (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of licenses as necessary for the operation of the Company and its Subsidiaries, and (iii) are owned by, leased by or licensed to, the Company or its Subsidiaries. To the knowledge of the Company and its Subsidiaries, the IT Systems do not contain any Viruses that could reasonably be expected to materially impact the confidentiality, integrity and availability of IT Systems.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company’s and its Subsidiaries’ processing, collection, use, disclosure, storage, security and transfer of Personal Information complies in all respects with, and since November 21, 2019 has complied in all material respects with (i) any Contract to which any of them is a party, (ii) any of their published privacy policies and (iii) any applicable Privacy Laws. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems in accordance with applicable Privacy Laws, including appropriate technical and organizational measures that ensure that Personal Data is protected against accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Information transmitted, stored or otherwise processed. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not received any complaints, notices of investigation, written notices, orders, correspondence or claims from any consumers, Governmental Authority, Person or other entities alleging a breach of, or non-compliance with, the Privacy Laws, or relating to any information security related incidents, and, to the knowledge of the Company and its Subsidiaries, no circumstances exist which are likely to result in any such complaints, investigations, notices, orders, correspondence or claims being sent, served, given or made that would be expected to have a material impact on the Company or its Subsidiaries.

Section 4.19 Environmental Matters. (a) The Company and its Subsidiaries are, and since November 21, 2019 have been, in compliance in all material respects with all applicable Environmental Laws.

(b) Each of the Company and its Subsidiaries holds and is in compliance with, and has since November 21, 2019 held and been in compliance in all material respects with, all Permits that are materially required under applicable Environmental Laws to own, lease or operate its properties and assets and to conduct its business.

(c) Since November 21, 2019, neither the Company nor any of its Subsidiaries has received any written notice or report of any material violations of, or material liabilities arising under, Environmental Laws, including any material violations concerning any Hazardous Materials.

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(d) There has been no release of, contamination by, or exposure of any Person to, any Hazardous Materials at, in, on or under any current or former Leased Real Property, or at any other location in connection with the Company’s or its Subsidiaries’ operations, in each case as has resulted or would result in material liabilities to the Company or its Subsidiaries arising under Environmental Law.

(e) Neither the Company nor any Subsidiary has assumed, undertaken or provided an indemnity with respect to any material liability of any other Person arising under Environmental Law.

(f) The Company and its Subsidiaries have made available to SPAC copies of any material environmental reports and other material environmental documents related to the Company, its Subsidiaries and the Leased Real Property, including any written communication or notices received from or sent to any Governmental Authority concerning any material Liability under Environmental Law, in each case that are in their possession or under their reasonable control.

Section 4.20 Absence of Changes. During the period beginning on the date of the Most Recent Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Transaction Document or in connection with the transactions contemplated hereby and thereby, (i) the Company and its Subsidiaries have conducted their respective business in the ordinary course in all material respects, (ii) except as set forth on Section 4.20 of the Company Disclosure Schedules, the Company has not taken any action that would require the consent of SPAC if taken after the date of this Agreement and, prior to Closing, pursuant to Section 7.01(b)(i), (ii), (iii), (iv), (vii), (xi) and (xiv), the Company has not made any Change of Control Payment.

Section 4.21 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates for which the Company has any obligation.

Section 4.22 Transactions with Affiliates. Except for the Contracts and transactions set forth on Section 4.22 of the Company Disclosure Schedules, there are no Contracts or transactions between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries or any family member or Affiliate of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”) other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, (ii) the Company Shareholder Agreement and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.01(b) or entered into in accordance with Section 7.01(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (D) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 7.01 or entered into in accordance with Section 7.01). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.22 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.22) are referred to herein as “Company Related Party Transactions”.

Section 4.23 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company and its Subsidiaries expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC’s Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 4.24 Undertakings. Each of the Undertakings is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company or, to the Company’s knowledge, the Company Shareholders or the Lenders. There are no other agreements, side letters or arrangements between or among the Company, TopCo or the Company Shareholders or the Lenders relating to the matters addressed by the Undertakings (other than the Transaction Documents). To the Company’s knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company or the Company Shareholders or the Lenders under any material term or condition of the Undertakings.

Section 4.25 No TID U.S. Business. Neither the Company nor any of its Subsidiaries is a TID U.S. business (as such term is defined at 31 CFR §800.248).

Section 4.26 Top Suppliers. (a) Section 4.26 of the Company Disclosure Schedules sets forth a complete and accurate list of the ten largest suppliers of the Company and its Subsidiaries, taken as a whole, based on euro amount of expenditures for the 12-month period ending on the date hereof (collectively, the “Top Suppliers”).

(b) No Top Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Company has cancelled, or otherwise terminated, or given written or, to the knowledge of the Company, oral notice that it intends to terminate any of its business relationships with the Company or any of its Subsidiaries. There has been, and is no, material dispute or controversy or, to the knowledge of the Company, threatened material dispute or controversy between the Company or any of its Subsidiaries on the one hand, and any Top Supplier, on the other hand.

Section 4.27 Vehicle Certification and Manufacturing. (a) Except as set forth in Section 4.27 of the Company Disclosure Schedules or would reasonably be expected to have a material adverse effect, the e.wave X vehicle developed by the Company and its Subsidiaries complies with applicable Law, including the standards regulations, certifications, testing and licensing requirements imposed by governments and regulatory agencies in the European Union, Germany and any other jurisdiction in which the Company currently operates or anticipates operating within the 12 months following the date of this Agreement such as, for example Regulation (EU) 2019/2144 (General Safety Regulation) of the European Parliament and of the Council of November 27, 2019 (“GSR”) promulgated by the European Union.

(b) Except as set forth in Section 4.27(b) of the Company Disclosure Schedules or would not reasonably be expected to have a material adverse effect, the Company and its subsidiaries have made the necessary contractual arrangements with reputable contractors to begin construction of the Company’s facility in Bulgaria by year end 2022.

Section 4.28 Investigation; No Other Representations. (a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of SPAC and TopCo and (ii) it has been furnished with or given access to such documents and information about SPAC and TopCo and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of SPAC or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither SPAC nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.29 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, ARTICLE V, THE TRANSACTION DOCUMENTS OR THE UNDERTAKINGS, NEITHER THE COMPANY OR ANY OTHER PERSON MAKES, AND THE COMPANY

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EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, ARTICLE V, THE TRANSACTION DOCUMENTS OR THE UNDERTAKINGS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO TOPCO AND MERGER SUB

Except as set forth in the Company Disclosure Schedules (but subject to the terms of Section 12.08), each of the Company, TopCo and Merger Sub hereby represents and warrants to SPAC as follows:

Section 5.01 Corporate Organization. Each of TopCo and Merger Sub is a corporation, exempted company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable).

Section 5.02 Due Authorization. Each of TopCo and Merger Sub has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by Merger Sub pursuant to Section 7.06, the execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or other similar) action on the part of each of TopCo and Merger Sub and no other proceeding on the part of TopCo or Merger Sub, as the case may be, is necessary to authorize this Agreement or such Transaction Documents or performance by TopCo or Merger Sub, as the case may be, hereunder or thereunder. This Agreement has been, and each Transaction Document to which TopCo or Merger Sub, as the case may be, will be party will be, duly and validly executed and delivered by TopCo or Merger Sub, as the case may be, and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Document to which TopCo or Merger Sub, as the case may be, will be party, will constitute a legal, valid and binding obligation of TopCo or Merger Sub, as the case may be, enforceable against TopCo or Merger Sub, as the case may be, in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Capitalization. (a) On the Closing Date, immediately prior to the Exchange, the issued share capital of TopCo shall consist of one TopCo Ordinary Share, which shall be duly authorized, validly issued and subject to a payment obligation of €0.12 only. On the Closing Date, immediately following the Closing, such issued and outstanding TopCo Ordinary Share (i) shall have been issued in compliance with the Governing Documents of TopCo and applicable Law and (ii) shall not have been issued in breach or violation of any preemptive rights or Contract. Except as set forth in the second sentence of this Section 5.03(a), immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be no other TopCo Ordinary Shares or other equity securities of TopCo authorized, reserved, issued or outstanding.

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(b) TopCo is the sole shareholder of Merger Sub. Prior to the Exchange, TopCo has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any equity securities in any Person other than Merger Sub and, after giving effect to the Exchange, TopCo will have no Subsidiaries other than Merger Sub and the Company and its Subsidiaries.

(c) Immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for TopCo Ordinary Shares or any other Contracts to which TopCo is a party or by which TopCo is bound obligating TopCo to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TopCo, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TopCo and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of TopCo Ordinary Shares, in each case except as expressly provided for in this Agreement or the transactions contemplated thereby.

Section 5.04 Consents and Requisite Governmental Approvals; No Violations. (a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of TopCo or Merger Sub with respect to TopCo’s and Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the other Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing of the Certificate of Merger under the DGCL, (iv) the approvals and consents to be obtained by Merger Sub pursuant to Section 7.06, or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution, delivery or performance by TopCo and Merger Sub of this Agreement nor the Transaction Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the TopCo or Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo or Merger Sub is a party, (iii) violate, or constitute breach under, any Governmental Order or applicable Law to which TopCo or Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of clauses (ii) through (iv) above, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 5.05 Business Activities. Each of TopCo and Merger Sub was organized or formed solely for the purpose of entering into this Agreement, the Transaction Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 5.06 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TopCo or Merger Sub or any of their Subsidiaries or Affiliates for which TopCo or Merger Sub have or will have any obligation.

Section 5.07 Tax Matters. (a) For U.S. federal income Tax purposes, TopCo is, and has been since the date of its formation, treated as an association taxable as a corporation.

(b) Neither TopCo nor Merger Sub has taken or agreed to take any action, nor to the knowledge of TopCo or Merger Sub are there any facts or circumstances, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their Intended Tax Treatments.

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(c) TopCo does not have a plan to liquidate SPAC, or cause SPAC to be liquidated, for U.S. federal income tax purposes; provided, that it is understood that Topco, the Company and SPAC can engage in the Post-Closing Integration Transactions.

Section 5.08 Investment Company Act. TopCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.09 Investigation; No Other Representations. (a) Each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of SPAC and (ii) it has been furnished with or given access to such documents and information about SPAC and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the other Transaction Documents to which it is a party, each of TopCo and Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party and no other representations or warranties of SPAC or any other Person, either express or implied, and each of TopCo and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article VI and in the Transaction Documents to which it is a party, neither SPAC nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 5.10 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV, THIS ARTICLE V, THE TRANSACTION DOCUMENTS OR THE UNDERTAKINGS, NEITHER TOPCO, MERGER SUB NOR OR ANY OTHER PERSON MAKES, AND EACH OF TOPCO AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TOPCO OR MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO SPAC OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF TOPCO AND MERGER SUB BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, THIS ARTICLE V, THE TRANSACTION DOCUMENTS OR THE UNDERTAKINGS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TOPCO OR MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TOPCO OR MERGER SUBS, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO SPAC

Except as set forth in (a) the SPAC Disclosure Schedules (but subject to the terms of Section 12.08) or (b) any SPAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company, TopCo and Merger Sub as follows:

Section 6.01 Corporate Organization. SPAC is a blank check company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the DGCL. The copies of SPAC’s Governing Documents as in effect on the date hereof previously made available by SPAC to the Company are true, correct and complete, are in full force and effect and have not been amended.

Section 6.02 Due Authorization. SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which SPAC is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the SPAC Stockholder Approval by the Pre-Closing SPAC Holders at the Special Meeting, the execution and delivery of this Agreement, the Transaction Documents to which SPAC is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of SPAC. This Agreement has been, and each Transaction Document to which SPAC is or will be upon execution thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Transaction Documents to which SPAC is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions.

Section 6.03 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against or involving SPAC that, if adversely decided or resolved, would be material to SPAC. Neither SPAC nor any of their respective properties or assets is subject to any material Governmental Order. As of the date of this Agreement, there are no material Proceedings by SPAC pending against any other Person.

Section 6.04 Compliance with Applicable Law. SPAC is (and since its incorporation has been) in compliance with all applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 6.05 Consents and Requisite Government Approvals; No Violations. (a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Transaction Documents, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated by hereby or thereby, (ii) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on the Stock Exchange, (iii) filing of the Certificate of Merger under the DGCL, (iv) the SPAC Stockholder Approval or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

(b) Neither the execution, delivery or performance by SPAC of this Agreement nor the Transaction Documents to which SPAC is or will be a party nor the consummation by SPAC of the transactions contemplated hereby and thereby will (i) result in any breach of any provision of SPAC’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which SPAC is a party or by which SPAC or any of its properties or assets are bound, (iii) violate, or constitute a

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breach under, any Governmental Order or applicable Law to which SPAC or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except in the case of clauses (ii) and (iii) above, as would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 6.06 Trust Account. As of the date of the Agreement, SPAC has an amount in cash equal to at least $234,600,000 in a trust account (the “Trust Account”). The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 19, 2021 (the “Trust Agreement”), between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account, (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SPAC Holders who shall have elected to redeem their pre-Closing SPAC Class A Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the Pre-Closing SPAC Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. As of the date of this Agreement, SPAC has performed all material obligations required to be performed by it to date, and is not in material breach or default, or delinquent in performance in any material respect or any other respect (claimed or actual) in any material respect, under the Trust Agreement, and, to the knowledge of SPAC, no event has occurred which (with due notice or lapse of time or both) would constitute a material default thereunder. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 22, 2021, SPAC has not released any money from the Trust Account except as permitted pursuant to the Trust Agreement and the Governing Documents of SPAC. Upon the consummation of the transactions contemplated herein (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, (B) to the Pre-Closing SPAC Holders who have elected to redeem their SPAC Class A Shares pursuant to the Governing Documents of SPAC and (C) TopCo, each in accordance with the terms of and as set forth in the Trust Agreement), SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to dissolve, liquidate or distribute any assets held in the Trust Account by reason of the consummation of such transactions, and the Trust Agreement shall terminate in accordance with its terms.

Section 6.07 Brokers. Except for the fees and commissions described in Section 6.07 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPAC for which SPAC has any obligation.

Section 6.08 SEC Filings. SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing through the date hereof, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports. As of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

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Section 6.09 Internal Controls; Listing; Financial Statements. (a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements included in the SPAC SEC Reports (collectively, the “SPAC Financial Statements”) for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC.

(b) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, except as set forth in Section 6.09(c) of SPAC Disclosure Schedules, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Stock Exchange. As of the date of this Agreement, there is no Proceeding pending or, to the SPAC’s knowledge, threatened against SPAC by the Stock Exchange or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on the Stock Exchange. SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.

(d) The SPAC SEC Reports contain true and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets, and liabilities of SPAC in all material respects.

(f) Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim of any (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(g) Section 6.09(g) of the SPAC Disclosure Schedules sets forth a list of all Indebtedness of SPAC as of the date of this Agreement.

Section 6.10 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 6.10 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, (c) reflected or reserved for in the most recent balance sheet in the SPAC Financial Statements included in the SPAC SEC Reports, (d) that have

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arisen since the date of the most recent balance sheet included in the SPAC SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law other than for the avoidance of doubt any such Liabilities that would be covered by clauses (b) or (c) of this Section 6.10), or (e) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC, SPAC has no Liabilities.

Section 6.11 Taxes. (a) All material Tax Returns required by Law to be filed by SPAC have been timely filed (taking into account applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by SPAC have been paid, other than Taxes which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP.

(c) SPAC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) SPAC is not engaged in any audit, administrative proceeding or judicial proceeding with respect to a material amount of Taxes. SPAC has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made through the date hereof by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that SPAC is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC and no written request for any such waiver or extension is currently pending.

(e) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since its formation.

(f) There are no Liens with respect to any material amounts of Taxes on any of the assets of SPAC, other than Permitted Liens.

(g) SPAC does not have any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or any other applicable Law, (ii) as a transferee or successor or (iii) by Contract (except, in each case of clauses (ii) and (iii), for liabilities pursuant to customary commercial contracts not primarily relating to Taxes).

(h) SPAC is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes) that would reasonably be expected to give rise to a payment obligation after the Closing.

(i) SPAC is not considered a Tax resident in any jurisdiction other than its jurisdiction of formation nor has created or is considered to have a permanent establishment in any country other than the country in which it is established.

(j) SPAC has not been party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) SPAC will not be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction

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disposition made by SPAC prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by SPAC prior to the Closing, (iii) change in method of accounting of SPAC for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by SPAC prior to the Closing.

(l) SPAC has not taken or agreed to take any action, nor to the knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their Intended Tax Treatments.

Section 6.12 Capitalization. (a) Section 6.12(a) of the SPAC Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding SPAC Shares and the SPAC Warrants. All outstanding Equity Securities of SPAC (except to the extent such concepts are not applicable under the applicable Law of SPAC’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of SPAC and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than as set forth under the Governing Documents of SPAC or transfer restrictions under applicable Securities Laws) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except (i) for this Agreement, (ii) the Transaction Documents and the transactions contemplated hereby and thereby, (iii) as set forth in the Governing Documents of SPAC and (iv) as set forth on Section 6.12(a) of SPAC Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require SPAC, and, except as expressly contemplated by this Agreement or the Transaction Documents, there is no obligation of SPAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.

(b) As of the date of this Agreement, (i) the authorized share capital of SPAC consists of 100,000,000 SPAC Class A Shares, 10,000,000 SPAC Class B Shares and 1,000,000 preference shares of a par value of $0.0001 per share and (ii) all of the issued and outstanding SPAC Shares (A) are duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) were not issued in breach or violation of any preemptive rights or Contract to which SPAC is a party or bound.

(c) As of the date of this Agreement, SPAC has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

Section 6.13 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing SPAC Holders or at the time of the Special Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.14 Investigation; No Other Representations. (a) SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and its Subsidiaries and (ii) it has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.
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(b) In entering into this Agreement and the other Transaction Documents to which it is a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV, Article V, in the Transaction Documents to which it is a party and the Undertakings and no other representations or warranties of the Company, TopCo or any other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV, Article V, in the Transaction Documents to which it is a party and the Undertakings, neither the Company, TopCo nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 6.15 Absence of Changes. During the period beginning on January 1, 2022 and ending on the date of this Agreement, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement; and (b) SPAC has not taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to Closing pursuant to Section 8.01(b), (c), (e), (f) or (i).

Section 6.16 Business Activities. (a) Since formation, SPAC has not conducted any business activities other than (i) activities related to SPAC’s initial public offering or directed toward the evaluation, negotiation, accomplishment or consummation of a business combination (including the Transactions) or (ii) activities that are immaterial in nature.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Section 6.16 of SPAC’s Disclosure Schedules sets forth a list of all Contracts as of the date of this Agreement to which SPAC is a party or otherwise bound (other than this Agreement and any Transaction Document) which (i) require or will reasonably be expected to require payments by SPAC in excess of $200,000 in the aggregate; (ii) provide for material obligations of SPAC that will or will reasonably be expected to be complied with or performed following the Closing or under which material liabilities of SPAC will or will reasonably be expected to arise or remain outstanding in each case on or following the Closing or (iii) are otherwise material to SPAC.

(d) SPAC does not own or lease any real or personal property.

Section 6.17 Employees; Benefit Plans. As of the date of this Agreement, (a) other than any officers as described in the SPAC SEC Reports, SPAC does not have and has never had any employees and (b) SPAC does not and has never sponsored, maintained, contributed to or had any liability in respect of any Benefit Plan.

Section 6.18 Investment Company Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 6.19 Transactions with Affiliates. Except for the Contracts and transactions set forth on the SPAC Disclosure Schedules, there are no Contracts or transactions between (a) SPAC, on the one hand, and (b) any SPAC Related Party.

Section 6.20 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, TOPCO, MERGER SUB OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI AND THE TRANSACTION DOCUMENTS, NEITHER SPAC NOR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, TOPCO OR MERGER SUB , OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO OR MERGER SUB

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IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, TOPCO OR MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE VII

COVENANTS OF THE COMPANY, TOPCO AND MERGER SUB

Section 7.01 Conduct of Business of the Company. (a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and the Company shall cause its Subsidiaries to, except as (i) expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(a) of the Company Disclosure Schedules, (iv) as required to comply with COVID-19 Measures or (v) as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed), (A) operate the business of the Company and its Subsidiaries in the ordinary course consistent with past practice in all material respects and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, business relationships, material assets and properties of the Company and its Subsidiaries, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, (i) except as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(b) of the Company Disclosure Schedules or (iv) as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to Section 7.01(b)(i) and Section 7.01(b)(x), in which case, such consent shall be subject to SPAC’s sole discretion), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof for an aggregate purchase price in excess of €2,000,000; provided that such action (x) does not impede or impair, limit or materially delay (I) the ability of the Parties to file and have declared effective the Registration Statement/Proxy Statement or (II) the consummation of the Transactions, including, but not limited to, the IP Note or Equity Line of Credit, or (y) result in a Company Material Adverse Effect; provided, however, that the Company shall provide notice to, and consult with, SPAC regarding any such action that is material to the Company’s business.

(iii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of the Equity Securities of the Company;

(iv) except as set forth in Section 7.01(b)(iv) of the Company Disclosure Schedules, adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Shareholder Agreement;

(v) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company, other than inventory or obsolete equipment in the ordinary course of business or (B) create, subject or incur any Lien on any material assets or properties of the Company (other than a Permitted Lien or in connection with an IP Note and an Equity Line of Credit);

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(vi) (A) transfer, sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of Intellectual Property rights in accordance with its maximum statutory term) or otherwise dispose of any Intellectual Property of the Company, (B) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all of its rights in such trade secrets) or disclose, license, release, deliver, escrow or make available any source code or (C) make any material change to the operation or security of any IT Systems of the Company or any of the Company’s respective rules, policies or procedures with respect to privacy and security requirements for Personal Information that has the result of decreasing the overall operation or security of an IT Systems or decreasing the security of Personal Information;

(vii) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company (including in relation to the Option Exercise, unless a Shareholder Undertaking has been entered into) or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company;

(viii) consent to any transfer of Company Common Stock, unless the transferee has executed a joinder to the Shareholder Undertaking;

(ix) incur, create or assume any Indebtedness, other than ordinary course trade payables or in connection with the Company Interim Financing pursuant to Section 9.09;

(x) (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would have, if entered into prior to the date of this Agreement, constituted a Material Contract;

(xi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person (other than any of the Company and its Subsidiaries; provided that any such loans, advances, capital contributions, guarantees or investments are made in the ordinary course of business consistent with past practice and on terms comparable to those available to such Subsidiary in the market), other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(xii) except as required under the terms of any Company Benefit Plan that is set forth on Section 7.01(b)(xi) of the Company Disclosure Schedules or a Labor Agreement, (A) amend, modify, adopt, enter into or terminate any Company Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Company Benefit Plan if in effect as of the date of this Agreement, (B) increase or decrease, or agree to increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, except in the ordinary course of business consistent with past practice, (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, except in the ordinary course of business consistent with past practice, (D) hire, engage or terminate the employment or engagement of (other than for cause), furlough or temporarily layoff, any director, manager, officer or employee of the Company whose annual base compensation exceeds €300,000, (E) except in the ordinary course of business consistent with past practice, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any Labor Agreement (to the extent such actions do not result in material economic concessions or operational restrictions), (F) recognize or certify any labor organization, works council, labor union or group of employees of the Company as the bargaining representative for any employees of the Company or (G) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee or individual

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independent contractor of the Company, other than waiver of any restrictive covenant obligations (excluding nondisclosure obligations) as part of a settlement or similar agreement with such individual;

(xiii) (A) make, change or revoke any material Tax election, amend any material Tax Return, adopt or change any method of accounting with respect to Taxes, enter into any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any Taxes, settle or compromise any claim or assessment relating to any material Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment relating to any material Taxes, or enter into any Tax sharing or Tax indemnification agreement (except for any such agreements that are customary commercial contracts not primarily relating to Taxes) or (B) take any action or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their Intended Tax Treatments;

(xiv) enter into any settlement or similar Contract the performance of which would involve the payment by the Company in excess of €150,000, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company;

(xv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xvi) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xvii) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to the Company and its assets and properties; provided that such coverage remains reasonably available (other than in connection with normal annual renewal activities and insurance program management);

(xviii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Transaction Document;

(xix) fail to maintain the Leased Real Property in all material respects in the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted;

(xx) enter into, conduct, engage in or otherwise operate any new line of business, modify operating policies in any material respect or discontinue or make any material change to the business of the Company;

(xxi) make any Change of Control Payment that is not set forth on Section 4.05(b)(ii) of the Company Disclosure Schedules; or

(xxii) enter into any Contract to take, or cause to be taken, or resolve to take, any of the actions set forth in this Section 7.01(b);

for purposes of this Section 7.01(b), references to the “Company” include the Company and each of its Subsidiaries.

(c) Notwithstanding anything in this Section 7.01 or this Agreement to the contrary, nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries during the Interim Period.

Section 7.02 Trust Account Waiver. Each of the Company, TopCo and Merger Sub acknowledges that SPAC is a blank check company with the power and privileges to effect a business combination, and that such Party has read SPAC’s final prospectus, dated October 19, 2021, and other SPAC SEC Reports, SPAC’s Governing Documents and the Trust Agreement and understands that substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in

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the Trust Account that SPAC has established described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company and TopCo further acknowledges that, if the transactions contemplated by this Agreement or, in the event this Agreement is terminated pursuant to its terms, another business combination is not consummated by January 22, 2023, or such later date as is approved by the shareholders of SPAC to complete a business combination, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, each of the Company, TopCo and Merger Sub (on behalf of itself and its Affiliates), notwithstanding anything to the contrary in this Agreement, hereby irrevocably waives any past, present or future right, title, interest or claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC, at any time for any reason whatsoever; provided that nothing herein shall serve to limit or prohibit the Company’s, TopCo’s or Merger Sub’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside of the Trust Account (including from and after the consummation of a business combination other than as contemplated by this Agreement) or pursuant to Section 12.14 for specific performance or other injunctive relief (so long as such claim would not affect SPAC’s ability to fulfill its redemption obligations). This Section 7.02 shall survive the termination of this Agreement for any reason.

Section 7.03 SPAC D&O Indemnification and Insurance. (a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of SPAC, as provided in SPAC’s Governing Documents or otherwise in effect as of the date of the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo shall advance expenses in connection with such indemnification as provided in SPAC’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the SPAC Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of SPAC (the “SPAC D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such SPAC D&O Person was a director, officer, member, manager or employee of SPAC prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) TopCo shall not have any obligation under this Section 7.03 to any SPAC D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SPAC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) TopCo shall purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing Date, without lapses in coverage, a “tail” insurance policy(ies) providing directors’ and officers’ liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of SPAC as of the date hereof with respect to matters occurring on or prior to the Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the SPAC’s directors’ and officers’ liability and fiduciary liability insurance policy(ies) as of the Closing; provided that TopCo shall not be required to pay a premium for such “tail” insurance policy(ies) in excess of 250% of the most recent annual premium paid by SPAC prior to the date of this Agreement and, in such event, TopCo shall purchase the maximum coverage available for 250% of the most recent annual premium paid by SPAC prior to the date of this Agreement.

(d) If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 7.03.

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(e) The SPAC D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.03 are intended to be third-party beneficiaries of this Section 7.03. This Section 7.03 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company’s Subsidiaries.

Section 7.04 Company D&O Indemnification and Insurance. (a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors, officers, members, managers and employees of the Company or any of its Subsidiaries, as provided in the Company’s or any of its Subsidiaries’ Governing Documents or otherwise in effect as of the date of the Closing, in either case, with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) TopCo, the Company and its Subsidiaries will perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, TopCo, the Company and its Subsidiaries shall advance expenses in connection with such indemnification as provided in the Company’s or any of its Subsidiaries’ Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s and its Subsidiaries’ Governing Documents or other applicable agreements shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors, officers, members, managers or employees of the Company (the “Company D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to Closing and relating to the fact that such Company D&O Person was a director, officer, member, manager or employee of the Company or any of its Subsidiaries prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) TopCo shall not have any obligation under this Section 7.04 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and TopCo shall maintain, or cause to be maintained, in effect for a period of six years after the Closing Date, without any lapse in coverage, “tail” insurance policy(ies) providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of the Company or any of its Subsidiaries as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insureds than) the coverage provided under the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy as of the Closing; provided that none of TopCo or SPAC shall be required to pay a premium for such “tail” insurance policy(ies) in excess of 250% of the most recent annual premium paid by the Company or its Subsidiaries prior to the date of this Agreement and, in such event, the Company or its Subsidiaries shall purchase the maximum coverage available for 250% of the most recent annual premium paid by the Company or its Subsidiaries prior to the date of this Agreement.

(d) If TopCo or any of its respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or the Company or any of its Subsidiaries shall assume all of the obligations set forth in this Section 7.04.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.04 are intended to be third-party beneficiaries of this Section 7.04. This Section 7.04 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company and the Company’s Subsidiaries.

Section 7.05 Financial Information. (a) As soon as reasonably practicable following the date of this Agreement (but in any event on or prior to September 30, 2022), the Company shall deliver to SPAC the Financial Statements in accordance with the terms and provisions of this Section 7.05(a), including but not limited to, for the avoidance of doubt, in accordance with the standards of the PCAOB. As soon as reasonably

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practicable after September 30, 2022 (but in any event on or prior to November 30, 2022), the Company shall deliver to SPAC the Closing Company Financial Statements in accordance with the terms and provisions of this Section 7.05(a), including but not limited to, for the avoidance of doubt, in accordance with the standards of the PCAOB. The Closing Company Financial Statements (i) shall be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) shall fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein, (iii) in the case of any audited financial statements, shall be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor and (iv) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, TopCo and SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by TopCo or SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 7.06 Merger Sub Member Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, TopCo, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 7.07 Stock Exchange Listing of TopCo Ordinary Shares. The Company shall cause TopCo to, and TopCo shall, use its reasonable best efforts to cause TopCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on the Stock Exchange (and SPAC, the Company and Merger Sub shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause TopCo to satisfy any applicable initial and continuing listing requirements of the Stock Exchange.

Section 7.08 Undertakings. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company, as applicable, in the Undertakings and otherwise comply with its obligations and enforce its rights thereunder, including to obtain, on the third Business Day following the date that the Registration Statement/Proxy Statement is declared effective by the SEC, the Required Company Shareholders’ Consent from the requisite majority of the parties to the Company Shareholder Agreement. Without limiting the generality of the foregoing, the Company shall give SPAC prompt (and, in any event, within one Business Day) written notice of: (i) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by the Company or the Company Shareholders or the Lenders of the Undertakings, or (ii)  the receipt of any written notice or other written communication as to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by the Company Shareholders or the Lenders under the Undertakings. The Company and the parties to the Undertakings may not amend, modify, waive or terminate the Undertakings (in whole or in part) without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.09 Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions except for (x) those Company Related Party Transactions set forth in Section 7.09 of the Company Disclosure Schedules and (y) the Transaction Documents, without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Closing, SPAC and its Affiliates). On or prior to the Closing, each of the Company Shareholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar

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arrangements between the Company, on the one hand, and any Company Shareholder or any of its Affiliates, on the other hand, other than with respect to the Convertible Loan Agreements that will be cancelled in connection with the Conversion. If the Closing would result in the agreement set forth on Section 7.09(b) of the Company Disclosure Schedules being a violation of applicable Law, the Company shall terminate such agreement.

Section 7.10 TopCo Tax Residency. During the Interim Period, TopCo shall not take or cause to be taken any action which would reasonably be expected to (a) cause TopCo to have its principal place of effective management outside of Germany or (b) otherwise be treated as a resident of any country other than Germany for Tax purposes.

Section 7.11 Equity Plans. Prior to the Closing Date, the board of directors of TopCo and the Company as the sole shareholder of TopCo shall approve and adopt the Incentive Equity Plan, substantially in the form attached as Exhibit D.

Section 7.12 Labor Consultation. Prior to the Closing, the Company and its Subsidiaries shall satisfy all pre-Closing notice, information, consultation or bargaining obligations owed to its employees and/or their representatives, including any labor unions, works council or other labor organization, under applicable Law, Labor Agreements or other Contracts, in connection with the consummation of the Transactions.

Section 7.13 Delivery of Shareholder Lock-Up Agreements and Undertakings. The Company shall use its best efforts to obtain within 30 days from the date of this Agreement from all Company Shareholders who have not executed and delivered a Shareholder Lock-Up Agreement and/or Undertaking concurrently with this Agreement an executed Shareholder Lock-Up Agreement and/or Undertaking, as applicable, the failure to obtain all such Shareholder Lock-Up Agreements and Undertakings, as applicable, shall be considered by the Parties to be a material breach of this Agreement.

ARTICLE VIII

COVENANTS OF SPAC

Section 8.01 Conduct of SPAC During the Interim Period. During the Interim Period, SPAC shall not, except (i) as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 8.01 of the SPAC Disclosure Schedules or (iv) as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or SPAC’s Governing Documents;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of SPAC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC or any of its Affiliates, other than, for the avoidance of doubt, in connection with the SPAC Stockholder Redemption;

(c) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any of its Equity Securities or permit the conversion of any Indebtedness into warrants or other Equity Securities;

(d) incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $1,000,000 individually or in the aggregate (“Permitted SPAC Indebtedness”);

(e) make any loans or advances to, or capital contributions in, any other Person;

(f) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(g) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SPAC;

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(h) enter into any Contract (other than Contracts contemplated by this Agreement) which (i) require or will reasonably be expected to require payments by SPAC in excess of $150,000 in the aggregate, (ii) provide for material obligations of SPAC that will or will reasonably be expected to be performed or complied with following the Closing or under which material liabilities of SPAC will or will reasonably be expected to arise or remain outstanding on or following the Closing or (iii) will or will reasonably be expected to be otherwise material to SPAC other than, for the avoidance of doubt, in each case of (i) – (iii), any Contract relating to SPAC Transaction Expenses;

(i) engage in any activities or business, other than activities or business (i) currently conducted by SPAC as of the date of this Agreement (ii) in connection with or incident or related to SPAC’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by SPAC’s SEC Reports, (iii) contemplated by, or incident or related to, this Agreement or the Transaction Documents, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or (iv) that are (A) administrative or ministerial and (B) immaterial in nature;

(j) (i) amend, modify, adopt or enter into any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement or (ii) hire, engage or appoint, any director, manager, officer or employee;

(k) enter into, or modify or amend in any material respect any Contract between SPAC and any SPAC Related Party other than any Contracts between SPAC and the Sponsor and/or any of its Affiliates pursuant to which SPAC incurs, creates or assumes any Permitted SPAC Indebtedness; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 8.01.

Section 8.02 SPAC Public Filings. From the date hereof through the Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.03 Trust Account Proceeds and Redemptions. Upon satisfaction or (to the extent permitted by applicable Law) waiver of the Transaction Conditions and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay, as and when due, all amounts payable to holders of SPAC Shares pursuant to the SPAC Stockholder Redemptions, and (B) pay all remaining amounts then available in the Trust Account to SPAC for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.04 De-Listing. Prior to the Closing, SPAC shall cooperate with TopCo and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to de-list SPAC’s Class A Shares from the Stock Exchange and de-register such securities under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Post-Closing TopCo Board of Directors and Officers. (a) The Company and TopCo shall take all such action as may be necessary or reasonably appropriate such that effective as of the Change of Legal Form: (i) the board of directors of TopCo (the “TopCo Board of Directors”) shall be a “one-tier” board of directors, with one executive director serving an initial four-year term and seven non-executive directors, who shall serve staggered multi-year terms (two directors serving an initial two-year term, two directors serving an initial three-year term and three directors serving an initial four-year term), (ii) the members of the TopCo Board of Directors are the individuals determined in accordance with Section 9.01(b) and Section 9.01(c), (iii) the members of the compensation committee, audit committee and nominating committee of the TopCo Board of Directors are the individuals determined in accordance with Section 9.01(d), (iv) the officers of TopCo (the “TopCo Officers”) are the individuals determined in accordance with Section 9.01(e) and (v) the majority of the non-executive directors of the TopCo Board of Directors qualify as independent directors under the Dutch Corporate Governance Code.

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(b) The individual identified on Section 9.01(b) of the SPAC Disclosure Schedules, who shall be indicated by the Sponsor, shall be a non-executive director on the TopCo Board of Directors immediately after the Change of Legal Form, with such individual serving an initial four-year term (the “SPAC Designee”). Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Sponsor may, by giving the Company and SPAC written notice, replace the SPAC Designee with any individual and, upon the Sponsor so giving notice of the replacement of the SPAC Designee, Section 9.01(b) of the SPAC Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the SPAC Designee in lieu of, and to serve for the same initial term as, the individual so replaced.

(c) The six individuals identified on Section 9.01(c) of the Company Disclosure Schedules shall be executive and non-executive directors, as the case may be, on the TopCo Board of Directors immediately after the Change of Legal Form, with each such individual serving an initial term set forth opposite his or her name (each, a “Company Designee”). One of the Company Designees, which shall initially be Ali Vezvaei, shall act as chairperson of the TopCo Board of Directors. In addition, one of the Company Designees shall be subject to the prior written consent of the Sponsor. Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, (i) the Company may, by giving SPAC and the Sponsor written notice, replace any Company Designee with any other individual that is a member of the Company board of directors or is an observer of the Company board of directors, in either case, as of the date of this Agreement and, upon the Company so giving notice of the replacement of such Company Designee, Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced, provided, however, that the Company Designee identified with the prior written consent of the Sponsor shall only be replaced with the prior written consent of the Sponsor, or (ii) the Company, may, with the prior written consent of SPAC and the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed by either SPAC or the Sponsor), replace any Company Designee with any other individual and, if SPAC and the Sponsor each provides its written consent to the replacement of any such Company Designee pursuant to this clause (ii), then Section 9.01(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve for the same initial term as, the individual so replaced.

(d) Prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company shall designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the TopCo Board of Directors, subject to the applicable listing rules of the Stock Exchange.

(e) The individuals identified on Section 9.01(e) of the Company Disclosure Schedules shall be the TopCo Officers immediately after the Change of Legal Form, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 9.01(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service, or otherwise) to serve as a TopCo Officer, then, prior to the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, the Company may, with the prior written consent of the Sponsor (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such TopCo Officer and, if the Sponsor provides its consent to the replacement of such TopCo Officer, then Section 9.01(e) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a TopCo Officer in lieu of, and to serve with the same title as, the individual so replaced.

(f) The obligation of TopCo and the Company pursuant to Section 9.01(a) shall include TopCo causing the removal or resignation of the applicable officers and directors of TopCo prior to or at the Change of Legal Form for purposes of effectuating the agreements therein, to the extent such removal or resignation has not otherwise occurred prior to the Change of Legal Form.

Section 9.02 Efforts to Consummate. (a) Subject to the terms and conditions herein provided, each of SPAC, TopCo, Merger Sub and the Company shall, and the Company shall cause its Subsidiaries to: (i) use their respective reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make

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effective as promptly as practicable the Transactions, including using reasonable best efforts to obtain all material approvals of Governmental Authorities that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that in no event shall TopCo, SPAC, Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals (other than any required filing fees in connection therewith); provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such approvals, and (iii) take such other action as may reasonably be necessary or as any other Party may reasonably request to satisfy the conditions of the other Parties set forth in Article X or otherwise to comply with this Agreement. The Parties shall promptly inform the other of any substantive communication between itself, and any Governmental Authority regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Parties. Nothing in this Section 9.02 obligates any Party or any of its Affiliates to agree to, and the Company shall not for the purpose of satisfying any condition set forth in Article X without SPAC’s consent, (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with such other Parties’ prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties shall give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed material written communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person, videoconference, or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless, to the extent not prohibited by such Governmental Authority, it consults with the other Parties, in advance. Notwithstanding the foregoing, any materials shared may be redacted before being provided to the other Parties (i) to remove references concerning the valuation of the Company; (ii) as necessary to comply with contractual arrangements and (iii) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns.

Section 9.03 Registration Statement/Proxy Statement; SPAC Special Meeting.

(a) Registration Statement/Proxy Statement.

(i) As promptly as practicable following the date of this Agreement, SPAC, TopCo and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and TopCo shall use reasonable best efforts to file with the SEC, the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus which will be included therein as a prospectus and which will be used for the Special Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with, and as required by, the SPAC Governing Documents, applicable Law and any applicable rules and regulations of the SEC and the Stock Exchange). Each of SPAC, TopCo and the Company shall use its reasonable best efforts to (A) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Company and its Subsidiaries for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (B) promptly notify the other Parties of, reasonably cooperate with each other Party with respect to and respond promptly to, any comments of the SEC or its staff; (C) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (D) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation

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of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and SPAC shall reasonably cooperate in connection with the preparation for inclusion in the Registration Statement/Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement/Proxy Statement.

(ii) SPAC, on the one hand, and the Company, TopCo and Merger Sub, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 9.03(a) or for including in any other statement, filing, notice or application made by or on behalf of SPAC or TopCo to the SEC or the Stock Exchange in connection with the transactions contemplated by this Agreement and the other Transaction Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (A) such Party shall promptly inform, in the case of SPAC, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub and SPAC, thereof; (B) such Party shall prepare and mutually agree upon with, in the case of SPAC, the Company and TopCo, or, in the case of the Company, TopCo or Merger Sub and SPAC (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement/Proxy Statement; (C) TopCo shall file such mutually agreed upon amendment or supplement with the SEC; and (D) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SPAC Holders. TopCo shall promptly advise SPAC of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of TopCo Ordinary Shares for offering or sale in any jurisdiction, and each of SPAC and TopCo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(iii) Each of the Parties shall use its reasonable best efforts to ensure that none of the information related to such Party or any of such Party’s Representatives, supplied by such Party or on such Party’s behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration Statement/Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) SPAC Special Meeting. As promptly as practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, SPAC shall (i) duly give notice of a meeting of the SPAC shareholders (the “Special Meeting”), (ii) cause the Registration Statement/Proxy Statement to be mailed to the SPAC shareholders and (iii) duly convene and hold the Special Meeting, in each case, in accordance with the Governing Documents of SPAC and applicable Law, for the purposes of obtaining the SPAC Stockholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a SPAC Stockholder Redemption. SPAC shall, through its board of directors, recommend to its shareholders the (w) adoption and approval of this Agreement and the Transactions and include such recommendation in the Registration Statement/Proxy Statement (the “Business Combination Proposal”); (x) adoption and approval of any other proposals as either the SEC or Stock Exchange (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by SPAC, TopCo and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (y) adoption and approval of the Merger, along with the documents relating thereto and the transactions contemplated thereby (the “Merger Proposal”); and (z) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (w) through (y) together, the “Transaction Proposals”); provided that SPAC may postpone or adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (B) as a result of the absence of a quorum, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SPAC Holders prior to the Special Meeting or (D) if SPAC determines that one or more of the Transaction Conditions under this Agreement is not satisfied or waived. The board of

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directors of SPAC shall not withdraw, amend, qualify or modify the recommendation to its shareholders that is contemplated by this Section 9.03(b); provided, that the board of directors of SPAC may withdraw, amend, qualify or modify such recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to do so would constitute a breach of its fiduciary duties to its stockholders under applicable Law.

Section 9.04 Exclusive Dealing. (a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Company, TopCo and Merger Sub shall not, and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than SPAC) to do or seek to do any of the foregoing or seek to circumvent this Section 9.04(a) or further a Company Acquisition Proposal. The Company agrees to (A) notify SPAC promptly (within 24 hours) upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SPAC fully informed on a current basis (within 24 hours) of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the SPAC (or any Affiliate of successor of the SPAC); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing or seek to circumvent this Section 9.04(b) or further a SPAC Acquisition Proposal. SPAC agrees to (A) notify the Company promptly (within 24 hours) upon receipt of any SPAC Acquisition Proposal, and to describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such SPAC Acquisition Proposal) and (B) keep the Company fully informed on a current basis (within 24 hours) of any modifications to such offer or information.

Section 9.05 Tax Matters (a) Notwithstanding anything to the contrary contained herein, each Party shall pay its transfer, documentary, sales, use, stamp, registration or other similar Taxes (other than VAT which is solely governed by Section 9.05(b)) (“Transfer Taxes”) incurred in connection with the Transactions as required by applicable Law. Each Party shall also, at its own expense, file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by applicable Law, TopCo, SPAC or the Company will join in the execution of any such Tax Returns. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(b) None of the Parties shall waive any VAT exemption (including any waiver of any VAT exemption pursuant to Section 9 of the German VAT Act (Umsatzsteuergesetz –– UStG) or comparable provisions under the laws of any other jurisdiction) in relation to any of the transactions contemplated in this Agreement. If and to the extent (i) VAT becomes due and payable in relation to, or as a consequence of, any of the transactions contemplated by this Agreement (other than as a consequence of a waiver pursuant to the first sentence of this Section 9.05(b)), and (ii) the respective provider of a supply or service for VAT purposes (“Relevant Provider”) owes the respective VAT amounts vis-à -vis the competent Governmental Authority, the respective recipient of the supply or service for VAT purposes (“Relevant Recipient”) shall pay such statutory VAT amounts to the Relevant Provider. Any such VAT amount shall be due and payable by the Relevant Recipient to the Relevant Provider upon issuance of an invoice which is in compliance with applicable Law.

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(c) TopCo is obliged to apply for the roll-over of book values with the competent tax authority as required pursuant to Section 21 para. 2 German Reorganization Tax Act (Umwandlungssteuergesetz). TopCo and the Company’s shareholders applying for section 21 para. 2 German Reorganisation Tax Act (“21-Shareholders”) undertake to cooperate in good faith with respect to such application and TopCo shall provide a draft of the application to the 21-Shareholders at least 15 Business Days before the contemplated filing for review and comment. TopCo shall consider in good faith any comments provided by the 21-Shareholders in time; if the 21-Shareholders do not provide lawful comments in due time, their consent with the application shall be deemed given. The TopCo and the 21-Shareholders shall cooperate in good faith regarding any proceedings to defend the roll-over of tax book values.

(d) The Parties intend that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments. No Party shall take any action or agree to take any action, or knowingly fail to take any action, that would cause the relevant portions of the Transactions to fail to qualify for their respective Intended Tax Treatments, including the filing of the statement required by Treasury Regulations Section 1.368-3 and including complying with the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6). The Parties shall prepare and file all applicable Tax Returns consistently with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) the Intended Tax Treatments unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law. TopCo and its Affiliates (including, after the Closing Date, Surviving Company) shall be deemed to have satisfied their obligations set forth in the foregoing sentences of this Section 9.05(d) if such entities (i) file all applicable Tax Returns consistently with the Intended Tax Treatments, including the filing of the statement required by Treasury Regulations Section 1.368-3 and including complying with the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6) unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law, (ii) report the Transactions for U.S. federal income tax purposes consistently with the Intended Tax Treatments unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law, (iii) do not breach the representation contained within Section 5.07(c) of this Agreement and (iv) do not, following the Closing, pursuant to a plan or intent existing at or prior to the Closing, (A) cause or permit SPAC (and after the Effective Time, Surviving Company) to issue additional equity interests that would result in TopCo losing “control” of SPAC (and after the Effective Time, Surviving Company) within the meaning of Section 368(c) of the Code or (B) cause or permit TopCo to make a distribution to its shareholders (other than dividends in the ordinary course of business or pro rata to all the shareholders of TopCo). The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties agrees to promptly notify all other Parties of any challenge to any Intended Tax Treatment by any Governmental Authority. This Section 9.05(d) shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo, the Company, the Company’s Subsidiaries and Affiliates of TopCo (including, after the Closing Date, the Surviving Company).

(e) The Parties shall work together in good faith pursuant to such arrangements as may be mutually agreed to ensure TopCo shall not be treated as a “domestic corporation” under Section 7874 of the Code following the Transactions contemplated hereby. If, after the date hereof, any Party becomes aware of any fact or circumstance that would cause TopCo to be treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code, the Party that becomes so aware shall notify the other Party, and the Parties shall each use its reasonable best efforts to cooperate to such reasonable steps necessary for TopCo to so treated; provided, however, that no Party to the Agreement shall be required to agree to any such modification that would be reasonably be expected to materially adversely affect such Party or its shareholders.

(f) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters reasonably satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such tax opinion. Notwithstanding anything to the contrary in this Agreement, neither Party nor their tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for their respective Intended

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Tax Treatments (other than, to the extent so requested or required by the SEC, a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of such transactions included in the Registration Statement/Proxy Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC). For clarity, advisors to the SPAC will not be required to provide any tax opinion, nor will a tax opinion by any Party’s advisors be a condition precedent to the Transactions contemplated hereby.

Section 9.06 Confidentiality: Access to Information: Publicity. (a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and shall apply to such disclosures. The Confidentiality Agreement shall survive the Closing in accordance with its terms.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company and its Subsidiaries (in a manner so as to not interfere with the normal business operations of the Company): provided that such access may be limited by the Company or any of its Subsidiaries, as applicable, in response to COVID-19 to the extent reasonably necessary (i) to protect the health and safety of the Company and its Subsidiaries and their managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures (the “COVID-19 Changes”) (provided that, in case of each of clauses (i) and (ii), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (A) such access as can reasonably be provided (or otherwise convey such information regarding the applicable matter as can reasonably be conveyed, including through remote communication) or (B) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, the Company shall not be required to provide to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law); or (ii) if the Company, on the one hand, and SPAC or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of SPAC (in a manner so as to not interfere with the normal business operations of SPAC); provided that such access may be limited by SPAC due to COVID-19 Changes (provided that, in case of each of clauses (i) and (ii), SPAC shall use reasonable best efforts to provide (A) such access as can reasonably be provided (or otherwise convey such information regarding the applicable matter as can reasonably be conveyed, including through remote communication) or (B) such information, in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Notwithstanding the foregoing, SPAC shall not be required to provide to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which SPAC is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of SPAC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to SPAC under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), SPAC shall use reasonable best efforts to provide (1) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) such information in a manner without

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violating such privilege, doctrine, Contract, obligation or Law); or (ii) if SPAC, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), as promptly as practicable provide written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d) None of the Parties or any of their respective Affiliates shall issue any press release or make any public announcement or other communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of, prior to the Closing, the Company and SPAC or, after the Closing, TopCo and the Sponsor, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case, (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is SPAC or a Representative of SPAC, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (2) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with SPAC in connection therewith and provide SPAC with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (1) if the disclosing Person is the Sponsor or a Representative of the Sponsor, reasonably consult with TopCo in connection therewith and provide TopCo with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith and (2) if the disclosing Person is TopCo, the Company or a Representative thereof, reasonably consult with the Sponsor in connection therewith and provide the Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith; (ii) to the extent such press release, public announcement or other communication contains only information previously disclosed in accordance with this Section 9.06(d); and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement, the Transaction Documents or in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, the Parties agree that SPAC, the Sponsor and (on their behalf) their respective Representatives may provide general information about the subject matter of the Transaction Documents to any current or prospective investors, whether direct or indirect to the extent such information is consistent with information previously disclosed in accordance with this Section 9.06(d) and in documents filed with the SEC by TopCo.

(e) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which Signing Filing shall be mutually agreed upon by the Company and SPAC prior to the execution of this Agreement (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable). The Company, on the one hand, and SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by SPAC and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four Business Days after the Closing), TopCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and SPAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

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Section 9.07 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

Section 9.08 Shareholder Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Actions (including derivative claims) relating to the Transaction Documents or the Transactions (collectively, the “Transaction Litigation”) commenced against such Party or any of their respective Representatives (in their capacity as a representative of such Party) or Subsidiaries. Each of SPAC and the Company shall (a) keep the other reasonably informed regarding any Transaction Litigation, (b) give the other the opportunity to, at its own cost and expense, participate in (but not control) the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (c) shall give due consideration to the other’s advice with respect to such litigation and shall not settle any such Transaction Litigation if and to the extent all such settlement payments exceed $150,000 in the aggregate without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed, and (d) reasonably cooperate with each other with respect to any such Transaction Litigation.

Section 9.09 Company Interim Financing. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parties will cooperate and each use their respective commercially reasonable efforts to provide for the Company Interim Financing, an IP Note and an Equity Line of Credit.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) no Governmental Order or Law issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c) the SPAC Stockholder Approval shall have been obtained; and

(d) the Required Company Shareholders’ Consent shall have been obtained.

Section 10.02 Additional Conditions to the Obligations of TopCo, the Company and Merger Sub. The obligation of TopCo, the Company and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the SPAC Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 6.12(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of SPAC in Article VI (other than the SPAC Fundamental Representations and

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the representations and warranties set forth in Section 6.12(a)) contained in this Agreement shall be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to consummate the Transactions contemplated by this Agreement and the other Transaction Documents;

(b) the covenants and agreements of SPAC contained in this Agreement to be performed prior to the Closing shall have been performed in all material respects;

(c) the sum of (i) the aggregate amount of cash held in the Trust Account (after giving effect to SPAC Stockholder Redemptions), (ii) any IP Note Proceeds, (iii) any Company Interim Financing, (iv) any amount available under an advance against an Equity Line of Credit or any convertible loan provided by an Equity Line of Credit provider and (v) any proceeds received by the Company after the date of this Agreement from any other debt, convertible, structured equity or equity financing, shall be no less than $50,000,000;

(d) TopCo’s initial listing application with the Stock Exchange in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of the Stock Exchange and TopCo shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Closing, and the TopCo Ordinary Shares shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof; and

(e) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to TopCo and the Company the following documents:

(i) a certificate, signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled;

(ii) the Registration Rights Agreement duly executed by the Sponsor; and

(iii) the Earn-Out Agreement duly executed by SPAC.

Section 10.03 Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SPAC of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.05(a), Section 4.06 and Section 5.03 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) each of the representations and warranties set forth in Section 4.20(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) the representations and warranties of the Company, TopCo and Merger Sub set forth in Article IV and Article V (other than the Company Fundamental Representations and the representations and warranties set forth in Section 4.05(a), Section 4.06, Section 4.20(a) and Section 5.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

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(b) the Company, TopCo and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company, TopCo and Merger Sub under this Agreement or the Undertakings at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d) the TopCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting, management board or board of directors of TopCo and TopCo’s Governing Documents;

(e) the Conversion shall have occurred;

(f) either the Option Exercise shall have occurred or the Wolff Option shall have been waived;

(g) all the Company Shareholders and Lenders have entered into, and are bound by, the relevant Undertakings, and the same has not been revoked, modified, amended, waived or terminated; and

(h) at or prior to the Closing, the Company or TopCo, as applicable, shall have delivered, or caused to be delivered, to SPAC the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 10.03(a) and Section 10.03(b) are satisfied, in a form and substance reasonably satisfactory to SPAC;

(ii) the Warrant Assumption Agreements duly executed by TopCo;

(iii) the Registration Rights Agreement duly executed by TopCo and the Company Shareholders and the Lenders;

(iv) the Earn-Out Agreement duly executed by TopCo, the Company Shareholders and the Lenders; and

(v) all Company Shareholders (including all Lenders other than those listed on Section 10.03(h)(v) of the Company Disclosure Schedules) have executed Shareholder Lock-Up Agreements.

Notwithstanding the foregoing, SPAC shall provide the Company at least two days’ (or such lesser period of time mutually agreed by SPAC and the Company) notice before waiving any of the conditions set forth in clauses (e), (f) and (g) above.

Section 10.04 Frustration of Conditions. The Parties agree that none of the Company, TopCo or Merger Sub may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by the Company’s, TopCo’s or Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement. SPAC may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was proximately caused by SPAC’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 9.02, or a breach of this Agreement.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company, TopCo and SPAC;

(b) by written notice to the Company and TopCo from SPAC, (i) if any of the representations or warranties set forth in Article IV or Article V shall not be true and correct or (ii) if the Company, TopCo or Merger Sub have failed to perform any covenant or agreement on the part of the Company, TopCo or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that, in the case of clause (i) or clause (ii), the condition to Closing set forth in either Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to

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perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (A) 30 days after written notice thereof is delivered to the Company by SPAC, and (B) five Business Days prior to the Termination Date; provided, however, that SPAC is not then in material breach of this Agreement;

(c) by written notice to SPAC from the Company, (i) if any of the representations or warranties set forth in Article VI shall not be true and correct or (ii) if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that, in the case of clause (i) or clause (ii), the condition to Closing set forth in either in Section 10.02(a) or Section 10.02(b) would not be satisfied the Closing and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (A) 30 days after written notice thereof is delivered to SPAC and (B) five Business Days prior to the Termination Date; provided, however, that none of the Company, TopCo or Merger Sub is then in material breach of this Agreement;

(d) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to April 30, 2023 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to the Company if the Company’s, TopCo’s or Merger Sub’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either SPAC or the Company, if any Governmental Authority shall have issued a Governmental Order or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement beyond the Termination Date and such Governmental Order or other action shall have become final and nonappealable;

(f) by either SPAC or the Company, if the Special Meeting has been held (including any adjournment or postponement thereof), has concluded, the Pre-Closing SPAC Holders have duly voted and the SPAC Stockholder Approval was not obtained; or

(g) by SPAC, if the Required Company Shareholders’ Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.

Section 11.02 Termination Fee.

(a) In the event this Agreement is terminated by SPAC pursuant to Section 11.01(b), then the Company shall pay or cause to be paid to SPAC a fee equal to $3 million (the “Termination Fee”) within five Business Days after the date of such termination by wire transfer of same-day funds to one or more accounts designated by SPAC; provided that in no event shall the Company be required to pay the Termination Fee more than once.

(b) In the event this Agreement is terminated by the Company pursuant to Section 11.01(c), then SPAC shall pay or cause to be paid to the Company the Termination Fee within five Business Days after the date of such termination by wire transfer of same-day funds to one or more accounts designated by the Company; provided that in no event shall SPAC be required to pay the Termination Fee more than once.

(c) The Parties acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. In addition, if the Company or SPAC (the “Breaching Party”) fails to pay in a timely manner any amount due pursuant to this Section 11.02, then (i) the Breaching Party shall reimburse the SPAC or the Company, as applicable (the “Non-Breaching Party”) for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts and (ii) the Breaching Party shall pay to the Non-Breaching Party interest on the amounts payable pursuant to this Section 11.02 from and including the date payment of such amounts was due to but excluding the date of actual payment at a rate equal to three percent plus the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. The Parties acknowledge and agree that damages to the Non-Breaching Party under this Agreement would be difficult or impossible to predict with certainty and that the Termination Fee is a fair and reasonable calculation of such damages and is not punitive.

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(d) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is validly terminated in accordance with its terms and the Termination Fee is due and payable under the terms hereof, then, other than in the case of actual fraud by the Breaching Party or as permitted by Section 12.14, the Non-Breaching Party’s sole and exclusive remedy shall be to receive the applicable Termination Fee (and any interest and other amounts payable pursuant to Section 11.02(c) (collectively, “Interests and Reimbursements”) from the Breaching Party, and, upon the Non-Breaching Party’s receipt of the Termination Fee (and any Interests and Reimbursements), none of the Non-Breaching Party or any Non-Breaching Party Related Party (as defined below) shall have any further liability or obligation relating to or arising out of this Agreement, any Transaction Document, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any conduct relating hereto or thereto. Notwithstanding anything to the contrary herein, in the event this Agreement is validly terminated in accordance with its terms and the Termination Fee is due and payable under the terms hereof, then, other than in the case of actual fraud by the Breaching Party or as permitted by Section 12.14 , the Non-Breaching Party’s rights to receive payment of the applicable Termination Fee and any Interests and Reimbursements shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Non-Breaching Party and any of its former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Non-Breaching Party Related Parties”) against the Breaching Party and any of its former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Breaching Party Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby or any conduct relating hereto or thereto, the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by the Breaching Party (whether willfully, intentionally, unintentionally or otherwise), and none of the Breaching Party Related Parties shall have any liability or obligation to the Non-Breaching Party, its Affiliates or the other Non-Breaching Party Related Parties under any theory relating to or arising out of this Agreement, any Ancillary Agreements, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any conduct relating hereto or thereto or any claims or actions under applicable Law arising out of any such breach, termination or failure.

Section 11.03 Effect of Termination. Subject to the right to receive the Termination Fee and any Interest and Reimbursements pursuant to Section 11.02 and, except as otherwise set forth in this Section 11.03 or Section 12.14, in the event of the termination of this Agreement pursuant to Section 11.01, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) Section 7.02 (Trust Account Waiver), Section 9.06 (Confidentiality; Access to Information; Publicity), Section 11.02 (Termination Fee), this Section 11.03 (Effect of Termination), Article XII (Miscellaneous) and Section 1.01 (Definitions) (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, except as set forth in Section 11.02(d), the termination of this Agreement pursuant to Section 11.01 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud with respect to the representations and warranties in Article IV, Article V and Article VI.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. No (a) extension of time for the performance of any of the obligations or other acts of a Party set forth herein or (b) provision of this Agreement may be granted or waived, as applicable, unless such extension or waiver, as applicable, is in writing and signed by or on behalf of the Party or Parties granting such waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

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Section 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to SPAC:

Athena Consumer Acquisition Corp.
442 5th Avenue
New York, NY 10018
Attn: Isabelle Freidheim
Email: if@SPACsponsor.com

with copies (which shall not constitute notice) to:

White & Case LLP
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Attn: Daniel Nussen
Email: daniel.nussen@whitecase.com

White & Case LLP
609 Main Street, Suite 2900
Houston, TX 77002
Attn: Morgan Hollins
Email: morgan.hollins@whitecase.com

(b) If to the Company, TopCo, Merger Sub or the Surviving Company:

Next.e.Go Mobile SE
Lilienthalstraße 152068 Aachen, Germany

Germany
Attn: Eelco Van der Leij
Email: eelco.van-der-leij@e-go-mobile.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
Neue Mainzer Strasse 52
60311 Frankfurt, Germany
Attn: Clemens Rechberger
Email: rechbergerc@sullcrom.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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Section 12.04 Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 7.03 and Section 7.04, the last two sentences of this Section 12.04, Section 12.15 and Section 12.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.01, Section 9.06 and Section 12.10. Legal counsel identified in Section 12.18 shall be express third-party beneficiaries of Section 12.18.

Section 12.05 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses, (b) if the Closing occurs, then TopCo shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid SPAC Transaction Expenses and (c) all fees and expenses incurred in relation to any Anti-Trust Laws shall be equally shared between the Company and SPAC.

Section 12.06 Governing Law. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Exhibits, Annexes and Schedules. All Exhibits, Annexes and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of Article IV or Article V (in the case of the Company Disclosure Schedules) or Article VI (in the case of the SPAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article IV or Article V (in the case of the Company Disclosure Schedules) or Article VI (in the case of the SPAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Section or subsections of Article IV, Article V or Article VI may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with any representation, warranty, covenant or agreement contained in, or other provision of, this Agreement, nor shall such disclosure or information be deemed to establish a standard of materiality.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits and Annexes to this Agreement), the Transaction Documents and that certain Confidentiality Agreement in effect among the Parties (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement (including its Schedules, Annexes and Exhibits) may be amended or modified only by a written agreement executed and delivered by SPAC and the Company; provided that after the Closing, any written agreement providing for an amendment or modification of any provision in respect

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of which the Sponsor is an express third -party beneficiary pursuant to this Agreement shall also be required to be executed and delivered by the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 12.10 shall be void, ab initio.

Section 12.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.12 Jurisdiction. Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.12.

Section 12.13 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13.

Section 12.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Document in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Document, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that

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any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 12.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.15 Non-Recourse. Subject in all respects to the last sentence of this Section 12.15, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, TopCo or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.15 shall limit, amend or waive any rights or obligations of any party to any Transaction Document with respect to the other parties thereto.

Section 12.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement (including Annexes, Schedules, and Exhibits) or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein (including in Annexes, Schedules, and Exhibits), that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.

Section 12.17 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V constitute the sole and exclusive representations and warranties of the Company, TopCo and Merger Sub in connection with the transactions contemplated hereby; (iii) the representations and warranties of SPAC in Article VI constitute the sole and exclusive representations and warranties of SPAC; (iv) except for the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V and the representations and warranties of SPAC in Article VI, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V and the representations and warranties of SPAC

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in Article VI. The foregoing does not limit any rights of any Party pursuant to any Transaction Document against any other Party pursuant to such Transaction Document to which it is a party or of which it is an express third party beneficiary. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except for the representations and warranties of the Company, TopCo and Merger Sub in Article IV and Article V or as provided in any certificate delivered in accordance with Section 10.03(i)(i) with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.17(a) shall relieve any Party of liability in the case of intentional fraud committed by such Party.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses prior to the Closing or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.17. Notwithstanding anything herein to the contrary, nothing in this Section 12.17(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article IV, Article V or Article VI (as applicable). Each Party shall have the right to enforce this Section 12.17 on behalf of any Person that would be benefitted or protected by this Section 12.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.17 shall limit, modify, restrict or operate as a waiver with respect to any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any Transaction Document.

Section 12.18 Conflicts and Privilege.

(a) Each of the Parties to this Agreement, on its own behalf and on behalf of its respective directors, managers, members, partners, officers, Affiliates, successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the former shareholders or holders of other equity interests of SPAC and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the “SPAC Group”), on the one hand, and (ii) TopCo, the Company and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Surviving Company, and even though such counsel may have represented TopCo or the Surviving Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo, the Company or the Surviving Company and/or the Sponsor. SPAC, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Sponsor and/or any other member of the SPAC Group, on the one hand, and White & Case, on the other hand (the “White & Case Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by TopCo or the Company prior to the Closing with SPAC and/or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the White & Case Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the White & Case Privileged Communications, by virtue of the Transactions.

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(b) SPAC, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the former shareholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than TopCo and the Company) (collectively, the “Company Group”), on the one hand, and (ii) TopCo, the Company and/or any member of the SPAC Group, on the other hand, any legal counsel, including Sullivan & Cromwell LLP (“Company Counsel”) that represented TopCo or the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to TopCo or the Company, and even though such counsel may have represented TopCo and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for TopCo and/or the Company. SPAC, TopCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Company and/or TopCo and/or any other member of the Company Group, on the one hand, and Company Counsel, on the other hand (the “Company Counsel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by TopCo and/or the Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Company and/or TopCo under a common interest agreement shall remain the privileged communications or information of the Company and/or TopCo. TopCo and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of TopCo, the Company, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and TopCo and the Company agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Transactions.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

ATHENA CONSUMER ACQUISITION CORP.

By:	/s/ Jane Park
Name:	Jane Park
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

TIME IS NOW MERGER SUB, INC.

By:	/s/ Tobias Rothgang
Name:	Tobias Rothgang
Title:	Officer

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

NEXT.E.GO MOBILE SE

By:	/s/ Eelco Van der Leij
Name:	Eelco Van der Leij
Title:	Chief Financial Officer

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

NEXT.E.GO B.V.

By:	/s/ Ariane Martini
Name:	Ariane Martini
Title:	Managing Director

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Exhibit A-1

Confidential

SHAREHOLDER UNDERTAKING

relating to

the Business Combination of

Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

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Shareholder Undertaking relating to the Business Combination of Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

(the “Agreement”)

by and between

(1)         Next.e.GO Mobile SE, a European Company (Societas Europaea) existing under the laws of the European Union and the Federal Republic of Germany with registered seat in Aachen, Germany registered with the Commercial Register of the Local Court of Aachen under HRB 24014, with business address at Lilienthalstraße 1, 52068 Aachen, Germany,

– hereinafter referred to as the “Company” –

(2)         the shareholders identified as such in Exhibit B,

– each hereinafter referred to as a “Shareholder” and together the “Shareholders” –

and

(3)         Athena Consumer Acquisition Corp., a Delaware corporation, with business address at 442 5th Avenue, New York, New York 10018, United States of America,

– hereinafter referred to as “Athena” –

The Company, the Shareholders and Athena, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

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Page
Preamble
1.	Defined Terms	A-1-80
2.	Undertakings of the Shareholders	A-1-80
3.	Costs and Expenses	A-1-81
4.	No Assignment of Rights and Obligations	A-1-82
5.	Term of this Agreement; Termination of Prior Agreements	A-1-82
6.	Confidentiality	A-1-82
7.	Representations and Warranties; Liability	A-1-83
8.	Miscellaneous	A-1-84

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TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement
Exhibit B	Shareholders
Exhibit C	Convertible Loan Lenders
Exhibit D	Form of Power of Attorney (German)
Exhibit E	Form of Power of Attorney (Dutch)

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Preamble

(A)        The Shareholders, all of whom are listed in Exhibit B, are the sole shareholders of the Company as of the date of this Agreement.

(B)         The Company intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Athena, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (G) below.

(C)         Concurrently with the execution of this Agreement, the Company will enter into a business combination agreement with Athena and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(D)        The Company, as borrower, entered into convertible loan agreements in the total principal amount of EUR 39,085,000 between the Company and the lenders set out in Exhibit C (the lenders collectively referred to as, the “Convertible Loan Lenders” and the agreements together, the “Convertible Loan Agreements”).

(E)         Pursuant to certain undertakings entered into by the Convertible Loan Lenders with the Company on or prior to the date hereof, the Convertible Loan Lenders have agreed and undertaken, after signing of the BCA and at or prior closing of the Business Combination, to convert the entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest) either (i) into new common shares in the Company and participate in the Share Exchange (as defined below) or (ii) into new common shares in TopCo, in the nominal amount of EUR 0.12 per share, by way of an issuance of TopCo Shares (as defined below) against contribution in kind of all the claims arising from the Convertible Loan Agreements (the “Conversion”).

(F)         The Company has entered into a Company Shareholder Agreement (as such term is defined in the BCA) with the Shareholders. The Company Shareholder Agreement provides for certain transfer restrictions. Each of the Shareholders agrees that it will not exercise any of such transfer restrictions. Such transfer restrictions also shall not continue to apply with regards to the TopCo Shares (as defined below) following the consummation of the Transactions (as defined below) and the TopCo Shares are not subject to any such transfer restrictions. This paragraph, for the avoidance of doubt, other than as set forth herein, does not limit the rights arising from the Company Shareholder Agreement regarding the internal relationship between the parties of the Company Shareholder Agreement.

(G)        Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i)   each of the Shareholders will agree not to sell and/or transfer to any third party any of their respective shares held in the Company (“Company Shares”) and will contribute their Company Shares to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in TopCo (“TopCo Shares”) (the “Share Exchange”);

(ii)  Athena will merge with a newly formed and wholly owned subsidiary of TopCo, incorporated as a Delaware corporation, (“Merger Sub”) with Athena as the surviving company in the merger (the “Surviving Company”) and, after giving effect to the merger: (i) the Surviving Company will be a wholly owned subsidiary of TopCo, and (ii) each issued and outstanding share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be automatically exchanged, through an exchange agent, for one TopCo Share (the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transactions”);

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(iii) after giving effect to the Business Combination, the warrants in Athena held by the holders thereof will no longer be exercisable for shares in Athena but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares; and

(iv) on or about the “Closing Date” (as such term is defined in the BCA), the TopCo Shares will be listed on the NYSE. The pre-money market capitalization of the Company, on the basis of which the Transaction is to be consummated, is USD 800 million, which includes a 30 million share performance-based earn-out, subject to, and upon the satisfaction of certain terms and conditions (the “Company Equity Value“).

(H)        It is in the Shareholders’ interest that the Transactions, including for the avoidance of doubt the Conversion, are implemented substantially as described above and in the BCA.

(I)          In order to facilitate the implementation of the Transactions, substantially all of the Shareholders and Convertible Loan Lenders agree to duly execute and deliver promptly following signing of this Agreement (i) powers of attorney to Mr. Eelco Van Der Leij, substantially in the form attached hereto as Exhibit C and (ii) powers of attorney to NautaDutilh N.V., substantially in the form attached hereto as Exhibit D, permitting the respective authorized person (a) to execute and deliver any documents, agreements, approvals and or consent to which such Shareholder is a party to in connection with the Transaction (including, but not limited to, the Dutch Deeds of Issue or the German Share Transfer Deed, each such term as defined in the BCA), (b) to take all necessary or desirable actions on behalf of such Shareholder in connection with the transactions contemplated under and as set forth in the BCA and the Transaction Documents (as such term is defined in the BCA) to the extent applicable to such Shareholder (including, for the avoidance of doubt, the execution of this Agreement on each Shareholder’s behalf), (c) to convene and conduct shareholders’ meetings of the Company (including participating and exercising voting rights attached to the Company Shares) in accordance with the governing documents of the Company and for the purpose of obtaining the requisite consent for the Share Exchange and (d) to support the transactions contemplated by the BCA and the other Transaction Documents (including by way of restrictions on the sale, disposition or transfer of the Company Shares held by such Shareholder).

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1.           Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2.           Undertakings of the Shareholders

2.1         Each Shareholder hereby irrevocably and unconditionally undertakes and agrees, subject to the restrictions set forth in Sections 2.2 and the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena, and in each case to the extent legally possible and permissible

2.1.1      to fully support the Transactions and to implement the Transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which the Shareholders support or participation is required or appropriate, and in particular, without limitation, to

(a)    enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)    make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal, options and similar rights) which are necessary or appropriate in this context;

(c)    if and when shareholders’ meetings of the Company or, following the Share Exchange, TopCo, are held, appear at such meetings and cause the Company Shares or TopCo Shares, respectively, to be counted as present thereat for the purpose of establishing a quorum;

Annex A-1-80

(d)    participate in shareholders’ meetings of the Company or, following the Share Exchange, TopCo, and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, such Shareholder shall participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange and the conversion of TopCo into a Dutch public limited liability company (naamloze vennootschap)´and an increase in authorized capital in the Company if necessary; and

(e)    do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company;

2.1.2      to omit from taking any actions which (a) could be detrimental to, impede, interfere with, prohibit, delay, postpone or otherwise adversely affect the implementation or completion of the transactions contemplated by and as set forth in the BCA or the other Transaction Documents, including the Transactions, in particular, without limitation, (i) except for the Share Exchange, not to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Company Shares or other Equity Securities of the Company held by such Shareholder, whether acquired prior to, on or after the date hereof, (ii) not to exercise any transfer restriction under the Company Shareholder Agreement, (iii) not to withdraw (or request withdrawal) from this Agreement and (iv) not to enter into any voting agreement or voting trust, or grant a proxy or power of attorney, that is inconsistent with its obligations pursuant to this Agreement; (b) could result in the failure of any condition set forth in the BCA to be satisfied; or (c) could result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement;

2.1.1      to the extent not already duly executed and delivered, to duly execute (with a wet-ink signature) and deliver to the Company the Dutch PoA and to have the Dutch PoA notarized, apostilled and, as applicable, accompanied by a confirmation attached as an annex to the Dutch PoA in accordance with the instructions listed underneath the signature block to the Dutch PoA; and

2.1.2      to, in particular, contribute its Company Shares to TopCo in exchange for TopCo Shares and, if applicable, effect the Option Exercise for the exercise price set forth in the applicable option prior to the Exchange as contemplated by the BCA.

2.2         ND X B.V. and nd industrial investments B.V. undertake, to the extent required or helpful, to exercise their drag rights pursuant to Section 12 under the Company Shareholders Agreement.

2.3         The undertakings and agreements of a Shareholder set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of such Shareholder.

2.4         For the avoidance of doubt, this Agreement shall be binding upon a Shareholder upon the execution of this Agreement by such Shareholder, the Company, Athena and TopCo; provided that the undertakings and agreements pursuant to Section 2.1 of such Shareholder shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among the Company, Athena, TopCo, and Merger Sub.

3.           Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transactions (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs.

Annex A-1-81

4.           No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering Party for its obligations arising out of this Agreement.

5.           Term of this Agreement; Termination of Prior Agreements

5.1         This Agreement shall have effect as from the date hereof up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) upon the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

5.2         The termination of this Agreement in accordance with Section 5.1 shall be without prejudice to any claims against a Shareholder in case of a breach of this Agreement by such Shareholder in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Athena shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against such Shareholder notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Athena have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

6.           Confidentiality

Neither of the Shareholders, nor any of its respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or the BCA or the transactions contemplated hereby or thereby, or any matter related to the foregoing, without first obtaining the prior consent of Athena (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Athena prior to announcement or issuance.

7.           Termination of Certain Agreements

The Company and each of the Shareholders hereby acknowledge and agree that the Company Shareholder Agreement shall, contingent upon the approval of the requisite parties and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Effective Time, and each of the Shareholders hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the Merger Agreement.

8.           Standstill

From the date of this Agreement until the termination of this Agreement in accordance with Section 5, none of the Shareholders shall engage in any transaction involving the securities of SPAC without SPAC’s prior written consent (which consent shall not be unreasonably, withheld, conditioned, or delayed).

9.           Disclosure

Each Shareholder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by applicable securities Laws or the SEC or any other securities authorities or any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC, such Shareholder’s identity and ownership of the Covered Securities, a copy of this Agreement, and the nature of such Shareholder’s obligations under this Agreement. Each Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the BCA (including filings with the SEC).

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10.         Representations and Warranties; Liability

10.1       Each Shareholder hereby warrants as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena by way of an independent warranty that immediately prior to the consummation of the Share Exchange the following statements are true and accurate, in each case however solely with respect to it (and for the avoidance of doubt, not for any of the other Shareholders) and the Company Securities (defined below) held by it:

10.1.1    Ownership. Such Shareholder has (i) the sole and exclusive legal and beneficial ownership of, (ii) good and valid title to and (iii) with respect to the Company Shares, full and exclusive power to vote the Equity Securities (“Company Securities”), listed in Exhibit B, including the number of Company Shares set forth thereon. Its Company Shares have been fully paid in and not been repaid. Other than arising from this Agreement, the Company Shareholder Agreement, the BCA or the other Transaction Documents, (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating such Shareholder to transfer or cause to be transferred to any person other than TopCo any of its Company Securities, (b) no person other than TopCo has any contractual or other right or obligation to purchase or otherwise acquire any of the Shareholder’s Company Securities, (c) such Shareholder is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shareholder’s Company Securities, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on such Shareholder’s Company Securities, (e) such Shareholder’s Company Securities are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company’s articles of association or this Agreement and (f) such Shareholder’s Company Securities are not subject to any trust agreements or sub-participations. As of the date hereof, except as set forth on Exhibit B and other than any Convertible Loan Agreements, such Shareholder does not hold any Equity Securities in the Company or its Subsidiaries.

10.1.2    No Insolvency. No petitions to commence bankruptcy or insolvency proceedings concerning such Shareholder have been filed, nor have any such proceedings been commenced. To such Shareholder’s best knowledge, no circumstances exist that would require a petition for any bankruptcy, insolvency or judicial composition proceedings, nor do any circumstances exist which according to any applicable bankruptcy, insolvency or creditor rights laws, would justify an action to void (Anfechtung) this Agreement.

10.1.3    Authority; Enforceability. Such Shareholder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

10.1.4    No Spousal Consent. Such Shareholder does under applicable law not require the consent of its spouse to any of the contemplated Transactions.

10.1.5    No Violation. The execution, delivery and performance of this Agreement by such Shareholder will not (a) violate any provision of any law applicable to such Shareholder or any of its Company Shares; (b) violate any order, judgment or decree applicable to such Shareholder or any of its Company Securities; (c) result in the creation of any lien or encumbrance upon any of its Company Securities; or (d) conflict with, or result in a breach or default under, any agreement or instrument to which such Shareholder is a party or by which or any of its Company Securities are bound; except where, in each of the cases (a) through (d), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Shareholder’s ownership of its Company Securities or (ii) a material adverse effect on the ability of such Shareholder to satisfy or perform any of such Shareholder’s covenants and obligations hereunder.

Annex A-1-83

10.1.6    Consents and Approvals. The execution and delivery by such Shareholder of this Agreement does not, and the performance of such Shareholder’s covenants and obligations hereunder do not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

10.1.7    Litigation. There is no proceeding pending or threatened against such Shareholder or its Company Securities which has had or could reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Shareholder’s ownership of its Company Securities or (b) a material adverse effect on the ability of such Shareholder to perform any of such Shareholder’s covenants and obligations hereunder.

10.2       Any and all obligations of a Shareholder under this Agreement shall be undertaken by such Shareholder solely as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the Company Shares held by such Shareholder.

10.3       A Shareholder’s liability for any and all claims of TopCo and Athena under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Shareholder’s pro rata participation (based on the ratio of its participation in the share capital of the Company immediately prior to the Share Exchange) in the Company Equity Value.

10.4       The claims of TopCo and Athena under or in connection with this Section 10 shall become time-barred five (5) years after the date of this Agreement.

11.         Miscellaneous

11.1       This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for any further agreements entered into in connection with the Transaction.

11.2       Any notice or other declaration to be given to a Shareholder (i) in its position as a shareholder of the Company (e.g. invitations to shareholders’ meetings) or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit B. Each Shareholder shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

11.3       All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.4       The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

11.5       Amendments, additions or modifications to this Agreement, including this Section 11.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Athena.

11.6       If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 11.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

11.7       This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

Annex A-1-84

11.8       English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

11.9       Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Aachen.

[Signature Page to Shareholder Undertaking]

Annex A-1-85

Exhibit A
Business Combination Agreement

Annex A-1-86

Exhibit B
Shareholders

Annex A-1-87

Exhibit C
Convertible Loan Lenders

Annex A-1-88

Exhibit D
Form of Power of Attorney (German)

Annex A-1-89

Exhibit E
Form of Power of Attorney (Dutch)

Annex A-1-90

Exhibit A-2

Confidential

LENDER UNDERTAKING

relating to

the Business Combination of

Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

Annex A-1-91

Lender Undertaking relating to the Business Combination of Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

(the “Agreement”)

by and between

(1)         Next.e.GO Mobile SE, a European Company (Societas Europaea) existing under the laws of the European Union and the Federal Republic of Germany with registered seat in Aachen, Germany registered with the Commercial Register of the Local Court of Aachen under HRB 24014, with business address at Lilienthalstraße 1, 52068 Aachen, Germany,

– hereinafter referred to as the “Company” –

(2)         the lenders identified as such in Exhibit B,

– each hereinafter referred to as a “Lender” and together the “Lenders” –

and

(3)         Athena Consumer Acquisition Corp., a Delaware corporation, with business address at 442 5th Avenue, New York, New York 10018, United States of America,

– hereinafter referred to as “Athena” –

The Company, the Lenders and Athena, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

Annex A-1-92

Page
Preamble
1.	Defined Terms	A-1-96
2.	Undertakings of the Lenders	A-1-96
3.	Release of Liens	A-1-97
4.	Costs and Expenses	A-1-97
5.	No Assignment of Rights and Obligations	A-1-97
6.	Term of this Agreement; Termination of Prior Agreements	A-1-97
7.	Confidentiality	A-1-98
8.	Representations and Warranties; Liability	A-1-98
9.	Miscellaneous	A-1-99

Annex A-1-93

TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement
Exhibit B	Convertible Loan Lenders
Exhibit C	Forms of Power of Attorney (German)
Exhibit D	Forms of Power of Attorney (Dutch)

Annex A-1-94

Preamble

(A)        The Company intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Athena, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (D) below.

(B)         Concurrently with the execution of this Agreement, the Company will enter into a business combination agreement with Athena and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(C)         The Company, as borrower, entered into convertible loan agreements in the total principal amount of EUR 39,085,000 between the Company and the Lenders (the agreements together, the “Convertible Loan Agreements”).

(D)        Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i)          the Lenders will convert the entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest) into either (y) new common shares in the Company and participate in the Share Exchange (as defined below) or (z) TopCo Shares by way of an issuance of TopCo Shares against contribution in kind of all the claims arising from the Convertible Loan Agreements (the “Conversion”);

(ii)         all of the shareholders of the Company will contribute their respective shares held in the Company (“Company Shares”) to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in the nominal amount of EUR 0.12 per share in TopCo (“TopCo Shares”) (the “Share Exchange”);

(iii)        Athena will merge with a newly formed and wholly owned subsidiary of TopCo, incorporated as a Delaware corporation, (“Merger Sub”) with Athena as the surviving company in the merger (the “Surviving Company”) and, after giving effect to the merger: (i) the Surviving Company will be a wholly owned subsidiary of TopCo, and (ii) each issued and outstanding share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be automatically exchanged, through an exchange agent, for one TopCo Share (the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transactions”);

(iv)        after giving effect to the Business Combination, the warrants in Athena held by the holders thereof will no longer be exercisable for shares in Athena but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares; and

(v)         on or about the “Closing Date” (as such term is defined in the BCA), the TopCo Shares will be listed on the NYSE. The pre-money market capitalization of the Company, on the basis of which the Transaction is to be consummated, is USD 800 million, which includes a 30 million share performance-based earn-out, subject to, and upon the satisfaction of certain terms and conditions (the “Company Equity Value”).

(E)         It is in the Lenders’ interest that the Transactions, including for the avoidance of doubt the Conversion, is implemented substantially as described above and in the BCA.

Annex A-1-95

(F)         In order to facilitate the implementation of the Transactions substantially all of the Lenders agree to duly execute and deliver promptly following signing of this Agreement (i) powers of attorney to Mr. Eelco Van Der Leij, substantially in the form attached hereto as Exhibit B and (ii) powers of attorney to NautaDutilh N.V., substantially in the form attached hereto as Exhibit C (the “Dutch PoA”), permitting the respective authorized person (x) to execute and deliver any documents, agreements, approvals or consent to which such Lender is a party to in connection with the Transactions, (y) to take all necessary or desirable actions on behalf of such Lender in connection with the transactions contemplated under and as set forth in the BCA and the “Transaction Documents” (as such term is defined in the BCA) to the extent applicable to such Lender (including, for the avoidance of doubt, the execution of this Agreement on each Lender’s behalf) and (z) to support the transactions contemplated by the BCA and the other Transaction Documents.

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1.           Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2.           Undertakings of the Lenders

2.1         Each Lender hereby irrevocably and unconditionally undertakes and agrees, subject to the restrictions set forth in Sections 2.2 and the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena, and in each case to the extent legally possible and permissible

2.1.1      to fully support the Transactions and to implement the transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which such Lender’s support or participation is required or appropriate, and in particular, without limitation, to

(a)         enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)         make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context;

(c)         if and when, following the Conversion, shareholders’ meetings of the Company or, following the Share Exchange, TopCo, are held, appear at such meetings and cause the TopCo Shares, respectively, to be counted as present thereat for the purpose of establishing a quorum;

(d)         participate, following the Conversion, in shareholders’ meetings of the Company or, following the Share Exchange, TopCo, and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, the Lender shall, following the Conversion, participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange and the conversion of TopCo into a Dutch public limited liability company (naamloze vennootschap); and

(e)         do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company.

2.1.2      to omit from taking any actions which (a) could be detrimental to, impede, interfere with, prohibit, delay, postpone or otherwise adversely affect the implementation or completion of the transactions contemplated by and as set forth in the BCA or the other Transaction Documents, including the Transactions, in particular, without limitation, not to (i) sell, transfer pledge, encumber, hedge, swap, convert or otherwise dispose of and/or assign its respective rights and obligations under its respective Convertible Loan Agreement or (ii) enter into any voting agreement or voting trust,

Annex A-1-96

or grant a proxy or power of attorney, that is inconsistent with its obligations pursuant to this Agreement; (b) could result in the failure of any condition set forth in the BCA to be satisfied; or (c) could result in a breach of any undertaking, representation or warranty of such Lender contained in this Agreement;

2.1.3      to the extent not already duly executed and delivered, to duly execute (with a wet-ink signature) and deliver to the Company the Dutch PoA and to have the Dutch PoA notarized, apostilled and, as applicable, accompanied by a confirmation attached as an annex to the Dutch PoA in accordance with the instructions listed underneath the signature block to the Dutch PoA; and

2.1.4      to, in particular, contribute all of its claims under its respective Convertible Loan Agreement to TopCo in exchange for TopCo Shares in accordance with the Cap Table and the exchange ratio as set forth therein;

2.2         The undertakings and agreements of each Lender set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of such Lender.

2.3         For the avoidance of doubt, this Agreement shall be binding upon a Lender upon the execution of this Agreement by such Lender, the Company, Athena and TopCo; provided that the undertakings and agreements pursuant to Section 2.1 of such Lender shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among the Company, Athena, TopCo, and Merger Sub.

3.           Release of Liens

In connection with the Transactions, notwithstanding anything to the contrary contained in a Lender’s Convertible Loan Agreement, such Lender agrees that, upon the exchange of claims under such Convertible Loan Agreement in exchange for TopCo Shares, any liens in connection with the Convertible Loan Agreement shall be released and any right to purchase any notes of the Company or TopCo shall be waived, in each case, effective immediately upon such exchange.

4.           Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transactions (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs.

5.           No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering Party for its obligations arising out of this Agreement.

6.           Term of this Agreement; Termination of Prior Agreements

6.1         This Agreement shall have effect as from the date hereof up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

6.2         The termination of this Agreement in accordance with Section 6.1 shall be without prejudice to any claims against any Lender in case of a breach of this Agreement by any Lender in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Athena shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against the relevant Lender, notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Athena have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

Annex A-1-97

7.           Confidentiality

Neither of the Lenders, nor any of their respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or BCA or the transactions contemplated hereby or thereby, or any matter related to the foregoing, without first obtaining the prior consent of Athena (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Athena prior to announcement or issuance.

8.           Representations and Warranties; Liability

8.1         Each Lender hereby warrants as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena by way of an independent warranty that immediately prior to the consummation of the Conversion the following statements are true and accurate, in each case however solely with respect to it (and for the avoidance of doubt not for any of the other Lenders):

8.1.1      Ownership. (i) Such Lender is the sole and exclusive legal and beneficial owner of the claims under its respective Convertible Loan Agreement and (ii) these claims are free and clear of any encumbrance or other right, title or interest or adverse claims of any person.

8.1.2      Authority; Enforceability. Such Lender has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Lender and constitutes a valid and binding agreement of such Lender, enforceable against such Lender in accordance with its terms.

8.1.3      No Spousal Consent. Such Lender does under applicable law not require the consent of its spouse to any of the contemplated Transactions.

8.1.4      No Insolvency. No petitions to commence bankruptcy or insolvency proceedings concerning such Lender have been filed, nor have any such proceedings been commenced. To such Lender’s best knowledge, no circumstances exist that would require a petition for any bankruptcy, insolvency or judicial composition proceedings, nor do any circumstances exist which according to any applicable bankruptcy, insolvency or creditor rights laws, would justify an action to void (Anfechtung) this Agreement.

8.1.5      No Violation. The execution, delivery and performance of this Agreement by such Lender will not (i) violate any provision of any law applicable to such Lender or any of its Company Shares; (ii) violate any order, judgment or decree applicable to such Lender; (iii) result in the creation of any lien or encumbrance upon any of its Company Shares; or (iv) conflict with, or result in a breach or default under, any agreement or instrument to which such Lender is a party; except where, in each of the cases (i) through (iv), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Lender’s ownership of its claims under its respective Convertible Loan Agreement or (b) a material adverse effect on the ability of such Lender to satisfy or perform any of such Lender’s covenants and obligations hereunder.

8.1.6      Consents and Approvals. The execution and delivery by such Lender of this Agreement does not, and the performance of such Lender’s covenants and obligations hereunder do not, require such Lender to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

8.1.7      Litigation. There is no proceeding pending or threatened against such Lender which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Lender’s ownership of its claims under its respective Convertible Loan Agreement or (ii) a material adverse effect on the ability of such Lender to perform any of such Lender’s covenants and obligations hereunder.

Annex A-1-98

8.2         Any and all obligations of a Lender under this Agreement shall be undertaken by such Lender solely as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the Convertible Loan Agreement to which such Lender is a party.

8.3         A Lender’s liability for any and all claims of TopCo and Athena under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Lender’s entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest).

8.4         The claims of TopCo and Athena under or in connection with this Section 8 shall become time-barred five (5) years after the date of this Agreement.

9.           Miscellaneous

9.1         This Agreement and its exhibits and the documents contemplated hereby and thereby (including, if a Lender is a shareholder of the Company, the Shareholder Undertaking executed by such Lender in its capacity as a shareholder) comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for any further agreements entered into in connection with the Transactions.

9.2         Any notice or other declaration to be given to a Lender (i) in its position as a Convertible Loan Lender or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit B. Each Lender shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

9.3         All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

9.4         The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

9.5         Amendments, additions or modifications to this Agreement, including this Section 8.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Athena.

9.6         If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 9.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

9.7         This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

9.8         English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

9.9         Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Aachen.

[Signature Page to Lender Undertaking]

Annex A-1-99

Exhibit A
Business Combination Agreement

Annex A-1-100

Exhibit B
Convertible Loan Lenders

Annex A-1-101

Exhibit C
Form of Power of Attorney (German)

Annex A-1-102

Exhibit D
Form of Power of Attorney (Dutch)

Annex A-1-103

Exhibit B

[•], 2022

LOCK-UP AGREEMENT

Next.e.GO B.V.
Lilienthalstraße 1
52068 Aachen, Germany

Re: Lock-Up Agreement

Ladies and Gentlemen:

This lock-up agreement (this “Lock-Up Agreement”), dated as of the date first written above and by and among Next.e.GO B.V., a Dutch private limited liability company (“TopCo”) and the undersigned (the “Securityholder”, which may include certain holders of convertible loans), is being delivered by Securityholder to TopCo, in connection with the transactions contemplated by that certain Business Combination Agreement (the “Transactions”), dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), entered into by and among Athena Consumer Acquisition Corp., a Delaware corporation (“Athena”), Next.e.GO Mobile SE, a European public company (Societas Europae) (the “Company”), TopCo, and Time is Now Merger Sub ,Inc. a Delaware corporation(“Merger Sub”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Business Combination Agreement.

In order to induce TopCo to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TopCo and the Securityholder hereby agree as follows.

Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of TopCo, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any TopCo ordinary shares (the “Shares”) held by it immediately after the closing of the Transactions (the “Closing”), (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares or that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Shares, whether any such transaction described in clauses (i) or (ii) above in this paragraph is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) above in this paragraph during the Lock-Up Period (as defined below) (any of the actions specified in clauses (i)-(iii), collectively, “Transfer”), in each case, until the date that is six months after the Closing (the “Lock-Up Period”); provided that, for the avoidance of doubt, nothing in this Lock-Up Agreement shall restrict any Securityholder’s right pursuant to any registration rights agreement with TopCo to cause TopCo to file and cause to become effective a registration statement with the SEC naming such Securityholder as a selling shareholder (and to make any required disclosures on Schedule 13D in respect thereof).

The restrictions set forth in the immediately preceding paragraph (the “Transfer Restrictions”) shall not apply to:

(i)          in the case of an entity, Transfers to or distributions to any direct or indirect stockholder, partner, member or affiliate of such entity or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity;

(ii)         in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the only beneficiary of which is a member or members of such individual’s immediate family, to an affiliate of such person or to a charitable organization;

Annex A-1-104

(iii)        in the case of an individual, Transfers by will or by virtue of laws of descent and distribution upon death of the individual;

(iv)        in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement;

(v)         in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)        the exercise of any options or warrants to purchase Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(vii)       transactions in the event of completion of a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction which results in all of TopCo’s Securityholders having the right to exchange their Shares for cash, securities or other property;

(viii)      in connection with the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any of the Securityholder’s Shares in connection with a bona fide loan transaction; provided that, prior to entering into the collateral agreement or similar agreement in connection with the loan transaction, each pledgee shall execute and deliver to TopCo a lock-up agreement in substantially the form of this Lock-Up Agreement to take effect in the event that the pledgee takes possession of the Securityholder’s Shares as a result of a foreclosure, margin call or similar disposition; and

(ix)        any Transfer made to provide a Securityholder with funds to settle any taxation arising pursuant to the Transactions; provided that, in the case of a transfer pursuant to this clause (ix), if the Securityholder is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Shares or any securities convertible into or exercisable or exchangeable for Shares by the undersigned during the Lock-Up Period, the Securityholder shall include a statement in such report to the effect that such transfer is being made to provide the Securityholder with funds to settle any taxation arising pursuant to the Transactions; provided, however, that, in the case of clauses (i) through (ix), these permitted transferees must enter into a written agreement, in substantially the form of this Lock-Up Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer Restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

For the avoidance of doubt, each Securityholder shall retain all of its rights as a shareholder of TopCo with respect to the Shares during the Lock-Up Period, including, without limitation, the right to vote any Shares that are entitled to vote.

The Securityholder hereby represents and warrants that such Securityholder has full power and authority to enter into this Lock-Up Agreement and that this Lock-Up Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable by TopCo in accordance with its terms. Upon request, the Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Securityholder shall be binding upon the permitted successors and assigns of the Securityholder from and after the date hereof.

This Lock-Up Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Lock-Up Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

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No party hereto may assign either this Lock-Up Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Lock-Up Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

This Lock-Up Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to choice of law or conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Lock-Up Agreement shall be brought and enforced in any state or federal court located in the Southern District of NewYork, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

This Lock-Up Agreement may be delivered via electronic mail (including pdf or any electronic signature complying with the United States federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Lock-Up Agreement may be executed in multiple counterparts (including PDF and electronic signature counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

This Lock-Up Agreement shall automatically terminate upon the earlier to occur of (i) the expiration of the Lock-Up Period and (ii) the termination of the Business Combination Agreement.

[remainder of page intentionally left blank]

Annex A-1-106

Very truly yours,

(Name of Securityholder — Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity — Please Print)

(Title of Signatory if Securityholder is an entity — Please Print)

Address:

NEXT.E.GO B.V.
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex A-1-107

Exhibit C

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of July 28, 2022, is made by and among Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Athena Consumer Acquisition Corp., a Delaware corporation (“Athena”), Next.e.GO Mobile SE, a European public company (Societas Europae) (the “Company”) and Next.e.GO B.V., a Dutch private limited liability company, to be converted into a Dutch public limited liability Company and renamed Next.e.GO N.V. promptly following the Exchange (“TopCo”), and Isabelle Freidheim, Jane Park, Jennifer Carr-Smith, and Angelina Smith (such individuals, collectively, the “Insiders” and together with the Sponsor, the “Sponsor and Insider Parties”). The Sponsor, Athena, the Company and TopCo and the Insiders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Athena, the Company, TopCo, and Time is Now Merger Sub Inc., a Delaware corporation (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Sponsor and Insider Party will agree to (a) vote in favor of approval of all of the Transaction Proposals, (b) waive (if applicable) certain adjustments to the conversion ratio set forth in Athena’s Governing Documents, (c) be bound by certain transfer restrictions with respect to its SPAC Shares prior to Closing, (d) terminate certain lock-up provisions of that certain Letter Agreement dated as of October 19, 2021 by and among Sponsor and Athena and the Insiders (the “Letter Agreement”) and (e) be bound by certain lock-up provisions with respect to the TopCo Ordinary Shares to be issued pursuant to the Business Combination Agreement (the “TopCo Covered Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.           Agreement to Vote. Prior to the Termination Date (as defined herein), each Sponsor and Insider Party, in its capacity as a shareholder of Athena, irrevocably and unconditionally agrees that at the meeting of Athena’s shareholders to be convened for the purpose of obtaining the requisite shareholder approval of the proposals in connection with the Transactions or any other meeting of Athena’s shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), such Sponsor and Insider Party shall:

(a)         if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares owned by such Sponsor and Insider Party as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(b)         vote, or cause to be voted, at such meeting all of such Sponsor and Insider Party’s SPAC Covered Shares (as defined below) owned as of the record date for such meeting in favor of each of the Transaction Proposals and any other matters necessary or reasonably requested by Athena for consummation of the Transactions, including any actions necessary to effectuate the matters contemplated by the Transaction Proposals;

(c)         vote or cause to be voted at such meeting all of such Sponsor and Insider Party’s SPAC Covered Shares against any SPAC Acquisition Proposal and any other action that (i) would reasonably be expected to materially impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, or (ii) would result in the failure of any condition set forth in Article X of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement; and

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(d)         the obligations of the Sponsor and Insider Parties specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the board of directors of Athena (the “Athena Board”) or the Athena Board has changed, withdrawn, withheld, qualified or modified, or publicly proposed to change, withdraw, withhold, qualify or modify, its recommendation to adopt and/or approve the Transaction Proposals. For purposes of this Agreement, “SPAC Covered Shares” means all SPAC Class A Shares and SPAC Class B Shares held by such Sponsor and Insider Party as of the date hereof together with any SPAC Class B Shares and SPAC Class A Shares acquired by such Sponsor and Insider Party after the date hereof.

2.           Waiver of Anti-dilution Protection. With respect to its SPAC Covered Shares, each Sponsor and Insider Party hereby waives and agrees to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of Athena, any rights to adjustment of the conversion ratio with respect to the Athena Class B Shares owned by such Sponsor and Insider Party set forth in the Governing Documents of Athena (including, but not limited to, the rights set forth in Article 4 of the Governing Documents of Athena). Notwithstanding anything to the contrary contained herein, such Sponsor and Insider Party does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 2 shall be deemed null and void ab initio.

3.           Transfer of Shares.

(a)         Each Sponsor and Insider Party agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of Athena and the Company (which consent may be given or withheld by Athena and the Company in their sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its SPAC Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of its SPAC Covered Shares held by it (except in connection with voting by proxy at a meeting of shareholders of Athena as contemplated in Section 1); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to any or all of its SPAC Covered Shares other than those created by this Agreement; provided that any Lien with respect to SPAC Covered Shares that would not prevent, impair or delay its ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3(a) shall also not prohibit a Transfer by a Sponsor and Insider Party of its SPAC Covered Shares (1) to any of its Affiliates, (2) to Athena’s or the Sponsor’s officers, directors, members, advisors, finders or employees or any of their respective Affiliates, (3) by private sales or transfers made in connection with any forward purchase, non-redemption, incentive or similar arrangement in connection with the consummation of the Transactions, (4) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (5) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (6) in the case of an individual, pursuant to a qualified domestic relations order; or (7) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that any such direct Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.

(b)         Each Sponsor and Insider Party agrees that, for a period from the Closing Date through the date that is 180 days thereafter, it shall not, and shall cause its Affiliates not to, Transfer, or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding

Annex A-1-109

(including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its TopCo Covered Shares. Notwithstanding the foregoing, this Section 3(b) shall also not prohibit a Transfer of its TopCo Covered Shares (i) by a Sponsor and Insider Party to any of its Affiliates, (ii) to Athena’s or the Sponsor’s officers, directors, members, advisors, finders or employees or any of their respective Affiliates, (iii) by private sales or transfers made in connection with any forward purchase, non-redemption, incentive or similar arrangement in connection with the consummation of the Transactions (iv) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (v) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (vi) in the case of an individual, pursuant to a qualified domestic relations order; or (vii) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party under this Section 3 and to be bound by the terms of this Agreement.

(c)         Any Transfer in violation of this Section 3 shall be null and void ab initio.

4.           Redemption; Other Covenants.

(a)         Unless this Agreement shall have been terminated in accordance with Section 6, each Sponsor and Insider Party hereby agrees that such Sponsor and Insider Party shall not effect a SPAC Stockholder Redemption.

(b)         Each Sponsor and Insider Party hereby agrees to be bound by and subject to (i) Section 9.04 (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Athena and (ii) Section 9.06 (Confidentiality; Access to Information; Publicity) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, in each case, as if such Sponsor and Insider Party were directly a party thereto.

(c)         Each of the Insiders, Athena and Sponsor agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Letter Agreement.

5.           Closing Date Deliverables. At or prior to the Closing, Sponsor shall deliver to TopCo and the Company a copy of the Registration Rights Agreement, duly executed by Sponsor.

6.           Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) at Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto; provided that nothing herein shall relieve any Party from liability for any breach hereof prior to the Termination Date, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. Athena shall promptly notify the Sponsor and Insider Parties of the termination of the Business Combination Agreement promptly after the termination of such agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 2 (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring), Section 3, Section 4(b)(ii) (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring and solely with respect to the provisions in Section 9.06 of the Business Combination Agreement that survive following the Closing), and Section 5 (and the other Sections of this Agreement to the extent relating to the aforementioned provisions and including for the avoidance of doubt, Section 11 through Section 14) shall survive the termination of this Agreement pursuant to this Section 6.

7.           No Recourse; Several Not Joint. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution

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or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future stockholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party. All obligations of a Party under this Agreement are several and not joint, and in no event will a Party seek recourse against another Party in connection with a breach by another Party.

8.           Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Athena Class B Shares, (b) no Insider makes any agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of the Sponsor or Athena, and (c) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Athena or as an officer, employee or fiduciary of Athena, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Athena.

9.           Representations and Warranties.

(a)         Each of the Parties represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by each of the Parties and constitutes, a legal, valid and binding obligation of each such Party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)         Each Sponsor and Insider Party hereby severally but not jointly represents and warrants as of the date hereof to Athena, the Company and TopCo (solely with respect to itself, himself or herself and not with respect to any other Party):

i.       The execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, result in any breach of any provision of the organizational documents of such Person, or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of certain documents with respect to the Merger under the applicable law of Delaware, (4) certain regulatory approvals, (5) the SPAC Stockholder Approval or (6) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to such Person, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

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ii.      Such Person is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the SPAC Class B Shares and the SPAC Private Placement Warrants as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, Athena’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Letter Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of such Person to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The equity securities set forth in such beneficial ownership reports filed with the SEC are the only equity securities in Athena owned of record or beneficially by such Person on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Letter Agreement.

iii.     There are no Actions pending against such Person, or to the knowledge of such Person threatened against it, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement or the Letter Agreement.

iv.     No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the SPAC Disclosure Schedules, based upon arrangements made by such Person, for which Athena or any of its Affiliates may become liable.

v.       Such Person understands and acknowledges that each of Athena, the Company and TopCo is entering into the Business Combination Agreement in reliance upon such Person’s execution and delivery of this Agreement.

10.         No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

11.         Sponsor Indemnity. For a period of six years after the Closing Date, TopCo will indemnify, exonerate and hold harmless the Sponsor from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Sponsor before, on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the Transactions which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of Athena or TopCo or its control or ability to influence Athena or TopCo; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and Athena or TopCo or any of their respective Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor. Notwithstanding anything to the contrary in the foregoing paragraph, the Company shall not be liable for any Indemnified Liabilities in excess of $4 million in the aggregate pursuant to the foregoing paragraph. For the avoidance of doubt, the rights of the Sponsor to indemnification pursuant to the foregoing paragraph will be in addition to any other rights the Sponsor may have under any other agreement or instrument to which the Sponsor is or becomes a party or is or otherwise becomes a beneficiary or under Law.

12.         Further Assurances. Each of the Parties is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each

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of the Parties shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

13.         Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email or (c) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to Sponsor:

Athena Consumer Acquisition Sponsor LLC
442 5th Avenue
New York, NY 10018
Attention: Isabelle Freidheim
Email: If@Athenasponsor.com

With a required copy (which shall not constitute notice) to:

White & Case LLP
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Attention: Daniel Nussen; Morgan Hollins; Joel Rubinstein
Email: Daniel.nussen@whitecase.com; Morgan.hollins@whitecase.com;
Joel.rubinstein@whitecase.com

If to Athena:

Athena Consumer Acquisition Corp.
442 5th Avenue
New York, NY 10018
Attn: Isabelle Freidheim
Email: If@Athenasponsor.com

With a required copy (which shall not constitute notice) to:

White & Case LLP
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Attention: Daniel Nussen; Morgan Hollins; Joel Rubinstein
Email: Daniel.nussen@whitecase.com; Morgan.hollins@whitecase.com;
Joel.rubinstein@whitecase.com

If to the Company:

Next.e.Go Mobile SE
Lilienthalstraße 1
52068 Aachen, Germany
Attention: eelco.van-der-leij@e-go-mobile.com
Email: eelco.van-der-leij@e-go-mobile.com

With a required copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
Neue Mainzer Strasse 52
60311 Frankfurt, Germany
Attention: Clemens Rechberger
Email: Rechbergerc@sullcrom.com

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If to TopCo:

Next.e.GO B.V.
Lilienthalstraße 1
52068 Aachen, Germany
Attention: Eelco Van der Leij
Email: eelco.van-der-leij@e-go-mobile.com

With a required copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
Neue Mainzer Strasse 52
60311 Frankfurt, Germany
Attention: Clemens Rechberger
Email: Rechbergerc@sullcrom.com

14.         No Waiver of Rights, Powers and Remedies. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

15.         Incorporation by Reference. Sections 1.02 (Construction); 12.03 (Assignment); 12.06 (Governing Law); 12.07 (Captions; Counterparts); 12.09 (Entire Agreement); 12.10 (Amendments); 12.11 (Severability); 12.12 (Jurisdiction); 12.13 (Waiver of Jury Trial); 12.14 (Enforcement) and 12.16 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

Annex A-1-114

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

ATHENA CONSUMER ACQUISITION SPONSOR LLC
By:
Name:	Isabelle Freidheim
Title:	Managing Member

[Signature Page to Sponsor Letter Agreement]

Annex A-1-115

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

ATHENA CONSUMER ACQUISITION CORP.
By:
Name:	Jane Park
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

Annex A-1-116

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

NEXT E.GO MOBILE SE
By:
Name:	Eelco Van der Leij
Title:	Chief Financial Officer

[Signature Page to Sponsor Letter Agreement]

Annex A-1-117

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

NEXT.E.GO B.V.
By:
Name:	Ariane Martini
Title:	Managing Director

[Signature Page to Sponsor Letter Agreement]

Annex A-1-118

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER
By:
Name:	Isabelle Freidheim
Title:	Chairman of the Board

[Signature Page to Sponsor Letter Agreement]

Annex A-1-119

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER
By:
Name:	Jane Park
Title:	Chief Executive Officer and Director

[Signature Page to Sponsor Letter Agreement]

Annex A-1-120

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER
By:
Name:	Jennifer Carr-Smith
Title:	Chief Operating Officer

[Signature Page to Sponsor Letter Agreement]

Annex A-1-121

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER
By:
Name:	Angelina Smith
Title:	Chief Financial Officer

[Signature Page to Sponsor Letter Agreement]

Annex A-1-122

Exhibit D

LONG-TERM INCENTIVE PLAN

NEXT.E.GO MOBILE N.V.

INTRODUCTION

Article 1

1.1         This document sets out the Company’s long-term incentive plan for employees, officers and other service providers who qualify( as Eligible Participants.

1.2         The main purposes of this Plan are:

a.           to attract, retain and motivate Participants with the qualities, skills and experience needed to support and promote the growth and sustainable success of the Company and its business; and

b.           to incentivise Participants to perform at the highest level and to further the best interests of the Company, its business and its stakeholders.

DEFINITIONS AND INTERPRETATION

Article 2

2.1         In this Plan the following definitions shall apply:

Applicable Law

Each law, rule, regulation and requirement, applicable to the Company including, but not limited to, (i) the laws, rules and regulations of the Netherlands and (ii) each applicable United States federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as each such laws, rules and regulations shall be in effect from time to time.

Article	An article of this Plan.
Articles of Association	The Company’s articles of association, as applicable from time to time.
Award	A grant under this Plan in the form of one or more Options, SARs, Shares of Restricted Stock, RSUs, Other Awards, or a combination of the foregoing.
Award Agreement	A written agreement between the Company and a Participant, in such form as the Committee may determine, consistent with and subject to the terms of this Plan.
Bad Leaver

A Participant who ceases to be an Eligible Participant for Cause, including a situation where the Participant resigns and the Committee determines that an event has occurred with respect to that Participant which constitutes Cause.

Board	The Company’s board of directors.

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Cause

With respect to a Participant, “cause” as defined in such Participant’s employment, service or consulting agreement with the Company or a Subsidiary, or if not so defined (and unless determined otherwise in the applicable Award Agreement or by the Committee):

a.      such Participant’s indictment for any crime which (i) constitutes a felony, (ii) has, or could reasonably be expected to have, an adverse impact on the performance of such Participant’s services to the Company and/or any Subsidiary or (iii) has, or could reasonably be expected to have, an adverse impact on the business and/or reputation of the Company and/or any Subsidiary;

b.      such Participant having been the subject of any order, judicial or administrative, obtained or issued by any governmental or regulatory body for any securities laws violation involving fraud, market manipulation, insider trading and/or unlawful dissemination of non-public price-sensitive information;

c.      such Participant’s wilful violation of the Company’s code of business conduct and ethics, insider trading policy or other internal policies and regulations established by the Company and/or any Subsidiary, in each case to the extent applicable to the Participant concerned;

d.      gross negligence or wilful misconduct in the performance of such Participant’s duties for the Company and/or any Subsidiary or wilful or repeated failure or refusal to perform such duties;

e.      material breach by such Participant of any employment, service, consulting or other agreement entered into between such Participant on the one hand and the Company and/or any Subsidiary on the other;

f.       conduct by such Participant which should be considered as an urgent cause within the meaning of Section 7:678 DCC, irrespective of whether that provision applies to such Participant’s relationship with the Company and/or any Subsidiary; and

g.      such other acts or omissions to act by such Participant as reasonably determined by the Committee,

provided that the occurrence of an event described in paragraphs c. through e. above shall only constitute Cause if and when such event has not been cured or remedied by the relevant Participant within thirty days after the Company has provided written notice to such Participant.

Change of Control

The occurrence of any one or more of the following events:

a.      the direct or indirect change in ownership or control of the Company effected through one transaction, or a series of related transactions within a twelve-month period, as a result of which any Person or group of Persons acting in concert, directly or indirectly acquires (i) beneficial ownership of more than half of the Company’s issued share capital and/or (ii) the ability to cast more than half of the voting rights in the General Meeting;

Annex A-1-124

b.      at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Board cease to constitute a majority of members of the Board, provided that any new Director who was nominated for appointment by the Board by a vote of at least a majority of the Directors who either were Directors at the beginning of such twelve-month period or whose nomination for appointment was so approved, shall be considered as though such individual were a Director at the beginning of such twelve-month period;

c.      the consummation of a merger, demerger or business combination of the Company or any Subsidiary with another Person, unless such transaction results in the shares in the Company’s capital outstanding immediately prior to the consummation of such transaction continuing to represent (either by remaining outstanding or by being converted into, or exchanged for, voting securities of the surviving or acquiring Person or a parent thereof) at least half of the voting rights in the General Meeting or in the shareholders’ meeting of such surviving or acquiring Person or parent outstanding immediately after the consummation of such transaction;

d.      the consummation of any sale, lease, exchange or other transfer to any Person or group of Persons acting in concert, not being Subsidiaries, in one transaction or a series of related transactions within a twelve-month period, of all or substantially all of the business of the Company and its Subsidiaries; or

e.      subject to Article 10, such other event which the Committee determines to constitute a change of control in respect of the Company.

Committee

The following body, as applicable:

a.      the Board, to the extent the administration or operation of this Plan relates to the actual grant of Awards to Eligible Participants, including the determination of the terms and conditions applicable to such Awards; or

b.      the Compensation Committee for all other matters relating to the administration or operation of the Plan.

Company	Next.e.Go Mobile N.V.
Compensation Committee	The compensation committee established by the Board.
Consultant	Any Person, other than a Director or Employee, who is an adviser or consultant engaged by the Company and/or a Subsidiary to render bona fide services to the Company and/or a Subsidiary.
DCC	The Dutch Civil Code.
Director	A member of the Board.
Eligible Participant	Any Director, Employee or Consultant.
Employee	Any Person, other than a Director, who is an employee or officer of the Company and/or a Subsidiary.

Annex A-1-125

Exercise Date	The date on which an Award is duly exercised by or on behalf of the Participant concerned.
Exercise Price	The exercise price applicable to an Award.
FMV

The closing price of a Share on the relevant date (or, if there is no reported sale of Shares on such date, on the last preceding date on which any such reported sale occurred) on the principal stock exchange where Shares have been admitted for trading, unless determined otherwise by the Committee, provided, however, that the Committee shall exercise such discretion to determine otherwise with respect to Awards held by U.S. Participants only after giving due regard to the requirements of Sections 409A and 422 of the Code.

General Meeting	The Company’s general meeting of shareholders.
Good Leaver	A Participant who ceases to be an Eligible Participant and who is not a Bad Leaver.
Grant Date

The date on which the Committee decides to grant an Award, or such later effective date applicable to such Award as may be determined by the Committee, thereby completing the Company’s corporate action necessary to create the legally binding right constituting the Award.

Option	The right to subscribe for, or otherwise acquire, one Plan Share.
Other Award

An Award which does not take the form of an Option, SAR, Share of Restricted Stock or RSU, and which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares or factors which may influence the value of Shares, including cash-settled financial instruments and financial instruments which are convertible into or exchangeable for Plan Shares.

Participant	The holder of an Award, including, as the context may require, the rightful heir(s) of a previous holder of such Award having acquired such Award as a result of the death of such previous holder.
Performance Criteria	The performance criteria applicable to an Award.
Person	A natural person, partnership, company, association, cooperative, mutual insurance society, foundation or any other entity or body which operates externally as an independent unit or organisation.
Plan	This long-term incentive plan.
Plan Share	A Share underlying an Award.
Replacement Award

An Award granted in assumption of, or in substitution or exchange for, long-term incentive awards previously granted by a Person acquired (or whose business is acquired) by the Company or a Subsidiary or with which the Company or a Subsidiary merges or forms a business combination, as reasonably determined by the Committee.

Restricted Stock	Plan Shares subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company.
RSU	The right to receive, in cash, in assets, in the form of Plan Shares valued at FMV, or a combination thereof, the FMV of one Share on the Exercise Date.

Annex A-1-126

SAR

The right to receive, in cash, in assets, in the form of Plan Shares valued at FMV, or a combination thereof, the excess of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price.

Section 409A IRC	Section 409A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto (or any successor provision).
Section 457A IRC	Section 457A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto (or any successor provision).
Securities Act	The U.S. Securities Act of 1933, as amended.
Share	An ordinary share in the Company’s capital.
Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.
U.S. Participant	A Participant who is either a U.S. resident or a U.S. taxpayer.

2.2         References to statutory provisions are to those provisions as they are in force from time to time.

2.3         Terms that are defined in the singular have a corresponding meaning in the plural.

2.4         Words denoting a gender include each other gender.

2.5         Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

ADMINISTRATION

Article 3

3.1         This Plan shall be administered by the Committee. The Committee’s powers and authorities under this Plan include the authority to perform the following matters, in each case consistent with and subject to the terms of this Plan, the Articles of Association and Applicable Law:

a.           designating Persons to whom Awards are granted;

b.           deciding to grant Awards;

c.           determining the form(s) and type(s) of Awards being granted and setting the terms and conditions applicable to such Awards, including:

i.            the number of Plan Shares underlying Awards;

ii.           the time(s) when Awards may be exercised or settled in whole or in part;

iii.          whether, to which extent, and under which circumstances Awards may be exercised or settled in cash or assets (including other Awards), or a combination thereof, in lieu of Plan Shares and vice versa;

iv.          whether, to which extent and under which circumstances Awards may be cancelled or suspended;

v.           whether, to which extent and under which circumstances a Participant may designate another Person owned or controlled by him as recipient or beneficiary of his Awards;

Annex A-1-127

vi.          whether and to which extent Awards are subject to Performance Criteria and/or restrictive covenants (including non-competition, non-solicitation, confidentiality and/or Share ownership requirements);

vii.         the method(s) by which Awards may be exercised, settled or cancelled;

viii.        whether, to which extent and under which circumstances, the exercise, settlement or cancellation of Awards may be deferred or suspended;

d.           amending or waiving the terms applicable to outstanding Awards (including Performance Criteria), subject to the restrictions imposed by Article 9 and provided that no such amendment shall take effect without the consent of the affected Participant(s), if such amendment would materially and adversely affect the rights of the Participant(s) under such Awards, except to the extent that any such amendment is made to cause this Plan or the Awards concerned to comply with Applicable Law, stock exchange rules, accounting principles or tax rules and regulations;

e.           making any determination under, and interpreting the terms of, this Plan, any rules or regulations issued pursuant to this Plan and any Award Agreement;

f.           correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;

g.           settling any dispute between the Company and any Participant (including any beneficiary of his Awards) regarding the administration and operation of this Plan, any rules or regulations issued pursuant to this Plan, and any Award Agreement entered into with such Participant; and

h.           making any other determination or taking any other action which the Committee considers to be necessary, useful or desirable in connection with the administration or operation of this Plan.

3.2         The Committee may issue further rules and regulations for the administration and operation of this Plan, consistent with and subject to the terms of this Plan and the Articles of Association.

3.3         All decisions of the Committee shall be final, conclusive and binding upon the Company and the Participants (including beneficiaries of Awards).

AWARDS

Article 4

4.1         Awards can only be granted to:

a.           Eligible Participants; and

b.           any other Person who has been extended an offer of employment or other service, as a result of which the Committee reasonably expects such Person to become an Eligible Participant within twelve months after the Grant Date, provided that Awards granted to any such Person shall be treated as Awards held by a Bad Leaver if and when he has not become an Eligible Participant within such twelve-month period.

4.2         The Board has the sole and plenary authority, in addition to other express powers and authorizations conferred on the Board by the Plan (whether or not in its capacity of Committee under this Plan), the Articles of Association and Applicable Law, to determine the compensation of individual Directors, to grant Awards to such Persons, and to establish the terms and conditions applicable to those Awards.

4.3         No Award is intended to confer any rights on the relevant Participant except as set forth in the applicable Award Agreement. In particular, no Award should be construed as giving any Participant the right to remain employed by or to continue to provide services for the Company or any Subsidiary.

Annex A-1-128

4.4         Awards shall be granted for no consideration or for such minimal cash consideration as may be required by Applicable Law.

4.5         Awards may be granted alone or in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary. Awards granted in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary may be granted simultaneously or at different times.

4.6         Each Award shall be evidenced by an Award Agreement entered into between the Company and the Participant concerned. Until an Award Agreement has been entered into between the Company and the relevant Participant, no rights can be derived from the Awards concerned by such Participant.

4.7         Plan Shares, including Awards in the form of Shares of Restricted Stock, shall be delivered in such form(s) as may be determined by the Committee and shall be subject to such stop transfer orders and other restrictions as the Committee may deem required or advisable. Furthermore, the Committee may determine that certificates for such Shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable thereto.

4.8         The terms and conditions applicable to Awards, including the time(s) when Awards vest in whole or in part and any applicable Performance Criteria, shall be set by the Committee and may vary between Awards and between Participants, as the Committee deems appropriate. The Committee may also determine whether and under which circumstances Awards shall be settled automatically upon vesting, without being exercised by the Participant.

4.9         The term of an Award shall be determined by the Committee, but shall not exceed ten years from the applicable Grant Date. Unless determined otherwise by the Committee, if the exercise of an Award is prohibited by Applicable Law or the Company’s insider trading policy on the last business day of the term of such Award, such term shall be extended for a period of one month following the end of such prohibition.

4.10       Unless determined otherwise by the Committee, Awards cannot be transferred, pledged or otherwise encumbered, except by testament or hereditary law as a result of death of the Participant concerned.

4.11       If, as a result of changes in Applicable Law, accounting principles or tax rules and regulations, or due to a variation of the composition of the Company’s issued share capital (including a share split, reverse share split, redenomination of the nominal value, or as a result of a dividend or other distribution, reorganisation, acquisition, merger, demerger, business combination or other transaction involving the Company or a Subsidiary), an adjustment to this Plan, any Award Agreement and/or outstanding Awards is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee may adjust equitably any or all of:

a.           the number of Plan Shares available under this Plan;

b.           the number of Plan Shares underlying outstanding Awards; and/or

c.           the Exercise Price or other terms applicable to outstanding Awards.

4.12       Any rights, payments and benefits under any Award shall be subject to repayment and/or recoupment by the Company in accordance with Applicable Law, stock exchange rules and such policies and procedures as the Company may adopt from time to time.

4.13       The Company may withhold from any outstanding Award, any payment, issuance or transfer to be made under such Award, or any other compensation or amount owed by the Company to the Participant holding such Award, an amount (in cash, in assets, in the form of Shares or other Awards, or a combination thereof) equal to the withholding taxes and other costs due, or to be withheld, by the Company or any Subsidiary in respect of the grant, exercise or settlement of such Award.

Annex A-1-129

TYPES OF AWARDS

Article 5

5.1         The Committee may grant Awards in the form of Options, SARs, Shares of Restricted Stock, RSUs, Other Awards or a combination of the foregoing. Options granted to individuals who are either United States residents or United States taxpayers may be granted as Incentive Stock Options or Nonstatutory Stock Options, as defined and specified in Annex A.

5.2         Upon the exercise or settlement of vested Options, the Company shall be obliged to deliver to the Participant concerned (or the beneficiary of such Options, as applicable), the Plan Shares underlying such Options (unless otherwise set forth in the Award Agreement).

5.3         Upon the exercise or settlement of vested SARs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such SARs, as applicable) an amount equal to the number of Plan Shares underlying such SARs multiplied by the excess, if any, of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee.

5.4         The exercise by a Participant of his rights attached to Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company. Upon the vesting of Shares of Restricted Stock, any such restrictions and conditions shall lapse with respect to those Shares. If an Award in the form of Shares of Restricted Stock is cancelled or otherwise terminated, the Participant shall be obliged to transfer all of his unvested Shares of Restricted Stock to the Company promptly and for no consideration.

5.5         Upon the exercise or settlement of vested RSUs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such RSUs, as applicable) an amount equal to the number of Plan Shares underlying such RSUs multiplied by the FMV of one Share on the applicable Exercise Date. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee (unless otherwise set forth in the Award Agreement).

5.6         The Committee may determine that a Participant holding one or more RSUs is entitled to receive dividends and other distributions made by the Company on the Shares, as if such Participant held the Plan Shares underlying such RSUs. The Committee may impose restrictions with respect to such entitlement.

PERFORMANCE CRITERIA

Article 6

6.1         The Committee may condition the right of a Participant to exercise one or more of his Awards, and the timing thereof, upon the achievement or satisfaction of such Performance Criteria as may be determined by the Committee, within periods specified by the Committee.

6.2         If an Award is subject to Performance Criteria which must be achieved or satisfied within a period specified by the Committee for that purpose, such Award can only be exercised or settled at or after the end of that period.

6.3         Performance Criteria may be measured on an absolute or relative basis and may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries and/or business segments. Relative performance may be measured against a group of peer companies determined by the Committee, financial market indices and/or other objective and quantifiable indices. Performance Criteria may relate to performance by the Company and/or by the Participant concerned.

6.4         If the Committee determines that a change in the business, operations, group structure or capital structure of the Company, or other events or circumstances, render certain Performance Criteria applicable to outstanding Awards unsuitable or inappropriate, the Committee may amend or waive such Performance Criteria, in whole or in part, as the Committee deems appropriate.

Annex A-1-130

PLAN SHARES AVAILABLE FOR AWARDS

Article 7

7.1         Subject to Articles 4.11 and 7.2, the Plan Shares underlying Awards which are not Replacement Awards, irrespective of whether such Awards have been exercised or settled, may not represent more than 10% of the Company’s issued share capital immediately following the closing of the de-SPAC transaction resulting in the business combination of the Business Combination of Next.e.GO Mobile SE with Athena Consumer Acquisition Corporation, provided that this number shall be increased annually on January 1 of each calendar year, starting in 2024, by the lesser of (i) 5% of the Company’s issued share capital on the last day of the immediately preceding calendar year or (ii) such lower number as may be determined by the Board (which number may also be nil).

7.2         Plan Shares underlying Awards, except for Replacement Awards, which expire, which are cancelled or otherwise terminated, or which are exercised or settled in cash or assets in lieu of Plan Shares, shall again be available under this Plan and shall not be counted towards the limit imposed by Article 7.1.

VESTING, EXERCISE AND SETTLEMENT

Article 8

8.1         Each Award Agreement shall contain the vesting schedule and, where relevant, delivery schedule (which may include deferred delivery later than the vesting dates) for the relevant Awards.

8.2         Only vested Awards may be exercised or settled in accordance with their terms. An Award can only be exercised (to the extent it is not settled automatically) by or on behalf of the Participant holding such Award. Notwithstanding anything to the contrary in this Plan, the exercise or settlement of a vested Award shall always be and remain suspended for as long as the Plan Shares issuable pursuant thereto must be registered under the Securities Act and are not yet so registered.

8.3         An Award can only be exercised through the use of an electronic system or platform to be designated by the Committee (if and when such system or platform has been set up by the Company), or otherwise by delivering written notice to the Company in a form approved by the Committee.

8.4         Subject to Article 9.1, the Committee shall determine the Exercise Price, provided that the Exercise Price for an Award which can be exercised or settled in the form of Plan Shares shall not be less than the aggregate nominal value of such Plan Shares.

8.5         Upon the exercise of an Award, the applicable Exercise Price must immediately be paid in cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Committee, subject to Applicable Law, may allow such Exercise Price to be satisfied on a cashless or net settlement basis, applying any of the following methods (or a combination thereof):

a.           by means of an immediate sale by or on behalf of the relevant Participant of part of the Plan Shares underlying the Award being exercised, with sale proceeds equal to the Exercise Price being remitted to the Company and any remaining net sale proceeds (less applicable costs, if any) being paid to such Participant;

b.           by means of the relevant Participant forfeiting his entitlement to receive part of the Plan Shares underlying the Award being exercised at FMV on the Exercise Date and charging the aggregate nominal value of the remaining Plan Shares underlying such Award against the Company’s reserves;

c.           by means of the relevant Participant surrendering his entitlement to receive part of the Plan Shares underlying the Award being exercised at FMV on the Exercise Date, against the Company becoming due an equivalent amount to such Participant and setting off that obligation against the Company’s receivable with respect to payment of the applicable Exercise Price; or

d.           by means of the relevant Participant surrendering and transferring Shares to the Company (which may include Plan Shares underlying the Award being exercised) at FMV on the Exercise Date.

Annex A-1-131

8.6         The Company may withhold from any Award granted or any payment due or transfer made under any Award (or under the Plan generally) or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable wage or withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award (or under the Plan generally) and to take such other action, including providing for elective payment of such amounts in cash or Shares by the Participant, as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes. In addition, the Company may cause the sale by or on behalf of the relevant Participant of part of the Plan Shares underlying any Award being exercised or settled, with sale proceeds equal to the applicable wage or withholding taxes being remitted to the Company and any remaining net sale proceeds (less applicable costs, if any) being paid to such Participant.

8.7         When an Award is exercised or settled in the form of Plan Shares, the Company shall, at the discretion of the Committee, subject to Applicable Law and the Company’s insider trading policy:

a.           issue new Plan Shares to the relevant Participant; or

b.           transfer existing Plan Shares held by the Company to the relevant Participant,

provided, in each case, that Plan Shares may be delivered in the form of book-entry securities representing those Plan Shares (or beneficial ownership of those Plan Shares entitling the holder to exercise or direct the exercise of voting rights attached thereto) credited to the securities account designated by the relevant Participant. Furthermore, Plan Shares may be delivered as described in the previous sentence to a Person designated by the relevant Participant, with the prior approval of the Committee, as beneficiary of his Award.

8.8         If an Award is exercised or settled in the form of Plan Shares and such Award does not relate to a whole number of Plan Shares, the number of Plan Shares underlying such Award shall be rounded down to the nearest integer.

PRICING RESTRICTIONS FOR OPTIONS AND SARS

Article 9

9.1         Except for Replacement Awards, the Exercise Price for an Option or SAR shall not be less than the higher of:

a.           the FMV of a Plan Share on the applicable Grant Date and, in case of a SAR being granted in connection with an Option, on the Grant Date of such Option; or

b.           the nominal value of a Plan Share.

9.2         Except as provided in Article 4.11, the Committee may not, without prior approval of the General Meeting, seek to effect any re-pricing of any outstanding “underwater” Option or SAR by:

a.           amending or modifying the terms of such Award to lower the Exercise Price;

b.           cancelling such Award and granting in exchange either (i) replacement Options or SARs having a lower Exercise Price, or (ii) Restricted Stock, RSUs or Other Awards; or

c.           cancelling or repurchasing such Award for cash, assets or other securities,

to the extent any such action is considered a “repricing” for purposes of shareholder approval rules of any securities exchange or inter-dealer quotation system on which the Shares or any other securities of the Company are listed or quoted.

9.3         Options and SARs will be considered to be “underwater” within the meaning of Article 9.2 at any time when the FMV of the Plan Shares underlying such Awards is less than the applicable Exercise Price.

Annex A-1-132

U.S. PARTICIPANTS

Article 10

10.1       With respect to any Award subject to Section 409A IRC and Section 457A IRC, this Plan and the applicable Award Agreement are intended to comply with the requirements of Section 409A IRC and Section 457A IRC, the provisions of this Plan and such Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A IRC and Section 457A IRC, and this Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award subject to Section 409A IRC and Section 457A IRC would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

10.2       Notwithstanding any provision of this Plan to the contrary or any Award Agreement, a termination of employment shall not deemed to have occurred for purposes of any provision of an Award that is subject to Section 409A IRC providing for payment upon or following a termination of a Participant’s employment unless such termination is also a “separation from service” and, for purposes of any such provision of such Award, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”.

10.3       No Awards will be eligible for the payment of dividends or dividend equivalents, to the extent such Option or SAR is subject to Section 409A IRC and Section 457A IRC.

10.4       If all or part of any payments made, or other benefits conferred, under any Award subject to Section 409A IRC constitutes deferred compensation for purposes of Section 409A IRC as a result of a “separation from service” of the relevant Participant (other than due to his death) within the meaning of Section 409A IRC while such Participant is a “specified employee” under Section 409A IRC, then such payment or benefit shall not be made or conferred until six months and one business day have elapsed after the date of such “separation from service”, except as permitted under Section 409A IRC.

10.5       If an Award subject to Section 409A IRC includes a “series of installment payments” within the meaning of Section 1.409A-2(b)(2)(iii) of the United States Treasury Regulations, the right of the relevant Participant to such series of instalment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if such an Award includes “dividend equivalents” within the meaning of Section 1.409A-3(e) of the United States Treasury Regulations, the right of the relevant Participant to such dividend equivalents shall be treated separately from the right to other amounts or other benefits under such Award.

10.6       For any Award subject to Section 409A IRC or Section 457A IRC that provides for accelerated distribution on a Change of Control of amounts that constitute “deferred compensation” as defined in Section 409A IRC and Section 457A IRC, if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A IRC), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the relevant Participant incurring any additional tax, penalty, interest or other expense under Section 409A IRC and Section 457A IRC.

10.7       Notwithstanding the foregoing in this Article 10, the tax treatment of the benefits provided under this Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a U.S. Participant on account of non-compliance with Section 409A IRC and Section 457A IRC.

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10.8       Notwithstanding any provision of this Plan to the contrary or any Award Agreement, in the event the Committee determines that any Award may be subject to Section 409A IRC or Section 457A IRC, the Committee may adopt such amendments to this Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determined are necessary or appropriate to:

a.           exempt the Award from Section 409A IRC or Section 457A IRC and/or preserve the intended tax treatment of the benefits provided with respect to the Award; or

b.           comply with the requirements of Section 409A IRC or Section 457A IRC and thereby avoid the application of any adverse tax consequences under such Sections.

LEAVER

Article 11

11.1       If a Participant becomes a Good Leaver, unless otherwise determined by the Committee or set forth in an Award Agreement:

a.           all vested Awards that have not yet been exercised or settled must be exercised or settled in accordance with their terms within a period specified by the Committee and, if such Awards are not exercised or (through no fault of the Participant concerned) not settled within such period, they shall be cancelled automatically without compensation for the loss of such Awards; and

b.           all unvested Awards of such Participant shall be cancelled automatically without compensation for the loss of such Awards, unless the Committee decides otherwise.

11.2       If a Participant becomes a Bad Leaver, all vested Awards of such Participant which have not been exercised or settled, as well as all unvested Awards of such Participant, shall be cancelled automatically without compensation for the loss of such Awards.

CHANGE OF CONTROL

Article 12

12.1       If long-term incentive awards are granted in assumption of, or in substitution or exchange for, outstanding Awards in connection with a Change of Control and the Committee has determined that such awards are sufficiently equivalent to the outstanding Awards concerned, then such outstanding Awards shall be cancelled and terminated upon the replacement awards being granted to the Participants concerned.

12.2       If, in connection with a Change of Control, outstanding Awards are not replaced by long-term incentive awards as described in Article 12.1, or are replaced by long-term incentive awards which the Committee does not consider to be sufficiently equivalent to such outstanding Awards, then such Awards shall immediately vest and, where relevant, settle in full, unless the Committee decides otherwise.

12.3       For purposes of this Article 12, awards shall not be considered to be “sufficiently equivalent” to outstanding Awards, if the underlying securities are not widely held and publicly traded on a regulated national stock exchange.
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LOCK-UP

Article 13

13.1       In connection with any registration of the Company’s securities under United States securities laws, to the extent requested by the Company or the underwriters managing any offering of the Company’s securities, and except as otherwise approved by the Committee or pursuant to any exceptions approved by such underwriters, Shares acquired by a Participant pursuant to the issuance, vesting, exercise or settlement of any Award may not be sold, transferred, or otherwise disposed of prior to such period following the effective date of such registration as designated by such underwriters, not to exceed 180 days following such registration.

13.2       The Company may impose stop-transfer instructions with respect to the Shares subject to the restriction stipulated by Article 13.1 until the end of the lock-up period referred to in that provision.

DATA PROTECTION

Article 14

14.1       The Company may process personal data relating to the Participants in connection with the administration and operation of this Plan. The personal data of the Participants which may be processed in this respect may include a copy of an identification document, contact details and bank and securities account numbers. Each Participant’s personal data shall be stored by the Company for such time period as is necessary to administer such Participant’s participation in the Plan or as otherwise permitted under Applicable Law.

14.2       Each Participant’s personal data shall be handled by the Company in a proper and careful manner in accordance with Applicable Law, including the General Data Protection Regulation (GDPR) and the rules and regulations promulgated pursuant thereto. Participants have the right to lodge complaints with an applicable supervisory authority regarding the Company’s processing of personal data pursuant to this Plan.

14.3       The Company shall implement technical and organisational measures designed to protect personal data processed pursuant to Article 14.1. Personnel or third parties that have access to such personal data shall be bound by confidentiality obligations.

14.4       The Company shall abide by any statutory rights the Participants may have regarding their respective personal data processed pursuant to Article 14.1, which includes the right to access, rectification, erasure, restriction of processing, objection to processing and portability of such personal data.

14.5       In connection with the administration and operation of this Plan, the Company may transfer personal data processed pursuant to Article 14.1 to one or more third parties, provided that there is a legitimate interest in doing so. Where such third parties are located outside the European Economic Area in countries that are not considered to provide for an adequate level of data protection, the Company shall ensure that sufficient data protection safeguards are put in place, failing which explicit consent for such transfer shall be obtained from the Participant(s) concerned.

14.6       The Company may establish one or more privacy policies providing further information on data protection and applying to the processing of personal data of the Participants by the Company in connection with the administration and operation of this Plan.

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AMENDMENTSAND ASSIGNMENT

Article 15

15.1       Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement, the Board may amend, supplement, suspend or terminate this Plan (or any portion thereof) pursuant to a resolution to that effect, provided that no such amendment, supplement, suspension or termination shall take effect without:

a.           approval of the General Meeting, if such approval is required by Applicable Law or stock exchange rules; and/or

b.           the consent of the affected Participant(s), if such action would materially and adversely affect the rights of such Participant(s) under any outstanding Award, except to the extent that any such amendment, supplement or termination is made to cause this Plan to comply with Applicable Law, stock exchange rules, accounting principles or tax rules and regulations.

15.2       Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan and/or any Award Agreement in such manner as may be necessary or desirable to enable the Plan and/or such Award Agreement to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations to recognise differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimise the Company’s obligation with respect to tax equalisation for Participants on assignments outside their home country.

15.3       If at the time of exercise of an Award the relevant Participant will be employed or engaged by a Subsidiary, the Company has the right to transfer and assign any and all of its obligations and (settlement) rights with debt-discharging effect to the relevant Subsidiary in a manner compliant with Applicable Law; provided that the Committee shall monitor the fulfilment and performance of such obligations and (settlement) rights, and the Subsidiary shall adequately inform the Committee thereof. To the extent Applicable Law requires any obligation or (settlement) under this Plan to be vested in a Subsidiary (e.g., in the capacity of employer of an Employee or principal of a Consultant), the foregoing shall apply insofar as the Company shall make at least such transfer and assignment to the relevant Subsidiary as required by Applicable Law.

GOVERNING LAW AND JURISDICTION

Article 16

This Plan shall be governed by and shall be construed in accordance with the laws of the Netherlands. Subject to Article 3.1 paragraph g., any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Annex A - Addendum for U.S. Participants

1            Definitions

1.1         Except as otherwise defined below, capitalised terms used herein have the meanings ascribed thereto in the long-term incentive plan (the “Plan”) of NewAmsterdam Pharma Company N.V. (the “Company”).

1.2         In this addendum (the “U.S. Addendum”), the following words will have the meaning as defined below:

a.           “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

b.           “Disability” means the inability of a U.S. Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

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c.           “Fair Market Value” means as of any date, the value of the Shares determined by the Board in compliance with Section 409A of the Code and, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

d.           “Incentive Stock Option” or “ISO” means an Option that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code.

e.           “Nonstatutory Stock Option” or “NSO” means an Option that does not qualify as an Incentive Stock Option.

f.           “Subsidiary” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each corporation other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as provided in the definition of a “subsidiary corporation” contained in Section 424(f) of the Code.

g.           “U.S.” means the United States of America.

2            Purpose and Applicability.

2.1         This U.S. Addendum applies to U.S. Participants. The purpose of the U.S. Addendum is to facilitate compliance with U.S. tax, securities and other applicable laws, and to facilitate the Company to issue Awards to eligible U.S. Participants.

2.2         Except as otherwise provided by the U.S. Addendum, all grants of Awards made to U.S. Participants will be governed by the terms of the Plan, when read together with the U.S. Addendum. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of the U.S. Addendum and the Plan, the provisions of the U.S. Addendum will govern.

3            Additional Terms and Conditions Applicable to All Options Granted to U.S. Participants.

3.1         Form of Award Agreement. Any Award Agreement with U.S. Participants for an Option shall indicate if all or a portion of the Option is designated as an Incentive Stock Option.

3.2         Maximum Term of Options. No Option will be exercisable after the expiration of ten (10) years from the Grant Date, or such shorter period specified in the applicable Award Agreement.

3.3         Exercise Price. No Option other than an Option constituting a Replacement Award or a shall have an Exercise Price that is less than Fair Market Value on the Grant Date. Any Options that are Replacement Awards granted to U.S. Participants shall be granted in accordance with U.S. Treasury Regulation § 1.424-1 and, for NSOs, U.S. Treasury Regulation § 1.409A-1(b)(5)(v)(D).

3.4         Transferability of Options. A U.S. Participant may only transfer an Option if permitted by the Board. The Board may only permit transfer of the Option in a manner that is permitted by the Plan and is not prohibited by applicable U.S. tax and securities laws. The Board, in its sole discretion, may impose such limitations on the transferability of Options as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options will apply:

a.           Restriction on Transfer. An Option will not be transferable except by will or by the laws of descent and distribution (or pursuant to paragraphs a. and b. below), and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. An Option may not be transferred for consideration.

b.           Domestic Relations Orders. Subject to the approval of the Board, an Option may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option will be deemed to be a Nonstatutory Stock Option as a result of such transfer.

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c.           Beneficiary Designation. Subject to the approval of the Board, a U.S. Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the U.S. Participant, will thereafter be entitled to exercise the Option and receive the Plan Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the U.S. Participant, the executor or administrator of the U.S. Participant’s estate will be entitled to exercise the Option and receive the Plan Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

3.5         Eligible Recipients of Awards. Awards may not be granted to any person whose employment or other service with the Company has not yet commenced.

4            Provisions Applicable to Incentive Stock Options.

4.1         Eligible Recipients of ISOs. Incentive Stock Options may be granted only to employees of the Company or a Subsidiary.

4.2         Designation of ISO Status. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option.

4.3         Limits for 10% Shareholders. A person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares carrying more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any affiliate (as determined under Section 424 of the Code), will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the Grant Date and the Option is not exercisable after the expiration of five (5) years from the Grant Date.

4.4         No Transfer. As provided by Section 422(b)(5) of the Code, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. If the Board elects to allow the transfer of an Option by a U.S. Participant that is designated as an Incentive Stock Option, such transferred Option will automatically become a Nonstatutory Stock Option.

4.5         US $100,000 Limit. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate Fair Market Value (determined on the Grant Date) of Plan Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (under all plans of the Company and any Subsidiary, including the Plan) exceeds USD 100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).

4.6         Post-Termination Exercise. To obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the U.S. Internal Revenue Code requires, among other things, that at all times beginning on the Grant Date and ending on the day three (3) months before the date of exercise of the Option, the U.S. Participant must be an employee of the Company or a Subsidiary (except in the event of the U.S. Participant’s Disability, in which case a 12-month period applies or in the event of the U.S. Participant’s death). If an Option is exercised more than three (3) months after the U.S. Participant’s employment terminates (other than on account of Disability or death) or more than twelve (12) months after the U.S. Participant’s employment terminates on account of Disability, the Option will not qualify as an Incentive Stock Option.

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5            Tax Matters

5.1         Tax Withholding Requirement. Prior to the delivery of any Plan Shares pursuant to the exercise of an Option or pursuant to any other Award, the Company will have the power and the right to deduct or withhold, or require a U.S. Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, local, non-U.S. or other taxes required to be withheld with respect to such Award.

5.2         Withholding Arrangements. The Company may, in its sole discretion, satisfy any U.S. federal, state, local, foreign or other tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the U.S. Participant to tender a cash payment; (ii) withholding Shares issued or otherwise issuable to the U.S. Participant in connection with the Award; or (iii) withholding payment from any amounts otherwise payable to the U.S. Participant.

5.3        No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to the U.S. Participant to advise such holder as to the time or manner of exercising the Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the U.S. Participant.

6            Term, Amendment and Termination of the U.S. Addendum.

6.1         The Board may amend, suspend or terminate this U.S. Addendum at any time. Unless terminated sooner by the Board, the U.S. Addendum will terminate automatically upon the earliest of (i) 10 years after adoption of the U.S. Addendum by the Board, (ii) 10 years after approval of the U.S. Addendum by the General Meeting or (iii) the termination of the Plan. No Options may be granted under the U.S. Addendum while either the Plan or the U.S. Addendum is suspended or after the Plan or the U.S. Addendum is terminated.

6.2         If this U.S. Addendum is terminated, the provisions of this U.S. Addendum and any administrative guidelines, and other rules adopted by the Board and in force at the time of suspension or termination of this U.S. Addendum, will continue to apply to any outstanding Award as long as an Award issued pursuant to the U.S. Addendum remain outstanding.

6.3         No amendment, suspension or termination of the U.S. Addendum may materially and adversely affect any Awards granted previously to any U.S. Participant without the consent of the U.S. Participant.

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Exhibit E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among Athena Consumer Acquisition Corp., a Delaware corporation (“SPAC”), Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Next.e.GO B.V., a Dutch private limited liability company, to be converted into a Dutch public limited liability company and renamed Next.e.GO N.V. (the “Company”), certain former stockholders and holders of convertible loans of Next.e.GO Mobile SE, a European company established under German and European law (the “Target”) set forth on Schedule 1 hereto (such stockholders, the “Target Holders”), and certain of SPAC’s officers and directors, certain members of the Sponsor and/or their respective affiliates set forth on Schedule 2 hereto (such individuals, the “Athena Insiders”) (each such Target Holder or Athena Insider and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.02 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, SPAC, the Sponsor and the other parties thereto are party to that certain Registration Rights Agreement, dated as of October 19, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of [•] (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Time Is Now Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly owned subsidiary of the Company, the Target, SPAC and ND Group B.V., a Dutch private limited liability company;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders received ordinary shares in the capital of the Company, with a nominal value of EUR 0.12 per share (the “Target Holder Ordinary Shares”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Sponsor and the Athena Insiders, as applicable, received ordinary shares in the capital of the Company (the “Sponsor and Athena Insiders Ordinary Shares” and together with the Target Holder Ordinary Shares, the “Ordinary Shares”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders have the right to receive Earnout Shares, as defined in the Merger Agreement (the “Earnout Shares”), in accordance with the terms and conditions set forth in the Merger Agreement;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, SPAC, the Sponsor and the other parties to the Original RRA desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.09.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.09.

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“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, any other principal executive officer, the Chief Financial Officer or any other principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Athena Insiders” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.04(a).

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.01(d).

“Earnout Shares” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1 Shelf” shall have the meaning given in Section 2.01(a).

“Form F-3 Shelf” shall have the meaning given in Section 2.01(a).

“Holder Information” shall have the meaning given in Section 4.01(b).

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.09.

“Maximum Number of Securities” shall have the meaning given in Section 2.01(e).

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.01(d).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.04(a).

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“Permitted Transferees” shall mean (i) any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities or (ii) any other person or entity with the prior written consent of the Company, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company, and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.02(a).

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of SPAC’s initial public offering, including any Ordinary Shares issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares and any other equity security (including the Private Placement Warrants and any other warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding Ordinary Shares or any other equity security (including warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Ordinary Shares; (d) any Earnout Shares, and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c), (d) or (e) above by way of a stock dividend or stock split or in connection with a conversion, distribution, exchange, reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered to the Holder by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold, transferred, disposed of or exchanged without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable and documented fees and disbursements of counsel for the Company;

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(e) reasonable and documented fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable and documented fees and expenses of one legal counsel (not to exceed $75,000 in the aggregate for each Registration without prior approval of the Company) selected by the majority in interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.01(e).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“SPAC” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor and Athena Insiders Ordinary Shares” shall have the meaning given in the Preamble hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.01(d).

“Withdrawal Notice” shall have the meaning given in Section 2.01(f).

ARTICLE II
REGISTRATIONS

Section 2.01 Shelf Registration.

(a) Filing. As soon as practicable but no later than sixty calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf

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continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement, as defined below) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company’s obligations under this Section 2.01(a), shall, for the avoidance of doubt, be subject to Section 3.04.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.04, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.01(b), shall, for the avoidance of doubt, be subject to Section 3.04.

(c) Additional Registrable Securities. Subject to Section 3.04, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of (i) the Sponsor or (ii) a Holder of at least five percent of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor, the Target Holders, and the Athena Insiders for an aggregate of not more than five additional Registrations per calendar year pursuant to this Agreement.

(d) Requests for Underwritten Shelf Takedowns. Subject to Section 3.04, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Athena Insider or a Target Holder (any of the Sponsor, an Athena Insider or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall (i) include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total gross offering price reasonably expected to exceed, in the aggregate, $25 million or (ii) cover all of the remaining Registrable Securities held by the Demanding Holder, provided that the total offering price is reasonably expected to exceed $15 million in the aggregate (each of the circumstances described in (i) and (ii), the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.04(d), the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Athena

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Insiders and the Target Holders may each demand not more than two Underwritten Shelf Takedowns pursuant to this Section 2.01(d) in any twelve month period, for an aggregate of not more than six Underwritten Shelf Takedowns pursuant to this Section 2.01(d) in any twelve month period. Notwithstanding anything to the contrary in this Agreement, the Company may effectuate any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

(e) Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by the Company or by other Holders of Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Athena Insider or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.01(d), unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Athena Insider or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Athena Insider or such Target Holder, as applicable, for purposes of Section 2.01(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.01(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.01(f).

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Section 2.02 Piggyback Registration.

(a) Piggyback Rights. Subject to Section 2.04(c), if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.01), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.02(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.02(a) to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to Section 2.02 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(i) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(i) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without

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exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(ii)    if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that such Holder has requested be included in such Underwritten Offering relative to the aggregate number of Registrable Securities that all Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(iii)    if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.01 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.01(e).

(c) Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.01(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.01(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.02(c).

(d) Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.01(f), any Piggyback Registration effected pursuant to this Section 2.02 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.01(d) hereof.

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Section 2.03 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior (to the extent notice of an Underwritten Offering has been provided) to and the ninety day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 2.03 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their affiliates) hold at least 5% of the issued and outstanding Ordinary Shares and each of the Company’s directors and executive officers have agreed to a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Section 2.03 shall only apply for so long as such Holder (together with its affiliates) holds at least five percent of the issued and outstanding Ordinary Shares.

Section 2.04 Block Trades; Other Coordinated Offerings.

(a) Notwithstanding any other provision of this Article II, but subject to Section 3.04, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $25 million in the aggregate, net of underwriting discounts and commissions or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, provided that the total offering price is reasonably expected to exceed $15 million in the aggregate, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least three business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the Registration Statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

(b) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.04(b).

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.02 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

(d) The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(e) A Demanding Holder in the aggregate may demand no more than two Block Trades or Other Coordinated Offerings pursuant to this Section 2.04 in any twelve month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.04 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.01(d) hereof.

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ARTICLE III
COMPANY PROCEDURES

Section 3.01 General Procedures. In connection with any Shelf and/or Shelf Takedown and/or other disposition of Registrable Securities pursuant to a Registration Statement contemplated herein (to the extent applicable), the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

(a) prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (i) as may be reasonably requested by (x) the Sponsor or (y) any Holder that holds at least five percent of the Registrable Securities registered on such Registration Statement or (z) any Underwriter of Registrable Securities or (ii) as may be required by the rules, regulations or instructions applicable to the Registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such Registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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(h) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.04), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.04 hereof;

(j) in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k) use its commercially reasonable efforts to obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority in interest of the participating Holders;

(l) in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, use its commercially reasonable efforts to obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion or negative assurance letter, as applicable, is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders, as applicable;

(m)  in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

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(o) with respect to an Underwritten Offering pursuant to Section 2.01(d), use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

Section 3.02 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.03 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.03 shall not affect the Registration of the other Registrable Securities to be included in such Registration.

Section 3.04

Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed.

(b) Subject to Section 3.04(d), if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, then the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.04(b), the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company (which such notice the Company shall immediately provide to such Holder upon the expiration of any period during which the Company exercised its rights under this Section 3.04), that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

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(c) Subject to Section 3.04(d), (a) during the period starting with the date sixty days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable best efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.01(d), Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.01(d) or Section 2.04.

(d) The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.04(b) or a registered offering pursuant to Section 3.04(c) shall be exercised by the Company in the aggregate, for not more than ninety consecutive calendar days or more than one hundred and twenty total calendar days in each case, during any twelve month period.

Section 3.05 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.05. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) to the extent required by the transfer agent deliver the necessary legal opinions or instruction letters, as applicable, to the transfer agent in connection with the instruction under subclause (a). Following such time as Rule 144 is available, with a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (a) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.01 Indemnification. ~~(a)~~(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its

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directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under Section 4.01 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.01(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.01(a), 4.01(b) and 4.01(c) above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with

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any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.01(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.01(e). No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.01(e) from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

Section 5.01 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Next.e.GO N.V., Lilienthalstraße 152068 Aachen, Germany, attention: Eelco Van der Leij, Email: eelco.van-der-leij@e-go-mobile.com, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten days after delivery of such notice as provided in this Section 5.01.

Section 5.02 Assignment; No Third Party Beneficiaries. ~~(a)~~(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) Subject to Section 5.02(d) and Section 5.02(e), this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Target Holders, the Athena Insiders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Athena Insiders or Target Holders shall be permitted to transfer its rights hereunder as the Athena Insiders or Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Athena Insider or Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Athena Insider or Target Holder or such transferees) and (ii) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees).

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

(d) This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.02 hereof.

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.01 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.02 shall be null and void.

Section 5.03 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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Section 5.04 Governing Law; Venue; Trial By Jury. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISION OF SUCH JURISDICTION, AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 5.05 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Athena Insider so long as such Athena Insider and its respective affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder of Ordinary Shares, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.06 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares (or securities convertible into or exchangeable for Ordinary Shares) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares, (ii) an Athena Insider, for so long as such Athena Insider and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares, and (iii) a Target Holder, for so long as such Target Holder and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 5.07 Term. This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.05 and Article IV shall survive any termination.

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Section 5.08 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Section 5.09 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.02 hereof, subject to the prior written consent of each of the Sponsor, each Athena Insider and each Target Holder (in each case, so long as such Holder and its affiliates hold at least three percent of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

Section 5.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.11 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

Section 5.12 Further Assurances. From time to time, at another party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
NEXT.E.GO B.V.
a Dutch private limited liability company
By:
Name:
Title:
SPONSOR:
ATHENA CONSUMER ACQUISITION SPONSOR LLC,
a Delaware limited liability company
By:
Name: Isabelle Freidheim
Title: Managing Member

[Signature Page to Amended and Restated Registration Rights Agreement]

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Schedule 1

FORMER STOCKHOLDERS AND HOLDERS OF CONVERTIBLE LOANS OF NEXT.E.GO MOBILE SE

Schedule 1 - Former Stockholders of Next.E.Go Mobile SE

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Schedule 2

CERTAIN OFFICERS AND DIRECTORS OF SPAC

Schedule 2 – Certain Officers and Directors of SPAC

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Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

Exhibit A – Registration Rights Agreement Joinder

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EXHIBIT F

FINAL FORM

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in Article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

Next.e.GO N.V.

DEFINITIONS AND INTERPRETATION

Article 1

1.1    In these articles of association the following definitions shall apply:

Article	An article of these articles of association.
Board	The Company’s board of directors.
Board Rules	The internal rules applicable to the Board, as drawn up by the Board.
CEO	The Company’s chief executive officer.
Chairman	The chairman of the Board.
Company	The company to which these articles of association pertain.
DCC	The Dutch Civil Code.
Director	A member of the Board.
Executive Director	An executive Director.
General Meeting	The Company’s general meeting.
Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.
Indemnified Officer	A current or former Director or such other current or former director, officer or employee of the Company or its Group Companies as designated by the Board.
Meeting Rights

With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting.

Non-Executive Director	A non-executive Director.
Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for ordinary shares issued with the Company’s cooperation.
Record Date	The date of registration for a General Meeting as provided by law.
Simple Majority	More than half of the votes cast.
Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.
Vice-Chairman	The vice-chairman of the Board.

1.2    Unless the context requires otherwise, references to “ordinary shares” or “shareholders” are to ordinary shares in the Company’s capital or to the holders thereof, respectively.

1.3    References to statutory provisions are to those provisions as they are in force from time to time.

1.4    Terms that are defined in the singular have a corresponding meaning in the plural.

1.5    Words denoting a gender include each other gender.

1.6    Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

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NAME AND SEAT

Article 2

2.1    The Company’s name is Next.e.GO N.V.

2.2    The Company has its corporate seat in Amsterdam.

OBJECTS

Article 3

The Company’s objects are:

a.      development, design, engineering, testing, manufacturing, production, marketing, sales, licensing and life cycle services of all types of vehicles as well as production systems;

b.      to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses, including joint ventures;

c.      to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

d.      to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and

e.      to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

4.1    The Company’s authorised share capital amounts to [amount] euro (EUR [amount]).1

4.2    The authorised share capital is divided into [number] ([number]) ordinary shares, each having a nominal value of twelve eurocents (EUR 0.12).

4.3    The Board may resolve that one or more ordinary shares are divided into such number of fractional ordinary shares as may be determined by the Board. Unless specified differently, the provisions of these articles of association concerning ordinary shares and shareholders apply mutatis mutandis to fractional ordinary shares and the holders thereof, respectively.

4.4    The Company may cooperate with the issue of depository receipts for ordinary shares in its capital.

SHARES - FORM AND SHARE REGISTER

Article 5

5.1    All ordinary shares are in registered form. The Company may issue share certificates for ordinary shares in registered form as may be approved by the Board. Each Director is authorised to sign any such share certificate on behalf of the Company.

5.2    Ordinary shares shall be numbered consecutively, starting from1.

5.3    The Board shall keep a register setting out the names and addresses of all shareholders and all holders of a usufruct or pledge in respect of ordinary shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. The register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules. The Board may appoint a registrar to keep the register on its behalf.

____________

1        The initial authorised share capital will be approximately (but no more than) five times the number of ordinary shares outstanding immediately after the share exchange under the BCA. The initial authorised share capital will be increased immediately following the merger under the BCA pursuant to the transitional provision at the end of these articles.

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5.4    Shareholders, usufructuaries and pledgees shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.

5.5    All notifications may be sent to shareholders, usufructuaries and pledgees at their respective addresses as set out in the register.

SHARES - ISSUE

Article 6

6.1    The Company can only issue ordinary shares pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of ordinary shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue ordinary shares, the General Meeting shall not have this authority.

6.2    Article 6.1 applies mutatis mutandis to the granting of rights to subscribe for ordinary shares, but does not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

6.3    The Company may not subscribe for ordinary shares in its own capital.

SHARES - PRE-EMPTION RIGHTS

Article 7

7.1    Upon an issue of ordinary shares, each shareholder shall have a pre-emption right in proportion to the aggregate nominal value of his ordinary shares.

7.2    In deviation of Article 7.1, shareholders do not have pre-emption rights in respect of:

a.      ordinary shares issued against non-cash contribution; or

b.      ordinary shares issued to employees of the Company or of a Group Company.

7.3    The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless the announcement is sent in writing to all shareholders at the addresses submitted by them.

7.4    Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

7.5    Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

7.6    A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

7.7    The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for ordinary shares, but do not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

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SHARES - PAYMENT

Article 8

8.1    Without prejudice to Section 2:80(2) DCC, the nominal value of an ordinary share and, if the ordinary share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that ordinary share.

8.2    Ordinary shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.3    Payment in a currency other than the euro can only be made with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES - FINANCIAL ASSISTANCE

Article 9

9.1    The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in its capital by others. This prohibition applies equally to Subsidiaries.

9.2    The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in the Company’s capital by others, unless the Board resolves to do so and Section 2:98c DCC is observed.

9.3    The preceding provisions of this Article 9 do not apply if ordinary shares or depository receipts for ordinary shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES - ACQUISITION OF OWN SHARES

Article 10

10.1  The acquisition by the Company of ordinary shares in its own capital which have not been fully paid up shall be null and void.

10.2  The Company may only acquire fully paid up ordinary shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Board for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

10.3  An authorisation as referred to in Article 10.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of ordinary shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire ordinary shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these ordinary shares are included on the price list of a stock exchange.

10.4  Without prejudice to Articles 10.1 through 10.3, the Company may acquire ordinary shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Board, must be within the range stipulated by the General Meeting as referred to in Article 10.3.

10.5  The previous provisions of this Article 10 do not apply to ordinary shares acquired by the Company under universal title of succession.

10.6  In this Article 10, references to ordinary shares include depository receipts for ordinary shares.

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SHARES - REDUCTION OF ISSUED SHARE CAPITAL

Article 11

11.1  The General Meeting can resolve to reduce the Company’s issued share capital by cancelling ordinary shares or by reducing the nominal value of ordinary shares by virtue of an amendment to these articles of association. The resolution must designate the ordinary shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2  A resolution to cancel ordinary shares may only relate to ordinary shares held by the Company itself or in respect of which the Company holds the depository receipts.

11.3  A resolution of the General Meeting to reduce the Company’s issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

SHARES - ISSUE AND TRANSFER REQUIREMENTS

Article 12

12.1  Except as otherwise provided or allowed by Dutch law, the issue or transfer of an ordinary share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

12.2  The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

12.3  For as long as any ordinary shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the ordinary shares reflected in the register administered by the relevant transfer agent, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of Book 10 DCC.

SHARES - USUFRUCT AND PLEDGE

Article 13

13.1  Ordinary shares can be encumbered with a usufruct or pledge.

13.2  The voting rights attached to an ordinary share which is subject to a usufruct or pledge vest in the shareholder concerned.

13.3  In deviation of Article 13.2, the holder of a usufruct or pledge on ordinary shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created. Shareholders who, in accordance with this Article 13.3, do not have voting rights shall have Meeting Rights.

13.4  Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

BOARD - COMPOSITION

Article 14

14.1  The Company has a Board consisting of:

a.      one or more Executive Directors, being primarily charged with the Company’s day-to-day operations; and

b.      one or more Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors.

The Board shall be composed of individuals.

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14.2  The Board shall determine the number of Executive Directors and the number of Non-Executive Directors, provided that the majority of the Directors shall be Non-Executive Directors.

14.3  The Board shall elect an Executive Director to be the CEO. The Board may dismiss the CEO, provided that the CEO so dismissed shall subsequently continue his term of office as an Executive Director without having the title of CEO.

14.4  The Board shall elect a Non-Executive Director to be the Chairman and another Non-Executive Director to be the Vice-Chairman. The Board may dismiss the Chairman or Vice-Chairman, provided that the Chairman or Vice-Chairman so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Chairman or Vice-Chairman, respectively.

14.5  If a Director is absent or unable to act, he may be replaced temporarily by a person whom the Board has designated for that purpose and, until then, the other Director(s) shall be charged with the management of the Company. If all Directors are absent or unable to act, the management of the Company shall be attributed to the person who most recently ceased to hold office as the Chairman. If such former Chairman is unwilling or unable to accept that position, the management of the Company shall be attributed to the person who most recently ceased to hold office as the CEO. If such former CEO is also unwilling or unable to accept that position, the management of the Company shall be attributed to one or more persons whom the General Meeting has designated for that purpose. The person(s) charged with the management of the Company in this manner, may designate one or more persons to be charged with the management of the Company instead of, or together with, such person(s).

14.6  A Director shall be considered to be unable to act within the meaning of Article 14.5:

a.      during the existence of a vacancy on the Board, including as a result of:

i.       his death;

ii.      his dismissal by the General Meeting, other than at the proposal of the Board; or

iii.     his voluntary resignation before his term of office has expired;

iv.     not being reappointed by the General Meeting, notwithstanding a (binding) nomination to that effect by the Board,

provided that the Board may always decide to decrease the number of Directors such that a vacancy no longer exists; or

b.      during his suspension; or

c.      in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Board on the basis of the facts and circumstances at hand).

BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL

Article 15

15.1  The General Meeting shall appoint the Directors and may at any time suspend or dismiss any Director. In addition, the Board may at any time suspend an Executive Director.

15.2  The General Meeting shall only appoint Directors upon a binding nomination by the Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened. The nomination shall state whether the candidate is nominated for appointment as Executive Director or Non-Executive Director.

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15.3  At a General Meeting, a resolution to appoint a Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

15.4  A resolution of the General Meeting to suspend or dismiss a Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

15.5  If a Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

BOARD - DUTIES AND ORGANISATION

Article 16

16.1  The Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. This includes in any event setting the Company’s policy and strategy. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

16.2  The Board shall draw up Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Directors shall act in compliance with the Board Rules.

16.3  The Directors may allocate their duties amongst themselves in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, provided that:

a.      the Executive Directors shall be charged with the Company’s day-to-day operations;

b.      the task of supervising the performance of the duties of the Directors cannot be taken away from the Non-Executive Directors;

c.      the Chairman must be a Non-Executive Director; and

d.      the making of proposals for the appointment of a Director and the determination of the compensation of the Executive Directors cannot be allocated to an Executive Director.

16.4  The Board may determine in writing, in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, that one or more Directors can validly pass resolutions in respect of matters which fall under his/their duties.

16.5  The Board shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Board. The Board shall draw up (and/or include in the Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

16.6  The Board may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

BOARD - DECISION-MAKING

Article 17

17.1  Without prejudice to Article 17.5, each Director may cast one vote in the decision-making of the Board.

17.2  A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board.

17.3  Resolutions of the Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Board Rules provide differently.

17.4  Invalid votes, blank votes and abstentions shall not be counted as votes cast. Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Directors who are present or represented at a meeting of the Board.

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17.5  Where there is a tie in any vote of the Board, the Chairman shall have a casting vote, provided that there are at least three Directors in office. Otherwise, the relevant resolution shall not have been passed.

17.6  The Executive Directors shall not participate in the decision-making concerning:

a.      the determination of the compensation of Executive Directors; and

b.      the instruction of an auditor to audit the annual accounts if the General Meeting has not granted such instruction.

17.7  A Director shall not participate in the deliberations and decision-making of the Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a conflict of interests as described in the previous sentence.

17.8  Meetings of the Board can be held through audio-communication facilities, provided that all participants can hear each other and communicate with each other simultaneously.

17.9  Resolutions of the Board may, instead of at a meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 17.1 through 17.7 apply mutatis mutandis.

17.10The approval of the General Meeting is required for resolutions of the Board concerning a material change to the identity or the character of the Company or the business, including in any event:

a.      transferring the business or materially all of the business to a third party;

b.      entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

c.      acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.

17.11The absence of the approval of the General Meeting of a resolution as referred to in Article 17.10 shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Board or of the Directors.

BOARD - COMPENSATION

Article 18

18.1  The General Meeting shall adopt the Company’s policy concerning the compensation of the Board with due observance of the relevant statutory requirements. A resolution to adopt or amend the Company’s policy concerning the compensation of the Board shall be passed by Simple Majority.

18.2  The compensation of Directors shall be determined by the Board with due observance of the policy referred to in Article 18.1.

18.3  The Board shall submit proposals concerning compensation arrangements for the Board in the form of ordinary shares or rights to subscribe for ordinary shares to the General Meeting for approval. This proposal must at least include the number of ordinary shares or rights to subscribe for ordinary shares that may be awarded to the Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

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BOARD - REPRESENTATION

Article 19

19.1  The Board is entitled to represent the Company.

19.2  The power to represent the Company also vests in the CEO individually, as well as in any other two Executive Directors acting jointly.

19.3  The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Board may grant an appropriate title to such person.

INDEMNITY

Article 20

20.1  The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.      any financial losses or damages incurred by such Indemnified Officer; and

b.      any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.

20.2  The Company shall immediately reimburse the financial losses, damages and/or expenses as referred to in Article 20.1 to an Indemnified Officer claiming such reimbursement by submitting an invoice or other document evidencing such financial losses, damages and/or expenses, provided that any such amount reimbursed by the Company must immediately be repaid to the Company in the event the reimbursement was provided in relation to a situation in which such Indemnified Officer has no right to indemnification under Article 20.3.

20.3  No indemnification shall be given to an Indemnified Officer:

a.      if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 20.1 are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

b.      to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

c.      in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Board or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer; or

d.      for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

20.4  The Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 20.1.

20.5  The Company may take out a director and officer (D&O) liability insurance for the benefit of any one or more specific Indemnified Officers and/or categories of Indemnified Officers.

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GENERAL MEETING - CONVENING AND HOLDING MEETINGS

Article 21

21.1  Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company’s financial year.

21.2  A General Meeting shall also be held:

a.      within three months after the Board has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.      whenever the Board so decides.

21.3  General Meetings must be held in the place where the Company has its corporate seat or in Arnhem, Assen, Eindhoven, The Hague, Haarlem, ’s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle.

21.4  If the Board has failed to ensure that a General Meeting as referred to in Articles 21.1 or 21.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

21.5  One or more Persons with Meeting Rights who collectively represent at least the part of the Company’s issued share capital prescribed by law for this purpose may request the Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

21.6  Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company’s issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

21.7  Persons with Meeting Rights who wish to exercise their rights as described in Articles 21.5 and 21.6 must first consult the Board. In that respect, the Board shall have, and Persons with Meeting Rights must observe, the right to invoke any cooling-off period and response period provided under applicable law and/or the Dutch Corporate Governance Code.

21.8  A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

21.9  All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The shareholders may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.5. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES

Article 22

22.1  The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.      by the Chairman, if there is a Chairman and he is present at the General Meeting;

b.      by the Vice-Chairman, if there is a Vice-Chairman and he is present at the General Meeting;

c.      by another Non-Executive Director who is chosen by the Non-Executive Directors present at the General Meeting from their midst;

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d.      by the CEO, if there is a CEO and he is present at the General Meeting; or

e.      by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through d. may appoint another person to chair the General Meeting instead of him.

22.2  The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. The minutes of a General Meeting shall be adopted by the chairman of that General Meeting or by the Board. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Director may instruct a civil law notary to draw up such an official report at the Company’s expense.

22.3  The chairman of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.      the persons who have Meeting Rights at that General Meeting, or their proxyholders; and

b.      those who have a statutory right to attend that General Meeting on other grounds.

22.4  The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairman of that General Meeting.

22.5  The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver’s license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

22.6  The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

22.7  The General Meeting may be conducted in a language other than the Dutch language, if so determined by the chairman of the General Meeting.

22.8  The chairman of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairman of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS

Article 23

23.1  Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional ordinary shares together constituting the nominal value of an ordinary share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy. The Board may, whether or not subject to certain conditions, grant an exemption from the last sentence of this Article 23.1.

23.2  The Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting (whether or not exclusively and in deviation of Article 23.1, to the extent permitted by law) by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

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23.3  The Board can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Record Date.

23.4  For the purpose of Articles 23.1 through 23.3, those who have voting rights and/or Meeting Rights on the Record Date and are recorded as such in a register designated by the Board shall be considered to have those rights, irrespective of whoever is entitled to the ordinary shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Board is free to determine, when convening a General Meeting, whether the previous sentence applies.

23.5  Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting.

GENERAL MEETING - DECISION-MAKING

Article 24

24.1  Each ordinary share shall give the right to cast one vote at the General Meeting. Fractional ordinary shares, if any, collectively constituting the nominal value of an ordinary share shall be considered to be equivalent to such ordinary share.

24.2  No vote can be cast at a General Meeting in respect of an ordinary share belonging to the Company or a Subsidiary or in respect of an ordinary share for which any of them holds the depository receipts. Usufructuaries and pledgees of ordinary shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant ordinary share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary can vote ordinary shares in respect of which it holds a usufruct or a pledge.

24.3  Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority. If applicable law requires a greater majority for resolutions of the General Meeting and allows the articles of association to provide for a lower majority, those resolutions shall be passed with the lowest possible majority, except if these articles of association explicitly provide otherwise.

24.4  Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by these articles of association, if the Company is subject to a requirement under applicable securities laws or listing rules that the General Meeting can only pass certain resolutions if a certain part of the Company’s issued share capital is represented at such General Meeting, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules and a second meeting as referred to in Section 2:120(3) DCC cannot be convened.

24.5  Invalid votes, blank votes and abstentions shall not be counted as votes cast. Ordinary shares in respect of which an invalid or blank vote has been cast and ordinary shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

24.6  Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

24.7  The chairman of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

24.8  The determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairman’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

Annex A-1-172

24.9  The Board shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

24.10Shareholders may pass resolutions outside a meeting, unless the Company has cooperated with the issuance of depository receipts for ordinary shares in its capital. Such resolutions can only be passed by a unanimous vote of all shareholders with voting rights. The votes shall be cast in writing and may be cast through electronic means.

24.11The Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING - SPECIAL RESOLUTIONS

Article 25

25.1  The following resolutions can only be passed by the General Meeting at the proposal of the Board:

a.      the issue of ordinary shares or the granting of rights to subscribe for ordinary shares;

b.      the limitation or exclusion of pre-emption rights;

c.      the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

d.      the disapplication or revocation of a designation or authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

e.      the reduction of the Company’s issued share capital;

f.       the making of a distribution from the Company’s profits or reserves;

g.      the making of a distribution in the form of ordinary shares in the Company’s capital or in the form of assets, instead of in cash;

h.      the adoption or amendment of the Company’s policy concerning the compensation of the Board;

i.       the amendment of these articles of association;

j.       the entering into of a merger or demerger;

k.      the instruction of the Board to apply for the Company’s bankruptcy; and

l.       the Company’s dissolution.

25.2  A matter which has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 21.5 and/or 21.6 shall not be considered to have been proposed by the Board for purposes of Article 25.1, unless the Board has expressly indicated that it supports the discussion of such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT

Article 26

26.1  The Company’s financial year shall coincide with the calendar year.

26.2  Annually, within the relevant statutory period, the Board shall prepare the annual accounts and the management report and deposit them at the Company’s office for inspection by the shareholders.

26.3  The annual accounts shall be signed by the Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

Annex A-1-173

26.4  The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

26.5  The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT

Article 27

27.1  The General Meeting shall instruct an external auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Board shall be authorised to do so.

27.2  The instruction may be revoked by the General Meeting and by the body that has granted the instruction. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS - GENERAL

Article 28

28.1  A distribution can only be made to the extent that the Company’s equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.

28.2  The Board may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 28.1 has been met.

28.3  Distributions shall be made in proportion to the aggregate nominal value of the ordinary shares.

28.4  The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

28.5  The General Meeting may resolve, subject to Article 25, that all or part of a distribution, instead of being made in cash, shall be made in the form of ordinary shares in the Company’s capital or in the form of the Company’s assets.

28.6  A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency or currencies as determined by the Board. If it concerns a distribution in the form of the Company’s assets, the Board shall determine the value attributed to such distribution for purposes of recording the distribution in the Company’s accounts with due observance of applicable law (including the applicable accounting principles).

28.7  A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

28.8  For the purpose of calculating the amount or allocation of any distribution, ordinary shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of ordinary shares held by it in its own capital.

DISTRIBUTIONS - RESERVES

Article 29

29.1  Subject to Article 25, the General Meeting is authorised to resolve to make a distribution from the Company’s reserves.

29.2  The Board may resolve to charge amounts to be paid up on ordinary shares against the Company’s reserves, irrespective of whether those ordinary shares are issued to existing shareholders.

Annex A-1-174

DISTRIBUTIONS - PROFITS

Article 30

30.1  Subject to Article 28.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.      the Board shall determine which part of the profits shall be added to the Company’s reserves; and

b.      subject to Article 25, the remaining profits shall be at the disposal of the General Meeting for distribution on the ordinary shares.

30.2  Subject to Article 28.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

DISSOLUTION AND LIQUIDATION

Article 31

31.1  In the event of the Company being dissolved, the liquidation shall be effected by the Board, unless the General Meeting decides otherwise.

31.2  To the extent possible, these articles of association shall remain in effect during the liquidation.

31.3  Any assets remaining after payment of all of the Company’s debts shall be distributed to the shareholders.

31.4  After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

FEDERAL FORUM PROVISION

Article 32

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the United States federal district courts. Notwithstanding the foregoing, the foregoing provisions of this Article 32 shall not apply to claims seeking to enforce any liability or duty created by the United States Securities Exchange Act of 1934, as amended. To the fullest extent permitted by law, anyone purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Article 32.

TRANSITIONAL PROVISION2

Article 33

33.1  Upon the Company’s issued share capital increasing to an amount of at least [amount] euro (EUR [amount]):

a.      the Company’s authorised share capital described in Article 4.1 shall immediately and automatically increase to an amount of [amount] euro (EUR [amount]); and

b.      the composition of the authorised share capital described in Article 4.2 shall immediately and automatically be adjusted, such that the authorised share capital shall be divided into [number] ([number]) ordinary shares, each having a nominal value of twelve eurocents (EUR 0.12).

33.2  This Article 33 shall lapse and shall no longer form part of these articles of association at the moment immediately after the increase of the Company’s issued share capital as described in the first sentence of Article 33.1 shall have become effective.

____________

2         This provision will increase the authorised share capital to approximately (but no more than) five times the number of ordinary shares outstanding immediately after the merger under the BCA, such that the Company maximizes its buffer to issue new shares.

Annex A-1-175

Exhibit G

CERTIFICATE OF MERGER
FOR THE MERGER OF
[MERGER SUB INC.]
WITH AND INTO
ATHENA CONSUMER ACQUISITION CORP.

[•], 2022

Pursuant to Section 251(c) of the

General Corporation Law of the State of Delaware

Athena Consumer Acquisition Corp., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of [Merger Sub Inc.], a Delaware corporation (“Merger Sub”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:        The Company’s name is Athena Consumer Acquisition Corp., and it was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 2021 under the name of Athena Consumer Acquisition Corp. Merger Sub’s name is [Merger Sub Inc.], and it is incorporated pursuant to the DGCL. The Company and Merger Sub are the constituent corporations in the Merger.

SECOND:   A Business Combination Agreement, dated as of [•], 2022, has been approved, adopted, executed and acknowledged by the Company and by Merger Sub in accordance with Section 251(c) of the DGCL.

THIRD:       The name of the Surviving Corporation of the Merger shall be Athena Consumer Acquisition Corp. (the “Surviving Corporation”).

FOURTH:   Upon the effectiveness of the filing of this Certificate of Merger, the Certificate of Incorporation of the Company attached hereto as Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions of the DGCL.

FIFTH:        The Surviving Corporation shall be a corporation formed and existing under the laws of the State of Delaware.

SIXTH:       The executed Business Combination Agreement is on file at the principal place of business of the Surviving Corporation at 442 5th Avenue, New York, NY 10018.

SEVENTH: A copy of the executed Business Combination Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

EIGHTH:    The Merger shall become effective immediately upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Sections 103 and 251(c) of the DGCL.

[Signature Page Follows]

Annex A-1-176

IN WITNESS WHEREOF, Athena Consumer Acquisition Corp. has caused this Certificate of Merger to be executed in its corporate name by its duly authorized officer as of the date first above written.

ATHENA CONSUMER ACQUISITION CORP.
By:
	Name:	Isabelle Freidheim
	Title:	Chief Executive Officer

[Signature Page to Certificate of Merger]

Annex A-1-177

EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

[See attached]

Annex A-1-178

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

ATHENA CONSUMER ACQUISITION CORP.

ARTICLE I

The name of the corporation is Athena Consumer Acquisition Corp. (the “Company”).

ARTICLE II

The registered agent and the address of the registered office in the State of Delaware are:

Vcorp Services, LLC
1013 Centre Road, Suite 403-B
Wilmington, DE 19805
County of New Castle

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The aggregate number of shares which the Company shall have authority to issue is [one thousand (1,000)] shares of capital stock, all of which shall be designated “Common Stock” and have a par value of [$0.0001] per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Company is expressly authorized to make, amend or repeal the Bylaws of the Company.

ARTICLE VI

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Company.

ARTICLE VII

No director of the Company shall have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this ARTICLE VII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE VII, shall not adversely affect any right or protection of a director of the Company with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this ARTICLE VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

The Company shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to

Annex A-1-179

indemnification conferred by this ARTICLE VIII shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Company of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under this ARTICLE VIII. The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred in this ARTICLE VIII to directors and officers of the Company. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this ARTICLE VIII by the stockholders of the Company shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Company (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Amended and Restated Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer or stockholder governed by the internal affairs doctrine; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Chancery Court (or such other state or federal court located within the State of Delaware) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this ARTICLE IX.

The existence of any prior consent to an alternate forum shall not act as a waiver of the Company’s ongoing consent right as set forth above in this ARTICLE IX.

* * * *

Annex A-1-180

Exhibit H-1

FORM OF
PRIVATE WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This PRIVATE WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [•], by and among Athena Consumer Acquisition Corporation, a Delaware corporation (the “Company”), Next.e.GO B.V., a Dutch private limited liability company, to be converted into a public limited liability Company and renamed Next.e.GO N.V. promptly following the Share Exchange as defined below (“TopCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Private Warrant Agreement, dated as of October 19, 2021 and amended and restated as of March 24, 2022, and filed with the United States Securities and Exchange Commission as part of an annual report on 10-K on March 24, 2022 (as amended, including all Exhibits thereto, the “Existing Private Warrant Agreement”);

WHEREAS, the Company has issued and sold 530,000 warrants as part of the private placement units to Athena Consumer Acquisition Sponsor LLC (the “Sponsor”), (collectively, the “Private Placement Warrants”) to purchase the Company’s Class A common stock, par value $0.0001 per share (“Class A Stock”), with each Private Placement Warrant being exercisable for one share of Class A Stock and with an exercise price of $11.50 per share;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial business combination, the Sponsor or affiliates of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 150,000 units, which will include up to an aggregate of 75,000 warrants (the “Working Capital Warrants”, and together with the Private Placement Warrants, the “Warrants”);

WHEREAS, all of the Warrants are governed by the Existing Private Warrant Agreement;

WHEREAS, the Company, Next.e.GO Mobile SE, a European public company (Societas Europaea), TopCo, and Time is Now Merger Sub, Inc. (“Merger Sub”) entered into that certain Business Combination Agreement, dated as of July [28], 2022 (the “Business Combination Agreement”);

WHEREAS, on [•], pursuant to the provisions of the Business Combination Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (the “Surviving Company”), and immediately following the Merger, TopCo acquired as a contribution in kind on newly issued ordinary shares of TopCo with a par value of EUR 0.12 per share (“TopCo Shares”) all shares of common stock of the Surviving Company that were issued in the Merger (the “Share Exchange” and together with the Merger the “Transaction”) and the Surviving Company became a wholly owned subsidiary of TopCo;

WHEREAS, as provided in Section 4.5 of Existing Private Warrant Agreement, the Warrants are no longer exercisable for Class A Stock but instead are exercisable (subject to the terms and conditions of the Existing Private Warrant Agreement as amended hereby) for TopCo Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Private Warrant Agreement);

WHEREAS, TopCo has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Private Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for TopCo Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Private Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Private Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and

Annex A-1-181

WHEREAS, Section 9.8 of Existing Private Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Private Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Private Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I
ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to TopCo all of the Company’s right, title and interest in and to the Existing Private Warrant Agreement (as amended hereby) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Private Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for TopCo Shares pursuant to the terms and conditions of the Existing Private Warrant Agreement (as amended hereby). TopCo consents to payment of the Warrant Price (as defined in the Existing Private Warrant Agreement) in a currency other than Euro upon an exercise of such warrants for TopCo Shares in accordance with the terms of the Existing Private Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Private Warrant Agreement by the Company to TopCo pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Private Warrant Agreement by TopCo from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Private Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Private Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Private Warrant Agreement and this Agreement.

ARTICLE II
AMENDMENT OF EXISTING WARRANT AGREEMENTS

The Company and the Warrant Agent hereby amend the Existing Private Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Private Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Athena Consumer Acquisition Corporation, a Delaware corporation” in the Existing Private Warrant Agreement shall refer instead to “Next.e.GO N.V., a public limited liability company incorporated under the laws of the Netherlands”. As a result thereof, all references to the “Company” in the Existing Private Warrant Agreement shall be references to Next.e.GO N.V. rather than to Athena Consumer Acquisition Corporation.

Section 2.2 Reference to TopCo Shares. All references to “Class A common stock” and “$0.0001 par value” in the Existing Private Warrant Agreement shall refer instead to “ordinary shares in the capital of TopCo” and “with a par value of EUR 0.12 per share”, respectively. As a result thereof, all references to “Common Stock” in the Existing Private Warrant Agreement shall be references to TopCo Shares rather than to Class A Stock.

Section 2.3 Notice. The address for notices to the Company set forth in Section 9.2 of Existing Private Warrant Agreement is hereby amended and restated in its entirety as follows:

Next.e.GO N.V.
Lilienthalstraße 1
52068 Aachen, Germany
Attention: [•]
Email: [•]

Annex A-1-182

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

Section 3.2 Examination of the Existing Private Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Private Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Private Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Private Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

Annex A-1-183

IN WITNESS WHEREOF, TopCo, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

ATHENA CONSUMER ACQUISITION CORPORATION
By:
Name:
Title:

NEXT.E.GO B.V.
By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title:

[Signature Page to Private Warrant Assumption Agreement]

Annex A-1-184

Exhibit H-2

FORM OF
PUBLIC WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This PUBLIC WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [•], by and among Athena Consumer Acquisition Corporation, a Delaware corporation (the “Company”), Next.e.GO B.V., a Dutch private limited liability company, to be converted into a public limited liability Company and renamed Next.e.GO N.V. promptly following the Share Exchange as defined below (“TopCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Public Warrant Agreement, dated as of October 19, 2021 and amended and restated as of March 24, 2022, and filed with the United States Securities and Exchange Commission as part of an annual report on 10-K on March 24, 2022 (as amended, including all Exhibits thereto, the “Existing Public Warrant Agreement”);

WHEREAS, the Company has issued and sold 11,500,000 redeemable warrants as part of units to public investors in a public offering (the “Warrants”) to purchase the Company’s Class A common stock, par value $0.0001 per share (“Class A Stock”) with each whole Warrant being exercisable for one share of Class A Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Public Warrant Agreement;

WHEREAS, the Company, Next.e.GO Mobile SE, a European public company (Societas Europaea), TopCo, and Time is Time Merger Sub, Inc. (“Merger Sub”) entered into that certain Business Combination Agreement, dated as of July [28], 2022 (the “Business Combination Agreement”);

WHEREAS, on [•], pursuant to the provisions of the Business Combination Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (the “Surviving Company”), and immediately following the Merger, TopCo acquired as a contribution in kind on newly issued ordinary shares of TopCo with a par value of EUR 0.12 per share (“TopCo Shares”) all shares of common stock of the Surviving Company that were issued in the Merger (the “Share Exchange” and together with the Merger the “Transaction”) and the Surviving Company became a wholly owned subsidiary of TopCo;

WHEREAS, as provided in Section 4.5 of Existing Public Warrant Agreement, the Warrants are no longer exercisable for Class A Stock but instead are exercisable (subject to the terms and conditions of the Existing Public Warrant Agreement as amended hereby) for TopCo Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Public Warrant Agreement);

WHEREAS, TopCo has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Public Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for TopCo Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Public Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Public Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of Existing Public Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Public Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Public Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

Annex A-1-185

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I
ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to TopCo all of the Company’s right, title and interest in and to the Existing Public Warrant Agreement (as amended hereby) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Public Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for TopCo Shares pursuant to the terms and conditions of the Existing Public Warrant Agreement (as amended hereby). TopCo consents to payment of the Warrant Price (as defined in the Existing Public Warrant Agreement) in a currency other than Euro upon an exercise of such warrants for TopCo Shares in accordance with the terms of the Existing Public Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Public Warrant Agreement by the Company to TopCo pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Public Warrant Agreement by TopCo from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Public Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Public Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Public Warrant Agreement and this Agreement.

ARTICLE II
AMENDMENT OF EXISTING WARRANT AGREEMENTS

The Company and the Warrant Agent hereby amend the Existing Public Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Public Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Athena Consumer Acquisition Corporation, a Delaware corporation” in the Existing Public Warrant Agreement shall refer instead to “Next.e.GO N.V., a public limited liability company incorporated under the laws of the Netherlands”. As a result thereof, all references to the “Company” in the Existing Public Warrant Agreement shall be references to Next.e.GO N.V. rather than to Athena Consumer Acquisition Corporation.

Section 2.2 Reference to TopCo Shares. All references to “Class A common stock” and “$0.0001 par value” in the Existing Public Warrant Agreement shall refer instead to “ordinary shares in the capital of TopCo” and “with a par value of EUR 0.12 per share”, respectively. As a result thereof, all references to “Common Stock” in the Existing Public Warrant Agreement shall be references to TopCo Shares rather than to Class A Stock.

Section 2.3 Notice. The address for notices to the Company set forth in Section 9.2 of Existing Public Warrant Agreement is hereby amended and restated in its entirety as follows:

Next.e.GO N.V.
Lilienthalstraße 1
52068 Aachen, Germany
Attention: [•]
Email: [•]

Annex A-1-186

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

Section 3.2 Examination of the Existing Public Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Public Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Public Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Public Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

Annex A-1-187

IN WITNESS WHEREOF, TopCo, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

ATHENA CONSUMER ACQUISITION CORPORATION
By:
Name:
Title:

NEXT.E.GO B.V.
By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title:

[Signature Page to PubliC Warrant Assumption Agreement]

Annex A-1-188

Annex A-2

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This amendment (this “Amendment”), dated as of September 29, 2022, by and between Athena Consumer Acquisition Corp., a Delaware corporation (“SPAC”), and Next.e.GO Mobile SE, a German company (the “Company”), to that certain Business Combination Agreement, dated as of July 28, 2022 (the “Agreement”), by and among SPAC, the Company, Next.e.GO B.V., a Dutch private limited liability company, and Time is Now Merger Sub, Inc., a Delaware corporation. SPAC and the Company are collectively referred to herein as the “Amending Parties” and each individually as an “Amending Party.” Any term used in this Amendment without definition has the meaning set forth for such term in the Agreement.

RECITALS

WHEREAS, Section 12.10 of the Agreement provides that, prior to the Closing, the Agreement may be amended or modified upon a written agreement executed by SPAC and the Company; and

WHEREAS, the undersigned Amending Parties wish to amend the Agreement to reflect certain revisions as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Amending Parties hereby agree as follows:

1. The Agreement is hereby amended as set forth below in this Section 1. Revisions to existing provisions of the Agreement are set forth, for ease of reference in this Amendment, with deleted text showing in ~~strikethrough~~ and new text shown in underlined boldface.

(a) The ninth and tenth Recitals of the Agreement are hereby amended and restated in their entirety to read as follows:

WHEREAS, the certificate of incorporation of SPAC will be amended to remove the requirement that the SPAC Class B Shares automatically convert into SPAC Class A Shares upon the consummation of an initial Business Combination (as defined therein) (the “SPAC Charter Amendment”);

WHEREAS, following the Exchange, at the Effective Time, (i) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC as the surviving company in the Merger (the “Surviving Company”) and, after giving effect to the Merger, the Surviving Company will be a wholly owned Subsidiary of TopCo, ~~and~~ (ii) each issued and outstanding SPAC Class A Share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and each issued and outstanding SPAC Class B Share will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing (as defined below) divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth, and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be exchanged for one TopCo Ordinary Share (defined below) and (iv) each SPAC Warrant (defined below) that is outstanding immediately prior to the Effective Time will be converted into a warrant that is exercisable for an equivalent number of TopCo Ordinary Shares on the same contractual terms and conditions as were in effect with respect to such SPAC Warrant immediately prior to the effective time under the terms of the Warrant Agreement (defined below), in each case, on the terms and subject to the conditions set forth in this Agreement;

~~WHEREAS, the SPAC Class B Shares will automatically convert into SPAC Class A Shares prior to the cancelation and conversion described above, pursuant to the Governing Documents (defined below) of SPAC (the “SPAC Class B Conversion”);~~

Annex A-2-1

(b) The second to last Recital of the Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, each of the Parties intends for U.S. federal, and applicable state and local, income tax purposes that (a) (i) the Exchange and the TopCo-SPAC Business Combination, taken together, qualify as a transaction described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder; and (ii) the TopCo-SPAC Business Combination qualifies as a “reorganization” under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, provided, it shall be assumed for all purposes of this Agreement, that the assets of, and the business conducted by, SPAC on the Closing Date constitute “historic business assets” and a “historic business,” respectively, in each case within the meaning of Treasury Regulations Section 1.368-1(d), and in each case of these clauses (i) and (ii), qualifies as an exchange eligible for the exceptions to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c), assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met; (b) ~~the SPAC Class B Conversion qualifies as a “reorganization” under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder; (c)~~ the conversion described in Section 2.01(b) qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder; (c~~d~~) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (d~~e~~) TopCo shall not be treated as a domestic corporation under Section 7874 of the Code and the Treasury Regulations promulgated thereunder (each, an “Intended Tax Treatment” and collectively, the “Intended Tax Treatments”); and

(c) Section 1.01 of the Agreement is hereby amended by inserting the following between the definitions of “Breaching Party Related Party” and “Business Combination Proposal”:

“‘Bridge Financing’ means the credit agreement dated September 29, 2022, between the Company, Brucke Funding LLC, Brucke Agent LLC and certain lenders thereto, and the financing provided thereunder.”

(d) Section 1.01 of the Agreement is hereby amended by amending and restating the definition of “Company Interim Financing” in its entirety to read as follows:

“‘Company Interim Financing’ means the financing obtained by the Company during the Interim Period in an amount of up to $50,000,000 in a form reasonably agreeable to the Parties. For the avoidance of doubt, the IP Note and the Equity Line of Credit, or any borrowings against the Equity Line of Credit, shall not constitute Company Interim Financing.”

(e) Section 1.01 of the Agreement is hereby amended by amending and restating the definition of “Permitted Liens” in its entirety to read as follows:

“‘Permitted Liens’ means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens arising or incurred in the ordinary course of business, and (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with IFRS, (b) Liens arising or incurred under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with IFRS, (d) Liens and restrictions of record affecting title to real property (including easements, covenants, rights of way and similar restrictions of record) that do not or would not, individually or in the aggregate, prohibit or materially interfere with the use or occupancy of such real property or the business of the Company or its Subsidiaries, (e) rights, interests, Liens, or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar property being leased or licensed that would not prohibit or materially interfere with the use or

Annex A-2-2

occupancy of such property or the business of the Company and its Subsidiaries, ~~and~~ (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company or its Subsidiaries and do not prohibit or materially interfere with any of the Company’s or its Subsidiaries’ use or occupancy of such real property or the business of the Company or its Subsidiaries, in each case, entered into in the ordinary course of business, and (g) any Liens granted in connection with any Company Interim Financing, including the Bridge Financing, as well as the IP Note.”

(f) Section 1.01 of the Agreement is hereby amended by inserting the following between the definitions of “Shareholder Lock-Up Agreements” and “Shareholder Undertaking”:

“‘Shareholder Loan’ means the EUR 3,950,000 short-term bridge loan disbursed by NDII to the Company on July 27, 2022 as agreed in writing by NDII and the Company on September 13, 2022.”

(g) Section 1.01 of the Agreement is hereby amended by inserting the following between the definitions of “SPAC Acquisition Proposal” and “SPAC Class A Shares”:

“‘SPAC Charter Amendment’ has the meaning set forth in the Recitals.”

(h) Section 1.01 of the Agreement is hereby amended by deleting the definition “SPAC Class B Conversion”.

(i) Section 1.01 of the Agreement is hereby amended by amending and restating the definition of “Transactions” in its entirety to read as follows:

“‘Transactions’ means the transactions contemplated by this Agreement and the other Transaction Documents, including the SPAC Charter Amendment, TopCo-SPAC Business Combination, the Exchange and the Conversion.”

(j) Section 1.01 of the Agreement is hereby amended by amended and restating the definition of “TopCo Ordinary Share” in its entirety to read as follows:

“‘TopCo Ordinary Share’ means an ordinary share in the share capital of TopCo. For the avoidance of doubt, any reference to TopCo Ordinary Shares issued pursuant to or in connection with this Agreement or the Transactions shall include TopCo Additional Shares (as defined in the Sponsor Letter Agreement).”

(k) Section 2.01(c)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) At the Effective Time, each SPAC Share (other than SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and exchanged for the Merger Consideration, which Merger Consideration will be settled as follows: (A) at the Effective Time, (x) each issued and outstanding SPAC Class A Share (other than the SPAC Class A Shares to be cancelled pursuant to Section 2.01(c)(iii)) will be automatically cancelled and extinguished and exchanged for one share of ~~common stock in the~~ Surviving Company Common Stock that is held in the accounts of the Exchange Agent, solely for the benefit of the holder of such SPAC Class A Share as of immediately prior to the Effective Time and (y) each issued and outstanding SPAC Class B Share (other than the SPAC Class B Shares to be cancelled pursuant to Section 2.01(c)(iii)) will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth share of Surviving Company Common Stock that is held in the accounts of the Exchange Agent, solely for the benefit of the holder of such SPAC Class B Share as of

Annex A-2-3

immediately prior to the Effective Time; (B) in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek) the Exchange Agent, acting solely for the benefit of the Pre-Closing SPAC Holders immediately prior to the Effective Time (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)), shall contribute and transfer on behalf of such Pre-Closing SPAC Holders (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) to TopCo, as a contribution in kind (inbreng op aandelen anders dan in geld) each of the shares of common stock of the Surviving Company that were issued to the Exchange Agent solely for the account and benefit of such Pre-Closing SPAC Holders, and, in consideration of this contribution in kind, TopCo shall issue (uitgeven) to the Exchange Agent for the account and benefit of such Pre-Closing SPAC Holders (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) one TopCo Ordinary Share in respect of each share of common stock in the Surviving Company so contributed, (such TopCo Ordinary Shares described in clause (B) of this Section 2.01(c)(ii), the “Merger Consideration”) (such issuance, together with the Merger, the “TopCo-SPAC Business Combination”). From and after the Effective Time, the holder(s) of Certificates, if any, evidencing ownership of SPAC Shares or SPAC Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.”

(l) Section 3.03 of the Agreement is hereby amended by deleting “and SPAC Class B Conversion” from clause (a) thereof.

(m) Section 4.22 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Transactions with Affiliates. Except for the Contracts and transactions set forth on Section 4.22 of the Company Disclosure Schedules, there are no Contracts or transactions between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries or any family member or Affiliate of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”) other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, (ii) the Company Shareholder Agreement and the Shareholder Loan, and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 7.01(b) or entered into in accordance with Section 7.01(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (D) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 7.01 or entered into in accordance with Section 7.01). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.22 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.22) are referred to herein as “Company Related Party Transactions”.”

(n) Section 7.01(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Conduct of Business of the Company. (i) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and the Company shall cause its Subsidiaries to, except ~~as~~ (i) as expressly contemplated by this Agreement or any Transaction Document, (ii) as required by applicable Law, (iii) as set forth on Section 7.01(a) of the Company Disclosure Schedules,

Annex A-2-4

(iv) as required to comply with COVID-19 Measures, ~~or~~ (v) as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed (A) operate the business of the Company and its Subsidiaries in the ordinary course consistent with past practice in all material respects; provided that, notwithstanding this clause (A), the Company may reduce its operations and/or production volume in each case in a commercially reasonable manner as is reasonably necessary for the Company to avoid insolvency so long as such actions do not result in a violation, or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension or revocation under, any Contract to which the Company or any of its Subsidiaries is a party or any Material Permits and (B) use commercially reasonable efforts to maintain and preserve intact the business organization, business relationships, material assets and properties of the Company and its Subsidiaries, taken as a whole.”

(o) Section 7.01(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof for an aggregate purchase price in excess of €2,000,000; provided that such action does not (x) ~~does not~~ impede or impair, limit or materially delay (I) the ability of the Parties to file and have declared effective the Registration Statement/Proxy Statement or (II) the consummation of the Transactions, including, but not limited to, the IP Note or Equity Line of Credit, or (y) result in a Company Material Adverse Effect and; provided, however, that the Company ~~shall~~ has provided prior notice to, and consulted with, SPAC regarding any such action that is material to the Company’s business.”

(p) Section 7.01(b)(vi) of the Agreement is hereby amended and restated in its entirety to read as follows:

(A) transfer, sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of Intellectual Property rights in accordance with its maximum statutory term) or otherwise dispose of any Intellectual Property of the Company (other than any assignment resulting from any Liens granted in connection with the IP Note), (B) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all of its rights in such trade secrets) or disclose, license, release, deliver, escrow or make available any source code or (C) make any material change to the operation or security of any IT Systems of the Company or any of the Company’s respective rules, policies or procedures with respect to privacy and security requirements for Personal Information that has the result of decreasing the overall operation or security of an IT Systems or decreasing the security of Personal Information;

(q) Section 7.03(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c) TopCo shall purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing Date, without lapses in coverage, a “tail” insurance policy(ies) providing directors’ and officers’ liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by any comparable insurance policy(ies) of SPAC as of the date hereof with respect to matters occurring on or prior to the Closing. Such “tail” insurance policy(ies) shall provide coverage on terms (including with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the SPAC’s directors’ and officers’ liability and fiduciary liability insurance policy(ies) as of the Closing; provided that TopCo shall not be required to pay a premium for such “tail” insurance policy(ies) in excess of 250% of the most recent ~~annual~~ two-year premium paid by SPAC prior to the date of this Agreement and, in such event, TopCo shall purchase the maximum coverage available for 250% of the most recent ~~annual~~ two-year premium paid by SPAC prior to the date of this Agreement.”

Annex A-2-5

(r) Section 7.09 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions except for (x) those Company Related Party Transactions set forth in Section 7.09 of the Company Disclosure Schedules and (y) the Transaction Documents, without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Closing, SPAC and its Affiliates). On or prior to the Closing, each of the Company Shareholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Shareholder or any of its Affiliates, on the other hand, other than with respect to the Convertible Loan Agreements that will be cancelled in connection with the Conversion and with respect to the Shareholder Loan. If the Closing would result in the agreement set forth on Section 7.09(b) of the Company Disclosure Schedules being a violation of applicable Law, the Company shall terminate such agreement.

(s) Section 9.01(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Company and TopCo shall take all such action as may be necessary or reasonably appropriate such that effective as of the Change of Legal Form: (i) the board of directors of TopCo (the “TopCo Board of Directors”) shall be a “one-tier” board of seven directors~~, with one executive directors serving an initial four-year term and seven non-executive directors, who shall serve staggered multi-year terms two directors serving an initial two-year term, two directors serving an initial three-year term and three directors serving an initial four-year term)~~, (ii) the members of the TopCo Board of Directors are the individuals determined in accordance with Section 9.01(b) and Section 9.01(c), (iii) the members of the compensation committee, audit committee and nominating committee of the TopCo Board of Directors are the individuals determined in accordance with Section 9.01(d), (iv) the officers of TopCo (the “TopCo Officers”) are the individuals determined in accordance with Section 9.01(e) and (v) the majority of the non-executive directors of the TopCo Board of Directors qualify as independent directors under the Dutch Corporate Governance Code.”

(t) Section 10.02(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c) the sum of (i) the aggregate amount of cash held in the Trust Account (after giving effect to SPAC Stockholder Redemptions), (ii) any IP Note Proceeds, (iii) any Company Interim Financing (including the Bridge Financing), (iv) any amount available under an advance against an Equity Line of Credit or any convertible loan provided by an Equity Line of Credit provider and (v) any proceeds received by the Company after the date of this Agreement from any other debt, convertible, structured equity or equity financing, shall be no less than ~~$50,000,000~~ the sum, as of the Closing Date, of the Company Transaction Expenses and the SPAC Transaction Expenses;”

(u) Section 11.01(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to ~~April 30, 2023~~ June 30, 2023 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement

Annex A-2-6

pursuant to this Section 11.01(d) shall not be available to the Company if the Company’s, TopCo’s or Merger Sub’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;”

2. Waiver of Certain Obligations. Notwithstanding anything to the contrary in Section 7.01(b)(ix) or Section 7.01(b)(x) of the Agreement, and in accordance with Section 12.01(b) of the Agreement, SPAC hereby waives any obligation of the Company to obtain SPAC’s prior written consent in connection with the Company’s execution of the Shareholder Loan and the Bridge Financing and the related incurrence of Indebtedness in connection therewith.

3. Upon the execution and delivery hereof, the Agreement shall be deemed to be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments and/or restatements made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. Further, except as specifically waived hereby, the Agreement shall continue in full force and effect as written.

4. The terms of Article XII (Miscellaneous) of the Agreement shall apply to this Amendment mutatis mutandis, as applicable.

[Signatures on the following page]

Annex A-2-7

IN WITNESS WHEREOF, the Amending Parties have caused this Amendment to be duly executed as of the date set forth above.

ATHENA CONSUMER ACQUISITION CORP.
By:	/s/ Jane Park
Name:	Jane Park
Title:	Chief Executive Officer

[Signature Page to First Amendment to Business Combination Agreement]

Annex A-2-8

NEXT.E.GO MOBILE SE
By:	/s/ Eelco Van der Leij
Name:	Eelco Van der Leij
Title:	Chief Financial Officer

[Signature Page to First Amendment to Business Combination Agreement]

Annex A-2-9

Annex c

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in Article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

Next.e.GO N.V.

DEFINITIONS AND INTERPRETATION

Article 1

1.1         In these articles of association the following definitions shall apply:

Article	An article of these articles of association.
Board	The Company’s board of directors.
Board Rules	The internal rules applicable to the Board, as drawn up by the Board.
CEO	The Company’s chief executive officer.
Chairman	The chairman of the Board.
Company	The company to which these articles of association pertain.
DCC	The Dutch Civil Code.
Director	A member of the Board.
Executive Director	An executive Director.
General Meeting	The Company’s general meeting.
Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.
Indemnified Officer	A current or former Director or such other current or former director, officer or employee of the Company or its Group Companies as designated by the Board.
Meeting Rights

With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting.

Non-Executive Director	A non-executive Director.
Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for ordinary shares issued with the Company’s cooperation.
Record Date	The date of registration for a General Meeting as provided by law.
Simple Majority	More than half of the votes cast.
Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.
Vice-Chairman	The vice-chairman of the Board.

Annex C-1

1.2         Unless the context requires otherwise, references to “ordinary shares” or “shareholders” are to ordinary shares in the Company’s capital or to the holders thereof, respectively.

1.3         References to statutory provisions are to those provisions as they are in force from time to time.

1.4         Terms that are defined in the singular have a corresponding meaning in the plural.

1.5         Words denoting a gender include each other gender.

1.6         Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1         The Company’s name is Next.e.GO N.V.

2.2         The Company has its corporate seat in Amsterdam.

OBJECTS

Article 3

The Company’s objects are:

a.           development, design, engineering, testing, manufacturing, production, marketing, sales, licensing and life cycle services of all types of vehicles as well as production systems;

b.           to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses, including joint ventures;

c.           to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

d.          to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and

e.           to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

SHARES — AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

4.1         The Company’s authorised share capital amounts to [amount] euro (EUR [amount]).1

4.2         The authorised share capital is divided into [number] ([number]) ordinary shares, each having a nominal value of twelve eurocents (EUR 0.12).

4.3         The Board may resolve that one or more ordinary shares are divided into such number of fractional ordinary shares as may be determined by the Board. Unless specified differently, the provisions of these articles of association concerning ordinary shares and shareholders apply mutatis mutandis to fractional ordinary shares and the holders thereof, respectively.

4.4         The Company may cooperate with the issue of depository receipts for ordinary shares in its capital.

Annex C-2

SHARES — FORM AND SHARE REGISTER

Article 5

5.1         All ordinary shares are in registered form. The Company may issue share certificates for ordinary shares in registered form as may be approved by the Board. Each Director is authorised to sign any such share certificate on behalf of the Company.

5.2         Ordinary shares shall be numbered consecutively, starting from 1.

5.3         The Board shall keep a register setting out the names and addresses of all shareholders and all holders of a usufruct or pledge in respect of ordinary shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. The register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules. The Board may appoint a registrar to keep the register on its behalf.

5.4         Shareholders, usufructuaries and pledgees shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.

5.5         All notifications may be sent to shareholders, usufructuaries and pledgees at their respective addresses as set out in the register.

SHARES — ISSUE

Article 6

6.1         The Company can only issue ordinary shares pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of ordinary shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue ordinary shares, the General Meeting shall not have this authority.

6.2         Article 6.1 applies mutatis mutandis to the granting of rights to subscribe for ordinary shares, but does not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

6.3         The Company may not subscribe for ordinary shares in its own capital.

SHARES — PRE-EMPTION RIGHTS

Article 7

7.1         Upon an issue of ordinary shares, each shareholder shall have a pre-emption right in proportion to the aggregate nominal value of his ordinary shares.

7.2         In deviation of Article 7.1, shareholders do not have pre-emption rights in respect of:

a.          ordinary shares issued against non-cash contribution; or

b.          ordinary shares issued to employees of the Company or of a Group Company.

7.3         The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in the State Gazette and in a daily newspaper with national distribution, unless the announcement is sent in writing to all shareholders at the addresses submitted by them.

7.4         Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in the State Gazette or after the announcement was sent to the shareholders.

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7.5         Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

7.6         A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

7.7         The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for ordinary shares, but do not apply in respect of issuing ordinary shares to a party exercising a previously acquired right to subscribe for ordinary shares.

SHARES — PAYMENT

Article 8

8.1         Without prejudice to Section 2:80(2) DCC, the nominal value of an ordinary share and, if the ordinary share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that ordinary share.

8.2         Ordinary shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.3         Payment in a currency other than the euro can only be made with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES — FINANCIAL ASSISTANCE

Article 9

9.1         The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in its capital by others. This prohibition applies equally to Subsidiaries.

9.2         The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of ordinary shares or depository receipts for ordinary shares in the Company’s capital by others, unless the Board resolves to do so and Section 2:98c DCC is observed.

9.3         The preceding provisions of this Article 9 do not apply if ordinary shares or depository receipts for ordinary shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES — ACQUISITION OF OWN SHARES

Article 10

10.1       The acquisition by the Company of ordinary shares in its own capital which have not been fully paid up shall be null and void.

10.2       The Company may only acquire fully paid up ordinary shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Board for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

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10.3       An authorisation as referred to in Article 10.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of ordinary shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire ordinary shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these ordinary shares are included on the price list of a stock exchange.

10.4       Without prejudice to Articles 10.1 through 10.3, the Company may acquire ordinary shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Board, must be within the range stipulated by the General Meeting as referred to in Article 10.3.

10.5       The previous provisions of this Article 10 do not apply to ordinary shares acquired by the Company under universal title of succession.

10.6       In this Article 10, references to ordinary shares include depository receipts for ordinary shares.

SHARES — REDUCTION OF ISSUED SHARE CAPITAL

Article 11

11.1       The General Meeting can resolve to reduce the Company’s issued share capital by cancelling ordinary shares or by reducing the nominal value of ordinary shares by virtue of an amendment to these articles of association. The resolution must designate the ordinary shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2       A resolution to cancel ordinary shares may only relate to ordinary shares held by the Company itself or in respect of which the Company holds the depository receipts.

11.3       A resolution of the General Meeting to reduce the Company’s issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

SHARES — ISSUE AND TRANSFER REQUIREMENTS

Article 12

12.1       Except as otherwise provided or allowed by Dutch law, the issue or transfer of an ordinary share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

12.2       The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

12.3       For as long as any ordinary shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the ordinary shares reflected in the register administered by the relevant transfer agent, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of Book 10 DCC.

SHARES — USUFRUCT AND PLEDGE

Article 13

13.1       Ordinary shares can be encumbered with a usufruct or pledge.

13.2       The voting rights attached to an ordinary share which is subject to a usufruct or pledge vest in the shareholder concerned.

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13.3       In deviation of Article 13.2, the holder of a usufruct or pledge on ordinary shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created. Shareholders who, in accordance with this Article 13.3, do not have voting rights shall have Meeting Rights.

13.4       Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

BOARD — COMPOSITION

Article 14

14.1       The Company has a Board consisting of:

a.          one or more Executive Directors, being primarily charged with the Company’s day-to-day operations; and

b.          one or more Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors.

The Board shall be composed of individuals.

14.2       The Board shall determine the number of Executive Directors and the number of Non-Executive Directors, provided that the majority of the Directors shall be Non-Executive Directors.

14.3       The Board may elect an Executive Director to be the CEO. The Board may dismiss the CEO, provided that the CEO so dismissed shall subsequently continue his term of office as an Executive Director without having the title of CEO.

14.4       The Board shall elect a Non-Executive Director to be the Chairman and may elect another Non-Executive Director to be the Vice-Chairman. The Board may dismiss the Chairman or Vice-Chairman, provided that the Chairman or Vice-Chairman so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Chairman or Vice-Chairman, respectively.

14.5       If a Director is absent or unable to act, he may be replaced temporarily by a person whom the Board has designated for that purpose and, until then, the other Director(s) shall be charged with the management of the Company. If all Directors are absent or unable to act, the management of the Company shall be attributed to the person who most recently ceased to hold office as the Chairman. If such former Chairman is unwilling or unable to accept that position, the management of the Company shall be attributed to the person who most recently ceased to hold office as the CEO (if elected). If such former CEO is also unwilling or unable to accept that position, the management of the Company shall be attributed to one or more persons whom the General Meeting has designated for that purpose. The person(s) charged with the management of the Company in this manner, may designate one or more persons to be charged with the management of the Company instead of, or together with, such person(s).

14.6       A Director shall be considered to be unable to act within the meaning of Article 14.5:

a.           during the existence of a vacancy on the Board, including as a result of:

i.           his death;

ii.          his dismissal by the General Meeting, other than at the proposal of the Board; or

iii.         his voluntary resignation before his term of office has expired;

iv.          not being reappointed by the General Meeting, notwithstanding a (binding) nomination to that effect by the Board,

provided that the Board may always decide to decrease the number of Directors such that a vacancy no longer exists; or

Annex C-6

b.           during his suspension; or

c.           in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Board on the basis of the facts and circumstances at hand).

BOARD — APPOINTMENT, SUSPENSION AND DISMISSAL

Article 15

15.1       The General Meeting shall appoint the Directors and may at any time suspend or dismiss any Director. In addition, the Board may at any time suspend an Executive Director.

15.2       The General Meeting shall only appoint Directors upon a binding nomination by the Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened. The nomination shall state whether the candidate is nominated for appointment as Executive Director or Non-Executive Director.

15.3       At a General Meeting, a resolution to appoint a Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

15.4       A resolution of the General Meeting to suspend or dismiss a Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

15.5       If a Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

BOARD — DUTIES AND ORGANISATION

Article 16

16.1       The Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. This includes in any event setting the Company’s policy and strategy. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

16.2       The Board shall draw up Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Directors shall act in compliance with the Board Rules.

16.3       The Directors may allocate their duties amongst themselves in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, provided that:

a.           the Executive Directors shall be charged with the Company’s day-to-day operations;

b.           the task of supervising the performance of the duties of the Directors cannot be taken away from the Non-Executive Directors;

c.           the Chairman must be a Non-Executive Director; and

d.          the making of proposals for the appointment of a Director and the determination of the compensation of the Executive Directors cannot be allocated to an Executive Director.

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16.4       The Board may determine in writing, in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board, that one or more Directors can validly pass resolutions in respect of matters which fall under his/their duties.

16.5       The Board shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Board. The Board shall draw up (and/or include in the Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

16.6       The Board may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

BOARD — DECISION-MAKING

Article 17

17.1       Without prejudice to Article 17.5, each Director may cast one vote in the decision-making of the Board.

17.2       A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board.

17.3       Resolutions of the Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Board Rules provide differently.

17.4       Invalid votes, blank votes and abstentions shall not be counted as votes cast. Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Directors who are present or represented at a meeting of the Board.

17.5       Where there is a tie in any vote of the Board, the Chairman shall have a casting vote, provided that there are at least three Directors in office. Otherwise, the relevant resolution shall not have been passed.

17.6       The Executive Directors shall not participate in the decision-making concerning:

a.          the determination of the compensation of Executive Directors; and

b.          the instruction of an auditor to audit the annual accounts if the General Meeting has not granted such instruction.

17.7       A Director shall not participate in the deliberations and decision-making of the Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a conflict of interests as described in the previous sentence.

17.8       Meetings of the Board can be held through audio-communication facilities, provided that all participants can hear each other and communicate with each other simultaneously.

17.9       Resolutions of the Board may, instead of at a meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 17.1 through 17.7 apply mutatis mutandis.

17.10     The approval of the General Meeting is required for resolutions of the Board concerning a material change to the identity or the character of the Company or the business, including in any event:

a.          transferring the business or materially all of the business to a third party;

b.          entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

Annex C-8

c.           acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.

17.11     The absence of the approval of the General Meeting of a resolution as referred to in Article 17.10 shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Board or of the Directors.

BOARD — COMPENSATION

Article 18

18.1       The General Meeting shall adopt the Company’s policy concerning the compensation of the Board with due observance of the relevant statutory requirements. A resolution to adopt or amend the Company’s policy concerning the compensation of the Board shall be passed by Simple Majority.

18.2       The compensation of Directors shall be determined by the Board with due observance of the policy referred to in Article 18.1.

18.3       The Board shall submit proposals concerning compensation arrangements for the Board in the form of ordinary shares or rights to subscribe for ordinary shares to the General Meeting for approval. This proposal must at least include the number of ordinary shares or rights to subscribe for ordinary shares that may be awarded to the Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.

BOARD — REPRESENTATION

Article 19

19.1       The Board is entitled to represent the Company.

19.2       The power to represent the Company also vests in the CEO individually (if the CEO is elected and is an Executive Director) or the sole Executive Director (if any) as well as in any other two Executive Directors acting jointly.

19.3       The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Board may grant an appropriate title to such person.

INDEMNITY

Article 20

20.1       The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.           any financial losses or damages incurred by such Indemnified Officer; and

b.           any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.

20.2       The Company shall immediately reimburse the financial losses, damages and/or expenses as referred to in Article 20.1 to an Indemnified Officer claiming such reimbursement by submitting an invoice or other document evidencing such financial losses, damages and/or expenses, provided that any such amount reimbursed by the Company must immediately be repaid to the Company in the event the reimbursement was provided in relation to a situation in which such Indemnified Officer has no right to indemnification under Article 20.3.

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20.3       No indemnification shall be given to an Indemnified Officer:

a.          if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 20.1 are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

b.          to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

c.           in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Board or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer; or

d.          for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

20.4       The Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 20.1.

20.5       The Company may take out a director and officer (D&O) liability insurance for the benefit of any one or more specific Indemnified Officers and/or categories of Indemnified Officers.

GENERAL MEETING — CONVENING AND HOLDING MEETINGS

Article 21

21.1       Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company’s financial year.

21.2       A General Meeting shall also be held:

a.          within three months after the Board has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.          whenever the Board so decides.

21.3       General Meetings must be held in the place where the Company has its corporate seat or in Arnhem, Assen, Eindhoven, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle. If and when allowed by law, the Board is authorized to decide whether (and if so, under what conditions) the General Meeting will also or exclusively be accessible through the use of electronic means.

21.4       If the Board has failed to ensure that a General Meeting as referred to in Articles 21.1 or 21.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

21.5       One or more Persons with Meeting Rights who collectively represent at least the part of the Company’s issued share capital prescribed by law for this purpose may request the Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.
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21.6       Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company’s issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

21.7       Persons with Meeting Rights who wish to exercise their rights as described in Articles 21.5 and 21.6 must first consult the Board. In that respect, the Board shall have, and Persons with Meeting Rights must observe, the right to invoke any cooling-off period and response period provided under applicable law and/or the Dutch Corporate Governance Code.

21.8       A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

21.9       All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The shareholders may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.5. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING — PROCEDURAL RULES

Article 22

22.1       The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.          by the Chairman, if there is a Chairman and he is present at the General Meeting;

b.          by the Vice-Chairman, if there is a Vice-Chairman and he is present at the General Meeting;

c.           by another Non-Executive Director who is chosen by the Non-Executive Directors present at the General Meeting from their midst;

d.          by the CEO, if there is a CEO and he is present at the General Meeting; or

e.            by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through d. may appoint another person to chair the General Meeting instead of him.

22.2       The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. The minutes of a General Meeting shall be adopted by the chairman of that General Meeting or by the Board. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Director may instruct a civil law notary to draw up such an official report at the Company’s expense.

22.3       The chairman of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.           the persons who have Meeting Rights at that General Meeting, or their proxyholders; and

b.           those who have a statutory right to attend that General Meeting on other grounds.

22.4       The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairman of that General Meeting.

22.5       The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver’s license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

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22.6       The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

22.7       The General Meeting may be conducted in a language other than the Dutch language, if so determined by the chairman of the General Meeting.

22.8       The chairman of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairman of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING — EXERCISE OF MEETING AND VOTING RIGHTS

Article 23

23.1       Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional ordinary shares together constituting the nominal value of an ordinary share shall exercise these rights collectively, whether through one of them or through the holder of a written proxy. The Board may, whether or not subject to certain conditions, grant an exemption from the last sentence of this Article 23.1.

23.2       The Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting (whether or not exclusively and in deviation of Article 23.1, to the extent permitted by law) by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

23.3       The Board can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Record Date.

23.4       For the purpose of Articles 23.1 through 23.3, those who have voting rights and/or Meeting Rights on the Record Date and are recorded as such in a register designated by the Board shall be considered to have those rights, irrespective of whoever is entitled to the ordinary shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Board is free to determine, when convening a General Meeting, whether the previous sentence applies.

23.5       Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting.

GENERAL MEETING — DECISION-MAKING

Article 24

24.1       Each ordinary share shall give the right to cast one vote at the General Meeting. Fractional ordinary shares, if any, collectively constituting the nominal value of an ordinary share shall be considered to be equivalent to such ordinary share.

24.2       No vote can be cast at a General Meeting in respect of an ordinary share belonging to the Company or a Subsidiary or in respect of an ordinary share for which any of them holds the depository receipts. Usufructuaries and pledgees of ordinary shares belonging to the Company or its Subsidiaries are not,

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however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant ordinary share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary can vote ordinary shares in respect of which it holds a usufruct or a pledge.

24.3       Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority. If applicable law requires a greater majority for resolutions of the General Meeting and allows the articles of association to provide for a lower majority, those resolutions shall be passed with the lowest possible majority, except if these articles of association explicitly provide otherwise.

24.4       Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by these articles of association, if the Company is subject to a requirement under applicable securities laws or listing rules that the General Meeting can only pass certain resolutions if a certain part of the Company’s issued share capital is represented at such General Meeting, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules and a second meeting as referred to in Section 2:120(3) DCC cannot be convened.

24.5       Invalid votes, blank votes and abstentions shall not be counted as votes cast. Ordinary shares in respect of which an invalid or blank vote has been cast and ordinary shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

24.6       Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

24.7       The chairman of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

24.8       The determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairman’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

24.9       The Board shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

24.10     Shareholders may pass resolutions outside a meeting, unless the Company has cooperated with the issuance of depository receipts for ordinary shares in its capital. Such resolutions can only be passed by a unanimous vote of all shareholders with voting rights. The votes shall be cast in writing and may be cast through electronic means.

24.11     The Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING — SPECIAL RESOLUTIONS

Article 25

25.1       The following resolutions can only be passed by the General Meeting at the proposal of the Board:

a.           the issue of ordinary shares or the granting of rights to subscribe for ordinary shares;

b.           the limitation or exclusion of pre-emption rights;

c.           the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

Annex C-13

d.          the disapplication or revocation of a designation or authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

e.           the reduction of the Company’s issued share capital;

f.           the making of a distribution from the Company’s profits or reserves;

g.           the making of a distribution in the form of ordinary shares in the Company’s capital or in the form of assets, instead of in cash;

h.          the adoption or amendment of the Company’s policy concerning the compensation of the Board;

i.            the amendment of these articles of association;

j.           the entering into of a merger or demerger;

k.          the instruction of the Board to apply for the Company’s bankruptcy; and

l.            the Company’s dissolution.

25.2       A matter which has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 21.5 and/or 21.6 shall not be considered to have been proposed by the Board for purposes of Article 25.1, unless the Board has expressly indicated that it supports the discussion of such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

REPORTING — FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT

Article 26

26.1       The Company’s financial year shall coincide with the calendar year.

26.2       Annually, within the relevant statutory period, the Board shall prepare the annual accounts and the management report and deposit them at the Company’s office for inspection by the shareholders.

26.3       The annual accounts shall be signed by the Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

26.4       The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

26.5       The annual accounts shall be adopted by the General Meeting.

REPORTING —  AUDIT

Article 27

27.1       The General Meeting shall instruct an external auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Board shall be authorised to do so.

27.2       The instruction may be revoked by the General Meeting and by the body that has granted the instruction. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

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DISTRIBUTIONS — GENERAL

Article 28

28.1       A distribution can only be made to the extent that the Company’s equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.

28.2       The Board may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 28.1 has been met .

28.3       Distributions shall be made in proportion to the aggregate nominal value of the ordinary shares.

28.4       The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

28.5       The General Meeting may resolve, subject to Article 25, that all or part of a distribution, instead of being made in cash, shall be made in the form of ordinary shares in the Company’s capital or in the form of the Company’s assets.

28.6       A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency or currencies as determined by the Board. If it concerns a distribution in the form of the Company’s assets, the Board shall determine the value attributed to such distribution for purposes of recording the distribution in the Company’s accounts with due observance of applicable law (including the applicable accounting principles).

28.7       A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

28.8       For the purpose of calculating the amount or allocation of any distribution, ordinary shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of ordinary shares held by it in its own capital.

DISTRIBUTIONS — RESERVES

Article 29

29.1       Subject to Article 25, the General Meeting is authorised to resolve to make a distribution from the Company’s reserves.

29.2       The Board may resolve to charge amounts to be paid up on ordinary shares against the Company’s reserves, irrespective of whether those ordinary shares are issued to existing shareholders.

DISTRIBUTIONS — PROFITS

Article 30

30.1       Subject to Article 28.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.           the Board shall determine which part of the profits shall be added to the Company’s reserves; and

b.           subject to Article 25, the remaining profits shall be at the disposal of the General Meeting for distribution on the ordinary shares.

30.2       Subject to Article 28.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

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DISSOLUTION AND LIQUIDATION

Article 31

31.1       In the event of the Company being dissolved, the liquidation shall be effected by the Board, unless the General Meeting decides otherwise.

31.2       To the extent possible, these articles of association shall remain in effect during the liquidation.

31.3       Any assets remaining after payment of all of the Company’s debts shall be distributed to the shareholders.

31.4       After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

FEDERAL FORUM PROVISION

Article 32

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the United States federal district courts. Notwithstanding the foregoing, the foregoing provisions of this Article 32 shall not apply to claims seeking to enforce any liability or duty created by the United States Securities Exchange Act of 1934, as amended. To the fullest extent permitted by law, anyone purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Article 32.

TRANSITIONAL PROVISION2

Article 33

33.1       Upon the Company’s issued share capital increasing to an amount of at least [amount] euro (EUR [amount]):

a.           the Company’s authorised share capital described in Article 4.1 shall immediately and automatically increase to an amount of [amount] euro (EUR [amount]); and

b.           the composition of the authorised share capital described in Article 4.2 shall immediately and automatically be adjusted, such that the authorised share capital shall be divided into [number] ([number]) ordinary shares, each having a nominal value of twelve eurocents (EUR 0.12).

33.2       This Article 33 shall lapse and shall no longer form part of these articles of association at the moment immediately after the increase of the Company’s issued share capital as described in the first sentence of Article 33.1 shall have become effective.

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Annex D

Confidential

SHAREHOLDER UNDERTAKING

relating to

the Business Combination of

Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

Annex D-1

Shareholder Undertaking relating to the Business Combination of Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

(the “Agreement”)

by and between

(1)         Next.e.GO Mobile SE, a European Company (Societas Europaea) existing under the laws of the European Union and the Federal Republic of Germany with registered seat in Aachen, Germany registered with the Commercial Register of the Local Court of Aachen under HRB 24014, with business address at Lilienthalstraße 1, 52068 Aachen, Germany,

– hereinafter referred to as the “Company” –

(2)         the shareholders identified as such in Exhibit B,

– each hereinafter referred to as a “Shareholder” and together the “Shareholders” –

and

(3)         Athena Consumer Acquisition Corp., a Delaware corporation, with business address at 442 5th Avenue, New York, New York 10018, United States of America,

– hereinafter referred to as “Athena” –

The Company, the Shareholders and Athena, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

Annex D-2

Annex D Page
Preamble		D-5
1.	Defined Terms	D-6
2.	Undertakings of the Shareholders	D-6
3.	Costs and Expenses	D-8
4.	No Assignment of Rights and Obligations	D-8
5.	Term of this Agreement; Termination of Prior Agreements	D-8
6.	Confidentiality	D-8
7.	Representations and Warranties; Liability	D-9
8.	Miscellaneous	D-10

Annex D-3

TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement
Exhibit B	Shareholders
Exhibit C	Convertible Loan Lenders
Exhibit D	Form of Power of Attorney (German)
Exhibit E	Form of Power of Attorney (Dutch)

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Preamble

(A)        The Shareholders, all of whom are listed in Exhibit B, are the sole shareholders of the Company as of the date of this Agreement.

(B)         The Company intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Athena, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (G) below.

(C)         Concurrently with the execution of this Agreement, the Company will enter into a business combination agreement with Athena and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(D)        The Company, as borrower, entered into convertible loan agreements in the total principal amount of EUR 39,085,000 between the Company and the lenders set out in Exhibit C (the lenders collectively referred to as, the “Convertible Loan Lenders” and the agreements together, the “Convertible Loan Agreements”).

(E)         Pursuant to certain undertakings entered into by the Convertible Loan Lenders with the Company on or prior to the date hereof, the Convertible Loan Lenders have agreed and undertaken, after signing of the BCA and at or prior closing of the Business Combination, to convert the entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest) either (i) into new common shares in the Company and participate in the Share Exchange (as defined below) or (ii) into new common shares in TopCo, in the nominal amount of EUR 0.12 per share, by way of an issuance of TopCo Shares (as defined below) against contribution in kind of all the claims arising from the Convertible Loan Agreements (the “Conversion”).

(F)         The Company has entered into a Company Shareholder Agreement (as such term is defined in the BCA) with the Shareholders. The Company Shareholder Agreement provides for certain transfer restrictions. Each of the Shareholders agrees that it will not exercise any of such transfer restrictions. Such transfer restrictions also shall not continue to apply with regards to the TopCo Shares (as defined below) following the consummation of the Transactions (as defined below) and the TopCo Shares are not subject to any such transfer restrictions. This paragraph, for the avoidance of doubt, other than as set forth herein, does not limit the rights arising from the Company Shareholder Agreement regarding the internal relationship between the parties of the Company Shareholder Agreement.

(G)        Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i)   each of the Shareholders will agree not to sell and/or transfer to any third party any of their respective shares held in the Company (“Company Shares”) and will contribute their Company Shares to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in TopCo (“TopCo Shares”) (the “Share Exchange”);

(ii)  Athena will merge with a newly formed and wholly owned subsidiary of TopCo, incorporated as a Delaware corporation, (“Merger Sub”) with Athena as the surviving company in the merger (the “Surviving Company”) and, after giving effect to the merger: (i) the Surviving Company will be a wholly owned subsidiary of TopCo, and (ii) each issued and outstanding share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be automatically exchanged, through an exchange agent, for one TopCo Share (the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transactions”);

Annex D-5

(iii) after giving effect to the Business Combination, the warrants in Athena held by the holders thereof will no longer be exercisable for shares in Athena but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares; and

(iv) on or about the “Closing Date” (as such term is defined in the BCA), the TopCo Shares will be listed on the NYSE. The pre-money market capitalization of the Company, on the basis of which the Transaction is to be consummated, is USD 800 million, which includes a 30 million share performance-based earn-out, subject to, and upon the satisfaction of certain terms and conditions (the “Company Equity Value“).

(H)        It is in the Shareholders’ interest that the Transactions, including for the avoidance of doubt the Conversion, are implemented substantially as described above and in the BCA.

(I)          In order to facilitate the implementation of the Transactions, substantially all of the Shareholders and Convertible Loan Lenders agree to duly execute and deliver promptly following signing of this Agreement (i) powers of attorney to Mr. Eelco Van Der Leij, substantially in the form attached hereto as Exhibit C and (ii) powers of attorney to NautaDutilh N.V., substantially in the form attached hereto as Exhibit D, permitting the respective authorized person (a) to execute and deliver any documents, agreements, approvals and or consent to which such Shareholder is a party to in connection with the Transaction (including, but not limited to, the Dutch Deeds of Issue or the German Share Transfer Deed, each such term as defined in the BCA), (b) to take all necessary or desirable actions on behalf of such Shareholder in connection with the transactions contemplated under and as set forth in the BCA and the Transaction Documents (as such term is defined in the BCA) to the extent applicable to such Shareholder (including, for the avoidance of doubt, the execution of this Agreement on each Shareholder’s behalf), (c) to convene and conduct shareholders’ meetings of the Company (including participating and exercising voting rights attached to the Company Shares) in accordance with the governing documents of the Company and for the purpose of obtaining the requisite consent for the Share Exchange and (d) to support the transactions contemplated by the BCA and the other Transaction Documents (including by way of restrictions on the sale, disposition or transfer of the Company Shares held by such Shareholder).

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1.           Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2.           Undertakings of the Shareholders

2.1         Each Shareholder hereby irrevocably and unconditionally undertakes and agrees, subject to the restrictions set forth in Sections 2.2 and the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena, and in each case to the extent legally possible and permissible

2.1.1      to fully support the Transactions and to implement the Transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which the Shareholders support or participation is required or appropriate, and in particular, without limitation, to

(a)    enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)    make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal, options and similar rights) which are necessary or appropriate in this context;

(c)    if and when shareholders’ meetings of the Company or, following the Share Exchange, TopCo, are held, appear at such meetings and cause the Company Shares or TopCo Shares, respectively, to be counted as present thereat for the purpose of establishing a quorum;

Annex D-6

(d)    participate in shareholders’ meetings of the Company or, following the Share Exchange, TopCo, and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, such Shareholder shall participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange and the conversion of TopCo into a Dutch public limited liability company (naamloze vennootschap)´and an increase in authorized capital in the Company if necessary; and

(e)    do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company;

2.1.2      to omit from taking any actions which (a) could be detrimental to, impede, interfere with, prohibit, delay, postpone or otherwise adversely affect the implementation or completion of the transactions contemplated by and as set forth in the BCA or the other Transaction Documents, including the Transactions, in particular, without limitation, (i) except for the Share Exchange, not to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Company Shares or other Equity Securities of the Company held by such Shareholder, whether acquired prior to, on or after the date hereof, (ii) not to exercise any transfer restriction under the Company Shareholder Agreement, (iii) not to withdraw (or request withdrawal) from this Agreement and (iv) not to enter into any voting agreement or voting trust, or grant a proxy or power of attorney, that is inconsistent with its obligations pursuant to this Agreement; (b) could result in the failure of any condition set forth in the BCA to be satisfied; or (c) could result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement;

2.1.1      to the extent not already duly executed and delivered, to duly execute (with a wet-ink signature) and deliver to the Company the Dutch PoA and to have the Dutch PoA notarized, apostilled and, as applicable, accompanied by a confirmation attached as an annex to the Dutch PoA in accordance with the instructions listed underneath the signature block to the Dutch PoA; and

2.1.2      to, in particular, contribute its Company Shares to TopCo in exchange for TopCo Shares and, if applicable, effect the Option Exercise for the exercise price set forth in the applicable option prior to the Exchange as contemplated by the BCA.

2.2         ND X B.V. and nd industrial investments B.V. undertake, to the extent required or helpful, to exercise their drag rights pursuant to Section 12 under the Company Shareholders Agreement.

2.3         The undertakings and agreements of a Shareholder set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of such Shareholder.

2.4         For the avoidance of doubt, this Agreement shall be binding upon a Shareholder upon the execution of this Agreement by such Shareholder, the Company, Athena and TopCo; provided that the undertakings and agreements pursuant to Section 2.1 of such Shareholder shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among the Company, Athena, TopCo, and Merger Sub.

3.           Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transactions (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs.

Annex D-7

4.           No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering Party for its obligations arising out of this Agreement.

5.           Term of this Agreement; Termination of Prior Agreements

5.1         This Agreement shall have effect as from the date hereof up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) upon the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

5.2         The termination of this Agreement in accordance with Section 5.1 shall be without prejudice to any claims against a Shareholder in case of a breach of this Agreement by such Shareholder in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Athena shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against such Shareholder notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Athena have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

6.           Confidentiality

Neither of the Shareholders, nor any of its respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or the BCA or the transactions contemplated hereby or thereby, or any matter related to the foregoing, without first obtaining the prior consent of Athena (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Athena prior to announcement or issuance.

7.           Termination of Certain Agreements

The Company and each of the Shareholders hereby acknowledge and agree that the Company Shareholder Agreement shall, contingent upon the approval of the requisite parties and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Effective Time, and each of the Shareholders hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the Merger Agreement.

8.           Standstill

From the date of this Agreement until the termination of this Agreement in accordance with Section 5, none of the Shareholders shall engage in any transaction involving the securities of SPAC without SPAC’s prior written consent (which consent shall not be unreasonably, withheld, conditioned, or delayed).

9.           Disclosure

Each Shareholder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by applicable securities Laws or the SEC or any other securities authorities or any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC, such Shareholder’s identity and ownership of the Covered Securities, a copy of this Agreement, and the nature of such Shareholder’s obligations under this Agreement. Each Shareholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the BCA (including filings with the SEC).

Annex D-8

10.         Representations and Warranties; Liability

10.1       Each Shareholder hereby warrants as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena by way of an independent warranty that immediately prior to the consummation of the Share Exchange the following statements are true and accurate, in each case however solely with respect to it (and for the avoidance of doubt, not for any of the other Shareholders) and the Company Securities (defined below) held by it:

10.1.1    Ownership. Such Shareholder has (i) the sole and exclusive legal and beneficial ownership of, (ii) good and valid title to and (iii) with respect to the Company Shares, full and exclusive power to vote the Equity Securities (“Company Securities”), listed in Exhibit B, including the number of Company Shares set forth thereon. Its Company Shares have been fully paid in and not been repaid. Other than arising from this Agreement, the Company Shareholder Agreement, the BCA or the other Transaction Documents, (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating such Shareholder to transfer or cause to be transferred to any person other than TopCo any of its Company Securities, (b) no person other than TopCo has any contractual or other right or obligation to purchase or otherwise acquire any of the Shareholder’s Company Securities, (c) such Shareholder is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shareholder’s Company Securities, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on such Shareholder’s Company Securities, (e) such Shareholder’s Company Securities are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company’s articles of association or this Agreement and (f) such Shareholder’s Company Securities are not subject to any trust agreements or sub-participations. As of the date hereof, except as set forth on Exhibit B and other than any Convertible Loan Agreements, such Shareholder does not hold any Equity Securities in the Company or its Subsidiaries.

10.1.2    No Insolvency. No petitions to commence bankruptcy or insolvency proceedings concerning such Shareholder have been filed, nor have any such proceedings been commenced. To such Shareholder’s best knowledge, no circumstances exist that would require a petition for any bankruptcy, insolvency or judicial composition proceedings, nor do any circumstances exist which according to any applicable bankruptcy, insolvency or creditor rights laws, would justify an action to void (Anfechtung) this Agreement.

10.1.3    Authority; Enforceability. Such Shareholder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms.

10.1.4    No Spousal Consent. Such Shareholder does under applicable law not require the consent of its spouse to any of the contemplated Transactions.

10.1.5    No Violation. The execution, delivery and performance of this Agreement by such Shareholder will not (a) violate any provision of any law applicable to such Shareholder or any of its Company Shares; (b) violate any order, judgment or decree applicable to such Shareholder or any of its Company Securities; (c) result in the creation of any lien or encumbrance upon any of its Company Securities; or (d) conflict with, or result in a breach or default under, any agreement or instrument to which such Shareholder is a party or by which or any of its Company Securities are bound; except where, in each of the cases (a) through (d), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Shareholder’s ownership of its Company Securities or (ii) a material adverse effect on the ability of such Shareholder to satisfy or perform any of such Shareholder’s covenants and obligations hereunder.

Annex D-9

10.1.6    Consents and Approvals. The execution and delivery by such Shareholder of this Agreement does not, and the performance of such Shareholder’s covenants and obligations hereunder do not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

10.1.7    Litigation. There is no proceeding pending or threatened against such Shareholder or its Company Securities which has had or could reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Shareholder’s ownership of its Company Securities or (b) a material adverse effect on the ability of such Shareholder to perform any of such Shareholder’s covenants and obligations hereunder.

10.2       Any and all obligations of a Shareholder under this Agreement shall be undertaken by such Shareholder solely as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the Company Shares held by such Shareholder.

10.3       A Shareholder’s liability for any and all claims of TopCo and Athena under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Shareholder’s pro rata participation (based on the ratio of its participation in the share capital of the Company immediately prior to the Share Exchange) in the Company Equity Value.

10.4       The claims of TopCo and Athena under or in connection with this Section 10 shall become time-barred five (5) years after the date of this Agreement.

11.         Miscellaneous

11.1       This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for any further agreements entered into in connection with the Transaction.

11.2       Any notice or other declaration to be given to a Shareholder (i) in its position as a shareholder of the Company (e.g. invitations to shareholders’ meetings) or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit B. Each Shareholder shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

11.3       All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.4       The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

11.5       Amendments, additions or modifications to this Agreement, including this Section 11.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Athena.

11.6       If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 11.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

11.7       This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

Annex D-10

11.8       English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

11.9       Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Aachen.

[Signature Page to Shareholder Undertaking]

Annex D-11

Exhibit A
Business Combination Agreement

Annex D-12

Exhibit B
Shareholders

Annex D-13

Exhibit C
Convertible Loan Lenders

Annex D-14

Exhibit D
Form of Power of Attorney (German)

Annex D-15

Exhibit E
Form of Power of Attorney (Dutch)

Annex D-16

Annex E

Confidential

LENDER UNDERTAKING

relating to

the Business Combination of

Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

Annex E-1

Lender Undertaking relating to the Business Combination of Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

(the “Agreement”)

by and between

(1)         Next.e.GO Mobile SE, a European Company (Societas Europaea) existing under the laws of the European Union and the Federal Republic of Germany with registered seat in Aachen, Germany registered with the Commercial Register of the Local Court of Aachen under HRB 24014, with business address at Lilienthalstraße 1, 52068 Aachen, Germany,

– hereinafter referred to as the “Company” –

(2)         the lenders identified as such in Exhibit B,

– each hereinafter referred to as a “Lender” and together the “Lenders” –

and

(3)         Athena Consumer Acquisition Corp., a Delaware corporation, with business address at 442 5th Avenue, New York, New York 10018, United States of America,

– hereinafter referred to as “Athena” –

The Company, the Lenders and Athena, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

Annex E-2

Annex E Page
Preamble		E-5
1.	Defined Terms	E-6
2.	Undertakings of the Lenders	E-6
3.	Release of Liens	E-7
4.	Costs and Expenses	E-7
5.	No Assignment of Rights and Obligations	E-7
6.	Term of this Agreement; Termination of Prior Agreements	E-7
7.	Confidentiality	E-8
8.	Representations and Warranties; Liability	E-8
9.	Miscellaneous	E-9

Annex E-3

TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement
Exhibit B	Convertible Loan Lenders
Exhibit C	Forms of Power of Attorney (German)
Exhibit D	Forms of Power of Attorney (Dutch)

Annex E-4

Preamble

(A)        The Company intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Athena, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (D) below.

(B)         Concurrently with the execution of this Agreement, the Company will enter into a business combination agreement with Athena and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(C)         The Company, as borrower, entered into convertible loan agreements in the total principal amount of EUR 39,085,000 between the Company and the Lenders (the agreements together, the “Convertible Loan Agreements”).

(D)        Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i)          the Lenders will convert the entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest) into either (y) new common shares in the Company and participate in the Share Exchange (as defined below) or (z) TopCo Shares by way of an issuance of TopCo Shares against contribution in kind of all the claims arising from the Convertible Loan Agreements (the “Conversion”);

(ii)         all of the shareholders of the Company will contribute their respective shares held in the Company (“Company Shares”) to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in the nominal amount of EUR 0.12 per share in TopCo (“TopCo Shares”) (the “Share Exchange”);

(iii)        Athena will merge with a newly formed and wholly owned subsidiary of TopCo, incorporated as a Delaware corporation, (“Merger Sub”) with Athena as the surviving company in the merger (the “Surviving Company”) and, after giving effect to the merger: (i) the Surviving Company will be a wholly owned subsidiary of TopCo, and (ii) each issued and outstanding share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be automatically exchanged, through an exchange agent, for one TopCo Share (the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transactions”);

(iv)        after giving effect to the Business Combination, the warrants in Athena held by the holders thereof will no longer be exercisable for shares in Athena but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares; and

(v)         on or about the “Closing Date” (as such term is defined in the BCA), the TopCo Shares will be listed on the NYSE. The pre-money market capitalization of the Company, on the basis of which the Transaction is to be consummated, is USD 800 million, which includes a 30 million share performance-based earn-out, subject to, and upon the satisfaction of certain terms and conditions (the “Company Equity Value”).

(E)         It is in the Lenders’ interest that the Transactions, including for the avoidance of doubt the Conversion, is implemented substantially as described above and in the BCA.

Annex E-5

(F)         In order to facilitate the implementation of the Transactions substantially all of the Lenders agree to duly execute and deliver promptly following signing of this Agreement (i) powers of attorney to Mr. Eelco Van Der Leij, substantially in the form attached hereto as Exhibit B and (ii) powers of attorney to NautaDutilh N.V., substantially in the form attached hereto as Exhibit C (the “Dutch PoA”), permitting the respective authorized person (x) to execute and deliver any documents, agreements, approvals or consent to which such Lender is a party to in connection with the Transactions, (y) to take all necessary or desirable actions on behalf of such Lender in connection with the transactions contemplated under and as set forth in the BCA and the “Transaction Documents” (as such term is defined in the BCA) to the extent applicable to such Lender (including, for the avoidance of doubt, the execution of this Agreement on each Lender’s behalf) and (z) to support the transactions contemplated by the BCA and the other Transaction Documents.

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1.           Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2.           Undertakings of the Lenders

2.1         Each Lender hereby irrevocably and unconditionally undertakes and agrees, subject to the restrictions set forth in Sections 2.2 and the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena, and in each case to the extent legally possible and permissible

2.1.1      to fully support the Transactions and to implement the transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which such Lender’s support or participation is required or appropriate, and in particular, without limitation, to

(a)         enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)         make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context;

(c)         if and when, following the Conversion, shareholders’ meetings of the Company or, following the Share Exchange, TopCo, are held, appear at such meetings and cause the TopCo Shares, respectively, to be counted as present thereat for the purpose of establishing a quorum;

(d)         participate, following the Conversion, in shareholders’ meetings of the Company or, following the Share Exchange, TopCo, and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, the Lender shall, following the Conversion, participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange and the conversion of TopCo into a Dutch public limited liability company (naamloze vennootschap); and

(e)         do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company.

2.1.2      to omit from taking any actions which (a) could be detrimental to, impede, interfere with, prohibit, delay, postpone or otherwise adversely affect the implementation or completion of the transactions contemplated by and as set forth in the BCA or the other Transaction Documents, including the Transactions, in particular, without limitation, not to (i) sell, transfer pledge, encumber, hedge, swap, convert or otherwise dispose of and/or assign its respective rights and obligations under its respective Convertible Loan Agreement or (ii) enter into any voting agreement or voting trust,

Annex E-6

or grant a proxy or power of attorney, that is inconsistent with its obligations pursuant to this Agreement; (b) could result in the failure of any condition set forth in the BCA to be satisfied; or (c) could result in a breach of any undertaking, representation or warranty of such Lender contained in this Agreement;

2.1.3      to the extent not already duly executed and delivered, to duly execute (with a wet-ink signature) and deliver to the Company the Dutch PoA and to have the Dutch PoA notarized, apostilled and, as applicable, accompanied by a confirmation attached as an annex to the Dutch PoA in accordance with the instructions listed underneath the signature block to the Dutch PoA; and

2.1.4      to, in particular, contribute all of its claims under its respective Convertible Loan Agreement to TopCo in exchange for TopCo Shares in accordance with the Cap Table and the exchange ratio as set forth therein;

2.2         The undertakings and agreements of each Lender set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of such Lender.

2.3         For the avoidance of doubt, this Agreement shall be binding upon a Lender upon the execution of this Agreement by such Lender, the Company, Athena and TopCo; provided that the undertakings and agreements pursuant to Section 2.1 of such Lender shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among the Company, Athena, TopCo, and Merger Sub.

3.           Release of Liens

In connection with the Transactions, notwithstanding anything to the contrary contained in a Lender’s Convertible Loan Agreement, such Lender agrees that, upon the exchange of claims under such Convertible Loan Agreement in exchange for TopCo Shares, any liens in connection with the Convertible Loan Agreement shall be released and any right to purchase any notes of the Company or TopCo shall be waived, in each case, effective immediately upon such exchange.

4.           Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transactions (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs.

5.           No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering Party for its obligations arising out of this Agreement.

6.           Term of this Agreement; Termination of Prior Agreements

6.1         This Agreement shall have effect as from the date hereof up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

6.2         The termination of this Agreement in accordance with Section 6.1 shall be without prejudice to any claims against any Lender in case of a breach of this Agreement by any Lender in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Athena shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against the relevant Lender, notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Athena have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

Annex E-7

7.           Confidentiality

Neither of the Lenders, nor any of their respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or BCA or the transactions contemplated hereby or thereby, or any matter related to the foregoing, without first obtaining the prior consent of Athena (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Athena prior to announcement or issuance.

8.           Representations and Warranties; Liability

8.1         Each Lender hereby warrants as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena by way of an independent warranty that immediately prior to the consummation of the Conversion the following statements are true and accurate, in each case however solely with respect to it (and for the avoidance of doubt not for any of the other Lenders):

8.1.1      Ownership. (i) Such Lender is the sole and exclusive legal and beneficial owner of the claims under its respective Convertible Loan Agreement and (ii) these claims are free and clear of any encumbrance or other right, title or interest or adverse claims of any person.

8.1.2      Authority; Enforceability. Such Lender has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Lender and constitutes a valid and binding agreement of such Lender, enforceable against such Lender in accordance with its terms.

8.1.3      No Spousal Consent. Such Lender does under applicable law not require the consent of its spouse to any of the contemplated Transactions.

8.1.4      No Insolvency. No petitions to commence bankruptcy or insolvency proceedings concerning such Lender have been filed, nor have any such proceedings been commenced. To such Lender’s best knowledge, no circumstances exist that would require a petition for any bankruptcy, insolvency or judicial composition proceedings, nor do any circumstances exist which according to any applicable bankruptcy, insolvency or creditor rights laws, would justify an action to void (Anfechtung) this Agreement.

8.1.5      No Violation. The execution, delivery and performance of this Agreement by such Lender will not (i) violate any provision of any law applicable to such Lender or any of its Company Shares; (ii) violate any order, judgment or decree applicable to such Lender; (iii) result in the creation of any lien or encumbrance upon any of its Company Shares; or (iv) conflict with, or result in a breach or default under, any agreement or instrument to which such Lender is a party; except where, in each of the cases (i) through (iv), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Lender’s ownership of its claims under its respective Convertible Loan Agreement or (b) a material adverse effect on the ability of such Lender to satisfy or perform any of such Lender’s covenants and obligations hereunder.

8.1.6      Consents and Approvals. The execution and delivery by such Lender of this Agreement does not, and the performance of such Lender’s covenants and obligations hereunder do not, require such Lender to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

8.1.7      Litigation. There is no proceeding pending or threatened against such Lender which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Lender’s ownership of its claims under its respective Convertible Loan Agreement or (ii) a material adverse effect on the ability of such Lender to perform any of such Lender’s covenants and obligations hereunder.

Annex E-8

8.2         Any and all obligations of a Lender under this Agreement shall be undertaken by such Lender solely as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the Convertible Loan Agreement to which such Lender is a party.

8.3         A Lender’s liability for any and all claims of TopCo and Athena under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Lender’s entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest).

8.4         The claims of TopCo and Athena under or in connection with this Section 8 shall become time-barred five (5) years after the date of this Agreement.

9.           Miscellaneous

9.1         This Agreement and its exhibits and the documents contemplated hereby and thereby (including, if a Lender is a shareholder of the Company, the Shareholder Undertaking executed by such Lender in its capacity as a shareholder) comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for any further agreements entered into in connection with the Transactions.

9.2         Any notice or other declaration to be given to a Lender (i) in its position as a Convertible Loan Lender or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit B. Each Lender shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

9.3         All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

9.4         The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

9.5         Amendments, additions or modifications to this Agreement, including this Section 8.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Athena.

9.6         If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 9.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

9.7         This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

9.8         English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

9.9         Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Aachen.

[Signature Page to Lender Undertaking]

Annex E-9

Exhibit A
Business Combination Agreement

Annex E-10

Exhibit B
Convertible Loan Lenders

Annex E-11

Exhibit C
Forms of Power of Attorney (German)

Annex E-12

Exhibit D
Forms of Power of Attorney (Dutch)

Annex E-13

Annex F-1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of July 28, 2022, is made by and among Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Athena Consumer Acquisition Corp., a Delaware corporation (“Athena”), Next.e.GO Mobile SE, a European public company (Societas Europae) (the “Company”) and Next.e.GO B.V., a Dutch private limited liability company, to be converted into a Dutch public limited liability Company and renamed Next.e.GO N.V. promptly following the Exchange (“TopCo”), and Isabelle Freidheim, Jane Park, Jennifer Carr-Smith, and Angelina Smith (such individuals, collectively, the “Insiders” and together with the Sponsor, the “Sponsor and Insider Parties”). The Sponsor, Athena, the Company and TopCo and the Insiders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Athena, the Company, TopCo, and Time is Now Merger Sub Inc., a Delaware corporation (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Sponsor and Insider Party will agree to (a) vote in favor of approval of all of the Transaction Proposals, (b) waive (if applicable) certain adjustments to the conversion ratio set forth in Athena’s Governing Documents, (c) be bound by certain transfer restrictions with respect to its SPAC Shares prior to Closing, (d) terminate certain lock-up provisions of that certain Letter Agreement dated as of October 19, 2021 by and among Sponsor and Athena and the Insiders (the “Letter Agreement”) and (e) be bound by certain lock-up provisions with respect to the TopCo Ordinary Shares to be issued pursuant to the Business Combination Agreement (the “TopCo Covered Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.           Agreement to Vote. Prior to the Termination Date (as defined herein), each Sponsor and Insider Party, in its capacity as a shareholder of Athena, irrevocably and unconditionally agrees that at the meeting of Athena’s shareholders to be convened for the purpose of obtaining the requisite shareholder approval of the proposals in connection with the Transactions or any other meeting of Athena’s shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), such Sponsor and Insider Party shall:

(a)         if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares owned by such Sponsor and Insider Party as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(b)         vote, or cause to be voted, at such meeting all of such Sponsor and Insider Party’s SPAC Covered Shares (as defined below) owned as of the record date for such meeting in favor of each of the Transaction Proposals and any other matters necessary or reasonably requested by Athena for consummation of the Transactions, including any actions necessary to effectuate the matters contemplated by the Transaction Proposals;

(c)         vote or cause to be voted at such meeting all of such Sponsor and Insider Party’s SPAC Covered Shares against any SPAC Acquisition Proposal and any other action that (i) would reasonably be expected to materially impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, or (ii) would result in the failure of any condition set forth in Article X of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement; and

Annex F-1-1

(d)         the obligations of the Sponsor and Insider Parties specified in this Section 1 shall apply whether or not the Transactions or any action described above are recommended by the board of directors of Athena (the “Athena Board”) or the Athena Board has changed, withdrawn, withheld, qualified or modified, or publicly proposed to change, withdraw, withhold, qualify or modify, its recommendation to adopt and/or approve the Transaction Proposals. For purposes of this Agreement, “SPAC Covered Shares” means all SPAC Class A Shares and SPAC Class B Shares held by such Sponsor and Insider Party as of the date hereof together with any SPAC Class B Shares and SPAC Class A Shares acquired by such Sponsor and Insider Party after the date hereof.

2.           Waiver of Anti-dilution Protection. With respect to its SPAC Covered Shares, each Sponsor and Insider Party hereby waives and agrees to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of Athena, any rights to adjustment of the conversion ratio with respect to the Athena Class B Shares owned by such Sponsor and Insider Party set forth in the Governing Documents of Athena (including, but not limited to, the rights set forth in Article 4 of the Governing Documents of Athena). Notwithstanding anything to the contrary contained herein, such Sponsor and Insider Party does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 2 shall be deemed null and void ab initio.

3.           Transfer of Shares.

(a)         Each Sponsor and Insider Party agrees that, during the period from the date hereof through the Termination Date, except as contemplated by this Agreement and the Business Combination Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of Athena and the Company (which consent may be given or withheld by Athena and the Company in their sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its SPAC Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of its SPAC Covered Shares held by it (except in connection with voting by proxy at a meeting of shareholders of Athena as contemplated in Section 1); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to any or all of its SPAC Covered Shares other than those created by this Agreement; provided that any Lien with respect to SPAC Covered Shares that would not prevent, impair or delay its ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3(a) shall also not prohibit a Transfer by a Sponsor and Insider Party of its SPAC Covered Shares (1) to any of its Affiliates, (2) to Athena’s or the Sponsor’s officers, directors, members, advisors, finders or employees or any of their respective Affiliates, (3) by private sales or transfers made in connection with any forward purchase, non-redemption, incentive or similar arrangement in connection with the consummation of the Transactions, (4) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (5) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (6) in the case of an individual, pursuant to a qualified domestic relations order; or (7) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that any such direct Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party hereunder and to be bound by the terms of this Agreement.

(b)         Each Sponsor and Insider Party agrees that, for a period from the Closing Date through the date that is 180 days thereafter, it shall not, and shall cause its Affiliates not to, Transfer, or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding

Annex F-1-2

(including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its TopCo Covered Shares. Notwithstanding the foregoing, this Section 3(b) shall also not prohibit a Transfer of its TopCo Covered Shares (i) by a Sponsor and Insider Party to any of its Affiliates, (ii) to Athena’s or the Sponsor’s officers, directors, members, advisors, finders or employees or any of their respective Affiliates, (iii) by private sales or transfers made in connection with any forward purchase, non-redemption, incentive or similar arrangement in connection with the consummation of the Transactions (iv) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (v) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (vi) in the case of an individual, pursuant to a qualified domestic relations order; or (vii) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing to assume all of the obligations of such Sponsor and Insider Party under this Section 3 and to be bound by the terms of this Agreement.

(c)         Any Transfer in violation of this Section 3 shall be null and void ab initio.

4.           Redemption; Other Covenants.

(a)         Unless this Agreement shall have been terminated in accordance with Section 6, each Sponsor and Insider Party hereby agrees that such Sponsor and Insider Party shall not effect a SPAC Stockholder Redemption.

(b)         Each Sponsor and Insider Party hereby agrees to be bound by and subject to (i) Section 9.04 (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Athena and (ii) Section 9.06 (Confidentiality; Access to Information; Publicity) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, in each case, as if such Sponsor and Insider Party were directly a party thereto.

(c)         Each of the Insiders, Athena and Sponsor agrees that during the period from the date hereof through the Termination Date, it shall not further modify, amend or waive the performance of any provision under the Letter Agreement.

5.           Closing Date Deliverables. At or prior to the Closing, Sponsor shall deliver to TopCo and the Company a copy of the Registration Rights Agreement, duly executed by Sponsor.

6.           Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”) (a) at Closing, (b) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms and (c) the mutual written agreement of the Parties hereto; provided that nothing herein shall relieve any Party from liability for any breach hereof prior to the Termination Date, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. Athena shall promptly notify the Sponsor and Insider Parties of the termination of the Business Combination Agreement promptly after the termination of such agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 2 (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring), Section 3, Section 4(b)(ii) (solely in the event that this Agreement terminates at Closing as a result of the Closing occurring and solely with respect to the provisions in Section 9.06 of the Business Combination Agreement that survive following the Closing), and Section 5 (and the other Sections of this Agreement to the extent relating to the aforementioned provisions and including for the avoidance of doubt, Section 11 through Section 14) shall survive the termination of this Agreement pursuant to this Section 6.

7.           No Recourse; Several Not Joint. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution

Annex F-1-3

or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future stockholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party. All obligations of a Party under this Agreement are several and not joint, and in no event will a Party seek recourse against another Party in connection with a breach by another Party.

8.           Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Athena Class B Shares, (b) no Insider makes any agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of the Sponsor or Athena, and (c) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Athena or as an officer, employee or fiduciary of Athena, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Athena.

9.           Representations and Warranties.

(a)         Each of the Parties represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by each of the Parties and constitutes, a legal, valid and binding obligation of each such Party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)         Each Sponsor and Insider Party hereby severally but not jointly represents and warrants as of the date hereof to Athena, the Company and TopCo (solely with respect to itself, himself or herself and not with respect to any other Party):

i.       The execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, result in any breach of any provision of the organizational documents of such Person, or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority that has not been given, except for (1) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby, (2) such filings with and approvals of the Stock Exchange to permit TopCo Ordinary Shares to be issued in accordance with the Business Combination Agreement to be listed on the Stock Exchange, (3) filing of certain documents with respect to the Merger under the applicable law of Delaware, (4) certain regulatory approvals, (5) the SPAC Stockholder Approval or (6) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to such Person, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

Annex F-1-4

ii.      Such Person is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the SPAC Class B Shares and the SPAC Private Placement Warrants as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, Athena’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Letter Agreement or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of such Person to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The equity securities set forth in such beneficial ownership reports filed with the SEC are the only equity securities in Athena owned of record or beneficially by such Person on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Letter Agreement.

iii.     There are no Actions pending against such Person, or to the knowledge of such Person threatened against it, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement or the Letter Agreement.

iv.     No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement, other than as disclosed in the SPAC Disclosure Schedules, based upon arrangements made by such Person, for which Athena or any of its Affiliates may become liable.

v.       Such Person understands and acknowledges that each of Athena, the Company and TopCo is entering into the Business Combination Agreement in reliance upon such Person’s execution and delivery of this Agreement.

10.         No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

11.         Sponsor Indemnity. For a period of six years after the Closing Date, TopCo will indemnify, exonerate and hold harmless the Sponsor from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Sponsor before, on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the Transactions which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of Athena or TopCo or its control or ability to influence Athena or TopCo; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and Athena or TopCo or any of their respective Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor. Notwithstanding anything to the contrary in the foregoing paragraph, the Company shall not be liable for any Indemnified Liabilities in excess of $4 million in the aggregate pursuant to the foregoing paragraph. For the avoidance of doubt, the rights of the Sponsor to indemnification pursuant to the foregoing paragraph will be in addition to any other rights the Sponsor may have under any other agreement or instrument to which the Sponsor is or becomes a party or is or otherwise becomes a beneficiary or under Law.

12.         Further Assurances. Each of the Parties is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Each of the Parties shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each

Annex F-1-5

of the Parties shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

13.         Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email or (c) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to Sponsor:

Athena Consumer Acquisition Sponsor LLC
442 5th Avenue
New York, NY 10018
Attention: Isabelle Freidheim
Email: If@Athenasponsor.com

With a required copy (which shall not constitute notice) to:

White & Case LLP
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Attention: Daniel Nussen; Morgan Hollins; Joel Rubinstein
Email: Daniel.nussen@whitecase.com; Morgan.hollins@whitecase.com;
Joel.rubinstein@whitecase.com

If to Athena:

Athena Consumer Acquisition Corp.
442 5th Avenue
New York, NY 10018
Attn: Isabelle Freidheim
Email: If@Athenasponsor.com

With a required copy (which shall not constitute notice) to:

White & Case LLP
555 South Flower Street, Suite 2700
Los Angeles, CA 90071
Attention: Daniel Nussen; Morgan Hollins; Joel Rubinstein
Email: Daniel.nussen@whitecase.com; Morgan.hollins@whitecase.com;
Joel.rubinstein@whitecase.com

If to the Company:

Next.e.Go Mobile SE
Lilienthalstraße 1
52068 Aachen, Germany
Attention: eelco.van-der-leij@e-go-mobile.com
Email: eelco.van-der-leij@e-go-mobile.com

With a required copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
Neue Mainzer Strasse 52
60311 Frankfurt, Germany
Attention: Clemens Rechberger
Email: Rechbergerc@sullcrom.com

Annex F-1-6

If to TopCo:

Next.e.GO B.V.
Lilienthalstraße 1
52068 Aachen, Germany
Attention: Eelco Van der Leij
Email: eelco.van-der-leij@e-go-mobile.com

With a required copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
Neue Mainzer Strasse 52
60311 Frankfurt, Germany
Attention: Clemens Rechberger
Email: Rechbergerc@sullcrom.com

14.         No Waiver of Rights, Powers and Remedies. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

15.         Incorporation by Reference. Sections 1.02 (Construction); 12.03 (Assignment); 12.06 (Governing Law); 12.07 (Captions; Counterparts); 12.09 (Entire Agreement); 12.10 (Amendments); 12.11 (Severability); 12.12 (Jurisdiction); 12.13 (Waiver of Jury Trial); 12.14 (Enforcement) and 12.16 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

Annex F-1-7

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

ATHENA CONSUMER ACQUISITION SPONSOR LLC
By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Managing Member

[Signature Page to Sponsor Letter Agreement]

Annex F-1-8

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

ATHENA CONSUMER ACQUISITION CORP.
By:	/s/ Jane Park
Name:	Jane Park
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

Annex F-1-9

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

NEXT E.GO MOBILE SE
By:	/s/ Eelco Van der Leij
Name:	Eelco Van der Leij
Title:	Chief Financial Officer

[Signature Page to Sponsor Letter Agreement]

Annex F-1-10

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

NEXT.E.GO B.V.
By:	/s/ Ariane Martini
Name:	Ariane Martini
Title:	Managing Director

[Signature Page to Sponsor Letter Agreement]

Annex F-1-11

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER
By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Chairman of the Board

[Signature Page to Sponsor Letter Agreement]

Annex F-1-12

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER
By:	/s/ Jane Park
Name:	Jane Park
Title:	Chief Executive Officer and Director

[Signature Page to Sponsor Letter Agreement]

Annex F-1-13

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER
By:	/s/ Jennifer Carr-Smith
Name:	Jennifer Carr-Smith
Title:	Chief Operating Officer

[Signature Page to Sponsor Letter Agreement]

Annex F-1-14

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Letter Agreement as of the date first written above.

INSIDER
By:	/s/ Angelina Smith
Name:	Angelina Smith
Title:	Chief Financial Officer

[Signature Page to Sponsor Letter Agreement]

Annex F-1-15

Annex F-2

FIRST AMENDMENT TO SPONSOR LETTER AGREEMENT

This amendment (this “Amendment”), dated as of September 29, 2022, by and between Athena Consumer Acquisition Corp., a Delaware corporation (“Athena”), and Next.e.GO Mobile SE, a German company (the “Company”), to that certain Sponsor Letter Agreement, dated as of July 28, 2022 (the “Sponsor Letter Agreement”), by and among Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Athena, the Company, Next.e.GO B.V., a Dutch private limited liability company, to be converted into a Dutch public limited liability Company and renamed Next.e.GO N.V. promptly following the Exchange (“TopCo”), and Isabelle Freidheim, Jane Park, Jennifer Carr-Smith and Angelina Smith (such individuals, collectively, the “Insiders” and together with the Sponsor, the “Sponsor and Insider Parties”). Athena and the Company shall be referred to herein from time to time collectively as the “Amending Parties” and each individually as an “Amending Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Sponsor Letter Agreement.

RECITALS

WHEREAS, Section 15 of the Agreement provides that certain provisions including Section 12.10 (Amendments) of that certain Business Combination Agreement dated July 28, 2022 entered into by Athena, Company, TopCo and Time is Now Merger Sub, Inc. (as it may be amended from time to time, “Business Combination Agreement”) shall be incorporated in the Agreement by reference and shall apply to this Agreement mutatis mutandis; and

WHEREAS, Section 12.10 of the Business Combination Agreement provides that, prior to the Closing, the Agreement may be amended or modified upon a written agreement executed and delivered by Athena and the Company; and

WHEREAS, the Amending Parties wish to amend the Sponsor Letter Agreement to reflect certain revisions as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Amending Parties hereto hereby agree as follows:

1. The Sponsor Letter Agreement is hereby amended as set forth below in this Section 1. Revisions to existing provisions of the Sponsor Letter Agreement are set forth, for ease of reference in this Amendment, with deleted text showing in ~~strikethrough~~ and new text shown in underlined boldface.

(a) The second recital of the Sponsor Letter Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Sponsor and Insider Party will agree to (a) vote in favor of approval of all of the Transaction Proposals, (b) waive (if applicable) certain adjustments to the conversion ratio set forth in Athena’s Governing Documents, (c) be bound by certain transfer restrictions with respect to its SPAC Shares prior to Closing, (d) terminate certain lock-up provisions of that certain Letter Agreement dated as of October 19, 2021 by and among Sponsor and Athena and the Insiders (the “Letter Agreement”) and (e) be bound by certain lock-up provisions with respect to the TopCo Covered Shares (as defined below)~~Ordinary Shares to be issued pursuant to the Business Combination Agreement (the “TopCo Covered Shares”)~~.

Annex F-2-1

(b) Section 3(b) of the Sponsor Letter Agreement is hereby amended to add the following sentence as the last sentence thereof:

“TopCo Covered Shares” means (i) with respect to Sponsor, 75% of the TopCo Ordinary Shares to be issued to Sponsor pursuant to the Business Combination Agreement (it being understood that the terms of this Section 3(b) shall not apply to the remaining 25% of such TopCo Ordinary Shares) and (ii) with respect to the Insiders, all of the TopCo Ordinary Shares to be issued pursuant to the Business Combination Agreement.

(c) Section 4(c) of the Sponsor Letter Agreement is hereby amended to add the following sentence as the first sentence thereof:

Pursuant to Section 13 of the Letter Agreement, Sponsor, Athena and the Insiders hereby amend the Letter Agreement to delete Section 7 of the Letter Agreement.

2. This Amendment is entered into in connection with, and amends and supplements the terms and provisions of, the Sponsor Letter Agreement. The Sponsor Letter Agreement and all other documents and instruments executed and delivered pursuant to the terms of the Sponsor Letter Agreement are hereby amended so that any reference therein to the Sponsor Letter Agreement shall mean a reference to the Sponsor Letter Agreement as amended and supplemented hereby. Except as expressly amended by this Amendment, all of the terms of the Sponsor Letter Agreement remain unmodified and in full force and effect and are hereby confirmed in all respects.

3. The terms of Section 13 and Section 15 of the Sponsor Letter Agreement shall apply to this Amendment mutatis mutandis, as applicable.

[Signatures on the following page]

Annex F-2-2

IN WITNESS WHEREOF, the Amending Parties have caused this Amendment to be duly executed as of the date set forth above.

ATHENA CONSUMER ACQUISITION CORP.
By:	/s/ Jane Park
Name:	Jane Park
Title:	Chief Executive Officer

[Signature Page to First Amendment to Sponsor Letter Agreement]

Annex F-2-3

NEXT.E.GO MOBILE SE
By:	/s/ Eelco Van der Leij
Name:	Eelco Van der Leij
Title:	Chief Financial Officer

[Signature Page to First Amendment to Sponsor Letter Agreement]

Annex F-2-4

Annex G

[•], 2022

LOCK-UP AGREEMENT

Next.e.GO B.V.
Lilienthalstraße 1
52068 Aachen, Germany

Re: Lock-Up Agreement

Ladies and Gentlemen:

This lock-up agreement (this “Lock-Up Agreement”), dated as of the date first written above and by and among Next.e.GO B.V., a Dutch private limited liability company (“TopCo”) and the undersigned (the “Securityholder”, which may include certain holders of convertible loans), is being delivered by Securityholder to TopCo, in connection with the transactions contemplated by that certain Business Combination Agreement (the “Transactions”), dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), entered into by and among Athena Consumer Acquisition Corp., a Delaware corporation (“Athena”), Next.e.GO Mobile SE, a European public company (Societas Europae) (the “Company”), TopCo, and Time is Now Merger Sub ,Inc. a Delaware corporation(“Merger Sub”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Business Combination Agreement.

In order to induce TopCo to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TopCo and the Securityholder hereby agree as follows.

Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of TopCo, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any TopCo ordinary shares (the “Shares”) held by it immediately after the closing of the Transactions (the “Closing”), (ii) enter into any swap or hedging or other arrangement which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares or that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Shares, whether any such transaction described in clauses (i) or (ii) above in this paragraph is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) above in this paragraph during the Lock-Up Period (as defined below) (any of the actions specified in clauses (i)-(iii), collectively, “Transfer”), in each case, until the date that is six months after the Closing (the “Lock-Up Period”); provided that, for the avoidance of doubt, nothing in this Lock-Up Agreement shall restrict any Securityholder’s right pursuant to any registration rights agreement with TopCo to cause TopCo to file and cause to become effective a registration statement with the SEC naming such Securityholder as a selling shareholder (and to make any required disclosures on Schedule 13D in respect thereof).

The restrictions set forth in the immediately preceding paragraph (the “Transfer Restrictions”) shall not apply to:

(i)          in the case of an entity, Transfers to or distributions to any direct or indirect stockholder, partner, member or affiliate of such entity or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity;

(ii)         in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the only beneficiary of which is a member or members of such individual’s immediate family, to an affiliate of such person or to a charitable organization;

Annex G-1

(iii)        in the case of an individual, Transfers by will or by virtue of laws of descent and distribution upon death of the individual;

(iv)        in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement;

(v)         in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)        the exercise of any options or warrants to purchase Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(vii)       transactions in the event of completion of a liquidation, merger, consolidation, share exchange, reorganization, tender offer or other similar transaction which results in all of TopCo’s Securityholders having the right to exchange their Shares for cash, securities or other property;

(viii)      in connection with the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any of the Securityholder’s Shares in connection with a bona fide loan transaction; provided that, prior to entering into the collateral agreement or similar agreement in connection with the loan transaction, each pledgee shall execute and deliver to TopCo a lock-up agreement in substantially the form of this Lock-Up Agreement to take effect in the event that the pledgee takes possession of the Securityholder’s Shares as a result of a foreclosure, margin call or similar disposition; and

(ix)        any Transfer made to provide a Securityholder with funds to settle any taxation arising pursuant to the Transactions; provided that, in the case of a transfer pursuant to this clause (ix), if the Securityholder is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Shares or any securities convertible into or exercisable or exchangeable for Shares by the undersigned during the Lock-Up Period, the Securityholder shall include a statement in such report to the effect that such transfer is being made to provide the Securityholder with funds to settle any taxation arising pursuant to the Transactions; provided, however, that, in the case of clauses (i) through (ix), these permitted transferees must enter into a written agreement, in substantially the form of this Lock-Up Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer Restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

For the avoidance of doubt, each Securityholder shall retain all of its rights as a shareholder of TopCo with respect to the Shares during the Lock-Up Period, including, without limitation, the right to vote any Shares that are entitled to vote.

The Securityholder hereby represents and warrants that such Securityholder has full power and authority to enter into this Lock-Up Agreement and that this Lock-Up Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable by TopCo in accordance with its terms. Upon request, the Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Securityholder shall be binding upon the permitted successors and assigns of the Securityholder from and after the date hereof.

This Lock-Up Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Lock-Up Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

Annex G-2

No party hereto may assign either this Lock-Up Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Lock-Up Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

This Lock-Up Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to choice of law or conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Lock-Up Agreement shall be brought and enforced in any state or federal court located in the Southern District of NewYork, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

This Lock-Up Agreement may be delivered via electronic mail (including pdf or any electronic signature complying with the United States federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Lock-Up Agreement may be executed in multiple counterparts (including PDF and electronic signature counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

This Lock-Up Agreement shall automatically terminate upon the earlier to occur of (i) the expiration of the Lock-Up Period and (ii) the termination of the Business Combination Agreement.

[remainder of page intentionally left blank]

Annex G-3

Very truly yours,

(Name of Securityholder — Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity — Please Print)

(Title of Signatory if Securityholder is an entity — Please Print)

Address:

NEXT.E.GO B.V.
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex G-4

Annex H

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among Athena Consumer Acquisition Corp., a Delaware corporation (“SPAC”), Athena Consumer Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Next.e.GO B.V., a Dutch private limited liability company, to be converted into a Dutch public limited liability company and renamed Next.e.GO N.V. (the “Company”), certain former stockholders and holders of convertible loans of Next.e.GO Mobile SE, a European company established under German and European law (the “Target”) set forth on Schedule 1 hereto (such stockholders, the “Target Holders”), and certain of SPAC’s officers and directors, certain members of the Sponsor and/or their respective affiliates set forth on Schedule 2 hereto (such individuals, the “Athena Insiders”) (each such Target Holder or Athena Insider and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.02 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, SPAC, the Sponsor and the other parties thereto are party to that certain Registration Rights Agreement, dated as of October 19, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of [•] (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Time Is Now Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly owned subsidiary of the Company, the Target, SPAC and ND Group B.V., a Dutch private limited liability company;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders received ordinary shares in the capital of the Company, with a nominal value of EUR 0.12 per share (the “Target Holder Ordinary Shares”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Sponsor and the Athena Insiders, as applicable, received ordinary shares in the capital of the Company (the “Sponsor and Athena Insiders Ordinary Shares” and together with the Target Holder Ordinary Shares, the “Ordinary Shares”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders have the right to receive Earnout Shares, as defined in the Merger Agreement (the “Earnout Shares”), in accordance with the terms and conditions set forth in the Merger Agreement;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, SPAC, the Sponsor and the other parties to the Original RRA desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.09.

“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.09.

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“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, any other principal executive officer, the Chief Financial Officer or any other principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Athena Insiders” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.04(a).

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.01(d).

“Earnout Shares” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1 Shelf” shall have the meaning given in Section 2.01(a).

“Form F-3 Shelf” shall have the meaning given in Section 2.01(a).

“Holder Information” shall have the meaning given in Section 4.01(b).

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Joinder” shall have the meaning given in Section 5.09.

“Maximum Number of Securities” shall have the meaning given in Section 2.01(e).

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.01(d).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.04(a).

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“Permitted Transferees” shall mean (i) any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities or (ii) any other person or entity with the prior written consent of the Company, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company, and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.02(a).

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of SPAC’s initial public offering, including any Ordinary Shares issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares and any other equity security (including the Private Placement Warrants and any other warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding Ordinary Shares or any other equity security (including warrants to purchase Ordinary Shares and Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Ordinary Shares; (d) any Earnout Shares, and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c), (d) or (e) above by way of a stock dividend or stock split or in connection with a conversion, distribution, exchange, reclassification, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered to the Holder by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold, transferred, disposed of or exchanged without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable and documented fees and disbursements of counsel for the Company;

Annex H-3

(e) reasonable and documented fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable and documented fees and expenses of one legal counsel (not to exceed $75,000 in the aggregate for each Registration without prior approval of the Company) selected by the majority in interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.01(e).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“SPAC” shall have the meaning given in the Preamble hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor and Athena Insiders Ordinary Shares” shall have the meaning given in the Preamble hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.01(d).

“Withdrawal Notice” shall have the meaning given in Section 2.01(f).

ARTICLE II
REGISTRATIONS

Section 2.01 Shelf Registration.

(a) Filing. As soon as practicable but no later than sixty calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf

Annex H-4

continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement, as defined below) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. The Company’s obligations under this Section 2.01(a), shall, for the avoidance of doubt, be subject to Section 3.04.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.04, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.01(b), shall, for the avoidance of doubt, be subject to Section 3.04.

(c) Additional Registrable Securities. Subject to Section 3.04, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of (i) the Sponsor or (ii) a Holder of at least five percent of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar year for each of the Sponsor, the Target Holders, and the Athena Insiders for an aggregate of not more than five additional Registrations per calendar year pursuant to this Agreement.

(d) Requests for Underwritten Shelf Takedowns. Subject to Section 3.04, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Athena Insider or a Target Holder (any of the Sponsor, an Athena Insider or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall (i) include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total gross offering price reasonably expected to exceed, in the aggregate, $25 million or (ii) cover all of the remaining Registrable Securities held by the Demanding Holder, provided that the total offering price is reasonably expected to exceed $15 million in the aggregate (each of the circumstances described in (i) and (ii), the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.04(d), the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Athena

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Insiders and the Target Holders may each demand not more than two Underwritten Shelf Takedowns pursuant to this Section 2.01(d) in any twelve month period, for an aggregate of not more than six Underwritten Shelf Takedowns pursuant to this Section 2.01(d) in any twelve month period. Notwithstanding anything to the contrary in this Agreement, the Company may effectuate any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering.

(e) Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders of the Company, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by the Company or by other Holders of Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Athena Insider or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.01(d), unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Athena Insider or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Athena Insider or such Target Holder, as applicable, for purposes of Section 2.01(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.01(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.01(f).

Annex H-6

Section 2.02 Piggyback Registration.

(a) Piggyback Rights. Subject to Section 2.04(c), if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.01), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.02(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.02(a) to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to Section 2.02 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(i) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(i) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without

Annex H-7

exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(ii)    if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.02(a), pro rata, based on the respective number of Registrable Securities that such Holder has requested be included in such Underwritten Offering relative to the aggregate number of Registrable Securities that all Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(iii)    if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.01 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.01(e).

(c) Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.01(f)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.01(f)), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.02(c).

(d) Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.01(f), any Piggyback Registration effected pursuant to this Section 2.02 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.01(d) hereof.

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Section 2.03 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior (to the extent notice of an Underwritten Offering has been provided) to and the ninety day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 2.03 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their affiliates) hold at least 5% of the issued and outstanding Ordinary Shares and each of the Company’s directors and executive officers have agreed to a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Section 2.03 shall only apply for so long as such Holder (together with its affiliates) holds at least five percent of the issued and outstanding Ordinary Shares.

Section 2.04 Block Trades; Other Coordinated Offerings.

(a) Notwithstanding any other provision of this Article II, but subject to Section 3.04, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $25 million in the aggregate, net of underwriting discounts and commissions or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, provided that the total offering price is reasonably expected to exceed $15 million in the aggregate, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least three business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the Registration Statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

(b) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.04(b).

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.02 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

(d) The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(e) A Demanding Holder in the aggregate may demand no more than two Block Trades or Other Coordinated Offerings pursuant to this Section 2.04 in any twelve month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.04 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.01(d) hereof.

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ARTICLE III
COMPANY PROCEDURES

Section 3.01 General Procedures. In connection with any Shelf and/or Shelf Takedown and/or other disposition of Registrable Securities pursuant to a Registration Statement contemplated herein (to the extent applicable), the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

(a) prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, (i) as may be reasonably requested by (x) the Sponsor or (y) any Holder that holds at least five percent of the Registrable Securities registered on such Registration Statement or (z) any Underwriter of Registrable Securities or (ii) as may be required by the rules, regulations or instructions applicable to the Registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such Registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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(h) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.04), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.04 hereof;

(j) in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k) use its commercially reasonable efforts to obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority in interest of the participating Holders;

(l) in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, use its commercially reasonable efforts to obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion or negative assurance letter, as applicable, is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders, as applicable;

(m) in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

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(o) with respect to an Underwritten Offering pursuant to Section 2.01(d), use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

Section 3.02 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.03 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.03 shall not affect the Registration of the other Registrable Securities to be included in such Registration.

Section 3.04 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed.

(b) Subject to Section 3.04(d), if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, then the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.04(b), the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company (which such notice the Company shall immediately provide to such Holder upon the expiration of any period during which the Company exercised its rights under this Section 3.04), that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

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(c) Subject to Section 3.04(d), (a) during the period starting with the date sixty days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable best efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.01(d), Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.01(d) or Section 2.04.

(d) The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.04(b) or a registered offering pursuant to Section 3.04(c) shall be exercised by the Company in the aggregate, for not more than ninety consecutive calendar days or more than one hundred and twenty total calendar days in each case, during any twelve month period.

Section 3.05 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.05. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) to the extent required by the transfer agent deliver the necessary legal opinions or instruction letters, as applicable, to the transfer agent in connection with the instruction under subclause (a). Following such time as Rule 144 is available, with a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (a) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.01 Indemnification. ~~(a)~~(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its

Annex H-13

directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under Section 4.01 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.01(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.01(a), 4.01(b) and 4.01(c) above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with

Annex H-14

any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.01(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.01(e). No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.01(e) from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

Section 5.01 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Next.e.GO N.V., Lilienthalstraße 152068 Aachen, Germany, attention: Eelco Van der Leij, Email: eelco.van-der-leij@e-go-mobile.com, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten days after delivery of such notice as provided in this Section 5.01.

Section 5.02 Assignment; No Third Party Beneficiaries. ~~(a)~~(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) Subject to Section 5.02(d) and Section 5.02(e), this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Target Holders, the Athena Insiders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Athena Insiders or Target Holders shall be permitted to transfer its rights hereunder as the Athena Insiders or Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Athena Insider or Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Athena Insider or Target Holder or such transferees) and (ii) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees).

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

(d) This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.02 hereof.

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.01 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.02 shall be null and void.

Section 5.03 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Annex H-15

Section 5.04 Governing Law; Venue; Trial By Jury. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISION OF SUCH JURISDICTION, AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 5.05 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Athena Insider so long as such Athena Insider and its respective affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder of Ordinary Shares, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.06 Other Registration Rights. The Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Ordinary Shares (or securities convertible into or exchangeable for Ordinary Shares) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares, (ii) an Athena Insider, for so long as such Athena Insider and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares, and (iii) a Target Holder, for so long as such Target Holder and its affiliates hold, in the aggregate, at least three percent of the outstanding Ordinary Shares; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Section 5.07 Term. This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.05 and Article IV shall survive any termination.

Annex H-16

Section 5.08 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Section 5.09 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.02 hereof, subject to the prior written consent of each of the Sponsor, each Athena Insider and each Target Holder (in each case, so long as such Holder and its affiliates hold at least three percent of the outstanding Ordinary Shares), the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.

Section 5.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.11 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

Section 5.12 Further Assurances. From time to time, at another party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[Signature Page Follows]

Annex H-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
NEXT.E.GO B.V.
a Dutch private limited liability company
By:
Name:
Title:
SPONSOR:
ATHENA CONSUMER ACQUISITION SPONSOR LLC,
a Delaware limited liability company
By:
Name: Isabelle Freidheim
Title: Managing Member

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex H-18

Schedule 1

FORMER STOCKHOLDERS AND HOLDERS OF CONVERTIBLE LOANS OF NEXT.E.GO MOBILE SE

Schedule 1 — Former Stockholders of Next.E.Go Mobile SE

Annex H-19

Schedule 2

CERTAIN OFFICERS AND DIRECTORS OF SPAC

Schedule 2 — Certain Officers and Directors of SPAC

Annex H-20

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

Exhibit A — Registration Rights Agreement Joinder

Annex H-21

Annex I

FORM OF
PUBLIC WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This PUBLIC WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [•], by and among Athena Consumer Acquisition Corporation, a Delaware corporation (the “Company”), Next.e.GO B.V., a Dutch private limited liability company, to be converted into a public limited liability Company and renamed Next.e.GO N.V. promptly following the Share Exchange as defined below (“TopCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Public Warrant Agreement, dated as of October 19, 2021 and amended and restated as of March 24, 2022, and filed with the United States Securities and Exchange Commission as part of an annual report on 10-K on March 24, 2022 (as amended, including all Exhibits thereto, the “Existing Public Warrant Agreement”);

WHEREAS, the Company has issued and sold 11,500,000 redeemable warrants as part of units to public investors in a public offering (the “Warrants”) to purchase the Company’s Class A common stock, par value $0.0001 per share (“Class A Stock”) with each whole Warrant being exercisable for one share of Class A Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Public Warrant Agreement;

WHEREAS, the Company, Next.e.GO Mobile SE, a European public company (Societas Europaea), TopCo, and Time is Time Merger Sub, Inc. (“Merger Sub”) entered into that certain Business Combination Agreement, dated as of July [28], 2022 (the “Business Combination Agreement”);

WHEREAS, on [•], pursuant to the provisions of the Business Combination Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (the “Surviving Company”), and immediately following the Merger, TopCo acquired as a contribution in kind on newly issued ordinary shares of TopCo with a par value of EUR 0.12 per share (“TopCo Shares”) all shares of common stock of the Surviving Company that were issued in the Merger (the “Share Exchange” and together with the Merger the “Transaction”) and the Surviving Company became a wholly owned subsidiary of TopCo;

WHEREAS, as provided in Section 4.5 of Existing Public Warrant Agreement, the Warrants are no longer exercisable for Class A Stock but instead are exercisable (subject to the terms and conditions of the Existing Public Warrant Agreement as amended hereby) for TopCo Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Public Warrant Agreement);

WHEREAS, TopCo has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Public Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for TopCo Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Public Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Public Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of Existing Public Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Public Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Public Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

Annex I-1

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I
ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to TopCo all of the Company’s right, title and interest in and to the Existing Public Warrant Agreement (as amended hereby) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Public Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for TopCo Shares pursuant to the terms and conditions of the Existing Public Warrant Agreement (as amended hereby). TopCo consents to payment of the Warrant Price (as defined in the Existing Public Warrant Agreement) in a currency other than Euro upon an exercise of such warrants for TopCo Shares in accordance with the terms of the Existing Public Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Public Warrant Agreement by the Company to TopCo pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Public Warrant Agreement by TopCo from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Public Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Public Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Public Warrant Agreement and this Agreement.

ARTICLE II
AMENDMENT OF EXISTING WARRANT AGREEMENTS

The Company and the Warrant Agent hereby amend the Existing Public Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Public Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Athena Consumer Acquisition Corporation, a Delaware corporation” in the Existing Public Warrant Agreement shall refer instead to “Next.e.GO N.V., a public limited liability company incorporated under the laws of the Netherlands”. As a result thereof, all references to the “Company” in the Existing Public Warrant Agreement shall be references to Next.e.GO N.V. rather than to Athena Consumer Acquisition Corporation.

Section 2.2 Reference to TopCo Shares. All references to “Class A common stock” and “$0.0001 par value” in the Existing Public Warrant Agreement shall refer instead to “ordinary shares in the capital of TopCo” and “with a par value of EUR 0.12 per share”, respectively. As a result thereof, all references to “Common Stock” in the Existing Public Warrant Agreement shall be references to TopCo Shares rather than to Class A Stock.

Section 2.3 Notice. The address for notices to the Company set forth in Section 9.2 of Existing Public Warrant Agreement is hereby amended and restated in its entirety as follows:

Next.e.GO N.V.
Lilienthalstraße 1
52068 Aachen, Germany
Attention: [•]
Email: [•]

Annex I-2

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

Section 3.2 Examination of the Existing Public Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Public Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Public Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Public Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

Annex I-3

IN WITNESS WHEREOF, TopCo, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

ATHENA CONSUMER ACQUISITION CORPORATION
By:
Name:
Title:

NEXT.E.GO B.V.
By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title:

[Signature Page to PubliC Warrant Assumption Agreement]

Annex I-4

Annex J

FORM OF
PRIVATE WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This PRIVATE WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [•], by and among Athena Consumer Acquisition Corporation, a Delaware corporation (the “Company”), Next.e.GO B.V., a Dutch private limited liability company, to be converted into a public limited liability Company and renamed Next.e.GO N.V. promptly following the Share Exchange as defined below (“TopCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Private Warrant Agreement, dated as of October 19, 2021 and amended and restated as of March 24, 2022, and filed with the United States Securities and Exchange Commission as part of an annual report on 10-K on March 24, 2022 (as amended, including all Exhibits thereto, the “Existing Private Warrant Agreement”);

WHEREAS, the Company has issued and sold 530,000 warrants as part of the private placement units to Athena Consumer Acquisition Sponsor LLC (the “Sponsor”), (collectively, the “Private Placement Warrants”) to purchase the Company’s Class A common stock, par value $0.0001 per share (“Class A Stock”), with each Private Placement Warrant being exercisable for one share of Class A Stock and with an exercise price of $11.50 per share;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial business combination, the Sponsor or affiliates of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 150,000 units, which will include up to an aggregate of 75,000 warrants (the “Working Capital Warrants”, and together with the Private Placement Warrants, the “Warrants”);

WHEREAS, all of the Warrants are governed by the Existing Private Warrant Agreement;

WHEREAS, the Company, Next.e.GO Mobile SE, a European public company (Societas Europaea), TopCo, and Time is Now Merger Sub, Inc. (“Merger Sub”) entered into that certain Business Combination Agreement, dated as of July [28], 2022 (the “Business Combination Agreement”);

WHEREAS, on [•], pursuant to the provisions of the Business Combination Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (the “Surviving Company”), and immediately following the Merger, TopCo acquired as a contribution in kind on newly issued ordinary shares of TopCo with a par value of EUR 0.12 per share (“TopCo Shares”) all shares of common stock of the Surviving Company that were issued in the Merger (the “Share Exchange” and together with the Merger the “Transaction”) and the Surviving Company became a wholly owned subsidiary of TopCo;

WHEREAS, as provided in Section 4.5 of Existing Private Warrant Agreement, the Warrants are no longer exercisable for Class A Stock but instead are exercisable (subject to the terms and conditions of the Existing Private Warrant Agreement as amended hereby) for TopCo Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Private Warrant Agreement);

WHEREAS, TopCo has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Private Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for TopCo Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Private Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Private Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and

Annex J-1

WHEREAS, Section 9.8 of Existing Private Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Private Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Private Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I
ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to TopCo all of the Company’s right, title and interest in and to the Existing Private Warrant Agreement (as amended hereby) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Private Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for TopCo Shares pursuant to the terms and conditions of the Existing Private Warrant Agreement (as amended hereby). TopCo consents to payment of the Warrant Price (as defined in the Existing Private Warrant Agreement) in a currency other than Euro upon an exercise of such warrants for TopCo Shares in accordance with the terms of the Existing Private Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Private Warrant Agreement by the Company to TopCo pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Private Warrant Agreement by TopCo from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Private Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Private Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Private Warrant Agreement and this Agreement.

ARTICLE II
AMENDMENT OF EXISTING WARRANT AGREEMENTS

The Company and the Warrant Agent hereby amend the Existing Private Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Private Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Athena Consumer Acquisition Corporation, a Delaware corporation” in the Existing Private Warrant Agreement shall refer instead to “Next.e.GO N.V., a public limited liability company incorporated under the laws of the Netherlands”. As a result thereof, all references to the “Company” in the Existing Private Warrant Agreement shall be references to Next.e.GO N.V. rather than to Athena Consumer Acquisition Corporation.

Section 2.2 Reference to TopCo Shares. All references to “Class A common stock” and “$0.0001 par value” in the Existing Private Warrant Agreement shall refer instead to “ordinary shares in the capital of TopCo” and “with a par value of EUR 0.12 per share”, respectively. As a result thereof, all references to “Common Stock” in the Existing Private Warrant Agreement shall be references to TopCo Shares rather than to Class A Stock.

Annex J-2

Section 2.3 Notice. The address for notices to the Company set forth in Section 9.2 of Existing Private Warrant Agreement is hereby amended and restated in its entirety as follows:

Next.e.GO N.V.
Lilienthalstraße 1
52068 Aachen, Germany
Attention: [•]
Email: [•]

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

Section 3.2 Examination of the Existing Private Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Private Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Private Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Private Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

Annex J-3

IN WITNESS WHEREOF, TopCo, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

ATHENA CONSUMER ACQUISITION CORPORATION
By:
Name:
Title:

NEXT.E.GO B.V.
By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title:

[Signature Page to Private Warrant Assumption Agreement]

Annex J-4

Annex L

July 27, 2022

Board of Directors of
Athena Consumer Acquisition Corp.
442 5th Avenue
New York, NY 10018

Dear Members of the Board of Directors:

We understand that Athena Consumer Acquisition Corp., a Delaware corporation (“Athena”), proposes to enter into a Business Combination Agreement, dated as of July 27, 2022 (the “Business Combination Agreement”), by and among Next.e.GO Mobile SE, a German company (the “Company”), Next.e.GO B.V., a Dutch private limited liability company and wholly-owned subsidiary of the Company (“TopCo”), and Time is Now Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of TopCo (“Merger Sub”), pursuant to which, Merger Sub will merge with and into Athena (the “Merger”) with Athena surviving the Merger (the “Surviving Company”).

After giving effect to the Merger, the Surviving Company will become a direct, wholly-owned subsidiary of TopCo, and (a) the shares of Class B common stock, par value $0.0001 per share, of Athena (the “SPAC Class B Stock”) will automatically convert into shares of Class A common stock, par value $0.0001 per share, of Athena (“SPAC Class A Stock”); (b) each issued and outstanding share of SPAC Class A Stock will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter; (c) each of the resulting shares of Surviving Company Common Stock will be exchanged for one ordinary share in the share capital of TopCo (a “TopCo Ordinary Share”); and (d) each of the SPAC Private Placement Warrants and SPAC Public Warrants (collectively the “SPAC Warrants”) outstanding immediately prior to the Effective Time will be converted into a warrant that is exercisable for an equivalent number of TopCo Ordinary Shares on the same contractual terms and conditions as were in effect with respect to such SPAC Warrant immediately prior to the Effective Time.

The terms of the transaction (the “Transaction”) are more fully set forth in the Business Combination Agreement and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Business Combination Agreement.

You have requested our opinion as to (i) the fairness, from a financial point of view, of the Transaction to Athena and its unaffiliated stockholders, and (ii) whether the Company has a fair market value equal to at least 80 percent of the assets held in Athena’s trust account (the “80 Percent Test”) at the time of Athena’s execution of the Business Combination Agreement (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) (each an “Opinion” and, together, the “Opinions”).

In connection with our review of the Transaction and in arriving at our Opinions, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

1.    the draft of the Business Combination Agreement, dated July 26, 2022;

2.    certain documents filed by Athena with the U.S. Securities and Exchange Commission (the “SEC”), including the registration statement filed on Form S-1 during 2021, its Rule 424(b)(4) final prospectus filed with the SEC on October 21, 2021 and various reports filed with the SEC pursuant to the Securities and Exchange Act of 1934, as amended;

3.    certain publicly available business and financial information relating to Athena and the Company that we deemed to be relevant;
Annex L-1

4.    the Company’s historical financial statements for the calendar years ended December 31, 2020 and December 31, 2021;

5.    certain non-public financial and business information provided to us by Athena, the Company, and their advisors;

6.    certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections or estimates for fiscal years 2022 through 2025 prepared by the management of the Company relating to the Company;

7.    certain industry and research reports;

8.    the reported historical price and trading activity for the securities of Athena, compared to certain financial stock market information for Athena with that similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations, and other studies and analyses it deemed appropriate; and

9.    other documents made available in the Company’s virtual data room.

We have spoken with certain members of the management teams of Athena and the Company and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters. We participated in financial and business diligence calls with executive management of Athena, their advisors, and the Company, regarding, among other things, certain financial projections created by the Company, the business and financial results and outlook of the Company and the Transaction structure and background. We have also compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed to be relevant. In addition, we have conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our Opinions.

In reviewing the Transaction, financial analyses, and in rendering our Opinions, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and assume no responsibility regarding such data, material, and other information. We have relied upon Athena to advise us promptly if any information provided became inaccurate or had to be updated during the period of our review. If the foregoing assumptions are inaccurate, our Opinions could be materially affected. The Company does not publicly disclose internal financial information of the type provided to us in connection with our review of the Transaction. As a result, such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure.

We have relied upon and assumed, without independent verification, there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or our Opinions, and there is no information or any facts that would make the information reviewed by us incomplete or misleading. In addition, we have assumed with your permission that the Company will have sufficient liquidity to pay its operating expenses and debts when they become due through the end of fiscal year 2024. We have also assumed that between the date the Business Combination Agreement is signed and the date the Transaction closes, the parties to the Transaction will cooperate and use commercially reasonable efforts to provide for the Company to (a) consummate a financing transaction in an amount up to $50,000,000, (b) issue a promissory note to be secured by certain intellectual property of the Company and (c) enter into an equity line of credit to go into effect following the closing of the Transaction.

We have assumed, with your consent, there will be no cash redemptions paid to existing Athena stockholders from Athena’s trust account. We have assumed that the final form of the Business Combination Agreement will be substantially similar to the draft we reviewed, dated July 26, 2022 (the “Draft Agreement”) without modification of material terms or conditions. We have assumed that the Transaction will be consummated under the terms of the Business Combination Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder, including the minimum cash condition of $50,000,000 to be comprised of certain financing

Annex L-2

transactions and/or cash available in Athena’s trust account. We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Business Combination Agreement and all other related documents and instruments that are referred to therein are true and correct in all material respects to our analysis, (b) each party to the Business Combination Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party and (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof. In arriving at our Opinions, we have assumed, with your consent, all the regulatory approvals and consents required for the Transaction to be consummated pursuant to the terms of the Business Combination Agreement will be obtained in a manner that will not adversely affect Athena or the Company or alter the terms of the Transaction.

In addition, at your direction, we have assumed that all projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company. At your direction, we have assumed that all projections and estimates provide a reasonable basis on which to evaluate the Company and the Transaction and we have, at your direction, used and relied upon such projections and estimates for purposes of our analyses and in arriving at our Opinions. You and the Company have advised us that no projections nor estimates will need to be revised or adjusted based on the final redemptions from the Athena trust account and that no changes to the projections and estimates are required as of the date of the Draft Agreement. We express no view or opinion with respect to any projections or estimates or the assumptions on which they are based nor do we undertake any obligation to update our analysis or Opinions in the event of any material changes to such projections or estimates.

For purposes of our financial analyses and our Opinions, with your consent, we (a) did not perform any financial analyses to evaluate the value of TopCo or to derive valuation references ranges for any shares of TopCo for purposes of comparison with the consideration to be paid in the Transaction or otherwise, and (b) have assumed that the value of each share of TopCo Ordinary Shares is equal to the original issue price per share of the Athena Class A Shares (which you have advised us is $10.00 per share).

In arriving at our Opinions, we have performed no appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of the Company, including any intellectual property for which the Company might receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company. We express no opinion regarding the liquidation value of any entity. In arriving at the Opinions, we have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company or its affiliates is a party or may be subject and at the Company’s direction and with its consent, in arriving at our Opinions, we have made no assumption about and therefore have not considered, the possible assertion of claims, outcomes, damages, or recoveries arising out of any such matters.

None of the companies we may have used in any analysis for purposes of comparison is identical to the Company or the Transaction. Accordingly, our analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Company and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies. We also have considered no potential judicial, legislative, or regulatory changes pending or being considered or that may be adopted by any judicial, governmental, or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.

The Opinions are based upon the financial, market, economic, and other conditions that exist on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial, and stock markets have from time-to-time experienced unusual volatility, and we express no opinion or view as to any potential effects of such volatility on the Transaction and the Opinions do not address potential developments in any such markets. In addition, we express no opinion or view as to any potential effects of the COVID-19 pandemic on the Transaction, Athena or the Company. It should be understood that subsequent developments may affect the Opinions and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinions that may come or be brought to our attention after the date of the Opinions. We have not undertaken to reaffirm or revise the Opinions or otherwise comment upon any events after the date hereof, including with respect to the projections or estimates relied upon in arriving at our Opinions, and have no obligation to update, revise or reaffirm the Opinions.

Annex L-3

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. Our research analysts may hold opinions, make statements or recommendations, or publish research reports regarding the Company or the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.

The Opinions are furnished under our engagement letter, dated July 7, 2022 (the “Engagement Letter”), and are directed to the Board of Directors of Athena (the “Board”) in connection with its consideration of the Transaction. The Opinions are furnished solely to be used by the Board as only one input to consider in its process of analyzing the Transaction and is not intended to be and does not constitute a recommendation to any member of the Board or any stockholder of Athena as to how such director or stockholder should act or vote regarding the Transaction or any other matter. Notwithstanding the foregoing, the Board may rely upon the Opinions. The Opinions delivered to the Board are subject to the conditions, scope of engagement, limitations, and understandings in this opinion and in the Engagement Letter.

The Opinions address solely the fairness, from a financial point of view, of the Transaction to Athena and its unaffiliated stockholders and whether the Company has a fair market value that satisfies the 80 Percent Test. We were not requested to opine as to, and the Opinions do not address, the basic business decision of the Board, Athena or its stockholders to proceed with or effect the Transaction, or any solvency or fraudulent conveyance consideration relating to the Transaction. We express no opinion as to the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for Athena or any other party or the effect of any other transaction in which Athena or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or because of the Transaction by securityholders, officers, directors, or employees of the Company, or any other class of such persons, or relative to or in comparison with the consideration to be paid by Athena to the Company pursuant to the Business Combination Agreement. We have not been asked to consider, and the Opinions do not address, the solvency or viability of Athena to pay its obligations when they come due. We are not rendering any financial, legal, accounting, or other advice and understand that Athena is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Transaction.

We have not been requested to, and did not, (a) participate in negotiations regarding the Business Combination Agreement, (b) solicit any expressions of interest from any other parties regarding any business combination with Athena or any other alternative transaction or (c) advise the Board or any other party regarding alternatives to the Transaction. In addition, we were not requested to and did not provide advice regarding the structure or any other aspect of the Transaction, or to provide services other than the delivery of the Opinions. In the ordinary course of our business, we and our affiliates may actively trade securities of Athena for our own account or the account of our customers and, accordingly, we may hold a long or short position in such securities. We may seek to be engaged for compensation in the future to perform investment banking services for Athena or its founders, other parties to the Transaction, or the Company and certain of its affiliates.

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions and for estate, corporate and other purposes. We have been engaged by the Board to render the Opinions. We will receive a fee for rendering the Opinions that consists of a portion of the fee payable upon delivery of the opinion and the remaining portion of the fee payable upon the closing of the Transaction. In addition, Athena has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to providing the Opinions.

Preparing a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and applying those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at the Opinions, we attributed no particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Multiple analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must

Annex L-4

be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the Opinions. The conclusion reached by us, therefore, is based on applying our own experience and judgment to all analyses and factors considered by us. The Opinions were reviewed and approved by the Northland Securities Fairness Opinion Committee.

Other than as required by applicable law, the Opinions shall not be published, disclosed, or otherwise used, nor shall any public references to us be made, without our prior written approval. This letter and a summary thereof may be filed with or included in or with any registration, proxy or information statement required to be filed by Athena or TopCo with the SEC and delivered to the holders of Athena’s securities in connection with the Transaction. However, no reference to this letter or the Opinions in the registration, proxy or information statement may be made without our written consent and subject to our approval of the language that references this letter or the Opinions, which consent we will not unreasonably withheld, conditioned, or delayed.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, (a) the Transaction is fair, from a financial point of view, to Athena and its unaffiliated stockholders and (b) the Company has a fair market value equal to at least 80 percent of the assets held in Athena’s trust account at the time of Athena’s execution of the Business Combination Agreement (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust).

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Annex L-5

Sincerely,

Northland Securities, Inc.

By:
Jeff Peterson
Head of Investment Banking

Annex L-6

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

The Registrant is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) that will be converted into a public limited liability company (naamloze vennootschap) and its name will be changed to Next.e.GO N.V.

Under Dutch law, our directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to our company and to third parties for infringement of our articles of association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil and criminal liabilities. Subject to certain exceptions, our articles of association provide for indemnification of our current and former directors and other current and former officers and employees as designated by our board of directors. No indemnification under our articles of association shall be given to an indemnified person:

•        if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•        to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•        in relation to proceedings brought by such indemnified person against our company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to our articles of association, pursuant to an agreement between such indemnified person and our company which has been approved by our board of directors or pursuant to insurance taken out by our company for the benefit of such indemnified person; and

•        for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without our prior consent.

Under our articles of association, our board of directors may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Item 21.     Exhibits and Financial Statements Schedules

Exhibit Number	Description
2.1†

Business Combination Agreement, dated as of July 28, 2022, by and among Athena Consumer Acquisition Corp., Next.e.GO Mobile SE, Next.e.GO B.V. and Time is Now Merger Sub, Inc. (included as Annex A-1 to the proxy statement/prospectus which forms a part of this Registration Statement).

2.2†

First Amendment to Business Combination Agreement, dated as of September 29, 2022, by and between Athena Consumer Acquisition Corp. and Next.e.GO Mobile SE (included as Annex A-2 to the proxy statement/prospectus which forms a part of this Registration Statement).

3.1**	Amended and Restated Certificate of Incorporation of Athena Consumer Acquisition Corp.
3.2**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Athena Consumer Acquisition Corp., dated December 21, 2022.
3.3*

Form of Third Amended and Restated Certificate of Incorporation of Athena Consumer Acquisition Corp. (included as Annex B to the proxy statement/prospectus which forms a part of this Registration Statement).

3.4**	Bylaws of Athena Consumer Acquisition Corp.
3.5*	Form of Restated Articles of Next.e.GO B.V. (included as Annex C to the proxy statement/prospectus which forms a part of this Registration Statement).
4.1**	Specimen Unit Certificate of Athena Consumer Acquisition Corp.
4.2**	Specimen Class A Common Stock Certificate of Athena Consumer Acquisition Corp.
4.3**	Specimen Warrant Certificate of Athena Consumer Acquisition Corp.
4.4**	Amended and Restated Public Warrant Agreement, dated March 24, 2022, by and between Athena Consumer Acquisition Corp. and Continental Stock Transfer & Trust Company.
4.5*	Specimen Warrant Certificate of Next.e.GO B.V.
4.6

Form of Private Warrant Assignment, Assumption, and Amendment Agreement, by and between Next.e.GO B.V., Athena Consumer Acquisition Corp., and Continental Stock Transfer and Trust Company (included as Annex J to the proxy statement/prospectus which forms a part of this Registration Statement).

4.7

Form of Public Warrant Assignment, Assumption, and Amendment Agreement, by and between Next.e.GO B.V., Athena Consumer Acquisition Corp., and Continental Stock Transfer and Trust Company (included as Annex I to the proxy statement/prospectus which forms a part of this Registration Statement).

5.1	Form of Opinion of NautaDutilh N.V. as to the validity of the common shares.
8.1	Opinion of White & Case LLP regarding certain U.S. federal income tax matters.
8.2	Form of Opinion of NautaDutilh N.V. regarding certain Dutch tax matters.
8.3	Form of Opinion of Flick Gocke Schaumburg Partnerschaft mbH regarding certain German tax matters.
10.1†**

Shareholder Undertaking, dated as of July 28, 2022, by and among Athena, e.GO, and the e.GO Shareholders party thereto (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).

10.2†**	Lender Undertaking, dated as of July 28, 2022, by and among Athena, e.GO, and the Lenders thereto (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement).
10.3**

Sponsor Letter Agreement, dated as of July 28, 2022, by and among Athena Consumer Acquisition Corp., Next.e.GO Mobile SE, and Athena Consumer Acquisition Sponsor, LLC (included as Annex F-1 to the proxy statement/prospectus which forms a part of this Registration Statement).

10.4**

First Amendment to Sponsor Letter Agreement, dated as of September 29, 2022, by and between Athena Consumer Acquisition Corp. and Next.e.GO Mobile SE (included as Annex F-2 to the proxy statement/prospectus which forms a part of this Registration Statement).

10.5**

Shareholder Lock-Up Agreement, dated July 28, 2022, by and among substantially all e.GO Shareholders and TopCo (included as Annex G to the proxy statement/prospectus forming a part of this Registration Statement).

Exhibit Number	Description
10.6**

Form of Amended and Restated Registration Rights Agreement, by and among Merger Sub PLC, Athena Consumer Acquisition Sponsor, LLC, existing e.GO Shareholders Limited, and the other parties listed on the signature pages thereto (included as Annex H to the proxy statement/prospectus which forms a part of this Registration Statement).

10.7*

Form of Earn-out Agreement by and among TopCo, the Company Shareholders (as defined therein), the Lenders (as defined therein) and Athena (included as Annex K to the proxy statement/prospectus which forms a part of this Registration Statement).

10.8†**	Credit Agreement, dated September 29, 2022, by and among the Company, Brucke Funding LLC and certain lenders thereto, and Brucke Agent LLC as administrative and collateral agent.
10.9†**	Amendment No. 1 to the Credit Agreement, dated October 17, 2022, by and among the Company, Brucke Funding LLC and certain lenders thereto, and Brucke Agent LLC as administrative and collateral agent.
10.11**	Form of Convertible Loan Agreement.
10.12**	Form of Convertible Loan Agreement (PIPE).
10.13**	Form of Director and Officer Indemnification Agreement.
10.14**	Form of Long-Term Incentive Plan of Next.e.GO B.V.
10.15**	Extension Promissory Note, dated January 17, 2023, between Athena Consumer Acquisition Corp. and Athena Consumer Acquisition Sponsor LLC.
10.16**	Working Capital Promissory Note, dated January 17, 2023, between Athena Consumer Acquisition Corp. and Athena Consumer Acquisition Sponsor LLC.
10.17†**	Agreement for Granting State Aid to Beneficiary of Technological Industrial Development Zone by and among the Republic of North Macedonia, Next.e.GO MOBILE DOOEL and Next.e.GO Mobile SE.
10.18†**	Commercial Lease Agreement by and among Next.e.GO Mobile SE and TRIWO Technopark Aachen Leasing GmbH & Co. KG, Germany, dated January 20, 2021.
10.19†**	Joint Venture Contract for the Establishment and Operation of Next.e.GO Bulgaria AD by and among Next.e.GO Mobile SE, Advance Properties OOD and Next.e.GO Bulgaria AD, dated December 23, 2021.
10.20†**	Strategic Cooperation Agreement by and among Next.e.GO Mobile SE, Hiyacar Limited, Sun Capital International (Europe) Limited, dated May 25, 2022.
21.1**	List of Subsidiaries of Next.e.GO B.V.
23.1	Consent of WithumSmith+Brown, PC, auditor to Athena Consumer Acquisition Corp.
23.2	Consent of Grant Thornton AG, auditor to Next.e.GO Mobile SE.
23.3	Consent of NautaDutilh N.V. (included in Exhibit 5.1).
23.4	Consent of White & Case LLP (included in Exhibit 8.1).
23.5	Consent of NautaDutilh N.V. (included in Exhibit 8.2).
23.6	Consent of Flick Gocke Schaumburg Partnerschaft mbH (included in Exhibit 8.3).
24.1	Power of Attorney (included on the signature page hereto).
99.1	Form of Proxy Card for the Special Meeting of Athena Stockholders.
99.2**	Consent of Mr. Ali Vezvaei to serve as a director.
99.3**	Consent of Ms. Isabelle Freidheim to serve as a director.
99.4**	Consent of Mr. Ulrich Hermann to serve as a director.
99.5**	Consent of Mr. Markus Michel to serve as a director.
99.6**	Consent of Mr. Eelco Van Der Leij to serve as a director.
99.7**	Consent of Ms. Navjeet (Dolly) Singh to serve as a director.
99.8**	Consent of Ms. Minneola (Minnie) P. Ingersoll to serve as a director.
107**	Filing Fee Table.

____________

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*        To be filed by amendment.

**      Previously filed.

Item 22.     Undertakings

(a)     The undersigned registrant hereby undertakes:

1)      to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

i.       to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

iii.     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2)      that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3)      to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4)      to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering;

5)      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes as follows:

1)      that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2)      that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aachen, Germany, on the 26th day of June 2023.

Next.e.GO B.V.
By:	/s/ Ariane Martini
Name:	Ariane Martini
Title:	Managing Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Eelco van der Leij and Anthony Winslow Neidlinger Jr., and each of them, as their true and lawful attorney-in-fact, with full power of substitution and resubstitution for them and in their name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Ariane Martini	Managing Director	June 26, 2023
Ariane Martini	(Principal Executive Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America has signed this registration statement on Form F-4 in Newark, Delaware, on the 26th day of June 2023.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Partner